                                              Filed pursuant to Rule 424(b)(1)
                                              Registration No. 333-23935

                           PROXY STATEMENT-PROSPECTUS
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         GENERAL INSTRUMENT CORPORATION
              COMBINED ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 23, 1997
                            ------------------------

                            NEXTLEVEL SYSTEMS, INC.
                                   PROSPECTUS
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

                                COMMSCOPE, INC.
                                   PROSPECTUS
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                            ------------------------

    This Proxy Statement-Prospectus (the "Proxy Statement") is being furnished to the stockholders of General Instrument Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Combined Annual and Special Meeting of Stockholders (the "Meeting") of the Company to be held on Wednesday, July 23, 1997 at 2:00 p.m., local time, at the Wyndham Garden Hotel, Chicago, Illinois and any adjournment or postponement thereof.

    At the Meeting, the stockholders of the Company will be asked to consider and vote upon the following three related proposals (collectively, the "Distribution Proposals"): PROPOSAL ONE: Approval of (i) the internal mergers and stock and asset transfers intended to allocate the assets and liabilities relating to (a) the manufacture and sale of broadband communications products used in the cable television, satellite and telecommunications industries (the "Communications Business") to the Company's indirect wholly owned subsidiary, NextLevel Systems, Inc., a Delaware corporation ("NextLevel Systems"), (b) the manufacture and sale of coaxial, fiber optic and other electronic cable used in the cable television, satellite and other industries (the "Cable Manufacturing Business") to the Company's indirect wholly owned subsidiary, CommScope, Inc., a Delaware corporation ("CommScope"), and (c) the manufacture and sale of discrete power rectifiers and transient voltage suppression components used in telecommunications,

                                                                     (CONTINUED)

                         ------------------------------

    THIS PROXY STATEMENT ALSO CONSTITUTES THE PROSPECTUS OF EACH OF NEXTLEVEL SYSTEMS AND COMMSCOPE WITH RESPECT TO SHARES OF NEXTLEVEL SYSTEMS COMMON STOCK AND COMMSCOPE COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE DISTRIBUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 29 HEREIN FOR A DISCUSSION OF CERTAIN RISKS DESERVING SPECIAL CONSIDERATION.
                             ---------------------
 THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE DISTRIBUTION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY
        STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROXY STATEMENT- PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement-Prospectus is June 13, 1997.

(COVER PAGE CONTINUED)

automotive and consumer electronic products (the "Power Semiconductor Business") to General Semiconductor (as defined), (ii) a special dividend, consisting of the distribution to the holders of the Company's outstanding shares of common stock, par value $.01 per share (the "GI Common Stock"), of the outstanding shares of common stock, par value $.01 per share (the "NextLevel Systems Common Stock"), of NextLevel Systems, followed, prior to the opening of business on the next business day, by another special dividend, consisting of the distribution to the holders of NextLevel Systems Common Stock (which holders also will be the stockholders of the Company) of the outstanding shares of common stock, par value $.01 per share (the "CommScope Common Stock"), of CommScope, on the basis described herein (such two dividends being collectively referred to as the "Distribution") and (iii) the Distribution Agreement, dated as of June 12, 1997, among the Company, NextLevel Systems and CommScope, as the same may be amended, supplemented or modified from time to time (the "Distribution Agreement"); PROPOSAL TWO: Approval of an amendment to the Certificate of Incorporation of the Company to change the name of the Company to General Semiconductor, Inc. after the Distribution (the Company after the Distribution being referred to herein as "General Semiconductor" and the GI Common Stock after the Distribution being referred to herein as the "General Semiconductor Common Stock"); and PROPOSAL THREE: Approval of an amendment to the Certificate of Incorporation of the Company to effect a one for four reverse stock split of the General Semiconductor Common Stock immediately following the Distribution (if approved, each four shares of General Semiconductor Common Stock will be converted into one share of General Semiconductor Common Stock).

    THE EFFECTIVENESS OF PROPOSALS TWO AND THREE IS CONDITIONED UPON THE APPROVAL OF PROPOSAL ONE. IF PROPOSAL ONE IS NOT APPROVED, THE BOARD OF DIRECTORS OF THE COMPANY WILL REEVALUATE ITS INTENTION TO EFFECT THE DISTRIBUTION. AFTER SUCH REVIEW, THE BOARD COULD DETERMINE TO REVISE THE TERMS OF THE DISTRIBUTION AND EFFECT THE DISTRIBUTION AS REVISED OR ABANDON THE DISTRIBUTION. IF PROPOSAL ONE IS APPROVED, BUT ONE OR BOTH OF PROPOSALS TWO AND THREE ARE NOT APPROVED, THE COMPANY INTENDS TO PROCEED WITH THE DISTRIBUTION WITHOUT CHANGING THE NAME OF THE COMPANY OR EFFECTING THE REVERSE STOCK SPLIT OR BOTH, AS THE CASE MAY BE.

    The Board has further retained discretion, even if stockholder approval of the Distribution Proposals is obtained and the other conditions to the Distribution are satisfied, to abandon, defer or modify the Distribution or other elements contained in the Distribution Proposals, provided that following stockholder approval the Board will not make any change in the terms of the Distribution or the other elements of the Distribution Proposals unless the Board determines that such changes would not be materially adverse to the Company's stockholders.

    The Company has conditioned the Distribution on, among other things, receipt of a ruling from the Internal Revenue Service to the effect, among other things, that receipt of shares of NextLevel Systems Common Stock and CommScope Common Stock by stockholders of the Company will be tax free except with respect to cash received in lieu of fractional shares. This condition may not be waived or modified by the Board of Directors of the Company.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DISTRIBUTION PROPOSALS.

    In addition, stockholders will also be asked to vote upon the following proposals (collectively, the "Annual Meeting Proposals"): PROPOSAL FOUR:
Approval of an amendment to the Certificate of Incorporation of the Company to declassify the Board of Directors and to provide for the annual election of all directors; and PROPOSAL FIVE: The election of four directors. If the Distribution occurs, it is expected that all but one of the Company's directors will resign and be replaced by five new directors. The effectiveness of the Annual Meeting Proposals is not conditioned on the approval of the Distribution Proposals.

    Each stockholder of record as of the Meeting Record Date (as defined) is entitled at the Meeting to one vote for each share of GI Common Stock held. The affirmative vote of the holders of a majority of the

(COVER PAGE CONTINUED)

outstanding shares of GI Common Stock is required to approve each of the Distribution Proposals. The affirmative vote of the holders of a majority of the outstanding shares of GI Common Stock is also required to approve Proposal Four. The affirmative vote of the holders of a plurality of shares of GI Common Stock present in person or represented by proxy at the Meeting is required to elect the directors nominated pursuant to Proposal Five.

    The Board of Directors of the Company has fixed the close of business on June 10, 1997 (the "Meeting Record Date") as the record date for determining the holders of outstanding shares of GI Common Stock entitled to receive notice of, and to vote at, the Meeting. On that date, there were 137,193,118 shares of GI Common Stock issued and outstanding and entitled to vote at the Meeting. The Notice of Combined Annual and Special Meeting, this Proxy Statement and the form of proxy are first being mailed to stockholders of the Company on or about June 18, 1997.

    Any stockholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the Meeting and giving oral notice to the Secretary of the Company.

                             AVAILABLE INFORMATION

    NextLevel Systems and CommScope, as co-registrants, have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Proxy Statement is a part and which term shall encompass any amendments thereto) on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Proxy Statement does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Proxy Statement as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information about the Company, NextLevel Systems and CommScope and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof.

    The Company is (and after the Distribution, each of NextLevel Systems, General Semiconductor and CommScope will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files (and, after the Distribution, each of General Semiconductor, NextLevel Systems and CommScope will file) reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company (and, after the Distribution, to be filed by General Semiconductor, NextLevel Systems and CommScope) with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material or any part thereof may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates or may be accessed electronically on the Commission's Web site at http://www.sec.gov. The GI Common Stock is listed on the New York Stock Exchange (the "NYSE"), and reports and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                            ------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE OFFERING AND SOLICITATION MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF THE COMPANY, NEXTLEVEL SYSTEMS OR COMMSCOPE SINCE THE DATE HEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY HOLDER OF GI COMMON STOCK, TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO THE SECRETARY, GENERAL INSTRUMENT CORPORATION, 8770 WEST BRYN MAWR AVENUE, CHICAGO, ILLINOIS 60631, TELEPHONE
(773) 695-1000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JULY 18, 1997.

    The following documents filed by the Company with the Commission pursuant to
Section 13 of the Exchange Act are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1996, (ii) the Current Report on Form 8-K filed with the Commission on January 7, 1997, (iii) the Current Report on Form 8-K filed with the Commission on March 5, 1997 and
(iv) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

    All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement, to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         CAUTIONARY STATEMENT FOR PURPOSES OF "SAFE HARBOR" PROVISIONS
            OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, General Semiconductor's, NextLevel Systems' and CommScope's prospects, developments and business strategies for their respective operations, all of which are subject to risks and uncertainties. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and in many cases are followed by a cross reference to "Risk Factors."

    When a forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, the management of General Semiconductor, NextLevel Systems or CommScope, as the case may be, cautions that, while it believes such assumptions or bases to be reasonable and makes them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, General Semiconductor, NextLevel Systems or CommScope or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

    The actual results of General Semiconductor, NextLevel Systems or CommScope may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include (i) the factors discussed under "Risk Factors" and particularly, in cases where the forward-looking statement is followed by a cross reference to "Risk Factors," the factors discussed in the section or sections under "Risk Factors" that are referred to in the cross reference, (ii) the factors discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Communications Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Cable Manufacturing Business," "Business of NextLevel Systems," "Business of CommScope" and "Business of General Semiconductor" and (iii) the following factors: (a) the general political, economic and competitive conditions in the United States and other markets where General Semiconductor, NextLevel Systems or CommScope operates; (b) changes in capital availability or costs, such as changes in interest rates, market perceptions of the industry in which General Semiconductor, NextLevel Systems or CommScope operates, or security ratings; (c) employee workforce factors, including issues relating to collective bargaining agreements or work stoppages; and (d) authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Commission.

                               TABLE OF CONTENTS

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
AVAILABLE INFORMATION......................................................................................           4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................           4
PROXY STATEMENT SUMMARY....................................................................................          11
RISK FACTORS...............................................................................................          29
  RISKS RELATING TO THE DISTRIBUTION.......................................................................          29
    Lack of Recent Operating History as Separate Entities..................................................          29
    Potential Responsibility for Liabilities Not Expressly Assumed.........................................          29
    Potential Indemnification Liabilities..................................................................          29
    Leverage After the Distribution; Certain Restrictions Under Credit Facilities..........................          30
    Certain Tax Considerations.............................................................................          30
    No Current Public Market for NextLevel Systems Common Stock or CommScope Common Stock..................          31
    Changes in Trading Prices..............................................................................          31
    Dividend Policies......................................................................................          31
    Certain Antitakeover Features--NextLevel Systems and CommScope.........................................          32
    Certain Consent Requirements...........................................................................          32
    Fraudulent Transfer Considerations; Legal Dividend Requirements........................................          32
  RISKS RELATING TO THE BUSINESSES OF NEXTLEVEL SYSTEMS, COMMSCOPE AND GENERAL SEMICONDUCTOR...............          33
    Dependence of NextLevel Systems and CommScope on the Cable Television Industry and Cable Television
     Capital Spending......................................................................................          33
    Telecommunications Industry Competition and Technological Changes Affecting NextLevel Systems and
     CommScope.............................................................................................          34
    Competition............................................................................................          35
    Impact of Price Fluctuations of Raw Materials on CommScope; Sources of Raw Materials...................          36
    International Operations; Foreign Currency Risks.......................................................          36
    Environment............................................................................................          37
    Legal Proceedings......................................................................................          38
THE MEETING................................................................................................          39
    Matters for Consideration at the Meeting...............................................................          39
    Voting Rights and Proxy Information....................................................................          40
    Proposed Amendments to Certificate of Incorporation....................................................          41
    No Appraisal Rights....................................................................................          41
THE DISTRIBUTION PROPOSALS.................................................................................          42
  PROPOSAL ONE: THE DISTRIBUTION...........................................................................          42
    General................................................................................................          42
    Background and Reasons for the Distribution............................................................          42
    Solvency Opinion.......................................................................................          43
    Manner of Effecting the Distribution...................................................................          44
    Federal Income Tax Aspects of the Distribution.........................................................          45
    Interests of Certain Persons in the Distribution.......................................................          47
    Listing and Trading of NextLevel Systems Common Stock and CommScope Common Stock.......................          47
    Listing and Trading of General Semiconductor Common Stock..............................................          48
    Conditions; Termination................................................................................          48
    Future Management of the Separate Companies............................................................          49
    Internal Mergers and Transfers.........................................................................          49
    Relationship Among NextLevel Systems, CommScope and General Semiconductor After the Distribution.......          50
    Regulatory Approvals...................................................................................          55
    Accounting Treatment...................................................................................          55
  PROPOSAL TWO: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY....          55

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                                                                                                                -----
  PROPOSAL THREE: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF THE COMPANY TO EFFECT A REVERSE
    STOCK SPLIT............................................................................................          55
    General................................................................................................          55
    Amendment to the Certificate of Incorporation..........................................................          56
    Effect of the Proposed Reverse Split...................................................................          56
    Reasons for the Reverse Stock Split....................................................................          57
    Surrender of Stock Certificates and Payment for Fractional Shares......................................          57
    Federal Income Tax Consequences........................................................................          58
THE COMMUNICATIONS BUSINESS SELECTED FINANCIAL DATA........................................................          59
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMMUNICATIONS
  BUSINESS.................................................................................................          61
THE COMMUNICATIONS BUSINESS PRO FORMA CAPITALIZATION.......................................................          70
THE COMMUNICATIONS BUSINESS PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..............................          71
    The Communications Business Unaudited Pro Forma Combined Balance Sheet.................................          72
    The Communications Business Unaudited Pro Forma Combined Statement of Operations.......................          73
THE CABLE MANUFACTURING BUSINESS SELECTED FINANCIAL DATA...................................................          75
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE CABLE
  MANUFACTURING BUSINESS...................................................................................          76
THE CABLE MANUFACTURING BUSINESS PRO FORMA CAPITALIZATION..................................................          81
THE CABLE MANUFACTURING BUSINESS PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.....................          82
    The Cable Manufacturing Business Unaudited Pro Forma Consolidated Balance Sheet........................          83
    The Cable Manufacturing Business Unaudited Pro Forma Consolidated Statement of Income..................          84
THE POWER SEMICONDUCTOR BUSINESS PRO FORMA CAPITALIZATION..................................................          86
THE POWER SEMICONDUCTOR BUSINESS PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.....................          87
    The Power Semiconductor Business Unaudited Pro Forma Consolidated Balance Sheet........................          88
    The Power Semiconductor Business Unaudited Pro Forma Consolidated Statement of Operations..............          89
BUSINESS OF NEXTLEVEL SYSTEMS..............................................................................          97
    General................................................................................................          97
    Market Overview........................................................................................          97
    Business Strategy......................................................................................         100
    NextLevel Systems Business Units.......................................................................         100
    Broadband Networks Group...............................................................................         101
    Satellite Data Networks Group..........................................................................         102
    NLC....................................................................................................         103
    Technology and Licensing...............................................................................         104
    Research and Development...............................................................................         104
    Sales and Distribution.................................................................................         105
    Patents................................................................................................         105
    Backlog................................................................................................         105
    Competition............................................................................................         105
    Raw Materials..........................................................................................         106
    Environment............................................................................................         106
    Properties.............................................................................................         106
    Employees..............................................................................................         106
    Legal Proceedings......................................................................................         107
BUSINESS OF COMMSCOPE......................................................................................         108
    General................................................................................................         108
    Business Strategy......................................................................................         108
    CommScope Business Units...............................................................................         109

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
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                                                                                                                -----
    Cable TV Division......................................................................................         109
    Network Cable Division.................................................................................         111
    Manufacturing..........................................................................................         112
    Research and Development...............................................................................         113
    Sales and Distribution.................................................................................         114
    Patents................................................................................................         114
    Backlog................................................................................................         114
    Competition............................................................................................         115
    Raw Materials..........................................................................................         115
    Environment............................................................................................         115
    Properties.............................................................................................         116
    Employees..............................................................................................         116
    Legal Proceedings......................................................................................         116
BUSINESS OF GENERAL SEMICONDUCTOR..........................................................................         117
    General................................................................................................         117
    Business Strategy......................................................................................         117
    Principal Products.....................................................................................         118
    Sales and Distribution.................................................................................         119
    Research and Development...............................................................................         120
    Patents................................................................................................         120
    Backlog................................................................................................         120
    Competition............................................................................................         120
    Raw Materials..........................................................................................         120
    Environment............................................................................................         121
    Properties.............................................................................................         121
    Employees..............................................................................................         122
    Legal Proceedings......................................................................................         122
FINANCING..................................................................................................         124
    NextLevel Systems......................................................................................         124
    CommScope..............................................................................................         124
    General Semiconductor..................................................................................         124
MANAGEMENT OF NEXTLEVEL SYSTEMS............................................................................         125
    Board of Directors of NextLevel Systems................................................................         125
    Compensation of Directors..............................................................................         128
    Committees of the Board of Directors...................................................................         128
    Executive Officers.....................................................................................         129
    Executive Officer Compensation.........................................................................         131
    NextLevel Systems Table I..............................................................................         131
    Stock Options..........................................................................................         132
    NextLevel Systems Table II.............................................................................         132
    NextLevel Systems Table III............................................................................         133
    Pension Plan and SERP..................................................................................         134
    Certain Relationships and Related Transactions.........................................................         134
    Severance Protection Agreements........................................................................         134
    The NextLevel Systems 1997 Long-Term Incentive Plan....................................................         134
    Ownership of NextLevel Systems Common Stock............................................................         138
    NextLevel Systems Table IV.............................................................................         139
MANAGEMENT OF COMMSCOPE....................................................................................         143
    Board of Directors of CommScope........................................................................         143
    Compensation of Directors..............................................................................         144
    Committees of the Board of Directors...................................................................         144
    Executive Officers.....................................................................................         145
    Executive Officer Compensation.........................................................................         146
    CommScope Table I......................................................................................         146

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
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    Stock Options..........................................................................................         147
    CommScope Table II.....................................................................................         147
    CommScope Table III....................................................................................         148
    CommScope Supplemental Executive Retirement Plan.......................................................         148
    Employment and Severance Arrangements..................................................................         148
    The CommScope 1997 Long-Term Incentive Plan............................................................         148
    Ownership of CommScope Common Stock....................................................................         152
    CommScope Table IV.....................................................................................         153
MANAGEMENT OF GENERAL SEMICONDUCTOR........................................................................         156
    Board of Directors of General Semiconductor............................................................         156
    Compensation of Directors..............................................................................         157
    Committees of the Board of Directors...................................................................         157
    Executive Officers.....................................................................................         157
    Executive Officer Compensation.........................................................................         158
    General Semiconductor Table I..........................................................................         158
    Stock Options..........................................................................................         159
    General Semiconductor Table II.........................................................................         159
    General Semiconductor Table III........................................................................         160
    Pension Plan and SERP..................................................................................         160
    Employment and Severance Arrangements..................................................................         161
    Ownership of General Semiconductor Common Stock........................................................         161
    General Semiconductor Table IV.........................................................................         162
DESCRIPTION OF NEXTLEVEL SYSTEMS CAPITAL STOCK.............................................................         165
    General................................................................................................         165
    NextLevel Systems Common Stock.........................................................................         165
    NextLevel Systems Preferred Stock......................................................................         165
    NextLevel Systems Rights Plan..........................................................................         166
    Transfer Agent.........................................................................................         167
DESCRIPTION OF COMMSCOPE CAPITAL STOCK.....................................................................         167
    General................................................................................................         167
    CommScope Common Stock.................................................................................         167
    CommScope Preferred Stock..............................................................................         167
    CommScope Rights Plan..................................................................................         168
    Transfer Agent.........................................................................................         169
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK.................................................................         169
    General................................................................................................         169
    GI Common Stock........................................................................................         169
    GI Preferred Stock.....................................................................................         169
    The Company Rights Plan................................................................................         170
    Transfer Agent.........................................................................................         171
PRICE RANGE OF GI COMMON STOCK AND DIVIDENDS...............................................................         171
COMPARISON OF RIGHTS OF STOCKHOLDERS OF NEXTLEVEL SYSTEMS, COMMSCOPE AND GENERAL SEMICONDUCTOR.............         172
LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS........................................................         172
DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS.....................................................         172
LIMITATIONS ON CHANGES IN CONTROL OF NEXTLEVEL SYSTEMS AND COMMSCOPE.......................................         173
THE ANNUAL MEETING PROPOSALS...............................................................................         175
PROPOSAL FOUR: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS
  OF THE COMPANY...........................................................................................         175
PROPOSAL FIVE: ELECTION OF DIRECTORS.......................................................................         175
    Nominees...............................................................................................         176

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY..............................         177
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD.........................................................         180
    Committees of the Board--Board Meetings................................................................         180
    Compensation Committee Interlocks and Insider Participation............................................         180
    Director Compensation..................................................................................         181
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT..........................................................         181
COMPENSATION OF EXECUTIVE OFFICERS.........................................................................         181
    Company Summary Compensation Table.....................................................................         182
    Option Grants in Fiscal Year 1996......................................................................         182
    Option Exercises and Values for Fiscal Year 1996.......................................................         183
COMPENSATION AND PLAN COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE OFFICERS...............................         184
    Stock Ownership........................................................................................         185
    Base Salary............................................................................................         185
    Annual Incentive Bonus.................................................................................         186
    Chief Executive Officer Compensation...................................................................         186
    Compliance With Internal Revenue Code Section 162(m)...................................................         187
PERFORMANCE GRAPH..........................................................................................         188
EMPLOYMENT ARRANGEMENTS....................................................................................         189
SEVERANCE PROTECTION AND OTHER AGREEMENTS..................................................................         189
GI PENSION PLAN AND GI SERP................................................................................         191
COMMSCOPE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN...........................................................         191
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.......................................................         192
INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................         192
EXPERTS....................................................................................................         192
LEGAL MATTERS..............................................................................................         192
STOCKHOLDER PROPOSALS FOR THE COMPANY'S 1998 ANNUAL MEETING................................................         192
SOLICITATION OF PROXIES....................................................................................         192
INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

                                    ANNEXES

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A          Form of Amended and Restated Certificate of Incorporation of NextLevel Systems
B          Form of Amended and Restated Certificate of Incorporation of CommScope
C          Form of Amendments to the Certificate of Incorporation of the Company
D          Form of Amended and Restated By-Laws of NextLevel Systems
E          Form of Amended and Restated By-Laws of CommScope
F          Distribution Agreement among the Company, NextLevel Systems and CommScope
G          Marshall & Stevens Incorporated Opinion

                            PROXY STATEMENT SUMMARY

    THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION SET FORTH ELSEWHERE IN THIS PROXY STATEMENT, WHICH SHOULD BE READ IN ITS ENTIRETY.

                                  THE MEETING

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DATE, TIME AND PLACE OF MEETING...  The Combined Annual and Special Meeting of Stockholders
                                    of the Company will be held at 2:00 p.m., local time, at
                                    the Wyndham Garden Hotel, Chicago, Illinois on
                                    Wednesday, July 23, 1997.

MATTERS FOR CONSIDERATION AT THE
  MEETING.........................  At the Meeting, the stockholders of the Company will be asked to consider and vote upon the following
                                    Distribution Proposals:

                                    PROPOSAL ONE: Approval of (i) the internal mergers and
                                    stock and asset transfers intended to allocate the
                                    assets and liabilities relating to (a) the
                                    Communications Business to NextLevel Systems, (b) the
                                    Cable Manufacturing Business to CommScope, and (c) the
                                    Power Semiconductor Business to General Semiconductor
                                    (collectively, the "Internal Transfers"), (ii) a special
                                    dividend, consisting of the distribution to the holders
                                    of GI Common Stock of the outstanding shares of
                                    NextLevel Systems Common Stock followed, prior to the
                                    opening of business on the next business day, by another
                                    special dividend, consisting of the distribution to the
                                    holders of NextLevel Systems Common Stock (which holders
                                    also will be the stockholders of the Company) of the
                                    outstanding shares of CommScope Common Stock on the
                                    basis described herein (the two dividends being
                                    collectively referred to as the "Distribution") and
                                    (iii) the Distribution Agreement;

                                    PROPOSAL TWO: Approval of an amendment to the
                                    Certificate of Incorporation of the Company to change
                                    the name of the Company to General Semiconductor, Inc.
                                    after the Distribution; and

                                    PROPOSAL THREE: Approval of an amendment to the
                                    Certificate of Incorporation of the Company to effect a
                                    one for four reverse stock split of the General
                                    Semiconductor Common Stock immediately following the
                                    Distribution (if approved, each four shares of General
                                    Semiconductor Common Stock will be converted into one
                                    share of General Semiconductor Common Stock).

                                    THE EFFECTIVENESS OF PROPOSALS TWO AND THREE IS
                                    CONDITIONED UPON THE APPROVAL OF PROPOSAL ONE. IF
                                    PROPOSAL ONE IS NOT APPROVED, THE BOARD OF DIRECTORS OF
                                    THE COMPANY WILL REEVALUATE ITS INTENTION TO EFFECT THE
                                    DISTRIBUTION. AFTER SUCH REVIEW, THE BOARD COULD
                                    DETERMINE TO REVISE THE TERMS OF THE DISTRIBUTION AND
                                    EFFECT THE DISTRIBUTION AS REVISED OR ABANDON THE
                                    DISTRIBUTION. IF PROPOSAL ONE IS APPROVED, BUT ONE OR
                                    BOTH OF PROPOSALS TWO AND THREE ARE NOT APPROVED, THE
                                    COMPANY
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                                       11

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                                    INTENDS TO PROCEED WITH THE DISTRIBUTION WITHOUT
                                    CHANGING THE NAME OF THE COMPANY OR EFFECTING THE
                                    REVERSE STOCK SPLIT OR BOTH, AS THE CASE MAY BE.

                                    The Board has further retained discretion, even if
                                    stockholder approval of the Distribution Proposals is
                                    obtained and the other conditions to the Distribution
                                    are satisfied, to abandon, defer or modify the
                                    Distribution or other elements contained in the
                                    Distribution Proposals, provided that following
                                    stockholder approval the Board will not make any change
                                    in the terms of the Distribution or the other elements
                                    of the Distribution Proposals unless the Board
                                    determines that such changes would not be materially
                                    adverse to the Company's stockholders.

                                    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT
                                    STOCKHOLDERS VOTE FOR EACH OF THE DISTRIBUTION
                                    PROPOSALS.

                                    In addition, the stockholders of the Company will also
                                    be asked to vote upon the following Annual Meeting
                                    Proposals:

                                    PROPOSAL FOUR: Approval of an amendment to the
                                    Certificate of Incorporation of the Company to
                                    declassify the Board of Directors and to provide for the
                                    annual election of all directors; and

                                    PROPOSAL FIVE: The election of four directors. If the
                                    Distribution occurs, it is expected that all but one of
                                    the Company's directors will resign and be replaced by
                                    five new directors.

                                    The effectiveness of the Annual Meeting Proposals is not
                                    conditioned on the approval of the Distribution
                                    Proposals.

                                    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT
                                    STOCKHOLDERS VOTE FOR BOTH OF THE ANNUAL MEETING
                                    PROPOSALS.

MEETING RECORD DATE...............  June 10, 1997.

VOTING............................  Each stockholder of record as of the Meeting Record Date is entitled at the Meeting to one vote for each share of
                                    GI Common Stock held. The affirmative vote of the
                                    holders of a majority of the outstanding shares of GI
                                    Common Stock is required to approve each of the
                                    Distribution Proposals. The affirmative vote of the
                                    holders of a majority of the outstanding shares of GI
                                    Common Stock is also required to approve Proposal Four.
                                    The affirmative vote of the holders of a plurality of
                                    shares of GI Common Stock present in person or
                                    represented by proxy at the Meeting is required to elect
                                    the directors nominated pursuant to Proposal Five. As of
                                    June 10, 1997, there were 137,193,118 shares of GI
                                    Common Stock issued and outstanding and entitled to vote
                                    at the Meeting.

                                THE DISTRIBUTION

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GENERAL...........................  If the Distribution is consummated, the Company will be divided into three separate, publicly traded companies:
                                    NextLevel Systems, CommScope and General Semiconductor.
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                                       12
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SHARES TO BE DISTRIBUTED..........  In the Distribution (and as a result of two successive dividends), each stockholder of record of the Company as
                                    of the close of business on the Distribution Record Date
                                    (as defined) will receive one share of NextLevel Systems
                                    Common Stock for each share of GI Common Stock held by
                                    such stockholder and one share of CommScope Common Stock
                                    for every three shares of GI Common Stock held and would
                                    retain the shares of GI Common Stock held by such
                                    stockholder immediately prior to the Distribution.
                                    (Prior to the Distribution and following the Internal
                                    Transfers, NextLevel Systems will be the direct parent
                                    of CommScope. Prior to the opening of business on the
                                    business day after the shares of NextLevel Systems
                                    Common Stock are distributed to the Company's
                                    stockholders, NextLevel Systems will distribute to its
                                    stockholders (which also will be the Company's
                                    stockholders) all of the outstanding shares of CommScope
                                    Common Stock.) Accordingly, each such stockholder will
                                    own approximately the same percentage of the outstanding
                                    common stock of each of NextLevel Systems, CommScope and
                                    General Semiconductor as such stockholder currently owns
                                    of the outstanding GI Common Stock. Stockholders will
                                    receive cash in lieu of fractional shares, if any.

DISTRIBUTION RECORD DATE..........  The "Distribution Record Date," which will be the close of business in New York on a Friday, is the record date
                                    for the special dividend of NextLevel Systems Common
                                    Stock and will be established by the Board of Directors
                                    of the Company following the Meeting. The record date
                                    for the special dividend of CommScope Common Stock will
                                    be prior to the opening of business in New York on the
                                    Monday following the Distribution Record Date.

DISTRIBUTION DATE.................  The "Distribution Date," which will be the same date as the Distribution Record Date, is the date on which
                                    shares of NextLevel Systems Common Stock are distributed
                                    to the Company's stockholders, and will be established
                                    by the Board of Directors of the Company following the
                                    Meeting. The special dividend of CommScope Common Stock
                                    will be distributed prior to the opening of business on
                                    the same date as the record date for such dividend. On
                                    or prior to the Distribution Date, shares of NextLevel
                                    Systems Common Stock and CommScope Common Stock will be
                                    delivered to ChaseMellon Shareholder Services, L.L.C.,
                                    as Distribution Agent (the "Distribution Agent"). The
                                    Distribution Agent will mail account statements
                                    reflecting ownership of shares of NextLevel Systems
                                    Common Stock and CommScope Common Stock as soon as
                                    practicable after the NextLevel Systems Common Stock and
                                    CommScope Common Stock have been distributed. See "The
                                    Distribution Proposals--Proposal One: The
                                    Distribution--Manner of Effecting the Distribution."

CONDITIONS TO THE DISTRIBUTION....  The Distribution is conditioned upon, among other things, (i) the Internal Revenue Service having issued a
                                    ruling (the "Tax

                                    Ruling") in response to the Company's request in form
                                    and substance satisfactory to the Board of Directors of
                                    the Company (see "--Tax Consequences" below) and (ii)
                                    stockholder approval of the Distribution Proposals at
                                    the Meeting. Even if all conditions are satisfied, the
                                    Board has reserved the right to abandon, defer or modify
                                    the Distribution or the other elements of the
                                    Distribution Proposals at any time prior to the
                                    Distribution Date. The Board will not, however (i) waive
                                    receipt of the Tax Ruling from the Internal Revenue
                                    Service or (ii) waive any other condition to the
                                    Distribution or make any changes in the terms of the
                                    Distribution or the other elements of the Distribution
                                    Proposals after the Distribution Proposals are approved
                                    by the Company's stockholders unless the Board
                                    determines that such waivers or changes would not be
                                    materially adverse to the Company's stockholders. In
                                    determining whether any such waivers or changes would be
                                    materially adverse to the Company's stockholders, the
                                    Board will consider, as appropriate, advice from its
                                    outside financial and legal advisors as well as the
                                    recommendation of management as to the potential impact
                                    of such waivers or changes on the Company and the
                                    Company's stockholders. See "The Distribution
                                    Proposals--Proposal One: The Distribution--Conditions;
                                    Termination."

REASONS FOR THE DISTRIBUTION......  The Distribution is designed to separate three types of businesses that have different dynamics and business
                                    cycles, serve different markets and customers, are
                                    subject to different competitive forces and must be
                                    managed with different long-term and short-term
                                    strategies and goals. The Distribution will allow the
                                    management of each company to focus on its own business,
                                    organize its capital structure, evaluate its growth
                                    opportunities, allocate its resources, develop corporate
                                    strategies and design equity-based compensation programs
                                    targeted to its own performance.

INTERNAL TRANSFERS................  On or prior to the Distribution Date and subject to stockholder approval, the Company intends to consummate
                                    certain internal mergers and stock and asset transfers
                                    intended to allocate assets and liabilities relating to
                                    (i) the Communications Business to NextLevel Systems,
                                    (ii) the Cable Manufacturing Business to CommScope and
                                    (iii) the Power Semiconductor Business to General
                                    Semiconductor (I.E., the Internal Transfers). See "The
                                    Distribution Proposals--Proposal One: The Distribution--
                                    Internal Transfers," "The Communications Business Pro
                                    Forma Condensed Combined Financial Statements," "The
                                    Cable Manufacturing Business Pro Forma Condensed
                                    Consolidated Financial Statements" and "The Power
                                    Semiconductor Business Pro Forma Condensed Consolidated
                                    Financial Statements."

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RELATIONSHIP AMONG NEXTLEVEL
  SYSTEMS, COMMSCOPE AND GENERAL
  SEMICONDUCTOR AFTER THE
  DISTRIBUTION....................  For purposes of governing certain ongoing relationships among NextLevel Systems, CommScope and General
                                    Semiconductor after the Distribution and to provide
                                    mechanisms for an orderly transition, the Company,
                                    NextLevel Systems and CommScope have entered into or
                                    will enter into certain agreements. Such agreements
                                    include: (i) the Distribution Agreement, providing for,
                                    among other things, the Distribution and cross-
                                    indemnification provisions, (ii) the Tax Sharing
                                    Agreement (as defined), (iii) the Employee Benefits
                                    Allocation Agreement (as defined), (iv) the transition
                                    services agreements, (v) the Trademark License Agreement
                                    (as defined), (vi) the Insurance Agreement (as defined)
                                    and (vii) the Debt and Cash Allocation Agreement (as
                                    defined) (such agreements other than the Distribution
                                    Agreement are referred to herein collectively as the
                                    "Ancillary Agreements"). See "The Distribution
                                    Proposals-- Proposal One: The Distribution--Relationship
                                    Among NextLevel Systems, CommScope and General
                                    Semiconductor After the Distribution."

FINANCING.........................  NextLevel Systems has engaged in discussions with certain banks concerning a five-year revolving credit
                                    facility (the "NextLevel Systems Credit Facility") in
                                    the amount of $600 million. It is expected that The
                                    Chase Manhattan Bank ("Chase") will be the lead bank and
                                    that NextLevel Systems will be permitted to choose
                                    between two interest rate options: the Adjusted Base
                                    Rate (as defined in the NextLevel Systems Credit
                                    Facility), which is based on the highest of (i) the rate
                                    of interest publicly announced by Chase as its prime
                                    rate in effect at its principal office in New York City,
                                    (ii) 1% per annum above the secondary market rate for
                                    three-month certificates of deposit and (iii) the
                                    federal funds effective rate from time to time plus 0.5%
                                    (as applicable, the "Applicable ABR Rate"), and a
                                    Eurodollar rate (LIBOR) plus a margin which will vary
                                    based on certain performance criteria. NextLevel Systems
                                    will also be able to set interest rates through a
                                    competitive bid procedure. In addition, NextLevel
                                    Systems will pay a facility fee on the total loan
                                    commitment under the NextLevel Systems Credit Facility.
                                    It is expected that, in connection with the Distribution
                                    (and assuming that the GI Convertible Notes are redeemed
                                    as discussed below), NextLevel Systems will borrow
                                    approximately $142 million under such facility to repay
                                    indebtedness originally incurred under the GI Credit
                                    Facilities (as defined below). See "The Distribution
                                    Proposals--Proposal One: The Distribution-- Debt and
                                    Cash Allocation Agreement" and "Financing-- NextLevel
                                    Systems."

                                    CommScope has engaged in discussions with certain banks
                                    concerning a five-year revolving credit facility (the
                                    "CommScope Credit Facility") in the amount of $350
                                    million. It is expected
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                                       15

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
                                    that Chase will be the lead bank and that CommScope will
                                    be permitted to choose between two interest rate
                                    options: the Adjusted Base Rate (as defined in the
                                    CommScope Credit Facility), which is based on the
                                    Applicable ABR Rate, and a Eurodollar rate (LIBOR) plus
                                    a margin which will vary based on certain performance
                                    criteria. CommScope will also be able to set interest
                                    rates through a competitive bid procedure. In addition,
                                    CommScope will pay a facility fee on the total loan
                                    commitment under the CommScope Credit Facility. It is
                                    expected that CommScope will borrow approximately $264.2
                                    million under such facility to pay a dividend to General
                                    Instrument Corporation of Delaware, the Company's wholly
                                    owned subsidiary ("GI Delaware"), in such amount
                                    immediately prior to the Distribution. See
                                    "Financing--CommScope."

                                    As of the Distribution Date, the Company's existing
                                    revolving credit facility (the "GI Credit Facility")
                                    will be repaid in full and terminated. The Company has
                                    engaged in discussions with its current lenders
                                    concerning a five-year revolving credit facility for
                                    General Semiconductor (the "General Semiconductor Credit
                                    Facility" and, together with the NextLevel Systems
                                    Credit Facility and the CommScope Credit Facility, the
                                    "New Credit Facilities") in the amount of $350 million
                                    after the Distribution. It is expected that Chase will
                                    be the lead bank and that General Semiconductor will be
                                    permitted to choose between two interest rate options:
                                    the Adjusted Base Rate (as defined in the General
                                    Semiconductor Credit Facility), which is based on the
                                    Applicable ABR Rate, and a Eurodollar rate (LIBOR) plus
                                    a margin which will vary based on certain performance
                                    criteria. General Semiconductor will also be able to set
                                    interest rates through a competitive bid procedure. In
                                    addition, General Semiconductor will pay a facility fee
                                    on the total loan commitment under the General
                                    Semiconductor Credit Facility. See "Financing-- General
                                    Semiconductor."

                                    On or prior to the Distribution Date, the Company
                                    intends to redeem, to the extent not previously
                                    converted into GI Common Stock, all of its outstanding
                                    5% Convertible Junior Subordinated Notes due 2000 (the
                                    "GI Convertible Notes"), of which approximately $228
                                    million aggregate principal amount was outstanding as of
                                    March 31, 1997. The Company expects to finance such
                                    redemption through borrowings by GI Delaware under a new
                                    $235 million term loan facility led by Chase (the "GI
                                    Term Loan Facility" and, together with the GI Credit
                                    Facility, the "GI Credit Facilities"). It is expected
                                    that the GI Term Loan Facility will mature on the
                                    Distribution Date (and will be repaid using borrowings
                                    under the New Credit Facilities) and that the Company
                                    will be permitted to choose between two interest rate
                                    options: the Adjusted Base Rate (as defined in the GI
                                    Term Loan Facility) plus a margin of .125% and a
                                    Eurodollar rate (LIBOR) plus a margin which will vary
                                    based on certain performance criteria.


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TAX CONSEQUENCES..................  The Company has conditioned the Distribution on receipt of the Tax Ruling from the Internal Revenue Service to
                                    the effect, among other things, that receipt of shares
                                    of NextLevel Systems Common Stock and CommScope Common
                                    Stock by stockholders of the Company will be tax free
                                    except with respect to cash received in lieu of
                                    fractional shares. This condition may not be waived or
                                    modified by the Board of Directors of the Company. For a
                                    description of the consequences to the Company,
                                    NextLevel Systems, CommScope and the stockholders if the
                                    Distribution were not to qualify as tax free, see "Risk
                                    Factors--Risks Relating to the Distribution--Certain Tax
                                    Considerations."

ACCOUNTING TREATMENT..............  If the stockholders of the Company approve the
                                    Distribution at the Meeting, the Company will thereafter
                                    present the businesses of NextLevel Systems and
                                    CommScope as discontinued operations to the extent
                                    financial information for periods prior to the
                                    Distribution is required to be included in the Company's
                                    historical financial statements. After the Distribution,
                                    the businesses of NextLevel Systems and CommScope will
                                    each present separate financial statements.

EXPENSES..........................  All expenses incurred in connection with the
                                    Distribution on or prior to the Distribution Date
                                    (approximately $17 million as of March 31, 1997),
                                    whether or not paid on or prior to the Distribution
                                    Date, will be paid by the Company. However, each of
                                    NextLevel Systems and CommScope will be responsible for
                                    any expenses separately and directly incurred by it in
                                    connection with the Distribution.

APPRAISAL RIGHTS..................  Stockholders of the Company will not be entitled to appraisal rights under Delaware law in connection with
                                    the Distribution Proposals.

                    NEXTLEVEL SYSTEMS AFTER THE DISTRIBUTION

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BUSINESS..........................  NextLevel Systems is a newly formed indirect wholly owned subsidiary of the Company. Following the Internal
                                    Transfers and the Distribution, NextLevel Systems will
                                    conduct the Communications Business as now conducted by
                                    the Company and certain of its subsidiaries.

                                    NextLevel Systems will be a leading worldwide supplier
                                    of systems and equipment for high-performance networks
                                    delivering video, voice and data/Internet services. The
                                    Communications Business is organized into three business
                                    units: the Broadband Networks Group, the Satellite Data
                                    Networks Group and Next Level Communications ("NLC").
                                    The Broadband Networks Group is the world leader in
                                    digital and analog set-top systems for wired and
                                    wireless cable television networks, as well as hybrid
                                    fiber/coaxial network transmission systems used by cable
                                    television operators. The Satellite Data Networks Group
                                    is a leading provider of digital satellite systems for
                                    satellite programmers, direct-to-home satellite network


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
                                    providers and private networks for business
                                    communications. NLC provides telephone network solutions
                                    through its NLevel(3) Switched Digital Services system.
                                    The Communications Business had sales of $1.76 billion
                                    for the year ended December 31, 1996.

PRINCIPAL OFFICES.................  The principal executive offices of NextLevel Systems will be located at 8770 West Bryn Mawr Avenue, Chicago,
                                    Illinois 60631. Its telephone number at that address
                                    will be (773) 695-1000.

BOARD OF DIRECTORS................  The following eight individuals are expected to be the members of the Board of Directors of NextLevel Systems
                                    as of the close of business on the Distribution Date:
                                    John Seely Brown, Frank M. Drendel, Lynn Forester,
                                    Theodore J. Forstmann, Richard S. Friedland, Alex M.
                                    Mandl, J. Tracy O'Rourke and Roel Pieper. Certain of the
                                    foregoing currently serve as directors of the Company
                                    and will resign from the Company's Board of Directors
                                    effective as of the Distribution Date. See "Management
                                    of NextLevel Systems--Board of Directors of NextLevel
                                    Systems."

TRADING MARKET....................  There is currently no public market for the NextLevel
                                    Systems Common Stock. NextLevel Systems intends to list
                                    the NextLevel Systems Common Stock on the NYSE under the
                                    symbol "NLV." See "Risk Factors--Risks Relating to the
                                    Distribution--No Current Public Market for NextLevel
                                    Systems Common Stock or CommScope Common Stock" and "The
                                    Distribution Proposals--Proposal One: The
                                    Distribution--Listing and Trading of NextLevel Systems
                                    Common Stock and CommScope Common Stock."
CERTAIN PROVISIONS OF CERTIFICATE
  OF INCORPORATION, BY-LAWS AND
  RIGHTS PLAN.....................  Certain provisions of the Certificate of Incorporation and By-Laws of NextLevel Systems which will be in effect
                                    at the time of the Distribution may have the effect of
                                    making more difficult an acquisition of control of
                                    NextLevel Systems in a transaction not approved by
                                    NextLevel Systems' Board of Directors. In addition,
                                    NextLevel Systems has adopted a stockholders' rights
                                    plan (the "NextLevel Systems Rights Plan"), which, under
                                    certain circumstances, would significantly dilute the
                                    interest in NextLevel Systems of persons seeking to
                                    acquire control of NextLevel Systems without the prior
                                    approval of NextLevel Systems' Board of Directors. See
                                    "Risk Factors--Risks Relating to the
                                    Distribution--Certain Antitakeover Features--NextLevel
                                    Systems and CommScope," "Limitations on Changes in
                                    Control of NextLevel Systems and CommScope" and
                                    "Description of NextLevel Systems Capital
                                    Stock--NextLevel Systems Rights Plan."

                        COMMSCOPE AFTER THE DISTRIBUTION

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BUSINESS..........................  CommScope is a newly formed indirect wholly owned subsidiary of the Company. Following the Internal
                                    Transfers and the Distribution, CommScope, through its
                                    subsidiaries (primarily CommScope, Inc. of North
                                    Carolina ("CommScope NC"), its sole direct subsidiary),
                                    will continue to conduct the Cable Manufacturing
                                    Business as now conducted by CommScope NC and its
                                    subsidiaries.

                                    CommScope will be the leading worldwide supplier of
                                    coaxial cable for broadband communications. As cable
                                    television, telephone, Internet access and other
                                    communications services converge, broadband
                                    communication systems are increasingly being configured
                                    in a hybrid design that includes both fiber optic and
                                    coaxial cables. CommScope NC is the largest manufacturer
                                    and supplier of coaxial cable for cable television
                                    applications and is a leading supplier of coaxial cable
                                    for satellite television and other broadband video
                                    distribution applications. CommScope NC also
                                    manufactures and sells electrical and optical cable for
                                    local area network and other high-performance cable
                                    applications. The Cable Manufacturing Business had sales
                                    of $572 million for the year ended December 31, 1996.

PRINCIPAL OFFICES.................  The principal executive offices of CommScope will be located at 1375 Lenoir-Rhyne Boulevard, Hickory, North
                                    Carolina 28601. Its telephone number at that address
                                    will be (704) 324-2200.

BOARD OF DIRECTORS................  The following five individuals are expected to be the members of the Board of Directors of CommScope as of the
                                    close of business on the Distribution Date: Edward D.
                                    Breen, Frank M. Drendel, Nicholas C. Forstmann, George
                                    N. Hutton, Jr. and James N. Whitson. Certain of the
                                    foregoing currently serve as directors of the Company
                                    and will resign from the Company's Board of Directors
                                    effective as of the Distribution Date. See "Management
                                    of CommScope--Board of Directors of CommScope."

TRADING MARKET....................  There is currently no public market for the CommScope
                                    Common Stock. CommScope intends to list the CommScope
                                    Common Stock on the NYSE under the symbol "CTV." See
                                    "Risk Factors--Risks Relating to the Distribution--No
                                    Current Public Market for NextLevel Systems Common Stock
                                    or CommScope Common Stock" and "The Distribution
                                    Proposals--Proposal One: The Distribution--Listing and
                                    Trading of NextLevel Systems Common Stock and CommScope
                                    Common Stock."

CERTAIN PROVISIONS OF CERTIFICATE
  OF INCORPORATION, BY-LAWS AND
  RIGHTS PLAN.....................  Certain provisions of the Certificate of Incorporation and By-Laws of CommScope which will be in effect at the
                                    time of the Distribution may have the effect of making
                                    more difficult an acquisition of control of CommScope in
                                    a transaction not
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                                       19

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                                    approved by CommScope's Board of Directors. In addition,
                                    CommScope has adopted a stockholders' rights plan (the
                                    "CommScope Rights Plan"), which, under certain
                                    circumstances, would significantly dilute the interest
                                    in CommScope of persons seeking to acquire control of
                                    CommScope without the prior approval of CommScope's
                                    Board of Directors. See "Risk Factors--Risks Relating to
                                    the Distribution--Certain Antitakeover
                                    Features--NextLevel Systems and CommScope," "Limitations
                                    on Changes in Control of NextLevel Systems and
                                    CommScope" and "Description of CommScope Capital
                                    Stock--CommScope Rights Plan."

                       THE COMPANY AFTER THE DISTRIBUTION

BUSINESS..........................  Following the Internal Transfers and the Distribution,
                                    the Company will be renamed General Semiconductor, Inc.
                                    and will continue to conduct the Power Semiconductor
                                    Business currently conducted by the Company's Power
                                    Semiconductor Division (the "Power Semiconductor
                                    Division").

                                    General Semiconductor will be a world leader in the
                                    design, manufacture and sale of low- to medium-power
                                    rectifiers and transient voltage suppression components.
                                    These products are used throughout the electrical and
                                    electronics industries to condition current and voltage
                                    and to protect electrical circuits from power surges.
                                    Applications for General Semiconductor's products
                                    include consumer electronics, telecommunications,
                                    computers, lighting ballasts, home appliances,
                                    automotive and industrial products. The Power
                                    Semiconductor Business had sales of $362 million for the
                                    year ended December 31, 1996.

PRINCIPAL OFFICES.................  The principal executive offices of General Semiconductor will be located at 10 Melville Park Road, Melville, New
                                    York 11747-3113. Its telephone number at that address
                                    will be (516) 847-3000.

BOARD OF DIRECTORS................  Effective as of the Distribution Date, following the resignations of all but one of the Company's directors
                                    (some of whom are or will become directors of NextLevel
                                    Systems or CommScope), and the election of five new
                                    directors, the Board of Directors of General
                                    Semiconductor is expected to consist of the following
                                    six persons: Steven B. Klinsky, Ronald A. Ostertag,
                                    Ronald Rosenzweig, Peter Schwartz, Samuel L. Simmons and
                                    Dr. Gerard T. Wrixon. See "Management of General
                                    Semiconductor--Board of Directors of General
                                    Semiconductor."

TRADING MARKET....................  The General Semiconductor Common Stock is expected to continue to be listed on the NYSE following the
                                    Distribution; however, its ticker symbol will be changed
                                    to "SEM." The trading price of the General Semiconductor
                                    Common Stock will be substantially affected by the
                                    Distribution. If Proposal Three is approved, immediately
                                    following the Distribution, General

                                    Semiconductor will effect a one for four reverse stock
                                    split of the General Semiconductor Common Stock. See
                                    "Risk Factors-- Risks Relating to the
                                    Distribution--Changes in Trading Prices" and "The
                                    Distribution Proposals--Proposal Three: Approval of
                                    Amendment to Certificate of Incorporation of the Company
                                    to Effect a Reverse Stock Split."

                                  RISK FACTORS

    Stockholders should consider carefully the specific investment considerations set forth under "Risk Factors," as well as the other information set forth in this Proxy Statement.

                                  THE COMPANY
                             SUMMARY FINANCIAL DATA

    The following table presents summary historical financial data of the Company. The information set forth below should be read in conjunction with the "Pro Forma Condensed Consolidated Financial Statements of the Power Semiconductor Business," the historical consolidated financial statements and notes thereto of the Company included elsewhere in this Proxy Statement, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Annual Report to Stockholders for the year ended December 31, 1996 and in the Company's Form 10-Q for the three months ended March 31, 1997, both of which are incorporated herein by reference. The consolidated statement of operations data set forth below for each of the three years ended December 31, 1996 and the consolidated balance sheet data at December 31, 1996 and 1995 are derived from, and are qualified by reference to, the audited consolidated financial statements of the Company included elsewhere in this Proxy Statement. The consolidated statement of operations data for the three months ended March 31, 1997 and 1996 and the consolidated balance sheet data as of March 31, 1997 are derived from the Company's unaudited consolidated financial statements included elsewhere in this Proxy Statement. The consolidated statement of operations data for the years ended December 31, 1993 and 1992 and the consolidated balance sheet data at December 31, 1994, 1993 and 1992 are derived from audited consolidated financial statements of the Company not included in this Proxy Statement.

                                       THREE MONTHS
                                     ENDED MARCH 31,                    YEAR ENDED DECEMBER 31,
                                   --------------------  -----------------------------------------------------
                                     1997       1996      1996(A)    1995(B)    1994(C)    1993(D)    1992(E)
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                          (IN THOUSANDS, UNLESS OTHERWISE NOTED, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Net sales........................  $ 641,271  $ 615,762  $2,689,688 $2,432,024 $2,036,323 $1,392,522 $1,074,695
  Cost of sales..................    469,092    441,738  1,997,625  1,690,639  1,403,585    956,154    755,466
  Selling, general and
    administrative...............     67,732     57,323    265,717    224,269    179,631    149,362    137,335
  Research and development.......     53,744     48,699    209,257    147,253    111,462     73,741     58,149
  Purchased in-process
    technology...................     --         --         --        139,860     --         --         --
  NLC litigation costs...........     --         --        141,000     --         --         --         --
  Amortization of excess of cost
    over fair value of net assets
    acquired.....................      6,152      6,077     24,577     24,702     25,574     25,722     25,883

Operating income.................     44,551     61,925     51,512    205,301    316,071    187,543     97,862
Interest expense-net.............    (12,888)   (11,544)   (46,356)   (41,059)   (52,751)   (72,458)  (110,304)
Income (loss) before
  extraordinary item and
  cumulative effect of changes in
  accounting principles..........     17,683     31,164     (1,864)   123,782    248,452     90,366    (41,395)
Net income (loss)................  $  17,683  $  31,164  $  (1,864) $ 123,782  $ 246,535  $  90,583  $ (52,993)
Primary earnings (loss) per share
  before extraordinary item and
  cumulative effect of changes in
  accounting principles..........  $     .13  $     .25  $    (.01) $    1.00  $    2.01  $     .74  $    (.42)
Fully diluted earnings (loss) per
  share before extraordinary item
  and cumulative effect of
  changes in accounting
  principles.....................  $     .13  $     .24       (.01)       .96       1.89        .74       (.42)

                                                                     (continued)

                                MARCH 31,                                DECEMBER 31,
                               ------------  --------------------------------------------------------------------
                                   1997          1996          1995          1994          1993          1992
                               ------------  ------------  ------------  ------------  ------------  ------------

                                                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)
BALANCE SHEET DATA
Total assets.................  $  2,709,377  $  2,706,851  $  2,300,758  $  2,108,951  $  1,776,088  $  1,727,495
Long-term debt, including
  current maturities.........       739,135       703,135       742,879       796,849       840,204       989,222
Other non-current
  liabilities................       271,898       278,696       162,205       178,273       209,432       138,458
Stockholders' equity.........     1,202,526     1,173,153       915,343       677,178       389,105       291,332

------------------------

(a) 1996 includes charges of $237 million ($151 million net of tax), or $1.14 per primary share, reflecting restructuring charges related to the Company's plan to separate into three independent companies, NLC litigation costs and other charges primarily related to the transition to the Company's next-generation digital products and the write-down of certain assets (see Notes 2, 9 and 15 to the consolidated financial statements of the Company).

(b) 1995 includes a charge of $140 million ($90 million net of tax), or $.72 per primary share and $.62 per fully diluted share, for purchased in-process technology in connection with the Company's acquisition of NLC.

(c) 1994 includes an income tax benefit of $30 million, or $.24 per primary share and $.20 per fully diluted share, as a result of a reduction in a valuation allowance, as of December 31, 1994, related to domestic deferred income tax assets.

(d) 1993 includes a cumulative effect credit of $10 million and a cumulative effect charge of $10 million to reflect the adoption of Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, respectively.

(e) 1992 includes a $12 million extraordinary charge for the write-off of deferred financing costs in connection with the early extinguishment of debt.

                          THE COMMUNICATIONS BUSINESS
     (WHICH WILL BECOME NEXTLEVEL SYSTEMS, INC. FOLLOWING THE DISTRIBUTION)
                             SUMMARY FINANCIAL DATA

    The following table presents summary historical financial data of the Communications Business. The information set forth below should be read in conjunction with "The Communications Business Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Communications Business" and the historical combined financial statements and notes thereto of the Communications Business included elsewhere in this Proxy Statement. The unaudited pro forma operations data for the year ended December 31, 1996 and the three months ended March 31, 1997, set forth below was prepared to give effect to the Distribution as if it had occurred on January 1, 1996, and the unaudited pro forma balance sheet data was prepared to give effect to the Distribution as if it had occurred on March 31, 1997, and does not purport to represent what the Communications Business' operating results or financial position would have been or to project its operating results or financial position for any future date. The combined statement of operations data set forth below for each of the three years ended December 31, 1996 and the combined balance sheet data at December 31, 1996 and 1995 are derived from, and are qualified by reference to, the audited combined financial statements of the Communications Business included elsewhere in this Proxy Statement. The combined statement of operations data for the three months ended March 31, 1997 and 1996 and the combined balance sheet data as of March 31, 1997 are derived from the Company's unaudited combined financial statements included elsewhere in this Proxy Statement. The combined balance sheet data at December 31, 1994 are derived from the audited combined balance sheet of the Communications Business at December 31, 1994, which is not included in this Proxy Statement. The combined statement of operations data for the years ended December 31, 1993 and 1992 and the combined balance sheet data at December 31, 1993 and 1992 are derived from unaudited combined financial statements of the Communications Business not included in this Proxy Statement.

    The historical financial information may not be indicative of the Communications Business' future performance and does not necessarily reflect what the financial position and results of operations of the Communications Business would have been had the Communications Business operated as a separate, stand-alone entity during the periods presented. Per share data for net income
(loss) has not been presented because the Communications Business was operated through the Company for the periods presented.

                          THE COMMUNICATIONS BUSINESS
     (WHICH WILL BECOME NEXTLEVEL SYSTEMS, INC. FOLLOWING THE DISTRIBUTION)
                             SUMMARY FINANCIAL DATA

                         THREE MONTHS ENDED MARCH 31,                          YEAR ENDED DECEMBER 31,
                       ---------------------------------  ------------------------------------------------------------------
                        PRO FORMA                          PRO FORMA
                          1997        1997       1996      1996 (A)     1996(A)    1995(B)    1994(C)     1993       1992
                       -----------  ---------  ---------  -----------  ---------  ---------  ---------  ---------  ---------

                                                      (IN THOUSANDS, UNLESS OTHERWISE NOTED)
STATEMENT OF
  OPERATIONS DATA
Net sales............   $ 408,028   $ 408,028  $ 386,948   $1,755,585  $1,755,585 $1,532,595 $1,275,307 $ 782,960  $ 556,990
  Cost of sales......     294,514     294,514    286,814   1,349,815   1,349,815  1,079,916    877,667    528,719    383,773
  Selling, general
    and
    administrative...      45,154      42,754     34,107     182,232     174,432    138,209    102,753     87,389     84,316
  Research and
    development......      51,045      51,045     45,992     198,071     198,071    137,930    104,795     67,610     52,432
  Purchased in-
    process
    technology.......      --          --         --          --          --        139,860     --         --         --
  NLC litigation
    costs............      --          --         --         141,000     141,000     --         --         --         --
  Amortization of
    excess of cost
    over fair value
    of net assets
    acquired.........       3,558       3,558      3,516      14,278      14,278     14,418     14,931     15,027     15,141
Operating income
  (loss).............      13,757      16,157     16,519    (129,811)   (122,011)    22,262    175,161     84,215     21,328
Interest
  expense--net.......      (4,320)     (7,091)    (6,658)    (17,280)    (25,970)   (22,933)   (27,337)   (35,026)   (54,869)
Income (loss) before
  income taxes and
  cumulative effect
  of changes in
  accounting
  principles.........       8,908       8,537      9,423    (148,518)   (149,408)    (2,408)   149,204     58,133    (33,624)
Net income (loss)....   $   5,186   $   4,960  $   5,843   $ (95,767)  $ (96,310) $   4,206  $ 121,049  $  49,856  $ (39,061)

                                               AT MARCH 31,                          AT DECEMBER 31,
                                          ----------------------  -----------------------------------------------------
                                           PRO FORMA
                                             1997        1997       1996       1995       1994       1993       1992
                                          -----------  ---------  ---------  ---------  ---------  ---------  ---------

                                                             (IN THOUSANDS, UNLESS OTHERWISE NOTED)
BALANCE SHEET DATA
Total assets............................   $1,626,347  $1,625,347 $1,629,736 $1,354,338 $1,199,002 $ 969,635  $ 901,940
Long-term obligations, including current
  maturities............................     280,000      --         --         --         --         --         --
Other non-current liabilities...........      49,514     187,514    188,045     75,125     77,890    103,293     39,276
Divisional net equity...................     914,336   1,068,336  1,051,174    926,168    763,895    629,016    637,056

------------------------

(a) 1996 includes charges of $226 million ($145 million net of tax) reflecting NLC litigation costs and other charges primarily related to the transition to the Communications Business' next-generation digital products and the write-down of certain assets (see Notes 4 and 10 to the combined financial statements of the Communications Business).

(b) 1995 includes a charge of $140 million ($90 million net of tax) for purchased in-process technology in connection with the acquisition of NLC.

(c) 1994 includes an income tax benefit of $31 million, as a result of a reduction in a valuation allowance related to domestic deferred income tax assets.

                        THE CABLE MANUFACTURING BUSINESS
                      (COMMSCOPE, INC. OF NORTH CAROLINA)
                             SUMMARY FINANCIAL DATA

    The following table presents summary historical financial data of CommScope NC, hereinafter referred to as the Cable Manufacturing Business. The information set forth below should be read in conjunction with the "The Cable Manufacturing Business Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Cable Manufacturing Business" and the historical consolidated financial statements and notes thereto of the Cable Manufacturing Business included elsewhere in this Proxy Statement. The unaudited pro forma operations data for the year ended December 31, 1996 and the three months ended March 31, 1997, set forth below were prepared to give effect to the Distribution as if it had occurred on January 1, 1996, and the unaudited pro forma balance sheet data was prepared to give effect to the Distribution as if it had occurred on March 31, 1997, and does not purport to represent what the Cable Manufacturing Business' operating results or financial position would have been or to project its operating results or financial position for any future date. The consolidated statement of operations data set forth below for each of the three years ended December 31, 1996 and the consolidated balance sheet data at December 31, 1996 and 1995 are derived from, and are qualified by reference to, the audited consolidated financial statements of the Cable Manufacturing Business included elsewhere in this Proxy Statement. The consolidated statement of operations data for the three months ended March 31, 1997 and 1996 and the consolidated balance sheet data as of March 31, 1997 are derived from the Company's unaudited consolidated statements included elsewhere in this Proxy Statement. The consolidated balance sheet data at December 31, 1994 are derived from the audited consolidated balance sheet of the Cable Manufacturing Business at December 31, 1994, which is not included in this Proxy Statement. The consolidated statement of operations data for the years ended December 31, 1993 and 1992 and the consolidated balance sheet data at December 31, 1993 and 1992 are derived from unaudited consolidated financial statements of the Cable Manufacturing Business not included in this Proxy Statement.

    The historical financial information may not be indicative of the Cable Manufacturing Business' future performance and does not necessarily reflect what the financial position and results of operations of the Cable Manufacturing Business would have been had the Cable Manufacturing Business operated as a separate, stand-alone entity during the periods presented. Per share data for net income has not been presented because the Cable Manufacturing Business was operated through the Company for the periods presented.

                        THE CABLE MANUFACTURING BUSINESS
                      (COMMSCOPE, INC. OF NORTH CAROLINA)
                             SUMMARY FINANCIAL DATA

                                            THREE MONTHS ENDED
                                                 MARCH 31,                              YEAR ENDED DECEMBER 31,
                                     ---------------------------------  -------------------------------------------------------
                                      PRO FORMA                          PRO FORMA
                                        1997        1997       1996        1996        1996       1995       1994       1993
                                     -----------  ---------  ---------  -----------  ---------  ---------  ---------  ---------

                                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
  Net sales........................   $ 147,874   $ 147,874  $ 130,913   $ 572,212   $ 572,212  $ 485,160  $ 445,328  $ 341,789
    Cost of sales..................     108,634     108,634     96,505     417,123     417,123    355,732    317,466    243,665
    Selling, general and
      administrative...............      11,311      11,311      9,548      44,342      44,342     34,835     31,625     25,144
    Research and development.......       1,270       1,270      1,346       5,348       5,348      4,255      3,213      2,979
    Amortization of excess of cost
      over fair value of net assets
      acquired.....................       1,306       1,306      1,264       5,145       5,145      5,075      5,254      5,288
  Operating income.................      25,353      25,353     22,250     100,254     100,254     85,263     87,770     64,713
  Interest expense--net............      (4,416)     (2,733)    (2,383)    (17,663)     (9,990)    (8,665)   (12,281)   (17,451)
  Income before income taxes and
    cumulative effect of changes in
    accounting principles..........      21,147      22,830     20,241      84,430      92,103     76,713     75,485     47,261
  Net income.......................   $  13,128   $  14,155  $  12,550   $  52,441   $  57,122  $  47,331  $  45,096  $  27,336



                                       1992
                                     ---------

STATEMENT OF OPERATIONS DATA
  Net sales........................  $ 286,946
    Cost of sales..................    202,441
    Selling, general and
      administrative...............     22,227
    Research and development.......      2,673
    Amortization of excess of cost
      over fair value of net assets
      acquired.....................      5,327
  Operating income.................     54,278
  Interest expense--net............    (25,576)
  Income before income taxes and
    cumulative effect of changes in
    accounting principles..........     29,095
  Net income.......................  $  15,621

                                                            AT MARCH 31,                          AT DECEMBER 31,
                                                       ----------------------  -----------------------------------------------------
                                                        PRO FORMA
                                                          1997        1997       1996       1995       1994       1993       1992
                                                       -----------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                      (IN THOUSANDS)
BALANCE SHEET DATA
  Total assets.......................................   $ 493,340   $ 492,340  $ 479,885  $ 412,378  $ 397,843  $ 336,281  $ 328,759
  Long-term obligations, including current
    maturities.......................................     275,000      10,800     10,800     10,800     --         --         --
  Other non-current liabilities......................       9,694       9,694      9,565      6,925      5,561      5,659      4,226
  Stockholders' equity...............................     134,962     400,962    393,560    339,177    343,169    300,786    296,958

                        THE POWER SEMICONDUCTOR BUSINESS
  (GENERAL INSTRUMENT CORPORATION, TO BE RENAMED GENERAL SEMICONDUCTOR, INC.,
                          FOLLOWING THE DISTRIBUTION)
                        PRO FORMA SUMMARY FINANCIAL DATA

    The following table presents unaudited pro forma summary financial data of the Power Semiconductor Business prepared to give effect to the Distribution. The unaudited pro forma summary financial data should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto appearing elsewhere in this Proxy Statement. The unaudited pro forma statements of operations data set forth below were prepared to give effect to the Distribution for each of the most recent three years and for the three months ended March 31, 1997 as if the Distribution had occurred on the first day of the earliest period presented, and do not purport to represent what the operations actually would have been, or to project the Power Semiconductor Business' operating results for any future period. The unaudited pro forma summary balance sheet data was prepared to give effect to the Distribution as if it had occurred on March 31, 1997, and does not purport to represent what the financial position actually would have been, or to project the Power Semiconductor Business' financial position, for any future period.

                                                                             PRO FORMA FOR THE
                                                 PRO FORMA FOR THE        YEAR ENDED DECEMBER 31,
                                                THREE MONTHS ENDED   ----------------------------------
                                                  MARCH 31, 1997        1996        1995        1994
                                                -------------------  ----------  ----------  ----------
                                                                    (IN THOUSANDS)
PRO FORMA OPERATIONS DATA
Net sales.....................................      $    85,369      $  361,891  $  414,269  $  315,688
  Cost of sales...............................           65,944         230,687     254,991     208,452
  Selling, general and administrative.........           13,667          46,943      51,225      45,253
  Research and development....................            1,429           5,838       5,068       3,454
  Amortization of excess of cost over fair
   value of net assets acquired...............            1,288           5,154       5,209       5,389
Operating income..............................            3,041          73,269      97,776      53,140
Interest expense--net.........................           (4,863)        (19,450)    (19,450)    (19,450)
Income (loss) from continuing operations
 before income taxes..........................           (1,772)         53,768      78,054      27,160
Income (loss) from continuing operations......      $    (2,529)     $   31,801  $   66,152  $   15,629

                                                                                           PRO FORMA AT
                                                                                          MARCH 31, 1997
                                                                                          --------------
                                                                                          (IN THOUSANDS)
PRO FORMA BALANCE SHEET DATA
Total assets............................................................................    $  529,761
Long-term obligations, including current maturities.....................................       275,000
Other non-current liabilities...........................................................        74,690
Stockholders' equity....................................................................        97,828

                                  RISK FACTORS

    THE FOLLOWING FACTORS, IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED IN THIS PROXY STATEMENT (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN), SHOULD BE CAREFULLY CONSIDERED BY THE STOCKHOLDERS OF THE COMPANY IN EVALUATING THE MATTERS PRESENTED HEREIN.

RISKS RELATING TO THE DISTRIBUTION

LACK OF RECENT OPERATING HISTORY AS SEPARATE ENTITIES

    Upon consummation of the Distribution, NextLevel Systems will own and operate the Communications Business, CommScope will own and operate the Cable Manufacturing Business and General Semiconductor will own and operate the Power Semiconductor Business. None of these companies has a recent operating history as a separate entity.

    After the Distribution, each of NextLevel Systems, CommScope and General Semiconductor will be a smaller and less diversified company than the Company was prior to the Distribution. The ability of each of NextLevel Systems, CommScope and General Semiconductor to satisfy its respective obligations and maintain profitability will be solely dependent upon its own future performance, and each company will not be able to rely on the capital resources and cash flows of the other two businesses. In particular, in recent years, the Communications Business has invested heavily in the development of new technologies and products and relied on the cash flows of the Company's other businesses to help fund these expenditures. Although this source of funding will no longer be available after the Distribution, management of NextLevel Systems believes that its expected cash flow, as well as other sources of funding available to it, will be sufficient to finance its planned expenditures. However, the future performance and cash flows of each company will be subject to prevailing economic conditions and to financial, business and other factors affecting the business operations of such company, including factors beyond its control.

    The division of the Company may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of each company, and will also result in the duplication of certain personnel, administrative and other expenses required for the operation of independent companies. In addition, although after the Distribution each business will continue to be managed by its current operating management, the managements of General Semiconductor and CommScope, respectively, have not previously operated their businesses as separate public companies. Accordingly, there can be no assurance that the transition will not alter or disrupt, at least temporarily, the management and operations of one or more of the businesses.

POTENTIAL RESPONSIBILITY FOR LIABILITIES NOT EXPRESSLY ASSUMED

    The Distribution Agreement and the Ancillary Agreements allocate among NextLevel Systems, CommScope, General Semiconductor and their respective subsidiaries responsibility for various indebtedness, liabilities and obligations. See "The Distribution Proposals--Proposal One: The Distribution-- Relationship Among NextLevel Systems, CommScope and General Semiconductor After the Distribution." It is possible that a court would disregard this contractual allocation of indebtedness, liabilities and obligations among the parties and require NextLevel Systems, CommScope or General Semiconductor or their respective subsidiaries to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations.

POTENTIAL INDEMNIFICATION LIABILITIES

    Pursuant to the Distribution Agreement and certain of the Ancillary Agreements, each of NextLevel Systems, CommScope and General Semiconductor has agreed to indemnify the other parties (and certain related persons) from and after consummation of the Distribution with respect to certain indebtedness, liabilities and obligations, which indemnification obligations could be significant. See "The Distribution Proposals--Proposal One: The Distribution--Relationship Among NextLevel Systems, CommScope and General Semiconductor After the Distribution."

LEVERAGE AFTER THE DISTRIBUTION; CERTAIN RESTRICTIONS UNDER CREDIT FACILITIES

    Following the Distribution, NextLevel Systems will be significantly less leveraged than the Company was prior to the Distribution, although CommScope and General Semiconductor will have substantial leverage. As of March 31, 1997, the Company had total long-term debt, including current maturities, of $739 million and total stockholders' equity of $1.2 billion. Assuming that the Distribution, and the redemption of the GI Convertible Notes had been consummated as of March 31, 1997, on a pro forma basis: (i) NextLevel Systems would have had total long-term debt of $280 million (which includes additional debt in the amount of $138 million related to the NLC litigation described below) and total stockholders' equity of $914 million; (ii) CommScope would have had total long-term debt of $275 million and total stockholders' equity of $135 million; and (iii) General Semiconductor would have had total debt of $275 million and total stockholders' equity of $98 million, as of March 31, 1997. The allocation of indebtedness among the three companies reflects, in substantial part, the relative expected capital requirements and cash flows of the three businesses.

    The degree to which each company is leveraged could have important consequences, including the following: (i) each company's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a portion of each company's and its subsidiaries' cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness; (iii) each company's credit agreement will contain certain restrictive financial and operating covenants, including, among others, requirements that the company satisfy certain financial ratios; (iv) a significant portion of each company's borrowings will be at floating rates of interest, causing each company to be vulnerable to increases in interest rates;
(v) each company's degree of leverage may make it more vulnerable in a downturn in general economic conditions; and (vi) each company's degree of leverage may limit its flexibility in responding to changing business and economic conditions. In addition, in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, a court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and to require that the stockholders return the special dividend (in whole or in part) to the Company or require each of the companies to fund certain liabilities of the other companies for the benefit of creditors. See "--Fraudulent Transfer Considerations; Legal Dividend Requirements."

CERTAIN TAX CONSIDERATIONS

    The Company has conditioned the Distribution on the receipt of a favorable ruling from the Internal Revenue Service, which condition may not be waived or modified. See "The Distribution Proposals-- Proposal One: The Distribution--Federal Income Tax Aspects of the Distribution." Such rulings, while generally binding upon the Internal Revenue Service, are subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in a material respect, such ruling would be jeopardized. The Company is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue. The Company, NextLevel Systems and CommScope have agreed to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax free. See "The Distribution Proposals--Proposal One: The Distribution--Relationship Among NextLevel Systems, CommScope and General Semiconductor After the Distribution-- Distribution Agreement."

    If the Distribution were not to qualify as a tax free spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), then, in general, a corporate tax would be payable by the consolidated group of which the Company is the common parent based upon the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock. The corporate level tax would be payable by General Semiconductor and could substantially exceed the net worth of General Semiconductor. However, under certain circumstances, NextLevel Systems and CommScope have agreed to indemnify General Semiconductor for such tax liability. See "The Distribution Proposals--Propsosal One: The Distribution--Relationship Among NextLevel Systems, CommScope and General Semiconductor After the Distribution--Tax Sharing Agreement." In addition, under the consolidated return rules, each member of the consolidated group (including NextLevel Systems and CommScope) is severally liable for such tax liability.

    Furthermore, if the Distribution were not to qualify as a tax free spin-off under Section 355 of the Code, each holder of GI Common Stock who receives shares of NextLevel Systems Common Stock and CommScope Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the NextLevel Systems Common Stock and CommScope Common Stock received, which would result in
(i) a dividend to the extent of such stockholder's PRO RATA share of the distributing company's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in the distributing company's common stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) gain from the exchange of the distributing company's common stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such common stock.

NO CURRENT PUBLIC MARKET FOR NEXTLEVEL SYSTEMS COMMON STOCK OR COMMSCOPE COMMON
  STOCK

    There is not currently a public market for the NextLevel Systems Common Stock or the CommScope Common Stock and there can be no assurance as to the prices at which trading in such stock will occur after the Distribution. Until each of the NextLevel Systems Common Stock and CommScope Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. NextLevel Systems intends to list the NextLevel Systems Common Stock on the NYSE and CommScope intends to list the CommScope Common Stock on the NYSE. See "The Distribution Proposals--Proposal
One: The Distribution--Listing and Trading of NextLevel Systems Common Stock and CommScope Common Stock."

CHANGES IN TRADING PRICES

    It is expected that the General Semiconductor Common Stock will be listed and traded on the NYSE after the Distribution. The combined trading prices of the NextLevel Systems Common Stock, the CommScope Common Stock and the General Semiconductor Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading prices of the GI Common Stock prior to the Distribution. See "The Distribution Proposals--Proposal One: The Distribution--Listing and Trading of General Semiconductor Common Stock."

DIVIDEND POLICIES

    Since its organization in 1990, the Company has not paid dividends on the GI Common Stock and none of General Semiconductor, NextLevel Systems and CommScope anticipates paying dividends on its common stock in the future. Each of NextLevel Systems and General Semiconductor will be operating companies but CommScope will be a holding company. As a holding company, whether CommScope is able to pay dividends will depend upon the receipt of dividends or other payments from its subsidiaries. The credit agreement of each of General Semiconductor, NextLevel Systems and CommScope following the Distribution will likely contain provisions which limit the ability of such company (and/or its subsidiaries) to pay cash dividends. Any determination to pay cash dividends in the future will be at the discretion of the Board of Directors of each of General Semiconductor, NextLevel Systems and CommScope and will be dependent upon the respective company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the company's Board of Directors. See "Financing-- NextLevel Systems," "--CommScope" and "--General Semiconductor."

CERTAIN ANTITAKEOVER FEATURES--NEXTLEVEL SYSTEMS AND COMMSCOPE

    The Certificate of Incorporation and By-Laws of each of NextLevel Systems and CommScope which will be in effect at the time of the Distribution will contain several provisions that may make the acquisition of control of NextLevel Systems or CommScope more difficult or expensive. The Certificate of Incorporation and By-Laws of each of NextLevel Systems and CommScope which will be in effect at the time of the Distribution, among other things, will (i) classify the Board of Directors into three classes, with directors of each class serving for a staggered three-year period, (ii) provide that directors may be removed only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote for such directors, and (iii) permit the Board of Directors (but not the company's stockholders) to fill vacancies and newly created directorships on the Board. Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board of Directors. Under the Certificate of Incorporation of each of NextLevel Systems and CommScope which will be in effect at the time of the Distribution, the Board of Directors of the company also has the authority to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The Board of Directors of NextLevel Systems or CommScope, as the case may be, could, therefore, issue, without stockholder approval, preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock of the company and could make it more difficult for a third party to gain control of the company. In addition, each of NextLevel Systems and CommScope has adopted a stockholders' rights plan, which, under certain circumstances, would significantly dilute the interest in the company of persons seeking to acquire control of the company without the prior approval of the Board of Directors. See "Description of NextLevel Systems Capital Stock--NextLevel Systems Rights Plan," "Description of CommScope Capital Stock--CommScope Rights Plans" and "Limitations on Changes in Control of NextLevel Systems and CommScope."

CERTAIN CONSENT REQUIREMENTS

    The Company has reviewed its existing debt and other contractual arrangements to determine whether consummation of the Distribution and related transactions would result in a violation of these obligations or require the consent of a third party to effect the necessary transfers. In a substantial number of situations, an amendment, consent or waiver from third parties will be required. It is a condition of the Distribution that these amendments, consents or waivers have been obtained, except for those the failure of which to be obtained would not have a material adverse effect on NextLevel Systems, CommScope or General Semiconductor, respectively. Although the Company believes that no single agreement for which an amendment, consent or waiver is being sought is material, the failure of the Company to receive a significant number of such amendments, waivers or consents could have a material adverse effect on the ability of NextLevel Systems, CommScope or General Semiconductor, as the case may be, to continue to conduct its respective business as currently being conducted.

FRAUDULENT TRANSFER CONSIDERATIONS; LEGAL DIVIDEND REQUIREMENTS

    Marshall & Stevens Incorporated ("Marshall & Stevens"), the Company's independent appraisal firm, has delivered its opinion, dated June 13, 1997, to the Company's Board of Directors, regarding the solvency of the Company, NextLevel Systems, CommScope and General Semiconductor and the permissibility of the Distribution under Section 170 of the Delaware General Corporation Law (the "DGCL"). The full text of such opinion is set forth in Annex G hereto. It is a condition to the consummation of the Distribution that Marshall & Stevens, or another independent appraisal firm, deliver an updated opinion to the Company's Board of Directors immediately prior to the time the special dividend is declared, in substantially the same form as the opinion set forth in Annex G. See "The Distribution Proposals-- Proposal One: The Distribution--Solvency Opinion." Although the Company's Board has the right to waive such condition, it has no present intention to do so. There is no certainty, however, that a court would find the solvency opinion rendered by the Company's independent appraisal firm to be binding on creditors of the Company, NextLevel Systems, CommScope or General Semiconductor or that a court would reach the same conclusions set forth in such opinion in determining whether the Company, NextLevel Systems, CommScope or General Semiconductor was insolvent at the time of, or after giving effect to, the Distribution.

    If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time the Company effected the Distribution, the Company, NextLevel Systems, CommScope or General Semiconductor, as the case may be, (i) was insolvent, (ii) was rendered insolvent by reason of the Distribution, (iii) was engaged in a business or transaction for which the Company's, NextLevel Systems', CommScope's or General Semiconductor's, as the case may be, remaining assets constituted unreasonably small capital, or (iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the stockholders return the special dividend (in whole or in part) to the Company, or require NextLevel Systems, CommScope or General Semiconductor, as the case may be, to fund certain liabilities of the other companies for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of the Company, NextLevel Systems, CommScope and General Semiconductor, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. In addition, under Section 170 of the DGCL (which is applicable to the Company in the Distribution), a corporation generally may make distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital.

    The Company's Board of Directors and management believe that, in accordance with the solvency opinion discussed above, (i) the Company, and each of NextLevel Systems, CommScope and General Semiconductor, will be solvent at the time of the Distribution (in accordance with the foregoing definitions), will be able to repay its debts as they mature following the Distribution and will have sufficient capital to carry on its businesses, and (ii) the Distribution will be made entirely out of surplus, as provided under Section 170 of the DGCL.

RISKS RELATING TO THE BUSINESSES OF NEXTLEVEL SYSTEMS, COMMSCOPE
  AND GENERAL SEMICONDUCTOR

DEPENDENCE OF NEXTLEVEL SYSTEMS AND COMMSCOPE ON THE CABLE TELEVISION INDUSTRY
  AND CABLE
  TELEVISION CAPITAL SPENDING

    Approximately 71% and 74% of the sales of the Communications Business and the Cable Manufacturing Business, respectively, for the year ended December 31, 1996 came from sales of systems and equipment to the cable television industry. Demand for these products depends primarily on capital spending by cable television operators for constructing, rebuilding or upgrading their systems. The amount of this capital spending, and, therefore, NextLevel Systems' and CommScope's sales and profitability will be affected by a variety of factors, including general economic conditions, consolidation in the industry, the financial condition of domestic cable television operators and their access to financing, competition from satellite and wireless television providers and telephone companies, technological developments in the broadband communications industry and new legislation and regulation of cable television operators as described below. Capital spending in the cable television industry fell sharply in the middle of 1990 compared to 1989 and remained at a low level until it began to recover in mid-1992. Although the management of each of NextLevel Systems and CommScope believes that the constraining pressures on domestic cable television capital spending eased and that cable television capital spending generally increased from mid-1992 through 1996, there can be no assurance that such increases will continue or that such increased level of cable television capital spending will be maintained. Moreover, Tele-Communications, Inc. and its affiliates ("TCI"), which accounted for approximately 23% and 11%, respectively, of the revenues of the Communications Business and the Cable Manufacturing Business for the year ended December 31, 1996, announced in late 1996 that it would significantly curtail capital spending on its cable networks, although TCI informed the Communications Business that it planned to continue spending on its digital cable networks.

    In recent years, cable television capital spending has also been affected by new legislation and regulation, on the federal, state and local level, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. During 1993 and 1994, the Federal Communications Commission (the "FCC") adopted rules under the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), regulating rates that cable television operators may charge for lower tiers of service and generally not regulating the rates for higher tiers of service. In 1996, the Telecommunications Act of 1996 (the "Telecom Act") was enacted to eliminate certain governmental barriers to competition among local and long distance telephone, cable television, broadcasting and wireless services. When fully implemented by the FCC, the Telecom Act may significantly impact the communications industry and alter federal, state and local laws and regulations regarding the provision of cable and telephony services. Among other things, the Telecom Act eliminates substantially all restrictions on the entry of telephone companies and certain public utilities into the cable television business. Telephone companies may now enter the cable television business as traditional cable operators, as common carrier conduits for programming supplied by others, as operators of wireless distribution systems, or as hybrid common carrier/cable operator providers of programming on so-called "open video systems." The economic impact of the 1992 Cable Act, the Telecom Act and the rules thereunder on the cable television industry, NextLevel Systems and CommScope is still uncertain.

    Although the domestic cable television industry is comprised of approximately 11,200 cable systems, a small number of cable television operators own a majority of cable television systems and account for a majority of the capital expenditures made by cable television operators. Ten cable television operators accounted for approximately 45% and 30% of the sales of the Communications Business and the Cable Manufacturing Business, respectively, for the year ended December 31, 1996. The loss of some or all of these cable television operators as customers could have a material adverse effect on the business of NextLevel Systems and CommScope.

TELECOMMUNICATIONS INDUSTRY COMPETITION AND TECHNOLOGICAL CHANGES AFFECTING
  NEXTLEVEL SYSTEMS AND COMMSCOPE

    NextLevel Systems will be significantly affected by the competition among cable television operators, satellite television providers and telephone companies to provide video, voice and data/Internet services. In particular, although cable television operators have historically provided television services to the majority of U.S. households, direct-to-home ("DTH") satellite television has attracted a growing number of subscribers and the regional telephone companies have begun to offer competing cable and wireless cable services. This competitive environment is characterized by rapid technological changes, particularly with respect to developments in digital compression and broadband access technology.

    Management of NextLevel Systems believes that, as a result of the new products developed by the Communications Business based on emerging technologies and the diversity of its product offerings, it is well positioned to supply each of the cable, satellite and telephone markets. The future success of NextLevel Systems, however, will be dependent on its ability to market and deploy these new products successfully and continue to develop and timely exploit new technologies and market opportunities both in the United States and internationally. The development of the Communications Business' digital television systems took significantly longer than anticipated as a result of several factors, including increased system complexity, evolving international Motion Picture Experts Group 2 ("MPEG-2") standards and other system design issues. Accordingly, volume shipments to cable television operators and satellite television programmers were delayed from their original expected delivery dates. There can be no assurance that NextLevel Systems will be able to continue to successfully introduce new products and technologies, that it will be able to deploy them successfully on a large-scale or that its technologies and products will achieve significant market acceptance. Further, there can be no assurance that the development of products using new technologies (such as digital compression) will not have an adverse impact on sales by NextLevel Systems of certain of its other products. In addition, because of the competitive environment and the nature of NextLevel Systems' business, there have been and may continue to be legal challenges to its new technologies. See "--Legal Proceedings," "Business of NextLevel Systems--Legal Proceedings" and "Business of NextLevel Systems--Competition."

    Many of the markets that CommScope serves are characterized by advances in information processing and communications capabilities which require increased transmission speeds and greater capacity ("bandwidth") for carrying information. These advances require ongoing improvements in the capabilities of wire and cable products. CommScope's management believes that CommScope's future success will depend in part upon its ability to enhance existing products and to develop and manufacture new products that meet or anticipate such changes. The failure to introduce successful new or enhanced products on a timely and cost-competitive basis could have an adverse impact on CommScope's operations and financial condition.

    Fiber optic technology presents a potential substitute for the products that comprise the majority of CommScope's sales. To date, fiber optic cables have penetrated the cable television and local area network ("LAN") markets served by CommScope in high-bandwidth point-to-point and trunking applications. Fiber optic cables have not, to date, significantly penetrated the local distribution and residential application markets served by CommScope because of the high relative cost of electro-optic interfaces and the high cost of fiber termination and connection. At the same time, advances in data transmission equipment and copper cable technologies have increased the relative performance of copper-based cables which are CommScope's principal product offerings. However, a significant decrease in the cost of fiber optic systems could make such systems superior on a price/performance basis to copper systems. While CommScope is a fiber optic cable manufacturer and supplier to a small portion of the cable television market and certain specialty markets, such a significant decrease in the cost of fiber optic systems would likely have an adverse effect on CommScope.

    NextLevel Systems' and CommScope's sales to international markets have recently increased substantially and will continue to be an important focus of each company in the future. However, there can be no assurance that international markets will continue to expand, or that growth and profitability in international sales will not be affected by political uncertainties, currency exchange rate fluctuations or variations in capital spending cycles in developing countries. See "--International Operations; Foreign Currency Risks."

COMPETITION

    NextLevel Systems' products and services will compete with those of a substantial number of foreign and domestic companies, some with greater resources, financial or otherwise, than NextLevel Systems, and the rapid technological changes occurring in NextLevel Systems' markets are expected to lead to the entry of new competitors. NextLevel Systems' ability to anticipate technological changes and introduce enhanced products on a timely basis will be a significant factor in NextLevel Systems' ability to expand and remain competitive. Existing competitors' actions and new entrants may have an adverse impact on NextLevel Systems' sales and profitability. The management of NextLevel Systems believes that NextLevel Systems will enjoy a strong competitive position because of its large installed cable television equipment base, its strong relationships with the major cable television operators, its technological leadership and new product development capabilities, and the likely need for compatibility of new technologies with currently installed systems. There can be no assurance, however, that competitors will not be able to develop systems compatible with, or that are alternatives to, NextLevel Systems' proprietary technology or systems. See "Business of NextLevel Systems--Competition."

    CommScope's coaxial, fiber optic and electronic cable products compete with those of a substantial number of foreign and domestic companies, some with greater resources, financial or otherwise, than CommScope, and the rapid technological changes occurring in the telecommunications industry could lead to the entry of new competitors. Existing competitors' actions and new entrants may have an adverse impact on CommScope's sales and profitability. CommScope's management believes that CommScope enjoys a strong competitive position in the coaxial cable market because of its position as a low-cost, high-volume coaxial cable producer and its reputation as a high-quality provider of state-of-the-art cables, along with its strong orientation toward customer service. However, there can be no assurance that CommScope will continue to compete successfully with its existing competitors or that it will be able to compete successfully with new competitors. See "Business of CommScope--Competition."

    General Semiconductor will be subject to competition from a substantial number of foreign and domestic companies, some of which have greater financial, engineering, manufacturing and other resources than General Semiconductor. General Semiconductor's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Although General Semiconductor's management believes that General Semiconductor will enjoy certain technological and other advantages over its competitors, realizing and maintaining such advantages will require continued investment by General Semiconductor in engineering, research and development, marketing and customer service and support. There can be no assurance that General Semiconductor will have sufficient resources to continue to make such investments or that General Semiconductor will be successful in maintaining such advantages. See "Business of General Semiconductor--Competition."

IMPACT OF PRICE FLUCTUATIONS OF RAW MATERIALS ON COMMSCOPE; SOURCES OF RAW
  MATERIALS

    Fabricated aluminum, copper and plastics are the principal raw materials purchased by CommScope, and CommScope's profitability may be affected by changes in the market price of these materials (which are linked to the commodity markets). Although CommScope has generally been able to pass on increases in the price of these materials to its customers, there can be no assurance that CommScope will be able to do so in the future. Additionally, significant increases in the price of CommScope's products due to increases in the cost of raw materials could have a negative effect on demand for CommScope's products.

    In 1996, approximately 15% of CommScope's raw material purchases were for bi-metallic center conductors for coaxial cables, nearly all of which were purchased from Copperweld Corporation under a long-term supply arrangement expiring in December 1998. In addition to bi-metallic wires, fine aluminum wire is purchased primarily from a single source; neither of these major raw materials could be readily replaced in sufficient quantities if all supplies from the respective primary sources were disrupted for an extended period. See "Business of CommScope--Raw Materials."

INTERNATIONAL OPERATIONS; FOREIGN CURRENCY RISKS

    U.S. broadband system designs and equipment are increasingly being employed in international markets, where cable television penetration is low. However, there can be no assurance that international markets will continue to develop or that NextLevel Systems or CommScope will receive additional contracts to supply its systems and equipment in international markets. See "--Competition," "Business of NextLevel Systems" and "Business of CommScope."

    A significant portion of NextLevel Systems' products are manufactured or assembled in Mexico and Taiwan (Republic of China) and other countries outside the United States, and a significant portion of General Semiconductor's products are manufactured or assembled in Taiwan (Republic of China) and Ireland and other countries outside the United States, with a new factory in the People's Republic of China expected to begin production in the third quarter of 1997. In addition, sales of equipment into international markets by each of NextLevel Systems and CommScope have recently grown. These foreign operations are subject to the usual risks inherent in situating operations abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the United States affecting trade, foreign investment and loans, and foreign tax laws. General Semiconductor's and NextLevel Systems' cost-competitive status relative to other competitors could be adversely affected if the New Taiwan dollar or another relevant currency appreciates relative to the U.S. dollar.

    The Company uses hedging programs to reduce market risk arising from changes in foreign exchange rates. On a selective basis, the Company enters into contracts to hedge the currency exposure of contractual and other firm commitments denominated in foreign currencies and the currency exposure of anticipated, but not yet committed, transactions expected to be denominated in foreign currencies. Foreign currency transaction losses included in the Company's net income were $3 million in 1996, and deferred gains or losses on such contracts at December 31, 1996 and March 31, 1997 were not significant. (See Notes 13 and 14 to the Consolidated Financial Statements of the Company and Notes 14 and 15 to the Combined Financial Statements of the Communications Business.) See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Communications Business--Foreign Exchange."

ENVIRONMENT

    The Company has been, and after the Distribution, NextLevel Systems, CommScope and General Semiconductor will be, subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. The Company's manufacturing facilities are believed to be in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had a material adverse effect on the Company's financial condition and is not expected to have a material adverse effect on the financial condition of NextLevel Systems, CommScope or General Semiconductor after the Distribution. The Company is involved in remediation programs, principally with respect to former manufacturing sites, that are proceeding in connection with federal and state regulatory oversight. In addition, the Company is currently named as a "potentially responsible party" with respect to the disposal of hazardous wastes at nine hazardous waste sites located in six states and Puerto Rico.

    The Company has engaged independent consultants to assist management in evaluating potential liabilities related to environmental matters. The Company's management assesses the input from these independent consultants along with other information known to the Company in its effort to continually monitor these potential liabilities. Management assesses its environmental exposure on a site-by-site basis, including those sites where the Company has been named a "potentially responsible party." Such assessments include the Company's share of remediation costs, information known to the Company concerning the size of the hazardous waste sites, their years of operation and the number of past users and their financial viability. Although the Company estimates, based on assessments and evaluations made by management, that its exposure with respect to these environmental matters could be as high as $58 million, the Company believes that the reserve for environmental matters of $38 million at December 31, 1996 is reasonable and adequate. However, there can be no assurance that the ultimate resolution of these matters will approximate the amount reserved.

    After the Distribution, General Semiconductor will retain the obligations of the Company with respect to environmental matters relating to the Company's discontinued operations and its status as a

"potentially responsible party." Based on the factors discussed above, capital expenditures and expenses for the Company's remediation programs, and the proportionate share of the cost of the necessary investigation and eventual remedial work that may be needed to be performed at the sites for which the Company has been named as a "potentially responsible party," are not expected to have a material adverse effect on the financial statements of General Semiconductor. The Company's present and past facilities have been in operation for many years, and over that time in the course of those operations, such facilities have used substances which are or might be considered hazardous, and the Company has generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future which the Company, NextLevel Systems and CommScope cannot now predict.

LEGAL PROCEEDINGS

    On June 11, 1996, the United States District Court for the Eastern District of Texas entered judgment against NLC and two of its founders for $136.7 million plus interest in an action entitled DSC COMMUNICATIONS CORPORATION AND DSC TECHNOLOGIES CORPORATION V. NEXT LEVEL COMMUNICATIONS, THOMAS R. EAMES AND PETER
W. KEELER, Case No. 4:95cv96, which had been brought on April 10, 1995, by DSC Communications Corporation and DSC Technologies Corporation (collectively, "DSC") alleging, among other things, that the individual defendants diverted a corporate opportunity of DSC and misappropriated its trade secrets and that NLC made use of or benefited from these actions. The judgment was entered on the corporate opportunity count and a related conspiracy count. The District Court denied DSC's request to aggregate amounts awarded by the jury on the various claims so as to arrive at a total judgment in excess of $369 million plus pre-judgment interest and attorneys' fees, and it also denied DSC's request for entry of permanent injunctive relief. In connection with the acquisition of NLC, the Company agreed to indemnify the founders, to the extent permitted by applicable law, for any judgment awarded against them in the matter, and following entry of judgment the Company recorded a charge to earnings of $141 million reflecting the judgment and costs of litigation. On February 28, 1997, the Court of Appeals affirmed the denial of DSC's request for injunctive relief, ruled that the claim for diversion of a corporate opportunity was legally insufficient and remanded the case to the District Court for entry of judgment on the jury award for misappropriation of trade secrets which, as revised by the District Court, would be for not more than $138 million (including the award on a related conspiracy count), plus accrued interest. Enforcement of the judgment was stayed pending the determination of the appeal. Both parties have filed motions for rehearing with the Court of Appeals, and these motions have not been decided as of the date hereof. NextLevel Systems has agreed to assume the Company's obligations in connection with this litigation. See "Business of NextLevel Systems--Legal Proceedings."

                                  THE MEETING

    This Proxy Statement is being furnished to the stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company from holders of record of GI Common Stock as of the close of business on the Meeting Record Date, for use at the Meeting to be held on Wednesday, July 23, 1997, at 2:00 p.m., local time, at the Wyndham Garden Hotel, Chicago, Illinois and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the Company's stockholders on or about June 18, 1997. References in this Proxy Statement to the Company mean General Instrument Corporation prior to the Distribution described below. The principal executive offices of the Company are located at 8770 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois 60631. Following the Distribution, the principal executive offices of NextLevel Systems will be located at such location, the principal executive offices of General Semiconductor will be located at 10 Melville Park Road, Melville, New York 11747 and the principal executive offices of CommScope will be located at 1375 Lenoir-Rhyne Boulevard, Hickory, North Carolina 28601.

MATTERS FOR CONSIDERATION AT THE MEETING

    At the Meeting, the stockholders of the Company will be asked to consider and vote upon the following three related proposals, denominated Proposals One, Two and Three:

        PROPOSAL ONE: Approval of (i) the Internal Transfers, (ii) a special dividend, consisting of the distribution to the holders of the GI Common Stock of the outstanding shares of NextLevel Systems Common Stock, followed, prior to the opening of business on the next business day, by another special dividend, consisting of the distribution to the holders of NextLevel Systems Common Stock (which holders also will be the stockholders of the Company) of CommScope Common Stock on the basis described herein and (iii) the Distribution Agreement (see "The Distribution Proposals--Proposal One:
    The Distribution");

        PROPOSAL TWO: Approval of an amendment to the Certificate of Incorporation of the Company to change the name of the Company to General Semiconductor, Inc. after the Distribution (see "The Distribution Proposals--Proposal Two: Approval of Amendment to Certificate of Incorporation to Change the Name of the Company"); and

        PROPOSAL THREE: Approval of an amendment to the Certificate of Incorporation of the Company to effect a one for four reverse stock split of the General Semiconductor Common Stock immediately following the Distribution (if approved, each four shares of General Semiconductor Common Stock will be converted into one share of General Semiconductor Common Stock) (see "The Distribution Proposals--Proposal Three: Approval of Amendment to Certificate of Incorporation of the Company to Effect a Reverse Stock Split").

    THE EFFECTIVENESS OF PROPOSALS TWO AND THREE IS CONDITIONED UPON THE APPROVAL OF PROPOSAL ONE. IF PROPOSAL ONE IS NOT APPROVED, THE BOARD OF DIRECTORS OF THE COMPANY WILL REEVALUATE ITS INTENTION TO EFFECT THE DISTRIBUTION. AFTER SUCH REVIEW, THE BOARD COULD DETERMINE TO REVISE THE TERMS OF THE DISTRIBUTION AND EFFECT THE DISTRIBUTION AS REVISED OR ABANDON THE DISTRIBUTION. IF PROPOSAL ONE IS APPROVED, BUT ONE OR BOTH OF PROPOSALS TWO AND THREE ARE NOT APPROVED, THE COMPANY INTENDS TO PROCEED WITH THE DISTRIBUTION WITHOUT CHANGING THE NAME OF THE COMPANY OR EFFECTING THE REVERSE STOCK SPLIT OR BOTH, AS THE CASE MAY BE.

    The Board has further retained discretion, even if stockholder approval of the Distribution Proposals is obtained and the other conditions to the Distribution are satisfied, to abandon, defer or modify the Distribution or other elements contained in the Distribution Proposals, provided that following stockholder approval the Board will not make any change in the terms of the Distribution or the other elements of the Distribution Proposals unless the Board determines that such changes would not be materially adverse to the Company's stockholders.

    It is a condition to the Distribution that the Company receive the Tax Ruling from the Internal Revenue Service. Such condition may not be waived or modified by the Board of Directors of the Company.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DISTRIBUTION PROPOSALS.

    For a description of the reasons for the Distribution, see "The Distribution Proposals--Proposal One: The Distribution--Background and Reasons for the Distribution."

    In addition, the stockholders of the Company will also be asked to consider and to vote upon the following Annual Meeting Proposals:

        PROPOSAL FOUR: Approval of an amendment to the Certificate of Incorporation of the Company to declassify the Board of Directors and to provide for the annual election of all directors (see "The Annual Meeting Proposals--Proposal Four: Approval of Amendment to Certificate of Incorporation to Declassify the Board of Directors of the Company"); and

        PROPOSAL FIVE: The election of four directors (see "The Annual Meeting Proposals--Proposal Five: Election of Directors"). If the Distribution occurs, it is expected that all but one of the Company's directors will resign and be replaced by five new directors.

    The effectiveness of the Annual Meeting Proposals is not conditioned on the approval of the Distribution Proposals.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR BOTH OF THE ANNUAL MEETING PROPOSALS.

VOTING RIGHTS AND PROXY INFORMATION

    Only holders of record of shares of GI Common Stock as of the close of business on the Meeting Record Date will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. Such holders of shares of GI Common Stock are entitled to one vote per share on any matter which may properly come before the Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of GI Common Stock is necessary to constitute a quorum at the Meeting and to permit action to be taken by the stockholders at the Meeting. The affirmative vote of the holders of a majority of the outstanding shares of GI Common Stock is required to approve each of the Distribution Proposals. The affirmative vote of the holders of a majority of the outstanding shares of GI Common Stock is also required to approve Proposal Four. The affirmative vote of a plurality of shares of GI Common Stock present in person or represented by proxy at the Meeting is required to elect the directors nominated pursuant to Proposal Five. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the Meeting.

    For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included; abstentions and broker non-votes are excluded. Consequently any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. For purposes of determining whether the affirmative vote of a majority of the shares present at the Meeting and entitled to vote has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote. Accordingly, with respect to all matters other than the election of directors, abstentions will have the effect of a vote "against" the matter and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote. As of June 10, 1997, there were 137,193,118 shares of GI Common Stock outstanding and entitled to vote at the Meeting.

    All shares of GI Common Stock that are represented at the Meeting by properly executed proxies received prior to or at the Meeting and not revoked will be voted at the Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for a particular proposal on a proxy, such proxy will be voted in accordance with the Board of Directors' recommendations as set forth herein with respect to such proposal(s).

    In the event that a quorum is not present at the time the Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Meeting with or without a vote of the stockholders with respect to such adjournment. If the Company proposes to adjourn the Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of GI Common Stock for which they have voting authority in favor of such adjournment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with ChaseMellon Shareholder Services, L.L.C. in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of GI Common Stock and delivering it to the Transfer Agent at or before the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to the Transfer Agent at 450 West 33rd Street, New York, New York 10001.

    The Company will bear the cost of the solicitation of proxies. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of GI Common Stock of whom they have knowledge, and will reimburse such banks, brokers and other custodian nominees and fiduciaries for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for such purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. In addition, the Company has retained Morrow & Co. to assist in the solicitation of proxies for a fee of $7,000 plus expenses.

PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION

    If the Distribution Proposals are approved and the Distribution is consummated, and/or if Proposal Four is approved, the Company will file with the Secretary of State of the State of Delaware either an amendment to its Certificate of Incorporation or an Amended and Restated Certificate of Incorporation setting forth those amendments approved by stockholders at the Meeting.

NO APPRAISAL RIGHTS

    As the Distribution is not within the class of transactions (mergers and consolidations) to which Section 262 of the DGCL applies, stockholders of the Company will not be entitled to appraisal rights under Delaware law in connection with the Distribution Proposals.

                           THE DISTRIBUTION PROPOSALS

PROPOSAL ONE: THE DISTRIBUTION

GENERAL

    The Board of Directors of the Company has approved (subject to the satisfaction of the conditions to the Distribution discussed under "--Conditions; Termination" and the actual declaration of the dividends in respect of the Distribution) a plan to distribute the outstanding shares of NextLevel Systems Common Stock and the outstanding shares of CommScope Common Stock to all holders of outstanding GI Common Stock. In the Distribution (and as a result of two successive dividends), each stockholder of record of the Company as of the Distribution Record Date will receive as a dividend one share of NextLevel Systems Common Stock for each share of GI Common Stock held by such holder and one share of CommScope Common Stock for every three shares of GI Common Stock held and would retain the shares of GI Common Stock held by such holder immediately prior to the Distribution. (Prior to the Distribution and following the Internal Transfers, NextLevel Systems will be the direct parent of CommScope. Prior to the opening of business on the business day after the shares of NextLevel Systems Common Stock are distributed to the Company's stockholders, NextLevel Systems will distribute to its stockholders (which are also the Company's stockholders) all of the outstanding shares of CommScope Common Stock.) If Proposal Three is approved, immediately following the Distribution, General Semiconductor will effect a one for four reverse stock split with the effect that every four shares of General Semiconductor Common Stock will become one share of General Semiconductor Common Stock.

BACKGROUND AND REASONS FOR THE DISTRIBUTION

    The Company is currently comprised of three businesses: the Communications Business; the Cable Manufacturing Business; and the Power Semiconductor Business. For several years, the Company's senior management has been considering ways to more effectively manage and operate these three diverse businesses. During the period from July 1996 through December 1996, senior management and the Company's independent financial advisors, Goldman, Sachs & Co. ("Goldman Sachs"), Merrill Lynch & Co. ("Merrill Lynch"), and Lazard Freres & Co. LLC ("Lazard") considered various transactions which would separate the three businesses into two or more companies. In addition, Marshall & Stevens, the Company's independent appraisal firm, was retained to advise the Company with respect to certain solvency and related issues in connection with a possible transaction. In December 1996, the Company also engaged Merrill Lynch to act as a financial advisor to the Company to evaluate the feasibility of a possible disposition of the Company's Power Semiconductor Business. The Company's senior management and the independent financial advisors discussed the plan for the Distribution with the Company's Board of Directors at its meetings on December 5, 1996 and December 19, 1996. The proposal to effect the Distribution, as ultimately developed by senior management of the Company with advice from its advisors, was presented to the Board of Directors for a vote at its meeting on January 6, 1997 and was unanimously approved by the Board, with one director abstaining. (The abstaining director was Felix G. Rohatyn, a Managing Director of Lazard, one of the Company's independent financial advisors; on April 14, 1997, Mr. Rohatyn resigned from the Company's Board to pursue other professional endeavors, and not as a result of any disagreement with the Board or management of the Company.) Subsequent to that meeting, management continued to evaluate the feasibility of a possible disposition of the Power Semiconductor Business but determined, with the concurrence of the Board of Directors, that proceeding with the Distribution as planned would be in the best interest of the Company's stockholders.

    The Board of Directors approved the Distribution for the following principal reasons:

        MANAGEMENT FOCUS. The Company's three businesses have different dynamics and business cycles, serve different marketplaces and customer bases, are subject to different competitive forces, and must be managed with different long-term and short-term strategies and goals. The Company believes that separating its businesses into independent public companies, each with its own management team and board of directors, is necessary to address current and future management issues and considerations that result from operating these diverse businesses under a single holding company structure. The separation will enable the management of each business to manage that business, and to adopt and implement strategies for that business, solely with regard to the needs and objectives of that business. In addition, as a result of the separation, the management of each business will be able to devote its full attention to managing that business.

        ALLOCATION OF RESOURCES. The principal focus of the Company's resource allocation in recent years has been the investment in advanced technologies and systems needed to provide growth for the Communications Business. The Company's strategy has been focused largely on the transition of its communications customers from analog systems to digital systems. During this period, the Company's resource allocation policies have tended to favor the Communications Business even though the other businesses require significant capital expenditures to remain competitive and grow. After the Distribution, each company will be able to allocate resources to support the strategic goals of its own business more effectively.

        ACQUISITION ACTIVITIES. The Company believes that growth through acquisition is an important ingredient of the future success of each of its businesses. The Company's management believes that, as a result of the Distribution, the Communications Business will have a more attractive currency, its stock, through which to make acquisitions. The NextLevel Systems Common Stock is expected to be a more desirable security for a seller of a high-technology business than GI Common Stock because of NextLevel Systems' expected focus on higher-technology businesses. Additionally, General Semiconductor and CommScope will be able to utilize their strong cash flow positions more effectively to pursue acquisition strategies.

        ATTRACTING AND RETAINING KEY EMPLOYEES. The Company's management believes that the ability to attract and retain key personnel is fundamental to its ability to further the technology required to maintain a leadership position in the telecommunications industry. In particular, under the existing corporate structure, the Company has been unable to offer equity-based compensation linked specifically to the performance of its high-growth Communications Business. The Distribution would enable NextLevel Systems, CommScope and General Semiconductor to establish focused equity-based compensation programs which should enable each of them to better attract and retain key personnel.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL ONE.

SOLVENCY OPINION

    In reaching a decision to recommend the Distribution Proposals, the Board considered, among other things, the oral opinion of Marshall & Stevens, its independent appraisal firm. A summary of the written opinion, dated June 13, 1997, rendered by Marshall & Stevens with respect to the Distribution is set forth below. The opinion assumes that the Distribution is consummated substantially as described in this Proxy Statement.

    In a written opinion dated June 13, 1997, Marshall & Stevens stated that, based upon the considerations set forth therein and on other factors it deemed relevant, it was of the opinion that, assuming the Distribution is consummated as proposed: (i) with respect to each of NextLevel Systems, CommScope and General Semiconductor, immediately after giving effect to the Distribution (a) the fair value of such company's aggregate assets will exceed such company's total liabilities (including contingent liabilities); (b) such company will be able to pay its debts and other liabilities (including contingent liabilities) on a pro forma basis; and (c) the capital remaining in such company after the Distribution will not be unreasonably small for the business in which such company is engaged; and (ii) with respect to each of the Company and

NextLevel Systems immediately before payment of its respective dividend, (a) the surplus of such company will exceed the value of the dividend being paid by such company, as provided under Section 170 of the DGCL, (b) such company will be able to pay its debts and other liabilities (including contingent liabilities) on a pro forma basis and (c) such company will not have unreasonably small capital for the business in which it is engaged. The full text of Marshall & Stevens' opinion is set forth in Annex G, and this summary is qualified in its entirety by reference to the text of such opinion. It is a condition to the consummation of the Distribution that Marshall & Stevens, or another independent appraisal firm, deliver an updated opinion to the Board in substantially the same form as the opinion set forth in Annex G; however, such condition may be waived by the Board of Directors and the Distribution may be effectuated without the receipt of such updated opinion. See "--Conditions; Termination."

    For purposes of its opinion, Marshall & Stevens made such reviews, studies and analyses as it deemed prudent and necessary. In preparing its opinion, Marshall & Stevens relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by the Company. Such opinion was based on market and other conditions existing on the date such opinion was rendered.

    Marshall & Stevens is a recognized independent appraisal firm that specializes in providing independent, supportable valuation counsel of businesses and tangible and intangible assets for mergers and acquisitions and for solvency, fairness, estate and gift tax, ESOP, financing, insurance, leasing, property accounting, tax planning and feasibility issues.

    The Company will pay Marshall & Stevens a fee of approximately $103,000 for services rendered in connection with the Distribution, including services it has conducted to enable it to render its opinion. Marshall & Stevens' fee is not contingent upon the Distribution being effectuated. Marshall & Stevens had not rendered any services to the Company prior to its engagement in connection with the Distribution and does not hold any interest in tbe Company, NextLevel Systems or CommScope.

MANNER OF EFFECTING THE DISTRIBUTION

    If the Company's stockholders approve the Distribution Proposals and all other conditions thereto are satisfied (or waived by the Board of Directors of the Company), the distribution of NextLevel Systems Common Stock will be made on the Distribution Date to stockholders of record as of the Distribution Record Date. The Distribution Record Date and the Distribution Date, which will be the same date and will be a Friday, will be established by the Board of Directors of the Company, following the Meeting. The Company will declare a special dividend, to stockholders of record of the Company as of the close of business in New York on the Distribution Record Date, of shares of NextLevel Systems Common Stock. Following the Meeting, NextLevel Systems also will declare a special dividend, to stockholders of record of NextLevel Systems (after having given effect to the special dividend of NextLevel Systems Common Stock) prior to the opening of business in New York on the Monday following the Distribution Record Date, of shares of CommScope Common Stock. (Immediately prior to the Distribution and following the Internal Transfers, CommScope will be a wholly owned subsidiary of NextLevel Systems.) The special dividend of CommScope Common Stock will be distributed prior to the opening of business on the same Monday as the record date for such dividend. The holders of record of GI Common Stock on the Distribution Record Date will be identical to the holders of record of NextLevel Systems Common Stock who will be entitled to receive the distribution of CommScope Common Stock, since the Transfer Agent for the Company and NextLevel Systems will not record on its books any transfers of shares (except for the special dividend) after the close of business on the Friday and prior to the opening of business on the subsequent Monday.

    On or prior to the Distribution Date, all outstanding shares of NextLevel Systems Common Stock and CommScope Common Stock will be delivered to the Distribution Agent. As soon as practicable after the NextLevel Systems Common Stock and CommScope Common Stock have been distributed, account statements reflecting ownership of shares of NextLevel Systems Common Stock and CommScope Common Stock will be mailed by the Distribution Agent to holders of record as of the Distribution Record Date to reflect the distribution of one share of NextLevel Systems Common Stock for each share of GI

Common Stock held on that date and one share of CommScope Common Stock for every three shares of GI Common Stock held on that date. All such shares will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. The shares of NextLevel Systems Common Stock and CommScope Common Stock to be transferred to the Company's stockholders in the Distribution will be initially issued to the Company, or a wholly owned subsidiary, as consideration for the transfer of the Communications Business and the Cable Manufacturing Business, respectively.

    No holder of GI Common Stock will be required to pay any cash or other consideration for the shares of NextLevel Systems Common Stock and CommScope Common Stock received in the Distribution or to surrender or exchange shares of GI Common Stock in order to receive shares of NextLevel Systems Common Stock or CommScope Common Stock.

    No fractional shares of NextLevel Systems Common Stock or CommScope Common Stock will be issued in the Distribution. The Distribution Agent will aggregate fractional shares into whole shares of NextLevel Systems Common Stock and CommScope Common Stock, as applicable, and an independent agent retained by the Company will sell them in the open market at prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests. Such persons will then receive a cash payment for the amount of their allocable share of the total sale proceeds. The amount of such payment will depend on the prices at which the aggregated fractional shares are sold by the independent agent in the open market shortly after the Distribution Date. Such sales are expected to be made as soon as practicable after the Distribution. NextLevel Systems and CommScope, as appropriate, will bear the cost of any commission incurred in connection with such sales.

    In connection with the acquisition of NLC in September 1995, the Company issued restricted shares of GI Common Stock (the "GI Restricted Shares") to stockholders of NLC who, prior to such acquisition, held shares of NLC common stock that were subject to repurchase rights. In connection with the Distribution but prior to the Distribution Record Date, up to 650,000 of the GI Restricted Shares held by employees of the Company will be repurchased by the Company in exchange for shares of NextLevel Systems Common Stock (which will include the right to receive the dividend of CommScope Common Stock), pursuant to an exchange ratio to be established based on the relative values of the three companies.

    Certificates representing outstanding shares of GI Common Stock will continue to represent rights to purchase shares of the Series A Junior Participating Preferred Stock of the Company pursuant to the Rights Agreement dated as of January 6, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. See "Description of the Company's Capital Stock--The Company Rights Plan."

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

    The Company has conditioned the Distribution on the receipt of the Tax Ruling from the Internal Revenue Service under Sections 355 and 368 of the Code to the following effect:

        (1) No gain or loss will be recognized by (and no amount will be included in the income of) a holder of GI Common Stock upon the receipt of NextLevel Systems Common Stock and a holder of NextLevel Systems Common Stock upon the receipt of CommScope Common Stock in the Distribution, except that stockholders who receive cash in lieu of fractional share interests will recognize gain or loss equal to the difference between such cash and the tax basis allocated to such fractional share interests. Any such gain or loss will constitute capital gain or loss if such fractional share interests would have been held as a capital asset on the Distribution Date.

        (2) The aggregate basis of the General Semiconductor Common Stock and the NextLevel Systems Common Stock in the hands of the stockholders of the Company (including fractional share interests to which they are entitled) immediately after the special dividend by the Company of NextLevel Systems Common Stock will be the same as the aggregate basis of the GI Common Stock held immediately before such dividend, allocated in proportion to the fair market value of each.

        (3) The aggregate basis of the NextLevel Systems Common Stock and the CommScope Common Stock in the hands of the stockholders of NextLevel Systems (including fractional share interests to which they are entitled) immediately after the special dividend by NextLevel Systems of CommScope Common Stock will be the same as the aggregate basis of the NextLevel Systems Common Stock held immediately before such dividend, allocated in proportion to the fair market value of each.

        (4) The holding period of the NextLevel Systems Common Stock and CommScope Common Stock received by the stockholders of the Company and NextLevel Systems, respectively (including fractional share interests to which they are entitled), will include the holding period of the GI Common Stock and NextLevel Systems Common Stock with respect to which the Distribution will be made, provided that such stockholder held the GI Common Stock and NextLevel Systems Common Stock as a capital asset on the applicable distribution date.

        (5) No gain or loss will be recognized by the Company or NextLevel Systems upon the Distribution.

    Application has been made to the Internal Revenue Service for the Tax Ruling. As of the date hereof, the Internal Revenue Service has not yet issued the Tax Ruling. The Company believes and has been advised by its outside tax advisors that the positions asserted by the Company in requesting the Tax Ruling are consistent with the Code and the rules and regulations promulgated thereunder. However, there is no certainty that the Internal Revenue Service will issue a favorable ruling. If the Tax Ruling is not obtained, the Board will not proceed with the Distribution. See "--Conditions; Termination."

    The Tax Ruling, while generally binding upon the Internal Revenue Service, will be subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in a material respect, the holdings of such ruling would be jeopardized. The Company is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue. The Company, NextLevel Systems and CommScope have agreed to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax free. See "The Distribution Proposals--Proposal One: The Distribution--Relationship Among NextLevel Systems, CommScope and General Semiconductor After the Distribution--Distribution Agreement."

    If, however, the Distribution were not to qualify as a tax free spin-off under Section 355 of the Code, then, in general, a corporate tax would be payable by the consolidated group of which the Company is the common parent based upon the difference between the fair market value of the stock distributed and the distributing corporation's adjusted basis in such stock. The corporate level tax would be payable by General Semiconductor and could substantially exceed the net worth of General Semiconductor. However, under certain circumstances, NextLevel Systems and CommScope have agreed to indemnify General Semiconductor for such tax liability. See "The Distribution Proposals--Proposal
One: The Distribution-- Relationship Among NextLevel Systems, CommScope and General Semiconductor After the Distribution--Tax Sharing Agreement." In addition, under the consolidated return rules, each member of the consolidated group (including NextLevel Systems and CommScope) is severally liable for such tax liability.

    Furthermore, if the Distribution were not to qualify as a tax free spin-off under Section 355 of the Code, each holder of GI Common Stock who receives shares of NextLevel Systems Common Stock and CommScope Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the NextLevel Systems Common Stock and CommScope Common Stock received, which would result in
(i) a dividend to the extent of such stockholder's PRO RATA share of the distributing company's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in the distributing company's common stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) gain from the exchange of the distributing company's common stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such common stock.

    Current Treasury regulations require each holder of GI Common Stock who receives NextLevel Systems Common Stock or CommScope Common Stock pursuant to the Distribution to attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. The Company will convey the appropriate information to each holder of record of GI Common Stock as of the Distribution Record Date.

    THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE DOES NOT PURPORT TO COVER ALL FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO STOCKHOLDERS THAT ARE NOT U.S. CITIZENS OR RESIDENTS OR THAT ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

INTERESTS OF CERTAIN PERSONS IN THE DISTRIBUTION

    In the Distribution, stockholders should be aware, and should carefully consider, that certain members of the Company's management and the Company's Board of Directors may be deemed to have interests in the Distribution that are in addition to their interests as holders of GI Common Stock generally and that may create potential conflicts of interest. In this regard, certain of the directors and executive officers of the Company before the Distribution will be directors and executive officers of NextLevel Systems or CommScope after the Distribution and NextLevel Systems and CommScope, as applicable, will obtain director and officer insurance and enter into indemnification agreements with respect to such individuals. In addition, each director of the Company who will become a non-employee director of either NextLevel Systems or CommScope, as the case may be, will receive, as compensation for serving as a director, an annual cash retainer, shares of restricted stock of such company and options to purchase stock of such company. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Distribution. See "Management of NextLevel Systems" and "Management of CommScope."

LISTING AND TRADING OF NEXTLEVEL SYSTEMS COMMON STOCK AND COMMSCOPE COMMON STOCK

    There is not currently a public market for NextLevel Systems Common Stock or CommScope Common Stock. Prices at which NextLevel Systems Common Stock and CommScope Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until each of the NextLevel Systems Common Stock and CommScope Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which NextLevel Systems Common Stock and CommScope Common Stock trade will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for such stock, investor perception of NextLevel Systems and CommScope and the industries in which they participate, NextLevel Systems' and CommScope's dividend policy and general economic and market conditions. Such prices may also be affected by certain provisions of the Certificates of Incorporation and By-Laws of NextLevel Systems and CommScope, as each will be in effect at the time of the Distribution, which will have an antitakeover effect. See "Limitations on Changes in Control of NextLevel Systems and CommScope."

    NextLevel Systems intends to list the NextLevel Systems Common Stock on the NYSE and CommScope intends to list the CommScope Common Stock on the NYSE. Each of NextLevel Systems and CommScope initially will have approximately 913 stockholders of record based upon the number of stockholders of record of the Company as of June 10, 1997. For certain information regarding options to purchase NextLevel Systems Common Stock and CommScope Common Stock that will be outstanding after the Distribution, see "Management of NextLevel Systems--The NextLevel Systems 1997 Long-Term Incentive Plan--Description of the NextLevel Systems Incentive Plan--Awards under NextLevel Systems Incentive Plan" and "Management of CommScope--The CommScope 1997 Long-Term Incentive Plan-- Description of the CommScope Incentive Plan--Awards under CommScope Incentive Plan."

LISTING AND TRADING OF GENERAL SEMICONDUCTOR COMMON STOCK

    It is expected that the GI Common Stock will continue to be listed and traded on the NYSE after the Distribution; however, its ticker symbol will be changed to "SEM." If Proposal Three is approved, immediately following the Distribution, General Semiconductor will effect a one for four reverse stock split of the General Semiconductor Common Stock. Following the Distribution, General Semiconductor's financial results will no longer be consolidated with those of CommScope and NextLevel Systems and General Semiconductor's revenues, income and other results of operations will be substantially lower than those of the Company prior to the Distribution. Accordingly, as a result of the Distribution, the trading price range of the General Semiconductor Common Stock immediately after the Distribution (without giving effect to the proposed reverse stock split) is expected to be significantly lower than the trading price range of the GI Common Stock prior to the Distribution. The combined trading prices of the General Semiconductor Common Stock, NextLevel Systems Common Stock and CommScope Common Stock held by stockholders after the Distribution may be less than, equal to or greater than the trading price of the GI Common Stock prior to the Distribution. The prices at which the General Semiconductor Common Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, including, among others, the continuing depth and liquidity of the market for General Semiconductor Common Stock, investor perception of General Semiconductor's development, dividend policy and general economic and market conditions.

CONDITIONS; TERMINATION

    The Distribution is conditioned upon, among other things, (i) the Internal Revenue Service having issued the Tax Ruling in response to the Company's request in form and substance satisfactory to the Board; (ii) stockholder approval of the Distribution Proposals; (iii) the transfers of assets and liabilities contemplated by the Distribution Agreement having been consummated in all material respects; (iv) the NextLevel Systems Common Stock having been approved for listing on the NYSE subject to official notice of issuance (and the General Semiconductor Common Stock having been approved for listing on the NYSE, subject to the effectiveness of the Distribution); (v) the CommScope Common Stock having been approved for listing on the NYSE subject to official notice of issuance; (vi) the Board of Directors of NextLevel Systems having been duly elected, and the Certificate of Incorporation and By-Laws of NextLevel Systems, as each will be in effect at the time of the Distribution, having been adopted and being in effect; (vii) the Board of Directors of CommScope having been duly elected, and the Certificate of Incorporation and By-Laws of CommScope as each will be in effect at the time of the Distribution, having been adopted and approved; (viii) certain third-party consents to the transactions contemplated by the Distribution Proposals having been obtained, except for those the failure of which to obtain would not have a material adverse effect on NextLevel Systems, CommScope or General Semiconductor; (ix) General Semiconductor, NextLevel Systems and CommScope shall have executed and delivered the Ancillary Agreements and such agreements shall be in full force and effect; (x) the Company and the employees named in the NLC Agreement shall have executed and delivered the NLC Agreement and such Agreement shall be in full force and effect; (xi) consummation of the transactions contemplated in the Distribution Agreement shall not be prohibited by law and no governmental authority shall have enacted any law which materially restricts, prevents or prohibits any transaction contemplated by the Distribution Agreement; and (xii) Marshall & Stevens, or another independent appraisal firm, having delivered an updated opinion to the Company's Board of Directors. Even if all conditions are satisfied, the Company's Board of Directors has reserved the right to abandon, defer or modify the Distribution or the other elements of the Distribution Proposals at any time prior to the Distribution Date. The Company's Board of Directors will not, however, (i) waive receipt of the Tax Ruling from the Internal Revenue Service or (ii) waive any other condition to the Distribution or make any changes in the terms of the Distribution or the other elements of the Distribution Proposals after the Distribution Proposals are approved by the Company's stockholders unless the Company's Board of Directors determines that such waivers or changes would not be materially adverse to the Company's stockholders. In determining whether any such waivers or changes would be materially adverse to the Company's stockholders, the Company's Board of Directors will consider, as appropriate, advice from its outside financial and legal advisors as well as the recommendation of management as to the potential impact of such waivers or changes on the Company and the Company's stockholders.

FUTURE MANAGEMENT OF THE SEPARATE COMPANIES

    NEXTLEVEL SYSTEMS

    Following the Distribution it is intended that NextLevel Systems will continue to conduct the Communications Business in substantially the manner in which it is currently operated. NextLevel Systems will conduct the Communications Business with substantially the same operating management with which it is presently conducted. Richard S. Friedland, who is currently Chairman of the Board and Chief Executive Officer of the Company, will serve as Chairman of the Board and Chief Executive Officer of NextLevel Systems. Charles T. Dickson, who is currently the Vice President and Chief Financial Officer of the Company, will serve as Vice President and Chief Financial Officer of NextLevel Systems. Paul J. Berzenski, who is currently the Vice President and Controller of the Company, will serve as the Vice President and Controller of NextLevel Systems. Keith A. Zar, who is currently the Assistant General Counsel of the Company, will serve as the Vice President and General Counsel of NextLevel Systems. The other executive officers of NextLevel Systems will be drawn from the current management of the Company. See "Management of NextLevel Systems--Executive Officers."

    COMMSCOPE

    Following the Distribution it is intended that CommScope will continue to conduct the Cable Manufacturing Business in substantially the manner in which it is currently operated. CommScope will conduct the Cable Manufacturing Business with substantially the same operating management with which it is presently conducted. Frank M. Drendel, who is currently the Chairman, President and Chief Executive Officer of CommScope NC, will serve as the Chairman, President and Chief Executive Officer of CommScope. Jearld L. Leonhardt, who is currently Executive Vice President, Finance and Treasurer of CommScope NC, will serve as Executive Vice President, Finance and Treasurer of CommScope. William R. Gooden, who is currently Senior Vice President and Controller of CommScope NC, will serve as Senior Vice President and Controller of CommScope. Frank B. Wyatt, II, who is currently General Counsel and Secretary of CommScope NC, will serve as Vice President, General Counsel and Secretary of CommScope. The other executive officers of CommScope will be drawn from the current management of CommScope NC. See "Management of CommScope--Executive Officers."

    GENERAL SEMICONDUCTOR

    Following the Distribution it is intended that General Semiconductor will continue to conduct the Power Semiconductor Business in substantially the manner in which it is currently operated. General Semiconductor will conduct the Power Semiconductor Business with substantially the same operating management with which it is presently conducted. Ronald A. Ostertag, who is currently Vice President and President, Power Semiconductor Division of the Company, will serve as Chairman, President and Chief Executive Officer of General Semiconductor. Andrew M. Caggia, who is currently Senior Vice President, Finance, of the Power Semiconductor Division, will serve as Senior Vice President, Finance, of General Semiconductor. Stephen B. Paige, who is currently Senior Vice President and General Counsel of the Power Semiconductor Division, will serve as Senior Vice President, General Counsel and Secretary of General Semiconductor. The other executive officers of General Semiconductor will be drawn from the current management of the Power Semiconductor Division. See "Management of General Semiconductor--Executive Officers."

INTERNAL MERGERS AND TRANSFERS

    On or prior to the Distribution Date, the Company will effectuate certain transactions intended to allocate assets and liabilities relating to the Communications Business to NextLevel Systems, assets and liabilities relating to the Cable Manufacturing Business to CommScope NC and assets and liabilities relating to the Power Semiconductor Business to GI Delaware. On or prior to the Distribution Date, the following transactions will also be effectuated: (i) NextLevel Systems of Delaware, Inc., an indirect wholly owned subsidiary of the Company, will merge with and into NextLevel Systems,
(ii) GI Delaware will transfer to NextLevel Systems the CommScope Common Stock,
(iii) NextLevel Systems will transfer to CommScope the stock of CommScope NC, and (iv) GI Delaware will merge with and into the Company, such that immediately prior to the Distribution and following the Internal Transfers, NextLevel Systems will be a direct wholly owned subsidiary of the Company and CommScope will be a direct wholly owned subsidiary of NextLevel Systems. Following the completion of the foregoing transactions, the Company will distribute the NextLevel Systems Common Stock to the holders of GI Common Stock on the Distribution Record Date and, prior to the opening of business on the next business day, NextLevel Systems will distribute the CommScope Common Stock to its stockholders, which also will be the holders of GI Common Stock on the Distribution Record Date.

RELATIONSHIP AMONG NEXTLEVEL SYSTEMS, COMMSCOPE AND GENERAL
  SEMICONDUCTOR AFTER THE DISTRIBUTION

    For the purpose of governing certain of the ongoing relationships among NextLevel Systems, CommScope and General Semiconductor after the Distribution and to provide mechanisms for an orderly transition, the Company, NextLevel Systems and CommScope have entered or will enter into the various agreements, and will adopt policies, as described in this section. The Company, NextLevel Systems and CommScope believe that the agreements are fair to each of the parties and contain terms which generally are comparable to those which would have been reached at arms-length negotiations with unaffiliated parties. The services to be provided by each of the companies pursuant to the various agreements described below will be billed at their approximate cost to the provider and in each case the terms of these agreements have been reviewed by individuals who will have senior management positions at General Semiconductor, NextLevel Systems or CommScope after the Distribution.

    DISTRIBUTION AGREEMENT

    The Distribution Agreement provides for the terms of the Distribution, the conditions to the Distribution (see "--Conditions; Termination"), the various actions to be taken prior to the Distribution (see "--Internal Transfers") and the relationship among the parties subsequent to the Distribution.

    The Distribution Agreement provides that, from and after the Distribution Date, (i) General Semiconductor shall assume, pay, perform and discharge all General Semiconductor Liabilities (as defined in the Distribution Agreement) in accordance with their terms, (ii) NextLevel Systems shall assume, pay, perform and discharge all NextLevel Systems Liabilities (as defined in the Distribution Agreement) in accordance with their terms, and (iii) CommScope shall assume, pay, perform and discharge all CommScope Liabilities (as defined in the Distribution Agreement) in accordance with their terms.

    In addition, the Distribution Agreement provides for cross-indemnities that require (i) General Semiconductor to indemnify NextLevel Systems and CommScope (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the General Semiconductor Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by General Semiconductor, (ii) NextLevel Systems to indemnify General Semiconductor and CommScope (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the NextLevel Systems Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by NextLevel Systems, and (iii) CommScope to indemnify General Semiconductor and NextLevel Systems (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the CommScope Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by CommScope, and for contribution in certain circumstances.

    Pursuant to the Distribution Agreement, each of the parties has agreed to use all reasonable efforts to take or cause to be taken all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate the transactions contemplated by and carry out the purposes of the Distribution Agreement and the Ancillary Agreements. As such, the Distribution Agreement provides that if any contemplated pre-Distribution transfers and assignments have not been effected on or prior to the Distribution Date, the parties will cooperate to effect such transfers as quickly thereafter as practicable. The entity retaining any asset or liability which should have been transferred prior to the Distribution Date will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take such other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

    The Distribution Agreement also provides for the execution and delivery of certain other agreements governing the relationship among General Semiconductor, NextLevel Systems and CommScope prior to and following the Distribution. See "--Employee Benefits Allocation Agreement," "--Tax Sharing Agreement," "--Transition Services Agreements," "--Trademark License Agreement," "--Insurance Agreement" and "--Debt and Cash Allocation Agreement."

    EMPLOYEE BENEFITS ALLOCATION AGREEMENT

    Prior to the Distribution Date, the Company, NextLevel Systems and CommScope will enter into an employee benefits allocation agreement (the "Employee Benefits Allocation Agreement") providing for the allocation of certain liabilities and responsibilities with respect to employee compensation, benefits and labor matters. The allocation of responsibility and adjustments to be made pursuant to the Employee Benefits Allocation Agreement are substantially consistent with the existing rights of the Company's employees under the Company's various compensation plans. The Employee Benefits Allocation Agreement will provide that, effective as of the Distribution Date, each of NextLevel Systems and CommScope will or will cause one or more of its subsidiaries to assume or retain, as the case may be, all liabilities of the Company, to the extent unpaid as of the Distribution Date, under employee benefit plans, policies, arrangements, contracts and agreement, including under collective bargaining agreements, with respect to employees who on or after the Distribution Date will be employees of NextLevel Systems or its subsidiaries or CommScope or its subsidiaries. The Employee Benefits Allocation Agreement will also provide that General Semiconductor generally will assume or retain, as the case may be, all other liabilities under employee benefit plans maintained by General Semiconductor or any of its subsidiaries with respect to employees of General Semiconductor or any of its retained subsidiaries after the Distribution. The Company, NextLevel Systems and CommScope believe that the Employee Benefits Allocation Agreement is fair to each of the parties and contains terms which generally are comparable to those which would have been reached at arms-length negotiations with unaffiliated parties.

    DEFINED BENEFIT PLANS. Effective as of June 30, 1997 and subject to the occurrence of the Distribution, the General Instrument Corporation Pension Plan for Salaried and Hourly Paid Non-Union Employees (the "GI Pension Plan") will effect a spin-off of the assets and liabilities pertaining to all Active Employees and Former Employees (as such terms are defined in the Employee Benefits Allocation Agreement) of NextLevel Systems and its subsidiaries to the NextLevel Systems defined benefit pension plan. The GI Pension Plan will retain the remainder of the assets and liabilities.

    DEFINED CONTRIBUTION PLANS. Effective as of July 1, 1997 and subject to the occurrence of the Distribution, NextLevel Systems will establish the NextLevel Systems Savings Plan for the benefit of its Active Employees and those of its subsidiaries. General Semiconductor will cause the account balances in the General Instrument Corporation Savings Plan (the "Savings Plan") of each Active Employee of NextLevel Systems and any of its subsidiaries with respect to whom the Savings Plan maintains an account to be transferred to the NextLevel Systems Savings Plan as of June 30, 1997. To the extent that such accounts are invested in General Semiconductor Common Stock as of the Distribution Date, the transferred amounts will include such stock together with shares of NextLevel Systems Common Stock and Commscope Common Stock received in respect thereof in the Distribution. After the Distribution, CommScope will continue to maintain the CommScope Employee Profit Sharing and Savings Plan (the "CommScope Savings Plan"). With respect to contributions made after the Distribution Date, (i) General Semiconductor Common Stock will not be offered as an investment option by the NextLevel Systems Savings Plan or the CommScope Savings Plan, (ii) NextLevel Systems Common Stock will not be offered as an investment option by the Savings Plan or the CommScope Savings Plan and (iii) CommScope Common Stock will not be offered as an investment option by the Savings Plan or the NextLevel Systems Savings Plan. Participants in any of such plans will, however, be permitted to reinvest that portion of their account balances which is invested in shares of whichever of General Semiconductor, NextLevel Systems or CommScope do not sponsor the plan in which they participate.

    EQUITY-BASED PLANS AND TREATMENT OF OUTSTANDING STOCK-BASED AWARDS. Prior to the Distribution Date, it is expected that NextLevel Systems and CommScope will establish, respectively, the NextLevel Systems 1997 Long-Term Incentive Plan (the "NextLevel Systems Incentive Plan") and the CommScope 1997 Long-Term Incentive Plan (the "CommScope Incentive Plan"). Effective as of the Distribution Date, all outstanding options in respect of GI Common Stock held immediately prior to the Distribution (the "Current Options"): (i) (A) by NextLevel Systems or CommScope Active Employees (as defined in the Employee Benefits Allocation Agreement) and Former Employees (as defined in the Employee Benefits Allocation Agreement) and (B) current directors of the Company immediately prior to the Distribution will be replaced with substitute options in respect of NextLevel Systems Common Stock or CommScope Common Stock (the "Substitute Options"), as the case may be, issued under either the NextLevel Systems Incentive Plan or the CommScope Incentive Plan; and (ii) by one Former Employee and five retired directors shall be adjusted in the manner provided in the Employee Benefits Allocation Agreement so that, in addition to options held in respect of GI Common Stock ("GS Options"), such Former Employee and five retired directors shall hold replacement options in respect of NextLevel Systems Common Stock and CommScope Common Stock ("Spin-off Options"). Such Substitute Options, GS Options and Spin-off Options will be designed to preserve the economic value of the related Current Options, and the vesting and expiration dates and other terms of the related awards will remain in effect under the Substitute Options, GS Options and Spin-off Options, as applicable.

    Effective as of the Distribution Date, all of the outstanding options in respect of GI Common Stock held by General Semiconductor employees as of the Distribution Date will be adjusted as necessary to reflect the Distribution. One former employee of the Company and certain retired directors currently have options outstanding in respect of GI Common Stock. Such options will be adjusted so that, after the Distribution, such persons will also hold Spin-off Options in respect of NextLevel Systems Common Stock and CommScope Common Stock, and the aggregate exercise price under the applicable option will be allocated among the three options as necessary to reflect the Distribution.

    TAX SHARING AGREEMENT

    General Semiconductor, NextLevel Systems and CommScope will enter into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to federal, state and other income or franchise taxes relating to the Company's businesses for tax periods prior to, including and following the Distribution and with respect to certain other tax matters. In general, NextLevel Systems will be responsible for consolidated federal income taxes, consolidated or combined state income taxes, and separate state income taxes of the Company and its subsidiaries through the Distribution Date. Such liability will be determined assuming a closing of the books on the Distribution Date. Liability for foreign income taxes and non-income taxes will generally be allocated to the legal entity on which such taxes are imposed except that liability for such taxes relating to the Broadband Networks Group (as defined in the Tax Sharing Agreement) will generally be allocated to NextLevel Systems. NextLevel Systems generally will prepare and file consolidated federal income tax and consolidated or combined state income tax returns for periods ending on or before, or for periods beginning before and ending after, the Distribution Date.

    In general, and except as provided below, NextLevel Systems will be responsible for any taxes resulting from the Distribution. However, each of CommScope and General Semiconductor will be responsible for any such taxes to the extent that such taxes are attributable to action taken by that entity or its affiliates after the Distribution that is inconsistent with the tax treatment contemplated in the Tax Ruling requested from the Internal Revenue Service. The Company, NextLevel Systems and CommScope believe that the Tax Sharing Agreement is fair to each of the parties and contains terms which generally are comparable to those which would have been reached at arms-length negotiations with unaffiliated parties. See "--Federal Income Tax Aspects of the Distribution."

    TRANSITION SERVICES AGREEMENTS

    In connection with the Distribution, NextLevel Systems will enter into two separate transition services agreements to provide (i) risk management services, cash management and international banking services, certain tax return preparation services, pension plan services, corporate reporting, customs services and other administrative services to General Semiconductor and (ii) risk management services, customs services, information technology services and other administrative services to CommScope. These agreements are intended to provide certain administrative services, at agreed upon fees, for a limited transition period (generally 12 months, depending upon the service provided). The management of each of CommScope and General Semiconductor presently expects that its company will be able to provide these services itself after the applicable transition period without material expense, although no assurance can be given that this will be the case. Each party has the right to terminate its transition services agreement upon a material breach by the other party thereto. The Company, NextLevel Systems and CommScope believe that these agreements are fair to each of the parties and contain terms which generally are comparable to those which would have been reached at arms-length negotiations with unaffiliated parties.

    TRADEMARK LICENSE AGREEMENT

    Effective as of the Distribution, NextLevel Systems will hold the rights in the mark GENERAL INSTRUMENT, the logo "GI," and other rights to various trademarks, service marks, and trade names containing "General Instrument," alone and in combination with other terms and/or symbols and variations thereof (collectively, the "GI Trademarks") in the United States and elsewhere throughout the world. In connection with the Distribution, NextLevel Systems, CommScope and General Semiconductor will enter into a trademark license agreement (the "Trademark License Agreement"). Pursuant to the Trademark License Agreement, NextLevel Systems will grant to each of CommScope and General Semiconductor a limited, non-exclusive, non-assignable, worldwide, royalty-free license to use the GI Trademarks, with respect to specified goods and services as follows: (a) for a period of up to 12 months (the "Transition Period") following the Distribution Date, each of CommScope and General Semiconductor will be permitted to use and/or sell its existing parts and products which have imprinted thereon the GI Trademarks to the extent such parts and products were in existing inventory prior to the Distribution Date and (b) for the Transition Period, each of CommScope and General Semiconductor will be permitted to use the GI Trademarks on existing signs, stationery, displays or other identification or advertising material to the extent that such signs, stationery, displays or other identification or advertising material were in existing inventory prior to the Distribution Date. The Trademark License Agreement is immediately terminable by NextLevel Systems as to CommScope or General Semiconductor upon a material breach of the Trademark License Agreement by such party. The Company, NextLevel Systems and CommScope believe that the Trademark License Agreement is fair to each of the parties and contains terms which generally are comparable to those which would have been reached at arms-length negotiations with unaffiliated parties.

    INSURANCE AGREEMENT

    The Company has historically maintained a number of different insurance policies covering risks presented by its, and its subsidiaries', various operations and corporate responsibilities. Pursuant to an insurance agreement to be entered into among General Semiconductor, NextLevel Systems and CommScope (the "Insurance Agreement") in connection with the Distribution, new insurance policies will be obtained separately by General Semiconductor, NextLevel Systems and CommScope to cover the risks unique to each entity's operations and corporate obligations. The Company, NextLevel Systems and CommScope believe that the Insurance Agreement is fair to each of the parties and contains terms which generally are comparable to those which would have been reached at arms-length negotiations with unaffiliated parties.

    Also pursuant to the Insurance Agreement, the Company's existing insurance coverages will be terminated, as follows: (i) insurance policies written on an "occurrence" basis (I.E., policies that provide coverage for acts or omissions occurring during a specified period) will be terminated on the Distribution Date for acts or omissions occurring thereafter and (ii) insurance policies written on a "claims-made" basis ( I.E., policies which provide coverage for claims made during a specified period) will be terminated on the Distribution Date for any claims not made prior thereto. General Semiconductor, NextLevel Systems and CommScope, however, will all continue to have insurance protection for acts or omissions which occurred prior to the Distribution Date, in the case of the terminated occurrence-based policies, and for claims made prior to the Distribution Date, in the case of the terminated claims-made policies, subject, in both cases, to the respective limits of coverage and other terms and conditions of the terminated policies. Consistent with the foregoing, certain retrospective-rated policies also will be terminated on the Distribution Date. Other policies in which either NextLevel Systems or CommScope is the exclusive named insured will be terminated or continued in force after the Distribution Date, at the insured's election.

    DEBT AND CASH ALLOCATION AGREEMENT

    The debt and cash allocation agreement to be entered into among General Semiconductor, NextLevel Systems and CommScope in connection with the Distribution (the "Debt and Cash Allocation Agreement") will govern the allocation among the parties of the debt (net of cash) of the Company and its consolidated subsidiaries as of the close of business on the Distribution Date (the "Distribution Time"). The Debt and Cash Allocation Agreement will (i) require that General Semiconductor obtain and have in place prior to the Distribution Time a credit facility that will be used by General Semiconductor (along with amounts provided by NextLevel Systems and CommScope) to prepay the GI Credit Facilities (which had approximately $450.0 million outstanding as of March 31, 1997) and to achieve the target level of consolidated debt for General Semiconductor set forth below, and for other general corporate purposes, (ii) require that CommScope obtain and have in place prior to the Distribution Time a credit facility that will be used by CommScope to pay to GI Delaware a dividend in the amount of approximately $264.2 million and for general corporate purposes, (iii) require that NextLevel Systems obtain and have in place prior to the Distribution Time a credit facility that will be used by NextLevel Systems to repay a portion of the GI Credit Facilities (expected to be approximately $142 million) in order to achieve the target level of consolidated debt for General Semiconductor set forth below, to satisfy amounts incurred in connection with certain pending legal proceedings and for general corporate purposes, (iv) govern the conduct of the post-Distribution audit to be undertaken to ascertain the amount of debt and cash held by each of General Semiconductor and CommScope upon consummation of the Distribution and (v) require that post-closing payments be made between the parties so that as of the close of business on the Distribution Date: (a) CommScope has consolidated debt (net of cash) of approximately $275 million and (b) General Semiconductor has consolidated debt (net of cash) of approximately $275 million. The Company believes, based on amounts outstanding as of March 31, 1997 and the Company's expected cash flows during the second quarter of 1997, that as of the Distribution Date, NextLevel Systems will have approximately $280 million of long-term indebtedness outstanding, assuming redemption of all of the outstanding GI Convertible Notes and payment of the NLC litigation liability. There can be no assurance, however, as to the actual amounts of indebtedness NextLevel Systems will have outstanding as of the Distribution Date or as to the actual amount it will utilize to repay indebtedness under the GI Credit Facilities, which amounts may be greater or less than the expected amounts. The Company, NextLevel Systems and CommScope believe that the Debt and Cash Allocation Agreement is fair to each of the parties and contains terms which generally are comparable to those which would have been reached at arms-length negotiations with unaffiliated parties.

REGULATORY APPROVALS

    The Company does not believe that any material federal or state regulatory approvals will be necessary in connection with the Distribution.

ACCOUNTING TREATMENT

    If the stockholders of the Company approve the Distribution at the Meeting, the Company will thereafter present the businesses of NextLevel Systems and CommScope as discontinued operations to the extent financial information for periods prior to the Distribution is required to be included in the Company's historical financial statements. After the Distribution, the businesses of NextLevel Systems and CommScope will each present separate financial statements.

PROPOSAL TWO: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

    The Company's Board of Directors has approved an amendment to the Company's Certificate of Incorporation to change the name of the Company to General Semiconductor, Inc. after the Distribution. The Board of Directors believes that if the Distribution is approved and consummated, the Company's name, General Instrument Corporation, would not accurately reflect the nature of General Semiconductor's business. The Board of Directors believes that by changing the name of the Company to "General Semiconductor, Inc." it will be more clearly identified with the business of the Power Semiconductor Division, which will be the Company's primary business after the Distribution. The effectiveness of Proposal Two is conditioned upon approval of Proposal One. Accordingly, failure of the stockholders to approve Proposal One will mean that the Certificate of Incorporation of the Company will not be amended to change the name of the Company.

    If Proposal One and Proposal Two are approved, it is expected that the amendment to the Company's Certificate of Incorporation changing the Company's name will become effective as of the close of business on the Distribution Date.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL TWO.

PROPOSAL THREE: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF THE COMPANY TO EFFECT A REVERSE STOCK SPLIT

GENERAL

    The Company's Board of Directors has approved an amendment to the Company's Certificate of Incorporation (the "Reverse Split Amendment") to effect a one for four reverse stock split of the General Semiconductor Common Stock immediately following the Distribution. The full text of the Reverse Split Amendment is included in Annex C hereto. If Proposal Three is approved, every four shares of General Semiconductor Common Stock will be reclassified as and converted into one share of General Semiconductor Common Stock. The effectiveness of Proposal Three, however, is conditioned upon approval of Proposal One. Accordingly, failure of the stockholders to approve Proposal One will mean that the Certificate of Incorporation of the Company will not be amended to effect the one for four reverse stock split. If the reverse stock split is effected, fractional shares of General Semiconductor Common Stock will not be issued as a result of the reverse stock split. Stockholders entitled to receive a fractional share of General Semiconductor Common Stock will instead receive from General Semiconductor a cash payment as described below under "--Surrender of Stock Certificates and Payment for Fractional Shares."

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

    The proposed reverse stock split will be effected by means of either an amendment to the Certificate of Incorporation of the Company or an Amended and Restated Certificate of Incorporation. If Proposal One and Proposal Three are approved, the Reverse Split Amendment will amend Article Fourth of the Certificate of Incorporation of the Company to add a new section providing for the reverse stock split. The Reverse Split Amendment will become effective upon filing with the Secretary of State of the State of Delaware. It is expected that the Reverse Stock Split Amendment will become effective as of the close of business on the Distribution Date and, without further action on the part of General Semiconductor or the stockholders, every four shares of General Semiconductor Common Stock will be reclassified as and converted into one share of General Semiconductor Common Stock. In accordance with Delaware law, and notwithstanding approval of the Reverse Split Amendment by stockholders, at any time prior to the filing of the documents reflecting the Reverse Split Amendment, the Board of Directors of the Company may, in its sole discretion, abandon the proposed amendment without any further action by stockholders. Although the Company's Board of Directors has no present intention to abandon the proposed amendment, it reserves the right to do so in light of changing market conditions, stock exchange requirements or other factors.

EFFECT OF THE PROPOSED REVERSE STOCK SPLIT

    As a result of the reverse stock split, each stockholder who owns fewer than four shares of General Semiconductor Common Stock will have its fractional share of General Semiconductor Common Stock converted into the right to receive cash as set forth below under "--Surrender of Stock Certificates and Payment for Fractional Shares." The interest of such stockholder in General Semiconductor will thereby be terminated. Each stockholder who owns four or more shares of General Semiconductor Common Stock will continue to own shares of General Semiconductor Common Stock, but such interest will be represented by one-fourth the number of shares that such stockholder owned before the reverse stock split, except that no fractional shares will be issued. The Company does not anticipate that the reverse stock split will result in a significant reduction in the number of the Company's stockholders or affect the registration of the Company under the Exchange Act. It also should not affect any stockholder's percentage ownership interest in General Semiconductor, except for minor differences due to fractional shares. On a pro forma basis, based on the number of shares of GI Common Stock outstanding as of June 10, 1997, after the reverse stock split General Semiconductor would have 400,000,000 shares of General Semiconductor Common Stock authorized and approximately 34,298,280 shares outstanding. See "The Power Semiconductor Business Pro Forma Condensed Consolidated Financial Statements" for information concerning the financial impact of the reverse stock split on General Semiconductor.

    As of June 10, 1997, under the Company's 1993 Long-Term Incentive Plan (as defined), there were outstanding options to purchase an aggregate of 14,638,964 shares of GI Common Stock, and 630,258 shares remained available for grant. The 1993 Long-Term Incentive Plan provides that the Committee (as defined in the 1993 Long-Term Incentive Plan), in the event of a change in capitalization such as a reverse stock split may, in its sole discretion, adjust the aggregate number and class of shares of stock or other securities available under the 1993 Long-Term Incentive Plan, the number and class of shares of stock or other securities covered by an award, and the option price applicable to outstanding options. Accordingly, after first giving effect to the adjustments described in "The Distribution Proposals--Proposal One: The Distribution--Relationship Among NextLevel Systems, CommScope and General Semiconductor After the Distribution--Employee Benefits Allocation Agreement" (the "First Adjustment"), upon implementation of the one for four reverse stock split, the Committee will make adjustments so that the number of shares of General Semiconductor Common Stock issuable upon exercise of outstanding options will be reduced to one-fourth of such issuable amount after the First Adjustment, with per share exercise prices appropriately adjusted, and the number of shares of General Semiconductor Common Stock available for grant will be reduced to one-fourth of such available amount after the First Adjustment. The limitation on the number of shares issuable under the 1993 Long-Term Incentive Plan will likewise be adjusted to reflect the reverse stock split.

    As the reverse stock split is not within the class of transactions (mergers or consolidations) to which Section 262 of the DGCL applies, stockholders of the Company will not be entitled to appraisal rights under Delaware law in connection with the reverse stock split.

REASONS FOR THE REVERSE STOCK SPLIT

    As a result of the Distribution (and without giving effect to the reverse stock split), the Company believes that the General Semiconductor Common Stock will likely trade at a significantly lower per share price following the Distribution Date than the GI Common Stock traded prior to the Distribution Date. Therefore, the Company desires to reduce the number of outstanding shares so as to try to improve the trading price range and marketability of the existing shares and reduce stockholder transaction costs following the Distribution. The Company believes that the reverse stock split will encourage greater interest in the General Semiconductor Common Stock by certain members of the financial community who may find lower priced stocks unattractive from an economic standpoint. In addition, lower priced stocks may result in individual stockholders paying brokerage commissions and other transaction costs which are a higher percentage of their total share value than would be the case with higher priced stocks.

    There can be no assurance, however, that the market price for the General Semiconductor Common Stock will increase proportionately, or at all, as a result of the reverse stock split or that any other potentially favorable consequences of the reverse stock split will occur. The Company cannot predict what effect the reverse stock split will have on the market price of the General Semiconductor Common Stock.

SURRRENDER OF STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

    The reverse stock split will occur immediately following the Distribution without any action on the part of stockholders of General Semiconductor and without regard to the date certificates representing pre-split shares of General Semiconductor Common Stock are physically surrendered. No fractional shares of General Semiconductor Common Stock will be issued in connection with the reverse stock split. General Semiconductor's transfer agent will aggregate fractional shares into whole shares of General Semiconductor Common Stock and an independent agent retained by General Semiconductor will sell them in the open market at prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests. Such persons will then receive a cash payment for the amount of their allocable share of the total sale proceeds. The amount of such payment will depend on the prices at which the aggregated fractional shares are sold by the independent agent in the open market shortly after the Distribution. Such sales are expected to be made as soon as practicable after the Distribution.

    As soon as practicable after the Distribution, a transmittal form will be mailed to each holder of record of certificates for shares of General Semiconductor Common Stock to be used in forwarding its certificates for surrender. After receipt of such transmittal form, each holder should surrender the certificates representing pre-split shares of General Semiconductor Common Stock. Each holder that surrenders certificates will receive an account statement reflecting ownership of the whole number of shares of post-split General Semiconductor Common Stock to which it is entitled and any cash payable in lieu of a fractional share. The transmittal form will be accompanied by instructions specifying other details of the surrender. STOCKHOLDERS SHOULD NOT SEND THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

    After the Distribution, each certificate representing pre-split shares of General Semiconductor Common Stock will, until surrendered as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of post-split shares of General Semiconductor Common Stock, and the right to receive from General Semiconductor the amount of cash for any fractional shares, into which the shares evidenced by such certificate have been converted, except that the holder of such unexchanged certificates will not be entitled to receive any dividends or other distributions payable by General Semiconductor after the Distribution, until the certificates representing pre-split shares of General Semiconductor Common Stock have been surrendered. Such dividends and distributions, if any, will be accumulated, and at the time of the surrender of the certificates for pre-split shares of General Semiconductor Common Stock, all such unpaid dividends or distributions will be paid without interest.

FEDERAL INCOME TAX CONSEQUENCES

    The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. However, the Company believes that the following is a summary of the material federal income tax consequences of the reverse stock split. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. This summary is based on the Code, Treasury regulations and proposed regulations, court decisions and current administrative rulings and pronouncements of the Internal Revenue Service, all of which are subject to change, possibly with retroactive effect, and assumes that the post-split shares of General Semiconductor Common Stock will be held as a "capital asset" as defined in the Code. Holders of General Semiconductor Common Stock are advised to consult with their own tax advisors regarding the particular tax consequences of the proposed reverse stock split to them, including the application of state, local and foreign tax laws.

    No gain or loss will be recognized by General Semiconductor as a result of the reverse stock split. No gain or loss will be recognized by a stockholder who receives only General Semiconductor Common Stock upon the reverse stock split.

    The aggregate basis of the shares of General Semiconductor Common Stock received in the reverse stock split (including any fractional share deemed received) will be the same as the aggregate basis of the shares of General Semiconductor Common Stock surrendered in exchange therefor. The holding period of the shares of General Semiconductor Common Stock received in the reverse stock split (including any fractional share deemed received) will include the holding period of the shares of General Semiconductor Common Stock surrendered in exchange therefor.

    A holder of General Semiconductor Common Stock receiving cash in lieu of a fractional share will be treated as receiving the payment in connection with a redemption of the fractional share, with the tax consequences of the redemption determined under Section 302 of the Code. Such a holder will generally recognize gain or loss upon such payment equal to the difference, if any, between such stockholder's basis in the fractional share (described above) and the amount of cash received. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder's holding period (as described above) exceeds one year. A holder of General Semiconductor Common Stock receiving cash in lieu of a fractional share may be subject to dividend treatment on such payment if the redemption of the fractional share is "essentially equivalent to a dividend" under Section 302 of the Code. Based on a published Internal Revenue Service ruling, dividend treatment will likely not apply if, taking into account the constructive ownership rules set forth in
Section 318 of the Code, (a) the stockholder's relative stock interest in the Company is minimal, (b) the stockholder exercises no control over the Company's affairs and (c) there is a reduction in the stockholder's proportionate interest in the Company.

    ACCORDINGLY, ALL HOLDERS OF GI COMMON STOCK ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL THREE.

                          THE COMMUNICATIONS BUSINESS
     (WHICH WILL BECOME NEXTLEVEL SYSTEMS, INC. FOLLOWING THE DISTRIBUTION)
                            SELECTED FINANCIAL DATA

    The following table presents selected historical financial data of the Communications Business. The information set forth below should be read in conjunction with the "The Communications Business Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Communications Business" and the historical combined financial statements and notes thereto of the Communications Business included elsewhere in this Proxy Statement. The combined statement of operations data set forth below for each of the three years ended December 31, 1996 and the combined balance sheet data at December 31, 1996 and 1995 are derived from, and are qualified by reference to, the audited combined financial statements of the Communications Business included elsewhere in this Proxy Statement. The combined statement of operations data for the three months ended March 31, 1997 and 1996 and the combined balance sheet data as of March 31, 1997 are derived from the Company's unaudited combined financial statements included elsewhere in this Proxy Statement. The combined balance sheet data at December 31, 1994 are derived from the audited combined balance sheet of the Communications Business at December 31, 1994, which is not included in this Proxy Statement. The combined statement of operations data for the years ended December 31, 1993 and 1992 and the combined balance sheet data at December 31, 1993 and 1992 are derived from unaudited combined financial statements of the Communications Business not included in this Proxy Statement.

    The historical financial information may not be indicative of the Communications Business' future performance and does not necessarily reflect what the financial position and results of operations of the Communications Business would have been had the Communications Business operated as a separate, stand-alone entity during the periods presented. Per share data for net income
(loss) has not been presented because the Communications Business was operated through the Company for the periods presented.

                          THE COMMUNICATIONS BUSINESS
     (WHICH WILL BECOME NEXTLEVEL SYSTEMS, INC. FOLLOWING THE DISTRIBUTION)
                            SELECTED FINANCIAL DATA

                                 THREE MONTHS ENDED
                                     MARCH 31,                             YEAR ENDED DECEMBER 31,
                               ----------------------  ----------------------------------------------------------------
                                  1997        1996       1996(A)       1995(B)       1994(C)        1993        1992
                               ----------  ----------  ------------  ------------  ------------  ----------  ----------

                                                        (IN THOUSANDS, UNLESS OTHERWISE NOTED)
STATEMENT OF OPERATIONS DATA
Net sales....................  $  408,028  $  386,948  $  1,755,585  $  1,532,595  $  1,275,307  $  782,960  $  556,990
  Cost of sales..............     294,514     286,814     1,349,815     1,079,916       877,667     528,719     383,773
  Selling, general and
    administrative...........      42,754      34,107       174,432       138,209       102,753      87,389      84,316
  Research and development...      51,045      45,992       198,071       137,930       104,795      67,610      52,432
  Purchased in-process
    technology...............      --          --           --            139,860       --           --          --
  NLC litigation costs.......      --          --           141,000       --            --           --          --
  Amortization of excess of
    cost over fair value of
    net assets acquired......       3,558       3,516        14,278        14,418        14,931      15,027      15,141
Operating income (loss)......      16,157      16,519      (122,011)       22,262       175,161      84,215      21,328
Interest expense--net........      (7,091)     (6,658)      (25,970)      (22,933)      (27,337)    (35,026)    (54,869)
Income (loss) before income
  taxes and cumulative effect
  of changes in accounting
  principles.................       8,537       9,423      (149,408)       (2,408)      149,204      58,133     (33,624)
Net income (loss)............  $    4,960  $    5,843  $    (96,310) $      4,206  $    121,049  $   49,856  $  (39,061)

                                  AT MARCH 31,                          AT DECEMBER 31,
                                  ------------  ----------------------------------------------------------------
                                      1997          1996          1995          1994         1993        1992
                                  ------------  ------------  ------------  ------------  ----------  ----------

                                                      (IN THOUSANDS, UNLESS OTHERWISE NOTED)
BALANCE SHEET DATA
Total assets....................   $1,625,347   $  1,629,736  $  1,354,338  $  1,199,002  $  969,635  $  901,940
Other non-current liabilities...      187,514        188,045        75,125        77,890     103,293      39,276
Divisional net equity...........    1,068,336      1,051,174       926,168       763,895     629,016     637,056

------------------------

(a) 1996 includes charges of $226 million ($145 million net of tax) reflecting NLC litigation costs and other charges primarily related to the transition to the Communications Business' next-generation digital products and the write-down of certain assets (see Notes 4 and 10 to the combined financial statements of the Communications Business).

(b) 1995 includes a charge of $140 million ($90 million net of tax) for purchased in-process technology in connection with the acquisition of NLC.

(c) 1994 includes an income tax benefit of $31 million, as a result of a reduction in a valuation allowance related to domestic deferred income tax assets.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
              RESULTS OF OPERATIONS OF THE COMMUNICATIONS BUSINESS

    This discussion should be read in conjunction with the information contained under "Business of NextLevel Systems" and the Combined Financial Statements of the Communications Business and the Notes thereto appearing elsewhere in this Proxy Statement.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1997
  WITH THE THREE MONTHS ENDED MARCH 31, 1996

    NET SALES. Net sales for the three months ended March 31, 1997 ("First Quarter 1997") were $408 million compared to $387 million for the three months ended March 31, 1996 ("First Quarter 1996"), an increase of $21 million, or 5%. This increase in net sales reflects higher sales in the Broadband Networks Group, partially offset by lower sales in the Satellite Data Networks Group. Analog and digital products represented 65% and 35%, respectively, of the sales of the Communications Business in First Quarter 1997, compared to 66% and 34%, respectively, in First Quarter 1996.

    Worldwide Broadband Networks sales (consisting of digital and analog cable and wireless television systems and network transmission systems) increased $57 million, or 23%, from First Quarter 1996 to $299 million in First Quarter 1997 primarily as a result of increased U.S. sales volume of CFT-2200 advanced analog set-top terminals and DCT-1000 MPEG-2 digital set-top terminals. These sales reflect the continued commitment of domestic cable television operators to deploy state-of-the-art addressable systems and enhanced services and the continued deployment of new cable television systems in international markets. International Broadband Networks sales increased $30 million, or 42%, to $101 million in First Quarter 1997 and represented 34% of worldwide Broadband Networks sales in First Quarter 1997 compared to 29% in First Quarter 1996. Analog and digital products of the Broadband Networks Group represented 85% and 15%, respectively, of worldwide Broadband Networks sales in First Quarter 1997. In First Quarter 1996, all worldwide Broadband Networks sales related to analog products. Satellite Data Networks sales decreased $36 million, or 25%, from First Quarter 1996 to $109 million in First Quarter 1997 due to lower sales volumes of digital satellite receivers to PRIMESTAR Partners ("PRIMESTAR") and VideoCipher analog satellite modules and receivers, partially offset by higher sales volumes of DigiCipher-TM- II/MPEG-2 digital satellite systems and digital video broadcast ("DVB") compliant Magnitude-TM- satellite encoders. International Satellite Data Networks sales increased $12 million, or 155%, to $19 million in First Quarter 1997 and represented 17% of worldwide Satellite Data Networks sales in First Quarter 1997 compared to 5% in First Quarter 1996. Analog and digital products represented 10% and 90%, respectively, of worldwide Satellite Data Networks sales in First Quarter 1997, compared to 9% and 91%, respectively, in First Quarter 1996. In late 1996, TCI announced that it would significantly curtail capital spending on its cable networks, although TCI informed the Communications Business that it planned to continue spending on its digital cable networks. TCI represented approximately 23% and 30% of the revenues of the Communications Business for the years ended December 31, 1996 and 1995, respectively. The Communications Business does not expect this announcement to have a significant negative impact on its 1997 financial statements, as the Communications Business expects sales of digital products to TCI to increase significantly from 1996, although no assurance can be given to the amount of such sales.

    GROSS PROFIT (NET SALES LESS COST OF SALES). Gross profit increased $14 million, or 13%, to $114 million in First Quarter 1997 from $100 million in First Quarter 1996 and was 28% of sales in First Quarter 1997 compared to 26% of sales in First Quarter 1996. The higher gross profit and gross profit margin resulted from the higher sales volumes noted above and ongoing cost reduction programs, partially offset by $3 million of charges for employee costs related to dividing the Company's Taiwan operations between the Communications Business and the Power Semiconductor Business (see Note 1 to the unaudited Combined Financial Statements).

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative ("SG&A") expense was $43 million in First Quarter 1997 compared to $34 million in First Quarter 1996, and increased as a percentage of sales to 10% in First Quarter 1997 from 9% in First Quarter 1996. SG&A spending was greater in First Quarter 1997 compared to First Quarter 1996 as a result of new growth opportunities from businesses acquired, including the marketing of NLC's broadband access systems to telephone companies for interactive digital video, voice and data services and Magnitude's DVB compliant satellite encoders, and increased sales force, field support and marketing activities to take advantage of increased growth opportunities in international cable and satellite television and worldwide telecommunications markets.

    RESEARCH AND DEVELOPMENT. The Communications Business' research and development ("R&D") expense increased $5 million, or 11%, to $51 million in First Quarter 1997 and was 13% of sales in First Quarter 1997 compared to 12% in First Quarter 1996. The Broadband Networks Group, the Satellite Data Networks Group and NLC incurred $24 million, $21 million and $6 million, respectively, of the Communications Business' First Quarter 1997 R&D expense compared to $23 million, $20 million and $3 million, respectively, of the First Quarter 1996 R&D expense. The increased level of spending reflects: the continued development of next-generation products, including cable modems and telephone company switched-digital access systems, as well as the modification of existing products for international markets; the continued development of enhanced addressable analog terminals and advanced digital systems for cable and satellite television distribution; ongoing cost-reduction programs; and product development and international expansion through strategic alliances.

    INTEREST EXPENSE-NET.   Net interest expense represents an allocation of
interest expense from the Company and was allocated based upon the Communications Business' net assets as a percentage of the total net assets of the Company. Net interest expense allocated to the Communications Business in both First Quarter 1997 and 1996 was $7 million.

    INCOME TAXES. Income taxes have been determined as if the Communications Business had filed separate tax returns under its existing structure for the periods presented. Accordingly, future tax rates could vary from the historical effective tax rates depending on the Communications Business' future legal structure and tax elections. The Communications Business recorded a provision for income taxes of $4 million in both First Quarter 1997 and First Quarter 1996, but the effective rate increased to 42% during First Quarter 1997 from 38% in First Quarter 1996. The higher effective tax rate in First Quarter 1997 resulted from lower tax benefits on the restructuring charges incurred during First Quarter 1997. Excluding the restructuring charges recorded in First Quarter 1997, the effective tax rate would have been 38%.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 WITH
  THE YEAR ENDED DECEMBER 31, 1995

    NET SALES. Net sales for the year ended December 31, 1996 were $1,756 million compared to $1,533 million for the year ended December 31, 1995, an increase of $223 million, or 15%. This increase in net sales reflects higher sales in the Broadband Networks Group, partially offset by lower sales in the Satellite Data Networks Group. Analog and digital products represented 67% and 33%, respectively, of the sales of the Communications Business in 1996, compared to 70% and 30%, respectively, in 1995.

    Worldwide Broadband Networks sales (consisting of digital and analog cable and wireless television systems and network transmission systems) increased $273 million, or 30%, from 1995 to $1,181 million in 1996 primarily as a result of increased U.S. sales volume of CFT-2200 advanced analog set-top terminals, first-time sales of DCT-1000 MPEG-2 digital set-top terminals and increased global sales volume of mature analog addressable set-top terminals and transmission electronics. These sales reflect the continued commitment of domestic cable television operators to deploy state-of-the-art addressable systems and enhanced services and the continued deployment of new cable television systems in international markets. International Broadband Networks sales increased $107 million, or 37%, to $392 million in 1996 and represented 33% of worldwide Broadband Networks sales in 1996 compared to 31% in 1995. Analog and digital products of the Broadband Networks Group represented 96% and 4%, respectively, of worldwide Broadband Networks sales in 1996. In 1995, all worldwide Broadband Networks sales related to analog products. Satellite Data Networks sales decreased $50 million, or 8%, from 1995 to $575 million in 1996 due to lower sales volume of digital satellite receivers to PRIMESTAR and VideoCipher RS-TM- analog satellite modules and receivers, partially offset by higher sales volumes of DigiCipher II/MPEG-2 digital satellite systems and DVB compliant Magnitude satellite encoders. International Satellite Data Networks sales increased $30 million, or 76%, to $69 million in 1996 and represented 12% of worldwide Satellite Data Networks sales in 1996 compared to 6% in 1995. Analog and digital products of the Satellite Data Networks Group represented 8% and 92%, respectively, of worldwide Satellite Data Networks sales in 1996, compared to 25% and 75%, respectively, in 1995. In late 1996, TCI announced that it would significantly curtail capital spending on its cable networks, although TCI informed the Communications Business that it planned to continue spending on its digital cable networks. TCI represented approximately 23% and 30%, respectively, of the revenues of the Communications Business for the years ended December 31, 1996 and 1995 respectively. The Communications Business does not expect this announcement to have a significant negative impact on its 1997 financial statements, as the Communications Business expects sales of digital products to TCI to increase significantly from 1996, although no assurance can be given as to the amount of such sales.

    GROSS PROFIT (NET SALES LESS COST OF SALES). Gross profit decreased $47 million, or 10%, to $406 million in 1996 from $453 million in 1995 and was 23% of sales in 1996 compared to 30% in 1995. The lower gross profit margin in 1996 includes $71 million of charges recorded in the fourth quarter of 1996 for the write-down of inventories to their estimated net realizable values and the accrual of upgrade and product warranty liabilities primarily related to the transition to the Communications Business' next-generation digital products (see
Note 4 to the Combined Financial Statements of the Communications Business). The lower gross profit margin also reflects the shift in product mix from higher margin VideoCipher RS analog satellite receiver consumer modules to new advanced analog and digital television system products, which initially carry lower margins.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expense was $174 million in 1996 compared to $138 million in 1995 and was 10% of sales in 1996 compared to 9% of sales in 1995. SG&A base spending was greater in 1996 than in 1995 as the Communications Business targeted new growth opportunities, including the marketing of NLC's broadband access systems to telephone companies for interactive digital video, voice and data services, and as the Communications Business increased its sales force, field support and marketing activities to take advantage of continued growth opportunities in international cable and satellite television and worldwide telecommunications markets. SG&A expense in 1996 also included $14 million of restructuring and other charges primarily related to the Company's plan to separate into three independent companies, the write-down of various fixed assets to their estimated net realizable values and the settlement of a litigation matter (see Note 4 to the Combined Financial Statements of the Communications Business). SG&A expense for 1995 included a $5 million restructuring charge primarily related to the direct costs associated with the consolidation of corporate headquarters and reorganization of its divisions and $14 million related to a national advertising campaign for C-band satellite systems.

    RESEARCH AND DEVELOPMENT. The Communications Business' R&D expense increased $60 million, or 44%, to $198 million in 1996 from $138 million in 1995 and was 11% of sales in 1996 compared to 9% in 1995. The Broadband Networks Group, the Satellite Data Networks Group and NLC incurred $96 million, $85 million and $17 million, respectively, of the Communications Business' 1996 R&D expense compared to $81 million, $54 million and $3 million, respectively, of the 1995 expense, and the Broadband Networks Group and Satellite Data Networks Group R&D expense represented 8% and 15%, respectively, of the business units sales in 1996 compared to 9% for both business units in 1995. The increased level of spending reflects: the continued development of next-generation products, including cable modems and telephone company access products through NLC, as well as the modification of existing products for international markets; continued development of enhanced addressable analog terminals and advanced digital systems for cable and satellite television distribution; ongoing cost-reduction programs; and product development and international expansion through strategic alliances. The Communications Business' research and development expenditures are expected to approximate $210 million for the year ending December 31, 1997.

    NLC LITIGATION COSTS. In June 1996, the Communications Business recorded a pre-tax charge of $141 million reflecting the judgment and costs of litigation in the case involving NLC, its founders and DSC (the "NLC Litigation") (see Notes 10 and 17 to the Combined Financial Statements of the Communications Business). See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Legal Proceedings" and "Business of NextLevel Systems--Legal Proceedings."

    INTEREST EXPENSE-NET. Net interest expense represents an allocation of interest expense from the Company and was allocated based upon the Communications Business' net assets as a percentage of the total net assets of the Company. Net interest expense allocated to the Communications Business increased $3 million to $26 million in 1996 from $23 million in 1995 as a result of higher net interest expense of the Company.

    INCOME TAXES. Income taxes have been determined as if the Communications Business had filed separate tax returns under its existing structure for the periods presented. Accordingly, future tax rates could vary from the historical effective tax rates depending on the Communications Business' future legal structure and tax elections. The Communications Business recorded a tax benefit of $53 million and $7 million in 1996 and 1995, respectively (see Note 9 to the Combined Financial Statements of the Communications Business).

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995 WITH
  THE YEAR ENDED DECEMBER 31, 1994

    NET SALES. Net sales for the year ended December 31, 1995 were $1,533 million compared to $1,275 million for the year ended December 31, 1994, an increase of $258 million, or 20%. This increase in net sales reflects both higher sales volume in the Broadband Networks Group and the Satellite Data Networks Group. Analog and digital products represented 70% and 30%, respectively, of the sales of the Communications Business in 1995, compared to 83% and 17%, respectively, in 1994.

    Worldwide Broadband Networks sales increased $99 million, or 12%, to $908 million in 1995 primarily as a result of increased sales volume of addressable analog set-top terminals, primarily related to first-time sales of CFT-2200 advanced analog set-top terminals and transmission electronics. International Broadband Networks sales increased $56 million, or 25%, to $285 million in 1995 and represented 31% of worldwide Broadband Networks sales in 1995 compared to 28% in 1994. The higher sales volume primarily reflects the commitment of domestic cable operators to deploy state-of-the-art addressable systems in the United States and new cable television systems in international markets. In 1995 and 1994, all worldwide Broadband Networks sales related to analog products. Satellite Data Networks sales in 1995 increased $158 million, or 34%, to $625 million due to higher sales volume of DigiCipher digital television systems, primarily digital satellite consumer receivers to PRIMESTAR, partially offset by lower sales volume of C-band satellite systems. The higher sales volume of digital television systems reflects the commercialization of digital broadband systems in the United States. Sales of DigiCipher products represented 30% of the Communications Business' 1995 sales. In 1994, the Communications Business had significant sales of VideoCipher RS analog satellite receiver consumer modules to persons who had been receiving without authorization (or "pirating") the commercial satellite programming data signals. In 1995, sales of these modules were at lower levels as expected. International Satellite Data Networks sales decreased $2 million, or 4%, to $39 million in 1995 and represented 6% of worldwide Satellite Data Networks' sales in 1995 compared to 9% in 1994. Analog and digital products of the Satellite Data Networks Group represented 25% and 75%, respectively, of worldwide Satellite Data Networks sales in 1995, compared to 52% and 48%, respectively, in 1994.

    GROSS PROFIT (NET SALES LESS COST OF SALES). Gross profit increased $55 million, or 14%, to $453 million in 1995 from $398 million in 1994 and was 30% of sales in 1995 compared to 31% in 1994. The lower gross profit margin in 1995 resulted from a shift in product mix from higher margin VideoCipher RS analog satellite receiver consumer modules to CFT-2200 advanced analog and DigiCipher digital television system products, new products which initially carry lower margins. The decrease in gross margin resulting from a shift in product mix was partially offset by higher margins earned on mature products as a result of cost-reduction programs.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expense was $138 million in 1995 compared to $103 million in 1994 and represented 9% of sales in 1995 compared to 8% of sales in 1994. SG&A expense in 1995, reflecting higher sales volume, included: marketing and selling costs incurred by the Communications Business to increase its sales force; field support and marketing activities to take advantage of growth opportunities in international cable and satellite television and worldwide telecommunications markets; a national advertising campaign to support sales of C-band satellite systems; and a $5 million restructuring charge for the direct costs associated with the consolidation of the corporate headquarters and of its divisions.

    RESEARCH AND DEVELOPMENT. The Communications Business' R&D expense increased $33 million, or 32%, to $138 million in 1995 from $105 million in 1994 and was 9% of sales in 1995 compared to 8% in 1994. The Broadband Networks Group, the Satellite Data Networks Group and NLC incurred $81 million, $54 million and $3 million, respectively, of the Communications Business' 1995 R&D expense compared to $46 million and $59 million, respectively, for the Broadband Networks Group and Satellite Data Networks Group in 1994, and the Broadband Networks Group and Satellite Data Networks Group R&D expense represented 9% of both business units sales in 1995 compared to 6% and 13%, respectively, of the business units sales in 1994. R&D expenditures reflect continued development of the next generation of cable set-top terminals, which incorporate digital compression and multimedia capabilities, cable modems, telephone company access products, advanced digital systems for cable and satellite television distribution, next-generation direct broadcast satellite systems and product development through strategic alliances. Emerging research and development activities include development of broadband telephony products and interactive multimedia technologies for broadband networks.

    PURCHASED IN-PROCESS TECHNOLOGY. In connection with the completion of the acquisition of NLC in September 1995, the Communications Business recorded a pre-tax charge of $140 million for purchased in-process technology which had not yet reached technological feasibility and had no alternative future use. Further development activities primarily consist of costs for design, prototype development and lab and field testing.

    INTEREST EXPENSE-NET. Net interest expense represents an allocation of interest expense from the Company and was allocated based upon the Communications Business' net assets as a percentage of the total net assets of the Company. Net interest expense allocated to the Communications Business decreased $4 million to $23 million in 1995 from $27 million in 1994 as a result of lower net interest expense of the Company.

    INCOME TAXES. Income taxes have been determined as if the Communications Business had filed separate tax returns under its existing structure for the periods presented. Accordingly, future tax rates could vary from the historical effective tax rates depending on the Communications Business' future legal structure and tax elections. The Communications Business recorded a benefit of $7 million in 1995 and a provision of $27 million in 1994 (see Note 9 to the Combined Financial Statements of the Communications Business).

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operations was $38 million in First Quarter 1997 compared to cash used in operations of $40 million in First Quarter 1996. Cash provided by operations in First Quarter 1997 reflects net income adjusted for non-cash items and the collection of accounts receivable, partially offset by the payment of accounts payable. Cash used in operations in First Quarter 1996 reflects increased working capital requirements. Cash used in operations was $77 million for the year ended December 31, 1996 compared to cash provided by operations of $18 million and $65 million for the years ended December 31,

1995 and 1994, respectively. Cash used in operations in 1996 reflects increased working capital requirements. Cash provided by operations decreased in 1995 compared to 1994 due primarily to lower income, adjusted for non-cash items.

    Working capital was $377 million at March 31, 1997 compared to $372 million, $221 million and $69 million at December 31, 1996, 1995 and 1994, respectively. The working capital increases in 1996 over 1995 and in 1995 over 1994 were due primarily to increased sales volume and corresponding increases in accounts receivable and inventory build-up to support business growth and the introduction of new products, partially offset by related increases in accounts payable. Based on current levels of order input and backlog, as well as significant sales agreements not yet reflected in order and backlog levels, management of the Communications Business believes that working capital levels are appropriate to support future operations. There can be no assurance, however, that future industry specific developments or general economic trends will not alter the Communications Business' working capital requirements.

    The Communications Business invested $17 million in equipment and facilities during First Quarter 1997 compared with $26 million in First Quarter 1996. In 1997, the Communications Business expects to continue to expand its capacity to meet increased current and future demand, with capital expenditures for the year expected to approximate $160 million. During the year ended December 31, 1996, the Communications Business invested $134 million in equipment and facilities compared with $97 million and $79 million in 1995 and 1994, respectively. The higher levels of capital spending were attributable to capacity expansion to meet increased current and future demands for analog and digital products.

    The Communications Business' R&D expenditures were $51 million and $46 million in First Quarter 1997 and First Quarter 1996, respectively, and are expected to approximate $210 million for the year ending December 31, 1997. See "--Comparison of Results of Operations for the Three Months Ended March 31, 1997 with the Three Months Ended March 31, 1996--Research and Development." The Communications Business' R&D expenditures were $198 million in 1996 compared to $138 million and $105 million in 1995 and 1994, respectively. See "--Comparison of Results of Operations for the Year Ended December 31, 1996 with the Year Ended December 31, 1995--Research and Development."

    The Communications Business management assesses its liquidity in terms of its overall ability to obtain cash to support its ongoing business levels and to fund its growth objectives. The Communications Business currently participates in the Company's cash management program. To the extent the Communications Business generates positive cash, such amounts are remitted to the Company. To the extent the Communications Business experiences temporary cash needs for working capital purposes or capital expenditures, such funds have historically been provided by the Company.

    The Communications Business' principal sources of liquidity both on a short-term and long-term basis have been cash flows provided by operations and funds provided by the Company. Net cash transfers of $4 million were remitted to the Company in First Quarter 1997, and $66 million was provided from the Company in First Quarter 1996. Net cash transfers from the Company were $226 million, $89 million and $14 million in 1996, 1995 and 1994, respectively. Management believes that, based upon its analysis of the Communications Business' combined financial position and the expected results of its operations in the future, the Communications Business will have sufficient cash flows from future operations and the financial flexibility to attract both short- and long-term capital on acceptable terms as may be needed to fund operations, research and development expenditures, capital expenditures and its other growth objectives. There can be no assurance, however, that future industry specific developments or general economic trends will not adversely affect the Communications Business' operations or its ability to meet its cash requirements.

    The Communications Business is engaged in discussions with certain banks to act as its agent to obtain the $600 million NextLevel Systems Credit Facility. It is expected that the NextLevel Systems Credit Facility will contain certain financial and operating covenants, including restrictions upon: incurring liens; making certain fundamental changes; selling assets; and paying dividends. After giving effect to the Distribution, the Communications Business is expected to have approximately $280 million of outstanding indebtedness. Approximately $142 million of such indebtedness is being incurred to repay indebtedness under the GI Credit Facilities and approximately $138 million is being incurred to discharge liabilities in connection with the NLC Litigation.

    In June 1996, a final judgment against NLC and the individual defendants was entered in the NLC Litigation which, in February 1997, was affirmed in part, reversed in part and remanded to the trial court by the U.S. Court of Appeals for the Fifth Circuit. Management of the Communications Business expects the judgment on remand to result in a damage award of not more than $138 million plus accrued interest. Enforcement of the judgment was stayed pending the determination of the appeal. Both parties have filed motions for rehearing with the Court of Appeals, and these motions have not yet been decided. During 1997, the Communications Business expects to incur approximately $20 million of charges for costs related to dividing the Company's Taiwan operations between the Communications Business and General Semiconductor and for other costs related to the Distribution. Approximately 50% of such costs will be payable in 1997 ($2 million, net of the tax benefit, was paid by March 31, 1997). The Company's Taiwan legal entity is currently comprised of operations which support both the Communications Business and the Power Semiconductor Business. In order to effectuate the Distribution, the Company will be required to incur costs, primarily employee costs, in order to separate its Taiwan operations. The Company does not expect the separation to result in a material disruption of the Communications Business or the Power Semiconductor Business.

NEW TECHNOLOGIES

    The Communications Business has entered a new competitive environment in which its success will be dependent upon numerous factors, including its ability to continue to develop appropriate technologies and successfully implement applications based on those technologies. In this regard, the Communications Business has made significant investments to develop advanced systems and equipment for the cable and satellite television, local telephone access, and Internet/data delivery markets.

    Management of the Communications Business believes that the commercialization of advanced digital broadband systems and equipment, which provide for greatly expanded channel capacity and programming options, improved quality and security of signal transmission and the capability of delivering enhanced features and services, is an important market for the Communications Business. Management of the Communications Business also believes that the Communications Business' position in this developing market is significantly enhanced by the Broadband Networks Group's leadership in a key enabling technology, digital video compression, which converts television signals to a digital format and then compresses the signals of several channels of television programming into the bandwidth currently used by just one analog channel. The Communications Business has developed and is deploying digital television systems that enable cable television operators and satellite programmers to deliver over their existing networks up to 16 times as much information as is possible with existing analog technology.

    Management of the Communications Business expects that cable and other broadband network operators will begin to deploy digital terminals in their customers' homes in order to take advantage of the enhanced capabilities of the digital networks. The rate of deployment will depend largely on consumer demand for new services made available through the digital network and the relative cost of the more advanced digital terminals. The Broadband Networks Group sold its first DCT-1000 digital subscriber terminals and headend systems in the fourth quarter of 1996. As a result of the high costs of initial production, digital products currently being shipped carry substantially lower margins than the Communications Business' mature analog products. As the Communications Business progresses through the initial stages of production of its digital products, the Communications Business expects these margins to improve. See "Business of NextLevel Systems--Broadband Networks Group--Digital Network Systems."

    Management of the Communications Business expects cable television operators in the United States and abroad to continue to purchase analog products to upgrade their basic networks and invest in new systems construction primarily to compete with other television programming sources, such as DTH and cable networks planned by some telephone companies, and to develop, using U.S. architecture and systems, international markets where cable penetration is low and demand for entertainment programming is growing. Sales of analog consumer descramblers have declined, as expected, to minimal levels over the past two years as a result of the availability of competing digital satellite video services. The Communications Business plans to introduce, in the second quarter of 1997, its first digital descramblers for the backyard C-band market. This product, called 4DTV, will allow C-band dish owners to take advantage of the wealth of digital programming now being transmitted by satellite. There can be no assurance, however, that volume shipments of 4DTV will commence in 1997 or as to the degree of market acceptance of this new product. See "Business of NextLevel Systems--Satellite Data Networks Group--Digital and Analog Satellite Products."

    In September 1995, the Company, on behalf of the Communications Business, acquired NLC, which was formed to design, manufacture and market a next-generation telecommunications broadband access system for the delivery of telephony, video and data from a telephone company central office or cable television headend to the home. NLC's product, NLevel(3), is designed to permit the cost-effective delivery of a suite of standard telephony and advanced services such as high-speed Internet/data, work-at-home, distance-learning, video-on-demand and video-telephony to the home from a single access platform. The NLevel(3) system is designed to work with and enhance existing telephony networks and offers the capability to provide voice services (POTS), ISDN, high-speed Internet/data and video services over both copper-twisted-pair and fiber-to-the-curb networks. In the fourth quarter of 1996, NYNEX Corporation ("NYNEX") entered into an agreement with NLC to deploy approximately one million lines of transport electronics in the greater Boston and New York City areas to carry voice, video and data services. NYNEX also has options to extend its deployment of the NLevel(3) system up to five million lines. A significant amount of research and development expenditures will be required to fund the successful deployment and market growth of telephony networks. NextLevel Systems does not expect NLC to generate significant revenues until 1998, and there can be no assurance that delays will not occur in the deployment of NLC's products or that the products will be commercially successful. See "Business of NextLevel Systems-- NLC."

    The Communications Business commenced initial commercial deployment of its SURFboard-TM- modem for cable networks during the third quarter of 1996. SURFboard enables network operators to link subscribers to interactive video and data services at speeds up to 1,000 times faster than conventional telephone modems. SURFboard modems have been selected in the U.S. and internationally by several cable operators, including Continental Cable, Adelphia Cable, Television International in Mexico and Red Argentina, Argentina's largest cable television operator. There can be no assurance that the SURFboard product line will be commercially successful. See "Business of NextLevel Systems--Satellite Data Networks Group--High-Speed Data Networks."

    With these new technologies and applications under development, the Communications Business believes it is well positioned to take advantage of the opportunities presented in the new competitive environment. There can be no assurance, however, that these technologies and applications will be successfully developed, or, if they are successfully developed, that they will be implemented by the Communications Business' customers or that the Communications Business will otherwise be able to successfully exploit these technologies and applications.

FOREIGN EXCHANGE

    A significant portion of the Communications Business' products are manufactured or assembled in Taiwan and Mexico. In addition, as mentioned above, the Communications Business' sales of its equipment into international markets have increased. These foreign operations are subject to risk with respect to currency exchange rate fluctuations. The Communications Business monitors its underlying exchange rate exposures on an ongoing basis and continues to implement selective hedging strategies to reduce the market risks from changes in exchange rates (see Notes 14 and 15 to the Combined Financial Statements of the Communications Business). The Company uses hedging programs to reduce market risk arising from changes in foreign exchange rates. On a selective basis, the Company enters into contracts to hedge the currency exposure of contractual and other firm commitments denominated in foreign currencies and the currency exposure of anticipated, but not yet committed, transactions expected to be denominated in foreign currencies. Gains and losses on hedges related to contractual and other firm commitments are deferred and recognized in the Communications Business' results of operations in the same period as the gain or loss from the underlying transactions. Gains and losses on forward exchange contracts used to hedge anticipated, but not yet committed, transactions are recognized in the Communications Business' results of operations as changes in exchange rates for the applicable foreign currencies occur. Foreign currency transaction losses included in the Communications Business' results of operations were $2 million and $5 million in 1996 and 1995, respectively, and deferred gains or losses on such contracts at December 31, 1996 and 1995 were not significant.

INTERNATIONAL MARKETS

    Management of the Communications Business believes that a significant amount of NextLevel Systems' growth over the next several years will come from international markets. In order to support the Communications Business' international product and marketing strategies, it is currently expected that NextLevel Systems will add operations in foreign markets in the following areas, among others: customer service, order entry, finance and product warehousing. In particular, recent contract awards for digital systems in the United Kingdom will require an incremental investment of resources to support product development and system integration services in such location. Although no assurance can be given, management expects that the expansion of international operations will not require significant capital expenditures and that increased costs will be offset by increased sales in such markets. See "Business of NextLevel Systems--Market Overview--International Video Networks" and "--Business Strategy."

EFFECT OF INFLATION

    The Communications Business continually attempts to minimize any effect of inflation on earnings by controlling its operating costs and selling prices. During the past few years, the rate of inflation has been low and has not had a material impact on the Communications Business' results of operations.

                          THE COMMUNICATIONS BUSINESS
     (WHICH WILL BECOME NEXTLEVEL SYSTEMS, INC. FOLLOWING THE DISTRIBUTION)
                            PRO FORMA CAPITALIZATION

    The following table sets forth, as of March 31, 1997, the capitalization of the Communications Business and the pro forma capitalization after giving effect to the Distribution. This information should be read in conjunction with the historical and pro forma combined financial statements of the Communications Business and the related notes thereto included elsewhere in this Proxy Statement. The pro forma information set forth below may not reflect the capitalization of the Communications Business in the future or as it would have been had the Communications Business been a separate, stand-alone company at March 31, 1997.

                                                                      AT MARCH 31, 1997
                                                                 ----------------------------
                                                                  HISTORICAL   AS ADJUSTED(A)
                                                                 ------------  --------------

                                                                        (IN THOUSANDS)
Current Maturities of Long-Term Debt...........................  $    --        $    --
                                                                 ------------  --------------
Long-Term Debt.................................................       --             280,000
                                                                 ------------  --------------
Divisional Net Equity..........................................     1,068,336        --
Stockholders' Equity
  Common Stock.................................................       --                 141
  Additional Paid-in-Capital...................................       --             914,195
  Retained Earnings............................................       --             --
                                                                 ------------  --------------
    Total Stockholders' Equity.................................     1,068,336        914,336
                                                                 ------------  --------------
      Total Capitalization.....................................  $  1,068,336   $  1,194,336
                                                                 ------------  --------------
                                                                 ------------  --------------

------------------------

(a) Reflects the incurrence of an estimated $280 million of debt, of which $142 million of the proceeds will be utilized to pay a portion of the GI Credit Facilities and the remaining $138 million will be utilized to pay the NLC litigation liability. Further, it reflects the capitalization of divisional net equity into additional paid-in-capital relating to the issuance of an estimated 141 million shares of NextLevel Systems Common Stock to be issued to stockholders of the Company as a dividend in the Distribution. Also, additional paid-in-capital includes a $17 million charge ($12 million net of tax), related to the Communications Business' portion of the costs to separate its Taiwan operations from the Company and other costs directly attributable to the Distribution and related transactions expected to be incurred prior to the Distribution.

                          THE COMMUNICATIONS BUSINESS
     (WHICH WILL BECOME NEXTLEVEL SYSTEMS, INC. FOLLOWING THE DISTRIBUTION)
               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The unaudited pro forma condensed combined financial statements of the Communications Business, which will become NextLevel Systems following the Distribution, set forth below consist of a pro forma balance sheet as of March 31, 1997 and pro forma statements of operations for the year ended December 31, 1996 and for the three months ended March 31, 1997. The pro forma balance sheet was prepared to give effect to the Distribution as if it had occurred on March 31, 1997 and the pro forma statements of operations were prepared to give effect to the Distribution as if it had occurred on January 1, 1996. The unaudited pro forma balance sheet set forth below does not purport to represent what the Communications Business' financial position actually would have been had the Distribution occurred on the date indicated or to project the Communications Business' financial position for any future date. The unaudited pro forma statements of operations set forth below do not purport to represent what the Communications Business' operations actually would have been or to project the Communications Business' operating results for any future period. The unaudited pro forma adjustments are based upon currently available information and certain assumptions that the Communications Business' management believes are reasonable. The unaudited pro forma statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Communications Business" and the historical combined financial statements of the Communications Business and the notes thereto appearing elsewhere in this Proxy Statement.

                          THE COMMUNICATIONS BUSINESS
     (WHICH WILL BECOME NEXTLEVEL SYSTEMS, INC. FOLLOWING THE DISTRIBUTION)
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                               AT MARCH 31, 1997
                                                                    ---------------------------------------
                                                                    HISTORICAL    ADJUSTMENTS   PRO FORMA
                                                                    ------------  -----------  ------------

                                                                    (IN THOUSANDS, UNLESS OTHERWISE NOTED)
ASSETS

Cash and cash equivalents.........................................  $    --        $ 138,000(a) $    --
                                                                                    (138,000)(b)
Short-term investment.............................................        18,328                     18,328
Accounts receivable--net..........................................       346,145                    346,145
Inventories.......................................................       277,086                    277,086
Prepaid expenses and other current assets.........................        23,346                     23,346
Deferred income taxes.............................................        74,672                     74,672
                                                                    ------------  -----------  ------------
    Total current assets..........................................       739,577          --        739,577
Property, plant and equipment--net................................       253,786                    253,786
Intangibles--net..................................................        90,370                     90,370
Excess of cost over fair value of net assets acquired--net........       475,225                    475,225
Other long-term assets............................................        36,080       1,000(a)       37,080
Deferred income taxes.............................................        30,309                     30,309
                                                                    ------------  -----------  ------------
    Total assets..................................................  $  1,625,347   $   1,000   $  1,626,347
                                                                    ------------  -----------  ------------
                                                                    ------------  -----------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable..................................................  $    185,200   $  --       $    185,200
Accrued expenses & income taxes payable...........................       177,631      (5,000)(c)      190,631
                                                                                      17,000(c)
                                                                                       1,000(a)
                                                                    ------------  -----------  ------------
    Total current liabilities.....................................       362,831      13,000        375,831
Long-term debt....................................................                   280,000(a)      280,000
Deferred income taxes.............................................         6,666                      6,666
NLC litigation....................................................       138,000    (138,000)(b)      --
Other non-current liabilities.....................................        49,514                     49,514
Divisional net equity.............................................     1,068,336    (142,000)(a)      --
                                                                                    (926,336)(d)
Common stock......................................................                       141(d)          141
Additional paid-in-capital........................................                   926,195(d)      914,195
                                                                                     (12,000)(c)
Retained earnings.................................................                                       --
                                                                    ------------  -----------  ------------
Total liabilities and stockholders' equity........................  $  1,625,347   $   1,000   $  1,626,347
                                                                    ------------  -----------  ------------
                                                                    ------------  -----------  ------------

------------------------

(a) To record the incurrence of an estimated $280 million of debt, of which $142 million of the proceeds will be utilized to pay a portion of the GI Credit Facilities, and the remaining $138 million will be utilized to pay the NLC litigation liability. In addition, to record $1 million of costs to obtain the new borrowings.

(b) To record the payment of the NLC litigation liability.

(c) To record the Communications Business' portion of estimated costs to separate its Taiwan operations from the Company and to record estimated costs expected to be incurred prior to the Distribution which are directly attributable to the Distribution and related transactions ($17 million, $12 million net of tax).

(d) To capitalize divisional net equity into additional paid-in capital and give effect to the issuance of an estimated 141 million shares of NextLevel Systems Common Stock to be issued to stockholders of the Company as a dividend in the Distribution.

                          THE COMMUNICATIONS BUSINESS
     (WHICH WILL BECOME NEXTLEVEL SYSTEMS, INC. FOLLOWING THE DISTRIBUTION)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                              THREE MONTHS ENDED MARCH 31, 1997
                                                                           ---------------------------------------
                                                                           HISTORICAL  ADJUSTMENTS(E)   PRO FORMA
                                                                           ----------  --------------  -----------

                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA
                                                                                 AND UNLESS OTHERWISE NOTED)
Net sales................................................................  $  408,028    $   --         $ 408,028
Operating costs and expenses
  Cost of sales..........................................................     294,514                     294,514
  Selling, general and administrative....................................      42,754         2,400(a)     45,154
  Research and development...............................................      51,045                      51,045
  Amortization of excess of cost over fair value of net assets
    acquired.............................................................       3,558                       3,558
                                                                           ----------       -------    -----------
Total operating costs and expenses.......................................     391,871         2,400       394,271
                                                                           ----------       -------    -----------
Operating income.........................................................      16,157        (2,400)       13,757
  Other expense--net.....................................................        (529)                       (529)
  Interest expense--net..................................................      (7,091)        2,771(b)     (4,320)
                                                                           ----------       -------    -----------
Income before income taxes...............................................       8,537           371         8,908
Income tax benefit.......................................................      (3,577)         (145)(c)     (3,722)
                                                                           ----------       -------    -----------
Net income...............................................................  $    4,960    $      226     $   5,186
                                                                           ----------       -------    -----------
                                                                           ----------       -------    -----------
  Shares to be issued....................................................                                 141,000(d)
                                                                                                       -----------
                                                                                                       -----------
  Earnings per share.....................................................                               $     .04(d)
                                                                                                       -----------
                                                                                                       -----------

------------------------

(a) To eliminate the allocation of corporate expenses to the Cable Manufacturing Business and the Power Semiconductor Business, as such costs subsequent to the Distribution will no longer be allocable. Management of the Communications Business expects that the corporate costs currently being incurred will continue at this level.

(b) To record a reduction in interest expense from the amounts allocated in the historical financial statements to reflect the estimated interest expense based on the incurrence of an estimated $280 million of debt at an assumed weighted average borrowing rate of 6.10%, and to reflect the amortization of debt issuance costs associated with the new borrowings. A fluctuation of .125% in the assumed weighted average borrowing rate would change pro forma interest expense by $88.

(c) To reflect the estimated tax effects for the pro forma adjustments.

(d) Pro forma earnings per share is computed based on an estimated 141 million shares of NextLevel Systems Common Stock to be issued in the Distribution.

(e) The pro forma adjustments do not reflect an estimated $17 million ($12 million net of tax) of non-recurring costs expected to be incurred prior to December 31, 1997 directly attributable to the Distribution and related transactions. This amount relates primarily to costs to separate the Taiwan operations from the Company and costs directly attributable to the Distribution and related transactions. The Company's Taiwan legal entity is currently comprised of operations which support both the Communications Business and the Power Semiconductor Business. In order to effectuate the Distribution, the Company will be required to incur costs, primarily employee costs, in order to separate its Taiwan operations.

                          THE COMMUNICATIONS BUSINESS
     (WHICH WILL BECOME NEXTLEVEL SYSTEMS, INC. FOLLOWING THE DISTRIBUTION)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                                               YEAR ENDED DECEMBER 31, 1996
                                                                        ------------------------------------------
                                                                         HISTORICAL   ADJUSTMENTS(E)   PRO FORMA
                                                                        ------------  --------------  ------------

                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA AND
                                                                                 UNLESS OTHERWISE NOTED)
Net sales.............................................................  $  1,755,585    $   --        $  1,755,585
Operating costs and expenses
  Cost of sales.......................................................     1,349,815                     1,349,815
  Selling, general and administrative.................................       174,432         7,800(a)      182,232
  Research and development............................................       198,071                       198,071
  NLC litigation costs................................................       141,000                       141,000
  Amortization of excess of cost over fair value of net assets
    acquired..........................................................        14,278                        14,278
                                                                        ------------       -------    ------------
Total operating costs and expenses....................................     1,877,596         7,800       1,885,396
                                                                        ------------       -------    ------------
Operating loss........................................................      (122,011)       (7,800)       (129,811)
  Other expense--net..................................................        (1,427)                       (1,427)
  Interest expense--net...............................................       (25,970)        8,690(b)      (17,280)
                                                                        ------------       -------    ------------
Loss before income taxes..............................................      (149,408)          890        (148,518)
Income tax benefit....................................................        53,098          (347)(c)       52,751
                                                                        ------------       -------    ------------
Net loss..............................................................  $    (96,310)   $      543    $    (95,767)
                                                                        ------------       -------    ------------
                                                                        ------------       -------    ------------
  Shares to be issued.................................................                                     141,000(d)
                                                                                                      ------------
                                                                                                      ------------
  Net loss per share..................................................                                $       (.68)(d)
                                                                                                      ------------
                                                                                                      ------------

------------------------

(a) To eliminate the allocation of corporate expenses to the Cable Manufacturing Business and the Power Semiconductor Business, as such costs subsequent to the Distribution will no longer be allocable. Management of the Communications Business expects that the corporate costs currently being incurred will continue at this level.

(b) To record a reduction in interest expense from the amounts allocated in the historical financial statements to reflect the estimated interest expense based on the incurrence of an estimated $280 million of debt at an assumed weighted average borrowing rate of 6.10%, and to reflect the amortization of debt issuance costs associated with the new borrowings. A fluctuation of .125% in the assumed weighted average borrowing rate would change pro forma interest expense by $350.

(c) To reflect the estimated tax effects for the pro forma adjustments.

(d) Pro forma net loss per share is computed based on an estimated 141 million shares of NextLevel Systems Common Stock to be issued in the Distribution.

(e) The pro forma adjustments do not reflect an estimated $20 million ($14.2 million net of tax) of non-recurring costs expected to be incurred within the next 12 months directly attributable to the Distribution and related transactions. This amount relates primarily to costs to separate the Taiwan operations from the Company and costs directly attributable to the Distribution and related transactions. The Company's Taiwan legal entity is currently comprised of operations which support both the Communications Business and the Power Semiconductor Business. In order to effectuate the Distribution, the Company will be required to incur costs, primarily employee costs, in order to separate its Taiwan operations.

                        THE CABLE MANUFACTURING BUSINESS
                      (COMMSCOPE, INC. OF NORTH CAROLINA)
                            SELECTED FINANCIAL DATA

    The following table presents selected historical financial data of the Cable Manufacturing Business. The information set forth below should be read in conjunction with the "The Cable Manufacturing Business Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Cable Manufacturing Business" and the historical consolidated financial statements and notes thereto of the Cable Manufacturing Business included elsewhere in this Proxy Statement. The consolidated statement of operations data set forth below for each of the three years ended December 31, 1996 and the consolidated balance sheet data at December 31, 1996 and 1995 are derived from, and are qualified by reference to, the audited consolidated financial statements of the Cable Manufacturing Business included elsewhere in this Proxy Statement. The consolidated statement of operations data for the three months ended March 31, 1997 and 1996 and the consolidated balance sheet data as of March 31, 1997 are derived from the Company's unaudited consolidated financial statements included elsewhere in this Proxy Statement. The consolidated balance sheet data at December 31, 1994 are derived from the audited consolidated balance sheet of the Cable Manufacturing Business at December 31, 1994, which is not included in this Proxy Statement. The consolidated statement of operations data for the years ended December 31, 1993 and 1992 and the consolidated balance sheet data at December 31, 1993 and 1992 are derived from unaudited consolidated financial statements of the Cable Manufacturing Business not included in this Proxy Statement.

    The historical financial information may not be indicative of the Cable Manufacturing Business' future performance and does not necessarily reflect what the financial position and results of operations of the Cable Manufacturing Business would have been had the Cable Manufacturing Business operated as a separate, stand-alone entity during the periods presented. Per share data for net income has not been presented because the Cable Manufacturing Business was operated through the Company for the periods presented.

                                                      THREE MONTHS ENDED
                                                          MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                     --------------------  -----------------------------------------------------
                                                       1997       1996       1996       1995       1994       1993       1992
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA
  Net sales........................................  $ 147,874  $ 130,913  $ 572,212  $ 485,160  $ 445,328  $ 341,789  $ 286,946
    Cost of sales..................................    108,634     96,505    417,123    355,732    317,466    243,665    202,441
    Selling, general and administrative............     11,311      9,548     44,342     34,835     31,625     25,144     22,227
    Research and development.......................      1,270      1,346      5,348      4,255      3,213      2,979      2,673
    Amortization of excess of cost over fair value
      of net assets acquired.......................      1,306      1,264      5,145      5,075      5,254      5,288      5,327
  Operating income.................................     25,353     22,250    100,254     85,263     87,770     64,713     54,278
  Interest expense--net............................     (2,733)    (2,383)    (9,990)    (8,665)   (12,281)   (17,451)   (25,576)
  Income before income taxes and cumulative effect
    of changes in accounting principles............     22,830     20,241     92,103     76,713     75,485     47,261     29,095
  Net income.......................................  $  14,155  $  12,550  $  57,122  $  47,331  $  45,096  $  27,336  $  15,621

                                                                                            AT DECEMBER 31,
                                                          AT MARCH 31,   -----------------------------------------------------
                                                              1997         1996       1995       1994       1993       1992
                                                          -------------  ---------  ---------  ---------  ---------  ---------
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA
  Total assets..........................................    $ 492,340    $ 479,885  $ 412,378  $ 397,843  $ 336,281  $ 328,759
  Long-term obligations, including current maturities...       10,800       10,800     10,800     --         --         --
  Other non-current liabilities.........................        9,694        9,565      6,925      5,561      5,659      4,226
  Stockholder's equity..................................      400,962      393,560    339,177    343,169    300,786    296,958

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                 OPERATIONS OF THE CABLE MANUFACTURING BUSINESS

    This discussion should be read in conjunction with the information contained under "Business of CommScope" and the Consolidated Financial Statements of the Cable Manufacturing Business (CommScope, Inc. of North Carolina) and the Notes thereto appearing elsewhere herein.

COMPARISON OF RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1997
  WITH THE THREE MONTHS ENDED MARCH 31, 1996

    NET SALES. Net sales for First Quarter 1997 were $148 million compared to $131 million for First Quarter 1996, an increase of $17 million or 13%. This increase in net sales reflects higher sales in cable television and other video distribution markets, as well as for LAN and other applications. Sales to cable television and other video markets increased $7 million from First Quarter 1996 to $122 million in First Quarter 1997, primarily due to higher sales volume of both semi-flexible coaxial cables used in the trunk and feeder distribution portion of cable television systems and flexible coaxial (drop) cable primarily used for connecting the feeder cable to the cable television subscriber's residence. Higher sales volume to cable television markets reflects increased deployment of hybrid fiber coaxial cable television plant ("HFC") for new cable television systems in international markets offset in part by a slowdown in such spending by a major cable television operator in the United States. Sales for LAN and other data applications increased $5 million from First Quarter 1996 to $19 million in First Quarter 1997 due to higher sales volume for premise wiring of LANs. Partially offsetting the volume increases for cable television and LAN products were decreases in the average selling prices of these products. Sales of other high performance cable products increased by $5 million in First Quarter 1997 to $7 million, primarily due to sales of airplane cables and other specialty cables. This increase results from the Cable Manufacturing Business' acquisition of certain assets of the Thermatics Division of Teledyne Industries, Inc. ("Teledyne"), a high performance cable manufacturer specializing in high temperature cables (see Note 5 to the Consolidated Financial Statements of the Cable Manufacturing Business). See "Business of CommScope--General." International sales increased $10 million, or 23%, to $54 million in First Quarter 1997 and represented 36% of the Cable Manufacturing Business' sales in First Quarter 1997 compared to 33% in First Quarter 1996.

    GROSS PROFIT (NET SALES LESS COST OF SALES). Gross profit increased $5 million, or 14%, to $39 million in First Quarter 1997 from $34 million in First Quarter 1996 and was 27% and 26% of sales, respectively. The higher gross profit reflects the increased sales volume noted above and lower overhead costs including reduced warranty related provisions due to lowered expectations of claims, partially offset by the lower average selling prices described above.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expense increased $1 million, or 18%, to $11 million in First Quarter 1997 from $10 million in 1996, and increased as a percentage of sales to 8% in 1997 from 7% in First Quarter 1996. The increase in SG&A expense was principally attributable to increased marketing and selling expenditures, which contributed to the higher sales volumes discussed above. The Cable Manufacturing Business has increased its sales force, field support and marketing activities to take advantage of increased growth opportunities in international cable and network markets. SG&A expense in First Quarter 1997 also reflects increased costs associated with the Teledyne Thermatics acquisition.

    RESEARCH AND DEVELOPMENT. R&D expense was $1 million for both First Quarter 1996 and First Quarter 1997. The Cable Manufacturing Business' has ongoing programs to develop new products and market opportunities for its products and core capabilities and new manufacturing technologies to achieve cost reductions.

    INTEREST EXPENSE--NET. Net interest expense represents an allocation of interest expense from the Company and was allocated based upon the Cable Manufacturing Business' net assets as a percentage of the total net assets of the Company. Net interest expense allocated to the Cable Manufacturing Business was $3 million and $2 million for First Quarter 1997 and First Quarter 1996, respectively.

    INCOME TAXES. The provision for income taxes has been determined as if the Cable Manufacturing Business had filed separate tax returns under its existing structure for the periods presented. Accordingly, future tax rates could vary from the historical effective tax rates depending on the Cable Manufacturing Business' future tax elections.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996 WITH
  THE YEAR ENDED DECEMBER 31, 1995

    NET SALES. Net sales for the year ended December 31, 1996 were $572 million compared to $485 million for the year ended December 31, 1995, an increase of $87 million or 18%. This increase in net sales reflects higher sales in cable television and other video distribution markets, as well as for LAN and other applications. Sales to cable television and other video markets increased $69 million from 1995 to $489 million in 1996, primarily due to higher sales volume of both semi-flexible coaxial cables used in the trunk and feeder distribution portion of cable television systems and flexible coaxial (drop) cable primarily used for connecting the feeder cable to the cable television subscriber's residence. Higher sales volume to cable television markets reflect increased investment in HFC infrastructure by major cable television operators in the United States, as well as, the deployment of HFC for new cable television systems in international markets. Sales for LAN and other data applications increased $8 million from 1995 to $66 million in 1996 due to higher sales volume for premise wiring of LANs. Partially offsetting the volume increases for cable television and LAN products, were decreases in the average selling prices of these products. Sales of other high performance cable products increased by $10 million in 1996 to $17 million, primarily due to sales of airplane cables and other specialty cables. This increase results from the Cable Manufacturing Business' acquisition of certain assets of the Thermatics Division of Teledyne, a high performance cable manufacturer specializing in high temperature cables (see Note 5 to the Consolidated Financial Statements of the Cable Manufacturing Business). See "Business of CommScope--General." International sales increased $35 million, or 21%, to $201 million in 1996 and represented 35% of the Cable Manufacturing Business' sales in 1996 compared to 34% in 1995.

    GROSS PROFIT (NET SALES LESS COST OF SALES). Gross profit increased $26 million, or 20%, to $155 million in 1996 from $129 million in 1995 and was 27% of sales in each period. The higher gross profit reflects the increased sales volume noted above, reduced material costs and improved per unit labor and overhead costs resulting from production efficiencies, partially offset by the lower average selling prices described above.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expense increased $9 million, or 27%, to $44 million in 1996 from $35 million in 1995, and increased as a percentage of sales to 8% in 1996 from 7% in 1995. The increase in SG&A expense was principally attributable to increased marketing and selling expenditures, which contributed to the higher sales volumes discussed above. The Cable Manufacturing Business has increased its sales force, field support and marketing activities to take advantage of increased growth opportunities in international cable and network markets. SG&A expense in 1996 also reflects increased costs associated with the Teledyne Thermatics Division acquisition.

    RESEARCH AND DEVELOPMENT. R&D expense increased $1 million to $5 million in 1996 from $4 million in 1995. The increase resulted from the Cable Manufacturing Business' ongoing programs to develop new products and market opportunities for its products and core capabilities and new manufacturing technologies to achieve cost reductions.

    OTHER INCOME (EXPENSE)--NET. Other income (expense) for the year ended December 31, 1996 primarily reflects the Cable Manufacturing Business' share of income generated by its Australian joint venture. See "Business of CommScope--Business Strategy."

    INTEREST EXPENSE--NET. Net interest expense represents an allocation of interest expense from the Company and was allocated based upon the Cable Manufacturing Business' net assets as a percentage of the total net assets of the Company. Net interest expense allocated to the Cable Manufacturing Business increased $1 million to $10 million in 1996 from $9 million in 1995 as a result of higher net interest expense of the Company.

    INCOME TAXES. The provision for income taxes has been determined as if the Cable Manufacturing Business had filed separate tax returns under its existing structure for the periods presented. Accordingly, future tax rates could vary from the historical effective tax rates depending on the Cable Manufacturing Business' future tax elections (see Note 9 to the Consolidated Financial Statements of the Cable Manufacturing Business).

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995 WITH
  THE YEAR ENDED DECEMBER 31, 1994.

    NET SALES. Net sales for the year ended December 31, 1995, were $485 million compared to $445 million for the year ended December 31, 1994, an increase of $40 million or 9%. Of this increase $24 million reflects higher cable sales for LAN and other data applications which grew to $59 million in 1996 due to higher sales volume. Sales to cable television and other distribution markets increased $15 million from 1994 to $420 million in 1995 primarily due to higher sales volume of flexible coaxial (drop) and fiber optic cable, partially offset by lower sales volume of semi-flexible coaxial cables used in the trunk and feeder distribution portion of cable television systems. Partially offsetting the volume increases were decreases in the average selling prices of products in these divisions. International sales increased $31 million, or 23%, to $166 million in 1995 and represented 34% of the Cable Manufacturing Business' sales in 1995 compared to 30% in 1994.

    GROSS PROFIT (NET SALES LESS COST OF SALES). Gross profit increased $1 million, or 1%, to $129 million in 1995 from $128 million in 1994 and was 27% of sales in 1995 compared to 29% of sales in 1994. The increased gross profit reflects the increased sales volume noted above, reduced material costs and improved per unit labor and overhead costs resulting from production efficiencies, partially offset by a shift in product mix and a decrease in average selling prices.

    SELLING, GENERAL AND ADMINISTRATIVE. SG&A expense increased $3 million, or 10%, to $35 million in 1995 from $32 million in 1994, and was 7% of sales in each period. The increase in SG&A expense was principally attributable to increased marketing and selling expenditures, which contributed to the higher sales volumes discussed above. The Cable Manufacturing Business increased its sales force, field support and marketing activities to take advantage of increased growth opportunities in international cable and network markets.

    RESEARCH AND DEVELOPMENT. R&D expense increased $1 million to $4 million in 1995 from $3 million in 1994. The increase resulted from ongoing programs to develop new products and market opportunities for its products and core capabilities and new manufacturing technologies to achieve cost reductions.

    INTEREST EXPENSE--NET. Net interest expense represents an allocation of interest expense from the Company and was allocated based upon the Cable Manufacturing Business' net assets as a percentage of the total net assets of the Company. Net interest expense allocated to the Cable Manufacturing Business decreased $3 million to $9 million in 1995 from $12 million in 1994 as a result of lower net interest expense of the Company.

    INCOME TAXES. The provision for income taxes has been determined as if the Cable Manufacturing Business had filed separate tax returns under its existing structure for the periods presented. Accordingly, future tax rates could vary from the historical effective tax rates depending on the Cable Manufacturing Business' future tax elections (see Note 9 to the Consolidated Financial Statements of the Cable Manufacturing Business).

LIQUIDITY AND CAPITAL RESOURCES

    Cash provided by operations was $12 million and $10 million in First Quarter 1997 and First Quarter 1996, respectively, and $52 million, $64 million and $33 million for the years ended December 31, 1996, 1995 and 1994, respectively. Cash provided by operations decreased by $12 million in 1996 compared to 1995 due to increased working capital. Cash provided by operations increased $31 million in 1995 compared to 1994 due primarily to lower working capital increases in 1995 compared to 1994.

    Working capital was $116 million at March 31, 1997 compared to $107 million, $73 million and $69 million at December 31, 1996, 1995 and 1994, respectively. The increased working capital level at March 31, 1997 compared to December 31, 1996, at December 31, 1996 compared to December 31, 1995 and at December 31, 1995 compared to December 31, 1994 resulted primarily from increased sales volume and projected business growth with corresponding increases in accounts receivable and inventory to support business growth and the introduction of new products, partially offset by the related increases in accounts payable. Additionally, working capital was greater in 1996 than in 1995 and 1994 as a result of the Cable Manufacturing Business' acquisition of certain assets of the Teledyne Thermatics Division in May 1996 (see Note 5 to the Consolidated Financial Statements of the Cable Manufacturing Business). Based on current levels of orders and backlog, management of the Cable Manufacturing Business believes that working capital levels are appropriate to support future operations. There can be no assurance, however, that future industry-specific developments or general economic trends will not alter the Cable Manufacturing Business' working capital requirements.

    The Cable Manufacturing Business invested $5 million in equipment and facilities during both First Quarter 1997 and First Quarter 1996. In 1997, the Cable Manufacturing Business expects to continue to expand its capacity to meet increased current and future demand with capital expenditures for the year ending December 31, 1997 expected to approximate $45 million. During the year ended December 31, 1996, the Cable Manufacturing Business invested $33 million in equipment and facilities compared to $27 million and $33 million in 1995 and 1994, respectively. This level of capital spending was attributable to capacity expansion across the business units of the Cable Manufacturing Business to meet increased current and anticipated future demands.

    Management of the Cable Manufacturing Business assesses its liquidity in terms of its overall ability to obtain cash to support its ongoing business levels and to fund its growth objectives. The Cable Manufacturing Business participates in the Company's cash management program. To the extent the Cable Manufacturing Business generates positive cash, such amounts are remitted to the Company. To the extent the Cable Manufacturing Business experiences temporary cash needs for working capital purposes or capital expenditures, such funds have historically been provided by the Company.

    The Cable Manufacturing Business' principal sources of liquidity both on a short-term and long-term basis have been cash flows provided by operations and funds provided by the Company. Net cash transfers to the Company were $7 million in First Quarter 1997 compared to $5 million in First Quarter 1996 and were $1 million, $46 million and $0.3 million for the years ended December 31, 1996, 1995 and 1994, respectively. Management believes that, based upon its analysis of the Cable Manufacturing Business' consolidated financial position and the expected results of its operations in the future, the Cable Manufacturing Business will have sufficient cash flows from future operations and the financial flexibility to attract both short- and long-term capital on acceptable terms as may be needed to fund operations, capital expenditures and its other growth objectives. There can be no assurance, however, that future industry specific developments or general economic trends will not adversely affect the Cable Manufacturing Business' operations or its ability to meet its cash requirements.

    The Cable Manufacturing Business is engaged in discussions with certain banks to act as its agent to obtain the $350 million CommScope Credit Facility. It is expected that the CommScope Credit Facility will contain certain financial and operating covenants, including restrictions upon: incurring indebtedness and liens; making certain fundamental changes; selling assets; and paying dividends. After giving effect to the

Distribution, the Cable Manufacturing Business is expected to have approximately $275 million of outstanding indebtedness. Approximately $264 million of such indebtedness is being incurred to pay a dividend to the Company.

EFFECT OF INFLATION

    The Cable Manufacturing Business continually attempts to minimize any effect of inflation on earnings by controlling its operating costs and selling prices. During the past few years, the rate of inflation has been low and has not had a material impact on the Cable Manufacturing Business' results of operations. The Cable Manufacturing Business has experienced some volatility in the purchase price of certain raw materials which fluctuate as the commodity market price fluctuates. Thus far in 1997, commodity prices related to raw materials made of aluminum, copper and plastics have increased at rates higher than general inflation and, if this trend continues, may have a negative effect on operating results in 1997 compared to 1996. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Impact of Price Fluctuations of Raw Materials on CommScope; Sources of Raw Materials" and "Business of CommScope--Raw Materials."

INTERNATIONAL MARKETS

    Management of the Cable Manufacturing Business intends to gradually expand its international market penetration, particularly in Europe, the Pacific Rim and Latin America. Currently, the Cable Manufacturing Business has one commercial warehouse in the United Kingdom, and an interest in an Australian manufacturing joint venture, and generally does not have international sales offices. In response to customer preferences, management expects to continue to experience a shift in its international distribution channels away from distributors and to rely more on direct selling, which over time will necessitate more warehouse facilities. In addition, it intends to evaluate opportunities for additional international manufacturing facilities through sole or joint ownership arrangements, in order to further improve distribution capability, reduce shipping and importation costs and enhance customer service. These new warehouse and manufacturing facilities could also house international sales offices.

                        THE CABLE MANUFACTURING BUSINESS
                      (COMMSCOPE, INC. OF NORTH CAROLINA)
                            PRO FORMA CAPITALIZATION

    The following table sets forth, as of March 31, 1997, the capitalization of the Cable Manufacturing Business and the pro forma capitalization after giving effect to the Distribution. This information should be read in conjunction with the historical and pro forma consolidated financial statements and the related notes thereto of the Cable Manufacturing Business included elsewhere in this Proxy Statement. The pro forma information set forth below may not reflect the capitalization of the Cable Manufacturing Business in the future or as it would have been had the Cable Manufacturing Business been a separate, independent company at March 31, 1997.

                                                                        AT MARCH 31, 1997
                                                                    --------------------------
                                                                    HISTORICAL  AS ADJUSTED(A)
                                                                    ----------  --------------

                                                                          (IN THOUSANDS)
Current Maturities of Long-Term Debt..............................  $   --       $    --
                                                                    ----------  --------------
Long-Term Debt....................................................      10,800        275,000
                                                                    ----------  --------------
Stockholders' Equity
  Common Stock....................................................           2             47
  Additional Paid-in-Capital......................................     190,315        134,915
  Retained Earnings...............................................     210,645        --
                                                                    ----------  --------------
      Total Stockholders' Equity..................................     400,962        134,962
                                                                    ----------  --------------
        Total Capitalization......................................  $  411,762   $    409,962
                                                                    ----------  --------------
                                                                    ----------  --------------

------------------------

(a) Reflects the incurrence of an estimated additional $264.2 million of debt which will be paid to the Company as a dividend and the issuance of an estimated 47 million shares of CommScope Common Stock to be issued to stockholders of the Company as a dividend in the Distribution. Also, retained earnings includes a $3 million charge ($1.8 million net of tax) related to costs directly attributable to the Distribution and related transactions.

                        THE CABLE MANUFACTURING BUSINESS
                      (COMMSCOPE, INC. OF NORTH CAROLINA)
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The unaudited pro forma condensed consolidated financial statements of the Cable Manufacturing Business set forth below consist of a pro forma balance sheet as of March 31, 1997 and pro forma income statements for the year ended December 31, 1996 and for the three months ended March 31, 1997. The pro forma balance sheet was prepared to give effect to the Distribution as if it had occurred on March 31, 1997 and the pro forma income statements were prepared to give effect to the Distribution as if it had occurred on January 1, 1996. The unaudited pro forma balance sheet presented below does not purport to represent what the Cable Manufacturing Business' financial position actually would have been had the Distribution occurred on the date indicated or to project the Cable Manufacturing Business' financial position for any future date. The unaudited pro forma income statements set forth below do not purport to represent what the Cable Manufacturing Business' operations actually would have been or to project the Cable Manufacturing Business' operating results for any future period. The unaudited pro forma adjustments are based upon currently available information and certain assumptions that the Cable Manufacturing Business' management believes are reasonable. The unaudited pro forma statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Cable Manufacturing Business" and the historical consolidated financial statements of the Cable Manufacturing Business and the notes thereto appearing elsewhere in this Proxy Statement.

                        THE CABLE MANUFACTURING BUSINESS
                      (COMMSCOPE, INC. OF NORTH CAROLINA)
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                              AT MARCH 31, 1997
                                                                     ------------------------------------
                                                                     HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                                     ----------  -----------  -----------

                                                                       (IN THOUSANDS, UNLESS OTHERWISE
                                                                                    NOTED)
ASSETS
Accounts receivable--net...........................................  $  109,579   $  --        $ 109,579
Inventories........................................................      49,000                   49,000
Prepaid expenses and other current assets..........................       1,151                    1,151
Deferred income taxes..............................................      11,170                   11,170
                                                                     ----------  -----------  -----------
    Total current assets...........................................     170,900      --          170,900

Property, plant and equipment--net.................................     118,542                  118,542
Intangibles--net...................................................      24,265                   24,265
Excess of cost over fair value of net assets acquired--net.........     174,262                  174,262
Other long-term assets.............................................       4,371       1,000(a)      5,371
                                                                     ----------  -----------  -----------
    Total assets...................................................  $  492,340   $   1,000    $ 493,340
                                                                     ----------  -----------  -----------
                                                                     ----------  -----------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable...................................................  $   22,640   $  --        $  22,640
Income taxes payable...............................................       3,546      (1,200)(c)      2,346
Accrued expenses...................................................      29,020       1,000(a)     33,020
                                                                                      3,000(c)
                                                                     ----------  -----------  -----------
    Total current liabilities......................................      55,206       2,800       58,006

Long-term debt.....................................................      10,800     264,200(a)    275,000
Deferred income taxes..............................................      15,678                   15,678
Other non-current liabilities......................................       9,694                    9,694
Common stock.......................................................           2          (2)(b)         47
                                                                                         47(b)
Additional paid-in-capital.........................................     190,315     (55,355)(a)    134,915
                                                                                        (45)(b)
Retained earnings..................................................     210,645    (208,845)(a)     --
                                                                                     (1,800)(c)
                                                                     ----------  -----------  -----------
Total stockholders' equity.........................................     400,962    (266,000)     134,962
                                                                     ----------  -----------  -----------
Total liabilities and stockholders' equity.........................  $  492,340   $   1,000    $ 493,340
                                                                     ----------  -----------  -----------
                                                                     ----------  -----------  -----------

------------------------

(a) To record the incurrence of an estimated additional $264.2 million of debt, the proceeds of which will be paid to the Company as a dividend. In addition, to record $1 million of costs to obtain the new borrowings.

(b) To reflect the issuance of an estimated 47 million shares of CommScope Common Stock to be issued to stockholders of the Company as a dividend in the Distribution.

(c) To record estimated costs expected to be incurred prior to the Distribution which are directly attributable to the Distribution and related transactions ($3 million, $1.8 million net of tax).

                        THE CABLE MANUFACTURING BUSINESS

                      (COMMSCOPE, INC. OF NORTH CAROLINA)

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                                           THREE MONTHS ENDED MARCH 31, 1997
                                                                        ----------------------------------------
                                                                        HISTORICAL  ADJUSTMENTS (E)   PRO FORMA
                                                                        ----------  ---------------  -----------

                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA AND
                                                                                UNLESS OTHERWISE NOTED)
Net sales.............................................................  $  147,874     $  --          $ 147,874
Operating costs and expenses
  Cost of sales.......................................................     108,634                      108,634
  Selling, general and administrative (d).............................      11,311                       11,311
  Research and development............................................       1,270                        1,270
  Amortization of excess of cost over fair value of net assets
    acquired..........................................................       1,306                        1,306
                                                                        ----------       -------     -----------
Total operating costs and expenses....................................     122,521        --            122,521
                                                                        ----------       -------     -----------

Operating income......................................................      25,353                       25,353
  Other income--net...................................................         210                          210
  Interest expense--net...............................................      (2,733)       (1,683)(a)     (4,416)
                                                                        ----------       -------     -----------
Income before income taxes............................................      22,830        (1,683)        21,147
Income tax provision..................................................      (8,675)          656(b)      (8,019)
                                                                        ----------       -------     -----------
Net income............................................................  $   14,155     $  (1,027)     $  13,128
                                                                        ----------       -------     -----------
                                                                        ----------       -------     -----------
Shares to be issued...................................................                                   47,000(c)
                                                                                                     -----------
                                                                                                     -----------
Earnings per share....................................................                                $    0.28(c)
                                                                                                     -----------
                                                                                                     -----------

------------------------

(a) To record an increase in interest expense on the incurrence of an estimated additional $264.2 million of debt at an assumed weighted average borrowing rate of 6.35%, and to reflect the amortization of debt issuance costs associated with the new borrowings. A fluctuation in the assumed weighted average borrowing rate of .125% would change pro forma interest by $86.

(b) To reflect the estimated tax effect for pro forma adjustment (a).

(c) Pro forma earnings per share is computed based on an estimated 47 million shares of CommScope Common Stock to be issued in the Distribution.

(d) Selling, general and administrative expense includes an allocation of $1.2 million of corporate administrative expenses. Such allocation reflects an estimate of the allocable corporate expenses relating to the Cable Manufacturing Business within the Company. The Company's management believes that the allocations have been made on a reasonable and consistent basis. However, such allocation may not necessarily be indicative of the costs that the Cable Manufacturing Business would have incurred had it operated as a separate, stand alone entity. Management of the Cable Manufacturing Business believes that the actual costs for the services provided by the consolidated group, and other stand-alone costs to be incurred subsequent to the Distribution, will not be materially different than the allocated amounts included in SG&A.

(e) The pro forma adjustments do not reflect an estimated $3 million ($1.8 million net of tax), of non-recurring costs expected to be incurred prior to December 31, 1997, related directly to the Distribution and related transactions.

                        THE CABLE MANUFACTURING BUSINESS
                      (COMMSCOPE, INC. OF NORTH CAROLINA)
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                                          YEAR ENDED DECEMBER 31, 1996
                                                                     ---------------------------------------
                                                                     HISTORICAL  ADJUSTMENTS(E)   PRO FORMA
                                                                     ----------  --------------  -----------

                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA
                                                                           AND UNLESS OTHERWISE NOTED)
Net sales..........................................................  $  572,212    $   --         $ 572,212
                                                                     ----------                  -----------
Operating costs and expenses:
  Cost of sales....................................................     417,123                     417,123
  Selling, general and administrative (d)..........................      44,342                      44,342
  Research and development.........................................       5,348                       5,348
  Amortization of excess of cost over fair value of net assets
    acquired.......................................................       5,145                       5,145
                                                                     ----------       -------    -----------
Total operating costs and expenses.................................     471,958        --           471,958
                                                                     ----------       -------    -----------
Operating income...................................................     100,254                     100,254
  Other income-net.................................................       1,839                       1,839
  Interest expense-net.............................................      (9,990)       (7,673)(a)    (17,663)
                                                                     ----------       -------    -----------
Income before income taxes.........................................      92,103        (7,673)       84,430
Income tax provision...............................................     (34,981)        2,992(b)    (31,989)
                                                                     ----------       -------    -----------
Net income.........................................................  $   57,122    $   (4,681)    $  52,441
                                                                     ----------       -------    -----------
                                                                     ----------       -------    -----------
Shares to be issued................................................                                  47,000(c)
                                                                                                 -----------
                                                                                                 -----------
Earnings per share.................................................                               $    1.12(c)
                                                                                                 -----------
                                                                                                 -----------

------------------------

(a) To record an increase in interest expense on the incurrence of an estimated additional $264.2 million of debt at an assumed weighted average borrowing rate of 6.35%, and to reflect the amortization of debt issuance costs associated with the new borrowings. A fluctuation in the assumed weighted average borrowing rate of .125% would change pro forma interest expense by $344.

(b) To reflect the estimated tax effect for pro forma adjustment (a).

(c) Pro forma earnings per share is computed based on an estimated 47 million shares of CommScope Common Stock to be issued in the Distribution.

(d) Selling, general and administrative expense includes an allocation of $3.9 million of corporate administrative expenses. Such allocation reflects an estimate of the allocable corporate expenses relating to the Cable Manufacturing Business within the Company. The Company's management believes that the allocations have been made on a reasonable and consistent basis. However, such allocation may not necessarily be indicative of the costs that the Cable Manufacturing Business would have incurred had it operated as a separate, stand-alone entity. Management of the Cable Manufacturing Business believes that the actual costs for the services provided by the consolidated group, and other stand-alone costs to be incurred subsequent to the Distribution, will not be materially different than the allocated amounts included in SG&A.

(e) The pro forma adjustments do not reflect an estimated $3 million ($1.8 million net of tax), of non-recurring costs expected to be incurred within the next 12 months related directly to the Distribution and related transactions.

                        THE POWER SEMICONDUCTOR BUSINESS
  (GENERAL INSTRUMENT CORPORATION, TO BE RENAMED GENERAL SEMICONDUCTOR, INC.,
                          FOLLOWING THE DISTRIBUTION)
                            PRO FORMA CAPITALIZATION

    The following table sets forth, as of March 31, 1997, the historical capitalization of the Company and the as adjusted capitalization after giving effect to the Distribution. This information should be read in conjunction with the historical and pro forma consolidated financial statements of the Company and the related notes thereto included elsewhere herein. The pro forma information set forth below may not reflect the capitalization of the Power Semiconductor Business in the future or as it would have been had the Power Semiconductor Business been a separate, independent company at March 31, 1997.

                                                                      AT MARCH 31, 1997
                                                                 ----------------------------
                                                                                AS ADJUSTED
                                                                  HISTORICAL        (A)
                                                                 ------------  --------------

                                                                        (IN THOUSANDS)
Current Maturities of Long-Term Debt...........................  $      4,310    $    4,310
                                                                 ------------  --------------
Long-Term Debt.................................................       734,825       270,690
                                                                 ------------  --------------
Stockholders' Equity
  Common Stock.................................................         1,372           343
  Additional Paid-in-Capital...................................       925,617        --
  Retained Earnings............................................       272,235       104,802
  Unrealized Gain on Investment--net...........................        11,180        --
  Treasury Stock...............................................        (7,317)       (7,317)
  Unearned Compensation........................................          (561)       --
                                                                 ------------  --------------
      Total Stockholders' Equity...............................     1,202,526        97,828
                                                                 ------------  --------------
          Total Capitalization.................................  $  1,941,661    $  372,828
                                                                 ------------  --------------
                                                                 ------------  --------------

------------------------

(a) Reflects the cash paid from the Cable Manufacturing Business and the Communications Business at the date of the Distribution and the distribution of 47 million shares of CommScope Common Stock and 141 million shares of NextLevel Systems Common Stock at $.01 par value per share to the Company's stockholders. As adjusted Stockholders' Equity reflects a one for four reverse stock split.

                        THE POWER SEMICONDUCTOR BUSINESS
  (GENERAL INSTRUMENT CORPORATION, TO BE RENAMED GENERAL SEMICONDUCTOR, INC.,
                          FOLLOWING THE DISTRIBUTION)
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The unaudited pro forma condensed consolidated financial statements of the Power Semiconductor Business set forth below consist of a pro forma balance sheet as of March 31, 1997 and pro forma statements of operations for each of the most recent three years and for the three months ended March 31, 1997. The pro forma balance sheet was prepared to give effect to the Distribution as if it had occurred on March 31, 1997 and the pro forma statements of operations were prepared to give effect to the Distribution as if it had occurred on the first day of the earliest period presented. The unaudited pro forma balance sheet presented below does not purport to represent what the Power Semiconductor Business' financial position actually would have been had the Distribution occurred on the date indicated or to project the Power Semiconductor Business' financial position for any future date. The unaudited pro forma statements of operations set forth below do not purport to represent what the Power Semiconductor Business' operations actually would have been or to project the Power Semiconductor Business' operating results for any future period. The unaudited pro forma adjustments are based upon currently available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma statements should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto appearing elsewhere in this Proxy Statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Annual Report to Stockholders for the year ended December 31, 1996 and in the Company's Form 10-Q for the three months ended March 31, 1997 both of which are incorporated herein by reference.

                        THE POWER SEMICONDUCTOR BUSINESS
  (GENERAL INSTRUMENT CORPORATION, TO BE RENAMED GENERAL SEMICONDUCTOR, INC.,
                          FOLLOWING THE DISTRIBUTION)
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                    AT MARCH 31, 1997
                                     -------------------------------------------------------------------------------
                                                      ADJUSTMENTS FOR
                                                       DISTRIBUTION
                                                ---------------------------

                                                                                 AS                       GENERAL
                                      COMPANY    NEXTLEVEL                    ADJUSTED                 SEMICONDUCTOR
                                     HISTORICAL SYSTEMS (A)  COMMSCOPE (A)   HISTORICAL   ADJUSTMENTS    PRO FORMA
                                     ---------  -----------  --------------  -----------  -----------  -------------
                                                         (IN THOUSANDS, UNLESS OTHERWISE NOTED)
ASSETS
Cash and cash equivalents..........  $  82,007   $  --         $   --         $  82,007    $ (47,135)(b)   $  --
                                                                                             (34,872)(e)
Short-term investment..............     18,328     (18,328)        --            --                         --
Accounts receivable--net...........    499,206    (346,145)      (109,579)       43,482                     43,482
Income tax receivable..............     --          --             --            --            7,000(c)       9,300
                                                                                               2,300(d)
Inventories........................    354,848    (277,086)       (49,000)       28,762                     28,762
Prepaid expenses and other current
  assets...........................     31,465     (23,346)        (1,151)        6,968                      6,968
Deferred income taxes..............     97,234     (74,672)       (11,170)       11,392                     11,392
                                     ---------  -----------  --------------  -----------  -----------  -------------
      Total current assets.........  1,083,088    (739,577)      (170,900)      172,611      (72,707)       99,904
Property, plant and
  equipment--net...................    573,068    (253,786)      (118,542)      200,740                    200,740
Intangibles--net...................    127,606     (90,370)       (24,265)       12,971                     12,971
Excess of cost over fair value of
  net assets acquired--net.........    821,222    (475,225)      (174,262)      171,735                    171,735
Deferred income taxes--net.........     51,661     (30,309)        15,678        37,030                     37,030
Other long-term assets.............     52,732     (36,080)        (4,371)       12,281        1,000(d)       7,381
                                                                                              (5,900)(d)
                                     ---------  -----------  --------------  -----------  -----------  -------------
      Total assets.................  $2,709,377 ($1,625,347)   $ (476,662)    $ 607,368    $ (77,607)    $ 529,761
                                     ---------  -----------  --------------  -----------  -----------  -------------
                                     ---------  -----------  --------------  -----------  -----------  -------------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Accounts payable...................  $ 229,768   $(185,200)    $  (22,640)    $  21,928    $  --         $  21,928
Accrued expenses and income taxes
  payable..........................    244,227    (177,631)       (32,566)       34,030       45,000(c)      45,158
                                                                                               1,000(d)
                                                                                             (34,872)(e)
Current portion of long-term
  debt.............................      4,310      --             --             4,310                      4,310
                                     ---------  -----------  --------------  -----------  -----------  -------------
      Total current liabilities....    478,305    (362,831)       (55,206)       60,268       11,128        71,396
Long-term debt.....................    734,825      --            (10,800)      724,025     (264,200)(b)     270,690
                                                                                            (142,000)(b)
                                                                                             (47,135)(b)
Deferred income taxes..............     21,823      (6,666)        --            15,157                     15,157
NLC litigation liability...........    138,000    (138,000)        --            --                         --
Other non-current liabilities......    133,898     (49,514)        (9,694)       74,690                     74,690
Stockholders' equity...............  1,202,526  (1,068,336)      (400,962)     (266,772)     264,200(b)      97,828
                                                                                             142,000(b)
                                                                                              (3,600)(d)
                                                                                             (38,000)(c)
                                     ---------  -----------  --------------  -----------  -----------  -------------
      Total liabilities and
        stockholders' equity.......  $2,709,377 ($1,625,347)   $ (476,662)    $ 607,368    $ (77,607)    $ 529,761
                                     ---------  -----------  --------------  -----------  -----------  -------------
                                     ---------  -----------  --------------  -----------  -----------  -------------

------------------------
(a) To adjust the historical financial statements for the impact of the Distribution of the Communications Business and the Cable Manufacturing Business to stockholders.

(b) To reflect the payment of $142 million by the Communications Business and the receipt of $264.2 million from the Cable Manufacturing Business in connection with the Distribution and related transactions to be used to pay down long-term debt. In addition, to record a $47.1 million debt payment to reflect an estimated debt level of $275 million at the date of the Distribution.

(c) To record estimated employee separation costs related to the Taiwan operations, estimated costs directly attributable to the transaction to be incurred prior to the Distribution and related tax benefits ($45 million, $38 million net of tax).

(d) To reflect the write-off of deferred financing fees and the recording of the related tax receivable ($5.9 million, $3.6 million net of tax) in connection with the Distribution and related transactions. In addition, to record $1 million of costs to obtain the new borrowings.

(e) To reflect the utilization of cash to pay a portion of the accrued transaction costs. The remaining transaction costs are expected to be paid through working capital.

                        THE POWER SEMICONDUCTOR BUSINESS
  (GENERAL INSTRUMENT CORPORATION, TO BE RENAMED GENERAL SEMICONDUCTOR, INC.,
                          FOLLOWING THE DISTRIBUTION)
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                            THREE MONTHS ENDED MARCH 31, 1997
                                   ------------------------------------------------------------------------------------
                                                     ADJUSTMENTS FOR
                                                      DISTRIBUTION
                                               ---------------------------

                                                                                AS                           GENERAL
                                    COMPANY     NEXTLEVEL                    ADJUSTED                     SEMICONDUCTOR
                                   HISTORICAL  SYSTEMS (A)  COMMSCOPE (A)   HISTORICAL   ADJUSTMENTS (E)    PRO FORMA
                                   ----------  -----------  --------------  -----------  ---------------  -------------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA AND UNLESS OTHERWISE NOTED)
Net sales........................  $  641,271  $  (408,028)  $   (147,874)   $  85,369      $  --           $  85,369
Costs and expenses:
  Cost of sales..................     469,092     (294,514)      (108,634)      65,944                         65,944
  Selling, general and
    administrative (f)...........      67,732      (42,754)       (11,311)      13,667                         13,667
  Research and development.......      53,744      (51,045)        (1,270)       1,429                          1,429
  Amortization of excess of cost
    over fair value of net assets
    acquired.....................       6,152       (3,558)        (1,306)       1,288                          1,288
                                   ----------  -----------  --------------  -----------       -------     -------------
Total operating costs and
  expenses.......................     596,720     (391,871)      (122,521)      82,328         --              82,328
                                   ----------  -----------  --------------  -----------       -------     -------------
Operating income.................      44,551      (16,157)       (25,353)       3,041                          3,041
  Other income (expense), net....        (269)         529           (210)          50                             50
  Interest expense, net..........     (12,888)       7,091          2,733       (3,064)        (1,799)(b)      (4,863)
                                   ----------  -----------  --------------  -----------       -------     -------------
Income before income taxes.......      31,394       (8,537)       (22,830)          27         (1,799)         (1,772)
Income tax provision.............     (13,711)       3,577          8,675       (1,459)           702(c)         (757)
                                   ----------  -----------  --------------  -----------       -------     -------------
Net income (loss)................  $   17,683  $    (4,960)  $    (14,155)   $  (1,432)     $  (1,097)      $  (2,529)
                                   ----------  -----------  --------------  -----------       -------     -------------
                                   ----------  -----------  --------------  -----------       -------     -------------
Earnings (loss) per share........  $      .13                                                               $    (.02)(d)
                                   ----------                                                             -------------
                                   ----------                                                             -------------

------------------------

(a) To adjust the historical financial statements for the impact of the Distribution of the Communications Business and the Cable Manufacturing Business to stockholders to reflect only those ongoing business operations of the Power Semiconductor Business.

(b) To record the estimated increase in interest expense based upon an estimated $275 million of debt expected to be outstanding at the date of the Distribution, at an assumed weighted average borrowing rate of 7.0% and to reflect the amortization of debt issuance costs associated with the new borrowings. A fluctuation in the assumed weighted average borrowing rate of .125% would change pro forma interest expense by $86.

(c) To reflect the estimated tax impact for the pro forma adjustment (b).

(d) Pro forma loss per share reflects the impact of the Distribution of NextLevel Systems Common Stock and CommScope Common Stock and the pro forma adjustments. The pro forma loss per share assumes that the GI Convertible Notes are redeemed. The pro forma loss per share amount of $.02 does not reflect the one for four reverse stock split. After giving effect to the one for four reverse stock split, pro forma loss per share would have been $.07.

(e) The pro forma adjustments do not reflect an estimated $45 million ($38 million net of tax), of non-recurring costs expected to be incurred prior to December 31, 1997. This amount relates principally to costs to separate the Taiwan operations from the Company and costs directly attributable to the Distribution and related transactions. The Company's Taiwan legal entity is currently comprised of operations which support both the Communications Business and the Powersemiconductor Business. In order to effectuate the Distribution, the Company will be required to incur costs, primarily employee costs, in order to separate its Taiwan operations.

(f) SG&A includes an allocation of $1.2 million of corporate administrative expenses. Such allocation reflects an estimate of the allocable corporate expenses relating to the Power Semiconductor Business within the Company. The Company's management believes that the allocations have been made on a reasonable and consistant basis. However, such allocation may not necessarily be indicative of the costs that would have been incurred had the Power Semiconductor Business operated as a separate, stand-alone entity. Management of the Power Semiconductor Business believes that the actual costs for the services provided by the consolidated group, and other stand-alone costs to be incurred subsequent to the Distribution, will not be materially different than the allocated amounts included in SG&A.

                        THE POWER SEMICONDUCTOR BUSINESS
  (GENERAL INSTRUMENT CORPORATION, TO BE RENAMED GENERAL SEMICONDUCTOR, INC.,
                          FOLLOWING THE DISTRIBUTION)
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                            YEAR ENDED DECEMBER 31, 1996
                               ---------------------------------------------------------------------------------------
                                             ADJUSTMENTS FOR DISTRIBUTION
                                            ------------------------------

                                                                                                            GENERAL
                                 COMPANY     NEXTLEVEL                      AS ADJUSTED                  SEMICONDUCTOR
                               HISTORICAL    SYSTEMS(A)     COMMSCOPE(A)    HISTORICAL   ADJUSTMENTS(E)    PRO FORMA
                               -----------  ------------  ----------------  -----------  --------------  -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales....................  $ 2,689,688  $ (1,755,585)    $ (572,212)     $ 361,891     $   --          $ 361,891
Costs and expenses:
  Cost of sales..............    1,997,625    (1,349,815)      (417,123)       230,687                       230,687
  Selling, general and
    administrative(f)........      265,717      (174,432)       (44,342)        46,943                        46,943
  Research and development...      209,257      (198,071)        (5,348)         5,838                         5,838
  NLC litigation costs.......      141,000      (141,000)                       --                            --
  Amortization of excess of
    cost over fair value of
    net assets acquired......       24,577       (14,278)        (5,145)         5,154                         5,154
                               -----------  ------------  ----------------  -----------       -------    -------------
Total operating costs and
  expenses...................    2,638,176    (1,877,596)      (471,958)       288,622         --            288,622
                               -----------  ------------  ----------------  -----------       -------    -------------
Operating income.............       51,512       122,011       (100,254)        73,269                        73,269
  Other income
    (expense)--net...........          361         1,427         (1,839)           (51)                          (51)
  Interest expense--net......      (46,356)       25,970          9,990        (10,396)        (9,054)(b)     (19,450)
                               -----------  ------------  ----------------  -----------       -------    -------------
Income before income taxes...        5,517       149,408        (92,103)        62,822         (9,054)        53,768
Income tax provision.........       (7,381)      (53,098)        34,981        (25,498)         3,531(c)     (21,967)
                               -----------  ------------  ----------------  -----------       -------    -------------
Net income (loss)............  $    (1,864) $     96,310     $  (57,122)     $  37,324     $   (5,523)     $  31,801
                               -----------  ------------  ----------------  -----------       -------    -------------
                               -----------  ------------  ----------------  -----------       -------    -------------
Earnings (loss) per share....  $      (.01)                                                                $     .23(d)
                               -----------                                                               -------------
                               -----------                                                               -------------

------------------------

 (a) To adjust the historical financial statements for the impact of the Distribution of the Communications Business and the Cable Manufacturing Business to stockholders to reflect only those ongoing business operations of the Power Semiconductor Business.

 (b) To record the estimated increase in interest expense based upon an estimated $275 million of debt expected to be outstanding at the date of the Distribution, at an assumed weighted average borrowing rate of 7.0%, and to reflect the amortization of debt issuance costs associated with the new borrowings. A fluctuation in the assumed weighted average borrowing rate of .125% would change pro forma interest expense by $344.

 (c) To reflect the estimated tax impact for the pro forma adjustment (b).

 (d) Pro forma earnings per share reflects the impact of the Distribution of NextLevel Systems Common Stock and CommScope Common Stock and the pro forma adjustments. The pro forma earnings per share assumes that the GI Convertible Notes are redeemed. The pro forma earnings per share amount of $.23 does not reflect the one for four reverse stock split. After giving effect to the one for four reverse stock split, pro forma earnings per share would have been $.90.

 (e) The pro forma adjustments do not reflect an estimated $55 million ($46.7 million net of tax), of non-recurring costs expected to be incurred within the next 12 months. This amount relates principally to costs to separate the Taiwan operations from the Company and costs directly attributable to the Distribution and related transactions. The Company's Taiwan legal entity is currently comprised of operations which support both the Communications Business and the Power Semiconductor Business. In order to effectuate the Distribution, the Company will be required to incur costs, primarily employee costs, in order to separate its Taiwan operations.

 (f) SG&A includes an allocation of $3.9 million of corporate administrative expenses. Such allocation reflects an estimate of the allocable corporate expenses relating to the Power Semiconductor Business within the Company. The Company's management believes that the allocations have been made on a reasonable and consistent basis. However, such allocation may not necessarily be indicative of the costs that would have been incurred had the Power Semiconductor Business operated as a separate, stand-alone entity. Management of the Power Semiconductor Business believes that the actual costs for the services provided by the consolidated group, and other stand-alone costs to be incurred subsequent to the Distribution, will not be materially different than the allocated amounts included in SG&A.

                        THE POWER SEMICONDUCTOR BUSINESS
   (GENERAL INSTRUMENT CORPORATION, TO BE RENAMED GENERAL SEMICONDUCTOR, INC.
                          FOLLOWING THE DISTRIBUTION)
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                            YEAR ENDED DECEMBER 31, 1995
                               ---------------------------------------------------------------------------------------
                                             ADJUSTMENTS FOR DISTRIBUTION
                                            ------------------------------

                                                                                                            GENERAL
                                             NEXTLEVEL                      AS ADJUSTED                  SEMICONDUCTOR
                               HISTORICAL    SYSTEMS(A)     COMMSCOPE(A)    HISTORICAL   ADJUSTMENTS(E)    PRO FORMA
                               -----------  ------------  ----------------  -----------  --------------  -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales....................  $ 2,432,024  $ (1,532,595)    $ (485,160)     $ 414,269     $   --          $ 414,269
Costs and expenses:
  Cost of sales..............    1,690,639    (1,079,916)      (355,732)       254,991                       254,991
  Selling, general and
    administrative(f)........      224,269      (138,209)       (34,835)        51,225                        51,225
  Research and development...      147,253      (137,930)        (4,255)         5,068                         5,068
  Purchased in-process
    technology...............      139,860      (139,860)
  Amortization of excess of
    cost over fair value of
    net assets acquired......       24,702       (14,418)        (5,075)         5,209                         5,209
                               -----------  ------------  ----------------  -----------       -------    -------------
Total operating costs and
  expenses...................    2,226,723    (1,510,333)      (399,897)       316,493         --            316,493
                               -----------  ------------  ----------------  -----------       -------    -------------
Operating income.............      205,301       (22,262)       (85,263)        97,776                        97,776
  Other (expense)--net.......       (1,894)        1,737           (115)          (272)                         (272)
  Interest expense--net......      (41,059)       22,933          8,665         (9,461)        (9,989)(b)     (19,450)
                               -----------  ------------  ----------------  -----------       -------    -------------
Income before income taxes...      162,348         2,408        (76,713)        88,043         (9,989)        78,054
Income tax provision.........      (38,566)       (6,614)        29,382        (15,798)         3,896(c)     (11,902)
                               -----------  ------------  ----------------  -----------       -------    -------------
Net income...................  $   123,782  $     (4,206)    $  (47,331)     $  72,245     $   (6,093)     $  66,152
                               -----------  ------------  ----------------  -----------       -------    -------------
                               -----------  ------------  ----------------  -----------       -------    -------------
Earnings per share...........  $       .96                                                                 $     .47(d)
                               -----------                                                               -------------
                               -----------                                                               -------------

------------------------

 (a) To adjust the historical financial statements for the impact of the Distribution of the Communications Business and the Cable Manufacturing Business to stockholders to reflect only those ongoing business operations of the Power Semiconductor Business.

 (b) To record the estimated increase in interest expense based upon an estimated $275 million of debt expected to be outstanding at the date of the Distribution, at an assumed weighted average borrowing rate of 7.0%, and to reflect the amortization of debt issuance costs associated with the new borrowings. A fluctuation in the assumed weighted average borrowing rate of .125% would change pro forma interest expense by $344.

 (c) To reflect the estimated tax impact for the pro forma adjustment (b).

 (d) Pro forma earnings per share reflects the impact of the Distribution of NextLevel Systems Common Stock and CommScope Common Stock and the pro forma adjustments. The pro forma earnings per share assumes the GI Convertible Notes are redeemed. The pro forma earnings per share amount of $.47 does not reflect the one for four reverse stock split. After giving effect to the one for four reverse stock split, pro forma earnings per share would have been $1.88.

 (e) The pro forma adjustments do not reflect an estimated $55 million ($46.7 million net of tax), of non-recurring costs expected to be incurred within twelve months. This amount relates principally to costs to separate the Taiwan operations from the Company and costs directly attributable to the Distribution and related transactions. The Company's Taiwan legal entity is currently comprised of operations which support both the Communications Business and the Power Semiconductor Business. In order to effectuate the Distribution, the Company will be required to incur costs, primarily employee costs, in order to separate its Taiwan operations.

 (f) SG&A includes an allocation of $4.3 million of corporate administrative expenses. Such allocation reflects an estimate of the allocable corporate expenses relating to the Power Semiconductor Business within the Company. The Company's management believes that the allocations have been made on a reasonable and consistent basis. However, such allocation may not necessarily be indicative of the costs that would have been incurred had the Power Semiconductor Business operated as a separate, stand-alone entity. Management of the Power Semiconductor Business believes that the actual costs for the services provided by the consolidated group, and other stand-alone costs to be incurred subsequent to the Distribution, will not be materially different than the allocated amounts included in SG&A.

                        THE POWER SEMICONDUCTOR BUSINESS
   (GENERAL INSTRUMENT CORPORATION, TO BE RENAMED GENERAL SEMICONDUCTOR, INC.
                          FOLLOWING THE DISTRIBUTION)
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                            YEAR ENDED DECEMBER 31, 1994
                               ---------------------------------------------------------------------------------------
                                             ADJUSTMENTS FOR DISTRIBUTION
                                            ------------------------------

                                                                                                            GENERAL
                                             NEXTLEVEL                      AS ADJUSTED                  SEMICONDUCTOR
                               HISTORICAL    SYSTEMS(A)     COMMSCOPE(A)    HISTORICAL   ADJUSTMENTS(E)    PRO FORMA
                               -----------  ------------  ----------------  -----------  --------------  -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales....................  $ 2,036,323  $ (1,275,307)    $ (445,328)     $ 315,688     $   --          $ 315,688
Costs and expenses:
  Cost of sales..............    1,403,585      (877,667)      (317,466)       208,452                       208,452
  Selling, general and
    administrative(f)........      179,631      (102,753)       (31,625)        45,253                        45,253
  Research and development...      111,462      (104,795)        (3,213)         3,454                         3,454
  Amortization of excess of
    cost over fair value of
    net assets acquired......       25,574       (14,931)        (5,254)         5,389                         5,389
                               -----------  ------------  ----------------  -----------  --------------  -------------
Total operating costs and
  expenses...................    1,720,252    (1,100,146)      (357,558)       262,548         --            262,548
                               -----------  ------------  ----------------  -----------  --------------  -------------
Operating income.............      316,071      (175,161)       (87,770)        53,140                        53,140
  Other (expense)--net.......       (5,154)       (1,380)             4         (6,530)                       (6,530)
  Interest expense--net......      (52,751)       27,337         12,281        (13,133)        (6,317)(b)     (19,450)
                               -----------  ------------  ----------------  -----------  --------------  -------------
Income before income taxes...      258,166      (149,204)       (75,485)        33,477         (6,317)        27,160
Income tax (provision)
  benefit....................       (9,714)       26,710         30,389         47,385          2,464(c)     (11,531)
                                                                                              (61,380)(g)
                               -----------  ------------  ----------------  -----------  --------------  -------------
Income before cumulative
  effect of change in
  accounting principle.......  $   248,452  $   (122,494)    $  (45,096)     $  80,862     $  (65,233)     $  15,629
                               -----------  ------------  ----------------  -----------  --------------  -------------
                               -----------  ------------  ----------------  -----------  --------------  -------------
Earnings per share before
  cumulative effect of change
  in accounting principle....  $      1.89                                                                 $     .11(d)
                               -----------                                                               -------------
                               -----------                                                               -------------

------------------------

 (a) To adjust the historical financial statements for the impact of the Distribution of the Communications Business and the Cable Manufacturing Business to stockholders to reflect only those ongoing business operations of the Power Semiconductor Business.

 (b) To record the estimated increase in interest expense based upon an estimated $275 million of debt expected to be outstanding at the date of the Distribution, at an assumed weighted average borrowing rate of 7.0%, and to reflect the amortization of debt issuance costs associated with the new borrowings. A fluctuation in the assumed weighted average borrowing rate of .125% would change pro forma interest expense by $344.

 (c) To reflect the estimated tax impact for the pro forma adjustment (b).

 (d) Pro forma earnings per share reflects the Distribution of NextLevel Systems Common Stock and CommScope Common Stock and the pro forma adjustments. The pro forma earnings per share assumes the GI Convertible Notes are redeemed. The pro forma earnings per share amount of $.11 does not reflect the one for four reverse stock split. After giving effect to the one for four reverse stock split, pro forma earnings per share would have been $.44.

 (e) The pro forma adjustments do not reflect an estimated $55 million ($46.7 million net of tax), of non-recurring costs expected to be incurred within twelve months. This amount relates principally to costs to separate the Taiwan operations from the Company and costs directly attributable to the Distribution and related transactions. The Company's Taiwan legal entity is currently comprised of operations which support both the Communications Business and the Power Semiconductor Business. In order to effectuate the Distribution, the Company will be required to incur costs, primarily employee costs, in order to separate its Taiwan operations.

 (f) SG&A includes an allocation of $3.4 million of corporate administrative expenses. Such allocation reflects an estimate of the allocable corporate expenses relating to the Power Semiconductor Business within the Company. The Company's management believes that the allocations have been made on a reasonable and consistent basis. However, such allocation may not necessarily be indicative of the costs that would have been incurred had the Power Semiconductor Business operated as a separate, stand-alone entity. Management of the Power Semiconductor Business believes that the actual costs for the services provided by the consolidated group, and other stand-alone costs to be incurred subsequent to the Distribution, will not be materially different than the allocated amounts included in SG&A.

 (g) To adjust the income tax provision of the continuing operations of the Power Semiconductor Business to give effect to the allocation between continuing operations and discontinued operations.

                         BUSINESS OF NEXTLEVEL SYSTEMS

GENERAL

    NextLevel Systems, a newly formed indirect wholly owned subsidiary of the Company, will own and operate the Communications Business after the Distribution. References in this section to "NextLevel Systems" refer to NextLevel Systems and its subsidiaries after giving effect to the Internal Transfers and the Distribution. References to the "Communications Business" refer to the historical business and operations of the Communications Business conducted by the Company prior to the Distribution.

MARKET OVERVIEW

    NextLevel Systems is a leading worldwide supplier of systems and equipment for high-performance networks delivering video, voice and data/Internet services. NextLevel Systems is the only company currently providing such systems and equipment for broadband networks (I.E., networks having the capacity, or bandwidth, to transmit large volumes of information) using all of the following architectures: (i) wired systems including analog signals over the traditional HFC plant, digital signals over the HFC plant, and switched-digital technology over fiber-to-the-curb architecture ("FTTC"); (ii) multichannel multipoint distribution systems ("wireless cable"); and (iii) direct-to-home ("DTH") satellite television systems. The management of NextLevel Systems believes that NextLevel Systems' technological leadership position and its ability to deliver any type of content over any type of network around the world makes it well positioned to continue to be a leading provider of broadband systems and equipment regardless of the network and architecture used.

    U.S. VIDEO NETWORKS. Historically, broadband video networks in the United States have been used predominantly by cable television operators in a wired cable television architecture. Accordingly, the Communications Business has been focused primarily on supplying traditional analog systems and equipment to cable television multiple systems operators ("MSOs"). Sales of digital and analog addressable systems, including set-top terminals, and headend signal processing equipment, distribution amplifiers, fiber optic transmission equipment and passive components for wired cable television distribution systems in the United States accounted for approximately 45% of the sales of the Communications Business in 1996.

    NextLevel Systems' management believes that consumer demand for video entertainment is increasing, creating the need for more and varied types of programming. Based on the Company's own experience and data presented in industry trade publications and reports prepared by telecommunications industry analysts, management of NextLevel Systems believes that the number of national cable programming networks has more than doubled since 1990. This expansion, however, is limited by the channel capacity of cable systems. Based on the sources indicated above, management of NextLevel Systems estimates that of the more than 11,000 cable systems in the United States, only approximately 14% have the capacity to deliver 54 or more channels.

    Cable television operators are facing competition from DTH programmers using broadband networks to transmit television signals, via satellite, directly to subscribers' home receivers. Historically, most consumers had only one option for receiving multi-channel video entertainment--the local cable television operator. Currently, consumers also have access to national DTH digital television services which provide up to approximately 200 channels of programming, with high-quality digital video and audio. DIRECTV and PRIMESTAR, the two leading small-dish DTH providers, have gained more than four million subscribers since the introduction of these digital services in 1994. NextLevel Systems is the exclusive supplier of digital consumer receivers for PRIMESTAR, and is the exclusive supplier of encoders for both DIRECTV and PRIMESTAR.

    In addition, wireless cable television operators and local telephone companies have begun competing with existing cable television companies to offer video entertainment in many markets in the United States. Wireless cable is an architecture in which signals are sent from transmitter towers over the airwaves to small antennas that reside on customer homes. NextLevel Systems is the leading supplier of set-top terminals for analog and digital wireless cable systems. Of the telephone companies offering video services, GTE Corporation ("GTE") has selected NextLevel Systems to supply equipment for the first three sites of GTE's broadband network.

    In response to increasing consumer demand and competition, many cable television operators have increased, or are planning to increase, the number of channels they are capable of offering, either by upgrading the existing cable plant using an HFC architecture, or by implementing digital compression technology over the existing cable plant. HFC combines fiber optic and radio frequency technologies to increase the capacity, reliability and capability of a broadband network by connecting a headend to a neighborhood node using fiber optic cable and connecting the neighborhood node to the home subscriber using coaxial cable. Digital compression technology allows cable television operators to transmit the equivalent of four to 16 channels of video information on the bandwidth used by one analog channel. In addition, digital signals are more resistant to noise and distortion than analog signals. Thus, digital systems will allow cable television operators to offer a very large number of high-quality video and music channels and user-friendly features, such as interactive program guides, and still leave capacity to offer near-video-on-demand services. As a leading provider of HFC systems and equipment, as well as the only company shipping digital cable headend equipment and terminals in volume, NextLevel Systems management believes that NextLevel Systems is well positioned to serve its traditional customer base, whichever path to increasing capacity the cable television operators choose.

    INTERNATIONAL VIDEO NETWORKS. NextLevel Systems management believes that international markets represent a key growth opportunity for sales of broadband networks. In 1996, international sales by the Communications Business represented 26% of its total sales, and management's goal is to increase that percentage to approach 40% over the next several years. Based on the Company's own experience and data presented in industry trade publications and reports prepared by telecommunications industry analysts, NextLevel Systems management estimates that more than 85% of the television households in the world are outside the United States; however, despite the growing demand for entertainment programming in these markets, the penetration of multichannel services is approximately 19% in these markets compared to approximately 66% in the United States.

    International markets employ the same types of broadband network architectures used in the United States: traditional wired cable television; wireless cable; and DTH systems. In certain countries, such as the United Kingdom, operators have been using system architectures that are similar to systems used by U.S. cable networks, partly because many of these systems are being developed by affiliates of certain U.S. cable television operators and telephone companies. Management of NextLevel Systems believes that NextLevel Systems has a competitive advantage in these markets because of its leadership in the cable equipment market in the United States, its relationship with the U.S. cable operators, its technological leadership and its fully integrated product line. Management of NextLevel Systems also believes that it is more likely that significant growth in sales of its analog systems will be attributable to increased international deployment of broadband equipment.

    Wireless cable systems are being used internationally in areas where the cost of installing a cable television infrastructure is not justified due to the low density of homes, a relatively small subscriber base or geographical constraints. The management of NextLevel Systems believes that the Communications Business has supplied a majority of the addressable cable and wireless cable systems currently in use in international markets.

    DTH systems have become increasingly popular in international markets, particularly as digital compression technology allows satellite service providers and programmers to maximize their limited transponder capacity in order to reach geographically dispersed subscribers. NextLevel Systems' digital satellite television technology, DigiCipher II, which incorporates the MPEG-2 international standard for digital compression and transport, has been widely accepted in North America, but has not been widely deployed in international markets. Many of these markets have adopted a different technology, DVB. In

1996, the Communications Business acquired the DVB compliant Magnitude digital satellite product line from Compression Labs, Inc. The Communications Business has, to date, employed DVB technology only in encoders and not in consumer receivers. NextLevel Systems management expects to have DVB compliant consumer receivers available beginning in the third quarter of 1997, and believes that the introduction of this product will enable the Communications Business to compete more effectively in the international DTH market.

    HIGH-SPEED DATA NETWORKS. NextLevel Systems management believes that the rapid growth in personal computer ownership and, in particular, usage of on-line and Internet access services, has created a demand for increased data transmission speeds. Based on the Company's own experience and data presented in industry trade publications and reports prepared by telecommunications industry analysts, management of NextLevel Systems estimates that there are now approximately 39 million computer households in the United States, compared to approximately 22 million in 1990, and approximately 17 million computer households subscribe to on-line services, compared to approximately two million in 1990. Traditional telephone modems, typically delivering up to 28.8 kilobits of information per second, may not be adequate to service the proliferation of Internet sites and the increasing amounts of data, sophisticated graphics and video.

    The Communications Business has developed a high-speed modem that delivers information via the cable television infrastructure instead of telephone lines. NextLevel Systems' SURFboard modem, which began commercial shipment to cable television operators in the third quarter of 1996, is capable of delivering information down the cable at speeds up to nearly 1,000 times faster than a traditional telephone modem, while delivering instructions and other information upstream from the consumer over telephone lines. Most of the competing modems currently on the market are "two-way" cable, meaning that the information both delivered to the consumer and sent back from the consumer to the network travels over the cable plant. Because only a small percentage of existing cable systems are capable of effective two-way communications, management of NextLevel Systems believes that its SURFboard cable modem with telephone return path is the optimal product for the current environment. Management of NextLevel Systems expects to introduce its SURFboard two-way cable product line by 1998, as more cable systems become capable of two-way communications. The Communications Business is also developing SURFboard product lines for satellite and wireless cable applications.

    TELEPHONY NETWORKS. The Communications Business entered a new market, the telephone local loop access market, with its purchase of NLC in September 1995. Based on the Company's own experience and data presented in industry trade publications and reports by telecommunications industry analysts, NextLevel Systems management estimates that local telephone companies in the United States spend approximately $2 billion per year to rebuild their local loop equipment. Although the local telephone companies have been concentrating on their core business of voice transmission, they have begun to implement video and data services. NextLevel Systems management believes that NLC's NLevel(3) next-generation switched-digital broadband access system, which provides an integrated suite of voice, video and data services over an FTTC architecture, is an ideal solution because it allows telephone companies to upgrade their systems to provide voice-only services currently while migrating to data and video services over time. FTTC is a fiber-rich switched digital architecture in which fiber is deployed to very small neighborhood nodes, each serving eight to 16 customer homes, and the customer homes are connected to the nodes through copper cable for telephone services and coaxial or copper cable for video services.

    The Regional Bell Operating Companies ("RBOCs") are currently evaluating various architectures available to provide upgraded voice, as well as video and data services, and may determine to deploy several architectures. In the first quarter of 1997, NLC began delivering equipment under an agreement with a subsidiary of NYNEX to supply its NLevel(3) system for one million lines of telephone service in metropolitan New York City and Boston. NYNEX also has options to extend its deployment of the NLevel(3) system up to five million lines. As of March 20, 1997, three of the other RBOCs had announced their intention to employ FTTC architectures using switched-digital video technology in their planned

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broadband networks, and four others had announced their intention to use HFC networks. Several of the RBOCs are also evaluating DTH and wireless cable.

    For a description of telecommunications industry factors affecting the business of NextLevel Systems, see "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor."

BUSINESS STRATEGY

    NextLevel Systems' strategy is to use its technological leadership in secure broadband systems and equipment to enhance its leading position in its traditional markets while expanding into new markets. This strategy is based on the belief that (i) consumers, both in the U.S. and international markets, will continue to demonstrate an increasing demand for new entertainment and information services and (ii) content and service providers will continue to create new bandwidth-intensive video, voice and data applications at the upper limits of network capabilities. NextLevel Systems management believes that these factors will generate a continuing need for systems and equipment with greater capacity for all networks and architectures. The key elements of NextLevel Systems' strategy are set forth below.

    - TECHNOLOGICAL LEADERSHIP IN ADVANCED DIGITAL NETWORKS. NextLevel Systems intends to build upon its world leadership in the development and implementation of advanced broadband communications systems and equipment. The Communications Business recently began commercial deployment of two of the most advanced communications systems in the world: its MPEG-2 digital cable television system, which provides more than 100 channels of high-quality digital video and audio, including greatly expanded pay-per-view offerings; and its NLevel(3) switched-digital broadband access system, which provides advanced voice, data and video services for the telephone local loop. NextLevel Systems management believes that it is the only company currently shipping digital cable headend equipment and terminals in volume and that its leadership position in core enabling technologies, such as digital compression, will enhance its ability to compete successfully in new markets.

    - DELIVERY OF ANY TYPE OF CONTENT OVER ANY NETWORK. NextLevel Systems will supply a broad range of end-to-end systems that provide the capability to deliver any type of content or services--video, voice or data--over any type of network and architecture (wired analog and digital, wireless, satellite and FTTC). NextLevel Systems management believes that it is the only company capable of serving all of the service providers in this increasingly competitive environment, making it uniquely positioned to expand its leadership position in the provision of broadband networks.

    - RAPID INTERNATIONAL EXPANSION. NextLevel Systems management believes that a significant amount of its growth will come from international markets. There is a growing demand for entertainment programming in these markets, but the penetration of multi-channel video services is low. NextLevel Systems management intends to focus on expanding its international sales with the goal that international sales will approach 40% of its total sales over the next several years.

    - PROVIDE HIGH-SPEED INTERNET AND DATA NETWORK SOLUTIONS. NextLevel Systems management believes that high-speed data networks are an emerging growth opportunity. Until recently, the principal barrier to expanding the bandwidth available to home users has been the speed limitations on data transmitted over copper telephone wires. The Communications Business recently began commercial shipment of its SURFboard modem, which provides Internet and multimedia services to homes and businesses at speeds up to nearly 1,000 times faster than conventional telephone modems. NextLevel Systems management intends to focus on the development of its cable modem products and expects to introduce its two-way cable modem by 1998.

NEXTLEVEL SYSTEMS BUSINESS UNITS

    NextLevel Systems is organized into three business units: the Broadband Networks Group; the Satellite Data Networks Group; and NLC.

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    The Broadband Networks Group is the world leader in digital and analog set-top systems for wired and wireless cable television networks, as well as HFC network transmission systems used by network operators.

    The Satellite Data Networks Group is the world's leading provider of digital satellite systems for programmers, DTH satellite network providers, and private networks for business communications and distance learning. It offers a complete product line of digital compression and transmission systems including MPEG-2, DVB and Advanced Television Systems Committee (ATSC) compliant solutions. The Satellite Data Networks Group is also a leader in the development of high-speed data networks.

    NLC provides telephony network solutions through its new NLevel(3) Switched Digital Services system. This system supports both residential and small business communications services over a high-speed, digital broadband transport architecture.

BROADBAND NETWORKS GROUP

    ADVANCED NETWORK SYSTEMS AND TRANSMISSION NETWORK SYSTEMS. The principal analog products of the Broadband Networks Group represented 64%, 59%, and 63% of the sales of the Communications Business in the years ended December 31, 1996, 1995 and 1994, respectively. Subscriber products include primarily addressable systems which permit control, through a set-top terminal, of a subscriber's cable television services from a central headend computer without requiring access to the subscriber's premises. Addressable systems also enable a cable television operator to more easily provide pay-per-view programming services and multiple tiers of programming packages. Transmission products include headend signal processing equipment, distribution amplifiers, fiber optic transmission equipment and passive components for wired television distribution systems.

    Throughout the last several years, the Broadband Networks Group has been the market share leader in the U.S. analog-addressable market, with more than 50% of that market. The management of NextLevel Systems believes that cable television operators have sought to improve the quality, capacity and capabilities of their networks during this period by increasing their capital spending for addressable systems and transmission infrastructure upgrades. NextLevel Systems management expects cable television operators in the United States and abroad to continue to upgrade their basic networks and invest in new system construction primarily to compete with other television programming sources, such as DTH and cable networks planned by some telephone companies, and to develop, using U.S. architecture and systems, international markets where cable penetration is low and demand for entertainment programming is growing. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Dependence of NextLevel Systems and CommScope on the Cable Television Industry and Cable Television Capital Spending."

    Beginning in the second quarter of 1995, the Broadband Networks Group began shipping its CFT-2200 advanced analog terminal, which increased the functionality and features of its prior analog addressable subscriber terminals. The CFT-2200 incorporates a user feature platform that allows cable operators to deploy applications of their choice for new services, including electronic program guides, supplementary sports and entertainment information and play-along game shows, and can be modularly upgraded to deliver digital audio, providing CD-quality simulcasts of premium services. The CFT-2200 can also be upgraded to the Broadband Networks Group's second generation end-to-end digital television system, which is compatible with the MPEG-2 international standard for digital compression and transport. The Broadband Networks Group had shipped more than 1.8 million CFT-2200 units by December 31, 1996, and, as of March 20, 1997, the Broadband Networks Group had received commitments and letters of intent for approximately 3.5 million additional CFT-2200 terminals.

    DIGITAL NETWORK SYSTEMS. NextLevel Systems management believes that the commercialization of advanced digital broadband systems and equipment, which provide for greatly expanded channel capacity and programming options, improved quality and security of signal transmission and the capability of

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delivering enhanced features and services, is an important market for NextLevel
Systems. The management of NextLevel Systems also believes that NextLevel Systems' position in this developing market is significantly enhanced by the Broadband Networks Group's leadership in a key enabling technology, digital compression, which allows the broadcast of multiple digital channels in the same bandwidth occupied by one uncompressed video channel. The Broadband Networks Group, through its Digital Networks Systems business unit, is deploying its digital television system that enables satellite programmers and cable television operators to deliver over their existing networks four to ten times as much information as is possible with existing analog technology. This system was the first digital video compression system to demonstrate capabilities over cable and satellite television networks. The Broadband Networks Group began shipping its first-generation digital encoders and decoders for satellite programmers and cable television commercial headend operators in 1993.

    NextLevel Systems management expects that cable and other broadband network operators will begin to deploy digital terminals in their customers' homes in order to take advantage of the enhanced capabilities of the digital networks. The rate of deployment will depend largely on consumer demand for new services made available through the digital network and the relative cost of the more advanced digital terminals. The Broadband Networks Group sold its first 100,000 DCT-1000 digital subscriber terminals in the fourth quarter of 1996, and also sold 12 headend systems with the capacity to deliver digital services to more than two million subscribers. As of March 20, 1997, the Broadband Networks Group had obtained commitments and letters of intent for four million DCT-1000 and DWT-1000 terminals from major North American cable and wireless cable system operators and GTE. The Broadband Networks Group has entered into an agreement to supply network equipment, featuring CFT-2200 and DCT-1000 digital terminals, for the first three sites of GTE's planned HFC network. The Broadband Networks Group is working with AT&T Network Systems to bring advanced services to GTE's customers in these new video dial-tone networks.

    The Broadband Networks Group's DCT-1000 terminals incorporate the MPEG-2 international standard, and the Communications Business' digital television system has the capacity to carry various video, audio and data elements through a complex information infrastructure that will have an improved capability to interact with other consumer devices using MPEG-2 compression.

SATELLITE DATA NETWORKS GROUP

    DIGITAL AND ANALOG SATELLITE PRODUCTS. The Satellite Data Networks Group designs, manufactures and sells analog and digital satellite uplink and downlink products for commercial and consumer use. Using the Communications Business' DigiCipher digital technology, commercial customers are able to compress their video, audio and data transmissions resulting in significant cost savings over traditional analog transmission. The Satellite Data Networks Group also offers state-of-the-art network management and access control products and services allowing program packagers to efficiently and cost-effectively manage customer transactions and securely transmit their programming to only authorized end-users. For consumers, the Satellite Data Networks Group provides "user friendly" graphical user interfaces, excellent video quality and high-end audio reception. Satellite products represented 33%, 41% and 37% of the sales of the Communications Business for the years ended December 31, 1996, 1995 and 1994, respectively. The Satellite Data Networks Group is the leading manufacturer of access control and scrambling and descrambling equipment used by television programmers for the satellite distribution of proprietary programming.

    The Satellite Data Networks Group was a pioneer in digital satellite television with its DigiCipher I system, the world's first digital compression, access control and encryption transport system designed for the delivery of video entertainment signals. The digital system relies on encoders located at the point where programming originates, and decoders located at either commercial headends or at consumers' homes for use with their satellite dishes.

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    In the second quarter of 1994, the Satellite Data Networks Group began deployment of DigiCipher I consumer receivers to PRIMESTAR, a consortium of cable television operators and GE Americom, which offers a medium-power Ku-band DTH television system, and, through December 31, 1996, had delivered approximately 2.3 million DigiCipher I receivers to PRIMESTAR. The Satellite Data Networks Group began shipment of its second generation, MPEG-2 compatible DigiCipher II system and Magnitude system, which utilizes the DVB standard, in 1996.

    The Satellite Data Networks Group is the sole supplier of digital satellite receivers to PRIMESTAR and digital satellite encoders for DTH providers PRIMESTAR, DIRECTV, USSB, Galaxy Latin America and DIRECTV Japan. The Satellite Data Networks Group is also a leading supplier of digital satellite systems to private networks for such applications as business communications and distance learning. The group's digital satellite systems are in use by organizations such as Ford Motor Company and South Carolina Educational TV.

    The analog satellite products of the Communications Business are the exclusive systems for the distribution of encrypted C-band (large dish) satellite-delivered programming to cable television operators and large-diameter backyard satellite dish owners. The system consists primarily of scramblers, which are installed at the point where the programming originates, and descramblers, which are installed at the commercial headends of cable television systems or purchased by consumers for use with their backyard C-band satellite dishes.

    Sales of analog consumer descramblers have declined, as expected, to minimal levels over the past two years as a result of the availability of competing digital satellite video services. NextLevel Systems plans to introduce, in the second quarter of 1997, its first digital descramblers for the backyard C-band market. This product, called 4DTV-TM-, will allow C-band dish owners to take advantage of the wealth of digital programming now being transmitted by satellite. There can be no assurance, however, that volume shipments of 4DTV will commence in 1997 or as to the degree of market acceptance of this new product.

    HIGH-SPEED DATA NETWORKS. NextLevel Systems management believes that high-speed data networks are an emerging growth opportunity for the Satellite Data Networks Group. The initial product offered by the group is the SURFboard cable modem, which provides Internet and multimedia services to homes and businesses at speeds up to nearly 1,000 times faster than conventional telephone modems. Initial commercial shipment of SURFboard modems for cable networks commenced during the third quarter of 1996. SURFboard modems are scheduled to be deployed by several cable television operators in the United States and abroad. Most of the competing modems currently on the market are "two-way" cable, meaning that the information both delivered to the consumer and sent back from the consumer to the network travels over the cable plant. Because only a small percentage of existing cable systems are capable of effective two-way communications, management of NextLevel Systems believes that its SURFboard cable modem with telephone return path is the optimal product for the current environment. Management of NextLevel Systems expects to introduce its SURFboard two-way cable product line by 1998, as more cable systems become capable of two-way communications. The Satellite Data Networks Group has not to date made volume shipments or received orders for significant volumes of SURFboard modems, and there can be no assurance that this new product will be available for volume shipments in 1997 or as to the degree of its ultimate market acceptance. The Satellite Data Networks Group is currently developing versions of the SURFboard modem for use in wireless and satellite networks.

NLC

    In September 1995, the Company acquired NLC, which was formed to design, manufacture and market a next-generation telecommunications broadband access system for the delivery of telephony, video, and data from a telephone company central office or cable television headend to the home. NLC's product, NLevel(3), is designed to permit the cost-effective delivery of a suite of standard telephony and advanced services such as high-speed data/Internet, work-at-home, distance learning, video-on-demand and video-telephony to the home from a single access platform. The NLevel(3) system is designed to work

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with and enhance existing telephony networks and offers the capability to provide voice services (POTS), ISDN, high-speed data/Internet and video services over both copper-twisted-pair and FTTC networks.

    In the fourth quarter of 1996, NLC entered into an agreement with a subsidiary of NYNEX, pursuant to which NLC will supply its NLevel(3) system for one million lines of telephone service in metropolitan New York City and Boston. Initial shipments for the greater Boston area began in the first quarter of 1997. NYNEX also has options to extend its deployment of the NLevel(3) system up to five million lines. NLC has also demonstrated NLevel(3) for the other RBOCs, and three of those RBOCs have announced their intention to employ FTTC architectures using switched-digital video technology in their planned broadband networks.

    A significant amount of research and development expenditures will be required to fund the successful deployment and market growth of telephony networks. Management of NextLevel Systems does not expect NLC to generate significant revenues until 1998, and there can be no assurance that delays will not occur in the deployment of NLC's products or that such products will be commercially successful.

TECHNOLOGY AND LICENSING

    The management of NextLevel Systems believes that the Communications Business is in the unique position of currently producing the majority of the world's analog-addressable systems, while also leading the deployment of the digital technology that will eventually replace these systems. As a result, NextLevel Systems will seek to build upon the Communications Business' core enabling technologies, digital compression, encryption and conditional access and control, in order to lead the transition of the market for broadband communications networks from analog to digital systems.

    The Communications Business began shipment of its MPEG-2 system to satellite television programmers in early 1996, and began delivery of MPEG-2 systems to cable television operators in the fourth quarter of 1996. To allow for broad deployment of the Communications Business' MPEG-2 system, a number of semiconductor manufacturers have received licenses, including Motorola, SGS-THOMSON Microelectronics, LSI Logic, C-Cube Microsystems and Samsung Electronics. To ensure the availability of interoperable equipment to cable television operators and other digital providers, DigiCipher II/MPEG-2 technology has been licensed to Hewlett-Packard, Zenith and Pace Micro Technology, Ltd., a major supplier of DTH satellite television systems in international markets.

    The Communications Business has also entered into other license agreements, both as licenser and licensee, covering certain products and processes with various companies. Under one such agreement, the Communications Business holds a non-exclusive worldwide license under an unaffiliated third party's patent regarding encryption and decryption of satellite television signals. These license agreements require the payment of certain royalties which are not expected to be material to NextLevel Systems' financial statements.

RESEARCH AND DEVELOPMENT

    NextLevel Systems intends to continue the current policy of actively pursuing the development of new technologies and applications. Research and development expenditures relating to the Communications Business for the year ended December 31, 1996 were $198 million compared to $138 million and $105 million for the years ended December 31, 1995 and 1994, respectively. NextLevel Systems management expects research and development expenditures to approximate $210 million in 1997. Research and development expenditures reflect continued development of the next generation of cable set-top terminals, which incorporate digital compression and multimedia capabilities, broadband telephony and switched digital video products, cable modems, advanced digital systems for cable and satellite television distribution, next-generation direct broadcast satellite systems and product development through strategic alliances.

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SALES AND DISTRIBUTION

    The broadband communications products and services of the Communications Business are marketed primarily to cable television operators, cable and satellite television programmers and providers, and telephone companies. Demand for NextLevel Systems' products and services will depend primarily on capital spending by cable television operators, satellite programmers and telephone companies for constructing, rebuilding or upgrading their systems. The amount of this capital spending and, therefore, a majority of NextLevel Systems' sales and profitability, will be affected by a variety of factors, including general economic conditions, access by cable television operators to financing, regulation of telecommunications service providers and technological developments in the broadband communications industry. Although NextLevel Systems management believes that cable television capital spending has increased, there can be no assurance that such increases will continue or that such increased level of cable television capital spending will be maintained. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Dependence of NextLevel Systems and CommScope on the Cable Television Industry and Cable Television Capital Spending."

    Broadband communications systems are sold primarily through the efforts of sales engineers or other sales personnel employed by the Communications Business who are skilled in the technology of the particular system.

    Because a limited number of cable and satellite television operators provide services to a large percentage of television households in the United States, the loss of some of these operators as customers could have a material adverse effect on NextLevel Systems' sales. TCI, including its affiliates, and Time Warner, including its affiliates, accounted for 23% and 13%, respectively, of the consolidated net sales of the Communications Business for the year ended December 31, 1996.

PATENTS

    The Communications Business' policy has been, and NextLevel Systems' policy will be, to protect its proprietary position by, among other methods, filing U.S. and foreign patent applications to protect technology, inventions and improvements that NextLevel Systems considers important to the development of its business. Although NextLevel Systems management believes that the Communications Business' patents provide a competitive advantage, NextLevel Systems will rely equally on its proprietary knowledge and ongoing technological innovation to develop and maintain its competitive position.

BACKLOG

    At March 31, 1997 and December 31, 1996 and 1995, the Communications Business had a backlog of approximately $470 million, $406 million and $498 million, respectively. Backlog includes only orders for products scheduled to be shipped within six months. Orders may be revised or canceled, either pursuant to their terms or as a result of negotiations; consequently, it is impossible to predict accurately the amount of backlog orders that will result in sales.

COMPETITION

    NextLevel Systems' products and services will compete with those of a substantial number of foreign and domestic companies, some with greater resources, financial or otherwise, than NextLevel Systems, and the rapid technological changes occurring in NextLevel Systems' markets are expected to lead to the entry of new competitors. NextLevel Systems' ability to anticipate technological changes and introduce enhanced products on a timely basis will be a significant factor in NextLevel Systems' ability to expand and remain competitive. Existing competitors' actions and new entrants may have an adverse impact on NextLevel Systems' sales and profitability. The management of NextLevel Systems believes that NextLevel Systems will enjoy a strong competitive position in its existing cable and satellite television markets due to the Communications Business' large installed cable and satellite television equipment base, its strong relationships with the major cable television operators and satellite television programmers, its technological

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
leadership and new product development capabilities, and the likely need for compatibility of new technologies with currently installed systems. There can be no assurance, however, that competitors will not be able to develop systems compatible with, or that are alternatives to, NextLevel Systems' proprietary technology or systems or that NextLevel Systems will be able to introduce new products and technologies on a timely basis. In addition, the Communications Business, through NLC, has entered into a new market, the local telephone access equipment market, in which NLC will be competing with a number of well-established existing suppliers. There is no assurance that NextLevel Systems will be successful in this market. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Competition."

RAW MATERIALS

    The Communications Business purchases raw materials from many sources in the United States, as well as from sources in the Far East, Canada and Europe and its products include certain components that are currently available only from single sources. The Communications Business has in effect inventory controls and other policies intended to minimize the effect of any interruption in the supply of these components. There is no single supplier the loss of which would have a continuing material adverse effect on the Communications Business.

ENVIRONMENT

    The Communications Business has been, and NextLevel Systems will be, subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. The manufacturing facilities of the Communications Business are believed to be in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had, and is not expected to have, a material adverse effect on NextLevel Systems' financial condition. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Environment."

PROPERTIES

    The Communications Business has manufacturing, warehouse, sales, research and development and administrative facilities worldwide which have an aggregate floor space of 2.9 million square feet. Of these facilities, aggregate floor space of approximately 1.1 million square feet is leased, and the remainder will be owned by NextLevel Systems. The management of NextLevel Systems does not believe that there is any material long-term excess capacity in its facilities, although utilization is subject to change based on customer demand. New headquarters facilities for the Broadband Networks Group, in Horsham, Pennsylvania, and for the Satellite Data Networks Group, in San Diego, California, are under construction and expected to be completed in the first quarter of 1998. These facilities, totalling approximately .7 million square feet, will be leased by NextLevel Systems and will be used for administrative, sales, marketing and engineering purposes. The management of NextLevel Systems believes that the Communications Business' facilities and equipment, as supplemented by the new facilities, generally are well maintained, in good operating condition and suitable for NextLevel Systems' purposes and adequate for present operations.

EMPLOYEES

    At December 31, 1996, approximately 8,600 people were employed by the Communications Business. Of these employees, approximately 2,400, 2,300, and 2,600 were located at the U.S., Taiwan and Mexico facilities, respectively, with the balance located in Puerto Rico, Europe and the Far East. As of December 31, 1996, approximately 2,700 of the Communication Business employees were covered by collective bargaining agreements. Of these employees, approximately 2,300 were located at the Taiwan facilities and approximately 400 were located at the Mexico facilities. The management of NextLevel Systems believes that the Communications Business' relations with both its union and non-union employees are satisfactory.

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LEGAL PROCEEDINGS

    On June 11, 1996, the United States District Court for the Eastern District of Texas entered judgment against NLC and two of its founders for $136.7 million plus interest in an action entitled DSC COMMUNICATIONS CORPORATION AND DSC TECHNOLOGIES CORPORATION V. NEXT LEVEL COMMUNICATIONS, THOMAS R. EAMES AND PETER
W. KEELER, Case No. 4:95cv96, which had been brought on April 10, 1995, by DSC alleging, among other things, that the individual defendants diverted a corporate opportunity of DSC and misappropriated its trade secrets and that NLC made use of or benefited from these actions. The judgment was entered on the corporate opportunity count and a related conspiracy count. The District Court denied DSC's request to aggregate amounts awarded by the jury on the various claims so as to arrive at a total judgment in excess of $369 million plus pre-judgment interest and attorneys' fees, and it also denied DSC's request for entry of permanent injunctive relief. In connection with the acquisition of NLC, the Company agreed to indemnify the founders, to the extent permitted by applicable law, for any judgment awarded against them in the matter, and following entry of judgment the Company recorded a charge to earnings of $141 million reflecting the judgment and costs of litigation. On February 28, 1997, the Court of Appeals affirmed the denial of DSC's request for injunctive relief, ruled that the claim for diversion of a corporate opportunity was legally insufficient and remanded the case to the District Court for entry of judgment on the jury award for misappropriation of trade secrets which, as revised by the District Court, would be for not more than $137.7 million (including the award on a related conspiracy count), plus accrued interest. Enforcement of the judgment was stayed pending the determination of the appeal. Both parties have filed motions for rehearing with the Court of Appeals, and these motions have not been decided as of the date hereof. NextLevel Systems has agreed to assume the Company's obligations in connection with this litigation.

    An action entitled BROADBAND TECHNOLOGIES, INC. V. GENERAL INSTRUMENT CORP was brought in March 1997 in the United States District Court for the Eastern District of North Carolina. The complaint alleges that the Company infringes BroadBand Technologies, Inc.'s U.S. Patent No. 5,457,560 (the "560 Patent"), covering an electronic communications systems which delivers television signals, and seeks monetary damages and injunctive relief. The Company has filed a motion to dismiss the complaint for lack of personal jurisdiction. The motion has not been decided as of the date of this Proxy Statement. NextLevel Systems has agreed to indemnify the Company in respect of its obligations, if any, arising out of or in connection with this litigation. See "Business of General Semiconductor--Legal Proceedings."

    In March 1997, NLC commenced an action against BroadBand Technologies, Inc. in the United States District Court for the Northern District of California for a declaratory judgment that BroadBand Technologies, Inc.'s 560 Patent is invalid and unenforceable; for patent infringement; and for violation of the antitrust laws of the United States. In the patent infringement claim, NLC charges that BroadBand Technologies, Inc. infringes two patents licensed to NLC relating to video compression and video signal processing. BroadBand Technologies, Inc. has answered the complaint and does not contest jurisdiction. BroadBand Technologies, Inc. has contested the infringement and invalidity of the patents asserted by NLC.

    The Company is currently a defendant in two stockholder litigation proceedings relating to public disclosures concerning the Communications Business. NextLevel Systems has agreed to indemnify the Company in respect of its obligations, if any, arising out of or in connection with such litigation. See "Business of General Semiconductor--Legal Proceedings."

    The Communications Business is involved in certain other legal proceedings arising in the ordinary course of business (and NextLevel Systems will be required to indemnify CommScope and General Semiconductor in respect of certain legal proceedings), none of which NextLevel Systems management believes will have a material adverse effect on NextLevel Systems' financial condition. In addition, because of the competitive environment and the nature of NextLevel Systems' business, there have been and may continue to be legal challenges to its new technologies.

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                             BUSINESS OF COMMSCOPE

GENERAL

    CommScope, a newly formed indirect wholly owned subsidiary of the Company, will own and operate the Cable Manufacturing Business after the Distribution. References in this section to "CommScope" refer to the historical business and operations of the Cable Manufacturing Business currently conducted by CommScope NC.

    CommScope designs, manufactures and markets coaxial cables and other high-performance electronic and fiber optic cable products primarily for communication applications. The principal use of CommScope's coaxial cables is in HFC cable systems being deployed in advanced communication systems throughout the world. The primary end markets for CommScope's products are cable television systems, telephone companies that are also providing video services, residential and commercial wiring markets for video distribution such as satellite television and security, and commercial markets for premise wiring of LANs. For the year ended December 31, 1996, approximately 85% of CommScope's sales were to the worldwide cable television and video distribution markets, 12% were for LAN applications, and 3% were for other high-performance cable markets such as airplane wiring, industrial and other applications.

    CommScope is the largest manufacturer and supplier of coaxial cable for cable television applications in the United States in terms of sales volume, with more than a 50% market share in 1996, and is a leading supplier of coaxial cable for satellite television applications. Management of CommScope believes that CommScope's competitive strength in the coaxial cable market is due to its extensive coaxial cable product line, its delivery and service capability and its efficient, low-cost manufacturing operations. CommScope also supplies the developing market for high-bandwidth coaxial cables used in HFC networks that provide local access to a combination of services that can include cable television, telephone and Internet access. These "full service" or "broadband service" HFC networks are being installed by cable operators and telephone companies including the RBOCs. In the last several years, CommScope has also become a major supplier of coaxial cables to international markets for cable television and broadband services. CommScope's international sales, primarily for coaxial cables, have increased from $66 million in 1992 to $201 million in 1996.

    CommScope has recently expanded into additional markets through internal development of new products and by acquisition. Cell Reach is an internally developed coaxial cable product designed to be installed on antenna towers for cellular telephone, personal communication services (PCS), paging and other wireless or cellular communication applications. CommScope has recently started marketing its Cell Reach cables and accessories to cellular network operators located in the United States and certain international markets.

    The acquisition of the Thermatics Division of Teledyne in May 1996 enhanced CommScope's LAN cable manufacturing capability and expanded CommScope's product capability and market presence in other high performance cable markets. These markets include aircraft and aerospace wiring, industrial, automotive and other specialty cable markets that require cables to perform in extremely hostile operating environments. As a result of the acquisition, CommScope has broadened its array of cable manufacturing process and product capabilities.

BUSINESS STRATEGY

    CommScope has achieved, and intends to expand and strengthen, its current market position as a leading supplier of cable for worldwide broadband telecommunications and other applications by emphasizing four business strategies: (i) supplying high-quality products and services; (ii) international expansion; (iii) seeking operating efficiencies through both economies of scale and close monitoring of costs; and (iv) developing new product and market opportunities. The key elements of CommScope's strategy are set forth below.

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    - HIGH-QUALITY PRODUCTS AND SERVICE LEVELS. CommScope designs, manufactures and markets an extensive product line of high-quality coaxial and fiber optic cables available for cable television and broadband service applications. These cables, as well as LAN cables, are produced to the highest commercial standards of performance and are tested during and after manufacture to insure final conformance to these specifications. CommScope's three largest manufacturing facilities are ISO 9001 certified. CommScope's management believes that CommScope's capacity to manufacture coaxial cables is greater than that of any other manufacturer, which gives it a unique high-volume service capability. CommScope has quick order turnaround capability due to its 24 hour, seven days per week continuous manufacturing operations. CommScope also provides material management and logistics services to its cable product customers, including rapid delivery services through a large company operated private trucking fleet. CommScope's cable television and LAN businesses seek to attain high levels of customer satisfaction.

    - INTERNATIONAL EXPANSION. CommScope has identified certain international markets, principally Europe, the Pacific Rim and Latin America, as significant sources of future growth because of the size and potential of these markets. CommScope intends to capitalize on this potential by continuing its international strategy of seeking to increase sales by existing operations while developing manufacturing capability in new markets. In furtherance of this strategy, in 1995 CommScope formed a joint venture with the Olex Cables Division of Pacific-Dunlop Ltd. for the manufacture and sale of trunk and distribution coaxial cable. This joint venture, known as Vision Cables Pty. Ltd., is located near Melbourne, Australia. CommScope intends to establish or acquire additional international manufacturing facilities to further improve distribution capabilities, reduce shipping and importation costs and enhance customer service.

    - IMPROVED OPERATING EFFICIENCIES. CommScope intends to effectively manage the costs of its businesses and continue to implement procedures to lower costs and increase profitability. CommScope seeks to improve operating efficiency through reductions in purchasing costs, developing and implementing new manufacturing technologies and achieving unit cost reduction through economies of scale.

    - DEVELOPMENT OF NEW PRODUCT AND MARKET OPPORTUNITIES. CommScope intends to maintain an active program to identify, develop and commercialize new products and/or market opportunities for its products and core capabilities. In the past, this strategy has led to the development of new products and entry into new markets such as satellite cables, the LAN market, specialized coaxial based telecommunication cables, broadcast audio and video cables, pre-conduited coaxial cables and, most recently, cellular communication system cables and accessories. This strategy may be augmented by the acquisition of attractive cable or related component businesses that expand CommScope's capacity for existing products or that offer synergistic cable related growth opportunities.

COMMSCOPE BUSINESS UNITS

    CommScope has been organized into two business units: the Cable TV Division and the Network Cable Division. The Cable TV Division is a leading manufacturer of coaxial and optical cables for cable television systems and other broadband networks. The Network Cable Division manufactures and sells coaxial and other electrical and optical cables satisfying the comprehensive demands of LAN, satellite television and other communications and high-performance cable applications. CommScope intends to consolidate the organizational structure of the Cable TV Division and the Network Cable Division during 1997.

CABLE TV DIVISION

    DOMESTIC MARKET. CommScope designs, manufactures and markets coaxial cable primarily for use in the cable television industry. CommScope manufacturers two primary types of coaxial cable: semi-flexible,

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which has an aluminum or copper outer tubular shield or outer conductor; and
flexible, which is typically smaller in diameter than semi-flexible coaxial cable and has a more flexible outer conductor typically made of metallic tapes and braided fine wires. (For a description of coaxial cables see "--Manufacturing.") Semi-flexible coaxial cables are used in the trunk and feeder distribution portion of cable television systems, and flexible coaxial cables (also known as drop cables) are used for connecting the feeder cable to the cable television subscriber's residence, and in other communications applications.

    Cable television service has traditionally been provided primarily by cable television system operators or MSOs that have been awarded franchises from the municipalities they serve. In response to increasing competitive pressures, MSOs have been expanding the variety of their service offerings not only for video, but for Internet access and telephony, which generally requires increasing amounts of system bandwidth. MSOs have generally adopted, and CommScope's management believes that for the foreseeable future will continue to adopt, HFC cable system designs when seeking to increase system bandwidth. Such systems combine the advantages of fiber optic cable in transmitting clear signals over a long distance without amplification, and the advantages of coaxial cable in ease of installation, low cost and compatibility with the receiving components of the customer's communications devices. CommScope's management believes that while MSOs are likely to increase their use of fiber optic cable for the trunk and feeder portions of their cable systems, there will be an ongoing need for high-capacity coaxial cable for the local distribution and street-to-the-home portions of the cable system because coaxial cable remains the most cost effective means for the transmission of broadband signals to the home over shorter distances in cable networks. For local distribution purposes, coaxial cable has the necessary signal carrying capacity or bandwidth to handle upstream and downstream signal transmission.

    The construction, expansion and upgrade of cable systems require significant capital investment by cable operators. MSOs have been significant borrowers from the credit and capital markets, and, accordingly, capital spending within the domestic cable television industry has historically been cyclical, depending to a significant degree on the availability of credit and capital. The cable television industry has also been subject to varying degrees of both national and local government regulation, most recently, the Telecom Act and the 1992 Cable Act, and its implementing regulations adopted in 1993 and 1994. The RBOCs and other telephone service providers have generally been subject to regulatory restrictions which prevented them from offering cable television service within their franchise telephone areas. However, the Telecom Act removes or phases out many of the regulatory and sale restrictions affecting MSOs and telephone operating companies in the offering of video and telephone services. CommScope's management believes that the Telecom Act will encourage competition among MSOs, telephone operating companies and other communications companies in offering video, telephone and data services such as Internet access to consumers, and that providers of such services will upgrade their present communications delivery systems. As of January 1997, CommScope has provided coaxial cables to most major U.S. telephone operating companies, several of which have announced plans to install broadband networks for the delivery of video, telephone and other services to some portion of their telephone service areas. The broadband networks proposed by some of the telephone companies utilize HFC technologies similar to those employed by many cable television operators. While there is no assurance that these proposed networks will be built, to the extent they are implemented, they could represent a significant incremental sales opportunity for CommScope beyond its traditional cable television customer base. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Telecommunications Industry Competition and Technological Changes Affecting NextLevel Systems and CommScope."

    INTERNATIONAL MARKETS. Cable system designs utilizing HFC technology are increasingly being employed in international markets with low cable television penetration. Based upon industry trade publications and reports from telecommunications industry analysts, CommScope's management estimates that approximately 28% of the television households in Western Europe subscribe to some form of multichannel television service as compared to a subscription rate of approximately 66% in the United

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States. Based upon such sources, CommScope's management estimates subscription rates in the Asia/ Pacific Rim and Latin American/Caribbean markets are even lower at approximately 14% and 11%, respectively. In terms of television households, it is estimated that there were approximately 248 million television households in Europe, approximately 377 million in Asia/Pacific Rim and approximately 93 million in Latin America and the Caribbean. This compares to approximately 96 million television households in the United States.

    International sales of CommScope's coaxial cables have increased steadily in recent years, from approximately $66 million in 1992 to approximately $195 million in 1996. In 1996, CommScope had sales in 76 countries. Penetration of the international marketplace has been accomplished through a network of distributors and agents located in major countries where CommScope does business. The Cable TV Division also employs its own 13-person international direct sales force to supplement and manage its network of distributors and agents. In addition to new customers developed by CommScope's network of distributors and sales representatives, many large U.S. cable television operators, with whom CommScope has had long established business relationships, are active investors in cable television systems outside the United States.

    CommScope's management believes that continued growth in international markets, including the developing markets in Asia, the Middle East and Latin America, and the expected privatization of the telecommunications structure in many European countries, represent significant future opportunities. While growth in international revenues could serve to mitigate the effects of future capital spending cycles by domestic cable operators, such growth may be subject to political and economic uncertainties. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--International Operations; Foreign Currency Risks."

    CELLULAR COMMUNICATION APPLICATIONS. Management of CommScope believes that the rapid deployment of cellular or "wireless" communication systems throughout the United States and the rest of the world presents a growth opportunity for CommScope. Semi-flexible coaxial cables are used to connect the antennae located at the top of cellular antenna towers to the radios and power sources located adjacent to or near the antenna site. In 1996, CommScope developed Cell Reach, a line of copper shielded semi-flexible coaxial cables and related connectors and accessories to address this market. CommScope has significant manufacturing capacity in place for certain sizes of this product line and is currently developing additional products and marketing programs for Cell Reach for both the U.S. and certain international markets. Management of CommScope began receiving orders and making shipments of Cell Reach in the first quarter of 1997. There are larger, well established companies with significant financial resources and brand recognition in the cellular market which have established marketing channels for coaxial cables and accessories. Accordingly, there can be no assurance that the Cell Reach line will generate any significant level of sales in 1997 or beyond.

NETWORK CABLE DIVISION

    LAN APPLICATIONS. The proliferation of personal computers, and more broadly the practice of distributed computing, has created a need for products which enable users to share files, applications and peripheral equipment such as printers and data storage devices. LANs, typically consisting of at least one dedicated computer (a "server"), peripheral devices, network software and interconnecting cables, were developed in response to this demand. CommScope manufactures a variety of twisted pair, coaxial and fiber optic cables to transmit data for LAN applications. The most widely used cable design for this application consists of four high-performance twisted pairs that are capable of transmitting data at rates in excess of 155 mbps. CommScope focuses its products and marketing on cables with enhanced electrical and physical performance such as CommScope's recently introduced Ultra II unshielded twisted pair ("UTP"). CommScope's management believes that Ultra II cable is among the highest performing UTP cables in the industry. Copper and fiber optic composite cables are frequently combined in a single cable to reduce installation costs and support multimedia applications.

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    VIDEO AND BROADCAST APPLICATIONS (NON-CABLE TELEVISION).  As with the LAN market, many specialized markets or applications are served by multiple cable media, I.E., coaxial, twisted pair (shielded or unshielded), fiber optic or composites of each. CommScope has become a leading producer of composite cables made of flexible coaxial and UTPs for full service communications providers worldwide. In the satellite DTH cable market, where specialized composite coaxial and copper cables transmit satellite-delivered video signals and antenna positioning/control signals, CommScope has developed a leading market position. DTH cables are specified by leading original equipment manufacturers ("OEMs"), distributors and service providers. Beginning in 1996, CommScope decided to launch an array of premium metallic and optical cable products directed at the broadcasting and video production studio market. Because of CommScope's position in other video transport markets and access to distribution channels within the market, these products are viewed by CommScope's management as a growth opportunity, although there can be no assurance that CommScope will be able to penetrate this market successfully.

    SPECIALTY CABLES AND OTHER MARKETS. CommScope has also developed a strategy for addressing additional cable consuming markets. By combining narrowly focused product and market management with its cable manufacturing and operational skills, CommScope is entering new markets for telephone central office, industrial control and data, and other high-performance cable applications. With the 1996 acquisition of the Teledyne Thermatics Division, CommScope gained access to additional specialized materials, processes and markets to further this strategy. The Teledyne Thermatics Division acquisition has also given CommScope access to the aerospace cable market. Additionally, selected high-temperature materials and processes now available to CommScope as a result of the acquisition, including radiation cross linking, may have application in other cable consuming markets.

MANUFACTURING

    CommScope employs advanced cable manufacturing processes, the most important of which are: thermoplastic extrusion for insulating wires and cables, high-speed welding and swaging of metallic shields or outer conductors, braiding, cabling and automated testing. Many of these processes are performed on equipment that has been modified for CommScope's purposes or specifically built to CommScope's specifications, often internally in CommScope's own machine shop facilities. CommScope fabricates very few of the raw material components used in making most of its cables, such as wire, tapes, tubes and similar materials, but CommScope's management believes such fabrication, to the extent economically feasible, could be done by CommScope instead of being outsourced. The manufacturing processes of the three principal types of cable manufactured by CommScope--coaxial cables, twisted copper pair cables and fiber optic cables--are further described below.

    COAXIAL CABLES. CommScope employs a number of advanced plastic and metal forming processes in the manufacture of coaxial cable. Three fundamental process sequences are common to almost all coaxial cables.

    First, a plastic insulation material, called the dielectric, is melt extruded around a metallic wire or center conductor. Current, state-of-the-art dielectrics consist of foamed plastics to enhance the electrical properties of the cable. Precise control of the foaming process is critical to achieve the mechanical and electrical performance required for broadband services and cellular communications applications. CommScope's management believes that plastic foam extrusion, using proprietary materials, equipment and control systems, is a core competency of CommScope.

    The second step involves sheathing the dielectric material with a metallic shield or outer conductor. Three basic shield designs and processes are used. For semi-flexible coaxial cables, solid aluminum or copper shields are applied over the dielectric by either pulling the dielectric insulated wire into a long, hollow metallic tube or welding the metallic tube directly over the dielectric. Welding allows the use of thinner metal, resulting in more flexible products. CommScope uses a proprietary welding process that achieves significantly higher process speeds than those achievable using other cable welding methods. The

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same welding process has led to extremely efficient manufacturing processes of copper shielded products for cellular communications. For both hollow and welded tubes, the cable is passed through tools that form the metallic shield tightly around the dielectric.

    Flexible coaxial cables, which are usually smaller in diameter than semi-flexible coaxial cables, generally are made with the third shield design. Flexible outer shield designs involve laminated metallic foils and braided fine wires which are used to enhance flexibility which is more desirable for indoor wiring or for connecting subscribers in drop cable applications.

    The third and usually final process sequence is the melt extrusion of thermoplastic jackets to protect the coaxial cable. A large number of variations are produced during this sequence including: incorporating an integral strength member, customer specified extruded stripes for identification; abrasion and crush resistant jackets and adding moisture blocking fillers.

    TWISTED COPPER PAIRS. Single copper wires are insulated using high-speed thermoplastic extrusion techniques. Two insulated copper singles are then twinned (twisted into an electrically balanced pair unit) in a separate process and then bunched or cabled (the grouping of two or more pair units into larger units for further processing) in one or more further processes depending on the number of pairs desired within the completed cable. The cabled units are then shielded and jacketed or simply jacketed without applying a metallic shield in the jacketing process (the extrusion of a plastic jacket over a shielded or unshielded cable core). The majority of the sales of CommScope twisted copper pairs are derived from plenum rated unshielded twisted pair cables for LAN applications. Plenum cables are cables rated under the National Electrical Code as safe for installation within the air plenum areas of office buildings due to their flame retarding and low smoke generating characteristics when heated. Plenum cables are made from more costly thermoplastic insulating materials which have significantly higher extrusion temperature profiles that require more costly extrusion equipment than non-plenum rated cables. CommScope believes that the processing of plenum rated materials is one of its core competencies.

    FIBER OPTIC CABLES. To manufacture fiber optic cables, CommScope purchases bulk uncabled optical fiber singles, then colors and buffers them before cabling them into unjacketed core units. Protective outer jackets and, sometimes, shields and jackets are then applied in a final process before testing. Manufacturing and test equipment for fiber optic cables are distinct from that used to manufacture coaxial and copper twisted pair cables. The majority of fiber optic cables produced by CommScope are sold to the cable television industry and are produced under licenses acquired from Lucent Technologies.

    COMPOSITE CABLES. Cables that are combinations of some or all of coaxial cables, copper singles or twisted copper pairs and fiber optic cables within a single cable are also produced by CommScope for a variety of applications. The most significant of the composite cables manufactured by CommScope are combination coaxial and copper twisted pairs within a common outer jacket which are being used by some telephone companies and cable operators to provide both cable television services and telephone services to the same households over HFC networks. Nearly all markets currently addressed by CommScope have applications for composite cables which CommScope is capable of manufacturing.

RESEARCH AND DEVELOPMENT

    CommScope's research, development and engineering expenditures for the creation and application of new and improved products and processes were $5 million, $4 million and $3 million for the years ended December 31, 1996, 1995 and 1994, respectively. CommScope focuses its research and development efforts primarily on those product areas that it believes have the potential for broad market applications and significant sales within a one-to-three year period. CommScope's management anticipates that the level of spending on product development activities will accelerate in future years. Total research and development expenditures are expected to be approximately $7 million in 1997. The widespread deployment of broadband services and HFC systems is expected to provide opportunities for CommScope to enhance its

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coaxial cable product lines and to improve its manufacturing processes.
Additionally, CommScope's management expects that CommScope's participation in the LAN, cellular communications and other new markets now identified will require higher rates of product development spending in relation to sales generated than has been the case in recent years.

SALES AND DISTRIBUTION

    CommScope markets its products worldwide through a combination of more than 80 direct sales and manufacturers' representative personnel. CommScope supports its sales organization with regional service centers in North Carolina, California, Alabama, Birmingham, England and Melbourne, Australia. In addition, CommScope utilizes local inventories, sales literature, internal sales service support, design engineering services and a group of product engineers who travel with sales personnel and assist in product application issues, and conduct technical seminars at customer locations to support its sales organization. A key aspect of CommScope's customer support and distribution chain is the use of CommScope's private truck fleet.

    CommScope's products are used in a wide variety of applications. CommScope's products are sold both directly to cable system operators and telecommunications companies, OEMs and through distributors. There has been a trend on the part of OEM customers to consolidate their lists of qualified suppliers to companies that have a global presence, can meet quality and delivery standards, have a broad product portfolio and design capability, and have competitive prices. CommScope has concentrated its efforts on service and productivity improvements including advanced computer aided design and manufacturing systems, statistical process controls and just-in-time inventory programs to increase product quality and shorten product delivery schedules. CommScope's strategy is to provide a broad selection of products in the areas in which it competes. CommScope has achieved a preferred supplier designation from many of its cable television, telephone and OEM customers.

    Cable television services in the United States are provided primarily by MSOs. It is estimated that the six largest MSOs accounted for approximately 65% of the cable television subscribers in the United States. The major MSOs include such companies as TCI, Time Warner, Continental Cablevision, Comcast Cable Communications and Cablevision Systems. Many of the major MSOs are customers of CommScope, including those listed above. During 1996, sales to TCI and its affiliates accounted for 11% of CommScope's net sales and was the only customer which accounted for 10% or more of the net sales of CommScope during the period. Certain RBOCs and other telecommunications companies that have traditionally provided telephone service are increasingly becoming significant customers of CommScope. CommScope's management believes that telecommunications companies, if they pursue their announced intentions for building full service networks offering video, voice and data communications, could become even more significant purchasers of coaxial cable and interconnect related products.

PATENTS

    CommScope pursues an active policy of seeking intellectual property protection, namely patents, for new products and designs. CommScope holds 50 patents worldwide and has 35 pending applications. Although CommScope considers its patents to be valuable assets, no single patent is considered to be material to CommScope's operations as a whole. CommScope intends to rely on its proprietary knowledge and continuing technological innovation to develop and maintain its competitive position.

BACKLOG

    At March 31, 1997 and December 31, 1996 and 1995, CommScope had a backlog of approximately $45 million, $36 million and $33 million, respectively. Orders typically fluctuate from quarter to quarter based on customer demand and general business conditions. Backlog includes only orders for products scheduled to be shipped within six months. Unfilled orders may be canceled prior to shipment of goods; however,

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such cancellations historically have not been material. However, significant elements of CommScope's business, such as sales to the cable television industry, distributors, the computer industry, and other commercial customers, generally have short lead times. Therefore, current backlog may not be indicative of future demand.

COMPETITION

    CommScope encounters competition in substantially all areas of its business. CommScope competes primarily on the basis of product specifications, quality, price, engineering, customer service and delivery time. Competitors include large, diversified companies, some of which have substantially greater assets and financial resources than CommScope, as well as medium to small companies. CommScope also faces competition from certain smaller companies that have concentrated their efforts in one or more areas of the coaxial cable market. CommScope's management believes that CommScope enjoys a strong competitive position in the coaxial cable market due to its position as a low-cost, high-volume coaxial cable producer and reputation as a high-quality provider of state-of-the-art cables with a strong orientation toward customer service. CommScope's management also believes that CommScope enjoys a strong competitive position in electronic cable market due to the existence of one of the larger direct field sales organizations within the LAN segment, the comprehensive nature of its product line, and its long established reputation for quality. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Competition."

RAW MATERIALS

    In the manufacture of coaxial and twisted pair cables, CommScope processes metal tubes, tapes and wires including bi-metallic wires (wires made of aluminum or steel with thin outer skins of copper) that are fabricated from high-grade aluminum, copper and steel. Most of these fabricated metal components are purchased under supply arrangements with some portion of the unit pricing indexed to commodity market prices for these metals. CommScope has adopted a hedging policy pursuant to which it may, from time to time, attempt to match futures contracts or option contracts for a specific metal with some portion of the anticipated metal purchases for the same periods. Other major raw materials used by CommScope include polyethelenes, polyvinylchlorides and other plastic insulating materials, optical fibers, and wood and cardboard shipping and packaging materials. In 1996, approximately 15% of CommScope's raw material purchases were for bi-metallic center conductors for coaxial cables, nearly all of which were purchased from Copperweld Corporation under a long-term supply arrangement expiring in December 1998. In addition to bi-metallic wires, fine aluminum wire is purchased primarily from a single source; neither of these major raw materials could be readily replaced in sufficient quantities if all supplies from the respective primary sources were disrupted for an extended period. With respect to all other major raw materials used by CommScope, alternative sources of supply or access to alternative materials are generally available. Supplies of all raw materials used by CommScope are generally adequate and expected to remain so for the foreseeable future. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Impact of Price Fluctuations of Raw Materials on CommScope; Sources of Raw Materials."

ENVIRONMENT

    CommScope uses hazardous substances and generates solid and hazardous waste in the ordinary course of its business. Consequently, CommScope is subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. Because of the nature of its business, CommScope has incurred, and will continue to incur, costs relating to compliance with such environmental laws. Although CommScope's management believes that CommScope is in substantial compliance with such environmental requirements, and CommScope has not in the past been required to incur material costs in connection therewith, there can be no assurance CommScope's cost to comply with

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such requirements will not increase in the future. Although CommScope is unable to predict what legislation or regulations may be adopted in the future with respect to environmental protection and waste disposal, compliance with existing legislation and regulations has not had and is not expected to have a material adverse effect on CommScope's financial condition. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Environment."

PROPERTIES

    CommScope's administrative, production and research and development facilities are located in Hickory, Catawba, Claremont and Elm City, North Carolina and Scottsboro, Alabama. The Hickory, North Carolina facility occupies approximately 36,000 square feet pursuant to a lease expiring in December 1997 and is the location of CommScope's executive offices and the Cable TV Division's sales office.

    The Catawba, North Carolina facility occupies approximately 900,000 square feet and is owned by CommScope. The Catawba facility manufactures coaxial cables, is the major distribution facility for cable television products and houses administrative and engineering activities, principally for the Cable TV Division.

    The Claremont, North Carolina facility occupies approximately 450,000 square feet and is owned by CommScope. The Claremont facility manufactures coaxial, copper twisted pair and fiber optic cables and is the principal administrative, sales and engineering location for the Network Cable Division.

    The Elm City, North Carolina facility was acquired by CommScope in 1996 and occupies approximately 246,000 square feet. The Elm City facility produces copper twisted pair and specialty high performance cables and is the principal administrative, sales and engineering facility for specialty cable products.

    The Scottsboro, Alabama facility occupies approximately 118,000 square feet and is owned by CommScope. The Scottsboro facility manufactures coaxial cables.

    CommScope's management does not believe there is any material long-term excess capacity in CommScope's facilities, although utilization is subject to change based on customer demand. Furthermore, CommScope's management believes that CommScope's facilities and equipment generally are well maintained, in good operating condition and suitable for CommScope's purposes and adequate for its present operations.

EMPLOYEES

    At January 31, 1997, approximately 2,600 people were employed by CommScope. Substantially all employees are located in the United States. CommScope's management believes that CommScope's relations with its employees are satisfactory.

LEGAL PROCEEDINGS

    The Cable Manufacturing Business is not involved in any pending legal proceedings other than various claims and lawsuits arising in the normal course of business. The management of CommScope does not believe that any such claims or lawsuits will have a material adverse effect on CommScope's financial statements.

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
                       BUSINESS OF GENERAL SEMICONDUCTOR

GENERAL

    The Company, which will be renamed General Semiconductor, Inc. after the Distribution, will conduct the Power Semiconductor Business currently conducted by the Power Semiconductor Division. The Company has been engaged in the Power Semiconductor Business since 1967. References in this section to "General Semiconductor" refer to General Semiconductor and its subsidiaries after giving effect to the Internal Transfers and the Distribution. References to the "Power Semiconductor Division" refer to the historical business and operations of the Power Semiconductor Division prior to the Distribution.

    The Power Semiconductor Division is a world leader in the design, manufacture and sale of low- to medium-power rectifiers and transient voltage suppression ("TVS") components in axial, bridge, surface mount and array packages. These products are used throughout the electrical and electronics industries to condition current and voltage and to protect electrical circuits from power surges. Applications include components for circuits in consumer electronics, computers, telecommunications, lighting ballasts, home appliances and automotive and industrial products.

BUSINESS STRATEGY

    The principal components of General Semiconductor's business strategy will be:

    - MAINTAIN MARKET POSITION. The Power Semiconductor Division is a leading manufacturer of power rectifiers and TVS devices. General Semiconductor's management estimates that the Power Semiconductor Division's share of the approximately $1.4 billion worldwide rectifier market in which it participates is 22%, nearly twice the size of its next leading competitor. General Semiconductor's management further estimates that its share of the approximately $240 million worldwide protection product market is approximately 26%. The Power Semiconductor Division has increased market share in recent years and General Semiconductor expects to continue this trend in the future.

    - MAINTAIN AND EXPAND STRONG CUSTOMER RELATIONSHIPS. The Power Semiconductor Division's products occupy a segment of the semiconductor industry characterized by long design-in positions, relatively low research and development investments and utilization of proven wafer fabrication technology. The Power Semiconductor Division maintains relationships with major computer, telecommunications, automotive and consumer electronics companies worldwide. General Semiconductor intends to continue to build upon these strong relationships to enhance market share.

    - FOCUS ON VALUE-ADDED INVESTMENT AND MANUFACTURING. General Semiconductor intends to continue to focus on value-added investments in capital, sales and marketing and research and development. In addition, General Semiconductor intends to continue the Power Semiconductor Division's value-added manufacturing strategy which is based on its high-volume, highly automated operations, which are currently capable of producing approximately 17 million units per day. This strategy is characterized by high-quality and very low-defect output which gives the Power Semiconductor Division the competitive advantage of being a low cost producer.

    - CAPITALIZE ON GLOBAL SALES AND DISTRIBUTION CAPABILITIES. General Semiconductor intends to continue to capitalize on the Power Semiconductor Division's international presence. International sales represented 72% of the Power Semiconductor Division's 1996 sales. The Power Semiconductor Division maintains 11 sales offices worldwide and utilizes a worldwide sales force of over 1,000 persons, including sales agents and representatives. Additionally, the Power Semiconductor Division has a 60 person direct sales force with over ten years average sales experience in the industry. General Semiconductor intends to continue the Power Semiconductor Division's strategy of utilizing direct and indirect sales forces on a global scale.

    - TARGET MULTIPLE HIGH GROWTH END-USE MARKETS. The overall growth projections for the power rectifier and TVS device markets are below General Semiconductor's growth objectives. In order to exceed market growth and to ameliorate the effects of the semiconductor business cycle, General Semiconductor intends to continue the Power Semiconductor Division's strategy of targeting the highest growth segments of rapidly expanding end-use markets including computers, automotive, telecommunications and consumer electronics.

PRINCIPAL PRODUCTS

    The Power Semiconductor Division designs, manufactures and sells low- to medium-power rectifiers and TVS components in axial, bridge, surface mount and array packages. Power rectifiers and protection products are essential components of most electronic devices and systems. Rectifiers convert alternating current (AC) into direct current (DC) which can be utilized by electronic equipment. TVS devices are semiconductors that are designed to provide protection from electrical surges, ranging from electrostatic discharge to induced lightning. The Power Semiconductor Division's products are primarily targeted for use in the computer, automotive, telecommunications and consumer electronics industries.

    The use of semiconductors has expanded well beyond computer systems, to applications such as communication systems, automotive systems, consumer goods and industrial automation and control systems as product performance has been enhanced and size and cost have decreased. In addition, system users and designers now demand systems with more functionality, higher levels of performance, greater reliability and shorter design cycle times, all in smaller packages and at lower costs. These demands have resulted in increased semiconductor content as a percentage of overall system content. Other industry market segments where semiconductors are becoming more prevalent include: industrial applications (manufacturing systems, industrial controls, security and energy management and medical equipment); consumer applications (audio, video, personal electronics, video games and appliances); and automotive systems (engine management, anti-lock braking systems, climate control, collision warning devices and in-car entertainment). The increasing semiconductor content in these products combined with a broadening of end markets in all regions worldwide has created a more stable demand for semiconductor suppliers that sell globally into multiple markets.

    Management of General Semiconductor believes that the demand for discrete semiconductors will be driven by several factors including (i) increased electronic content in a broad range of products, devices and systems, including automotive, consumer products and industrial equipment; (ii) greater demand for voice and data communications products; (iii) growth in personal computers and peripheral products; (iv) the rapid replacement of heavier and less efficient magnetic lighting ballasts with electronic ballasts; and (v) increasing international demand, particularly in Southeast Asia, for all discrete products.

    Given the growing prevalence of semiconductors in other market segments, General Semiconductor's management believes that new products and technologies will play a significant role in its growth. The management of General Semiconductor further believes that based upon its current product offerings, General Semiconductor is well positioned to compete for market share in these other segments. For example, the Power Semiconductor Division's patented Passivated Anisotropic Rectifier process is increasing the reliability of many automotive electronics applications. In addition, the Power Semiconductor Division has developed a new line of transient voltage protection devices and a new line of rectifiers for automotive applications.

    RECTIFIERS. The Power Semiconductor Division offers standard, Schottky and fast, efficient rectifiers and offers the widest selection of rectifier package types in the world, including plastic encapsulated, glass passivated, Superectifier-TM- and surface mount packaging. Standard rectifiers are rectifiers which offer a recovery time of greater than 100 nanoseconds. The Power Semiconductor Division offers this device in standard and fast-recovery types in a variety of packages in axial, Superectifier and surface mount configurations.

    The Power Semiconductor Division's Schottky rectifier is designed for use in high-speed and low-power load applications. Its metal-silicon junctions and majority carrier conduction result in nearly zero recovery times and very low forward voltage drop. The Power Semiconductor Division's unique sputtered metallization process and ion implanted guard ring technology result in a highly reliable Schottky product.

    Fast, efficient rectifiers are an extension of the Power Semiconductor Division's Schottky product portfolio. These products offer reverse recovery times as low as 25 nanoseconds at voltage levels as high as 1,000 volts while maintaining the efficiencies of a lower forward voltage loss. The Power Semiconductor Division produces fast efficient rectifiers in axial, power and surface mount packages.

    BRIDGE ASSEMBLIES. Bridge assemblies are essential components of most electronic equipment which plug into an electrical outlet. A bridge assembly is comprised of four separate rectifier components arranged in a single package. Bridge assemblies convert alternating current (AC) into full wave direct current
(DC) which can be utilized by electronic equipment. The Power Semiconductor Division manufactures a complete line of bridge assemblies to meet the power requirements of almost all electronic equipment.

    TRANSIENT VOLTAGE SUPPRESSORS. The Power Semiconductor Division's TVS devices are designed to provide protection against all types of transient threats, ranging from electrostatic discharge to induced lightning. The Power Semiconductor Division offers a broad range of state-of-the-art semiconductor surge protection TVS devices for use in modern electronic equipment. As semiconductor content as a percentage of overall electronic content grows and as integrated circuits become smaller, management of General Semiconductor believes that there will be a significant increase in demand for TVS devices to protect smaller and more sensitive integrated circuits.

    ADDITIONAL PRODUCTS. Supported by a strong research and development effort, the Power Semiconductor Division continually adds new devices to its product portfolio. Recent additions to its product line include alternator and TVS rectifiers targeted for automotive applications and a broad range of fast efficient and Schottky rectifiers targeted for computer and switch-mode power supply applications. These products were customer co-developed and the Power Semiconductor Division expects to begin shipment of these products in the first quarter of 1997.

SALES AND DISTRIBUTION

    The Power Semiconductor Division's products are targeted primarily to the computer, automotive, telecommunications and consumer electronics industries. In 1996, international sales represented 72% of the Power Semiconductor Division's sales. Of such international sales, 38% were to customers in Europe, 56% were to customers in the Asia-Pacific region and 6% were to customers in Canada. No single customer accounted for more than 10% of the Power Semiconductor Division's sales revenue during the year ended December 31, 1996.

    To support its worldwide sales and distribution, the Power Semiconductor Division utilizes more than 1,000 sales personnel worldwide, including sales representatives, distributors and 60 direct sales agents. The Power Semiconductor Division maintains 11 sales offices located in Melville, New York; Phoenix, Arizona; Arlington Heights, Illinois; Norcross, Georgia; London, England; Paris, France; Munich, Germany; Tokyo and Osaka, Japan; Taipei, Taiwan; and Singapore. In addition, the Power Semiconductor Division has on-going relationships with several electronics distributors including Arrow/Spoerle, Future Electronics and Nadex.

    Additionally, the Power Semiconductor Division leverages information technology to obtain and maintain strong customer relationships by utilizing electronic data interchange ("EDI") capability with many of its major customers and plans to increase this capability with a majority of its customers. This use of EDI, combined with strong technical marketing, has helped the Power Semiconductor Division obtain significant print positions with major customers.

RESEARCH AND DEVELOPMENT

    The Power Semiconductor Division conducts an internally funded research and development program and employs 63 full-time research and development personnel. The Power Semiconductor Division operates research and development labs in Ireland and Taiwan that focus primarily on the development of new packaging technology and a third research and development lab in Westbury, New York which focuses on applied material sciences. In addition to its in-house research and development efforts, the Power Semiconductor Division funds dedicated research through a grant program with the National Microelectronics Research Center at the College of Cork in Ireland.

    For the years ended December 31, 1996, 1995 and 1994, the Power Semiconductor Division spent $6 million, $5 million and $3 million, respectively, on research and development. Total research and development expenditures are expected to be approximately $8 million in 1997. General Semiconductor's research and development program will continue to focus principally on the advancement of new product and packaging technologies targeted for the automotive, telecommunications and computer end-market applications.

PATENTS

    The Power Semiconductor Division pursues an active policy of seeking patents for new products and designs. As of March 20, 1997, the Power Semiconductor Division held 43 U.S. patents. Although General Semiconductor's management believes that the Power Semiconductor Division's patents provide it with a competitive advantage, no single patent is material to its business and General Semiconductor intends to rely on its proprietary knowledge and continuing technological innovation to develop and maintain its competitive position.

BACKLOG

    At March 31, 1997 and December 31, 1996 and 1995, the Power Semiconductor Division had a backlog of approximately $148 million, $141 million and $248 million, respectively. The Power Semiconductor Division includes in backlog only orders for products scheduled to be shipped within six months. Orders may be revised or canceled, either pursuant to their terms or as a result of negotiations; consequently, it is impossible to predict accurately the amount of backlog orders that will result in sales.

COMPETITION

    The power semiconductor industry is highly competitive. The Power Semiconductor Division competes, and General Semiconductor will compete, with companies worldwide, some of which have greater financial, marketing and management resources than General Semiconductor. General Semiconductor's management believes, however, that the Power Semiconductor Division competes favorably with its competitors on the basis of its continued commitment to global distribution and customer service, value-added manufacturing, technological leadership and new product innovation. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor-- Competition."

RAW MATERIALS

    Silicon ingots, molding compound and lead frames typically account for approximately two-thirds of the Power Semiconductor Division's raw material expense. In 1996, raw materials represented approximately 40% of the overall cost of goods sold for the Power Semiconductor Division. General Semiconductor's management believes that the Power Semiconductor Division's relations with its suppliers are good and does not anticipate any supply shortages in the near term.

ENVIRONMENT

    The Power Semiconductor Division uses hazardous substances and generates solid and hazardous waste in the ordinary course of its business. Consequently, the Power Semiconductor Division is, and General Semiconductor will be, subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. Because of the nature of its business, the Power Semiconductor Division has incurred, and General Semiconductor will continue to incur, costs relating to compliance with such environmental laws. Although General Semiconductor's management believes that the Power Semiconductor Division is in substantial compliance with such environmental requirements, and the Power Semiconductor Division has not in the past been required to incur material costs in connection therewith, there can be no assurance that General Semiconductor's cost to comply with such requirements will not increase in the future. Although General Semiconductor is unable to predict what legislation or regulations may be adopted in the future with respect to environmental protection and waste disposal, compliance with existing legislation and regulations has not had a material adverse effect on the Power Semiconductor Division and is not expected to have a material adverse effect on General Semiconductor's financial statements. All of the Power Semiconductor Division's manufacturing facilities are ES category 1 rated for environmental situations. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Environment."

    After the Distribution, General Semiconductor will retain the obligations of the Company with respect to environmental matters relating to the Company's discontinued operations and its status as a "potentially responsible party." Based on several factors including capital expenditures and expenses for the Company's remediation programs, and the proportionate share of the cost of the necessary investigation and eventual remedial work that may be needed to be performed at the sites for which the Company has been named as a "potentially responsible party," these matters are not expected to have a material adverse effect on the financial statements of General Semiconductor. The Company's present and past facilities have been in operation for many years, and over that time in the course of those operations, such facilities have used substances which are or might be considered hazardous, and the Company has generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future which the Company cannot now predict. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Environment."

PROPERTIES

    The Power Semiconductor Division's administrative, production and research and development facilities are located in Melville and Westbury, New York; Taipei, Taiwan; Macroom, Ireland; and Tianjin, China (production expected to begin in the third quarter of 1997).

    The Melville, New York facility occupies approximately 52,000 square feet pursuant to a lease expiring in 2004 and is the location of the Power Semiconductor Division's executive offices.

    The Westbury, New York facility occupies approximately 13,000 square feet pursuant to leases expiring in 2000. The Westbury facility is the location of the Power Semiconductor Division's epitaxial silicon wafer manufacturing operations and its applied material sciences research and development laboratory.

    The Taiwan facility is owned by a subsidiary of the Company and occupies approximately 350,000 square feet. At the Taiwan facility, the Power Semiconductor Division manufactures standard, Schottky and fast efficient rectifiers and TVS devices. The Power Semiconductor Division also maintains a research and development laboratory at its Taiwan facility.

    The Power Semiconductor Division owns approximately 120,000 square feet of manufacturing space in Macroom, Ireland. The Power Semiconductor Division manufactures standard rectifiers, TVS devices and bridge assemblies and maintains a research and development laboratory at the Ireland facility.

    The Power Semiconductor Division owns an approximately 120,000 square foot manufacturing facility in Tianjin, China. The China facility is located on land that is leased by the Power Semiconductor Division pursuant to a ground lease expiring in 2045. General Semiconductor expects to begin production of bridge and standard rectifiers at this facility in the third quarter of 1997.

    All of the Power Semiconductor Division's operating facilities are ISO9001 and QS9000 qualified. General Semiconductor's management does not believe there is any material long-term excess capacity in the Power Semiconductor Division's facilities, although utilization is subject to change based on customer demand. Furthermore, General Semiconductor's management believes that the Power Semiconductor Division's facilities and equipment generally are well maintained, in good operating condition and suitable for the Power Semiconductor Division's purposes and adequate for its present operations.

EMPLOYEES

    As of January 31, 1997, the Power Semiconductor Division employed approximately 3,000 people, of whom 123 were employed at the Power Semiconductor Division's executive offices in Melville, New York, 45 were employed at the Westbury, New York facility, approximately 2,100 were employed at the Taipei, Taiwan facility, approximately 600 were employed at the Macroom, Ireland facility and approximately 100 were employed at the Tianjin, China facility. As of that date, approximately 2,400 of the Power Semiconductor Division's employees were covered by collective bargaining agreements. Of these employees, approximately 400 were located at the Ireland facility and approximately 2,000 were located at the Taiwan facility and the remainder were located at the Westbury facility. General Semiconductor's management believes that the Power Semiconductor Division's relations with both its union and non-union employees are satisfactory.

LEGAL PROCEEDINGS

    A securities class action is presently pending in the United States District Court for the Northern District of Illinois, Eastern Division, IN RE GENERAL INSTRUMENT CORPORATION SECURITIES LITIGATION. This action, which consolidates numerous class action complaints filed in various courts between October 10 and October 27, 1995, is brought by plaintiffs, on their own behalves and as representatives of a class of purchasers of GI Common Stock during the period March 21, 1995 through October 18, 1995. The complaint alleges that the Company and certain of its officers and directors, as well as Forstmann Little & Co. and certain related entities violated the federal securities laws, namely, Sections 10(b) and 20(a) of the Exchange Act, by allegedly making false and misleading statements and failing to disclose material facts about the Company's planned shipments in 1995 of its CFT-2200 and DigiCipher II products. The plaintiffs have moved for class certification. The Company has filed a motion to dismiss the Consolidated Amended Class Action Complaint. Also pending in the same court, under the same name, is a derivative action brought on behalf of the Company. The derivative action alleges that the members of the Company's Board of Directors, several of its officers and Forstmann Little & Co. and related entities had breached their fiduciary duties by reason of the matter complained of in the class action and the defendants' alleged use of material non-public information to sell shares of the Company's stock for personal gain. The Company has filed a motion to dismiss the derivative complaint.

    An action entitled BKP PARTNERS, L.P. V. GENERAL INSTRUMENT CORP. was brought in February 1996 by shareholders of NLC, which was merged into a subsidiary of the Company in September 1995. The action was originally filed in the Northern District of California and was subsequently transferred to the Northern District of Illinois. The complaint alleges that the GI Common Stock, which was received by the plaintiffs as a result of the merger, was overpriced because of the matters complained of in the class action and the

Company's failure to disclose information concerning a significant reduction in its gross margins. The Company has filed a motion to dismiss the complaint.

    NextLevel Systems has agreed to indemnify the Company in respect of its obligations, if any, arising out of or in connection with the IN RE GENERAL INSTRUMENT CORPORATION SECURITIES LITIGATION and the BKP PARTNERS, L.P. V. GENERAL INSTRUMENT CORP. litigation. See "Business of NextLevel Systems--Legal Proceedings."

    An action entitled BROADBAND TECHNOLOGIES, INC. V. GENERAL INSTRUMENT CORP was brought in March 1997 in the United States District Court for the Eastern District of North Carolina. The complaint alleges that the Company infringes BroadBand Technologies, Inc.'s 560 Patent, covering an electronic communications systems which delivers television signals, and seeks monetary damages and injunctive relief. The Company has filed a motion to dismiss the complaint for lack of personal jurisdiction. The motion has not been decided as of the date of this Proxy Statement. NextLevel Systems has agreed to indemnify the Company in respect of its obligations, if any, arising out of or in connection with this litigation. See "Business of NextLevel Systems--Legal Proceedings."

    In March 1997, NLC commenced an action against BroadBand Technologies, Inc. in the United States District Court for the Northern District of California for a declaratory judgment that BroadBand Technologies, Inc.'s 560 Patent is invalid and unenforceable; for patent infringement; and for violation of the antitrust laws of the United States. In the patent infringement claim, NLC charges that BroadBand Technologies, Inc. infringes two patents licensed to NLC relating to video compression and video signal processing. BroadBand Technologies, Inc. has answered the complaint and does not contest jurisdiction. BroadBand Technologies, Inc. has contested the infringement and invalidity of the patents asserted by NLC.

    The Company and the Power Semiconductor Division are not parties to any other pending legal proceedings other than various claims and lawsuits arising in the normal course of business and those for which they will be indemnified pursuant to agreements with NextLevel Systems and CommScope. See "The Distribution Proposals--Proposal One: The Distribution--Relationship Among NextLevel Systems, CommScope and General Semiconductor After the Distribution--Distribution Agreement." The management of General Semiconductor does not believe that any such claims or lawsuits will have a material adverse effect on General Semiconductor's financial statements.

                                   FINANCING

NEXTLEVEL SYSTEMS

    NextLevel Systems is engaged in discussions with certain banks to obtain the $600 million NextLevel Systems Credit Facility. It is expected that Chase will be the lead bank and that the NextLevel Systems Credit Facility will permit NextLevel Systems to choose between two interest rate options: the Adjusted Base Rate, which is based on the Applicable ABR Rate, and a Eurodollar rate (LIBOR) plus a margin which will vary based on certain performance criteria. NextLevel Systems will also be able to set interest rates through a competitive bid procedure. In addition, NextLevel Systems will pay a facility fee on the total loan commitment under the NextLevel Systems Credit Facility. It is also expected that the NextLevel Systems Credit Facility will contain certain customary financial and operating covenants, including restrictions upon: incurring liens; making certain fundamental changes; selling assets; and paying dividends.

COMMSCOPE

    CommScope is engaged in discussions with certain banks to obtain the $350 million CommScope Credit Facility. It is expected that Chase will be the lead bank and that the CommScope Credit Facility will permit CommScope to choose between two interest rate options: the Adjusted Base Rate, which is based on the Applicable ABR Rate, and a Eurodollar rate (LIBOR) plus a margin which will vary based on certain performance criteria. CommScope will also be able to set interest rates through a competitive bid procedure. In addition, CommScope will pay a facility fee on the total loan commitment under the CommScope Credit Facility. It is also expected that the CommScope Credit Facility will contain certain customary financial and operating covenants, including restrictions upon: incurring indebtedness and liens; making certain fundamental changes; selling assets; and paying dividends.

GENERAL SEMICONDUCTOR

    The Company is engaged in discussions with its current lenders to obtain the $350 million General Semiconductor Credit Facility. It is expected that Chase will be the lead bank and that the General Semiconductor Credit Facility will permit General Semiconductor to choose between two interest rate options: the Adjusted Base Rate, which is based on the Applicable ABR Rate, and a Eurodollar rate (LIBOR) plus a margin which will vary based on certain performance criteria. General Semiconductor will also be able to set interest rates through a competitive bid procedure. In addition, General Semiconductor will pay a facility fee on the total loan commitment under the General Semiconductor Credit Facility. It is also expected that the General Semiconductor Credit Facility will contain certain customary financial and operating covenants, including restrictions upon: incurring indebtedness and liens; entering into any transaction to acquire or merge with any entity; making certain other fundamental changes; selling property; and paying dividends.

    The Company expects to finance the redemption of the GI Convertible Notes, to the extent not previously converted into GI Common Stock, with borrowings by GI Delaware under the new $235 million GI Term Loan Facility led by Chase. As of March 31, 1997, approximately $228 million aggregate principal amount of GI Convertible Notes were outstanding. It is expected that the GI Term Loan Facility will mature on the Distribution Date (and will be repaid using borrowings under the New Credit Facilities) and that the Company will be permitted to choose between two interest rate options: the Adjusted Base Rate (as defined in the GI Term Loan Facility) plus a margin of $.125% and a Eurodollar rate (LIBOR) plus a margin which will vary based on certain performance criteria.

                        MANAGEMENT OF NEXTLEVEL SYSTEMS

BOARD OF DIRECTORS OF NEXTLEVEL SYSTEMS

    Prior to the Distribution Date, GI Delaware, as sole stockholder of NextLevel Systems, expects to elect the persons identified below to the Board of Directors of NextLevel Systems (the "NextLevel Systems Board"). Each individual listed below is currently a director of the Company and will resign from the Board of Directors of the Company effective as of the Distribution Date. The NextLevel Systems Board will be divided into three classes. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years.

    The following table sets forth names, in alphabetical order, and information as to the persons who are expected to serve as directors of NextLevel Systems following the Distribution.

NAME, AGE AND CURRENT                               INITIAL TERM
PRINCIPAL OCCUPATION                                   EXPIRES                          INFORMATION
----------------------------------------------  ---------------------  ----------------------------------------------
John Seely Brown, 57                                       1999        John Seely Brown has been a director of the
  Chief Scientist and Corporate                                        Company since July 1993. He has been Chief
  Vice President, Xerox                                                Scientist of Xerox Corporation since 1992 and
  Corporation                                                          Corporate Vice President of Xerox Corporation
                                                                       since 1990. He is also the director of the
                                                                       Xerox Palo Alto Research Center. He is a
                                                                       Fellow of the American Association for
                                                                       Artificial Intelligence and a member of the
                                                                       National Academy of Education.

Frank M. Drendel, 52                                       1999        Frank M. Drendel served as a director of GI
  President and Chief Executive                                        Delaware and its predecessors from 1987 to
  Officer, CommScope NC                                                March 1992, when he was elected to serve as a
                                                                       director of the Company. He has served as
                                                                       Chairman and President of CommScope NC since
                                                                       1986 and has served as Chief Executive Officer
                                                                       of CommScope NC since 1976.

Lynn Forester, 42                                          1999        Lynn Forester has been a director of the
  President and Chief Executive                                        Company since February 1995. She has been
  Officer, FirstMark Holdings, Inc. and                                President and Chief Executive Officer of
  NetWave, Inc.                                                        FirstMark Holdings, Inc., since 1984, and of
                                                                       NetWave, Inc., an Internet company, since
                                                                       1996. From 1989 to December 1994, she was
                                                                       Chairman and Chief Executive Officer of TPI
                                                                       Communications International, Inc., a radio
                                                                       common carrier and paging company. She is a
                                                                       director of Gulfstream Aerospace Corporation
                                                                       and Vice Chairman of the Corporate Commission
                                                                       on Educational Technology.

NAME, AGE AND CURRENT                               INITIAL TERM
PRINCIPAL OCCUPATION                                   EXPIRES                          INFORMATION
----------------------------------------------  ---------------------  ----------------------------------------------
Theodore J. Forstmann, 57                                  2000        Theodore J. Forstmann served as a director of
  General Partner,                                                     GI Delaware from August 1990 to March 1992,
  Forstmann Little & Co.                                               when he was elected to serve as a director of
                                                                       the Company. He has been a General Partner of
                                                                       FLC Partnership, L.P., the General Partner of
                                                                       Forstmann Little & Co., since he co-founded
                                                                       Forstmann Little & Co. in 1978. He is a
                                                                       director of Gulfstream Aerospace Corporation.

Richard S. Friedland, 46                                   2000        Richard S. Friedland has been a director of
  Chairman and Chief Executive Officer of the                          the Company since October 1993. He became
  Company                                                              President and Chief Operating Officer of the
                                                                       Company in October 1993, Chief Executive
                                                                       Officer of the Company in August 1995 and
                                                                       Chairman of the Board of Directors of the
                                                                       Company in December 1995. He was Chief
                                                                       Financial Officer of the Company and GI
                                                                       Delaware from March 1992 to January 1994 and
                                                                       Vice President, Finance of the Company from
                                                                       May 1991 to October 1993. He was Vice
                                                                       President, Finance and Assistant Secretary of
                                                                       GI Delaware from October 1990 to October 1993
                                                                       and Vice President and Controller of GI
                                                                       Delaware from November 1988 to January 1994.

Alex M. Mandl, 53                                          1998        Alex M. Mandl has been a director of the
  Chairman and Chief Executive Officer of                              Company since December 1996. Mr. Mandl is
  Associated Communications                                            Chairman and Chief Executive Officer of
                                                                       Associated Communications. Prior to joining
                                                                       Associated Communications in September 1996,
                                                                       Mr. Mandl had served with AT&T, as President
                                                                       and Chief Operating Officer from January 1996
                                                                       to August 1996; from 1993-1995, as Executive
                                                                       Vice President of AT&T and Chief Executive
                                                                       Officer of AT&T Communications Services Group;
                                                                       and from 1991-1993, as Chief Financial Officer
                                                                       and Group Executive of AT&T. He is a director
                                                                       of Warner-Lambert Company, Carnegie Hall and
                                                                       WETA-TV-FM Washington.

NAME, AGE AND CURRENT                               INITIAL TERM
PRINCIPAL OCCUPATION                                   EXPIRES                          INFORMATION
----------------------------------------------  ---------------------  ----------------------------------------------
J. Tracy O'Rourke, 62                                      2000        J. Tracy O'Rourke served as a director of GI
  Chairman and Chief Executive Officer, Varian                         Delaware from September 1990 to March 1992,
  Associates, Inc.                                                     when he was elected to serve as a director of
                                                                       the Company. He has been Chairman and Chief
                                                                       Executive Officer of Varian Associates, Inc.,
                                                                       a manufacturer of health care systems,
                                                                       semiconductor manufacturing equipment and
                                                                       analytical instruments, since early 1990. He
                                                                       is a director of National Semiconductor Corp.

Roel Pieper, 40                                            1998        Roel Pieper has been Chief Executive Officer
  Vice Chairman and Chief Executive Officer of                         and a director of Tandem Computers Inc. since
  Tandem Computers Inc.                                                January 1996 and Vice Chairman since October
                                                                       1996. He was also President from January 1996
                                                                       to October 1996. Mr. Pieper was President and
                                                                       Chief Executive Officer of UB Networks, Inc.
                                                                       from 1993 to January 1996. He was President
                                                                       and Chief Executive Officer of UNIX Systems
                                                                       Laboratories, Inc. from 1991 to 1993. He is a
                                                                       director of Lincoln National Corporation,
                                                                       General Magic Inc., Veritas SW, SmartValley,
                                                                       Unify and Tandem Computers, Inc.

COMPENSATION OF DIRECTORS

    Employee directors will not receive additional compensation for serving on the NextLevel Systems Board. Non-employee directors will receive an annual retainer of $25,000, and committee chairmen will receive an additional $5,000 annual retainer. The non-employee directors' remuneration is paid annually, unless payment is deferred. In addition, each director, upon election to the NextLevel Systems Board, will receive 1,000 shares of restricted Nextlevel Systems Common Stock which will be vested immediately and will be granted an option to purchase 20,000 shares of NextLevel Systems Common Stock at an exercise price per share equal to the fair market value on the date of grant, which option becomes exercisable with respect to one-third of the underlying shares on each of the first three anniversaries of the grant date. If a director remains in office, a similar option is granted every three years.

COMMITTEES OF THE BOARD OF DIRECTORS

    NextLevel Systems will have Audit, Compensation and Executive Committees of the NextLevel Systems Board. Members of the Audit and Compensation Committees will not be employees of NextLevel Systems.

    AUDIT COMMITTEE. The Audit Committee's principal functions will be to review the scope of the annual audit of NextLevel Systems by its independent auditors, review the annual financial statements of NextLevel Systems and the related audit report as prepared by the independent auditors, recommend the selection of independent auditors each year and review any non-audit fees paid to the independent auditors. The members of the Audit Committee are expected to be the following non-employee directors: John Seely Brown and Alex M. Mandl.

    COMPENSATION COMMITTEE. The Compensation Committee will administer the stock option and incentive plans of NextLevel Systems, and in this capacity it will make or recommend option grants or awards under these plans. In addition, the Compensation Committee will make recommendations to the NextLevel Systems Board with respect to the compensation of the Chief Executive Officer and will determine the compensation of the other senior executives. The Compensation Committee will also recommend the establishment of policies dealing with various compensation and employee benefit plans for NextLevel Systems. The members of the Compensation Committee are expected to be the following non-employee directors: Lynn Forester, J. Tracy O'Rourke and Roel Pieper.

    EXECUTIVE COMMITTEE. The Executive Committee will have the authority to exercise all powers and authority of the NextLevel Systems Board that may be lawfully delegated to it under Delaware law. It may meet between regularly scheduled NextLevel Systems Board meetings to take such action as is necessary for the efficient operation of NextLevel Systems. The members of the Executive Committee are expected to be Theodore J. Forstmann, Richard S. Friedland and J. Tracy O'Rourke.

EXECUTIVE OFFICERS

    Set forth below is certain information with respect to the persons who are expected to serve as executive officers of NextLevel Systems immediately following the Distribution. Those persons named below who are currently officers of the Company will relinquish their positions with the Company effective as of the Distribution Date.

                                                                            BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE                                             AGE            AN EXECUTIVE OFFICER OF NEXTLEVEL SYSTEMS
-----------------------------------------------------      ---      -----------------------------------------------------
Richard S. Friedland                                           46   Richard S. Friedland has been a director of the
  Chairman and Chief Executive Officer                              Company since October 1993. He became President and
                                                                    Chief Operating Officer of the Company in October
                                                                    1993, Chief Executive Officer of the Company in
                                                                    August 1995 and Chairman of the Board of Directors of
                                                                    the Company in December 1995. He was Chief Financial
                                                                    Officer of the Company and GI Delaware from March
                                                                    1992 to January 1994 and Vice President, Finance of
                                                                    the Company from May 1991 to October 1993. He was
                                                                    Vice President, Finance and Assistant Secretary of GI
                                                                    Delaware from October 1990 to October 1993 and Vice
                                                                    President and Controller of GI Delaware from November
                                                                    1988 to January 1994.

Richard D. Badler                                              46   Richard D. Badler became Vice President, Corporate
  Vice President, Corporate Communications                          Communications of the Company in February 1996. He
                                                                    was an Executive Vice President and Account Director
                                                                    for Golin/ Harris Communications from September 1993
                                                                    to February 1996 and Director of Public Affairs for
                                                                    Kraft General Foods from May 1990 to September 1993.

Paul J. Berzenski                                              44   Paul J. Berzenski became Controller of the Company in
  Vice President and Controller                                     January 1994 and Vice President of the Company in
                                                                    November 1994. He was Assistant Controller of GI
                                                                    Delaware from January 1991 to January 1994.

Charles T. Dickson                                             42   Charles T. Dickson became Vice President and Chief
  Vice President and Chief Financial Officer                        Financial Officer of the Company in January 1994. He
                                                                    was Vice President-Finance and Administration of
                                                                    several divisions of MCI Communications Corporation
                                                                    from 1988 to 1993.

Thomas A. Dumit                                                54   Thomas A. Dumit became Vice President, General
  Vice President                                                    Counsel and Secretary of the Company in 1991 and
                                                                    Chief Administrative Officer of the Company in
                                                                    December 1995.

                                                                            BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE                                             AGE            AN EXECUTIVE OFFICER OF NEXTLEVEL SYSTEMS
-----------------------------------------------------      ---      -----------------------------------------------------

Susan M. Meyer                                      53   Susan M. Meyer became Vice President and
  Vice President, Secretary and Deputy                   Secretary of the Company in December 1995,
    General Counsel                                      and has been Deputy General Counsel of the
                                                         Company since May 1991. Ms. Meyer was
                                                         Assistant Secretary of GI Delaware from
                                                         June 1992 to December 1995.

Richard C. Smith                                    52   Richard C. Smith has been Vice President
  Vice President, Business Development and               of GI Delaware since March 1989 and
    Treasurer                                            Treasurer of GI Delaware since September
                                                         1991. Mr. Smith has been Vice President
                                                         and Assistant Secretary of the Company
                                                         since May 1991 and has been Treasurer of
                                                         the Company since March 1992. From June
                                                         1986 to November 1994, he was Director of
                                                         Taxes for GI Delaware and from May 1991 to
                                                         November 1994, he was Director of Taxes of
                                                         the Company.

Clark E. Tucker                                     47   Clark E. Tucker has been Vice President,
  Vice President, Human Resources                        Human Resources of the Company since May
                                                         1995. From August 1992 until November
                                                         1994, Mr. Tucker was Vice President, Human
                                                         Resources for Witco Corporation; from
                                                         April 1990 until August 1992, he served as
                                                         a management consultant with Towers,
                                                         Perrin, Forster & Crosby.

Keith A. Zar                                        42   Keith A. Zar has been Assistant General
  Vice President and General Counsel                     Counsel of the Company since July 1993.
                                                         From 1986 until June 1993, he was an
                                                         associate in the law firm of Fried, Frank,
                                                         Harris, Shriver & Jacobson.

Michael R. Bernique                                 53   Michael R. Bernique has been Vice
  Vice President and President, Satellite                President of the Company and President of
    Data Networks Group                                  the Company's Satellite Data Networks
                                                         Group since June 1996. From December 1993
                                                         to December 1995, Mr. Bernique was Senior
                                                         Vice President North American Sales and
                                                         Service of DSC Communications and from
                                                         December 1992 to December 1993, he was
                                                         Vice President and General Manager of
                                                         Transmission Products for DSC
                                                         Communications.
Edward D. Breen                                     41   Edward D. Breen became President of the
  Vice President and President, Broadband                Company's Broadband Networks Group in
    Networks Group                                       February 1996 and Vice President of the
                                                         Company in November 1994. He was Executive
                                                         Vice President, Terrestrial Systems, from
                                                         October 1994 to January 1996 and Senior
                                                         Vice President of Sales from June 1988 to
                                                         October 1994.

EXECUTIVE OFFICER COMPENSATION

    SUMMARY OF COMPENSATION. NextLevel Systems Table I below sets forth a summary of the compensation paid by the Company for the last three fiscal years to the persons expected to be the Chief Executive Officer of NextLevel Systems and the four additional most highly compensated executive officers of NextLevel Systems (based on their historical compensation from the Company).

NEXTLEVEL SYSTEMS TABLE I

                  NEXTLEVEL SYSTEMS SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                    ANNUAL COMPENSATION                    AWARDS
                                     -------------------------------------------------  -------------

                                                                                         SECURITIES
             NAME AND                                                   OTHER ANNUAL     UNDERLYING       ALL OTHER
        PRINCIPAL POSITION             YEAR      SALARY    BONUS(A)   COMPENSATION(B)   OPTIONS(#)(C)   COMPENSATION
-----------------------------------  ---------  ---------  ---------  ----------------  -------------  ---------------

Richard S. Friedland...............       1996  $ 750,000  $  --        $         --        250,000       $   5,460(d)
  Chairman and Chief Executive            1995    589,583(e)   214,445(e)             --     560,000          5,460
  Officer                                 1994    420,000    327,600              --        270,000           5,460

Thomas A. Dumit....................       1996  $ 345,000  $      --    $         --         42,000       $   5,460(d)
  Vice President                          1995    320,000     89,120              --         24,000           5,460
                                          1994    310,999    134,753              --         48,000           5,460

Edward D. Breen....................       1996  $ 300,000  $  62,820    $         --         60,000       $   4,568(f)
  Vice President and President,           1995    227,872     25,339              --         16,000           3,618
    Broadband Networks Group              1994    199,770     95,216              --        104,000           3,517

Charles T. Dickson.................       1996  $ 297,333  $      --    $         --         24,000       $   5,460(d)
  Vice President and Chief                1995    265,000     73,803          76,384(g)      24,000           5,454
    Financial Officer                     1994    228,387    148,452              --         90,000           5,322

Richard C. Smith...................       1996  $ 225,000  $      --    $         --         16,000       $   5,310(f)
  Vice President, Business                1995    215,000     47,902              --         20,000           5,274
    Development and Treasurer             1994    205,000     71,076              --         24,000           5,238

------------------------

(a) Amounts reported for 1996 reflect cash bonus awards paid pursuant to the General Instrument Corporation Annual Incentive Plan (the "Annual Incentive Plan") in 1997 with respect to performance in 1996. Amounts reported for 1995 reflect cash bonus awards paid pursuant to the Annual Incentive Plan in 1996 with respect to performance in 1995. Amounts reported for 1994 reflect cash bonus awards paid pursuant to the Annual Incentive Plan in 1995 with respect to performance in 1994.

(b) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(c) Reflects the number of shares of GI Common Stock underlying options granted. All of the options were granted pursuant to the General Instrument Corporation 1993 Long-Term Incentive Plan (the "1993 Long-Term Incentive Plan"). Each grant set forth for 1994 was made in connection with the cancellation of an option to purchase the same number of shares, previously granted in 1994, except the grant set forth to Mr. Friedland, with respect to which an option to purchase 70,000 shares had previously been granted in 1994 and the remainder had been granted in 1993. Those options granted, and subsequently canceled, in 1994 are not reflected in the table for the named executive officer.

(d) Reflects payment by the Company in 1996 of (i) premiums for term life insurance of $960 and (ii) the matching contribution for 1996 by the Company under the Savings Plan in the amount of $4,500.

(e) Reflects compensation of Mr. Friedland for the full year 1995. Effective August 1995, Mr. Friedland was promoted to Chief Executive Officer of the Company. Prior to that date Mr. Friedland was President and Chief Operating Officer of the Company. In December 1995, Mr. Friedland also became Chairman of the Board of the Company.

(f) Reflects payment by the Company in 1996 of (i) premiums for term life insurance of $960 and $810 on behalf of each of Messrs. Breen and Smith, respectively, and (ii) the matching contribution for 1996 by the Company under the Savings Plan in the amount of $3,608 and $4,500 for each of Messrs. Breen and Smith, respectively.

(g) Reflects payment by the Company in 1995 in the amounts of $56,304 and $20,080, respectively, for relocation costs and personal use of the Company's aircraft.

STOCK OPTIONS

    GRANT OF OPTIONS. NextLevel Systems Table II below sets forth information with respect to grants of options to purchase GI Common Stock during the year ended December 31, 1996 to the executives listed in NextLevel Systems Table I. These grants were made pursuant to the 1993 Long-Term Incentive Plan and are reflected in NextLevel Systems Table I.

NEXTLEVEL SYSTEMS TABLE II

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                                  --------------------------------------------------------------       VALUE AT ASSUMED
                                   NUMBER OF   PERCENT OF TOTAL                                      ANNUAL RATES OF STOCK
                                  SECURITIES        OPTIONS                                           PRICE APPRECIATION
                                  UNDERLYING      GRANTED TO        EXERCISE                            FOR OPTION TERM
                                    OPTIONS      EMPLOYEES IN         PRICE                       ---------------------------
NAME                                GRANTED     FISCAL YEAR(A)    ($/SHARE)(B)   EXPIRATION DATE     5%($)         10%($)
--------------------------------  -----------  -----------------  -------------  ---------------  ------------  -------------

Richard S. Friedland............     250,000(c)          14.0       $   26.75         2/21/06     $  4,213,125  $  10,633,125

Thomas A. Dumit.................      42,000(d)           2.3           27.25         2/14/06          721,035      1,819,755

Edward D. Breen.................      60,000(d)           3.4           27.25         2/14/06        1,030,050      2,599,650

Charles T. Dickson..............      24,000(d)           1.3           27.25         2/14/06          412,020      1,039,860

Richard C. Smith................      16,000(d)           0.9           27.25         2/14/06          274,680        693,240

------------------------

(a) Percentages included are based on a total of 1,789,676 options granted to 245 employees of the Company during 1996.

(b) These options were cancelled as of January 10, 1997, and new options in respect of the same number of shares ("repriced options") were granted as of such date at an exercise price of $23.125 per share, the closing market price per share of the GI Common Stock on such date. The repriced options will become exercisable with respect to one-third of the shares covered thereby on each of the following dates: July 10, 1997, January 10, 1998 and January 10, 1999. The price reported here is the exercise price on the date of grant which equaled the closing market price per share of GI Common Stock on the date of grant.

(c) The option becomes exercisable with respect to one-third of the shares covered thereby on February 21 in each of 1997, 1998 and 1999.

(d) The option becomes exercisable with respect to one-third of the shares covered thereby on February 14 in each of 1997, 1998 and 1999.

    AGGREGATED OPTION EXERCISES AND YEAR-END VALUE. The following table sets forth as of December 31, 1996, for each of the executives listed in NextLevel Systems Table I (i) the total number of unexercised options to purchase GI Common Stock (exercisable and unexercisable) held and (ii) the value of such options which were in-the-money at December 31, 1996 (based on the difference between the closing price of GI Common Stock at December 31, 1996 and the exercise price of the option on such date).

NEXTLEVEL SYSTEMS TABLE III

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                             VALUE OF
                                                                                                            UNEXERCISED
                                                                                                                IN-
                                                                                   NUMBER OF SECURITIES      THE-MONEY
                                                                                        UNDERLYING             STOCK
                                                                                UNEXERCISED STOCK OPTIONS   OPTIONS AT
                                                                                            AT                FISCAL
                                                                                   FISCAL YEAR-END (#)      YEAR-END($)(A)
                                                                                --------------------------  -----------

                                           SHARES ACQUIRED
                                             ON EXERCISE           VALUE
NAME                                           (#)(B)          REALIZED ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE
----------------------------------------  -----------------  -----------------  -----------  -------------  -----------

Richard S. Friedland....................         --                 --             393,667        722,333    $ 158,625

Thomas A. Dumit.........................         --                 --              62,500         81,500      132,188

Edward D. Breen.........................         --                 --              65,250        110,584       30,844

Charles T. Dickson......................         --                 --              68,000         70,000       --

Richard C. Smith........................         --                 --              35,416         41,584       74,906



NAME                                      UNEXERCISABLE
----------------------------------------  -------------
Richard S. Friedland....................   $    52,875
Thomas A. Dumit.........................        44,063
Edward D. Breen.........................        30,844
Charles T. Dickson......................       --
Richard C. Smith........................        24,969

------------------------

(a) Based on the difference between the closing price of $21.75 per share at December 31, 1996, as reported on the NYSE Composite Tape, and the exercise price of the option on such date.

(b) No options were exercised in 1996 by any of the executives listed in NextLevel Systems Table I.

PENSION PLAN AND SERP

    The following table shows, as of December 31, 1996, estimated aggregate annual benefits payable upon retirement at age 65 under the GI Pension Plan and the General Instrument Corporation Supplemental Executive Retirement Plan (the "GI SERP").

                               PENSION PLAN TABLE

                                                                                ESTIMATED ANNUAL BENEFITS
                                                                                  UPON RETIREMENT, WITH
AVERAGE ANNUAL BASIC REMUNERATION                                               YEARS OF SERVICE INDICATED
DURING SIXTY CONSECUTIVE CALENDAR                                       ------------------------------------------
MONTHS PRIOR TO RETIREMENT                                              15 YEARS   20 YEARS   25 YEARS   30 YEARS
----------------------------------------------------------------------  ---------  ---------  ---------  ---------
$125,000..............................................................  $  26,057  $  34,742  $  43,428  $  52,114
 150,000..............................................................     31,682     42,242     52,803     63,364
 175,000..............................................................     37,307     49,742     62,178     74,614
 200,000..............................................................     42,932     57,242     71,553     85,864
 225,000..............................................................     48,557     64,742     80,928     97,114
 250,000..............................................................     54,182     72,242     90,303    108,364
 300,000..............................................................     54,182     72,242     90,303    108,364

    The compensation covered by the GI Pension Plan and the GI SERP is substantially that described under the "Salary" column of the NextLevel Systems Table I. However, pursuant to Section 401(a)(17) of the Code, the maximum amount of compensation that can be considered in computing benefits under the GI Pension Plan for 1996 was $150,000. Under the GI SERP, compensation for 1996 in excess of $150,000, but not exceeding $250,000, is considered in computing benefits. Accordingly, the total compensation covered by the GI Pension Plan and the GI SERP for the calendar year 1996 for each of Messrs. Friedland, Dumit, Breen and Dickson was $250,000 and for Mr. Smith was $225,000. Credited years of service under both the GI Pension Plan and the GI SERP as of December 31, 1996 are as follows: Mr. Friedland, 18 years; Mr. Dumit, five years; Mr. Breen, 18 years; Mr. Dickson, two years; and Mr. Smith, 13 years. Estimated benefits set forth in the Pension Plan Table were calculated on the basis of a single life annuity and Social Security covered compensation as in effect during 1996. Such estimated benefits are not subject to any deduction for Social Security or other offset amounts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    For a description of certain relationships and related transactions with NextLevel Systems management or directors that are expected to exist subsequent to the Distribution, see "Certain Relationships and Related Party Transactions."

SEVERANCE PROTECTION AGREEMENTS

    Effective with the Distribution, NextLevel Systems is expected to enter into severance protection agreements with its executive officers and is also expected to adopt a severance protection plan. Both the agreements and the plan are expected to be substantially similar to the agreements and plan adopted by the Company. See "Severance Protection and Other Agreements."

THE NEXTLEVEL SYSTEMS 1997 LONG-TERM INCENTIVE PLAN

    GENERAL

    The NextLevel Systems Incentive Plan is expected to be adopted by the NextLevel Systems Board, and GI Delaware, as sole stockholder of NextLevel Systems, prior to the Distribution. The NextLevel Systems Incentive Plan will provide for the granting of options, stock appreciation rights, restricted stock, performance units, performance shares and phantom stock to employees of NextLevel Systems and its subsidiaries and granting of options to non-employee directors of NextLevel Systems (collectively or individually, "NextLevel Awards").

    One of NextLevel Systems' principal methods to attract and retain key employees will be the grant of Options pursuant to the NextLevel Systems Incentive Plan. Management of NextLevel Systems believes that it is in NextLevel Systems' best interests to grant Options in order (i) to attract and retain key employees and (ii) to provide additional incentive and reward opportunities to current employees to encourage them to enhance the profitable growth of NextLevel Systems.

    The principal provisions of the NextLevel Systems Incentive Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by reference to the NextLevel Systems Incentive Plan which has been filed as an exhibit to the Registration Statement of which this Proxy Statement is a part. All capitalized terms used below have the meanings set forth in the NextLevel Systems Incentive Plan, unless otherwise indicated.

    PURPOSE OF THE NEXTLEVEL SYSTEMS INCENTIVE PLAN

    The NextLevel Systems Board believes that the NextLevel Awards will provide a means by which key employees and directors of NextLevel Systems and its subsidiaries can acquire and maintain stock ownership, thereby strengthening their commitment to the success of NextLevel Systems and its subsidiaries and their desire to remain employed by NextLevel Systems and its subsidiaries, focusing their attention on managing NextLevel Systems as an equity owner, and aligning their interests with those of NextLevel Systems' stockholders. The NextLevel Systems Incentive Plan also is intended to attract and retain key employees and to provide those employees with additional incentive and reward opportunities designed to encourage them to enhance the profitable growth of NextLevel Systems and its subsidiaries.

    DESCRIPTION OF THE NEXTLEVEL SYSTEMS INCENTIVE PLAN

    The NextLevel Systems Incentive Plan will be administered by the Committee initially consisting of at least two directors of NextLevel Systems who are "nonemployee directors" within the meaning of Rule 16b-3 promulgated under
Section 16(b) of the Exchange Act, but the number of directors on the Committee may be changed in accordance with law. In addition, with respect to NextLevel Awards to be granted to participants who are not subject to Section 16 of the Exchange Act, the authority of the Committee may be exercised by the full Board or by a committee, consisting of at least one individual, appointed by the Board. The Committee will (i) select those employees to whom NextLevel Awards will be granted, and (ii) determine the type, the size and the terms and conditions of NextLevel Awards, including the per share purchase price of restricted stock and Options, the vesting provisions of restricted stock, phantom stock and Options, and the restrictions or performance criteria relating to restricted stock, phantom stock, performance units and performance shares. The Committee will also construe and interpret the NextLevel Systems Incentive Plan. The Committee will have the authority to cancel outstanding NextLevel Awards and make adjustments to outstanding NextLevel Awards with the consent of the Grantee and to accelerate the exercisability of NextLevel Awards or to waive the restrictions and conditions applicable to NextLevel Awards.

    The maximum number of shares of NextLevel Systems Common Stock with respect to which Options and stock appreciation rights may be granted to any individual over the term of the plan is 1,300,000, in addition to any shares covered by Substitute Options held by the individual. The maximum number of shares of NextLevel Systems Common Stock that may be made the subject of NextLevel Awards granted under the NextLevel Systems Incentive Plan will be the number of shares necessary to issue Substitute Options under the NextLevel Systems Incentive Plan plus 6,500,000. In the event of any Change in Capitalization, however, the Committee may adjust the maximum number and class of shares with respect to which NextLevel Awards may be granted, the number and class of shares which are subject to outstanding NextLevel Awards and the purchase price therefor. In addition, if any NextLevel Award is canceled or expires or terminates without having been exercised, the shares of NextLevel Systems Common Stock subject to that NextLevel Award again become available for grant under the NextLevel Systems Incentive Plan. Of the total number of shares allotted under the NextLevel Systems Incentive Plan, not more than one-third may be used for restricted stock and phantom stock NextLevel Awards.

    ELIGIBILITY. Any of NextLevel Systems' and its subsidiaries' approximately 8,300 employees and any of NextLevel Systems' non-employee directors is eligible to participate in the NextLevel Systems Incentive Plan.

    OPTIONS. Pursuant to the NextLevel Systems Incentive Plan, the Committee will grant to each non-employee director of NextLevel Systems Nonqualified Stock Options to purchase 20,000 shares of NextLevel Systems Common Stock in connection with his or her initial election to the Board. Options to be granted to non-employee directors in connection with their initial election as directors of NextLevel Systems will be subject to the following terms. Each Option granted to a nonemployee director will be exercisable with respect to one-third of the underlying shares on each of the first, second and third anniversaries of the Grant Date. If a director ceases to serve as a director of NextLevel Systems for any reason, the Option will be exercisable, during the remaining term of the Option, to the extent that the Option was exercisable on the date the director ceases to serve as a director. The NextLevel Systems Incentive Plan also provides for additional NextLevel Awards of Options in respect of 20,000 shares of NextLevel Systems Common Stock on each third anniversary of each non-employee director's first appointment to the Board, if such non-employee director is still serving on the Board.

    In addition, the Committee may grant Nonqualified Stock Options and Incentive Stock Options to any eligible employee of NextLevel Systems or its subsidiaries. The per share exercise price of the Options is fixed by the Committee when the Options are granted and must be at least, and in the case of Options granted to non-employee directors will be, 100% of the Fair Market Value of the NextLevel Systems Common Stock on the Option Grant Date (110% in the case of an Incentive Stock Option granted to a 10% Owner).

    Each Option (other than Options granted to non-employee directors) will be exercisable at the times and in the installments determined by the Committee, commencing not earlier than the first anniversary of the Option Grant Date. All outstanding Options will become fully exercisable upon a Change of Control. In addition, the Committee reserves the authority to accelerate the exercisability of any Option (other than Options granted to non-employee directors). Each Option terminates at the time determined by the Committee, except that the term of each Option may not exceed, and in the case of Options granted to non-employee directors will be, ten years (five years in the case of an Incentive Stock Option granted to a 10% Owner). Options are not transferable by the Grantee except by will or the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) and may be exercised during the Grantee's lifetime only by the Grantee or the Grantee's guardian or legal representative. In the discretion of the Committee, the purchase price for shares acquired pursuant to the exercise of an Option may be paid (i) in cash, (ii) by transferring shares of restricted or unrestricted NextLevel Systems Common Stock to NextLevel Systems, or (iii) by a combination of the foregoing.

    STOCK APPRECIATION RIGHTS. The NextLevel Systems Incentive Plan permits the granting of stock appreciation rights to employees of NextLevel Systems or a Subsidiary in connection with an Option or other NextLevel Award or as a freestanding right. A stock appreciation right permits the Grantee to receive, upon exercise of the stock appreciation right, cash and/or shares, at the discretion of the Committee, equal in value to the excess, if any, of the then per share Fair Market Value over the per share Fair Market Value on the Grant Date of the stock appreciation right, multiplied by the number of shares as to which the stock appreciation right is being exercised. When a stock appreciation right is granted, however, the Committee may establish a limit on the maximum amount the Grantee may receive upon exercise of the stock appreciation right. The Committee will decide, when each stock appreciation right is granted, the time or times when the stock appreciation right will be exercisable, commencing not earlier than the first anniversary of the Grant Date. However, the Committee reserves the authority to thereafter accelerate the exercisability of any stock appreciation right.

    RESTRICTED STOCK. The Committee will determine, when each restricted stock NextLevel Award is made, the terms of the restricted stock NextLevel Award, including the price, if any, to be paid by the Grantee for the restricted stock, the restrictions placed on the shares and the time or times when the restrictions will lapse. In addition, when the restricted stock is granted under the Plan, the Committee may, in its discretion, decide: (i) whether dividends paid on the restricted stock will be remitted to the Grantee or deferred until the restrictions on the restricted stock NextLevel Award lapse, (ii) whether any deferred dividends will be invested in additional shares of NextLevel Systems Common Stock, (iii) whether interest will be accrued on any dividends not reinvested in additional shares of restricted stock, (iv) whether any stock dividends paid on the restricted stock NextLevel Award will be subject to the restrictions applicable to the restricted stock award, and (v) whether, and to what extent, the restrictions on the restricted stock shall lapse upon a Change of Control.

    PERFORMANCE UNITS AND PERFORMANCE SHARES. Performance units and performance shares will be awarded as the Committee may determine, and the vesting of performance units and performance shares will be based upon NextLevel Systems' attainment of specified performance objectives within the Measuring Period. Performance objectives and the length of the Measuring Period for performance units and performance shares will be determined by the Committee when the NextLevel Award is made, but no Measuring Period will be less than one year nor more than five years. Prior to the end of a Measuring Period, the Committee, in its discretion, may adjust the performance objectives to reflect any Change in Capitalization or other event which may materially affect the performance of NextLevel Systems or any Subsidiary. The agreements evidencing NextLevel Awards of performance units and performance shares will set forth the terms and conditions of the NextLevel Awards, including those applicable in the event of the Grantee's Termination of Employment or a Change of Control. Performance units may be denominated in dollars or in shares of NextLevel Systems Common Stock, and payments in respect of vested performance units will be made in cash or shares of NextLevel Systems Common Stock or any combination of the foregoing, as determined by the Committee. Performance shares are initially denominated in shares of NextLevel Systems Common Stock, but the Committee may ultimately settle performance share NextLevel Awards in cash, shares of NextLevel Systems Common Stock or a combination thereof, at its discretion.

    PHANTOM STOCK. The Committee may grant phantom stock to employees employed outside the United States, subject to the terms and conditions established by the Committee. Upon the vesting of a phantom stock NextLevel Award, the Grantee will be entitled to receive a cash payment in respect of each share of phantom stock equal to the Fair Market Value of a share of NextLevel Systems Common Stock as of the date the phantom stock NextLevel Award was granted or such other date as determined by the Committee when the phantom stock NextLevel Award was granted. The Committee may, when a phantom stock NextLevel Award is granted, provide a limitation on the amount payable in respect of each share of phantom stock.

    TANDEM AWARDS. The NextLevel Systems Incentive Plan provides that the Committee may grant any Award in tandem with another NextLevel Award. Unless otherwise provided by the Committee, upon the exercise, payment or forfeiture of one tandem NextLevel Award, the related tandem NextLevel Award will be canceled to the extent of the number of shares as to which the tandem NextLevel Award is so exercised, paid or forfeited.

    AMENDMENT AND TERMINATION. The NextLevel Systems Incentive Plan will terminate on the tenth anniversary of its adoption in 2007. However, the Board of Directors may sooner terminate or amend the NextLevel Systems Incentive Plan at any time without stockholder approval, except where stockholder approval is required to retain the favorable tax treatment of Incentive Stock Options under the Code, to qualify the shares offered under the NextLevel Systems Incentive Plan for listing on any securities exchange, or is otherwise required by law. The termination of the NextLevel Systems Incentive Plan will not affect then outstanding NextLevel Awards.

    SUBSTITUTE OPTIONS AND SPIN-OFF OPTIONS UNDER THE NEXTLEVEL SYSTEMS INCENTIVE PLAN. Effective as of the Distribution, Substitute Options will be issued under the NextLevel Systems Incentive Plan to officers, key employees and non-employee directors of NextLevel Systems to replace options awarded under the 1993 Long-Term Incentive Plan. In addition, one Former Employee and certain retired directors of General Semiconductor shall also receive Spin-off Options under the NextLevel Systems Incentive Plan. See "The Distribution Proposals--Proposal One: The Distribution--Relationship Among NextLevel Systems, CommScope and General Semiconductor After the Distribution--Employee Benefits Allocation Agreement."

    The terms and conditions of each Substitute Option issued under the NextLevel Systems Incentive Plan, including, without limitation, the time or times when, and the manner in which each shall be exercisable, the duration of the exercise period, the permitted method of exercise, settlement and payment, and the rules that shall apply in the event of the termination of employment, shall be the same as those of the surrendered Company option award; provided, however, that the number of shares covered thereby and the exercise price thereof shall be adjusted so as to preserve the economic value of the related Current Options.

    Future NextLevel Awards under the NextLevel Systems Incentive Plan are not determinable because they are made at the discretion of the Committee.

OWNERSHIP OF NEXTLEVEL SYSTEMS COMMON STOCK

    NextLevel Systems is currently an indirect wholly owned subsidiary of the Company. NextLevel Systems Table IV sets forth information as to the beneficial ownership of NextLevel Systems Common Stock as of the Distribution Date (and following the Distribution) as if the Distribution took place on June 10, 1997 by all expected directors and the persons listed in NextLevel Systems Table I as well as by directors and executive officers of NextLevel Systems as a group and, to the best knowledge of NextLevel Systems management, beneficial owners of 5% or more of NextLevel Systems Common Stock after the Distribution. The information in NextLevel Systems Table IV is based on the ownership of GI Common Stock as of June 10, 1997 and the number of shares of NextLevel Systems Common Stock expected to be distributed to each existing stockholder of the Company in the Distribution.

NEXTLEVEL SYSTEMS TABLE IV

                                                          SHARES OF NEXTLEVEL          % OF SHARES OUTSTANDING
                                                                SYSTEMS               (NET OF TREASURY SHARES)
                                                        COMMON STOCK EXPECTED TO     EXPECTED TO BE BENEFICIALLY
NAME                                                    BE BENEFICIALLY OWNED(1)                OWNED
-----------------------------------------------------  --------------------------  -------------------------------

MBO-IV(2)............................................            10,161,657                        7.41
Instrument Partners(2)...............................            11,547,008                        8.42
Oppenheimer Group,Inc.(3)............................            13,970,650                       10.18
Brinson Partners, Inc.(4)............................            11,305,062                        8.24
J.P. Morgan & Co. Incorporated(5)....................            10,113,201                        7.37
Edward D. Breen(6)(15)...............................                87,770                       *
John Seely Brown(7)..................................                39,000                       *
Charles T. Dickson(8)(15)............................               115,883                       *
Frank M. Drendel(9)..................................               352,208                       *
Thomas A. Dumit(10)(15)..............................               138,859                       *
Lynn Forester(11)....................................                27,667                       *
Nicholas C. Forstmann(2).............................            21,708,665                       15.82
Theodore J. Forstmann(2).............................            21,708,665                       15.82
Richard S. Friedland(12)(15).........................               666,392                       *
Winston W. Hutchins(2)...............................            21,708,665                       15.82
Steven B. Klinsky(2).................................            21,708,665                       15.82
Wm. Brian Little(2)..................................            11,547,008                        8.42
Alex M. Mandl........................................              --                            --
Roel Pieper..........................................              --                            --
J. Tracy O'Rourke(13)................................                22,210                       *
Richard C. Smith(14)(15).............................                87,092                       *
John A. Sprague(2)...................................            11,547,008                        8.42
All current directors and officers of NextLevel
  Systems as a group
  (18 persons)(2)(16)................................            23,399,803                       16.91

------------------------

* The percentage of shares of NextLevel Systems Common Stock expected to be beneficially owned does not exceed one percent of the shares of NextLevel Systems Common Stock expected to be outstanding.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of NextLevel Systems Common Stock which such person has the right to acquire within 60 days following June 10, 1997. For purposes of computing the percentage of outstanding shares of NextLevel Systems Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following June 10, 1997 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The table does not include shares of NextLevel Systems Common Stock subject to options to be awarded in the future under the NextLevel Systems Incentive Plan. For additional information regarding such options see "The Distribution Proposals--Proposal
    One: The Distribution--Employee Benefits Allocation Agreement" and "--The NextLevel Systems 1997 Long-Term Incentive Plan."

(2) The general partner of Instrument Partners, a New York limited partnership ("Instrument Partners"), is FLC XXII Partnership, a general partnership of which Messrs. Wm. Brian Little, Nicholas C. Forstmann, John A. Sprague, Steven B. Klinsky and Winston W. Hutchins, and TJ/JA L.P., a Delaware limited partnership ("TJ/JA L.P."), are general partners. The general partner of TJ/JA L.P. is Theodore J. Forstmann. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York limited partnership ("MBO-IV"), is FLC

    Partnership, L.P., a limited partnership of which Messrs. Theodore J. Forstmann, Nicholas C. Forstmann, Steven B. Klinsky, Winston W. Hutchins, Ms. Sandra J. Horbach and Mr. Thomas H. Lister are general partners. Accordingly, each of such individuals and partnerships (other than Ms. Horbach and Mr. Lister, for the reasons described below) may be deemed the beneficial owners of shares owned by MBO-IV and Instrument Partners in which such individual or partnership is a general partner and, for purposes of this table, such beneficial ownership is included. Ms. Horbach and Mr. Lister do not have any voting or investment power with respect to, or any economic interest in, the shares of NextLevel Systems Common Stock held by MBO-IV; and, accordingly Ms. Horbach and Mr. Lister are not deemed to be the beneficial owners thereof. Theodore J. Forstmann and Nicholas C. Forstmann are brothers. Mr. Little is a special limited partner in FLC Partnership, L.P. and each of FLC Partnership, L.P. and FLC XXII Partnership is a limited partner of Instrument Partners. None of the other limited partners in each of MBO-IV and Instrument Partners is otherwise affiliated with the Company, GI Delaware or Forstmann Little & Co. In the Distribution, MBO-IV and Instrument Partners will each receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date. The address of MBO-IV and Instrument Partners is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

(3) This information is obtained from a Schedule 13G, dated February 20, 1997, filed with the Commission jointly by Oppenheimer Group, Inc. ("Oppenheimer") and Oppenheimer Capital. Oppenheimer reports beneficial ownership of 13,970,650 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. Oppenheimer Capital, a registered investment advisor and a subsidiary of Oppenheimer, reports beneficial ownership of 13,929,450 of such shares and claims shared voting power and shared dispositive power with respect to all 13,929,450 shares. The Schedule 13G states that: Oppenheimer is a holding and service company owning a variety of companies engaged in the securities business; 70.78% of the issued and outstanding common stock of Oppenheimer is owned by Oppenheimer & Co., L.P. ("Oppenheimer LP"); and management of the affairs of Oppenheimer's subsidiaries and of certain investment advisory clients, including decisions respecting disposition and/or voting of the shares of GI Common Stock, resides in the respective officers and directors of such companies and is not directed by Oppenheimer or Oppenheimer LP. In the Distribution, Oppenheimer will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date. The address of the principal business of each of Oppenheimer and Oppenheimer Capital is Oppenheimer Tower, World Financial Center, New York, New York 10281.

(4) This information is obtained from a Schedule 13G, dated February 12, 1997, filed with the Commission by Brinson Partners, Inc. ("BPI") on behalf of itself, Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBUSA") and Swiss Bank Corporation ("SBC"). BTC is a wholly owned subsidiary of BPI. The Schedule 13G states that: BPI is a wholly owned subsidiary of BHI; BHI is a wholly owned subsidiary of SBUSA; and SBUSA is a wholly owned subsidiary of SBC. BPI reports beneficial ownership of 11,305,062 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. BTC reports beneficial ownership of 2,268,600 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. BHI reports beneficial ownership of 11,305,062 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. SBUSA reports beneficial ownership of 11,406,476 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. SBC reports beneficial ownership of 11,406,476 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. The Schedule 13G states that by virtue of their corporate relationships, SBC, SBUSA, BHI and BPI may be deemed to beneficially own and have the power to dispose and vote or direct the disposition or voting of the GI Common Stock held by BTC and BPI. Each of BPI, BTC and BHI's principal business office is located at 209 South LaSalle, Chicago, Illinois 60604-1295. SBUSA's principal business office is located at 222 Broadway, New York, New York 10038. In the Distribution, BPI will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date. SBC's principal business office is located at Aeschenplatz 6, CH-4022, Basel, Switzerland.

(5) This information is obtained from a Schedule 13G, dated January 31, 1997, filed with the Commission by J.P. Morgan & Co. Incorporated ("J.P. Morgan"). J.P. Morgan reports beneficial ownership of 10,113,201 shares of GI Common Stock as follows: 9,690,046 shares and 423,155 shares where there is a right to acquire. J.P. Morgan claims sole voting power with respect to 6,549,568 shares, shared voting power with respect to 65,105 shares, sole dispositive power with respect to 9,976,366 shares and shared dispositive power with respect to 130,285 shares. In the Distribution, J.P. Morgan will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date. J.P. Morgan's principal business office is located at 60 Wall Street, New York, New York 10260.

(6) Includes 85,168 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, the holder will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date.

(7) Includes 38,000 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, the holder will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date.

(8) Includes 106,000 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, the holder will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date.

(9) Includes 96,500 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. Also includes 670 shares of GI Common Stock which were held by the trustee of the CommScope Savings Plan and were allocated to the account of Frank M. Drendel under the CommScope Savings Plan as of May 30, 1997.

(10) Includes 8,032 shares of GI Common Stock held by the Thomas A. Dumit Charitable Remainder Trust, dated April 27, 1994, of which Mr. Dumit is the trustee and a beneficiary. Also includes 27,956 shares of GI Common Stock held by Barbara K. Dumit, the spouse of Thomas A. Dumit, as to which shares Mr. Dumit disclaims beneficial ownership. Includes 100,000 shares subject to options which are exercisable of GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, the holder will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date.

(11) Includes 26,667 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, the holder will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date.

(12) Includes 576,001 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, the holder will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date.

(13) Includes 20,210 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, the holder will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date.

(14) Includes 53,001 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, the holder will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date.

(15) Includes the number of shares of GI Common Stock which were held by the trustee of the Savings Plan and were allocated to the individual's respective account under the Savings Plan as of May 30, 1997 as follows:
    Edward D. Breen, 2,602 shares; Charles T. Dickson, 1,683 shares; Thomas A. Dumit, 2,871 shares; Richard S. Friedland, 10,929 shares; and Richard C. Smith, 4,091 shares.

(16) Includes 1,222,291 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, the holder will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held as of the Distribution Record Date. Includes an aggregate of 38,907 shares of GI Common Stock which were held by the trustees of the Savings Plan and were allocated to the current officers' respective accounts under the Savings Plan as of May 30, 1997. Also includes 670 shares of GI Common Stock which were held by the trustee of the CommScope Savings Plan and were allocated to the account of Frank M. Drendel under the CommScope Savings Plan as of May 30, 1997.

                            MANAGEMENT OF COMMSCOPE

BOARD OF DIRECTORS OF COMMSCOPE

    Prior to the Distribution Date, NextLevel Systems Delaware, as sole stockholder of CommScope, expects to elect the persons identified below to the Board of Directors of CommScope (the "CommScope Board"). Certain individuals listed below, and identified with an asterisk, are currently directors of the Company and will resign from the Board of Directors of the Company effective as of the Distribution Date. The CommScope Board will be divided into three classes. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years.

    The following table sets forth names, in alphabetical order, and information as to the persons who are expected to serve as directors of CommScope after the Distribution.

NAME, AGE AND CURRENT                          INITIAL TERM
PRINCIPAL OCCUPATION                             EXPIRES                           INFORMATION
------------------------------------------  ------------------  -------------------------------------------------

Edward D. Breen, 41                                   1999      Edward D. Breen became President of the Company's
  Vice President and President, Broadband                       Broadband Networks Group in February 1996 and
  Networks Group                                                Vice President of the Company in November 1994.
                                                                He was Executive Vice President, Terrestrial
                                                                Systems, from October 1994 to January 1996 and
                                                                Senior Vice President of Sales from June 1988 to
                                                                October 1994.

Frank M. Drendel, 52                                  2000      Frank M. Drendel served as a director of GI
  President and Chief Executive Officer,                        Delaware and its predecessors from 1987 to March
  CommScope NC                                                  1992, when he was elected to serve as a director
                                                                of the Company. He has served as Chairman and
                                                                President of CommScope NC since 1986 and has
                                                                served as Chief Executive Officer of CommScope NC
                                                                since 1976.

Nicholas C. Forstmann, 50                             2000      Nicholas C. Forstmann served as a director of GI
  General Partner, Forstmann                                    Delaware from August 1990 to March 1992, when he
  Little & Co.                                                  was elected to serve as a director of the
                                                                Company. He has been a General Partner of FLC
                                                                Partnership, L.P., the General Partner of
                                                                Forstmann Little & Co., since he co-founded
                                                                Forstmann Little & Co. in 1978. He is a director
                                                                of Gulfstream Aerospace Corporation.

George N. Hutton, Jr., 67                             1998      George N. Hutton, Jr. is and has been a private
  Private Investor                                              investor for more than 10 years. He is a retired
                                                                director of Sprint Corporation and of M/A Comm
                                                                Inc.

NAME, AGE AND CURRENT                          INITIAL TERM
PRINCIPAL OCCUPATION                             EXPIRES                           INFORMATION
------------------------------------------  ------------------  -------------------------------------------------
James N. Whitson, 62                                  1999      James N. Whitson has served as a director of
  Executive Vice President and Chief                            Sammons Enterprises, Inc. ("SEI"), a
  Operating Officer of Sammons                                  privately-owned company engaged in life
  Enterprises, Inc.                                             insurance, industrial and oil field distribution,
                                                                equipment sales and rentals, and bottled water,
                                                                since 1973 and as Executive Vice President and
                                                                Chief Operating Officer of SEI since 1989. He
                                                                served as Chief Executive Officer of Sammons
                                                                Communications, Inc., a subsidiary of SEI, from
                                                                1973 to 1996. He is a director/trustee of the
                                                                Seligman Group of Investment Companies and a
                                                                director of C-SPAN and Red Man Pipe and Supply
                                                                Company.

COMPENSATION OF DIRECTORS

    Employee directors will not receive additional compensation for serving on the CommScope Board. Non-employee directors will receive an annual retainer of $25,000, and committee chairmen will receive an additional $5,000 annual retainer. The non-employee directors' remuneration will be paid annually, unless payment is deferred. In addition, each director, upon election to the CommScope Board, will receive 1,000 shares of restricted CommScope Common Stock which will be vested immediately and will be granted an option to purchase 20,000 shares of CommScope Common Stock at an exercise price per share equal to the fair market value on the date of grant, which option becomes exercisable with respect to one-third of the underlying shares on each of the first three anniversaries of the grant date. If a director remains in office, a similar option will be granted every three years.

COMMITTEES OF THE BOARD OF DIRECTORS

    CommScope will have Audit, Compensation and Executive Committees of the Board. Members of the Audit and Compensation Committees will not be employees of CommScope.

    AUDIT COMMITTEE. The Audit Committee's principal functions will be to review the scope of the annual audit of CommScope by its independent auditors, review the annual financial statements of CommScope and the related audit report as prepared by the independent auditors, recommend the selection of independent auditors each year and review any non-audit fees paid to the independent auditors. The members of the Audit Committee will be non-employee directors appointed by the CommScope Board after the Distribution.

    COMPENSATION COMMITTEE. The Compensation Committee will administer the stock option and incentive plans of CommScope, and in this capacity it will make or recommend option grants or awards under these plans. In addition, the Committee will make recommendations to the CommScope Board with respect to the compensation of the Chief Executive Officer and will determine the Compensation of the other senior executives. The Committee will also recommend the establishment of policies dealing with various compensation and employee benefit plans for CommScope. The members of the Compensation Committee will be non-employee directors appointed by the CommScope Board after the Distribution.

    EXECUTIVE COMMITTEE

    The Executive Committee will have the authority to exercise all powers and authority of the CommScope Board that may be lawfully delegated to it under Delaware law. It may meet between regularly scheduled CommScope Board meetings to take such action as is necessary for the efficient operation of the Company. The members of the Executive Committee will be appointed by the CommScope Board after the Distribution.

EXECUTIVE OFFICERS

    Set forth below is certain information with respect to the persons who are expected to serve as executive officers of CommScope immediately following the Distribution.

                                                                      BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE                                  AGE                     AN EXECUTIVE OFFICER OF COMMSCOPE
------------------------------------------      ---      ---------------------------------------------------------------
Frank M. Drendel                                    52   Frank M. Drendel has served as Chairman and President of
  Chairman and Chief Executive Officer                   CommScope NC since 1986 and has served as Chief Executive
                                                         Officer of CommScope NC since 1976. He has served as a director of GI Delaware and its predecessors from 1987 to March 1992, when he was elected to serve as a director of the Company.

Jearld L. Leonhardt                                 48   Jearld L. Leonhardt has been Executive Vice President, Finance
  Executive Vice President, Finance and                  and Administration, and Treasurer of CommScope NC since 1983.
  Administration, and Treasurer

William R. Gooden                                   55   William R. Gooden has been Senior Vice President and Controller
  Senior Vice President and Controller                   of CommScope NC since 1996 and was Vice President and
                                                         Controller from 1991 to 1996.

Larry W. Nelson                                     54   Larry W. Nelson has been Executive Vice President, Development
  Executive Vice President, Development                  of CommScope NC since 1997. From 1988 to 1997, he was Executive
                                                         Vice President and General Manager of the Cable TV Division of
                                                         CommScope NC.

Brian D. Garrett                                    48   Brian D. Garrett was appointed Executive Vice President
  Executive Vice President, Operations                   Operations of CommScope NC in 1997. From 1996 to 1997, he was
                                                         Executive Vice President and General Manager of the Network
                                                         Cable Division of CommScope NC and Vice President and General
                                                         Manager of the Network Cable Division from 1986 to 1996.

Frank J. Logan                                      54   Frank J. Logan has been Executive Vice President, International
  Executive Vice President, International                of CommScope NC since 1996. From 1989 to 1996, he was Vice
                                                         President, International of CommScope NC.

Gene W. Swithenbank                                 57   Gene W. Swithenbank has been Executive Vice President, Sales
  Executive Vice President, Sales and                    and Marketing for CommScope NC since 1997 and Executive Vice
  Marketing                                              President, CATV Sales and Marketing since 1996. From 1992 to
                                                         1996, Mr. Swithenbank was Senior Vice President CATV Sales of
                                                         CommScope NC.

Randall Crenshaw                                    40   Randall Crenshaw has been Executive Vice President,
  Executive Vice President,                              Procurement/Logistics of CommScope NC since 1997. From 1994 to
  Procurement/Logistics                                  1997, Mr. Crenshaw was Vice President Operations for the
                                                         Network Cable Division of CommScope NC. Prior to that time, Mr.
                                                         Crenshaw has held various positions with CommScope NC since
                                                         1985.

Frank B. Wyatt, II                                  34   Frank B. Wyatt, II has been Vice President of CommScope NC
  Vice President, General Counsel and                    since May 1997 and has been General Counsel and Secretary of
  Secretary                                              CommScope NC since April 1996. From 1987 to March 1996, he was an attorney with the law firm of Bell, Seltzer, Park & Gibson,
                                                         P.A.

EXECUTIVE OFFICER COMPENSATION

    SUMMARY OF COMPENSATION. CommScope Table I below sets forth a summary of the compensation paid by the Company for the last three fiscal years to the persons expected to be the Chief Executive Officer of CommScope and the four additional most highly compensated executive officers of CommScope (based on their historical compensation from the Company).

COMMSCOPE TABLE I

                      COMMSCOPE SUMMARY COMPENSATION TABLE

                                                                                                                 LONG-TERM
                                                                                                               COMPENSATION
                                                                            ANNUAL COMPENSATION                   AWARDS
                                                              -----------------------------------------------  -------------
                                                                                                 SECURITIES
NAME AND                                                                                         UNDERLYING      ALL OTHER
PRINCIPAL POSITION                                              YEAR       SALARY    BONUS(A)   OPTIONS(#)(B)  COMPENSATION
------------------------------------------------------------  ---------  ----------  ---------  -------------  -------------

Frank M. Drendel............................................       1996  $  410,016  $  93,275       24,000      $  17,976(c)
  President and Chief Executive Officer                            1995     410,016    114,185       24,000         19,937
                                                                   1994     398,808    163,757       72,000         17,154

Jearld L. Leonhardt.........................................       1996  $  185,025  $  51,224       --          $  17,198(c)
  Executive Vice President, Finance and Administration, and        1995     179,400     17,456       20,800         22,329
  Treasurer                                                        1994     172,280     40,244       10,400         16,573

Larry W. Nelson.............................................       1996  $  205,092  $  71,208       --          $  17,224(c)
  Executive Vice President, Development                            1995     198,912     22,119       31,200         23,059
                                                                   1994     191,012     54,506       15,400         16,151

Brian D. Garrett............................................       1996  $  169,842  $  37,866       --          $  16,603(c)
  Executive Vice President, Operations                             1995     156,864     71,457       21,600         21,884
                                                                   1994     150,644     38,775       10,400         16,815

Frank J. Logan..............................................       1996  $  143,898  $  37,471       --          $  15,113(c)
  Executive Vice President, International                          1995     127,368     10,622       15,200         18,237
                                                                   1994     122,308     25,073        6,900         13,599

------------------------

 (a) Amounts reported for 1996 reflect cash bonus awards paid pursuant to the Annual Incentive Plan in 1997 with respect to performance in 1996. Amounts reported for 1995 reflect cash bonus awards paid pursuant to the Annual Incentive Plan in 1996 with respect to performance in 1995. Amounts reported for 1994 reflect cash bonus awards paid pursuant to the Annual Incentive Plan in 1995 with respect to performance in 1994.

 (b) Reflects the number of shares of GI Common Stock underlying options granted. All of the options were granted pursuant to the 1993 Long-Term Incentive Plan. Each grant set forth for 1994 was made in connection with the cancellation of an option to purchase the same number of shares, previously granted in 1994. Those options granted and subsequently canceled in 1994, are not reflected in the table for the named executive officer.

 (c) Reflects (i) the matching contribution under the CommScope Savings Plan in the amount of $2,733, $2,759, $2,718, $2,244 and $1,878 for 1996 on behalf of Messrs. Drendel, Leonhardt, Nelson, Garrett and Logan, respectively, (ii) the allocation of $13,813, $13,813, $13,813, $13,813 and $12,790 to the
    account of Messrs. Drendel, Leonhardt, Nelson, Garrett and Logan, respectively, under the CommScope Savings Plan for 1996 and (iii) payment by CommScope NC in 1996 of premiums of $1,430,

    $626, $693, $546 and $445 for term life insurance on behalf of Messrs. Drendel, Leonhardt, Nelson, Garrett and Logan, respectively.

STOCK OPTIONS

    GRANT OF OPTIONS. CommScope Table II below sets forth information with respect to grants of options to purchase GI Common Stock during the year ended December 31, 1996 to the executives listed in CommScope Table I. These grants were made pursuant to the 1993 Long-Term Incentive Plan and are reflected in CommScope Table I.

COMMSCOPE TABLE II

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
                             ------------------------------------------------------------------------  VALUE AT ASSUMED ANNUAL
                                                   PERCENT OF TOTAL                                      RATES OF STOCK PRICE
                                  NUMBER OF             OPTIONS                                        APPRECIATION FOR OPTION
                                 SECURITIES           GRANTED TO         EXERCISE                                TERM
                             UNDERLYING OPTIONS      EMPLOYEES IN          PRICE                       ------------------------
NAME                             GRANTED(#)         FISCAL YEAR(A)       ($/SH)(B)    EXPIRATION DATE    5%($)        10%($)
---------------------------  -------------------  -------------------  -------------  ---------------  ----------  ------------
Frank M. Drendel...........          24,000(c)               1.3         $   27.25         2/14/06     $  412,020  $  1,039,860
Jearld L. Leonhardt........          --                   --                --              --             --           --
Larry W. Nelson............          --                   --                --              --             --           --
Brian D. Garrett...........          --                   --                --              --             --           --
Frank J. Logan.............          --                   --                --              --             --           --

------------------------
 (a) Percentages included are based on a total of 1,789,676 options granted to 245 employees of the Company during 1996.

 (b) These options were cancelled as of January 10, 1997, and new options in respect of the same number of shares ("repriced options") were granted as of such date at an exercise price of $23.125 per share, the closing market price per share of the GI Common Stock on such date. The repriced options will become exercisable with respect to one-third of the shares covered thereby on each of the following dates: July 10, 1997, January 10, 1998 and January 10, 1999. The price reported here is the exercise price on the date of grant which equaled the closing market price per share of GI Common Stock on the date of grant.

 (c) The option becomes exercisable with respect to one-third of the shares covered thereby on February 14 in each of 1997, 1998 and 1999.

    AGGREGATED OPTION EXERCISES AND YEAR-END VALUE. The following table sets forth as of December 31, 1996, for each of the executives listed in CommScope Table I (i) the total number of shares received upon exercise of options during 1996, (ii) the value realized upon such exercise, (iii) the total number of unexercised options to purchase GI Common Stock (exercisable and unexercisable) and (iv) the value of such options which were in-the-money at December 31, 1996 (based on the difference between the closing price of GI Common Stock at December 31, 1996 and the exercise price of the option on such date).

COMMSCOPE TABLE III

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-
                                                                  STOCK                  THE-MONEY STOCK
                                                                 OPTIONS                    OPTIONS AT
                                SHARES                    AT FISCAL YEAR-END(#)       FISCAL YEAR-END($)(A)
                              ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                          EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Frank M. Drendel............      17,000    $ 272,000       56,000        72,500     $  --        $    49,938
Jearld L. Leonhardt.........      --           --           21,366        21,084        44,063         22,031
Larry W. Nelson.............      10,800      187,650       20,665        31,335        --             31,725
Brian D. Garrett............      --           --           19,333        20,467        30,550         15,275
Frank J. Logan..............      --           --           15,516        14,384        34,369         11,456

------------------------

 (a) Based on the difference between the closing price of $21.75 per share at December 31, 1996, as reported on the NYSE Composite Tape and the exercise price of the option on such date.

COMMSCOPE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    CommScope NC maintains the CommScope Supplemental Executive Retirement Plan (the "CommScope SERP") for the benefit of certain executives of CommScope NC and its subsidiaries. The CommScope SERP provides for the payment of a monthly retirement (or early retirement) benefit to participants who retire from CommScope NC on or after age 65 (or, for early retirement benefits, on or after age 55 with ten years of service). All individuals who were participants in the CommScope SERP on August 22, 1990, including Messrs. Drendel, Leonhardt, Nelson, Garrett and Logan, are fully vested in their benefits under the CommScope SERP and, thus, could retire prior to attaining age 65 (or age 55 in the case of early retirement) and receive a deferred benefit.

    The benefits provided under the CommScope SERP are payable over 15 years and are equal to a specified percentage, which does not exceed 50%, of the participant's highest consecutive 12 months earnings during the participant's final 60 months of employment. Early retirement benefits are subject to actuarial reductions. Based on compensation earned for the calendar year which ended December 31, 1996, the estimated annual benefit payable to Messrs. Drendel, Leonhardt, Nelson, Garrett and Logan on or after attaining age 65 are $136,671, $61,674, $68,363, $63,280 and $47,895.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

    See "The Annual Meeting Proposals--Proposal Five: Election of
Directors--Employment Arrangements" for a description of the employment agreement between the Company, CommScope NC and Mr. Drendel.

    Effective with the Distribution, CommScope is expected to enter into severance protection agreements with its executive officers and is also expected to adopt a severance protection plan. Both the agreements and the plan are expected to be substantially similar to the agreements and plan adopted by the Company. See "Severance Protection and Other Agreements."

THE COMMSCOPE 1997 LONG-TERM INCENTIVE PLAN

    GENERAL

    The CommScope Incentive Plan is expected to be adopted by the CommScope Board and NextLevel Systems Delaware, as sole stockholder of CommScope, prior to the Distribution. The CommScope

Incentive Plan will provide for granting of options, stock appreciation rights, restricted stock, performance units, performance shares and phantom stock to employees of CommScope and its subsidiaries and granting of options to non-employee directors of CommScope (collectively or individually, "CommScope Awards").

    One of CommScope's principal methods to attract and retain key employees will be the grant of Options pursuant to the CommScope Incentive Plan. CommScope believes that it is in its best interests to grant Options in order (i) to attract and retain key employees and (ii) to provide additional incentive and reward opportunities to current employees to encourage them to enhance the profitable growth of CommScope.

    The principal provisions of the CommScope Incentive Plan are summarized below. This summary, however, does not purport to be complete and is qualified in its entirety by the terms of the CommScope Incentive Plan which has been filed as an exhibit to the Registration Statement of which this Proxy Statement is a part. All capitalized terms used below have the meaning set forth in the CommScope Incentive Plan, unless otherwise indicated.

    PURPOSE OF THE COMMSCOPE INCENTIVE PLAN

    The CommScope Board believes that the CommScope Awards will provide a means by which key employees and directors of CommScope and its subsidiaries can acquire and maintain stock ownership, thereby strengthening their commitment to the success of CommScope and its subsidiaries and their desire to remain employed by CommScope and its subsidiaries, focusing their attention on managing CommScope as an equity owner, and aligning their interests with those of CommScope's stockholders. The CommScope Incentive Plan also is intended to attract and retain key employees and to provide those employees with additional incentive and reward opportunities designed to encourage them to enhance the profitable growth of CommScope and its subsidiaries.

    DESCRIPTION OF THE COMMSCOPE INCENTIVE PLAN

    The CommScope Incentive Plan will be administered by the Committee initially consisting of at least two directors of CommScope who are "nonemployee directors" within the meaning of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, but the number of directors on the Committee may be changed in accordance with law. In addition, with respect to CommScope Awards to be granted to participants who are not subject to Section 16 of the Exchange Act, the authority of the Committee may be exercised by the full Board or by a committee, consisting of at least one individual, appointed by the Board. The Committee will (i) select those employees to whom CommScope Awards will be granted, and
(ii) determine the type, the size and the terms and conditions of CommScope Awards, including the per share purchase price of restricted stock and Options, the vesting provisions of restricted stock, phantom stock and Options, and the restrictions or performance criteria relating to restricted stock, phantom stock, performance units and performance shares. The Committee will also construe and interpret the CommScope Incentive Plan. The Committee will have the authority to cancel outstanding CommScope Awards and make adjustments to outstanding CommScope Awards with the consent of the Grantee and to accelerate the exercisability of CommScope Awards or to waive the restrictions and conditions applicable to CommScope Awards.

    The maximum number of shares of CommScope Common Stock with respect to which Options and stock appreciation rights may be granted to any individual over the term of the plan is 440,000, in addition to any shares covered by Substitute Options held by the individual. The maximum number of shares of CommScope Common Stock that may be made the subject of CommScope Awards granted under the CommScope Incentive Plan will be the number of shares necessary to issue Substitute Options under the CommScope Incentive Plan plus 2,200,000. In the event of any Change in Capitalization, however, the Committee may adjust the maximum number and class of shares with respect to which CommScope

Awards may be granted, the number and class of shares which are subject to outstanding CommScope Awards and the purchase price therefor. In addition, if any CommScope Award is canceled or expires or terminates without having been exercised, the shares of CommScope Common Stock subject to that CommScope Award again become available for grant under the CommScope Incentive Plan. Of the total number of shares allotted under the CommScope Incentive Plan, not more than one-third may be used for restricted stock and phantom stock CommScope Awards.

    ELIGIBILITY. Any of CommScope's and its subsidiaries' approximately 2,600 employees and any of CommScope's non-employee directors is eligible to participate in the CommScope Incentive Plan.

    OPTIONS. Pursuant to the CommScope Incentive Plan, the Committee will grant to each non-employee director of CommScope Nonqualified Stock Options to purchase 20,000 shares of CommScope Common Stock in connection with his or her initial election of the Board. Options to be granted to non-employee directors in connection with their initial election as directors of CommScope will be subject to the following terms. Each Option granted to a nonemployee director will be exercisable with respect to one-third of the underlying shares on each of the first, second and third anniversaries of the Grant Date. If a director ceases to serve as a director of CommScope for any reason, the Option will be exercisable, during the remaining term of the Option, to the extent that the Option was exercisable on the date the director ceases to serve as a director. The CommScope Incentive Plan also provides for additional CommScope Awards of Options in respect of 20,000 shares of CommScope Common Stock on each third anniversary of each non-employee director's first appointment to the Board, if such non-employee director is still serving on the Board.

    In addition, the Committee may grant Nonqualified Stock Options and Incentive Stock Options to any eligible employee of CommScope or its subsidiaries. The per share exercise price of the Options is fixed by the Committee when the Options are granted and must be at least, and in the case of Options granted to non-employee directors will be, 100% of the Fair Market Value of the CommScope Common Stock on the Option Grant Date (110% in the case of an Incentive Stock Option granted to a 10% Owner).

    Each Option (other than Options granted to non-employee directors) will be exercisable at the times and in the installments determined by the Committee, commencing not earlier than the first anniversary of the Option Grant Date. All outstanding Options will become fully exercisable upon a Change of Control. In addition, the Committee reserves the authority to accelerate the exercisability of any Option (other than Options granted to non-employee directors). Each Option terminates at the time determined by the Committee, except that the term of each Option may not exceed, and in the case of Options granted to non-employee directors will be, ten years (five years in the case of an Incentive Stock Option granted to a 10% Owner). Options are not transferable by the Grantee except by will or the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) and may be exercised during the Grantee's lifetime only by the Grantee or the Grantee's guardian or legal representative. In the discretion of the Committee, the purchase price for shares acquired pursuant to the exercise of an Option may be paid (i) in cash, (ii) by transferring shares of restricted or unrestricted CommScope Common Stock to CommScope, or (iii) by a combination of the foregoing.

    STOCK APPRECIATION RIGHTS. The CommScope Incentive Plan permits the granting of stock appreciation rights to employees of CommScope or a Subsidiary in connection with an Option or other CommScope Award or as a freestanding right. A stock appreciation right permits the Grantee to receive, upon exercise of the stock appreciation right, cash and/or shares, at the discretion of the Committee, equal in value to the excess, if any, of the then per share Fair Market Value over the per share Fair Market Value on the Grant Date of the stock appreciation right, multiplied by the number of shares as to which the stock appreciation right is being exercised. When a stock appreciation right is granted, however, the Committee may establish a limit on the maximum amount the Grantee may receive upon exercise of the stock appreciation right. The Committee will decide when each stock appreciation right is granted the time or times when the stock appreciation right will be exercisable, commencing not earlier than the first anniversary of the Grant Date. However, the Committee reserves the authority to thereafter accelerate the exercisability of any stock appreciation right.

    RESTRICTED STOCK. The Committee will determine when each restricted stock CommScope Award is made, the terms of the restricted stock CommScope Award, including the price, if any, to be paid by the Grantee for the restricted stock, the restrictions placed on the shares and the time or times when the restrictions will lapse. In addition, when the restricted stock is granted under the Plan, the Committee may, in its discretion, decide: (i) whether dividends paid on the restricted stock will be remitted to the Grantee or deferred until the restrictions on the restricted stock CommScope Award lapse, (ii) whether any deferred dividends will be invested in additional shares of CommScope Common Stock, (iii) whether interest will be accrued on any dividends not reinvested in additional shares of restricted stock, (iv) whether any stock dividends paid on the restricted stock CommScope Award will be subject to the restrictions applicable to the restricted stock CommScope Award, and (v) whether, and to what extent, the restrictions on the restricted stock shall lapse upon a Change of Control.

    PERFORMANCE UNITS AND PERFORMANCE SHARES. Performance units and performance shares will be awarded as the Committee may determine, and the vesting of performance units and performance shares will be based upon CommScope's attainment of specified performance objectives within the Measuring Period. Performance objectives and the length of the Measuring Period for performance units and performance shares will be determined by the Committee when the CommScope Award is made, but no Measuring Period will be less than one year nor more than five years. Prior to the end of a Measuring Period, the Committee, in its discretion, may adjust the performance objectives to reflect any Change in Capitalization or other event which may materially affect the performance of CommScope or any Subsidiary. The agreements evidencing CommScope Awards of performance units and performance shares will set forth the terms and conditions of the CommScope Awards, including those applicable in the event of the Grantee's Termination of Employment or a Change of Control. Performance units may be denominated in dollars or in shares of CommScope Common Stock, and payments in respect of vested performance units will be made in cash or shares of CommScope Common Stock or any combination of the foregoing, as determined by the Committee. Performance shares are initially denominated in shares of CommScope Common Stock, but the Committee may ultimately settle performance share CommScope Awards in cash, shares of CommScope Common Stock or a combination thereof, at its discretion.

    PHANTOM STOCK. The Committee may grant phantom stock to employees employed outside the United States, subject to the terms and conditions established by the Committee. Upon the vesting of a phantom stock CommScope Award, the Grantee will be entitled to receive a cash payment in respect of each share of phantom stock equal to the Fair Market Value of a share of CommScope Common Stock as of the date the phantom stock CommScope Award was granted or such other date as determined by the Committee when the phantom stock CommScope Award was granted. The Committee may, when a phantom stock CommScope Award is granted, provide a limitation on the amount payable in respect of each share of phantom stock.

    TANDEM AWARDS. The CommScope Incentive Plan provides that the Committee may grant any CommScope Award in tandem with another CommScope Award. Unless otherwise provided by the Committee, upon the exercise, payment or forfeiture of one tandem CommScope Award, the related tandem CommScope Award will be canceled to the extent of the number of shares as to which the tandem CommScope Award is so exercised, paid or forfeited.

    AMENDMENT AND TERMINATION. The CommScope Incentive Plan will terminate on the tenth anniversary of its adoption in 2007. However, the Board of Directors may sooner terminate or amend the CommScope Incentive Plan at any time without stockholder approval, except where stockholder approval is required to retain the favorable tax treatment of Incentive Stock Options under the Code, to qualify the shares offered under the CommScope Incentive Plan for listing on any securities exchange, or is otherwise required by law. The termination of the CommScope Incentive Plan will not affect then outstanding CommScope Awards.

    SUBSTITUTE OPTIONS AND SPIN-OFF SUBSTITUTE OPTIONS UNDER THE COMMSCOPE INCENTIVE PLAN. Effective as of the Distribution, Nonqualified Stock Options will be issued under the CommScope Incentive Plan to officers, key employees and non-employee directors to replace options awarded under the 1993 Long-Term Incentive Plan. In addition, one Former Employee and certain retired directors of General Semiconductor shall also receive Spin-off Substitute Options under the CommScope Incentive Plan. See "The Distribution Proposals--Proposal One: The Distribution--Relationship Among NextLevel Systems, CommScope and General Semiconductor After the Distribution--Employee Benefits Allocation Agreement."

    The terms and conditions of each Substitute Option issued under the CommScope Incentive Plan, including, without limitation, the time or times when, and the manner in which, each shall be exercisable, the duration of the exercise period, the permitted method of exercise, settlement and payment, and the rules that shall apply in the event of the termination of employment, shall be the same as those of the surrendered Company award; provided, however, that the number of shares covered thereby and the exercise price thereof shall be adjusted so as to preserve the economic value of the related Current Options.

    Future CommScope Awards under the CommScope Incentive Plan are not determinable because they are made at the discretion of the Committee.

OWNERSHIP OF COMMSCOPE COMMON STOCK

    CommScope is a wholly owned subsidiary of the Company. CommScope Table IV sets forth information as to the beneficial ownership of CommScope Common Stock as of the Distribution Date (and following the Distribution) as if the Distribution took place on June 10, 1997 by all expected directors and the persons listed in CommScope Table I as well as by directors and executive officers of CommScope as a group and, to the best knowledge of CommScope's management, beneficial owners of 5% or more of CommScope Common Stock after the Distribution. The information in CommScope Table IV is based on the ownership of GI Common Stock as of June 10, 1997 and the number of shares of CommScope Common Stock expected to be distributed to each existing Company stockholder in the Distribution.

COMMSCOPE TABLE IV

                                                                                         % OF SHARES OUTSTANDING
                                                                                                  (NET
                                                               SHARES OF COMMSCOPE         OF TREASURY SHARES)
                                                            COMMON STOCK EXPECTED TO            EXPECTED
NAME                                                        BE BENEFICIALLY OWNED(1)    TO BE BENEFICIALLY OWNED
----------------------------------------------------------  -------------------------  ---------------------------
MBO-IV(2).................................................            3,387,219                      7.41
Instrument Partners(2)....................................            3,849,002                      8.42
Oppenheimer Group, Inc.(3)................................            4,656,883                     10.18
Brinson Partners, Inc.(4).................................            3,768,354                      8.24
J.P. Morgan & Co. Incorporated(5).........................            3,371,067                      7.37
Edward D. Breen(6)........................................               29,256                     *
Frank M. Drendel(7)(14)...................................              117,402                     *
Nicholas C. Forstmann(2)..................................            7,236,221                     15.82
Theodore J. Forstmann(2)..................................            7,236,221                     15.82
Brian D. Garrett(8)(14)...................................                8,640                     *
William R. Gooden(9)(14)..................................                5,497                     *
Winston W. Hutchins(2)....................................            7,236,221                     15.82
George N. Hutton, Jr......................................                  333                     *
Steven B. Klinsky(2)......................................            7,236,221                     15.82
Jearld L. Leonhardt(10)(14)...............................               12,800                     *
Wm. Brian Little(2).......................................            3,849,002                      8.42
Frank J. Logan(11)(14)....................................                7,070                     *
Larry W. Nelson(12)(14)...................................               14,859                     *
John A. Sprague(2)........................................            3,849,002                      8.42
Gene W. Swithenbank(13)(14)...............................                6,136                     *
James N. Whitson..........................................             --                          --
All current directors and officers of CommScope as a group
  (13 persons)(2)(15).....................................            7,441,355                     16.24

------------------------

    * The percentage of shares of CommScope Common Stock expected to be beneficially owned does not exceed one percent of the shares of CommScope Common Stock expected to be outstanding.

  (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of CommScope Common Stock which such person has the right to acquire within 60 days following June 10, 1997. For purposes of computing the percentage of outstanding shares of CommScope Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following June 10, 1997 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Does not include shares of CommScope Common Stock subject to options to be awarded in the future under the CommScope Incentive Plan. For additional information regarding such options see "The Distribution Proposals--Proposal One: The Distribution--Employee Benefits Allocation Agreement" and "--The CommScope 1997 Long-Term Incentive Plan."

  (2) The general partner of Instrument Partners, a New York limited partnership ("Instrument Partners"), is FLC XXII Partnership, a general partnership of which Messrs. Wm. Brian Little, Nicholas C. Forstmann, John A. Sprague, Steven B. Klinsky and Winston W. Hutchins, and TJ/JA L.P., a Delaware limited partnership ("TJ/JA L.P."), are general partners. The general partner of TJ/JA L.P. is Theodore J. Forstmann. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York limited partnership ("MBO-IV"), is FLC Partnership, L.P., a limited partnership of which Messrs. Theodore J. Forstmann, Nicholas C. Forstmann, Steven B. Klinsky, Winston W. Hutchins, Ms. Sandra J. Horbach and Mr. Thomas H. Lister are general partners. Accordingly, each of such individuals and partnerships (other than

      Ms. Horbach and Mr. Lister for the reasons described below) may be deemed the beneficial owners of shares owned by MBO-IV and Instrument Partners in which such individual or partnership is a general partner and, for purposes of this table, such beneficial ownership is included. Ms. Horbach and Mr. Lister do not have any voting or investment power with respect to, or any economic interest in, the shares of CommScope Common Stock held by MBO-IV; and, accordingly, Ms. Horbach and Mr. Lister are not deemed to be the beneficial owners thereof. Theodore J. Forstmann and Nicholas C. Forstmann are brothers. Mr. Little is a special limited partner in FLC Partnership, L.P. and each of FLC Partnership, L.P. and FLC XXII Partnership is a limited partner of Instrument Partners. None of the other limited partners in each of MBO-IV and Instrument Partners is otherwise affiliated with the Company, GI Delaware or Forstmann Little & Co. In the Distribution, MBO-IV and Instrument Partners will each receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date. The address of MBO-IV and Instrument Partners is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

  (3) This information is obtained from a Schedule 13G, dated February 20, 1997, filed with the Commission jointly by Oppenheimer Group, Inc. ("Oppenheimer") and Oppenheimer Capital. Oppenheimer reports beneficial ownership of 13,970,650 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. Oppenheimer Capital, a registered investment advisor and a subsidiary of Oppenheimer, reports beneficial ownership of 13,929,450 of such shares and claims shared voting power and shared dispositive power with respect to all 13,929,450 shares. The Schedule 13G states that: Oppenheimer is a holding and service company owning a variety of companies engaged in the securities business; 70.78% of the issued and outstanding common stock of Oppenheimer is owned by Oppenheimer & Co., L.P. ("Oppenheimer LP"); and management of the affairs of Oppenheimer's subsidiaries and of certain investment advisory clients, including decisions respecting disposition and/or voting of the shares of GI Common Stock, resides in the respective officers and directors of such companies and is not directed by Oppenheimer or Oppenheimer LP. In the Distribution, Oppenheimer will receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date. The address of the principal business of each of Oppenheimer and Oppenheimer Capital is Oppenheimer Tower, World Financial Center, New York, New York 10281.

  (4) This information is obtained from a Schedule 13G, dated February 12, 1997, filed with the Commission by Brinson Partners, Inc. ("BPI") on behalf of itself, Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBUSA") and Swiss Bank Corporation ("SBC"). BTC is a wholly owned subsidiary of BPI. The Schedule 13G states that: BPI is a wholly owned subsidiary of BHI; BHI is a wholly owned subsidiary of SBUSA; and SBUSA is a wholly owned subsidiary of SBC. BPI reports beneficial ownership of 11,305,062 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. BTC reports beneficial ownership of 2,268,600 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. BHI reports beneficial ownership of 11,305,062 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. SBUSA reports beneficial ownership of 11,406,476 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. SBC reports beneficial ownership of 11,406,476 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. The Schedule 13G states that by virtue of their corporate relationships, SBC, SBUSA, BHI and BPI may be deemed to beneficially own and have the power to dispose and vote or direct the disposition or voting of the GI Common Stock held by BTC and BPI. In the Distribution, BPI will receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date. Each of BPI, BTC and BHI's principal business office is located at 209 South LaSalle, Chicago, Illinois 60604-1295. SBUSA's principal business office is located at 222 Broadway, New York, New York 10038. SBC's principal business office is located at Aeschenplatz 6, CH-4022, Basel, Switzerland.

  (5) This information is obtained from a Schedule 13G, dated January 31, 1997, filed with the Commission by J.P. Morgan & Co. Incorporated ("J.P. Morgan"). J.P. Morgan reports beneficial ownership of 10,113,201 shares as follows: 9,690,046 shares and 423,155 shares where there is a right to acquire. J.P. Morgan claims sole voting power with respect to 6,549,568 shares, shared voting power with respect to 65,105 shares, sole dispositive power with respect to 9,976,366 shares and shared dispositive power with respect to 130,285 shares. In the Distribution, J.P. Morgan will receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date. J.P. Morgan's principal business office is located at 60 Wall Street, New York, New York 10260.

  (6) Includes 85,168 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. Also includes 2,602 shares of GI Common Stock which were held by the trustee of the Savings Plan and were allocated to the account of Edward D. Breen under the Savings Plan as of May 30, 1997.

  (7) Includes 96,500 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, such holder will receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date.

  (8) Includes 25,400 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, such holder will receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date.

  (9) Includes 12,918 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, such holder will receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date.

 (10) Includes 28,584 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, such holder will receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date.

 (11) Includes 19,767 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, such holder will receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date.

 (12) Includes 25,801 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, such holder will receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date.

 (13) Includes 13,668 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, such holder will receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date.

 (14) Includes the number of shares of GI Common Stock which were held by the trustee of the CommScope Savings Plan and were allocated to the individual's respective account under the CommScope Savings Plan as of May 30, 1997 as follows: Frank M. Drendel, 670 shares; Brian D. Garrett, 521 shares; William R. Gooden, 1,916 shares; Jearld L. Leonhardt, 2,769 shares; Frank J. Logan, 445 shares; Larry W. Nelson, 3,076 shares; and Gene W. Swithenbank, 1,241 shares.

 (15) Includes 316,742 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. If any or all of such options are exercised on or prior to the Distribution Record Date, the holder will receive one share of CommScope Common Stock for each three shares of GI Common Stock held as of the Distribution Record Date. Includes an aggregate of 13,715 shares of GI Common Stock which were held by the trustees of the CommScope Savings Plan and were allocated to the current officers' respective accounts under the CommScope Savings Plan as of May 30, 1997. Also includes 2,602 shares of GI Common Stock which were held by the trustee of the Savings Plan and were allocated to the account of Edward D. Breen under the Savings Plan as of May 30, 1997.

                      MANAGEMENT OF GENERAL SEMICONDUCTOR

BOARD OF DIRECTORS OF GENERAL SEMICONDUCTOR

    Immediately prior to the Distribution, all of the current members of the Board of Directors of the Company (other than Steven B. Klinsky) are expected to resign, and be replaced with five new directors. The Board of Directors of General Semiconductor (the "General Semiconductor Board") is expected to consist of six directors after the Distribution.

    The following table sets forth names, in alphabetical order, and information as to the persons who are expected to serve as directors of General Semiconductor after the Distribution:

NAME, AGE AND CURRENT
PRINCIPAL OCCUPATION                                                  INFORMATION
-------------------------------------  --------------------------------------------------------------------------

Steven B. Klinsky, 40                  Steven B. Klinsky served as a director of GI Delaware from August 1990 to
  General Partner, Forstmann Little &  March 1992, when he was elected to serve as a director of the Company. He
  Co.                                  has been a General Partner of FLC Partnership, L.P., the General Partner
                                       of Forstmann Little & Co., since December 1986.

Ronald A. Ostertag, 56                 Ronald A. Ostertag has been Vice President of the Company since February
  Vice President and President, Power  1989 and President of the Power Semiconductor Division since September
  Semiconductor Division               1990.

Ronald Rosenzweig, 59                  Ronald Rosenzweig is President, Chief Executive Officer and a Director of
  President, Chief Executive Officer   Anadigics, Inc. (an electronics company), positions he has held since
  and Director of Anadigics, Inc.      co-founding the company in 1985. From 1968 to 1983, he was President,
                                       Chief Executive Officer and a director of Microwave Semiconductor Corp., a company he co-founded in 1967.

Peter A. Schwartz, 53                  Peter A. Schwartz has been Senior Vice President and Chief Financial
  Senior Vice President and Chief      Officer of Computer Associates International, Inc., a business software
  Financial Officer of Computer        company, since 1987.
  Associates International, Inc.

Samuel L. Simmons, 67                  Samuel L. Simmons was Senior Vice President and Director- Corporate
  Retired                              Development of ITT Corporation from 1987 until his retirement in 1994.
                                       From 1975 to 1985 he was Vice President and General Counsel of Revlon,
                                       Inc. and served on the Revlon Board of Directors. He is a director of
                                       CIGA, S.p.A.

Dr. Gerard T. Wrixon, 56               Dr. Gerard T. Wrixon is a Founder and Director of National
  Director of National                 Microelectronics Research Centre, a research facility sponsored by
  Microelectronics Research Centre     industry and the European Union. He is also a Professor of
                                       Microelectronics at University College, Cork, Ireland. Dr. Wrixon has held teaching and research positions at a number of leading educational institutions and research facilities, including Loyola University, Los
                                       Angeles, and Bell Telephone Laboratories. He is a director of DII Group,
                                       Inc. and Telcom Eireann.

    The Company's Board of Directors is currently divided into three classes, with terms expiring in succeeding years. If Proposal Four is approved by the stockholders, the General Semiconductor Board will not continue to be so classified. See "The Annual Meeting Proposals--Proposal Four: Approval of Amendment to Certificate of Incorporation to Declassify the Board of Directors of the Company."

Accordingly, the proposed directors of General Semiconductor after the Distribution have not been assigned to classes, but will be so assigned if Proposal Four is not approved.

COMPENSATION OF DIRECTORS

    Employee directors will not receive additional compensation for serving on the General Semiconductor Board. Non-employee directors will receive an annual retainer of $25,000 and committee chairmen will receive an additional $5,000 annual retainer. The non-employee directors' remuneration will be paid annually, unless payment is deferred. In addition, each director, upon election to the General Semiconductor Board, will receive 1,000 shares of restricted General Semiconductor Common Stock which will be vested immediately and will be granted an option to purchase 20,000 shares of General Semiconductor Common Stock at an exercise price per share equal to the fair market value on the date of grant, which option becomes exercisable with respect to one-third of the underlying shares on each of the first three anniversaries of the grant date. If a director remains in office, a similar option will be granted every three years.

COMMITTEES OF THE BOARD OF DIRECTORS

    The business of General Semiconductor will be managed under the direction of the General Semiconductor Board. The Company's Board of Directors currently has three standing committees: Executive, Audit and Compensation. General Semiconductor will maintain each such committee after the Distribution. For a description of the principal functions of each such committee, see "The Annual Meeting Proposals--The Board of Directors and Committees of the Board." General Semiconductor will consider nominees to the General Semiconductor Board recommended by stockholders of General Semiconductor in accordance with the current nomination procedures of the Company.

EXECUTIVE OFFICERS

    Set forth below is certain information with respect to the persons who are expected to serve as executive officers of General Semiconductor immediately following the Distribution.

                                                                          BUSINESS EXPERIENCE PRIOR TO BECOMING AN
NAME AND TITLE                                             AGE           EXECUTIVE OFFICER OF GENERAL SEMICONDUCTOR
-----------------------------------------------------      ---      -----------------------------------------------------
Ronald A. Ostertag                                             56   Ronald A. Ostertag has been Vice President of the
  Chairman, President and Chief Executive Officer                   Company since February 1989 and President of the
                                                                    Power Semiconductor Division since September 1990.

Andrew M. Caggia                                               48   Andrew M. Caggia has been Senior Vice President,
  Senior Vice President, Finance                                    Finance of the Power Semiconductor Division since
                                                                    September 1990.

Vincent M. Guercio                                             43   Vincent M. Guercio has been Senior Vice President,
  Senior Vice President, Worldwide Sales and                        Worldwide Sales and Marketing of the Power
  Marketing                                                         Semiconductor Division since January 1992.

W. John Nelson                                                 42   W. John Nelson has been Senior Vice President,
  Senior Vice President, Worldwide Operations                       Worldwide Operations of the Power Semiconductor
                                                                    Division since March 1994. From 1991 to 1994, he was
                                                                    President of GI Taiwan.

                                                                          BUSINESS EXPERIENCE PRIOR TO BECOMING AN
NAME AND TITLE                                             AGE           EXECUTIVE OFFICER OF GENERAL SEMICONDUCTOR
-----------------------------------------------------      ---      -----------------------------------------------------
Stephen B. Paige                                               49   Stephen B. Paige has been Senior Vice President and
  Senior Vice President, General Counsel and                        General Counsel of the Power Semiconductor Division
  Secretary                                                         since May 1997. From April 1995 to May 1997, he was
                                                                    Vice President and General Counsel of Monsanto
                                                                    Business Services, Chicago Region. From January 1992
                                                                    to April 1995, he was Vice President, General Counsel
                                                                    and Secretary of The NutraSweet Company, a wholly
                                                                    owned subsidiary of The Monsanto Company.

John P. Phillips                                               52   John P. Phillips has been Senior Vice President,
  Senior Vice President, Worldwide Technology                       Worldwide Technology of the Power Semiconductor
                                                                    Division since March 1992.

EXECUTIVE OFFICER COMPENSATION

    SUMMARY OF COMPENSATION. General Semiconductor Table I below sets forth a summary of the compensation paid by the Company for the last three fiscal years to the person expected to be the Chief Executive Officer of General Semiconductor and the four additional most highly compensated executive officers of General Semiconductor immediately after the Distribution (based on their historical compensation from the Company).

GENERAL SEMICONDUCTOR TABLE I

                GENERAL SEMICONDUCTOR SUMMARY COMPENSATION TABLE

                                                                                                           LONG-TERM
                                                           ANNUAL COMPENSATION                        COMPENSATION AWARDS
                                           ---------------------------------------------------  --------------------------------
                                                                                                  SECURITIES
NAME AND                                                                        OTHER ANNUAL      UNDERLYING        ALL OTHER
  PRINCIPAL POSITION                         YEAR      SALARY     BONUS(A)    COMPENSATION(B)    OPTIONS(#)(C)    COMPENSATION
-----------------------------------------  ---------  ---------  -----------  ----------------  ---------------  ---------------
Ronald A. Ostertag.......................       1996  $ 320,000   $      --      $       --           30,000        $   5,460(d)
  Chairman, President and Chief Executive       1995    305,000     195,810              --           24,000            5,460
  Officer                                       1994    280,000     110,122              --           72,000            6,516
W. John Nelson...........................       1996  $ 215,209   $      --      $  132,816(e)         7,000        $   5,275(d)
  Senior Vice President, Worldwide              1995    205,981     107,110         197,574(e)        31,200            5,242
  Operations                                    1994    199,506      92,500         220,522(e)        23,600            5,218
Vincent M. Guercio.......................       1996  $ 185,622   $      --      $       --            7,000        $   5,168(d)
  Senior Vice President, Worldwide Sales        1995    176,275      79,106              --           20,245            5,135
  and Marketing                                 1994    165,447      44,700              --            6,960            5,096
Andrew M. Caggia.........................       1996  $ 168,743   $      --      $       --            6,000        $   5,107(d)
  Senior Vice President, Finance                1995    161,277      73,381              --           16,500            5,081
                                                1994    154,249      41,700              --            7,800            5,055
John P. Phillips.........................       1996  $ 165,919   $      --      $       --               --        $   5,097(d)
  Senior Vice President, Worldwide              1995    158,786      72,191              --           17,200            5,072
  Technology                                    1994    153,358      41,500              --            7,000            5,052

------------------------

(a) Amounts reported for 1995 reflect cash bonus awards paid pursuant to the Annual Incentive Plan in 1996 with respect to performance in 1995. Amounts reported for 1994 reflect cash bonus awards paid pursuant to the Annual Incentive Plan in 1995 with respect to performance in 1994.

(b) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(c) Reflects the number of shares of GI Common Stock underlying options granted. All of the options were granted pursuant to the 1993 Long-Term Incentive Plan. Each grant set forth for 1994 was made in connection with the cancellation of an option to purchase the same number of shares, previously granted in 1994.

(d) Reflects payment by the Company in 1996 of (i) premiums for term life insurance of $960, $775, $668, $607 and $597 on behalf of each of Messrs. Ostertag, Nelson, Guercio, Caggia and Phillips, respectively and (ii) the matching contribution for 1996 by the Company under the Savings Plan in the amount of $4,500 for each of Messrs. Ostertag, Nelson, Guercio, Caggia and Phillips.

(e) Reflects relocation costs.

STOCK OPTIONS

    GRANT OF OPTIONS. General Semiconductor Table II below sets forth information with respect to grants of options to purchase GI Common Stock during the year ended December 31, 1996 to the executives listed in General Semiconductor Table I. These grants were made pursuant to the 1993 Long-Term Incentive Plan and are reflected in General Semiconductor Table I.

GENERAL SEMICONDUCTOR TABLE II

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                            POTENTIAL REALIZABLE
                                                             INDIVIDUAL GRANTS                            VALUE AT ASSUMED ANNUAL
                                    --------------------------------------------------------------------    RATES OF STOCK PRICE
                                         NUMBER OF        PERCENT OF TOTAL                                      APPRECIATION
                                        SECURITIES         OPTIONS GRANTED      EXERCISE                      FOR OPTION TERM
                                    UNDERLYING OPTIONS      TO EMPLOYEES          PRICE      EXPIRATION   ------------------------
NAME                                    GRANTED(#)        IN FISCAL YEAR(A)      ($/SH)         DATE        5%($)        10%($)
----------------------------------  -------------------  -------------------  -------------  -----------  ----------  ------------
Ronald A. Ostertag................          30,000(c)               1.7         $   27.25(b)    2/14/06   $  515,025  $  1,299,825
W. John Nelson....................           7,000(d)               0.4             22.50       1/12/06       62,512       250,425
Vincent M. Guercio................           7,000(d)               0.4             22.50       1/12/06       62,512       250,425
Andrew M. Caggia..................           6,000(d)               0.3             22.50       1/12/06       85,050       214,650
John P. Phillips..................              --                   --                --            --           --            --

------------------------
(a) Percentages included are based on a total of 1,789,676 options granted to 245 employees of the Company during 1996.

(b) These options were cancelled as of January 10, 1997, and new options in respect of the same number of shares ("repriced options") were granted as of such date at an exercise price of $23.125 per share, the closing market price per share of the GI Common Stock on such date. The repriced options will become exercisable with respect to one-third of the shares covered thereby on each of the following dates: July 10, 1997, January 10, 1998 and January 10, 1999. The price reported here is the exercise price on the date of grant which equaled the closing market price per share of GI Common Stock on the date of grant.

(c) The option becomes exercisable with respect to one-third of the shares covered thereby on
    February 14 in each of 1997, 1998 and 1999.

(d) The option becomes exercisable with respect to one-third of the shares covered thereby on January 12 in each of 1997, 1998 and 1999.

    AGGREGATED OPTION EXERCISES AND YEAR-END VALUE. The following table sets forth as of December 31, 1996, for each of the executives listed in General Semiconductor Table I (i) the total number of shares received upon exercise of options during 1996, (ii) the value realized upon such exercise, (iii) the total number of unexercised options to purchase GI Common Stock (exercisable and unexercisable) and (iv) the value of such options which were in-the-money at December 31, 1996 (based on the difference between the closing price of GI Common Stock at December 31, 1996 and the exercise price of the option on such date).

GENERAL SEMICONDUCTOR TABLE III

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED    IN-THE-MONEY STOCK OPTIONS
                                                                   STOCK OPTIONS AT                   AT
                                                                  FISCAL YEAR-END(#)        FISCAL YEAR-END($)(A)
                                                              --------------------------  --------------------------
                                     SHARES
                                   ACQUIRED ON      VALUE
NAME                               EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -------------  -----------  -----------  -------------  -----------  -------------
Ronald A. Ostertag..............           --            --       72,000        78,000     $  94,000    $    47,000
W. John Nelson..................           --            --       31,132        40,668        29,375         29,375
Vincent M. Guercio..............        2,500     $  26,250       13,888        25,317        14,688         14,688
Andrew M. Caggia................           --            --       17,450        21,850        39,656         13,219
John P. Phillips................           --            --       12,799        16,201        14,100         14,100

------------------------
(a) Based on the difference between the closing price of $21.75 per share at December 31, 1996, as reported on the NYSE Composite Tape, and the exercise price of the option on such date.

PENSION PLAN AND SERP

    The following table shows, as of December 31, 1996, estimated aggregate annual benefits payable upon retirement at age 65 under the GI Pension Plan and the GI SERP.

                               PENSION PLAN TABLE

                                                                           ESTIMATED ANNUAL BENEFITS
                                                                             UPON RETIREMENT, WITH
AVERAGE ANNUAL BASIC REMUNERATION                                          YEARS OF SERVICE INDICATED
DURING SIXTY CONSECUTIVE CALENDAR                                  ------------------------------------------
MONTHS PRIOR TO RETIREMENT                                         15 YEARS   20 YEARS   25 YEARS   30 YEARS
-----------------------------------------------------------------  ---------  ---------  ---------  ---------
$125,000.........................................................  $  26,057  $  34,742  $  43,428  $  52,114
 150,000.........................................................     31,682     42,242     52,803     63,364
 175,000.........................................................     37,307     49,742     62,178     74,614
 200,000.........................................................     42,932     57,242     71,553     85,864
 225,000.........................................................     48,557     64,742     80,928     97,114
 250,000.........................................................     54,182     72,242     90,303    108,364
 300,000.........................................................     54,182     72,242     90,303    108,364

    The compensation covered by the GI Pension Plan and the GI SERP is substantially that described under the "Salary" column of the Summary Compensation Table. However, pursuant to Section 401(a)(17) of the Code, the maximum amount of compensation that can be considered in computing benefits under the GI Pension Plan for 1996 was $150,000. Under the GI SERP, compensation for 1996 in excess of $150,000, but not exceeding $250,000, is considered in computing benefits. Accordingly, the total compensation covered by the GI Pension Plan and the GI SERP for the calendar year 1996 for each of Messrs. Ostertag, Nelson, Guercio, Caggia and Phillips was $250,000, $215,209 , $185,622 , $168,743 and $165,919 . Credited years of service under both the GI Pension Plan and the GI SERP as of December 31, 1996 are as follows: Mr. Ostertag, 18 years; Mr. Nelson, six years; Mr. Guercio, 22 years, Mr. Caggia, ten years and Mr. Phillips, seven years. Estimated benefits set forth in the Pension Plan Table were calculated on the basis of a single life annuity and Social Security covered compensation as in effect during 1996. Such estimated benefits are not subject to any deduction for Social Security or other offset amounts.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

    The named executive officers listed in General Semiconductor Table I have executed letter agreements which provide for stay, sale and severance payments. See "Severance Protection and Other Agreements."

OWNERSHIP OF GENERAL SEMICONDUCTOR COMMON STOCK

    After the Distribution, the General Semiconductor Common Stock will remain outstanding. General Semiconductor Table IV sets forth information as to the beneficial ownership of General Semiconductor Common Stock as of the Distribution Date (and following the Distribution) as if the Distribution took place on June 10, 1997 by all expected directors and the persons listed in General Semiconductor Table I as well as by directors and executive officers of General Semiconductor as a group and, to the best of General Semiconductor's knowledge, beneficial owners of 5% or more of General Semiconductor Common Stock after the Distribution. The information set forth below does not give effect to the proposed one for four reverse stock split of the General Semiconductor Common Stock. See "The Distribution Proposals-- Proposal Three: Approval of Amendment to Certificate of Incorporation of the Company to Effect a Reverse Stock Split."

GENERAL SEMICONDUCTOR TABLE IV

                                                                 SHARES OF GENERAL        % OF SHARES OUTSTANDING
                                                                SEMICONDUCTOR COMMON           (NET EXPECTED
                                                                STOCK EXPECTED TO BE        OF TREASURY SHARES)
NAME                                                           BENEFICIALLY OWNED(1)     TO BE BENEFICIALLY OWNED
-------------------------------------------------------------  ----------------------  -----------------------------
MBO-IV(2)....................................................         10,161,657                      7.41
Instrument Partners(2).......................................         11,547,008                      8.42
Oppenheimer Group, Inc.(3)...................................         13,970,650                     10.18
Brinson Partners, Inc.(4)....................................         11,305,062                      8.24
J.P. Morgan & Co. Incorporated (5)...........................         10,113,201                      7.37
Andrew M. Caggia(6)(11)......................................             30,856                     *
Nicholas C. Forstmann(2).....................................         21,708,665                     15.82
Theodore J. Forstmann(2).....................................         21,708,665                     15.82
Vincent M. Guercio(7)(11)....................................             26,457                     *
Winston W. Hutchins(2).......................................         21,708,665                     15.82
Steven B. Klinsky(2).........................................         21,708,665                     15.82
Wm. Brian Little(2)..........................................         11,547,008                      8.42
W. John Nelson(8)(11)........................................             43,554                     *
Ronald A. Ostertag(9)(11)....................................            126,092                     *
John P. Phillips(10)(11).....................................             18,167                     *
Ronald Rosenzweig............................................                500                     *
Peter A. Schwartz............................................            --                         --
John A. Sprague(2)...........................................         11,547,008                      8.42
Samuel L. Simmons............................................                100                     *
Dr. Gerard T. Wrixon.........................................            --                         --
All current directors and officers of General Semiconductor
  as a group (12 persons)(2)(12).............................         21,954,391                     15.98

------------------------

* The percentage of shares of General Semiconductor Common Stock expected to be beneficially owned does not exceed one percent of the shares of General Semiconductor Common Stock expected to be outstanding.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of General Semiconductor Common Stock which such person has the right to acquire within 60 days following June 10, 1997. For purposes of computing the percentage of outstanding shares of General Semiconductor Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following June 10, 1997 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) The general partner of Instrument Partners, a New York limited partnership ("Instrument Partners"), is FLC XXII Partnership, a general partnership of which Messrs. Wm. Brian Little, Nicholas C. Forstmann, John A. Sprague, Steven B. Klinsky and Winston W. Hutchins, and TJ/JA L.P., a Delaware limited partnership ("TJ/JA L.P."), are general partners. The general partner of TJ/JA L.P. is Theodore J. Forstmann. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York limited partnership ("MBO-IV"), is FLC Partnership, L.P., a limited partnership of which Messrs. Theodore J. Forstmann, Nicholas C. Forstmann, Steven B. Klinsky, Winston W. Hutchins, Ms. Sandra J. Horbach and Mr. Thomas H. Lister are general partners. Accordingly, each of such individuals and partnerships (other than Ms. Horbach and Mr. Lister for the reasons described below) may be deemed the beneficial owners of shares owned by MBO-IV and Instrument Partners in which such individual or partnership is a general partner and, for purposes of this table, such beneficial ownership is included. Ms. Horbach and Mr. Lister do not have any voting or investment power with respect to, or any economic interest in, the shares of GI Common Stock held by MBO-IV; and, accordingly Ms. Horbach and Mr. Lister are not deemed to be the beneficial owners thereof. Theodore J. Forstmann and Nicholas C. Forstmann are brothers. Mr. Little is a special limited partner in FLC Partnership, L.P. and each of FLC Partnership, L.P. and FLC XXII Partnership is a limited partner of Instrument Partners. None of the other limited partners in each of MBO-IV and Instrument Partners is otherwise affiliated with the Company, General Semiconductor Delaware or Forstmann Little & Co. The address of MBO-IV and Instrument Partners is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

(3) This information is obtained from a Schedule 13G, dated February 20, 1997, filed with the Commission jointly by Oppenheimer Group, Inc. ("Oppenheimer") and Oppenheimer Capital. Oppenheimer reports beneficial ownership of 13,970,650 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. Oppenheimer Capital, a registered investment advisor and a subsidiary of Oppenheimer, reports beneficial ownership of 13,929,450 of such shares and claims shared voting power and shared dispositive power with respect to all 13,929,450 shares. The Schedule 13G states that: Oppenheimer is a holding and service company owning a variety of companies engaged in the securities business; 70.78% of the issued and outstanding common stock of Oppenheimer is owned by Oppenheimer & Co., L.P. ("Oppenheimer LP"); and management of the affairs of Oppenheimer's subsidiaries and of certain investment advisory clients, including decisions respecting disposition and/or voting of the shares of GI Common Stock, resides in the respective officers and directors of such companies and is not directed by Oppenheimer or Oppenheimer LP. The address of the principal business of each of Oppenheimer and Oppenheimer Capital is Oppenheimer Tower, World Financial Center, New York, New York 10281.

(4) This information is obtained from a Schedule 13G, dated February 12, 1997, filed with the Commission by Brinson Partners, Inc. ("BPI") on behalf of itself, Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBUSA") and Swiss Bank Corporation ("SBC"). BTC is a wholly owned subsidiary of BPI. The Schedule 13G states that: BPI is a wholly owned subsidiary of BHI; BHI is a wholly owned subsidiary of SBUSA; and SBUSA is a wholly owned subsidiary of SBC. BPI reports beneficial ownership of 11,305,062 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. BTC reports beneficial ownership of 2,268,600 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. BHI reports beneficial ownership of 11,305,062 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. SBUSA reports beneficial ownership of 11,406,476 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. SBC reports beneficial ownership of 11,406,476 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. The Schedule 13G states that by virtue of their corporate relationships, SBC, SBUSA, BHI and BPI may be deemed to beneficially own and have the power to dispose and vote or direct the disposition or voting of the GI Common Stock held by BTC and BPI. Each of BPI, BTC and BHI's principal business office is located at 209 South LaSalle, Chicago, Illinois 60604-1295. SBUSA's principal business office is located at 222 Broadway, New York, New York 10038. SBC's principal business office is located at Aeschenplatz 6 CH-4022, Basel, Switzerland.

(5) This information is obtained from a Schedule 13G, dated January 31, 1997, filed with the Commission by J.P. Morgan & Co. Incorporated ("J.P. Morgan"). J.P. Morgan reports beneficial ownership of 10,113,201 shares as follows:
    9,690,046 shares and 423,155 shares where there is a right to acquire. J.P. Morgan claims sole voting power with respect to 6,549,568 shares, shared voting power with respect to 65,105 shares, sole dispositive power with respect to 9,976,366 shares and shared dispositive power with respect to 130,285 shares. J.P. Morgan's principal business office is located at 60 Wall Street, New York, New York 10260.

(6) Includes 24,300 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997.

(7) Includes 21,043 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997.

(8) Includes 39,668 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997.

(9) Includes 114,000 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. Also includes 900 shares held by the spouse of Ronald A. Ostertag.

(10) Includes 17,534 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997.

(11) Includes the number of shares which were held by the trustee of the Savings Plan and were allocated to the individual's respective account under the Savings Plan as of May 30, 1997 as follows: Andrew M. Caggia, 6,556 shares; Vincent M. Guercio, 5,414 shares; W. John Nelson, 3,886 shares; Ronald A. Ostertag, 11,082 shares; and John P. Phillips, 633 shares.

(12) Includes 216,545 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. Includes an aggregate of 27,571 shares which were held by the trustees of the Savings Plan and were allocated to the current officers' respective accounts under the Savings Plan as of May 30, 1997.

                 DESCRIPTION OF NEXTLEVEL SYSTEMS CAPITAL STOCK

GENERAL

    Pursuant to NextLevel Systems' Amended and Restated Certificate of Incorporation which will be in effect at the time of the Distribution, the authorized capital stock of NextLevel Systems consists of (i) 400,000,000 shares of NextLevel Systems Common Stock of which approximately 137 million shares will be issued and outstanding upon consummation of the Distribution (based on the number of shares of GI Common Stock outstanding as of June 10, 1997) and (ii) 20,000,000 shares of preferred stock, $.01 par value per share ("NextLevel Systems Preferred Stock"), none of which will be issued and outstanding upon consummation of the Distribution. All outstanding shares of NextLevel Systems Common Stock are, and the shares to be issued in the Distribution will be, validly issued, fully paid and nonassessable.

NEXTLEVEL SYSTEMS COMMON STOCK

    Each holder of NextLevel Systems Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of NextLevel Systems Preferred Stock to elect directors. Subject to the preferential rights of any outstanding series of NextLevel Systems Preferred Stock, and to any restrictions on payment of dividends imposed by the NextLevel Systems Credit Facility, the holders of NextLevel Systems Common Stock will be entitled to such dividends as may be declared from time to time by the NextLevel Systems Board from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive PRO RATA all assets of NextLevel Systems upon the liquidation, dissolution or winding up of NextLevel Systems. Holders of NextLevel Systems Common Stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of NextLevel Systems. Certain provisions of the Certificate of Incorporation and By-Laws of NextLevel Systems which will be in effect at the time of the Distribution may have the effect of making more difficult an acquisition of control of NextLevel Systems in a transaction not approved by NextLevel Systems' Board of Directors. See "Limitations on Changes in Control of NextLevel Systems and CommScope."

    NextLevel Systems intends to list the NextLevel Systems Common Stock on the NYSE under the symbol "NLV."

NEXTLEVEL SYSTEMS PREFERRED STOCK

    The authorized capital stock of NextLevel Systems includes 20,000,000 shares of NextLevel Systems Preferred Stock, none of which are currently issued or outstanding. The NextLevel Systems Board is authorized to divide the NextLevel Systems Preferred Stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The NextLevel Systems Board could, without stockholder approval, issue NextLevel Systems Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of NextLevel Systems Common Stock and which could have certain antitakeover effects.

    In connection with the NextLevel Systems Rights Plan, the NextLevel Systems Board has authorized 400,000 shares of Series A Junior Participating Preferred Stock (the "NextLevel Systems Series A Preferred"). No shares of NextLevel Systems Series A Preferred are outstanding. For a description of the rights, powers and preferences of the NextLevel Systems Series A Preferred, see "--NextLevel Systems Rights Plan."

NEXTLEVEL SYSTEMS RIGHTS PLAN

    The NextLevel Systems Board has adopted the NextLevel Systems Rights Plan pursuant to which, concurrently with or promptly after the Distribution, one right (collectively, the "NextLevel Systems Rights") to purchase one one-thousandth of a share of NextLevel Systems Series A Preferred would be distributed as a dividend for each outstanding share of NextLevel Systems Common Stock at a purchase price of $85.00 per one one-thousandth of a share of NextLevel Systems Series A Preferred, subject to adjustment. The NextLevel Systems Rights are issuable on the terms and subject to the conditions set forth in the NextLevel Systems Rights Plan. No NextLevel Systems Rights will be issued under the NextLevel Systems Rights Plan until the consummation of the Distribution. The NextLevel Systems Rights will expire no later than on the tenth anniversary of the adoption of the NextLevel Systems Rights Plan in 2007. The NextLevel Systems Rights will be exercisable on the earlier to occur of (i) the first date of public announcement that a person or "group" (other than FLC Entities (as defined) to the extent FLC Entities, individually or as a group, beneficially own no more than 20% of the then outstanding NextLevel Systems Common Stock) has acquired beneficial ownership of 15% or more of the outstanding NextLevel Systems Common Stock (except pursuant to a Permitted Offer, as defined) (a "NextLevel Acquiring Person"); and (ii) ten business days (or such later date as the NextLevel Systems Board may determine) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in a person or group becoming a NextLevel Acquiring Person. "FLC Entities" means Instrument Partners, a New York Limited Partnership, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York Limited partnership, Theodore J. Forstmann, Nicholas C. Forstmann, Wm. Brian Little, Steven B. Klinsky, Sandra J. Horbach, Winston W. Hutchins and Thomas H. Lister and their affiliates and associates who or which are considered as one person and references to the FLC Entities include any or all such persons.

    If any person or group becomes a NextLevel Acquiring Person or commences a tender offer upon consummation of which such person or group would become a NextLevel Acquiring Person, each NextLevel Systems Right not owned by such NextLevel Acquiring Person or certain related parties would entitle its holder to purchase, at the NextLevel Systems Right's then current exercise price, shares of NextLevel Systems Common Stock, or, in the discretion of the NextLevel Systems Board, the number of one one-thousandths of a share of NextLevel Systems Series A Preferred having a value of twice the NextLevel Systems Right's exercise price. In addition, if, after a person or group becomes a NextLevel Acquiring Person, NextLevel Systems is involved in a merger or other business combination transaction in which the holders of all of the outstanding NextLevel Systems Common Stock immediately prior to the consummation of the transaction are not the holders of the surviving corporation's voting power or more than 50% of NextLevel Systems' assets or earning power is sold or transferred, each NextLevel Systems Right will entitle its holder to purchase common shares of the acquiring company having a value equal to two times the NextLevel Systems Right's then current exercise price.

    The purchase price payable, and the shares issuable, upon exercise of the NextLevel Systems Rights will be subject to adjustment from time to time as specified in the NextLevel Systems Rights Plan. NextLevel Systems will generally be entitled to redeem the NextLevel Systems Rights in whole, but not in part, at $0.01 per NextLevel Systems Right at any time prior to the earlier to occur of
(i) a person becoming an Acquiring Person or (ii) expiration of the NextLevel Systems Rights.

    Shares of NextLevel Systems Series A Preferred purchasable upon exercise of the NextLevel Systems Rights will not be redeemable. Each Share of NextLevel Systems Series A Preferred will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per share of NextLevel Systems Common Stock. In the event of liquidation of NextLevel Systems, the holders of NextLevel Systems Series A Preferred will be entitled to a minimum preferential liquidation payment of $100.00, provided that they will be entitled to an aggregate payment per share of at least 1,000 times the aggregate payment made per share of NextLevel Systems Common Stock. Each share of NextLevel Systems Series A

Preferred will have one thousand votes, voting together with the NextLevel Systems Common Stock. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the NextLevel Systems Series A Preferred is equivalent to at least six full quarterly dividends, the holders of the NextLevel Systems Series A Preferred will have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of NextLevel Systems Common Stock until all dividends in default on the NextLevel Systems Series A Preferred have been paid in full and dividends for the current dividend period declared and funds therefor set apart.

TRANSFER AGENT

    The Transfer Agent for the NextLevel Systems Common Stock will be ChaseMellon Shareholder Services, L.L.C.

                     DESCRIPTION OF COMMSCOPE CAPITAL STOCK

GENERAL

    Pursuant to CommScope's Amended and Restated Certificate of Incorporation which will be in effect at the time of the Distribution, CommScope's authorized capital stock consists of (i) 300,000,000 shares of CommScope Common Stock of which approximately 45 million shares will be issued and outstanding upon the consummation of the Distribution (based on the number of shares of GI Common Stock outstanding as of June 10, 1997) and (ii) 20,000,000 shares of preferred stock, $.01 par value per share (the "CommScope Preferred Stock"), none of which will be issued and outstanding upon consummation of the Distribution. All outstanding shares of CommScope Common Stock are, and the shares to be issued in the Distribution will be, validly issued, fully paid and nonassessable.

COMMSCOPE COMMON STOCK

    Each holder of CommScope Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of CommScope Preferred Stock to elect directors. Subject to the preferential rights of any outstanding series of CommScope Preferred Stock, and to any restrictions on payment of dividends imposed by the CommScope Credit Facility, the holders of CommScope Common Stock will be entitled to such dividends as may be declared from time to time by the CommScope Board from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive pro rata all assets of CommScope upon the liquidation, dissolution or winding up of CommScope. Holders of CommScope Common Stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of CommScope. Certain provisions of the Certificate of Incorporation and By-Laws of CommScope which will be in effect at the time of the Distribution may have the effect of making more difficult an acquisition of control of CommScope in a transaction not approved by CommScope's Board of Directors. See "Limitations on Changes in Control of NextLevel Systems and CommScope."

    CommScope intends to list the CommScope Common Stock on the NYSE under the symbol "CTV."

COMMSCOPE PREFERRED STOCK

    The authorized capital stock of CommScope includes 20,000,000 shares of CommScope Preferred Stock, none of which are currently issued or outstanding. The CommScope Board is authorized to divide the CommScope Preferred Stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The CommScope Board could, without stockholder approval, issue CommScope Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of CommScope Common Stock and which could have certain antitakeover effects.

    In connection with the CommScope Rights Plan, the CommScope Board has authorized 400,000 shares of Series A Junior Participating Preferred Stock (the "CommScope Series A Preferred"). No shares of CommScope Series A Preferred are outstanding. For a description of the rights, powers and preferences of the CommScope Series A Preferred, see "--CommScope Rights Plan."

COMMSCOPE RIGHTS PLAN

    The CommScope Board has adopted the CommScope Rights Plan pursuant to which, concurrently with or promptly after the Distribution, one right (collectively, the "CommScope Rights") to purchase one one-thousandth of a share of CommScope Series A Preferred would be distributed as a dividend for each outstanding share of CommScope Common Stock at a purchase price of $60.00 per one one-thousandth of a share of CommScope Series A Preferred, subject to adjustment. The CommScope Rights are issuable on the terms and subject to the conditions set forth in the CommScope Rights Plan. No CommScope Rights will be issued under the CommScope Rights Plan until the consummation of the Distribution. The CommScope Rights will expire no later than on the tenth anniversary of the adoption of the CommScope Rights Plan in 2007. The CommScope Rights will be exercisable on the earlier to occur of (i) the first date of public announcement that a person or "group" (other than FLC Entities to the extent FLC Entities, individually or as a group, beneficially own no more than 20% of the then outstanding CommScope Common Stock) has acquired beneficial ownership of 15% or more of the outstanding CommScope Common Stock (except pursuant to a Permitted Offer, as defined) (a "CommScope Acquiring Person"); and (ii) ten business days (or such later date as the CommScope Board may determine) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in a person or group becoming a CommScope Acquiring Person.

    If any person or group becomes a CommScope Acquiring Person or commences a tender offer upon consummation of which such person or group would become a CommScope Acquiring Person, each CommScope Right not owned by such CommScope Acquiring Person or certain related parties would entitle its holder to purchase, at the CommScope Right's then current exercise price, shares of CommScope Common Stock, or, in the discretion of the CommScope Board, the number of one one-thousandths of a share of CommScope Series A Preferred having a value of twice the CommScope Right's exercise price. In addition, if, after a person or group becomes a CommScope Acquiring Person, CommScope is involved in a merger or other business combination transaction in which (i) the holders of all of the outstanding CommScope Common Stock immediately prior to the consummation of the transaction are not the holders of the surviving corporation's voting power or
(ii) more than 50% of CommScope's assets or earning power is sold or transferred, each CommScope Right will entitle its holder to purchase common shares of the acquiring company having a value equal to two times the CommScope Right's then current exercise price.

    The purchase price payable, and the shares issuable, upon exercise of the CommScope Rights will be subject to adjustment from time to time as specified in the CommScope Rights Plan. CommScope will generally be entitled to redeem the CommScope Rights in whole, but not in part, at $0.01 per CommScope Right at any time prior to the earlier to occur of (i) a person becoming a CommScope Acquiring Person or (ii) expiration of the CommScope Rights.

    Shares of CommScope Series A Preferred purchasable upon exercise of the CommScope Rights will not be redeemable. Each share of CommScope Series A Preferred will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per share of CommScope Common Stock. In the event of liquidation of CommScope, the holders of CommScope Preferred will be entitled to a minimum preferential liquidation payment of $100.00, provided that they will be entitled to an aggregate payment per share of at least 1,000 times the aggregate payment made per share of CommScope Common Stock. Each share of CommScope Series A Preferred will have one thousand votes, voting together with the CommScope Common Stock. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the CommScope Preferred is equivalent to at least six full quarterly dividends, the holders of the CommScope Series A Preferred will have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of CommScope Common Stock until all dividends in default on the CommScope Series A Preferred have been paid in full and dividends for the current dividend period declared and funds therefor set apart.

TRANSFER AGENT

    The transfer agent for the CommScope Common Stock will be ChaseMellon Shareholder Services, L.L.C.

                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK

GENERAL

    Pursuant to its Certificate of Incorporation, the Company's authorized capital stock currently consists of (i) 400,000,000 shares of GI Common Stock, and (ii) 20,000,000 shares of preferred stock, par value $.01 per share ("GI Preferred Stock"). As of June 10, 1997, approximately 137 million shares of GI Common Stock were issued and outstanding. All outstanding shares of GI Common Stock are fully paid and nonassessable. No shares of GI Preferred Stock are issued and outstanding. If the Distribution Proposals are approved and the Distribution is consummated, or if Proposal Four is approved, the Certificate of Incorporation of the Company will be amended to change the name of the Company to General Semiconductor, Inc., to effect the one for four reverse stock split of the General Semiconductor Common Stock and to declassify the Board of Directors. No amendments will be made prior to the Distribution with respect to the Company's authorized capital stock.

GI COMMON STOCK

    Each holder of GI Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of GI Preferred Stock to elect directors. Subject to the preferential rights of any outstanding series of GI Preferred Stock and to the restrictions on payment of dividends imposed by the GI Credit Facility, the holders of GI Common Stock will be entitled to such dividends as may be declared from time to time by the Board from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive pro rata all assets of the Company upon the liquidation, dissolution or winding up of the Company. Holders of GI Common Stock have no redemption, conversion rights or preemptive rights to purchase or subscribe for securities of the Company.

    The GI Common Stock is currently listed on the NYSE under the symbol "GIC." The GI Common Stock is expected to continue to be listed on the NYSE following the Distribution; however, its ticker symbol will be changed to "SEM." The trading price of the GI Common Stock will be substantially affected by the Distribution. If Proposal Three is approved, immediately following the Distribution, the Company will effect a one for four reverse stock split of the General Semiconductor Common Stock. See "Risk Factors--Risks Relating to the Distribution--Changes in Trading Prices" and "The Distribution Proposals--Proposal Three: Approval of Amendment to Certificate of Incorporation of the Company to Effect a Reverse Stock Split."

GI PREFERRED STOCK

    The authorized capital stock of the Company includes 20,000,000 shares of GI Preferred Stock, none of which are currently issued or outstanding. The Board is authorized to divide the GI Preferred Stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The Board could, without stockholder approval, issue GI Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of GI Common Stock and which could have certain antitakeover effects.

    In connection with the Company Rights Plan (as defined), the Board of Directors of the Company has authorized 400,000 shares of Series A Junior Participating Preferred Stock (the "Series A Preferred"). No shares of the Series A Preferred are outstanding. For a description of the rights, powers and preferences of the Series A Preferred, see "--The Company Rights Plan."

THE COMPANY RIGHTS PLAN

    The Company has entered into a Rights Agreement (the "Company Rights Plan") with ChaseMellon Shareholder Services, L.L.C., as Rights Agent, with the following terms. The Company Rights Plan will continue in effect after the Distribution, if it occurs. Under the Company Rights Plan, the Board of Directors declared and distributed a dividend of one right (collectively, the "Company Rights") for each outstanding share of GI Common Stock to the stockholders of record as of January 24, 1997. Each Company Right entitles a registered holder to purchase one one-thousandth of a share of Series A Preferred at a purchase price of $100.00 per one one-thousandth of a share of Series A Preferred, subject to adjustment. The Company Rights will expire no later than January 6, 2007. The Company Rights will be exercisable on the earlier to occur of (i) the first date of public announcement that a person or "group" (other than FLC Entities to the extent FLC Entities, individually or as a group, beneficially own no more than 20% of the then outstanding GI Common Stock) has acquired beneficial ownership of 15% or more of the outstanding GI Common Stock (except pursuant to a Permitted Offer, as defined) (an "Acquiring Person"); and (ii) ten business days (or such later date as the Board of Directors of the Company may determine) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person.

    If any person or group becomes an Acquiring Person or commences a tender offer upon consummation of which such person or group would become an Acquiring Person, each Company Right not owned by such Acquiring Person or certain related parties would entitle its holder to purchase, at the General Semiconductor Right's then current exercise price, shares of GI Common Stock, or, in the discretion of the Board of Directors of the Company, the number of one one-thousandths of a share of Series A Preferred having a value of twice the Company Right's exercise price. In addition, if, after a person or group becomes an Acquiring Person, the Company is involved in a merger or other business combination transaction in which (i) the holders of all of the outstanding GI Common Stock immediately prior to the consummation of the transaction are not the holders of the surviving corporation's voting power or (ii) more than 50% of the Company's assets or earning power is sold or transferred, each Company Right will entitle its holder to purchase common shares of the acquiring company having a value equal to two times the Company Right's then current exercise price.

    The purchase price payable, and the shares issuable, upon exercise of the Company Rights Plan are subject to adjustment from time to time as specified in the Company Rights Plan. The Company is generally entitled to redeem the Company Rights in whole, but not in part, at $0.01 per Company Right at any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) expiration of the Company Rights. In the event that a majority of the directors serving on the Board following a meeting of stockholders or stockholder action by written consent are not nominated by the Board of Directors of the Company serving immediately prior to such meeting or action, then for 365 days following such meeting or action the Company Rights may not be redeemed if such redemption is reasonably likely to facilitate a combination or sale of assets or earning power (a "Transaction") with an Acquiring Person or affiliate or associate thereof who has directly or indirectly proposed or nominated a member of the Board of Directors of the Company who is in office at the time the Transaction is being considered.

    Shares of Series A Preferred purchasable upon exercise of the Company Rights will not be redeemable. Each Share of Series A Preferred will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per share of GI Common Stock. In the event of liquidation of the Company, the holders of Series A Preferred will be entitled to a minimum preferential liquidation payment of $100.00, provided that they will be entitled to an aggregate payment per share of at least 1,000 times the aggregate payment made per GI Common Stock. Each share of Series A Preferred will have one thousand votes, voting together with the GI Common Stock. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Series A Preferred is equivalent to at least six full quarterly dividends, the holders of the Series A Preferred will have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of GI Common Stock until all dividends in default on the Series A Preferred have been paid in full and dividends for the current dividend period declared and funds therefor set apart.

TRANSFER AGENT

    The transfer agent for the General Semiconductor Common Stock is ChaseMellon Shareholder Services, L.L.C.

                  PRICE RANGE OF GI COMMON STOCK AND DIVIDENDS

    The GI Common Stock is listed on the NYSE and is traded under the symbol "GIC." The following table sets forth, for the fiscal periods indicated, the high and low sales prices per share of the GI Common Stock as reported on the NYSE Composite Tape. The Company has not paid dividends on the GI Common Stock.

                                                                                                HIGH        LOW
                                                                                              ---------  ---------
1994
  1st Quarter...............................................................................  $  30.875  $  21.500
  2nd Quarter...............................................................................     31.625     21.250
  3rd Quarter...............................................................................     33.000     28.250
  4th Quarter...............................................................................     34.625     26.750
1995
  1st Quarter...............................................................................     36.250     25.625
  2nd Quarter...............................................................................     39.250     30.500
  3rd Quarter...............................................................................     41.625     29.875
  4th Quarter...............................................................................     29.750     18.250
1996
  1st Quarter...............................................................................     28.375     21.000
  2nd Quarter...............................................................................     34.375     26.250
  3rd Quarter...............................................................................     29.375     21.500
  4th Quarter...............................................................................     27.125     18.125
1997
  1st Quarter...............................................................................     25.625     21.000
  2nd Quarter (through June 12, 1997).......................................................     27.375     21.250

    On January 6, 1997, the last trading day before the Company announced that the Board of Directors had approved the Distribution subject to certain conditions, the high and low sales prices for the GI Common Stock on the NYSE Composite Tape were $22.75 and $22.00, respectively. On June 12, 1997, the last trading day for which quotations were available prior to the date of this Proxy Statement, the closing price for the GI Common Stock on the NYSE Composite Tape was $27.25. Stockholders are urged to obtain current trading price information.

           COMPARISON OF RIGHTS OF STOCKHOLDERS OF NEXTLEVEL SYSTEMS,
                      COMMSCOPE AND GENERAL SEMICONDUCTOR

    There will be no material differences between the rights of holders of NextLevel Systems Common Stock and CommScope Common Stock after the Distribution and the current rights of holders of GI Common Stock. However, if Proposal Four is approved, the Company's Certificate of Incorporation will be amended to declassify the Company's Board of Directors and stockholders of the Company would have the right to elect all directors annually rather than one-third of the Board of Directors each year for three-year terms. See "The Annual Meeting Proposals--Proposal Four: Approval of Amendment to Certificate of Incorporation to Declassify the Board of Directors of the Company."

              LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Certificate of Incorporation of each of NextLevel Systems and CommScope which will be in effect at the time of the Distribution and of General Semiconductor provides that a director will not be personally liable to the company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The Certificate of Incorporation and By-Laws of each of NextLevel Systems and CommScope which will be in effect as of the Distribution and of General Semiconductor also provide for indemnification, to the fullest extent permitted by the DGCL, of any person who is or was involved in any manner in any pending, threatened or completed investigation, claim or other proceeding by reason of the fact that such person is or was a director or officer of NextLevel Systems, CommScope or General Semiconductor, as the case may be, or, at the request of such company, is or was serving as a director or officer of another entity, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the investigation, claim or other proceeding. Each of CommScope and NextLevel Systems has entered into, or intends to enter into, agreements to provide indemnification for directors and certain officers in addition to the indemnification provided for in their respective Certificate of Incorporation and By-Laws. These agreements, among other things, will indemnify directors and certain officers to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees) and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the company or another entity for which such person was serving as an officer or director at the request of NextLevel Systems or CommScope, as the case may be. Other than as described herein, there is no pending litigation or proceeding involving a director, officer, employee or other agent of NextLevel Systems or CommScope or any other entity as to which indemnification is being sought from NextLevel Systems or CommScope, and none of NextLevel Systems or CommScope is aware of any pending or threatened litigation that may result in claims for indemnification by a director, officer, employee or other agent. See "Risk Factors--Risks Relating to the Businesses of NextLevel Systems, CommScope and General Semiconductor--Legal Proceedings" and "Business of NextLevel Systems--Legal Proceedings."

             DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    Each of NextLevel Systems, CommScope and General Semiconductor is subject to the provisions of Section 203 ("Section 203") of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (i) the Board of Directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or (ii) on consummation of the transaction that resulted in the stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in certain instances) or (iii) the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    The Certificate of Incorporation of each of NextLevel Systems and CommScope which will be in effect as of the Distribution provides for a classified Board of Directors consisting of three classes. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors will terminate on the date of the 1998 annual meeting of stockholders; the term of the initial Class II directors will terminate on the date of the 1999 annual meeting of stockholders; and the term of the initial Class III directors will terminate on the date of the 2000 annual meeting of stockholders. Beginning in 1998, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors are duly elected and qualified. A director may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote in the election of directors.

    The Certificate of Incorporation of the Company also currently provides for a classified Board of Directors consisting of three classes. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term and until their respective successors are elected and qualified. The Board of Directors of the Company has approved and is recommending that the stockholders approve an amendment to the Certificate of Incorporation of the Company which will eliminate the three classes of directors so that all directors are elected at each annual meeting of stockholders for one-year terms. See "The Annual Meeting Proposals-- Proposal Four: Approval of Amendment to Certificate of Incorporation to Declassify the Board of Directors of the Company."

      LIMITATIONS ON CHANGES IN CONTROL OF NEXTLEVEL SYSTEMS AND COMMSCOPE

    The Certificate of Incorporation of each of NextLevel Systems and CommScope which will be in effect as of the Distribution provides for a classified Board of Directors consisting of three classes serving staggered three-year terms. Such Certificates of Incorporation also provide that a director may be removed only for cause by the affirmative vote of the holders of a majority of the shares entitled to vote for the election of directors. These provisions, when coupled with the provisions in the Certificate of Incorporation and By-Laws of NextLevel Systems and CommScope authorizing the Board of Directors to fill newly created directorships and vacancies on the Board of Directors, will preclude stockholders from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with their nominees. The foregoing provisions, the provisions authorizing the Board of Directors to issue preferred stock without stockholder approval, and the provisions of Section 203 could have the effect of delaying, deferring or preventing a change in control of NextLevel Systems or CommScope, as the case may be, or the removal of existing management.

    In addition, the By-Laws of each of NextLevel Systems and CommScope which will be in effect as of the Distribution establish advance notice procedures for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders (the "Stockholder Notice Procedures").

    The Stockholder Notice Procedures provide that only persons who are nominated by or at the direction of the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of NextLevel Systems or CommScope prior to the meeting at which directors are to be elected, will be eligible for election as directors of NextLevel Systems or CommScope, as the case may be. The Stockholder Notice Procedures also provide that at an annual meeting only such business may be conducted as has been specified in the notice of the meeting given by, or at the direction of, the Board of Directors (or any duly authorized committee thereof) or by a stockholder who has given timely written notice to the Secretary of the corporation of such stockholder's intention to bring such business before such meeting.

    Under the Stockholder Notice Procedures, notice of stockholder nominations to be made or business to be conducted at an annual meeting must be received by the corporation, not less than 60 days nor more than 90 days prior to the date of the annual meeting or, in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, then notice must be received by the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever first occurs. Under the Stockholder Notice Procedures, notice of a stockholder nomination to be made at a special meeting at which directors are to be elected must be received by the corporation not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

    In addition, each of NextLevel Systems and CommScope has adopted a stockholders' rights plan, which, under certain circumstances, would significantly dilute the interest in the company of persons seeking to acquire control of the company without the prior approval of the Board of Directors. See "Description of NextLevel Systems Capital Stock--NextLevel Systems Rights Plan" and "Description of CommScope Capital Stock--CommScope Rights Plan."

                          THE ANNUAL MEETING PROPOSALS

PROPOSAL FOUR: APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO
  DECLASSIFY THE BOARD OF DIRECTORS OF THE COMPANY

    The Board of Directors of the Company has approved and is recommending that the stockholders approve an amendment to Article Fifth of the Company's Certificate of Incorporation which will declassify the Company's Board of Directors. Article Fifth of the Company's Certificate of Incorporation currently provides for three classes of directors with one-third of the directors elected annually to three-year terms. Adoption of the proposed amendment to the Certificate of Incorporation would eliminate the three classes of directors and would transform the Board from one with a staggered-term structure whose directors serve three-year terms and approximately one-third of whose membership is elected each year, to one whose entire membership is elected annually. If Proposal Four is approved, all directors would serve one-year terms. Accordingly, it would be easier for a person or group owning a significant percentage of the Company's voting securities to gain control of the composition of the Company's Board within a single year.

    At the Company's 1996 Annual Meeting of Stockholders, a stockholder proposal was approved by the Company's stockholders (upon the recommendation of the Company's Board of Directors) directing the Board to take the steps necessary to declassify the Company's Board. The proposed amendment to the Company's Certificate of Incorporation is being submitted to the stockholders for approval in accordance with such stockholder proposal. If Proposal Four is approved, it is expected that the amendment will become effective shortly after the Meeting and prior to the Distribution (if it occurs).

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR PROPOSAL FOUR.

PROPOSAL FIVE: ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation currently provides that the Board of Directors is classified into three classes with members of each class holding office for staggered three-year terms. There are currently: four Class II Directors, whose terms expire at the Meeting; two Class I Directors, whose terms expire at the 1999 Annual Meeting of Stockholders; and two Class III Directors, whose terms expire at the 1998 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal). As described above, the Board of Directors of the Company has proposed to amend the Company's Certificate of Incorporation to declassify the Board of Directors of the Company and to provide for the annual election of all directors. If the proposed amendment is approved, all directors elected after the effectiveness of the amendment will serve for one-year terms and will stand for re-election at each Annual Meeting of Stockholders.

    If the stockholders do not approve Proposal One, but do approve Proposal Four, the proposed amendment to the Company's Certificate of Incorporation eliminating the classification of the Company's Board of Directors, proxies will be voted to elect the four nominees for Class II Director listed below, but all of the directors are expected to be nominated for re-election at (or resign as of) the Company's 1998 Annual Meeting of Stockholders. If the stockholders do not approve the proposed amendment, proxies will be voted to elect the four nominees for Class II Director listed below, and the Class I, Class II and Class III Directors will continue to have three-year terms.

    If the stockholders do approve Proposal One, however, all directors of the Company (including the nominees set forth below) other than Steven B. Klinsky are expected to resign from the Board of Directors of the Company effective as of the Distribution Date and are expected to be replaced by five new directors. For biographical information with respect to each individual expected to become a director of General Semiconductor following the Distribution, see "Management of General Semiconductor--Board of Directors of General Semiconductor."

    If any one or more of the nominees is unable to serve for any reason or withdraws from nomination, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. All of the following nominees are present directors of the Company. (Since the 1996 Annual Meeting of the Company, four directors of the Company resigned to pursue other professional endeavors, and not as a result of any disagreement with the Board or management of the Company: Daniel F. Akerson, Robert S. Strauss, Morton H. Meyerson and Felix G. Rohatyn.) Information concerning the nominees for Directors is set forth below.

NOMINEES

    LYNN FORESTER, age 42, has been a director of the Company since February 1995. She has been President and Chief Executive Officer of FirstMark Holdings, Inc., since 1984, and of NetWave, Inc., an Internet company, since 1996. From 1989 to December 1994, she was Chairman and Chief Executive Officer of TPI Communications International, Inc., a radio common carrier and paging company. She is a director of Gulfstream Aerospace Corporation and Vice Chairman of the Corporate Commission on Educational Technology.

    NICHOLAS C. FORSTMANN, age 50, served as a director of GI Delaware from August 1990 to March 1992, when he was elected to serve as a director of the Company. He has been a General Partner of FLC Partnership, L.P., the General Partner of Forstmann Little & Co., since he co-founded Forstmann Little & Co. in 1978. He is a director of Gulfstream Aerospace Corporation.

    RICHARD S. FRIEDLAND, age 46, has been a director of the Company since October 1993. He became President and Chief Operating Officer of the Company in October 1993, Chief Executive Officer of the Company in August 1995 and Chairman of the Board of Directors of the Company in December 1995. He was Chief Financial Officer of the Company and GI Delaware from March 1992 to January 1994 and Vice President, Finance of the Company from May 1991 to October 1993. He was Vice President, Finance and Assistant Secretary of GI Delaware from October 1990 to October 1993 and Vice President and Controller of GI Delaware from November 1988 to January 1994.

    J. TRACY O'ROURKE, age 62, served as a director of GI Delaware from September 1990 to March 1992, when he was elected to serve as a director of the Company. He has been Chairman and Chief Executive Officer of Varian Associates, Inc., a manufacturer of health care systems, semiconductor manufacturing equipment and analytical instruments, since early 1990. He is a director of National Semiconductor Corp.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR EACH OF THE FOREGOING NOMINEES AS DIRECTOR OF THE COMPANY.

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                           MANAGEMENT OF THE COMPANY

    The following table sets forth certain information known by the Company regarding the beneficial ownership of the GI Common Stock, as of June 10, 1997, by each beneficial owner of more than five percent of the outstanding GI Common Stock, by each of the Company's directors, by each of the executives named in the Summary Compensation Table and by all current directors and officers of the Company as a group.

                                                                            NUMBER OF SHARES
                                                                              BENEFICIALLY        PERCENTAGE OF
NAME                                                                            OWNED(1)              CLASS
------------------------------------------------------------------------  --------------------  ------------------
MBO-IV(2)...............................................................        10,161,657                7.41
Instrument Partners(2)..................................................        11,547,008                8.42
Oppenheimer Group, Inc.(3)..............................................        13,970,650               10.18
Brinson Partners, Inc.(4)...............................................        11,305,062                8.24
J.P. Morgan & Co. Incorporated(5).......................................        10,113,201                7.37
Edward D. Breen(6)(9)...................................................            87,770              *
John Seely Brown(7).....................................................            39,000              *
Frank M. Drendel(8).....................................................           352,208              *
Thomas A. Dumit(9)(10)..................................................           138,859              *
Lynn Forester(11).......................................................            27,667              *
Nicholas C. Forstmann(2)................................................        21,708,665               15.82
Theodore J. Forstmann(2)................................................        21,708,665               15.82
Richard S. Friedland(9)(12).............................................           666,392              *
Winston W. Hutchins(2)..................................................        21,708,665               15.82
Steven B. Klinsky(2)....................................................        21,708,665               15.82
Wm. Brian Little(2).....................................................        11,547,008                8.42
Alex M. Mandl...........................................................           --                   --
Ronald A. Ostertag(9)(13)...............................................           126,092              *
J. Tracy O'Rourke(14)...................................................            22,210              *
John A. Sprague(2)......................................................        11,547,008                8.42
All current directors and officers of the Company as a group (17
  persons)(2)(15).......................................................        23,511,809               16.97

------------------------

    * The percentage of shares of GI Common Stock beneficially owned does not exceed one percent of the outstanding shares of GI Common Stock.

  (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of GI Common Stock which such person has the right to acquire within 60 days following June 10, 1997. For purposes of computing the percentage of outstanding shares of GI Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following June 10, 1997 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

  (2) The general partner of Instrument Partners, a New York limited partnership ("Instrument Partners"), is FLC XXII Partnership, a general partnership of which Messrs. Wm. Brian Little, Nicholas C. Forstmann, John A. Sprague, Steven B. Klinsky and Winston W. Hutchins, and TJ/JA L.P. , a Delaware limited partnership ("TJ/JA L.P."), are general partners. The general partner of TJ/JA L.P. is Theodore J. Forstmann. The general partner of Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York limited partnership ("MBO-IV") is FLC Partnership, L.P., a limited partnership of which Messrs. Theodore J. Forstmann, Nicholas C. Forstmann, Steven B. Klinsky, Winston W. Hutchins, Ms. Sandra J. Horbach and Mr. Thomas H.

      Lister are general partners. Accordingly, each of such individuals and partnerships (other than Ms. Horbach and Mr. Lister, for the reasons described below) may be deemed the beneficial owners of shares owned by MBO-IV and Instrument Partners in which such individual or partnership is a general partner and, for purposes of this table, such beneficial ownership is included. Ms. Horbach and Mr. Lister do not have any voting or investment power with respect to, or any economic interest in, the shares of GI Common Stock held by MBO-IV; and, accordingly, Ms. Horbach and Mr. Lister are not deemed to be the beneficial owners thereof. Theodore J. Forstmann and Nicholas C. Forstmann are brothers. Mr. Little is a special limited partner in FLC Partnership, L.P. and each of FLC Partnership, L.P. and FLC XXII Partnership is a limited partner of Instrument Partners. None of the other limited partners in each of MBO-IV and Instrument Partners is otherwise affiliated with the Company, GI Delaware or Forstmann Little & Co. The address of MBO-IV and Instrument Partners is c/o Forstmann Little & Co., 767 Fifth Avenue, New York, New York 10153.

  (3) This information is obtained from a Schedule 13G, dated February 20, 1997, filed with the Commission jointly by Oppenheimer Group, Inc. ("Oppenheimer") and Oppenheimer Capital. Oppenheimer reports beneficial ownership of 13,970,650 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. Oppenheimer Capital, a registered investment advisor and a subsidiary of Oppenheimer, reports beneficial ownership of 13,929,450 of such shares and claims shared voting power and shared dispositive power with respect to all 13,929,450 shares. The Schedule 13G states that: Oppenheimer is a holding and service company owning a variety of companies engaged in the securities business; 70.78% of the issued and outstanding common stock of Oppenheimer is owned by Oppenheimer & Co., L.P. ("Oppenheimer L.P."); and management of the affairs of Oppenheimer's subsidiaries and of certain investment advisory clients, including decisions respecting disposition and/or voting of the shares of GI Common Stock, resides in the respective officers and directors of such companies and is not directed by Oppenheimer or Oppenheimer LP. The address of the principal business of each of Oppenheimer and Oppenheimer Capital is Oppenheimer Tower, World Financial Center, New York, New York 10281.

  (4) This information is obtained from a Schedule 13G, dated February 12, 1997, filed with the Commission by Brinson Partners, Inc. ("BPI") on behalf of itself, Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holdings (USA), Inc. ("SBUSA") and Swiss Bank Corporation ("SBC"). BTC is a wholly owned subsidiary of BPI. The Schedule 13G states that: BPI is a wholly owned subsidiary of BHI; BHI is a wholly owned subsidiary of SBUSA; and SBUSA is a wholly owned subsidiary of SBC. BPI reports beneficial ownership of 11,305,062 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. BTC reports beneficial ownership of 2,268,600 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. BHI reports beneficial ownership of 11,305,062 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. SBUSA reports beneficial ownership of 11,406,476 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. SBC reports beneficial ownership of 11,406,476 shares of GI Common Stock and claims shared voting power and shared dispositive power with respect to all of such shares. The Schedule 13G states that by virtue of their corporate relationships, SBC, SBUSA, BHI and BPI may be deemed to beneficially own and have the power to dispose and vote or direct the disposition or voting of the GI Common Stock held by BTC and BPI. Each of BPI, BTC and BHI's principal business office is located at 209 South LaSalle, Chicago, Illinois 60604-1295. SBUSA's principal business office is located at 222 Broadway, New York, New York 10038. SBC's principal business office is located at Aeschenplatz 6 CH-4022, Basel, Switzerland.

  (5) This information is obtained from a Schedule 13G, dated January 31, 1997, filed with the Commission by J.P. Morgan & Co. Incorporated ("J.P. Morgan"). J.P. Morgan reports beneficial ownership of 10,113,201 shares as follows: 9,690,046 shares and 423,155 shares where there is a right to acquire. J.P. Morgan claims sole voting power with respect to 6,549,568 shares, shared voting power with respect to 65,105 shares, sole dispositive power with respect to 9,976,366 shares and shared dispositive power with respect to 130,285 shares. J.P. Morgan's principal business office is located at 60 Wall Street, New York, New York 10260.

  (6) Includes 85,168 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997.

  (7) Includes 38,000 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997.

  (8) Includes 96,500 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. Includes 670 shares which were held by the trustee of the CommScope Savings Plan and were allocated to Frank M. Drendel's account under the CommScope Savings Plan as of May 30, 1997.

  (9) Includes the number of shares which were held by the trustee of the Savings Plan and were allocated to the individual's respective account under the Savings Plan as of May 30, 1997 as follows: Edward D. Breen, 2,602 shares; Thomas A. Dumit, 2,871 shares; Richard S. Friedland, 10,929 shares; and Ronald A. Ostertag, 11,082 shares.

 (10) Includes 100,000 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. Includes 8,032 shares held by the Thomas A. Dumit Charitable Remainder Trust, dated April 27, 1994, of which Mr. Dumit is the trustee and a beneficiary. Also includes 27,956 shares held by Barbara K. Dumit, the spouse of Thomas A. Dumit, as to which shares Mr. Dumit disclaims beneficial ownership.

 (11) Includes 26,667 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997.

 (12) Includes 576,001 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997.

 (13) Includes 114,000 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. Also includes 900 shares held by the spouse of Ronald A. Ostertag.

 (14) Includes 20,210 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997.

 (15) Includes 1,325,150 shares subject to options which are exercisable for GI Common Stock currently or within 60 days of June 10, 1997. Includes an aggregate of 47,444 shares which were held by the trustees of the Savings Plan and the CommScope Savings Plan and were allocated to the current officers' respective accounts under the Savings Plan or the CommScope Savings Plan as of May 30, 1997.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: Executive, Audit and Compensation. The Company has no nominating or similar committee. Should the Distribution be effected as described in "The Distribution Proposals," the committees of the Board of Directors of the Company will continue to be as set forth below; however, new members will be appointed.

COMMITTEES OF THE BOARD--BOARD MEETINGS

    The Board of Directors of the Company held eight meetings in 1996. Each incumbent director attended 75% or more of the aggregate of (i) meetings of the Board held during the period for which he served as a director and (ii) meetings of all committees held during the period for which he served on those committees, other than John Seely Brown. Average attendance at all such meetings of the Board and committees was approximately 90%.

    The EXECUTIVE COMMITTEE of the Board has the authority, between meetings of the Board of Directors, to exercise all powers and authority of the Board in the management of the business and affairs of the Company that may be lawfully delegated to it under Delaware law. The Executive Committee consists of Richard
S. Friedland, Theodore J. Forstmann and Steven B. Klinsky. The Executive Committee held four meetings in 1996.

    The AUDIT COMMITTEE's principal functions are to review the scope of the annual audit of the Company by its independent auditors, review the annual financial statements of the Company and the related audit report of the Company as prepared by the independent auditors, recommend the selection of independent auditors each year and review audit and any non-audit fees paid to the Company's independent auditors. The audit reports of the Internal Audit Department are also available for review by the Audit Committee, and the head of that department attends Audit Committee meetings and gives reports to and answers inquiries from the Audit Committee. The Audit Committee reports its findings and recommendations to the Board for appropriate action. The Audit Committee is composed of three non-employee directors: J. Tracy O'Rourke, Chairman; John Seely Brown; and Alex M. Mandl. The Audit Committee held three meetings in 1996.

    The COMPENSATION COMMITTEE is responsible for executive compensation, including recommending to the Board of Directors the compensation to be paid to the Chief Executive Officer and determining the compensation for all other executive officers. The Compensation Committee is composed of three non-employee directors: Nicholas C. Forstmann, Chairman; Lynn Forester and J. Tracy O'Rourke. The Compensation Committee held five meetings in 1996.

    The PLAN COMMITTEE administers the 1993 Long-Term Incentive Plan and the Annual Incentive Plan. The Plan Committee is composed of two non-employee directors: Lynn Forester and J. Tracy O'Rourke. The Plan Committee held two meetings in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In connection with the Company's initial public offering in June 1992, the Company's Board of Directors established a Compensation Committee composed of three non-employee directors. Nicholas C. Forstmann, Lynn Forester and J. Tracy O'Rourke served as members of the Compensation Committee during 1996.

    Nicholas C. Forstmann served as President of the Company from June 30, 1990 through March 30, 1992, which was prior to the Company's initial public offering in June 1992. Nicholas C. Forstmann received no compensation from the Company for services rendered in such capacity.

    An affiliate of Forstmann Little & Co. provides aircraft maintenance services to the Company and charged the Company $2.1 million for services in 1996. The Company believes that the terms of these transactions were no less favorable to the Company than the terms which could be obtained from an unrelated third party.

DIRECTOR COMPENSATION

    Prior to July 1993, directors did not receive any fees for serving on the Company's Board of Directors, or any committees thereof, but were reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Company's Board of Directors or committees thereof. In addition, each director who was neither a partner in FLC Partnership, L.P., the general partner of Forstmann Little & Co., nor a current or former officer of the Company or its subsidiaries, was granted an option to purchase 80,000 shares of GI Common Stock in connection with his election to the board of directors of GI Delaware or, after the Company's initial public offering in June 1992, the Board of Directors of the Company.

    Effective as of July 28, 1993 (as adjusted on February 15, 1995 to reflect the two-for-one split of GI Common Stock in August 1994), the Company's Board of Directors approved the following standard compensation arrangements for non-employee directors: (i) each non-employee director receives $1,000 for attending, whether in person or by telephone, each meeting of the Board of Directors or any committees thereof of which he or she is a member and is reimbursed for all actual expenses in connection with attending any meeting of the Board of Directors or any committees thereof of which he or she is a member (limited to the cost of first-class travel on a commercial airline with respect to air travel expenses); (ii) the Company provides, for the benefit of each non-employee director, an insurance policy in the face amount of $200,000, payable in the event of accidental death or dismemberment of the director while in attendance at, or traveling in connection with, a meeting of the Board of Directors or any committee thereof, or while engaged in or traveling in connection with other business of the Company; and (iii) each non-employee director elected on or after July 28, 1993 receives, effective as of the date of such election, a grant of an option to purchase 80,000 shares of GI Common Stock pursuant to the 1993 Long-Term Incentive Plan at an exercise price per share equal to the fair market value of a share of GI Common Stock on the date of grant, which option becomes exercisable with respect to one-third of the underlying shares on each of the first three anniversaries of the date of grant. The Company also requests that each non-employee director directly or indirectly own at least 1,000 shares of GI Common Stock while a director of the Company. The non-employee directors of the Company who are partners of Forstmann Little & Co. have declined to receive any of the foregoing compensation.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's directors and executive officers and holders of more than 10% of the GI Common Stock to file with the Commission reports of ownership and changes in ownership of GI Common Stock and other equity securities of the Company on Forms 3, 4 and 5. The Company undertakes to make such filings on behalf of its directors and officers. Based on written representations of reporting persons and a review of those reports, the Company believes that during the year ended December 31, 1996, its officers and directors and holders of more than 10% of GI Common Stock complied with all applicable Section 16(a) filing requirements.

                       COMPENSATION OF EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

    The following table sets forth individual compensation information for all services rendered in all capacities during the periods described below for the individuals who served as Chief Executive Officer during 1996 and the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) who were serving as executive officers at December 31, 1996. The following table sets forth compensation information for each of those individuals for the years ended December 31, 1996, 1995 and 1994.

                       COMPANY SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                    ANNUAL COMPENSATION                 COMPENSATION
                                                      ------------------------------------------------     AWARDS
                                                                                          SECURITIES    -------------
                                                                                          UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                             YEAR      SALARY     BONUS(A)    OPTIONS(#)(B)  COMPENSATION
----------------------------------------------------  ---------  ---------  -----------  -------------  -------------
Richard S. Friedland................................       1996  $ 750,000   $  --            250,000     $   5,460(c)
  Chairman and Chief Executive Officer                     1995    589,583(d)    214,445(d)      560,000       5,460
                                                           1994    420,000     327,600        270,000         5,460
Frank M. Drendel....................................       1996  $ 410,016   $  93,275         24,000     $  17,976(e)
  Chairman, President and Chief Executive Officer of       1995    410,016     114,185         24,000        19,937
  CommScope and Director of the Company                    1994    398,808     163,757         72,000        17,154

Thomas A. Dumit.....................................       1996  $ 345,000   $  --             42,000     $   5,460(c)
  Vice President, General Counsel and Chief                1995    320,000      89,120         24,000         5,460
  Administrative Officer                                   1994    310,999     134,753         48,000         5,460
Ronald A. Ostertag..................................       1996  $ 320,000   $  --             30,000     $   5,460(c)
  Vice President and President, Power Semiconductor        1995    305,000     195,810         24,000         5,460
  Division                                                 1994    280,000     110,122         72,000         6,516
Edward D. Breen.....................................       1996  $ 300,000   $  62,820         60,000     $   4,568(f)
  Vice President and President, Broadband Networks         1995    227,872      25,339         16,000         3,618
  Group                                                    1994    199,770      95,216        104,000         3,517

------------------------

 (a) Amounts reported for 1996 reflect cash bonus awards paid pursuant to the Annual Incentive Plan in 1997 with respect to performance in 1996. Amounts reported for 1995 reflect cash bonus awards paid pursuant to the Annual Incentive Plan in 1996 with respect to performance in 1995. Amounts reported for 1994 reflect cash bonus awards paid pursuant to the Annual Incentive Plan in 1995 with respect to performance in 1994.

 (b) Reflects the number of shares of GI Common Stock underlying options granted. All of the options were granted pursuant to the 1993 Long-Term Incentive Plan. Each grant set forth for 1994 was made in connection with the cancellation of an option to purchase the same number of shares, previously granted in 1994, except the grant set forth to Mr. Friedland, with respect to which an option to purchase 70,000 shares had previously been granted in 1994 and the remainder had been granted in 1993. Those options granted, and subsequently canceled, in 1994 are not reflected in the table for the named executive officer.

 (c) Reflects payment by the Company in 1996 of (i) premiums for term life insurance of $960 and (ii) the matching contribution for 1996 by the Company under the Savings Plan in the amount of $4,500.

 (d) Reflects compensation of Mr. Friedland for the full year 1995. Effective August 1995, Mr. Friedland was promoted to Chief Executive Officer of the Company. Prior to that date Mr. Friedland was President and Chief Operating Officer. In December 1995, Mr. Friedland also became Chairman of the Board.

 (e) Reflects (i) the matching contribution under the CommScope Savings Plan in the amount of $2,733 for 1996, (ii) the allocation of $13,813 to Mr. Drendel's account under the CommScope Savings Plan for 1996 and (iii) payment by CommScope in 1996 of premiums of $1,430 for term life insurance on behalf of Mr. Drendel.

 (f) Reflects payment by the Company in 1996 of (i) premiums for term life insurance of $960 and (ii) the matching contribution for 1996 by the Company under the Savings Plan in the amount of $3,608.

OPTION GRANTS IN FISCAL YEAR 1996

    The following table sets forth further information with respect to grants of stock options during the year ended December 31, 1996 to the executives listed in the Company Summary Compensation Table. These grants were made pursuant to the 1993 Long-Term Incentive Plan and are reflected in the Company Summary Compensation Table. No stock appreciation rights were granted during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE VALUE
                                                                                                   AT ASSUMED ANNUAL RATES
                                                                                                 OF STOCK PRICE APPRECIATION
                                                          INDIVIDUAL GRANTS                            FOR OPTION TERM
                                       --------------------------------------------------------  ---------------------------
                                                      PERCENT OF
                                        NUMBER OF    TOTAL OPTIONS
                                       SECURITIES     GRANTED TO
                                       UNDERLYING      EMPLOYEES       EXERCISE
                                         OPTIONS       IN FISCAL         PRICE      EXPIRATION
NAME                                     GRANTED        YEAR(A)      ($/SHARE)(B)      DATE         5%($)         10%($)
-------------------------------------  -----------  ---------------  -------------  -----------  ------------  -------------
Richard S. Friedland.................     250,000(c)         14.0      $   26.75       2/21/06   $  4,213,125  $  10,633,125
Frank M. Drendel.....................      24,000(d)          1.3          27.25       2/14/06        412,020      1,039,860
Thomas A. Dumit......................      42,000(d)          2.3          27.25       2/14/06        721,035      1,819,755
Ronald A. Ostertag...................      30,000(d)          1.7          27.25       2/14/06        515,025      1,299,825
Edward D. Breen......................      60,000(d)          3.4          27.25       2/14/06      1,030,050      2,599,650

------------------------

 (a) Percentages included are based on a total of 1,789,676 options granted to 245 employees of the Company during 1996.

 (b) These options were cancelled as of January 10, 1997, and new options in respect of the same number of shares ("repriced options") were granted as of such date at an exercise price of $23.125 per share, the closing market price per share of the GI Common Stock on such date. The repriced options will become exercisable with respect to one-third of the shares covered thereby on each of the following dates: July 10, 1997, January 10, 1998 and January 10, 1999. The price reported here is the exercise price on the date of grant which equaled the closing market price per share of GI Common Stock on the date of grant.

 (c) The option becomes exercisable with respect to one-third of the shares covered thereby on
    February 21 in each of 1997, 1998 and 1999.

 (d) The option becomes exercisable with respect to one-third of the shares covered thereby on
    February 14 in each of 1997, 1998 and 1999.

OPTION EXERCISES AND VALUES FOR FISCAL YEAR 1996

    The following table sets forth as of December 31, 1996, for each of the executives listed in the Company Summary Compensation Table (i) the total number of shares received upon exercise of options during 1996, (ii) the value realized upon such exercise, (iii) the total number of unexercised options to purchase GI Common Stock (exercisable and unexercisable) held and (iv) the value of such options which were in-the-money at December 31, 1996 (based on the difference between the closing price of GI Common Stock at December 31, 1996 and the exercise price of the option on such date). None of the executive officers holds stock appreciation rights.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-
                                                                              OPTIONS               THE-MONEY OPTIONS AT
                                             SHARES                    AT FISCAL YEAR-END(#)       FISCAL YEAR-END($)(A)
                                           ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                                       EXERCISE(#)  REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Richard S. Friedland.....................      --           --          393,667        722,333    $ 158,625    $    52,875
Frank M. Drendel.........................      17,000    $ 272,000       56,000         72,500       --             49,938
Thomas A. Dumit..........................      --           --           62,500         81,500      132,188         44,063
Ronald A. Ostertag.......................      --           --           72,000         78,000       94,000         47,000
Edward D. Breen..........................      --           --           65,250        110,584       30,844         30,844

------------------------

(a) Based on the difference between the closing price of $21.75 per share at December 31, 1996, as reported on the NYSE Composite Tape, and the exercise price of the option on such date.

             COMPENSATION AND PLAN COMMITTEE REPORT ON COMPENSATION
                             OF EXECUTIVE OFFICERS

    The Compensation Committee and the Plan Committee of the Board of Directors are comprised entirely of non-employee directors. The Compensation Committee considers and recommends to the Board of Directors the compensation to be paid to the Chief Executive Officer, determines the compensation for all other executive officers, makes recommendations to the Board with respect to the Company's overall compensation policies, and performs such duties as the Board may from time to time request. In April 1996, the Plan Committee was established to make decisions regarding grants under the 1993 Long-Term Incentive Plan and administer the Annual Incentive Plan with respect to executive officers. Until that time, these functions had been performed by the Compensation Committee.

    The basic objective of the Compensation Committee and the Plan Committee is to formulate compensation policies and programs intended to attract, retain, and motivate highly qualified key employees, including executive officers. Compensation of executive officers and other key employees, including the Chief Executive Officer, is comprised of three principal elements: (i) stock ownership, (ii) base salary and (iii) annual bonuses.

STOCK OWNERSHIP

    The Compensation Committee and the Plan Committee believe that executive officers and other key employees, who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value, should have a significant stake in the Company's on-going success. This focuses attention on managing the Company as an owner with an equity position in the business and seeks to align these employees' interests with the long-term interests of stockholders. Accordingly, one of the Company's principal methods to motivate executive officers and other key employees has been through a broad and deep stock option program.

    During 1996, the Company awarded options to purchase an aggregate of approximately 664,000 shares of GI Common Stock to 12 executive officers (including executive officers named in the Company Summary Compensation Table). The exercise price of each of these options as of the date of grant was the closing market price per share of GI Common Stock on the date of grant. On January 10, 1997 the Board authorized an offer to the holders of such options to have the options cancelled as of such date and new options in respect of the same number of shares ("repriced options") granted as of such date with an exercise price of $23.125, the closing market price per share of GI Common Stock on that date. Such repriced options would become exercisable with respect to one-third of the shares covered thereby on each of the following dates: July 10, 1997, January 10, 1998 and January 10, 1999.

    Management recommends to the Compensation Committee and the Plan Committee those executive officers and other key employees to whom options should be granted and the number of options to be granted to them. The recommendations are based on a review of each employee's individual performance, position and level of responsibility in the Company, long-term potential contribution to the Company and the number of options previously granted to the employee. Neither management nor the Compensation Committee or the Plan Committee assigned specific weights to these factors, although the executive's position and a subjective evaluation of his performance were considered most important. Generally, the number of options granted to an executive reflects his or her level of responsibility and position in the Company.

    To encourage key employees to remain in the employ of the Company, options generally vest and become exercisable over a three- or four-year period and are not exercisable until one year after the date of grant. It is expected that awards under the 1993 Long-Term Incentive Plan will be made periodically in furtherance of goals described above.

BASE SALARY

    The Compensation Committee believes that it is important to pay reasonable and competitive salaries. Salaries paid to executive officers are based on the Chief Executive Officer's recommendations to the Compensation Committee, which is responsible for reviewing and approving or disapproving those recommendations. The recommendations and the Compensation Committee's response are based on a review of the same factors reviewed in connection with determining option grants and a review of two surveys of the range of salaries paid for comparable positions at approximately 100 other companies with comparable revenues. (This survey information was provided by independent benefits consulting firms on an aggregate basis, and the Compensation Committee did not study the salaries or compensation practices of any particular company. Any overlap of the companies included in these surveys and those included in the Standard & Poor's Communication Equipment Manufacturers Index used in the graph of cumulative stockholder return included in this Proxy Statement is coincidental.) Neither management nor the Compensation Committee assigned specific weights to these factors, although the executive's position and a subjective evaluation of his performance were considered most important. Generally, an executive's base salary reflects his level of responsibility and position in the Company. Moreover, the Compensation Committee did not target executives' cash compensation (or any element thereof) to any particular level in the group of companies, but rather reviewed the surveys to confirm that executive officers' cash compensation was within the middle of the range of cash compensation paid by companies with comparable revenues.

    In 1996, based on the Chief Executive Officer's recommendations and the Compensation Committee's consideration of the factors discussed above, as well as prior salary increases, six executive officers received increases averaging approximately 9.6%. In addition, Mr. Breen received an increase of 33% in connection with his promotion to President of the Broadband Networks Group.

ANNUAL INCENTIVE BONUS

    In 1993, the Compensation Committee adopted the Annual Incentive Plan, which was approved by stockholders at the 1994 Meeting of Stockholders, was amended and restated by the Compensation Committee in February 1995 and approved by stockholders at the 1995 Meeting of Stockholders. The Annual Incentive Plan is intended to provide a means of annually rewarding certain key employees, including the executives listed in the Company Summary Compensation Table, based on the performance of the Company and its divisions. This approach allows management to focus on key business objectives in the short-term, and to support the long-term performance orientation of stock ownership.

    Under the Annual Incentive Plan, in 1996 management recommended, and the Compensation Committee established, for each officer a bonus target percentage of the officer's salary. That percentage was based on the officer's position in the Company and was the percentage of the officer's salary that would be paid if the performance targets were met. The target award percentage for executive officers for 1996 ranged from 35% to 70% for the Chief Executive Officer. All executive officers of the Company participated in the Annual Incentive Plan in 1996.

    Bonuses for officers, other than those employed at an operating division, are a function of the Company's achievement of its earnings per share target (which constitutes 60% of the bonus payment determination) and its consolidated operating income target (which constitutes the remaining 40% of the bonus payment determination). For the presidents of the Company's operating divisions, bonuses are a function of the Company's achievement of its earnings per share target and the division's achievement of its operating income target and may be adjusted to reflect the division's quality performance. The weighting of the financial targets in calculating individual bonus amounts for the division presidents depends upon their division.

    Under the Annual Incentive Plan, if a financial target is exceeded, the portion of the bonus based on that target is increased above the target level, but may not exceed 130% of the target level. In 1996, two divisions exceeded their financial targets, the Company and the other divisions did not achieve their financial targets and, in the case of each division, targets were adjusted to reflect an assessment of its quality of performance. As a result, bonuses less than the target bonuses were paid to Frank M. Drendel and Edward D. Breen, and no bonuses were paid to each other officer who participated in the Annual Incentive Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Richard S. Friedland was elected Chief Executive Officer in August 1995, after having served the Company as President and Chief Operating Officer since October 1993, as Vice President and Chief Financial Officer from March 1992 to January 1994, and before that in increasingly responsible management and executive capacities since joining the Company in 1978. In determining Mr. Friedland's compensation as Chief Executive Officer, the Compensation Committee, while not assigning specific weights to the following factors, considered Mr. Friedland's extensive experience with the Company; his individual performance, including his instrumental role in the Company becoming a public company in 1992; and the Company's financial performance during his tenure as Chief Financial Officer, President and Chief Operating Officer, including significant overall growth in operating income and net income. Based on these considerations, the Compensation Committee approved a compensation package consisting substantially of the following: (i) an annual base salary of $750,000; (ii) an option to purchase an aggregate of 500,000 shares of GI Common Stock, at an exercise price of $36.75 per share, the closing market price per share of GI Common Stock on the date of the grant, to become exercisable over three years (on January 10, 1997, the Board authorized an offer to have this option cancelled as of such date and a new option in respect of the same number of shares granted as of such date with an exercise price of $23.125 per share, the closing market price per share of GI Common Stock on that date, to become exercisable in one-third increments on July 10, 1997, January 10, 1998 and January 10, 1999); and (iii) a target award percentage of 70% under the Annual Incentive Plan. Since Mr. Friedland's salary was set more than halfway through 1995, he did not receive a salary increase in 1996. In February 1996, Mr. Friedland was granted an option to purchase 250,000 shares of GI Common Stock, at an exercise price of $26.75 per share, the closing market price per share of the GI Common Stock on the date of grant.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Code, which was enacted in 1993, generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Section 162(m), however, does not disallow a federal income tax deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders.

    The Compensation Committee and the Plan Committee have considered the tax deductibility of compensation awarded under the 1993 Long-Term Incentive Plan and the Annual Incentive Plan in light of Section 162(m). The Company structured and intends to administer the stock option and stock appreciation right portions of the 1993 Long-Term Incentive Plan with the intention that the compensation resulting from that plan would be qualified "performance-based compensation" and would be deductible. The Company has structured the annual cash bonus paid to the Chief Executive Officer with the intention that it would be qualified "performance-based" compensation and would be deductible. No executive officer's compensation in 1996 exceeded $1 million. It is not expected that any executive officer's compensation will be non-deductible in 1997 by reason of the application of Section 162(m).

Respectfully submitted,

                             COMPENSATION COMMITTEE

    Nicholas C. Forstmann           Lynn Forester          J. Tracy O'Rourke

                                 PLAN COMMITTEE

             Lynn Forester                        J. Tracy O'Rourke

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return on $100 invested on June 30, 1992 in each of the GI Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's Communication Equipment Manufacturers Index. The return of the Standard & Poor's indices is calculated assuming reinvestment of dividends. The Company has not paid any dividends. The graph covers a period commencing June 1992, when the GI Common Stock was first publicly traded. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF 54 MONTH CUMULATIVE TOTAL RETURN*
            AMONG GENERAL INSTRUMENT CORPORATION, THE S&P 500 INDEX
                      AND THE S&P COMMUNICATIONS EQUIPMENT

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                GENERAL INSTRUMENT CORPORATION         S&P 500        S&P COMMUNICATIONS EQUIPMENT
6/92                                           $ 100      $ 100                                   $ 100
12/92                                            177        108                                     128
6/93                                             270        114                                     106
12/93                                            393        119                                     123
6/94                                             397        115                                     100
12/94                                            417        121                                     140
6/95                                             532        145                                     179
12/95                                            325        166                                     210
6/96                                             402        183                                     252
12/96                                            303        204                                     245

* $100 INVESTED ON 6/30/92 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                                                           Cumulative Total Return
                                                 ----------------------------------------------------------------------------
                                                    6/92         12/92        6/93         12/93        6/94         12/94
                                                     ---         -----         ---         -----         ---         -----

GENERAL INSTR CORP..................  GIC               100          177          270          393          397          417
S & P 500...........................  1500              100          108          114          119          115          121
S & P COMMUNICATIONS EQUIPMENT......  ICME              100          128          106          123          100          140


                                         6/95         12/95        6/96         12/96
                                          ---         -----         ---         -----
GENERAL INSTR CORP..................         532          325          402          303
S & P 500...........................         145          166          183          204
S & P COMMUNICATIONS EQUIPMENT......         179          210          252          245

                            EMPLOYMENT ARRANGEMENTS

    In November 1988, Frank M. Drendel entered into an employment agreement with GI Delaware and CommScope NC, providing for his employment as President and Chief Executive Officer of CommScope NC for an initial term ending on November 28, 1991. The agreement provides for a minimum salary, which is less than Mr. Drendel's current salary, and provides that Mr. Drendel will participate, on a substantially similar basis as the presidents of the other broadband divisions of the Company, in any management incentive compensation plan for executive officers that the Company maintains. Commencing on November 29, 1989 (subject to early termination by reason of death or disability or for cause), the agreement extends automatically so that the remaining term is always two years, unless either party gives notice of termination, in which case the agreement will terminate two years from the date of such notice. As of the date of this Proxy Statement, neither party has given notice of termination. Pursuant to the agreement, Mr. Drendel is eligible to participate in all benefit plans available to CommScope NC senior executives. The agreement prohibits Mr. Drendel, for a period of five years following the term of the agreement, from engaging in any business in competition with the business of CommScope NC or the other broadband communications businesses of GI Delaware, in any country where CommScope NC or GI Delaware's other broadband communications divisions then conduct business. Effective as of the Distribution Date, GI Delaware will no longer be a party to any employment agreement with Mr. Drendel, and the non-compete provision with respect to GI Delaware contained in Mr. Drendel's employment agreement will terminate.

                   SEVERANCE PROTECTION AND OTHER AGREEMENTS

    The Company intends to enter into severance protection agreements with its Chief Executive Officer and its other executive officers. These agreements will have a two-year term which is automatically extended for one year upon the first anniversary of the agreement and every anniversary thereafter unless notification is given to either the Company or the executive.

    The agreements will provide severance pay and other benefits in the event of a termination of employment within 24 months of a Change in Control (as defined in the agreement) of the Company if such termination is (i) for any reason other than by the Company for cause or disability, (ii) by reason of the executive's death or (iii) by the executive for Good Reason (as defined in the agreement). Such severance pay will be in an amount equal to two times the sum of the executive's base salary and the highest bonus that would be payable to the executive in the year of termination in the case of the Chief Executive Officer and one and one-half times such sum in the case of all other executive officers; provided that such amount may be increased by up to one-half times such sum if an executive officer has not become employed within 24 months following such termination, in the case of the Chief Executive Officer, or 18 months following such termination, in the case of any other executive officer. The executive's benefits will be continued for either 24 months, in the case of the Chief Executive Officer, or 18 months in the case of all other executive officers. The executive will also receive a PRO RATA bonus (calculated up to the executive's termination date), reimbursement for outplacement, tax and financial planning assistance and reimbursement for relocation under certain circumstances. If the executive's employment is terminated without cause (i) within six months prior to a Change in Control or (ii) prior to the date of a Change in Control but (A) at the request of a third party who effectuates a Change in Control or (B) otherwise in connection with, or in anticipation of, a threatened Change in Control which actually occurs, such termination shall be deemed to have occurred after the Change in Control.

    In the case of a termination by the Company for disability or due to the executive's death, the executive will receive a PRO RATA bonus in addition to accrued compensation.

    The agreements will provide for a gross-up payment by the Company in the event that the total payments the executive receives under the agreement or otherwise are subject to the excise tax under Section 4999 of the Code. In such an event, the Company will pay an additional amount so that the executive is made whole on an after-tax basis from the effect of the excise tax.

    The Company has adopted a severance plan which will provide one half a participant's annual salary and bonus and continuation of benefits for six months upon certain terminations of employment within two years of a Change in Control (as defined in the plan). Active, eligible full-time employees who are not covered by an individual agreement are covered by the plan. Benefits under the plan are limited so that no portion of any payments or benefits provided thereunder will be subject to the excise tax under Section 4999 of the Code.

    Mr. Ostertag and each of the other named executives listed in General Semiconductor Table I has executed a letter agreement (the "Letter Agreement") with the Company providing for payments for: (i) remaining with the Power Semiconductor Division (or a successor) until six months after a sale of all or substantially all the assets of the Power Semiconductor Division or sale of stock of the Company or any Company subsidiary containing all the assets of the Power Semiconductor Division (the "Sale") or until May 31, 1998, if the Sale has not occurred by such date, unless the executive's employment is terminated by the Company other than For Cause (as defined in the Letter Agreement) or the executive terminates employment For Good Reason (as defined in the Letter Agreement) prior to the end of such six-month period (or May 31, 1998 if the Sale has not occurred by such date) (the "Stay Incentive"); (ii) upon completion of the Sale if such Sale occurs by December 31, 1998 and the executive is still employed by the Power Semiconductor Division or an affiliate of the Company on that date (the "Sale Incentive"); and (iii) upon termination of employment by the Company other than For Cause or by the executive For Good Reason or termination of employment by reason of the executive's death or permanent and total disability if such termination takes place within two years of a Sale (the "Special Severance Arrangement").

    General Semiconductor is the successor to the Power Semiconductor Division under the Letter Agreements. The Stay Incentives and Sale Incentives for Messrs. Ostertag, Nelson, Guercio, Caggia and Phillips are each $160,000, $89,280, $66,290, $63,350 and $62,300, respectively.

    Benefits under the Special Severance Arrangement include guaranteed base salary continuation for the Guarantee Period which is twenty-four months for Mr. Ostertag and Mr. Guercio and twelve months for Messrs. Nelson, Caggia and Phillips. If any executive accepts full-time employment during the Guarantee Period, such executive's remaining monthly payments will be accelerated and paid in a lump sum. If the executive has not accepted full-time employment by the end of the Guarantee Period, the monthly payments will continue until the earlier of: the date the executive accepts full-time employment or the end of an additional twelve months in the case of Mr. Ostertag and an additional six months in the case of the other executives. If employment is terminated during the two years after the Sale due to the executive's death or permanent and total disability, the executive or his spouse or other beneficiary will receive both the guaranteed and additional monthly payments. Health benefits will continue for as long as the executive receives monthly payments with the same monthly costs, deductibles and co-payments as are applicable to active employees. The Special Severance Arrangement also includes outplacement assistance for a minimum period of six months. Payments under the Special Severance Arrangement are conditioned upon the executive's signing an agreement with confidentiality, non-compete and release provisions.

    Except for the severance protection agreements described above, the GI Pension Plan, the GI SERP, the CommScope SERP, the Savings Plan, the CommScope Savings Plan, the 1993 Long-Term Incentive Plan, the Annual Incentive Plan, the General Instrument Corporation of Delaware Voluntary Non-Qualified Deferred Compensation Plan (under which certain employees may elect to defer receipt of a designated percentage or amount of their compensation) and the Letter Agreements, there are no compensatory plans or arrangements with respect to any of the executive officers named in the Summary Compensation Table which are triggered by, or result from, the resignation, retirement or any other termination of such executive's employment, a change in control of the Company or a change in such executive's responsibilities following a change in control.

                          GI PENSION PLAN AND GI SERP

    The following table shows, as of December 31, 1996, estimated aggregate annual benefits payable upon retirement at age 65 under the GI Pension Plan and the GI SERP.

                               PENSION PLAN TABLE

                                                                    ESTIMATED ANNUAL BENEFITS
                                                                      UPON RETIREMENT, WITH
AVERAGE ANNUAL BASIC REMUNERATION                                   YEARS OF SERVICE INDICATED
DURING SIXTY CONSECUTIVE CALENDAR                           ------------------------------------------
MONTHS PRIOR TO RETIREMENT                                  15 YEARS   20 YEARS   25 YEARS   30 YEARS
----------------------------------------------------------  ---------  ---------  ---------  ---------
$125,000..................................................  $  26,057  $  34,742  $  43,428  $  52,114
 150,000..................................................     31,682     42,242     52,803     63,364
 175,000..................................................     37,307     49,742     62,178     74,614
 200,000..................................................     42,932     57,242     71,553     85,864
 225,000..................................................     48,557     64,742     80,928     97,114
 250,000..................................................     54,182     72,242     90,303    108,364
 300,000..................................................     54,182     72,242     90,303    108,364

    The compensation covered by the GI Pension Plan and the GI SERP is substantially that described under the "Salary" column of the Company Summary Compensation Table. However, pursuant to Section 401(a)(17) of the Code, the maximum amount of compensation that can be considered in computing benefits under the GI Pension Plan for 1996 was $150,000. Under the GI SERP, compensation for 1996 in excess of $150,000, but not exceeding $250,000, is considered in computing benefits. Accordingly, the total compensation covered by the GI Pension Plan and the GI SERP for the calendar year 1996 for each of Messrs. Friedland, Dumit, Ostertag and Breen was $250,000. Credited years of service under both the GI Pension Plan and the GI SERP as of December 31, 1996 are as follows: Mr. Friedland, 18 years; Mr. Dumit, five years; Mr. Ostertag, 18 years; and Mr. Breen, 18 years. Mr. Drendel does not participate in the GI Pension Plan or the GI SERP because he is an employee of CommScope. Estimated benefits set forth in the Pension Plan Table were calculated on the basis of a single life annuity and Social Security covered compensation as in effect during 1996. Such estimated benefits are not subject to any deduction for Social Security or other offset amounts.

                COMMSCOPE SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    CommScope maintains the CommScope SERP for the benefit of certain executives of CommScope and its subsidiaries. The CommScope SERP provides for the payment of a monthly retirement (or early retirement) benefit to participants who retire from CommScope on or after age 65 (or, for early retirement benefits, on or after age 55 with ten years of service). Frank M. Drendel is the only executive named in the Company Summary Compensation Table who participates in the CommScope SERP. Mr. Drendel, as well as all other individuals who were participants in the CommScope SERP on August 22, 1990, is fully vested in his benefits under the CommScope SERP and, thus, could retire prior to attaining age 65 (or age 55 in the case of early retirement) and receive a deferred benefit.

    The benefits provided under the CommScope SERP are payable over 15 years and are equal to a specified percentage, which does not exceed 50%, of the participant's highest consecutive 12 months earnings during the participant's final 60 months of employment. Early retirement benefits are subject to actuarial reductions. Based on compensation earned for the calendar year which ended December 31, 1996, the estimated annual benefit payable to Mr. Drendel on or after attaining age 65 is $136,371.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    An affiliate of Forstmann Little & Co. provides aircraft maintenance services to the Company and charged the Company $2.1 million in 1996 for those services. The Company believes that the terms of these transactions were no less favorable to the Company than the terms which could be obtained from an unrelated third party.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Deloitte & Touche LLP, independent public accountants, has been appointed as auditors of the Company for its fiscal year ending December 31, 1997. Deloitte & Touche LLP has served as auditors for the Company since September 1990. A representative of Deloitte & Touche LLP will be in attendance at the Meeting with the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

                                    EXPERTS

    The consolidated financial statements of the Company included and incorporated by reference in this Proxy Statement, and the combined financial statements of the Communications Business and the consolidated financial statements of CommScope, Inc. of North Carolina as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Proxy Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the shares of NextLevel Systems Common Stock and CommScope Common Stock to be distributed in the Distribution will be passed upon by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

          STOCKHOLDER PROPOSALS FOR THE COMPANY'S 1998 ANNUAL MEETING

    Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the stockholders at the 1998 Annual Meeting. Any such proposal should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, General Instrument Corporation, 8770 West Bryn Mawr Avenue, Chicago, Illinois 60631, and must be received no later than November 14, 1997. Any such notice shall set forth: (i) the name and address of the stockholder and the text of the proposal to be introduced; (ii) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

                            SOLICITATION OF PROXIES

    Proxies will be solicited by mail, telephone, or other means of communication. Solicitation of proxies also may be made by directors, officers and regular employees of the Company. The Company has retained Morrow & Co. to assist in the solicitation of proxies from stockholders. Morrow & Co. will receive a fee of $7,000 plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees and fiduciaries in accordance with the rules of the NYSE, for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitations will be borne by the Company.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
GENERAL INSTRUMENT CORPORATION
Independent Auditors' Report...............................................................................         F-2
Consolidated Statements of Operations for the three years ended December 31, 1996..........................         F-3
Consolidated Balance Sheets at December 31, 1996 and 1995..................................................         F-4
Consolidated Statements of Stockholders' Equity for the three years ended December 31, 1996................         F-5
Consolidated Statements of Cash Flows for the three years ended December 31, 1996..........................         F-6
Notes to Consolidated Financial Statements.................................................................         F-7
Consolidated Statements of Operations for the three months ended March 31, 1997 and 1996 (unaudited).......        F-28
Consolidated Balance Sheets at March 31, 1997 (unaudited) and December 31, 1996............................        F-29
Consolidated Statement of Stockholders' Equity for the three months ended March 31, 1997 (unaudited).......        F-30
Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1996 (unaudited).......        F-31
Notes to Consolidated Financial Statements (unaudited).....................................................        F-32

COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION
Independent Auditors' Report...............................................................................        F-35
Combined Statements of Operations for the three years ended December 31, 1996..............................        F-36
Combined Balance Sheets at December 31, 1996 and 1995......................................................        F-37
Combined Statements of Divisional Net Equity for the three years ended December 31, 1996...................        F-38
Combined Statements of Cash Flows for the three years ended December 31, 1996..............................        F-39
Notes to Combined Financial Statements.....................................................................        F-40
Combined Statements of Operations for the three months ended March 31, 1997 and 1996 (unaudited)...........        F-58
Combined Balance Sheets at March 31, 1997 (unaudited) and December 31, 1996................................        F-59
Combined Statement of Divisional Net Equity for the three months ended March 31, 1997 (unaudited)..........        F-60
Combined Statements of Cash Flows for the three months ended March 31, 1997 and 1996 (unaudited)...........        F-61
Notes to Combined Financial Statements (unaudited).........................................................        F-62

COMMSCOPE, INC. OF NORTH CAROLINA
Independent Auditors' Report...............................................................................        F-65
Consolidated Statements of Income for the three years ended December 31, 1996..............................        F-66
Consolidated Balance Sheets at December 31, 1996 and 1995..................................................        F-67
Consolidated Statements of Stockholder's Equity for the three years ended December 31, 1996................        F-68
Consolidated Statements of Cash Flows for the three years ended December 31, 1996..........................        F-69
Notes to Consolidated Financial Statements.................................................................        F-70
Consolidated Statements of Income for the three months ended March 31, 1997 and 1996 (unaudited)...........        F-80
Consolidated Balance Sheets at March 31, 1997 (unaudited) and December 31, 1996............................        F-81
Consolidated Statement of Stockholder's Equity for the three months ended March 31, 1997 (unaudited).......        F-82
Consolidated Statements of Cash Flows for the three months ended March 31, 1997 and 1996 (unaudited).......        F-83
Notes to Consolidated Financials Statements (unaudited)....................................................        F-84

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of General Instrument Corporation:

    We have audited the consolidated balance sheets of General Instrument Corporation and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of General Instrument Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

    As discussed in Note 11 to the consolidated financial statements, effective January 1, 1994, the Company changed its method of accounting for postemployment benefits to conform with Statement of Financial Accounting Standards No. 112.

/S/ DELOITTE & TOUCHE LLP
----------------------------
  DELOITTE & TOUCHE LLP

Chicago, Illinois
February 3, 1997
(February 28, 1997 as to Note 16)

                         GENERAL INSTRUMENT CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
NET SALES...............................................................  $  2,689,688  $  2,432,024  $  2,036,323
                                                                          ------------  ------------  ------------
OPERATING COSTS AND EXPENSES
  Cost of sales.........................................................     1,997,625     1,690,639     1,403,585
  Selling, general and administrative...................................       265,717       224,269       179,631
  Research and development..............................................       209,257       147,253       111,462
  Purchased in-process technology.......................................       --            139,860       --
  NLC litigation costs..................................................       141,000       --            --
  Amortization of excess of cost over fair value of net assets
    acquired............................................................        24,577        24,702        25,574
                                                                          ------------  ------------  ------------
    Total operating costs and expenses..................................     2,638,176     2,226,723     1,720,252
                                                                          ------------  ------------  ------------
OPERATING INCOME........................................................        51,512       205,301       316,071
Other income (expense)--net.............................................           361        (1,894)       (5,154)
Interest expense--net...................................................       (46,356)      (41,059)      (52,751)
                                                                          ------------  ------------  ------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE.............................................................         5,517       162,348       258,166
Provision for income taxes..............................................        (7,381)      (38,566)       (9,714)
                                                                          ------------  ------------  ------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE.............................................................        (1,864)      123,782       248,452
Cumulative effect of change in accounting principle.....................       --            --             (1,917)
                                                                          ------------  ------------  ------------
NET INCOME (LOSS).......................................................  $     (1,864) $    123,782  $    246,535
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

Weighted Average Shares Outstanding.....................................       132,390       124,374       123,393
EARNINGS (LOSS) PER SHARE:
  Primary:
    Income (loss) before cumulative effect of change in accounting
      principle.........................................................  $       (.01) $       1.00  $       2.01
    Cumulative effect of change in accounting principle.................       --            --               (.01)
                                                                          ------------  ------------  ------------
    Net income (loss)...................................................  $       (.01) $       1.00  $       2.00
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
  Fully Diluted:
    Income (loss) before cumulative effect of change in accounting
      principle.........................................................  $       (.01) $        .96  $       1.89
    Cumulative effect of change in accounting principle.................       --            --               (.01)
                                                                          ------------  ------------  ------------
    Net income (loss)...................................................  $       (.01) $        .96  $       1.88
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                See notes to consolidated financial statements.

                         GENERAL INSTRUMENT CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                     ASSETS
Current Assets:
Cash and cash equivalents............................................................   $   20,252    $   36,382
Short-term investments...............................................................       49,946        --
Accounts receivable, less allowance for doubtful accounts of $17,536 and $14,321,
  respectively.......................................................................      544,430       367,672
Inventories..........................................................................      336,516       281,398
Prepaid expenses and other current assets............................................       24,619        26,992
Deferred income taxes................................................................      107,322       111,750
                                                                                       ------------  ------------
  Total current assets...............................................................    1,083,085       824,194

Property, plant and equipment--net...................................................      571,051       437,194
Intangibles, less accumulated amortization of $110,298 and $94,654, respectively.....      131,051       146,646
Excess of cost over fair value of net assets acquired, less accumulated amortization
  of $160,231 and $135,654, respectively.............................................      827,373       842,954
Investments and other assets.........................................................       28,999        27,576
Deferred income taxes, net of valuation allowance....................................       58,891         8,885
Deferred financing costs, less accumulated amortization of $28,070 and $28,045,
  respectively.......................................................................        6,401        13,309
                                                                                       ------------  ------------
TOTAL ASSETS.........................................................................   $2,706,851    $2,300,758
                                                                                       ------------  ------------
                                                                                       ------------  ------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable.....................................................................   $  272,041    $  215,761
Accrued interest payable.............................................................        7,772         3,571
Income taxes payable.................................................................       20,703        33,904
Other accrued liabilities............................................................      229,894       204,874
Current portion of long-term debt....................................................        4,310         4,310
                                                                                       ------------  ------------
  Total current liabilities..........................................................      534,720       462,420

Deferred income taxes................................................................       21,457        22,221
Long-term debt.......................................................................      698,825       738,569
NLC litigation liability.............................................................      139,100        --
Other non-current liabilities........................................................      139,596       162,205
                                                                                       ------------  ------------
  Total liabilities..................................................................    1,533,698     1,385,415
                                                                                       ------------  ------------
Commitments and contingencies (See Note 9)

Stockholders' Equity:
Preferred Stock, $.01 par value; 20,000,000 shares authorized; no shares issued......       --            --
Common Stock, $.01 par value; 400,000,000 shares authorized; 137,144,412 and
  126,034,911 shares issued, respectively............................................        1,371         1,260
Additional paid-in capital...........................................................      925,166       666,190
Retained earnings....................................................................      254,552       256,416
                                                                                       ------------  ------------
                                                                                         1,181,089       923,866

Less-- Treasury Stock, at cost, 231,527 and 229,011 shares of Common Stock,
      respectively...................................................................       (7,271)       (7,246)
   --Unearned compensation...........................................................         (665)       (1,277)
                                                                                       ------------  ------------
  Total stockholders' equity.........................................................    1,173,153       915,343
                                                                                       ------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...........................................   $2,706,851    $2,300,758
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                See notes to consolidated financial statements.

                         GENERAL INSTRUMENT CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                       RETAINED
                                                       COMMON STOCK      ADDITIONAL    EARNINGS     COMMON
                                                   --------------------   PAID-IN    (ACCUMULATED  STOCK IN     UNEARNED
                                                    SHARES     AMOUNT     CAPITAL      DEFICIT)    TREASURY   COMPENSATION
                                                   ---------  ---------  ----------  ------------  ---------  -------------
BALANCE, JANUARY 1, 1994.........................     60,131  $     601  $  502,423   $ (113,901)  $     (18)   $  --
Two-for-one stock split..........................     60,131        601        (601)      --          --           --
Exercise of stock options........................      1,954         20       9,076       --          --           --
Treasury Stock transactions......................     --         --              15       --               1       --
Issuance of restricted stock.....................         15     --             480       --          --             (389)
Tax benefit from reduction in a valuation
  allowance for domestic deferred tax assets.....     --         --          32,335       --          --           --
Net income.......................................     --         --          --          246,535      --           --
                                                   ---------  ---------  ----------  ------------  ---------  -------------
BALANCE, DECEMBER 31, 1994.......................    122,231      1,222     543,728      132,634         (17)        (389)
Exercise of stock options and related tax
  benefit........................................      1,103         11      25,897       --          --           --
Stock issued for business acquisition............      2,465         25      92,052       --          (7,229)      (1,394)
Costs associated with the sale/issuance of Common
  Stock..........................................     --         --          (1,100)      --          --           --
Amortization of unearned compensation............     --         --          --           --          --              506
Conversion of Convertible Junior Subordinated
  Notes--net.....................................        236          2       5,613       --          --           --
Net income.......................................     --         --          --          123,782      --           --
                                                   ---------  ---------  ----------  ------------  ---------  -------------
BALANCE, DECEMBER 31, 1995.......................    126,035      1,260     666,190      256,416      (7,246)      (1,277)
Exercise of stock options and related tax
  benefit........................................        162          2       3,473       --          --           --
Amortization of unearned compensation............     --         --          --           --          --              612
Conversion of Convertible Junior Subordinated
  Notes--net.....................................     10,947        109     255,503       --          --           --
Treasury Stock transactions......................     --         --          --           --             (25)      --
Net loss.........................................     --         --          --           (1,864)     --           --
                                                   ---------  ---------  ----------  ------------  ---------  -------------
BALANCE, DECEMBER 31, 1996.......................    137,144  $   1,371  $  925,166   $  254,552   $  (7,271)   $    (665)
                                                   ---------  ---------  ----------  ------------  ---------  -------------
                                                   ---------  ---------  ----------  ------------  ---------  -------------

                See notes to consolidated financial statements.

                         GENERAL INSTRUMENT CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1996         1995         1994
                                                                             -----------  -----------  -----------
OPERATING ACTIVITIES:
Net income (loss)..........................................................  $    (1,864) $   123,782  $   246,535
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization............................................      129,136      110,140       97,350
  NLC litigation costs-net.................................................       91,650      --           --
  Purchased in-process technology-net......................................      --            90,000      --
  Loss from asset write-downs and divested businesses......................       11,974      --             3,153
  Changes in assets and liabilities:
    Accounts receivable....................................................     (171,135)     (54,918)     (95,035)
    Inventories............................................................      (62,537)     (67,218)    (105,229)
    Prepaid expenses and other current assets..............................       (2,228)      (5,308)      (4,446)
    Deferred income taxes..................................................        6,133       13,531      (50,435)
    Accounts payable, income taxes payable and other accrued liabilities...       59,893       55,409       60,513
    Other non-current liabilities..........................................      (23,439)     (28,406)       4,605
  Other....................................................................        6,132       (5,185)       5,126
                                                                             -----------  -----------  -----------
Net cash provided by operating activities..................................       43,715      231,827      162,137
                                                                             -----------  -----------  -----------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment...............................     (227,902)    (159,441)    (135,740)
  Acquisitions, net of cash acquired.......................................      (29,520)      (2,775)     --
  Proceeds from sales of assets............................................        4,368        2,339        8,210
  Purchase of short-term investments.......................................      (24,974)     --           --
  Investments in other assets..............................................       (3,700)      (8,796)     --
                                                                             -----------  -----------  -----------
Net cash used in investing activities......................................     (281,728)    (168,673)    (127,530)
                                                                             -----------  -----------  -----------
FINANCING ACTIVITIES:
  Costs associated with the issuance of debt and Common Stock..............       (1,053)      (1,051)        (804)
  Proceeds from the issuance of Flexible Term Notes........................      --            10,800      --
  Net proceeds from (repayments of) revolving credit facilities............      231,000      (57,000)     (26,645)
  Redemption of Convertible Junior Subordinated Notes......................       (6,440)     --           --
  Repayment of debt........................................................       (4,310)      (2,155)     (16,710)
  Proceeds from stock options..............................................        2,686       17,506        9,096
                                                                             -----------  -----------  -----------
Net cash provided by (used in) financing activities........................      221,883      (31,900)     (35,063)
                                                                             -----------  -----------  -----------
Increase (decrease) in cash and cash equivalents...........................      (16,130)      31,254         (456)
Cash and cash equivalents, beginning of year...............................       36,382        5,128        5,584
                                                                             -----------  -----------  -----------
Cash and cash equivalents, end of year.....................................  $    20,252  $    36,382  $     5,128
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Income taxes paid........................................................  $    56,381  $    36,973  $    70,815
  Interest paid............................................................  $    41,766  $    47,801  $    45,594

                See notes to consolidated financial statements.

                         GENERAL INSTRUMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION The accompanying consolidated financial statements include the accounts of General Instrument Corporation (the "Company" or "GI") and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

    REVENUE RECOGNITION The Company recognizes revenue when products are shipped and services are performed.

    PRODUCT WARRANTY The Company warrants its products against defects and accrues estimated warranty expense at the time of sale. Actual warranty costs incurred are charged against the accrual when paid.

    CASH EQUIVALENTS The Company considers all highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

    INVENTORIES Inventories are stated at the lower of cost, determined on a first-in, first-out ("FIFO") basis, or market.

    PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost. Provisions for depreciation are based on estimated useful lives of the assets using the straight-line method. Average useful lives are 5 to 35 years for buildings and improvements; economic useful life or lease term, whichever is shorter, for leasehold improvements and 3 to 10 years for machinery and equipment.

    DEFERRED FINANCING COSTS Financing costs are capitalized and amortized using the interest method over the term of the related financing.

    INTANGIBLE ASSETS Intangible assets consist primarily of patents which are being amortized on a straight-line basis over 5 to 17 years.

    EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED The excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over 35 to 40 years. Management continually reassesses the appropriateness of both the carrying value and remaining life of the excess of cost over fair value of net assets acquired by assessing recoverability based on forecasted operating cash flows, on an undiscounted basis, and other factors. Management believes that, as of December 31, 1996, the carrying value and remaining life of the excess of cost over fair value of net assets acquired are appropriate.

    LONG-LIVED ASSETS The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. SFAS No. 121 prescribes the accounting treatment for long-lived assets, identifiable intangibles and goodwill related to those assets when there are indications that the carrying values of those assets may not be recoverable. Whenever events indicate that the carrying values of such assets may not be recoverable, the Company evaluates the carrying values of such assets using future

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) undiscounted cash flows. The adoption of SFAS No. 121 did not have a material impact on the Company's financial position or operations.

    FOREIGN CURRENCY TRANSLATION The Company has determined the U.S. dollar to be the functional currency of all foreign subsidiaries. Accordingly, gains and losses recognized as a result of translating foreign subsidiaries' monetary assets and liabilities from local foreign currencies to U.S. dollars are reflected in the accompanying consolidated statements of operations. To hedge certain foreign currency exposures on monetary assets and liabilities, the Company enters into foreign currency forward exchange contracts on a month-to-month basis.

    BENEFIT PLANS Substantially all employees, including certain employees of divested businesses, are covered by pension plans. The benefits under the plans are based on years of service and compensation levels. Contributions to pension funds are made when actuarial computations prescribe such funding.

    INCOME TAXES Deferred income taxes reflect the future tax consequences of differences between the financial reporting and tax bases of assets and liabilities. Deferred income taxes have been provided for the income tax liability which would be incurred on the repatriation of undistributed earnings of the Company's foreign subsidiaries, except for locations where the Company has designated earnings to be permanently reinvested.

    EARNINGS (LOSS) PER SHARE Primary earnings (loss) per share is computed based on the weighted average number of common and common equivalent shares outstanding during the applicable periods. Fully diluted earnings (loss) per share computations for all periods are based on net income (loss) adjusted for interest and amortization of debt issuance costs related to convertible debt and the weighted average number of common shares outstanding adjusted for the dilutive effect of stock options and convertible securities. The computations of primary and fully diluted earnings (loss) per share assume the exercise of stock options using the treasury stock method, and to the extent that stock options are anti-dilutive, they are excluded from the computation. For 1996, the computation of fully diluted earnings (loss) per share is anti-dilutive; therefore, the amounts reported for primary and fully diluted earnings (loss) per share are the same.

    RECLASSIFICATIONS Certain prior year amounts have been reclassified to conform to the current year presentation.

2 RESTRUCTURING OF GENERAL INSTRUMENT CORPORATION

    On January 7, 1997, the Company announced its intention to separate the Company into three publicly-traded companies to focus on global growth opportunities. The restructuring, expected to be completed in the third quarter of 1997 through a tax-free distribution to stockholders, will create three independent companies: NextLevel Systems, Inc., a leading worldwide supplier of systems and components for high-performance networks, delivering video, voice and Internet/data services to the cable, telephony and satellite markets; CommScope, Inc., the world's largest manufacturer of coaxial cable for cable television applications and a leading supplier of high-performance electronic cables; and General Semiconductor, Inc. (which will change its name from General Instrument Corporation), a world leader in the manufacture of low-to-medium power rectifiers and transient voltage suppressors. The restructuring is subject to the approval of the holders of a majority of the outstanding shares of the Company, the receipt

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

2 RESTRUCTURING OF GENERAL INSTRUMENT CORPORATION (CONTINUED) of a ruling from the Internal Revenue Service that the transactions related to the separation of NextLevel Systems, Inc., CommScope, Inc. and General Semiconductor, Inc. are not taxable to the Company or its stockholders, and the absence of events or developments that would have a material adverse impact on the Company or its stockholders. In connection with the restructuring, NextLevel Systems, Inc., CommScope, Inc. and General Semiconductor, Inc. will enter into various agreements that will generally provide for the separation and distribution of the operating assets and liabilities and pension plan assets and liabilities of the Company, as well as tax sharing, transition services and other matters.

    The Company recorded a charge of $12 million to selling, general and administrative expense in the fourth quarter of 1996, which included $8 million for the write-down of various assets to their estimated net realizable values based on actions committed to by management in December 1996 and $4 million for transaction costs incurred through December 31, 1996 related to the Company's plan to separate into three publicly-traded companies. Such transaction costs were primarily comprised of legal, accounting, consulting and other professional fees and are expected to be paid by March 31, 1997. During 1997, the Company expects to incur $50 to $70 million of charges for costs related to dividing the Company's Taiwan operations between NextLevel Systems, Inc. and General Semiconductor, Inc. and additional transaction costs related to the restructuring.

3 ACQUISITIONS

    In May 1996, CommScope, Inc. of North Carolina, an indirect wholly-owned subsidiary of the Company, acquired certain assets of Teledyne, Inc.'s Thermatics unit, a high performance wire and cable manufacturer specializing in high temperature cables, for a net purchase price of $18 million. In June 1996, the Company acquired the assets of the Magnitude-Registered Trademark- MPEG-2/DVB product family of Compression Labs Inc. for a net purchase price of $13 million. The Magnitude line consists of modular video and audio encoders and decoders for the delivery of entertainment and information services over cable, satellite and telephone networks. Both acquisitions were accounted for as purchases and, accordingly, the acquired assets and liabilities were recorded at their estimated fair value at the date of acquisition.

    In September 1995, the Company acquired all the outstanding shares of Next Level Communications ("NLC") not previously owned by the Company, including shares issued upon conversion of all of NLC's outstanding options and warrants. The total purchase price of $91 million consisted of 2.2 million common shares of the Company valued at $75 million, Company stock options valued at $10 million and cash of $6 million. NLC is involved with the development of a next generation broadband access system, NLevel(3), utilizing switched-digital access technology. NLevel(3) is designed to provide delivery of video, voice and Internet/data services over both copper-twisted-pair and fiber-to-the-curb networks. The acquisition was accounted for as a purchase and, accordingly, the acquired assets and liabilities were recorded at their estimated fair value at the date of acquisition. The purchase price of $91 million, plus the $2 million of costs directly attributable to the completion of the acquisition, have been allocated to the assets and liabilities acquired. Approximately $90 million of the total purchase price represented the value, net of deferred income taxes, of NLC's in-process technology. Since technological feasibility had not yet been achieved and there was no alternative future use for the technology being developed, the amounts allocated to the in-process technology were expensed concurrent with the purchase. The net-of-tax charge

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

3 ACQUISITIONS (CONTINUED)
of $90 million included $140 million associated with this technology charged to operating income, offset by a non-cash tax benefit of $50 million.

4 INVENTORIES

    Inventories consist of:

                                                         DECEMBER 31, 1996  DECEMBER 31, 1995
                                                         -----------------  -----------------
Raw materials..........................................     $   134,807        $   142,573
Work in process........................................          38,135             38,565
Finished goods.........................................         163,574            100,260
                                                         -----------------  -----------------
                                                            $   336,516        $   281,398
                                                         -----------------  -----------------
                                                         -----------------  -----------------

5 PROPERTY, PLANT AND EQUIPMENT-NET

    Property, plant and equipment-net consists of:

                                                         DECEMBER 31, 1996  DECEMBER 31, 1995
                                                         -----------------  -----------------
Land and land improvements.............................     $    96,563        $    96,152
Buildings, improvements and leasehold improvements.....         121,446             78,734
Machinery and equipment................................         747,189            575,266
                                                         -----------------  -----------------
                                                                965,198            750,152
Less accumulated depreciation..........................        (394,147)          (312,958)
                                                         -----------------  -----------------
                                                            $   571,051        $   437,194
                                                         -----------------  -----------------
                                                         -----------------  -----------------

6 OTHER ACCRUED LIABILITIES

    Other accrued liabilities consist of:

                                                         DECEMBER 31, 1996  DECEMBER 31, 1995
                                                         -----------------  -----------------
Salaries and compensation liabilities..................     $    53,252        $    48,345
Payroll, state and local taxes.........................          15,017             12,040
Product and warranty liabilities.......................          83,207             68,628
Other..................................................          78,418             75,861
                                                         -----------------  -----------------
                                                            $   229,894        $   204,874
                                                         -----------------  -----------------
                                                         -----------------  -----------------

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

7 INCOME TAXES

    The domestic and foreign components of income (loss) before income taxes and cumulative effect of a change in accounting principle are as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
Domestic......................................................................  $  (39,649) $   78,390  $  194,112
Foreign.......................................................................      45,166      83,958      64,054
                                                                                ----------  ----------  ----------
Total.........................................................................  $    5,517  $  162,348  $  258,166
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

    The components of the provision for income taxes are as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                  1996        1995        1994
                                                                               ----------  ----------  -----------
Current:
  Federal....................................................................  $   25,278  $   35,707  $    26,153
  Foreign....................................................................       9,413      20,586       19,680
  State......................................................................      10,822      14,367        7,614
                                                                               ----------  ----------  -----------
                                                                                   45,513      70,660       53,447
                                                                               ----------  ----------  -----------
Deferred:
  Federal....................................................................     (42,119)    (30,864)      55,534
  Foreign....................................................................       4,398        (901)       3,543
  State......................................................................          39       1,328        3,941
                                                                               ----------  ----------  -----------
                                                                                  (37,682)    (30,437)      63,018
                                                                               ----------  ----------  -----------
  Net change in valuation allowance..........................................        (450)     (1,657)    (106,751)
                                                                               ----------  ----------  -----------
  Provision for income taxes.................................................  $    7,381  $   38,566  $     9,714
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

7 INCOME TAXES (CONTINUED)
    The following table presents the principal reasons for the difference between the actual income tax provision and the tax provision computed by applying the U.S. federal statutory income tax rate to income before income taxes and cumulative effect of a change in accounting principle:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                    1996        1995        1994
                                                                                  ---------  ----------  ----------
Federal income tax provision at 35%.............................................  $   1,931  $   56,822  $   90,358
Valuation allowance benefit.....................................................       (450)     (1,657)   (106,751)
State income taxes-net..........................................................      7,060      10,202       7,511
Foreign operations..............................................................     (5,409)    (21,227)      7,586
Non-deductible purchase accounting item.........................................      8,451       8,696       8,951
Settlement of tax audits........................................................     --         (12,000)     --
Other-net.......................................................................     (4,202)     (2,270)      2,059
                                                                                  ---------  ----------  ----------
Provision for income taxes......................................................  $   7,381  $   38,566  $    9,714
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
Effective income tax rate.......................................................      133.8%       23.8%        3.8%

    Income taxes related to foreign operations in 1996 and 1995 reflect the Company's ability to recognize the benefit of foreign tax credits. The amounts included in "Other-net" in 1996 and 1995 primarily relate to the benefit associated with the Company's Foreign Sales Corporation, partially offset by other permanent items. The amount included in "Other-net" in 1994 primarily reflects miscellaneous non-deductible items.

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

7 INCOME TAXES (CONTINUED)
    Deferred income taxes as recorded in the accompanying consolidated balance sheets are comprised of the following:

                                                              DECEMBER 31, 1996                  DECEMBER 31, 1995
                                                      ---------------------------------  ---------------------------------
                                                        ASSET     LIABILITY     NET        ASSET     LIABILITY     NET
                                                      ----------  ---------  ----------  ----------  ---------  ----------
Current Deferred Income Taxes:
  Domestic net operating loss carryforwards.........  $   --      $  --      $   --      $   11,382  $  --      $   11,382
  Accounts receivable and inventory reserves........      37,294     --          37,294      43,054     --          43,054
  Product and warranty liabilities..................      25,555     --          25,555      15,376     --          15,376
  Employee benefits.................................      15,008     --          15,008      13,870     --          13,870
  Other current.....................................      29,465     --          29,465      28,068     --          28,068
                                                      ----------  ---------  ----------  ----------  ---------  ----------
                                                      $  107,322  $  --      $  107,322  $  111,750  $  --      $  111,750
                                                      ----------  ---------  ----------  ----------  ---------  ----------
                                                      ----------  ---------  ----------  ----------  ---------  ----------
Non-Current Deferred Income Taxes:
  Domestic capital loss carryforwards...............  $   17,518  $  --      $   17,518  $   25,336  $  --      $   25,336
  Tax credit carryforwards..........................      13,944     --          13,944       7,091     --           7,091
  Fixed and intangible assets.......................     (48,621)     1,218     (49,839)     (3,296)    50,348     (53,644)
  Environmental liabilities.........................      14,755     --          14,755       1,503    (12,302)     13,805
  Litigation liabilities............................      48,955     --          48,955          50       (412)        462
  Employee benefits.................................      21,532     --          21,532       2,193    (18,448)     20,641
  Product and warranty liabilities..................      --         --          --           5,629     --           5,629
  Other non-current.................................      10,585     20,239      (9,654)     (1,576)     3,035      (4,611)
                                                      ----------  ---------  ----------  ----------  ---------  ----------
                                                          78,668     21,457      57,211      36,930     22,221      14,709
  Valuation allowance...............................     (19,777)    --         (19,777)    (28,045)    --         (28,045)
                                                      ----------  ---------  ----------  ----------  ---------  ----------
                                                      $   58,891  $  21,457  $   37,434  $    8,885  $  22,221  $  (13,336)
                                                      ----------  ---------  ----------  ----------  ---------  ----------
                                                      ----------  ---------  ----------  ----------  ---------  ----------

    Deferred taxes have not been provided on undistributed earnings of certain foreign operations of $9 and $30 million in 1996 and 1995, respectively, as those earnings are considered to be permanently reinvested. Determining the tax liability that would arise if these earnings were remitted is not practicable.

    As a result of adopting SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993, the Company recorded a valuation allowance to fully reserve its domestic deferred tax assets. The valuation allowance was reduced during 1994 to the extent that the Company generated domestic taxable income, resulting in an income tax benefit of $77 million. In addition, based on operating trends, positive industry and technological developments and management's assessment of expected domestic taxable income included in the Company's planning process, the Company recorded a further reduction to the valuation allowance, as of December 31, 1994, resulting in an income tax benefit of $30 million.

    The valuation allowance which exists at December 31, 1996 relates principally to domestic capital loss carryforwards, which expire in 2002. The valuation allowance will be reduced when and if the Company generates domestic capital gains.

    During 1996 and 1995, the Company settled certain tax matters which resulted in a $12 million credit to income taxes in 1995 and $8 and $36 million of credits to goodwill in 1996 and 1995, respectively, since

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

7 INCOME TAXES (CONTINUED)
such matters related to the period prior to August 1990, when affiliates of Forstmann Little & Co., a private investment firm, acquired the Company.

8 LONG-TERM DEBT

    Long-term debt consists of:

                                                         DECEMBER 31, 1996  DECEMBER 31, 1995
                                                         -----------------  -----------------
Senior bank indebtedness:
  Revolving credit facilities..........................     $   414,000        $   183,000
  Taiwan loan..........................................          50,384             54,694
  Flexible Term Notes..................................          10,800             10,800
Convertible Junior Subordinated Notes..................         227,951            494,385
                                                               --------           --------
                                                                703,135            742,879
Less current maturities................................           4,310              4,310
                                                               --------           --------
Long-term debt.........................................     $   698,825        $   738,569
                                                               --------           --------
                                                               --------           --------

    In August 1996, the Company amended and restated its senior bank credit agreement (as further amended and restated, the "Credit Agreement") to lower its interest costs and commitment fees, increase available credit commitments and obtain greater operating flexibility with less restrictive financial and operating covenants. The Credit Agreement, which matures on December 31, 2001, provides for a $650 million unsecured revolving credit facility. Amounts outstanding as of December 31, 1996 under this facility are classified as long-term based on the Company's intent and ability to maintain these loans on a long-term basis. The Credit Agreement requires the Company to pay a facility fee of .125% per annum on the total commitment. The Credit Agreement permits the Company to choose between three interest rate options: the Adjusted Base Rate, which is based on the prime rate of The Chase Manhattan Bank, a Eurodollar rate (LIBOR) plus .225% and a competitive bid loan rate. The interest rates and facility fees are subject to change based on the Company's credit ratings as issued by nationally recognized statistical rating companies specified in the Credit Agreement. The Credit Agreement contains financial and operating covenants, including limitations on contingent obligations and liens, and requires the maintenance of certain financial ratios. In addition, under the Credit Agreement, certain changes in control of the Company would cause an event of default, and the banks could declare all outstanding borrowings under the Credit Agreement immediately due and payable. None of the restrictions contained in the Credit Agreement are expected to have a significant effect on the ability of the Company to operate. As of December 31, 1996 and 1995, the Company was in compliance with all financial and operating covenants under existing credit agreements and other arrangements with debt holders. At December 31, 1996 and 1995, the Company had borrowings of $414 and $183 million, respectively, under its revolving credit facilities and available credit of $233 and $264 million, respectively.

    The Company has a $60 million loan agreement with a consortium of banks in Taiwan (the "Taiwan Loan Agreement"). Borrowings under the Taiwan Loan Agreement are secured by a mortgage on land and buildings in Taiwan, and the interest rate under the Taiwan Loan Agreement is equal to the Singapore Interbank Offered Rate (SIBOR) plus 3/4%. At December 31, 1996, the variable rate was 6.75%. The borrowings mature on June 30, 2000 and require nine semi-annual installments of $2.2 million payable on

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

8 LONG-TERM DEBT (CONTINUED)
June 30 and December 31, which began on December 31, 1995, with the remaining balance to be paid at maturity.

    In January 1995, CommScope, Inc. of North Carolina, an indirect wholly-owned subsidiary of the Company, entered into an $11 million loan agreement in connection with the issuance of notes by the Alabama State Industrial Development Authority (the "Flexible Term Notes"). Borrowings under the loan agreement bear interest at variable rates based upon current market conditions for short-term financing. At December 31, 1996, the variable rate was 6.28%. The loan agreement will mature on January 1, 2015, and any remaining amounts outstanding under the Flexible Term Notes will be due and payable on that date.

    The Company consummated a public offering of an aggregate principal amount of $500 million of 5% Convertible Junior Subordinated Notes (the "Notes") in 1993. The Notes mature on June 15, 2000 and have semi-annual interest payments on each June 15 and December 15. The Notes have been redeemable since June 18, 1996 in whole or in part at the Company's option at amounts decreasing from 102.857% of principal plus accrued interest at June 18, 1996 to 100% of principal at June 15, 2000. Holders of the Notes have a repurchase right, pursuant to which, in the event certain changes of control of the Company occur, each holder will have the right, at the holder's option, to require the Company to repurchase all or any part of the holder's Notes at 100% of principal plus accrued interest to the repurchase date. The Notes are convertible into Common Stock at a conversion price of $23.75 per share. In May 1996, the Company issued a notice to redeem $250 million in principal amount of the Notes. Of the Notes called, $244 million in principal amount were converted into the Company's Common Stock prior to the redemption date, with the remaining $6 million redeemed for cash. Additionally, $16 and $6 million in principal amount of Notes that were not called for redemption were also converted into the Company's Common Stock during 1996 and 1995, respectively. These conversions resulted in the issuance of 11.2 million shares of Common Stock, and approximately 9.6 million shares of Common Stock are reserved for issuance upon conversion of the remaining outstanding Notes. In connection with the Common Stock conversions, $4.4 million was charged to additional paid-in capital, net of the related tax benefit, for unamortized deferred financing costs and accrued but unpaid interest related to the converted Notes. The estimated fair value of the Notes, which are publicly traded, as of December 31, 1996 and 1995 was $244 and $544 million, respectively, based on quoted market prices.

    The weighted average interest rate on the Company's long-term debt at December 31, 1996 and 1995 was 5.66% and 5.60%, respectively.

9 COMMITMENTS AND CONTINGENCIES

    The Company leases office space, manufacturing and warehouse facilities and transportation and other equipment under operating leases which expire at various dates through the year 2009. Rent expense was $23, $17 and $14 million in 1996, 1995 and 1994, respectively. In August 1996, the Company entered into a seven-year operating lease agreement for two administrative facilities. The total cost of the facilities covered by this lease agreement is limited to $115 million. The lease provides for a substantial residual value guarantee (approximately 83% of the total cost) by the Company which is due upon termination of the lease and includes purchase and renewal options. Upon termination of the lease, the Company can either exercise its purchase option, or the facilities can be sold to a third party. The Company expects the fair market value of the leased facilities to substantially reduce or eliminate the Company's payment under

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

9 COMMITMENTS AND CONTINGENCIES (CONTINUED) the residual value guarantee. The table of future minimum operating lease payments below excludes any payment related to this guarantee.

    Future minimum lease payments required under operating leases as of December 31, 1996 were as follows:

1997...............................................................  $  11,558
1998...............................................................     13,976
1999...............................................................     12,241
2000...............................................................     10,793
2001...............................................................      9,622
Thereafter.........................................................     24,706

    The Company has approximately $60 million in letters of credit outstanding at December 31, 1996.

    The Company is subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. The Company's manufacturing facilities are believed to be in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had, and is not expected to have, a material adverse effect on the Company's financial condition. The Company is also involved in remediation programs, principally with respect to former manufacturing sites, which are proceeding in conjunction with federal and state regulatory oversight. In addition, the Company is currently named as a potentially responsible party with respect to the disposal of wastes at nine hazardous waste sites located in six states and Puerto Rico.

    The Company engages independent consultants to assist management in evaluating potential liabilities related to environmental matters. Management assesses the input from these independent consultants along with other information known to the Company in its effort to continually monitor these potential liabilities. Management assesses its environmental exposure on a site-by-site basis, including those sites where the Company has been named as a potentially responsible party. Such assessments include the Company's share of remediation costs, information known to the Company concerning the size of the hazardous waste sites, their years of operation and the number of past users and their financial viability. Although the Company estimates, based on assessments and evaluations made by management, that its exposure with respect to these environmental matters could be as high as $58 million, the Company believes that the reserve for environmental matters of $38 million at December 31, 1996 ($35 million at December 31, 1995) is reasonable and adequate. However, there can be no assurance that the ultimate resolution of these matters will approximate the amount reserved.

    Based on the factors discussed above, capital expenditures and expenses for the Company's remediation programs, and the proportionate share of the cost of the necessary investigation and eventual remedial work that may be needed to be performed at the sites for which the Company has been named as a potentially responsible party, are not expected to have a material adverse effect on the Company's financial statements. The Company's present and past facilities have been in operation for many years, and over that time in the course of those operations, the Company's facilities have used substances which are or might be considered hazardous, and the Company has generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future, which the Company cannot now predict.

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

9 COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In April 1995, prior to the Company's acquisition of NLC in September 1995, DSC Communications Corporation and DSC Technologies Corporation (collectively, "DSC") brought suit against NLC and the founders of NLC. On March 28, 1996, a jury verdict was reached in the case which stated that the founders of NLC breached certain employee agreements with DSC, failed to disclose and diverted a corporate opportunity of DSC, misappropriated DSC trade secrets and conspired to take certain of the foregoing actions, and that NLC used or benefited from the diversion of corporate opportunity and misappropriation of trade secrets. In June 1996, a final judgment against NLC and the individual defendants was entered in favor of DSC, in a total amount of $137 million. However, the court denied DSC's request for entry of permanent injunctive relief. In June 1996, a pre-tax charge to earnings of $141 million was recorded, reflecting the judgment and costs of litigation. Since the Company has the ability and intent to pay this judgment utilizing borrowings under its Credit Agreement, the liability has been classified as long term. Both sides appealed to the U.S. Court of Appeals for the Fifth Circuit, and a decision was rendered in February 1997 (See Note
16).

    During October 1995, the Company and certain of its officers and directors were named as defendants in purported class action complaints in which the plaintiffs alleged that during various periods, generally extending from March 21, 1995 through October 18, 1995, the Company and certain officers and directors violated certain federal securities laws by making false and misleading statements about the Company's financial prospects, and as a result, the plaintiffs allege that the market value of the Company Stock declined, thereby causing unspecified monetary damages to the plaintiffs. The Company intends to vigorously defend these allegations.

    In February 1996, the Company and NLC were named as defendants in a complaint in which the plaintiffs, who are some of the former holders of preferred stock of NLC, allege, among other things, that the defendants violated federal securities laws by making misrepresentations and omissions and breached fiduciary duties to NLC in connection with the acquisition by the Company of NLC in September 1995. Plaintiffs seek, among other things, unspecified compensatory and punitive damages and attorneys' fees and costs. The Company intends to vigorously defend these allegations.

    While the ultimate outcome of the matters described above cannot be determined, management does not believe that the final disposition of these matters beyond the amounts previously provided for in the financial statements will have a material adverse effect on the Company's financial statements.

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

10 EMPLOYEE BENEFITS

    Net pension cost consists of the following:

                                                                                YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------------------------------
                                                                   1996                   1995                   1994
                                                          ----------------------  ---------------------  ---------------------

                                                           DOMESTIC     FOREIGN    DOMESTIC    FOREIGN    DOMESTIC    FOREIGN
                                                          -----------  ---------  ----------  ---------  ----------  ---------
Service cost............................................   $   2,464   $   4,577  $    1,999  $   3,543  $    2,113  $   3,149
Interest................................................       7,137       5,266       6,832      4,967       6,580      4,851
Loss (return) on plan assets............................      (7,441)     (2,105)    (22,872)    (1,885)      5,974     (2,092)
Net amortization and deferral...........................       1,056       1,237      16,659        203     (12,097)       (99)
                                                          -----------  ---------  ----------  ---------  ----------  ---------
Net pension cost........................................   $   3,216   $   8,975  $    2,618  $   6,828  $    2,570  $   5,809
                                                          -----------  ---------  ----------  ---------  ----------  ---------
                                                          -----------  ---------  ----------  ---------  ----------  ---------

    The funded status of the pension plans and the related amounts as recorded in the accompanying consolidated balance sheets are as follows:

                                                                      DECEMBER 31, 1996       DECEMBER 31, 1995
                                                                    ----------------------  ----------------------
                                                                     DOMESTIC    FOREIGN     DOMESTIC    FOREIGN
                                                                    ----------  ----------  ----------  ----------
Actuarial present value of:
  Vested benefits.................................................  $   87,354  $   14,607  $   87,503  $   11,657
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
  Accumulated benefits............................................  $   90,148  $   44,634  $   90,157  $   39,305
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
  Projected benefit obligation....................................  $  101,435  $   89,471  $   99,693  $   82,768
Market value of plan assets.......................................      89,703      33,166      83,443      30,759
                                                                    ----------  ----------  ----------  ----------
Funded status.....................................................     (11,732)    (56,305)    (16,250)    (52,009)
Unrecognized loss (gain)..........................................      (1,106)     32,634       2,947      32,069
                                                                    ----------  ----------  ----------  ----------
Accrued pension obligation........................................  $  (12,838) $  (23,671) $  (13,303) $  (19,940)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
Actuarial assumptions:
  Discount rate...................................................        7.75%       6.75%       7.25%        6.5%
  Investment return...............................................           9%          8%          9%          8%
  Compensation increases..........................................        4.75%          6%       4.25%          6%

    The impact of the changes in the actuarial assumptions, as of December 31, 1996, have been reflected in the funded status of the domestic and foreign pension plans, and the Company believes that such changes will not have a material effect on net pension cost in 1997.

    The domestic pension plans consist principally of a qualified retirement plan which has satisfied the full funding limitation requirements under the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions of $4 million were made in 1996, and no contributions were made to the plan during 1995. It is anticipated that no pension contributions will be required under ERISA during 1997. In 1994, the Company established unfunded supplemental retirement plans for certain members of management. Net pension cost and accrued pension obligations for these plans are included in the amounts above. The foreign pension plans consist principally of a Taiwan pension plan, which is funded under Taiwan's statutory requirements. Pension contributions for the Taiwan pension plan were $5, $6 and $4 million in

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

10 EMPLOYEE BENEFITS (CONTINUED)
1996, 1995 and 1994, respectively, and are expected to approximate $5 million in 1997. Domestic plans assets consist of fixed income and equity securities. Foreign plans assets principally consist of fixed income securities.

    CommScope, Inc. of North Carolina, an indirect wholly owned subsidiary of the Company, maintains an Employees Profit Sharing and Savings Plan (the "Profit Sharing and Savings Plan"). The majority of contributions to the Profit Sharing and Savings Plan are made at the discretion of CommScope, Inc. of North Carolina's Board of Directors. In addition, eligible employees may elect to contribute up to 10% of their salaries. The subsidiary contributes an amount equal to 50% of the first 4% of the employee's salary that the employee contributes. During the years ended December 31, 1996, 1995 and 1994, the subsidiary contributed $7, $7 and $6 million, respectively, to the Profit Sharing and Savings Plan, of which $6, $6 and $5 million, respectively, was discretionary.

    The Company maintains a voluntary savings plan covering all domestic non-union employees. Eligible employees not covered by the Profit Sharing and Savings Plan (as described in the preceding paragraph) may elect to contribute up to 10% of their salaries. The Company contributes an amount equal to 50% of the first 6% of the employee's salary that the employee contributes. Contributions were $3, $3 and $2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

11 POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS

    POSTRETIREMENT. The Company maintains an unfunded contributory group medical plan (the "Plan") for all full-time U.S. employees not covered by a collective bargaining agreement and who meet defined age and service requirements. The Company recognizes the cost of providing and maintaining postretirement benefits during employees' active service periods. The Plan is the primary provider of benefits for retirees up to age 65. After age 65, Medicare becomes the primary provider. Net postretirement benefit cost consists of the following:

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
Service cost.........................................................................  $     997  $     669  $     663
Interest.............................................................................      1,510      1,522      1,424
Net amortization and deferral........................................................       (515)      (599)      (515)
                                                                                       ---------  ---------  ---------
Net postretirement benefit cost......................................................  $   1,992  $   1,592  $   1,572
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

11 POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS (CONTINUED)
    The status of the Plan and the related amounts as recorded in the accompanying consolidated balance sheets are as follows:

                                                                             DECEMBER 31, 1996  DECEMBER 31, 1995
                                                                             -----------------  -----------------
Accumulated postretirement benefit obligation ("APBO"):
  Retirees.................................................................      $  12,691          $  13,721
  Active participants......................................................          8,970              8,724
                                                                                   -------            -------
Total APBO.................................................................         21,661             22,445
Unrecognized prior service cost............................................          7,532              8,047
Unrecognized gain (loss)...................................................          1,959                (97)
                                                                                   -------            -------
Accrued postretirement benefit obligation..................................      $  31,152          $  30,395
                                                                                   -------            -------
                                                                                   -------            -------
Discount rate used in determining APBO.....................................           7.75%              7.25%

    The assumed rate of future increases in health care cost during 1996 and 1995 was 14% and 15%, respectively, for pre-age 65 retirees, and 11% and 12%, respectively, for post-age 65 retirees, and is expected to decline to 6% by the year 2006. Under the Plan, the actuarially determined effect of a one percentage point increase in the assumed health care cost trend rate on annual net postretirement benefit cost and the APBO would be $.6 and $4 million, respectively.

    POSTEMPLOYMENT. Effective January 1, 1994, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Under SFAS No. 112, the Company is required to accrue the cost of providing benefits to employees after employment but before retirement. The postemployment benefit obligation relates principally to medical costs for former employees on long-term disability. Upon adoption of SFAS No. 112, the Company recorded a cumulative effect charge to income of $2 million to recognize the accumulated postemployment benefit obligation as of January 1, 1994.

12 STOCKHOLDERS' EQUITY

    COMMON SHARES. In April 1995, the stockholders approved an amendment to the Company's Certificate of Incorporation which increased the number of authorized shares of Common Stock from 175 to 400 million.

    STOCK OPTION AGREEMENTS. In May 1993, the stockholders of the Company approved the General Instrument Corporation 1993 Long-Term Incentive Plan ("1993 Plan") which provides for the granting of stock options, stock appreciation rights, restricted stock, performance units, performance shares and phantom stock to employees of the Company and its subsidiaries and the granting of stock options to directors of the Company. In March 1996, the stockholders approved an increase of 6 million shares of Common Stock that may be awarded under the 1993 Plan.

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

12 STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes stock option activity relating to the Company's stock option plans.

                                                                                                   WEIGHTED AVERAGE
                                                                                       NUMBER OF    EXERCISE PRICE
                                                                                        SHARES         PER SHARE
                                                                                      -----------  -----------------
Outstanding at January 1, 1994......................................................       5,059       $   12.72
Grants..............................................................................       4,470           27.41
Exercised...........................................................................      (1,954)           4.64
Canceled............................................................................      (2,638)          28.60
                                                                                      -----------
Outstanding at December 31, 1994....................................................       4,937           20.74
Grants..............................................................................       8,933           27.24
Exercised...........................................................................      (1,103)          15.88
Canceled............................................................................      (3,116)          29.44
                                                                                      -----------
Outstanding at December 31, 1995....................................................       9,651           24.50
Grants..............................................................................       1,792           26.21
Exercised...........................................................................        (162)          16.52
Canceled............................................................................        (679)          26.37
                                                                                      -----------
Outstanding at December 31, 1996....................................................      10,602       $   24.79
                                                                                      -----------
                                                                                      -----------

    The following table summarizes information about stock options outstanding and exercisable under the Company's stock option plans.

                                                    SHARES UNDER OPTIONS OUTSTANDING
                                            -------------------------------------------------       OPTIONS EXERCISABLE
                                                                   WEIGHTED-                   ------------------------------
                                                 NUMBER             AVERAGE        WEIGHTED-        NUMBER         WEIGHTED-
                                               OUTSTANDING         REMAINING        AVERAGE       EXERCISABLE       AVERAGE
                 RANGE OF                      AT DECEMBER        CONTRACTUAL      EXERCISE       AT DECEMBER      EXERCISE
             EXERCISE PRICES                    31, 1996         TERM (YEARS)        PRICE         31, 1996          PRICE
------------------------------------------  -----------------  -----------------  -----------  -----------------  -----------
$1.51--$2.75..............................            106                6.4       $    2.23             106       $    2.23
15.88--24.75..............................          4,189                8.2           20.40             943           19.81
25.19--29.88..............................          5,188                8.3           26.93           2,108           26.52
30.06--39.50..............................          1,119                8.7           33.43             184           36.37

    At December 31, 1996 and 1995, 5.2 and .3 million shares, respectively, were reserved for future awards under the Company's stock award plans.

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Since the exercise price of all stock options granted under the 1993 Plan in 1996, 1995 and 1994 was equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant, no compensation expense has been recognized by the Company for its stock-based compensation plans during these years other than for restricted stock agreements. Compensation expense would have been $22 and $7 million in 1996 and 1995, respectively, had compensation cost for stock options awarded in 1996 and 1995 under the Company's stock option agreements been determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, "Accounting for Stock-Based Compensation," and the

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

12 STOCKHOLDERS' EQUITY (CONTINUED)
Company's pro forma net income/loss and fully diluted earnings/loss per share would have been a net loss of $15 million and $0.12 loss per share for 1996 and earnings of $119 million and $0.93 earnings per share for 1995. The weighted-average per share fair value of the options granted during 1996 and 1995 was estimated as $10.80 and $10.00, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                    1996       1995
                                                                                  ---------  ---------
Expected life (years)...........................................................        4.0        4.0
Risk-free interest rate.........................................................       6.18%      6.21%
Expected volatility.............................................................         43%        38%
Expected dividend yield.........................................................          0%         0%

    The pro forma effect on net income/loss and earnings/loss per share for 1996 and 1995 may not be representative of the pro forma effect in future years because it includes compensation cost on a straight-line basis over the vesting periods of the grants and does not take into consideration the pro forma compensation costs for grants made prior to 1995.

    In connection with the acquisition of NLC, the Company entered into restricted stock agreements with NLC stockholders who, prior to the merger, held NLC common stock that was subject to repurchase rights. The repurchase rights generally permit the Company to repurchase shares of common stock upon certain terminations of employment. At the acquisition date, unearned compensation, based on the unamortized excess of the market value of the shares awarded over the price paid by the recipient at the date of grant, was charged to stockholders' equity and is being amortized to expense over the vesting period, which expires in July 1999.

    STOCKHOLDER RIGHTS PLAN. On January 6, 1997, the Board of Directors adopted a stockholder rights plan designed to protect stockholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price. Under the rights plan, each stockholder, subsequent to the distribution date of January 24, 1997, receives a dividend of one right for each outstanding share of Common Stock. The rights are attached to, and presently only trade with, the Common Stock and currently are not exercisable. Except as specified below, upon becoming exercisable, all rights holders will be entitled to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock at a price of $100.

    The rights become exercisable and will begin to trade separately from the Common Stock upon the earlier of (i) the first date of public announcement that a person or group (other than an existing 15% stockholder or pursuant to a Permitted Offer, as defined) has acquired beneficial ownership of 15% or more of the outstanding Common Stock, or (ii) 10 business days following a person's or group's commencement of, or announcement of, an intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership of 15% or more of the Common Stock. The rights will entitle holders to purchase Common Stock having a market value (immediately prior to such acquisition) of twice the exercise price of the right. The Company may redeem the rights for $0.01 each at any time prior to such acquisition. The rights will expire on January 6, 2007, unless earlier redeemed.

    In connection with the rights plan, the Board of Directors approved the creation of, out of the authorized but unissued shares of Common Stock of the Company, a Series A Junior Participating

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

12 STOCKHOLDERS' EQUITY (CONTINUED)
Preferred Stock ("Participating Preferred Stock"), consisting of .4 million shares with a par value of $0.01 per share. The holders of the Participating Preferred Stock are entitled to receive dividends, if declared by the Board of Directors, from funds legally available. Each share of Participating Preferred Stock is entitled to one thousand votes on all matters submitted to stockholder vote. The shares of Participating Preferred Stock are not redeemable by the Company nor convertible into Common Stock or any other security of the Company.

13 DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

    Derivative financial instruments are primarily used by the Company to reduce market risk arising from changes in foreign exchange and interest rates. The Company does not use derivative financial instruments for trading purposes, nor does it engage in currency or interest rate speculation. Derivatives used by the Company consist of foreign exchange, interest rate and other instruments. The Company believes that the various counterparties with which the Company enters into these agreements consist of only financially sound institutions and, accordingly, believes that the credit risk for non-performance of these contracts is remote. The Company monitors its underlying market risk exposures on an ongoing basis and believes that it can modify or adapt its hedging strategies as needed.

    FOREIGN EXCHANGE INSTRUMENTS. The Company enters into forward exchange contracts on a month-to-month basis to hedge foreign currency exposure with regard to certain monetary assets and liabilities denominated in currencies other than the U.S. dollar. These contracts generally do not subject the Company's results of operations to risk of exchange rate movements because gains and losses on these contracts generally offset, in the same period, gains and losses on the monetary assets and liabilities being hedged.

    On a selective basis, the Company enters into forward exchange and purchased option contracts to hedge the currency exposure of contractual and other firm commitments denominated in foreign currencies. The Company may also enter into forward exchange and purchased option contracts designed to hedge the currency exposure of anticipated, but not yet committed, transactions expected to be denominated in foreign currencies. The purpose of these activities is to protect the Company from the risk that the eventual net cash flows in U.S. dollars from foreign receivables and payables will be adversely affected by changes in exchange rates. Gains and losses on hedges related to contractual and other firm commitments are deferred and recognized in the Company's results of operations in the same period as the gain or loss from the underlying transactions. Gains and losses on forward exchange contracts used to hedge anticipated, but not yet committed, transactions are recognized in the Company's results of operations as changes in exchange rates for the applicable foreign currencies occur. Historically, foreign exchange contracts with respect to contractual and other firm commitments and anticipated, but not yet committed, transactions have been short-term in nature. In addition, purchased options have had no intrinsic value at the time of purchase.

    The Company generally settles forward exchange contracts at maturity at prevailing market rates. The Company recognizes in its results of operations over the life of the contract the amortization of contract premium or discount. The amortization of these premiums or discounts during each of the three years in the period ended December 31, 1996 was not significant. During 1995, in response to first half of the year appreciation in the New Taiwan dollar, the Company increased the volume of forward exchange contracts

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

13 DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS (CONTINUED) utilized to hedge its cash flows in Taiwan. As of December 31, 1996 and 1995, the Company had outstanding forward exchange contracts in the amounts of $12 and $162 million, respectively, comprised of foreign currencies which were to be purchased (principally the Irish punt in 1996 and the New Taiwan dollar in 1995) and $43 and $46 million, respectively, comprised of foreign currencies which were to be sold (principally the Japanese yen, Canadian dollar and German mark). All outstanding forward exchange contracts at December 31, 1996 and 1995 mature within six months, and the fair values of such contracts approximated their carrying values. Accordingly, deferred gains or losses on such contracts at December 31, 1996 and 1995 were not significant. Foreign currency transaction losses included in net income were $3 and $10 million in 1996 and 1995, respectively. Gains and losses in 1994 were not significant. As of December 31, 1996 and 1995, the Company had no purchased option contracts outstanding.

    INTEREST RATE AND OTHER DERIVATIVE INSTRUMENTS. On a selective basis, the Company from time to time enters into interest rate cap or swap agreements to reduce the potential negative impact of increases in interest rates on its outstanding variable-rate debt under the Credit Agreement. The Company recognizes in its results of operations over the life of the contract, as interest expense, the amortization of contract premiums incurred from buying interest rate caps. Net payments or receipts resulting from these agreements are recorded as adjustments to interest expense. The effect of interest rate instruments on the Company's results of operations in each of the three years in the period ended December 31, 1996 was not significant.

    In the fourth quarter of 1994, the Company entered into two interest rate cap agreements to hedge an aggregate amount of $150 million of outstanding variable-rate borrowings under the Credit Agreement. Each contract had a notional amount of $75 million and a one-year term, covering the period from January 3, 1995 through January 3, 1996. At December 31, 1995, the fair value of interest rate agreements was not material.

    As of December 31, 1996, the Company also had four option contracts outstanding, providing for the purchase and sale of certain investments. The net premiums totaled $50 million, of which $25 million was paid on the transaction settlement date subsequent to December 31, 1996. At December 31, 1996, the $50 million net premiums have been reported as short-term investments, and the $25 million which settled subsequent to December 31, 1996 is included in accounts payable. The option contracts expire in February 1997 and are accounted for at fair value with unrealized gains and losses recognized in earnings. As of December 31, 1996, the net unrealized gains and losses on these open contracts, for which the right of offset exists, were not material.

    OTHER FINANCIAL INSTRUMENTS. The carrying value of cash and cash equivalents approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount of the Company's senior bank indebtedness approximates fair value because the underlying instruments have variable interest rates that adjust to market on a short-term basis.

14 SEGMENT INFORMATION

    The Company's major business segments are Broadband Communications and Power Semiconductor. Broadband Communications offers a variety of products and services for the cable and satellite television industries, including digital and analog set-top systems, transmission systems, digital and analog satellite systems, including digital compression and transmission systems, and coaxial and fiber optic cable.

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

14 SEGMENT INFORMATION (CONTINUED)
Broadband Communications is also in the business of developing high-speed data networks and telephony network solutions. Products offered by Power Semiconductor include discrete power rectifying and transient voltage suppression components used in telecommunications, automotive and consumer electronic products. A significant portion of the Company's products are manufactured or assembled in Mexico, Taiwan and Ireland. At December 31, 1996, the net assets of these production operations were $20, $90 and $47 million, respectively.

    Operating profit represents net revenue less operating expenses, which excludes interest, unallocated corporate expenses and income taxes. Identifiable assets are those used in the operations of each segment or geographic area.

                                                UNITED
  OPERATIONS BY GEOGRAPHIC AREA:               STATES(A)   EUROPE     FAR EAST      OTHER    ELIMINATIONS  CONSOLIDATED(B)
                                               ---------  ---------  -----------  ---------  ------------  --------------
Year ended December 31, 1996:
  Net sales (c)..............................  $2,385,032 $ 225,740   $  30,068   $  48,848   $   --         $2,689,688
  Intercompany transfers (d).................    230,978     41,369     288,552      22,489     (583,388)        --
                                               ---------  ---------  -----------  ---------  ------------  --------------
    Net revenues.............................  2,616,010    267,109     318,620      71,337     (583,388)     2,689,688
  Operating profit...........................     70,573(e)     5,738      5,557      2,160       --             84,028(e)
  Identifiable assets........................  2,179,208    126,224     231,582      36,017       --          2,573,031
Year ended December 31, 1995:
  Net sales (c)..............................  2,153,144    210,436      38,505      29,939       --          2,432,024
  Intercompany transfers (d).................    202,091     47,801     250,190      16,828     (516,910)        --
                                               ---------  ---------  -----------  ---------  ------------  --------------
    Net revenues.............................  2,355,235    258,237     288,695      46,767     (516,910)     2,432,024
  Operating profit...........................    180,275(f)    38,814      7,862      4,554       --            231,505(f)
  Identifiable assets........................  1,888,401     89,773     194,018      28,760       --          2,200,952
Year ended December 31, 1994:
  Net sales (c)..............................  1,822,383    151,644      32,803      29,493       --          2,036,323
  Intercompany transfers (d).................    140,691     32,772     221,930      23,264     (418,657)        --
                                               ---------  ---------  -----------  ---------  ------------  --------------
    Net revenues.............................  1,963,074    184,416     254,733      52,757     (418,657)     2,036,323
  Operating profit...........................    299,944     16,854      20,186       4,336       --            341,320
  Identifiable assets........................  1,753,161     80,061     169,331      16,836       --          2,019,389

------------------------

(a) Net sales by geographic segment reflect the originating source of the unaffiliated sale. Included in the U.S. net sales amount are export sales of $625, $513 and $413 million in 1996, 1995 and 1994, respectively.

(b) Excludes corporate expenses and assets which are shown separately in the "Operations by Segment" table.

(c) A limited number of cable and satellite television operators provide services to a large percentage of television households in the U.S. The loss of some of these operators as customers could have a material adverse effect on the Company's sales. One customer, including affiliates, accounted for 17%, 20% and 15% of the Company's consolidated net sales in 1996, 1995 and 1994, respectively. Sales to this customer are made primarily from the Broadband Communications segment.

(d) Intercompany transfers reflect the originating geographic source of the transfer and principally reflect product assembly which is accounted for at cost plus a nominal profit.

(e) Includes charges of $237 million reflecting $12 million of restructuring charges related to the Company's plan to separate into three independent companies (see Note 2), $141 million of NLC litigation costs (see Note 9), $57 million of charges primarily related to the transition to the Company's next-generation digital products (see Note 15) and $27 million of other charges related to the write-down of certain assets to their estimated net realizable values and accruals for environmental and litigation matters (see
    Note 15).

(f) Includes a charge of $140 million for purchased in-process technology in connection with the Company's acquisition of NLC.

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

14 SEGMENT INFORMATION (CONTINUED)

                                                  BROADBAND         POWER
                                               COMMUNICATIONS   SEMICONDUCTOR  CORPORATE   CONSOLIDATED
                                               ---------------  -------------  ----------  ------------
OPERATIONS BY SEGMENT:
Year ended December 31, 1996:
  Net sales..................................   $   2,327,797    $   361,891   $   --       $2,689,688
  Operating profit (loss)....................            (608)(a)       84,636(a)     --        84,028
  Corporate expenses.........................        --              --           (32,516 (a)     (32,516)
  Identifiable assets........................       2,094,053        478,978       --        2,573,031
  Corporate assets...........................        --              --           133,820      133,820
  Capital expenditures.......................         165,526         60,335        2,041      227,902
  Depreciation and amortization expense......         103,433         22,015        3,688      129,136

Year ended December 31, 1995:
  Net sales..................................       2,017,755        414,269       --        2,432,024
  Operating profit...........................         131,810(b)       99,695      --          231,505
  Corporate expenses.........................        --              --           (26,204)     (26,204)
  Identifiable assets........................       1,751,518        449,434       --        2,200,952
  Corporate assets...........................        --              --            99,806       99,806
  Capital expenditures.......................         124,261         34,990          190      159,441
  Depreciation and amortization expense......          85,195         19,483        5,462      110,140

Year ended December 31, 1994:
  Net sales..................................       1,720,634        315,689       --        2,036,323
  Operating profit...........................         281,985         59,335       --          341,320
  Corporate expenses.........................        --              --           (25,249)     (25,249)
  Identifiable assets........................       1,590,876        428,513       --        2,019,389
  Corporate assets...........................        --              --            89,562       89,562
  Capital expenditures.......................         112,080         23,406          254      135,740
  Depreciation and amortization expense......          71,618         19,627        6,105       97,350

------------------------

(a) Operating profit (loss) for Broadband Communications and Power Semiconductor and corporate expenses for Corporate include charges of $226, $2 and $9 million, respectively, reflecting restructuring charges related to the Company's plan to separate into three independent companies, NLC litigation costs and other charges primarily related to the transition to the Company's next-generation digital products and the write-down of certain assets to their estimated net realizable values (See Notes 2, 9 and 15).

(b) Includes a charge of $140 million for purchased in-process technology in connection with the Company's acquisition of NLC.

                         GENERAL INSTRUMENT CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

15 QUARTERLY FINANCIAL DATA (UNAUDITED)

    Summarized quarterly data for 1996 and 1995 are as follows:

                                                                          QUARTER ENDED
                                      --------------------------------------------------------------------------------------
                                              MARCH 31,                      JUNE 30,                   SEPTEMBER 30,
                                      --------------------------    --------------------------    --------------------------

                                         1996           1995          1996(A)         1995           1996          1995(B)
                                      -----------    -----------    -----------    -----------    -----------    -----------
Net sales.........................    $  615,762     $  608,716     $  675,189     $  611,639     $  662,122     $  563,251
Gross profit......................       174,024        190,832        185,253        195,370        192,089        179,443
Net income (loss).................    $   31,164     $   57,055     $  (58,086 )   $   54,051     $   42,122     $  (40,892)
Earnings (loss) per share:
  Primary.........................    $      .25     $      .46     $     (.45 )   $      .44     $      .31     $     (.33)
  Fully diluted(d)................           .24            .42           (.45 )          .40            .30           (.33)

Common Stock
  Prices:(e)
    High..........................    $       28 3/8 $       36 1/4 $       34 3/8 $       39 1/4 $       29 3/8 $       415/8
    Low...........................            21             25 5/8         26 1/4         30 1/2         21 1/2         301/4


                                           DECEMBER 31,
                                    --------------------------
                                      1996(C)         1995
                                    -----------    -----------
Net sales.........................  $  736,615     $  648,418
Gross profit......................     140,697        175,740
Net income (loss).................  $  (17,064 )   $   53,568
Earnings (loss) per share:
  Primary.........................  $     (.12 )   $      .43
  Fully diluted(d)................        (.12 )          .39
Common Stock
  Prices:(e)
    High..........................  $       27 1/8 $       29 3/4
    Low...........................          18 1/8         18 1/4

------------------------

(a) Includes a charge of $141 million ($92 million net-of-tax) reflecting NLC litigation costs.

(b) Includes a charge of $140 million ($90 million net-of-tax) for purchased in-process technology in connection with the acquisition of NLC.

(c) Includes a pre-tax charge of $12 million ($7 million net-of-tax) for costs related to the Company's plan to separate into three independent companies, a pre-tax charge of $57 million ($35 million net-of-tax) related to the Company's transition to next-generation digital products and other pre-tax charges of $27 million ($17 million net-of-tax). Of the total charge of $96 million, $73 million ($45 million net-of-tax) was recorded as cost of goods sold and related to the write-down of inventories to their estimated net realizable values and the accrual of upgrade and product warranty liabilities related to the transition to the Company's next-generation digital products. The remaining $23 million ($14 million net-of-tax) of charges were recorded as SG&A expense and related to the Company's plan to separate into three independent companies, the write-down of fixed assets to their estimated net realizable values and accruals for environmental and litigation matters.

(d) The sum of the four quarters does not equal the full-year fully-diluted calculation because the Company recorded losses in certain quarters of 1996 and 1995, the impact of which had an anti-dilutive effect on the Company's fully-diluted calculation during these periods.

(e) The New York Stock Exchange is the principal market on which these securities are traded. The Company did not pay dividends on its Common Stock during 1996 or 1995.

16 SUBSEQUENT EVENT

    As discussed in Note 9, in 1995 DSC brought suit against NLC and the founders of NLC. On February 28, 1997, the U.S. Court of Appeals for the Fifth Circuit confirmed the trial court's denial of DSC's request for injunctive relief, reversed the district court judgment for diversion of a corporate opportunity and remanded the case to the trial court for the entry of judgment on the misappropriation of trade secrets claim, which the Company expects to result in a damage award of $138 million plus accrued interest.

                         GENERAL INSTRUMENT CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS

              (UNAUDITED--IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
NET SALES.................................................................................  $  641,271  $  615,762
                                                                                            ----------  ----------
OPERATING COSTS AND EXPENSES
  Cost of sales...........................................................................     469,092     441,738
  Selling, general and administrative.....................................................      67,732      57,323
  Research and development................................................................      53,744      48,699
  Amortization of excess of cost over fair value of net assets acquired...................       6,152       6,077
                                                                                            ----------  ----------
      Total operating costs and expenses..................................................     596,720     553,837
                                                                                            ----------  ----------
OPERATING INCOME..........................................................................      44,551      61,925
Other expenses--net.......................................................................        (269)       (116)
Interest expense--net.....................................................................     (12,888)    (11,544)
                                                                                            ----------  ----------
INCOME BEFORE INCOME TAXES................................................................      31,394      50,265
Provision for income taxes................................................................     (13,711)    (19,101)
                                                                                            ----------  ----------
NET INCOME................................................................................  $   17,683  $   31,164
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Weighted Average Shares Outstanding.......................................................     137,391     126,405
PRIMARY EARNINGS PER SHARE................................................................  $      .13  $      .25
                                                                                            ----------  ----------
                                                                                            ----------  ----------
FULLY DILUTED EARNINGS PER SHARE..........................................................  $      .13  $      .24
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                         GENERAL INSTRUMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         MARCH 31,   DECEMBER 31,
                                                                                           1997        1996(1)
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)
                                                                                        -----------
                                              ASSETS
Current Assets:
Cash and cash equivalents.............................................................   $  82,007    $   20,252
Short-term investments................................................................      18,328        49,946
Accounts receivable, less allowance for doubtful accounts of $17,954 and $17,536,
  respectively........................................................................     499,206       544,430
Inventories...........................................................................     354,848       336,516
Prepaid expenses and other current assets.............................................      31,465        24,619
Deferred income taxes.................................................................      97,234       107,322
                                                                                        -----------  ------------
  Total current assets................................................................   1,083,088     1,083,085
Property, plant and equipment--net....................................................     573,068       571,051
Intangibles, less accumulated amortization of $113,879 and $110,298, respectively.....     127,606       131,051
Excess of cost over fair value of net assets acquired, less accumulated amortization
  of $166,383 and $160,231, respectively..............................................     821,222       827,373
Investments and other assets..........................................................      46,722        28,999
Deferred income taxes, net of valuation allowance.....................................      51,661        58,891
Deferred financing costs, less accumulated amortization of $28,461 and $28,070,
  respectively........................................................................       6,010         6,401
                                                                                        -----------  ------------
TOTAL ASSETS..........................................................................   $2,709,377   $2,706,851
                                                                                        -----------  ------------
                                                                                        -----------  ------------
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable......................................................................   $ 229,768    $  272,041
Accrued interest payable..............................................................      14,297         7,772
Income taxes payable..................................................................       5,005        20,703
Other accrued liabilities.............................................................     224,925       229,894
Current portion of long-term debt.....................................................       4,310         4,310
                                                                                        -----------  ------------
  Total current liabilities...........................................................     478,305       534,720

Deferred income taxes.................................................................      21,823        21,457
Long-term debt........................................................................     734,825       698,825
NLC litigation liability..............................................................     138,000       139,100
Other non-current liabilities.........................................................     133,898       139,596
                                                                                        -----------  ------------
  Total liabilities...................................................................   1,506,851     1,533,698
                                                                                        -----------  ------------
Commitments and contingencies
Stockholders' Equity:
Preferred Stock, $.01 par value; 20,000,000 shares authorized;
  no shares issued....................................................................      --            --
Common Stock $.01 par value; 400,000,000 shares authorized; 137,173,053 and
  137,144,412 shares issued, respectively.............................................       1,372         1,371
Additional paid-in capital............................................................     925,617       925,166
Retained earnings.....................................................................     272,235       254,552
Unrealized gain on investment.........................................................      11,180        --
                                                                                        -----------  ------------
                                                                                         1,210,404     1,181,089
Less--Treasury stock at cost, 247,170 and 231,527 shares of Common Stock,
  respectively........................................................................      (7,317)       (7,271)
    Unearned compensation.............................................................        (561)         (665)
                                                                                        -----------  ------------
  Total stockholders' equity..........................................................   1,202,526     1,173,153
                                                                                        -----------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............................................   $2,709,377   $2,706,851
                                                                                        -----------  ------------
                                                                                        -----------  ------------

------------------------

(1) Derived from the audited consolidated balance sheet contained elsewhere in this Proxy Statement.

                See notes to consolidated financial statements.

                         GENERAL INSTRUMENT CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                           (UNAUDITED--IN THOUSANDS)

                                        COMMON STOCK      ADDITIONAL              UNREALIZED    COMMON     UNEARNED
                                    --------------------   PAID-IN     RETAINED     GAIN ON    STOCK IN     COMPEN-
                                     SHARES     AMOUNT     CAPITAL     EARNINGS   INVESTMENT   TREASURY     SATION
                                    ---------  ---------  ----------  ----------  -----------  ---------  -----------
BALANCE, JANUARY 1, 1997..........    137,144  $   1,371  $  925,166  $  254,552   $  --       $  (7,271)  $    (665)
Exercise of stock options and
  related tax benefit.............         29          1         451          --          --          --          --
Amortization of unearned
  compensation....................         --         --          --          --          --          --         104
Unrealized gain on investment-net
  of tax..........................         --         --          --          --      11,180          --          --
Treasury Stock transactions.......         --         --          --          --          --         (46)         --
Net income........................         --         --          --      17,683          --          --          --
                                    ---------  ---------  ----------  ----------  -----------  ---------       -----
BALANCE, MARCH 31, 1997...........    137,173  $   1,372  $  925,617  $  272,235   $  11,180   $  (7,317)  $    (561)
                                    ---------  ---------  ----------  ----------  -----------  ---------       -----
                                    ---------  ---------  ----------  ----------  -----------  ---------       -----

                See notes to consolidated financial statements.

                         GENERAL INSTRUMENT CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (UNAUDITED--IN THOUSANDS)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
OPERATING ACTIVITIES:
Net income................................................................................  $   17,683  $   31,164
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
  Depreciation and amortization...........................................................      34,944      29,634
  Changes in assets and liabilities:
    Accounts receivable...................................................................      36,336     (21,379)
    Inventories...........................................................................     (18,332)    (65,921)
    Prepaid expenses and other current assets.............................................      (4,345)       (476)
    Other non-current assets..............................................................      (2,849)     (2,465)
    Deferred income taxes.................................................................       8,687      15,793
    Accounts payable, income taxes payable and other accrued liabilities..................     (27,614)        407
    Other non-current liabilities.........................................................      (1,487)      1,891
  Other...................................................................................        (261)        675
                                                                                            ----------  ----------
Net cash provided by (used in) operating activities.......................................      42,762     (10,677)
                                                                                            ----------  ----------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment..............................................     (24,974)    (48,314)
  Proceeds from sale of short-term investments............................................      24,972      --
  Proceeds from sale of assets............................................................      --           4,368
  Investments in other assets.............................................................     (17,374)     --
                                                                                            ----------  ----------
Net cash used in investing activities.....................................................     (17,376)    (43,946)
                                                                                            ----------  ----------
FINANCING ACTIVITIES:
  Net proceeds from revolving credit facilities...........................................      36,000      32,000
  Proceeds from stock options.............................................................         369         390
                                                                                            ----------  ----------
Net cash provided by financing activities.................................................      36,369      32,390
                                                                                            ----------  ----------
Increase (decrease) in cash and cash equivalents..........................................      61,755     (22,233)
Cash and cash equivalents, beginning of period............................................      20,252      36,382
                                                                                            ----------  ----------
Cash and cash equivalents, end of period..................................................  $   82,007  $   14,149
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                         GENERAL INSTRUMENT CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

1 BASIS OF PRESENTATION

    The consolidated balance sheet as of March 31, 1997, the consolidated statements of operations for the three months ended March 31, 1997 and 1996, the consolidated statements of cash flows for the three months ended March 31, 1997 and 1996 and the consolidated statement of stockholders' equity for the three months ended March 31, 1997 of General Instrument Corporation and its wholly-owned subsidiaries (the "Company") are unaudited and reflect all adjustments of a normal recurring nature which are, in the opinion of management, necessary for a fair presentation of the interim period financial statements. There were no adjustments of a non-recurring nature recorded during the three months ended March 31, 1997 and 1996 except for charges discussed in
Note 2 below. These consolidated financial statements should be read in conjunction with the Company's December 31, 1996 audited consolidated financial statements included elsewhere in this Proxy Statement.

2 RESTRUCTURING OF GENERAL INSTRUMENT CORPORATION

    On January 7, 1997, the Company announced its intention to separate the Company into three publicly-traded companies to focus on global growth opportunities. The restructuring, expected to be completed in the third quarter of 1997 through a tax-free distribution to stockholders (the "Distribution"), will create three independent companies: NextLevel Systems, Inc., a leading worldwide supplier of systems and components for high-performance networks, delivering video, voice and Internet/data services to the cable, telephony and satellite markets (the "Communications Business"); CommScope, Inc., the world's largest manufacturer of coaxial cable for cable television applications and a leading supplier of high-performance electronic cables; and General Semiconductor, Inc. (which will change its name from General Instrument Corporation), a world leader in the manufacture of low-to-medium power rectifiers and transient voltage suppressors (the "Power Semiconductor Business"). The restructuring is subject to the approval of the holders of a majority of shares of the Company, the receipt of a ruling from the Internal Revenue Service that the transactions related to the separation of NextLevel Systems, Inc., CommScope, Inc. and General Semiconductor, Inc. are not taxable to the Company or its stockholders, and the absence of events or developments that would have a material adverse impact on the Company or its stockholders. In connection with the restructuring, NextLevel Systems, Inc., CommScope, Inc. and General Semiconductor, Inc. will enter into various agreements that will generally provide for the separation and distribution of the operating assets and liabilities and pension plan assets and liabilities of the Company, as well as tax sharing, transition services and other matters.

    In connection with the restructuring, the Company recorded a charge of $10 million to cost of sales during the three months ended March 31, 1997 for severance costs, for 225 employees terminated, related to dividing the Company's Taiwan operations between the Communications Business and the Power Semiconductor Business. Such amount was paid by March 31, 1997. The Company's Taiwan legal entity is currently comprised of operations which support both the Communications Business and the Power Semiconductor Business. In order to effectuate the Distribution, the Company expects to incur additional net-of-tax charges of approximately $40 million to $60 million, primarily employee costs, in order to separate its Taiwan operations and for other costs related directly to the Distribution. Additionally, the Company recorded a charge of $3 million to selling, general and administrative expense during the three months ended March 31, 1997 for transaction costs incurred through March 31, 1997 related to the restructuring. Such transaction costs were primarily comprised of legal, accounting and other professional fees and are expected to be paid by June 30, 1997.

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

3 INVENTORIES

    Inventories consist of:

                                                            MARCH 31, 1997  DECEMBER 31, 1996
                                                            --------------  -----------------
Raw materials.............................................    $  155,024       $   134,807
Work in process...........................................        41,289            38,135
Finished goods............................................       158,535           163,574
                                                            --------------        --------
                                                              $  354,848       $   336,516
                                                            --------------        --------
                                                            --------------        --------

4 LONG-TERM DEBT

    Long-term debt consists of:

                                                            MARCH 31, 1997  DECEMBER 31, 1996
                                                            --------------  -----------------
Senior bank indebtedness
  Revolving credit facilities.............................    $  450,000       $   414,000
  Taiwan loan.............................................        50,384            50,384
  Flexible Term Notes.....................................        10,800            10,800
  Convertible Junior Subordinated Notes...................       227,951           227,951
                                                            --------------        --------
                                                                 739,135           703,135
Less current maturities...................................         4,310             4,310
                                                            --------------        --------
Long-Term debt............................................    $  734,825       $   698,825
                                                            --------------        --------
                                                            --------------        --------

5 INCOME TAXES

    The provision for income taxes for the three months ended March 31, 1997 and 1996 was computed utilizing the Company's expected annual effective income tax rate adjusted for the tax effects of restructuring charges recorded during 1997.

6 LITIGATION

    In April 1995, prior to the Company's acquisition of Next Level Communications ("NLC") in September 1995, DSC Communications Corporation and DSC Technologies Corporation (collectively, "DSC") brought suit against NLC and the founders of NLC ("NLC Litigation"). On March 28, 1996, a jury verdict was reached in the case which stated that the founders of NLC breached certain employee agreements with DSC, failed to disclose and diverted a corporate opportunity of DSC, misappropriated DSC trade secrets and conspired to take certain of the foregoing actions, and that NLC used or benefited from the diversion of corporate opportunity and misappropriation of trade secrets. In June 1996, a final judgment against NLC and the individual defendants was entered in favor of DSC, in a total amount of $137 million. However, the court denied DSC's request for entry of permanent injunctive relief. In June 1996, a pre-tax charge to earnings of $141 million was recorded, reflecting the judgment and costs of litigation. Both sides appealed to the U.S. Court of Appeals for the Fifth Circuit. On February 28, 1997, the U.S. Court of Appeals for the Fifth Circuit confirmed the trial court's denial of DSC's request for injunctive relief, reversed the district court judgment for diversion of a corporate opportunity and

                         GENERAL INSTRUMENT CORPORATION

        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS, UNLESS OTHERWISE NOTED)

6 LITIGATION (CONTINUED)
remanded the case to the trial court for the entry of judgment on the misappropriation of trade secrets claim, which the Company expects to result in a damage award of not more than $138 million plus accrued interest. Enforcement of the judgment was stayed pending the determination of the appeal. Both parties have filed motions for rehearing with the Court of Appeals, and these motions have not yet been decided

    An action entitled BroadBand Technologies, Inc. vs. General Instrument Corp. was brought in March 1997 in the United States District Court for the Eastern District of North Carolina. The complaint alleges that the Company infringes BroadBand Technologies, Inc.'s U.S. Patent No. 5,457,560 (the "560 Patent"), covering an electronic communications system which delivers television signals, and seeks monetary damages and injunctive relief. The Company has filed a motion to dismiss the complaint for lack of personal jurisdiction. The motion has not yet been decided.

    In March 1997, NLC commenced an action against BroadBand Technologies, Inc. in the United States District Court for the Northern District of California for a declaratory judgment that BroadBand Technologies, Inc. 560 Patent is invalid and unenforceable; for patent infringement; and for violation of the antitrust laws of the United States. In the patent infringement claim, NLC charges that BroadBand Technologies, Inc. infringes two patents licensed to NLC relating to video compression and video signal processing. BroadBand Technologies, Inc. has answered the complaint and does not contest jurisdiction.

    While the ultimate outcome of the matters described above cannot be determined, management does not believe that the final disposition of these matters beyond the amounts previously provided for in the financial statements will have a material adverse effect on the Company's financial statements.

7 EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("SFAS No. 128"), which will be adopted by the Company on December 31, 1997. SFAS No. 128, which supersedes Accounting Principles Board Opinion No. 15, Earnings per Share ("APB No. 15"), replaces primary and fully diluted earnings per share with basic and fully diluted earnings per share, respectively. Had earnings per share been calculated in accordance with SFAS No. 128, basic and diluted earnings per share would have both been $0.13 for the three months ended March 31, 1997 and $0.25 and $0.24, respectively, for the three months ended March 31, 1996. These amounts reflect the same earnings per share results calculated by the Company under APB No. 15.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of General Instrument Corporation:

    We have audited the combined balance sheets of the Communications Business of General Instrument Corporation (the "Company") as of December 31, 1996 and 1995, and the related combined statements of operations, divisional net equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Communications Business of General Instrument Corporation at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

    As discussed in Note 12 to the combined financial statements, effective January 1, 1994, the Communications Business of General Instrument Corporation changed its method of accounting for postemployment benefits to conform with Statement of Financial Accounting Standards No. 112.

/S/ DELOITTE & TOUCHE LLP
----------------------------
DELOITTE & TOUCHE LLP

Chicago, Illinois
February 3, 1997
(February 28, 1997 as to Note 17)

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
NET SALES...............................................................  $  1,755,585  $  1,532,595  $  1,275,307
                                                                          ------------  ------------  ------------
OPERATING COSTS AND EXPENSES
  Cost of sales.........................................................     1,349,815     1,079,916       877,667
  Selling, general and administrative...................................       174,432       138,209       102,753
  Research and development..............................................       198,071       137,930       104,795
  Purchased in-process technology.......................................       --            139,860       --
  NLC litigation costs..................................................       141,000       --            --
  Amortization of excess of cost over fair value of net assets
    acquired............................................................        14,278        14,418        14,931
                                                                          ------------  ------------  ------------
    Total operating costs and expenses..................................     1,877,596     1,510,333     1,100,146
                                                                          ------------  ------------  ------------
OPERATING INCOME (LOSS).................................................      (122,011)       22,262       175,161
Other income (expense)--net.............................................        (1,427)       (1,737)        1,380
Interest expense--net...................................................       (25,970)      (22,933)      (27,337)
                                                                          ------------  ------------  ------------
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE..................................................      (149,408)       (2,408)      149,204
Benefit (provision) for income taxes....................................        53,098         6,614       (26,710)
                                                                          ------------  ------------  ------------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE.............................................................       (96,310)        4,206       122,494
Cumulative effect of change in accounting principle.....................       --            --             (1,445)
                                                                          ------------  ------------  ------------
NET INCOME (LOSS).......................................................  $    (96,310) $      4,206  $    121,049
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                  See notes to combined financial statements.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                               ASSETS
Current Assets:
Accounts receivable, less allowance for doubtful accounts of $12,910 and $10,144,
  respectively.......................................................................   $  392,984    $  232,434
Inventories..........................................................................      263,829       230,904
Prepaid expenses and other current assets............................................       17,657        12,473
Deferred income taxes................................................................       81,226        76,555
                                                                                       ------------  ------------
    Total current assets.............................................................      755,696       552,366

Property, plant and equipment--net...................................................      251,748       189,892
Intangibles, less accumulated amortization of $76,077 and $65,308, respectively......       92,802       103,571
Excess of cost over fair value of net assets acquired, less accumulated amortization
  of $93,552 and $79,274, respectively...............................................      478,783       487,677
Investments and other assets.........................................................       18,208        20,832
Deferred income taxes................................................................       32,499        --
                                                                                       ------------  ------------
TOTAL ASSETS.........................................................................   $1,629,736    $1,354,338
                                                                                       ------------  ------------
                                                                                       ------------  ------------
                 LIABILITIES AND DIVISIONAL NET EQUITY
Current Liabilities:
Accounts payable.....................................................................   $  201,382    $  172,375
Income taxes payable.................................................................        4,896         9,307
Other accrued liabilities............................................................      177,886       149,513
                                                                                       ------------  ------------
    Total current liabilities........................................................      384,164       331,195
Deferred income taxes................................................................        6,353        21,850
NLC litigation liability.............................................................      139,100        --
Other non-current liabilities........................................................       48,945        75,125
                                                                                       ------------  ------------
    Total liabilities................................................................      578,562       428,170
                                                                                       ------------  ------------
Commitments and contingencies (See Note 10)
Divisional net equity................................................................    1,051,174       926,168
                                                                                       ------------  ------------
TOTAL LIABILITIES AND DIVISIONAL NET EQUITY..........................................   $1,629,736    $1,354,338
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                  See notes to combined financial statements.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                  COMBINED STATEMENTS OF DIVISIONAL NET EQUITY

                                 (IN THOUSANDS)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                             ------------------------------------
                                                                                 1996         1995        1994
                                                                             ------------  ----------  ----------
Balance, beginning of year.................................................  $    926,168  $  763,895  $  629,016
Net income (loss)..........................................................       (96,310)      4,206     121,049
Transfers from General Instrument..........................................       226,370      88,558      13,830
Other transactions with General
  Instrument (See Notes 5 and 9)...........................................        (5,054)     69,509      --
                                                                             ------------  ----------  ----------
Balance, end of year.......................................................  $  1,051,174  $  926,168  $  763,895
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

                  See notes to combined financial statements.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                  1996        1995         1994
                                                                               ----------  -----------  ----------
OPERATING ACTIVITIES:
Net income (loss)............................................................  $  (96,310) $     4,206  $  121,049
Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities:
  Depreciation and amortization..............................................      84,500       68,042      55,811
  NLC litigation costs-net...................................................      91,650      --           --
  Purchased in-process technology-net........................................      --           90,000      --
  Loss from asset write-downs................................................      11,974      --           --
  Changes in assets and liabilities:
    Accounts receivable......................................................    (160,550)     (40,809)    (58,425)
    Inventories..............................................................     (42,450)     (58,444)    (94,821)
    Prepaid expenses and other current assets................................      (2,185)      (4,921)     (3,107)
    Deferred income taxes....................................................      (3,978)        (173)    (43,690)
    Accounts payable, income taxes payable and other accrued liabilities.....      60,108      (16,917)     75,657
    Other non-current liabilities............................................     (26,079)     (12,109)      8,568
  Other......................................................................       6,674      (10,711)      4,374
                                                                               ----------  -----------  ----------
Net cash provided by (used in) operating activities..........................     (76,646)      18,164      65,416
                                                                               ----------  -----------  ----------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment.................................    (134,353)     (96,944)    (79,246)
  Acquisitions, net of cash acquired.........................................     (11,671)      (2,775)     --
  Investments in other assets................................................      (3,700)      (7,003)     --
                                                                               ----------  -----------  ----------
Net cash used in investing activities........................................    (149,724)    (106,722)    (79,246)
                                                                               ----------  -----------  ----------
FINANCING ACTIVITIES:
  Transfers from General Instrument..........................................     226,370       88,558      13,830
                                                                               ----------  -----------  ----------
Net cash provided by financing activities....................................     226,370       88,558      13,830
                                                                               ----------  -----------  ----------
Change in cash and cash equivalents..........................................      --          --           --
Cash and cash equivalents, beginning of year.................................      --          --           --
                                                                               ----------  -----------  ----------
Cash and cash equivalents, end of year.......................................  $   --      $   --       $   --
                                                                               ----------  -----------  ----------
                                                                               ----------  -----------  ----------

                  See notes to combined financial statements.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

1 DESCRIPTION OF THE BUSINESS AND BACKGROUND OF THE TRANSACTION

    The Communications Business within General Instrument Corporation ("General Instrument") operates in a single-industry segment as a leading worldwide supplier of systems and equipment for high-performance networks delivering video, voice and data/Internet services. The Communications Business' Broadband Networks Group is the world leader in digital and analog set-top systems for wired and wireless cable television networks, as well as hybrid fiber/coaxial network transmission systems used by cable television operators. The Communications Business' Satellite Data Networks Group is a leading provider of digital satellite systems for programmers, direct-to-home satellite network providers and private networks for business communications. Through its Next Level Communications ("NLC") business, the Communications Business will provide telephone network solutions through its NLevel(3) Switched Digital Services system.

    On January 7, 1997, the Board of Directors of General Instrument approved a plan to distribute to General Instrument stockholders all of the outstanding stock of its Communications Business ("NextLevel Systems, Inc." or "NextLevel Systems") and its cable manufacturing business, CommScope, Inc. ("CommScope") in a spin-off transaction (the "Distribution"). The Distribution, which is subject to the approval of the holders of a majority of outstanding shares of General Instrument, the receipt of a ruling from the Internal Revenue Service that the Distribution is not taxable to General Instrument or its stockholders, and the absence of events or developments that would have a material adverse impact on General Instrument or its stockholders, is expected to occur in the third quarter of 1997 and will result in NextLevel Systems and CommScope operating as independent entities with publicly traded common stock. General Instrument will have no ownership interest in NextLevel Systems or CommScope subsequent to the Distribution, at which time General Instrument will be renamed General Semiconductor, Inc. ("General Semiconductor") and will conduct General Instrument's power semiconductor business.

    For the purpose of governing certain of the ongoing relationships among NextLevel Systems, CommScope and General Semiconductor after the Distribution and to provide mechanisms for an orderly transition, NextLevel Systems, CommScope and General Semiconductor have entered or will enter into various agreements (See Note 16). NextLevel Systems, CommScope and General Semiconductor believe that the agreements will be fair to each of the parties and be comparable to those which would have been reached in arm's length negotiations with unaffiliated parties.

2 BASIS OF PRESENTATION

    The accompanying combined financial statements reflect the results of operations, financial position, changes in divisional net equity and cash flows of the Communications Business that will be transferred from General Instrument to NextLevel Systems, Inc. in the Distribution. The combined financial statements have been prepared using the historical basis of the assets and liabilities and the historical results of operations directly attributable to the Communications Business, and all intercompany accounts and transactions between the Communications Business' operations have been eliminated.

    The combined financial statements include an allocation of certain assets, liabilities and general corporate expenses from General Instrument. In the opinion of management, general corporate administrative expenses have been allocated to the Communications Business on a reasonable and consistent basis using corporate's estimate of services provided to the Communications Business by General Instrument. However, such allocations are not necessarily indicative of the level of expenses which might have been

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

2 BASIS OF PRESENTATION (CONTINUED)
incurred had the Communications Business been operating as a separate, stand-alone entity during the periods presented.

    The Communications Business participates in General Instrument's cash management program, and the accompanying financial statements include an allocation of net interest expense from General Instrument. To the extent the Communications Business generates positive cash, such amounts are remitted to General Instrument. To the extent the Communications Business has experienced temporary cash needs for working capital purposes or capital expenditures, such funds have historically been provided by General Instrument. The net effect of these transactions are reflected in divisional net equity. Net interest expense has been allocated based upon the Communications Business' net assets as a percentage of the total net assets of General Instrument. The allocations were made consistently in each year, and management believes the allocations are reasonable. However, these interest costs would not necessarily be indicative of what the actual costs would have been had the Communications Business operated as a separate, stand-alone entity. Subsequent to the Distribution, the Communications Business will be responsible for these cash management functions using its own resources or purchased services and will be responsible for the costs associated with operating a public company.

    The Communications Business' financial results include the costs incurred by the General Instrument pension and postretirement benefit plans for employees and retirees of the Communications Business. Also, the provision for income taxes has been determined as if the Communications Business had filed separate tax returns under its existing structure for the periods presented.

    The financial information included herein does not necessarily reflect the combined results of operations, financial position, changes in divisional net equity and cash flows of the Communications Business in the future or on a historical basis had the Communications Business been a separate stand-alone entity for the periods presented.

3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF COMBINATION The accompanying combined financial statements have been prepared using the historical basis in the assets and liabilities and the historical results of operations directly attributable to the Communications Business, and all intercompany accounts and transactions between the Communications Business' businesses have been eliminated.

    USE OF ESTIMATES The preparation of the accompanying combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

    REVENUE RECOGNITION The Communications Business recognizes revenue when products are shipped and services are performed.

    PRODUCT WARRANTY The Communications Business warrants its products against defects and accrues estimated warranty expense at the time of sale. Actual warranty costs incurred are charged against the accrual when paid.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES Inventories are stated at the lower of cost, determined on a first-in, first-out ("FIFO") basis, or market.

    PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost. Provisions for depreciation are based on estimated useful lives of the assets using the straight-line method. Average useful lives are 5 to 35 years for buildings and improvements; economic useful life or lease term, whichever is shorter, for leasehold improvements and 3 to 10 years for machinery and equipment.

    INTANGIBLE ASSETS Intangible assets consist primarily of patents which are being amortized on a straight-line basis over 5 to 17 years.

    EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED The excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over 35 to 40 years. Management continually reassesses the appropriateness of both the carrying value and remaining life of the excess of cost over fair value of net assets acquired by assessing recoverability based on forecasted operating cash flows, on an undiscounted basis, and other factors. Management believes that, as of December 31, 1996, the carrying value and remaining life of the excess of cost over fair value of net assets acquired are appropriate.

    LONG-LIVED ASSETS The Communications Business adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996. SFAS No. 121 prescribes the accounting treatment for long-lived assets, identifiable intangibles and goodwill related to those assets when there are indications that the carrying values of those assets may not be recoverable. Whenever events indicate that the carrying values of such assets may not be recoverable, the Communications Business evaluates the carrying values of such assets using future undiscounted cash flows. The adoption of SFAS No. 121 did not have a material impact on the Communications Business' financial position or operations.

    FOREIGN CURRENCY TRANSLATION The Communications Business has determined the U.S. dollar to be the functional currency of all foreign operations. Accordingly, gains and losses recognized as a result of translating foreign operations' monetary assets and liabilities from local foreign currencies to U.S. dollars are reflected in the accompanying combined statements of operations. For all periods presented, the Communications Business has been considered in General Instrument's overall risk management strategy to reduce its exposure to adverse movements in foreign exchange rates. To hedge foreign currency exposure on monetary assets and liabilities, General Instrument, on behalf of the Communications Business, enters into foreign currency forward exchange contracts on a month-to-month basis.

    BENEFIT PLANS The Communications Business participates in General Instrument sponsored non-contributory, defined benefit pension plans covering substantially all employees of the Communications Business. The benefits under the plans are based on years of service and compensation levels. Contributions to pension funds are made when actuarial computations prescribe such funding.

    INCOME TAXES The Communications Business' operating results historically have been included in General Instrument's consolidated U.S. and state income tax returns and in tax returns of certain General Instrument foreign subsidiaries. The provision for the Communications Business has been determined as if the Communications Business had filed separate tax returns under its existing structure for the periods presented. Accordingly, future tax rates could vary from the historical effective tax rates depending upon

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the Communications Business' future legal structure and tax elections. Federal and certain state income taxes, which are currently payable or receivable, are settled with General Instrument through divisional net equity. Foreign taxes currently due are included in income taxes payable. Deferred income taxes reflect the future tax consequences of differences between the financial reporting and tax bases of assets and liabilities. Deferred income taxes have been provided for the income tax liability which would be incurred on the repatriation of undistributed earnings of the Communications Business' foreign operations, except for locations where the Communications Business has designated earnings to be permanently reinvested.

4 RESTRUCTURING AND OTHER CHARGES

    As described in Note 1, on January 7, 1997, the Board of Directors of General Instrument approved a plan to distribute to General Instrument stockholders all of the outstanding stock of NextLevel Systems, Inc. and CommScope. In December 1996, General Instrument committed to certain restructuring actions apart from the actions taken on January 7, 1997 resulting in a charge of $8 million to selling, general and administrative expense in the fourth quarter of 1996 for the write-down of various assets to their estimated net realizable values. During 1997, the Communications Business expects to incur approximately $20 million of charges for costs related to dividing General Instrument's Taiwan operations between the Communications Business and General Semiconductor and for other costs related to the Distribution.

    In the fourth quarter of 1996, the Communications Business also recorded pre-tax charges of $77 million reflecting $57 million related to the Communications Business' transition to next generation products and $20 million of other charges related to the write-down of certain assets to their estimated net realizable values and accruals for litigation matters. Of these charges, $71 million were recorded as cost of goods sold and related to the write-down of inventories to their estimated net realizable values and the accrual of upgrade and product warranty liabilities related to the transition to the Communications Business' next-generation digital products. The remaining $6 million of charges were recorded as selling, general and administrative expense and related to the write-down of fixed assets to their estimated net realizable values and the settlement of a litigation matter.

5 ACQUISITIONS

    In June 1996, the Communications Business acquired the assets of the Magnitude-Registered Trademark- MPEG-2/DVB product family of Compression Labs, Inc. for a net purchase price of $13 million. The Magnitude line consists of modular video and audio encoders and decoders for the delivery of entertainment and information services over cable, satellite and telephone networks. The acquisition was accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair value at the date of acquisition.

    In September 1995, General Instrument, on behalf of the Communications Business, acquired all the outstanding shares of NLC not previously owned, including shares issued upon conversion of all of NLC's outstanding options and warrants. The total purchase price of $91 million consisted of 2.2 million common shares of General Instrument valued at $75 million, General Instrument stock options valued at $10 million and cash of $6 million. NLC is involved with the development of a next-generation broadband access system, NLevel(3), utilizing switched-digital video technology. NLevel(3) is designed to provide delivery of video, voice and Internet/data services over both copper-twisted-pair and fiber-to-the-curb networks. The acquisition was accounted for as a purchase and, accordingly, the acquired assets and liabilities were

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

5 ACQUISITIONS (CONTINUED)
recorded at their estimated fair value at the date of acquisition. The purchase price of $91 million, plus the $2 million of costs directly attributable to the completion of the acquisition, have been allocated to the assets and liabilities acquired. Approximately $90 million of the total purchase price represented the value, net of deferred income taxes, of NLC's in-process technology. Since technological feasibility had not yet been achieved and there was no alternative future use for the technology being developed, the amounts allocated to the in-process technology were expensed concurrent with the purchase. The net-of-tax charge of $90 million included $140 million associated with this technology charged to operating income, offset by a non-cash tax benefit of $50 million.

6 INVENTORIES

    Inventories consist of:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Raw materials.........................................................  $  104,984  $  129,004
Work in process.......................................................      21,344      25,577
Finished goods........................................................     137,501      76,323
                                                                        ----------  ----------
                                                                        $  263,829  $  230,904
                                                                        ----------  ----------
                                                                        ----------  ----------

7 PROPERTY, PLANT AND EQUIPMENT-NET

    Property, plant and equipment-net consists of:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1996         1995
                                                                      -----------  -----------
Land and land improvements..........................................  $    17,678  $    17,990
Buildings, improvements and leasehold improvements..................       23,111       19,354
Machinery and equipment.............................................      435,078      318,978
                                                                      -----------  -----------
                                                                          475,867      356,322
Less accumulated depreciation.......................................     (224,119)    (166,430)
                                                                      -----------  -----------
                                                                      $   251,748  $   189,892
                                                                      -----------  -----------
                                                                      -----------  -----------

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

8 OTHER ACCRUED LIABILITIES

    Other accrued liabilities consist of:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Salaries and compensation liabilities.................................  $   27,049  $   19,886
Payroll, state and local taxes........................................      12,542       8,263
Product and warranty liabilities......................................      77,291      62,360
Other.................................................................      61,004      59,004
                                                                        ----------  ----------
                                                                        $  177,886  $  149,513
                                                                        ----------  ----------
                                                                        ----------  ----------

9 INCOME TAXES

    The domestic and foreign components of income (loss) before income taxes and cumulative effect of a change in accounting principle are as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                  1996         1995        1994
                                                                               -----------  ----------  ----------
Domestic.....................................................................  $  (189,487) $  (42,964) $  110,951
Foreign......................................................................       40,079      40,556      38,253
                                                                               -----------  ----------  ----------
Total........................................................................  $  (149,408) $   (2,408) $  149,204
                                                                               -----------  ----------  ----------
                                                                               -----------  ----------  ----------

    The components of the provision (benefit) for income taxes are as follows:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1996        1995        1994
                                                                                ----------  ----------  ----------
Current:
  Federal.....................................................................  $   (5,878) $  (17,823) $   57,553
  Foreign.....................................................................       4,312       4,810       8,909
  State.......................................................................       1,796       6,572       3,938
                                                                                ----------  ----------  ----------
                                                                                       230      (6,441)     70,400
                                                                                ----------  ----------  ----------
Deferred:
  Federal.....................................................................     (52,635)       (305)    (10,260)
  Foreign.....................................................................       1,269       1,781      (1,433)
  State.......................................................................      (1,962)     (1,649)       (949)
                                                                                ----------  ----------  ----------
                                                                                   (53,328)       (173)    (12,642)
                                                                                ----------  ----------  ----------
  Net change in valuation allowance...........................................      --          --         (31,048)
                                                                                ----------  ----------  ----------
  Provision (benefit) for income taxes........................................  $  (53,098) $   (6,614) $   26,710
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

9 INCOME TAXES (CONTINUED)
    The following table presents the principal reasons for the difference between the actual income tax provision and the tax provision computed by applying the U.S. federal statutory income tax rate to income (loss) before income taxes and cumulative effect of a change in accounting principle:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                     1996       1995        1994
                                                                                  ----------  ---------  ----------
Federal income tax provision (benefit) at 35%...................................  $  (52,293) $    (842) $   52,222
Valuation allowance benefit.....................................................      --         --         (31,048)
State income taxes--net.........................................................        (108)     3,199       1,943
Foreign operations..............................................................      (6,655)    (2,449)     (2,174)
Non-deductible purchase accounting item.........................................       4,997      5,046       5,226
Settlement of tax audits........................................................      --        (12,000)     --
Other--net......................................................................         961        432         541
                                                                                  ----------  ---------  ----------
Provision (benefit) for income taxes............................................  $  (53,098) $  (6,614) $   26,710
                                                                                  ----------  ---------  ----------
                                                                                  ----------  ---------  ----------
Effective income tax rate.......................................................        35.5%     274.7%       17.9%

    As a result of adopting SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993, the Communications Business recorded a valuation allowance to fully reserve its domestic deferred tax assets. The valuation allowance was reduced during 1994 as the Communications Business generated domestic taxable income. In addition, based on operating trends, positive industry and technological developments and management's assessment of expected domestic taxable income included in the Communications Business' planning process, the Communications Business reversed the remaining valuation allowance at December 31, 1994.

    The federal and state income taxes which are currently payable or receivable are settled with General Instrument through divisional net equity. During the years ended December 31, 1996 and 1995, General Instrument settled certain tax matters which decreased the Communications Business' amount payable through divisional net equity to General Instrument and resulted in credits of $5 and $2 million to goodwill for 1996 and 1995, respectively, since these matters related to periods prior to the acquisition of General Instrument by affiliates of Forstmann Little & Co. In addition, during 1995, General Instrument had a favorable settlement of a tax matter related to the Communications Business which resulted in a $12 million benefit to the 1995 income tax provision.

    Deferred income taxes as recorded in the accompanying combined balance sheets are comprised of the following:

                                                                  DECEMBER 31, 1996                  DECEMBER 31, 1995
                                                         -----------------------------------  --------------------------------
                                                           ASSET      LIABILITY      NET        ASSET    LIABILITY     NET
                                                         ----------  -----------  ----------  ---------  ---------  ----------
Current Deferred Income Taxes:
  Accounts receivable and inventory reserves...........  $   27,600   $  --       $   27,600  $  34,728  $  --      $   34,728
  Product and warranty liabilities.....................      23,357      --           23,357     13,655     --          13,655
  Employee benefits....................................       8,128      --            8,128      6,922     --           6,922
  Other current........................................      22,141      --           22,141     21,250     --          21,250
                                                         ----------  -----------  ----------  ---------  ---------  ----------
                                                         $   81,226   $  --       $   81,226  $  76,555  $  --      $   76,555
                                                         ----------  -----------  ----------  ---------  ---------  ----------
                                                         ----------  -----------  ----------  ---------  ---------  ----------

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

9 INCOME TAXES (CONTINUED)

                                                                  DECEMBER 31, 1996                  DECEMBER 31, 1995
                                                         -----------------------------------  --------------------------------
                                                           ASSET      LIABILITY      NET        ASSET    LIABILITY     NET
                                                         ----------  -----------  ----------  ---------  ---------  ----------
Non-Current Deferred Income Taxes:
  Fixed and intangible assets..........................  $  (26,839)  $  --       $  (26,839) $  --      $  33,381  $  (33,381)
  Litigation liabilities...............................      48,690      --           48,690     --         --          --
  Employee benefits....................................       6,865      --            6,865     --         (6,175)      6,175
  Other non-current....................................       3,783       6,353       (2,570)    --         (5,356)      5,356
                                                         ----------  -----------  ----------  ---------  ---------  ----------
                                                         $   32,499   $   6,353   $   26,146  $  --      $  21,850  $  (21,850)
                                                         ----------  -----------  ----------  ---------  ---------  ----------
                                                         ----------  -----------  ----------  ---------  ---------  ----------

    Deferred taxes have not been provided on undistributed earnings of certain foreign operations of $9 and $6 million in 1996 and 1995, respectively, as those earnings are considered to be permanently reinvested. Determining the tax liability that would arise if these earnings were remitted is not practicable.

10 COMMITMENTS AND CONTINGENCIES

    The Communications Business leases office space, manufacturing and warehouse facilities and transportation and other equipment under operating leases which expire at various dates through the year 2009. Rent expense was $15, $11 and $9 million in 1996, 1995 and 1994, respectively. In August 1996, General Instrument entered into a seven-year operating lease agreement for two administrative facilities for the Communications Business. The total cost of the facilities covered by this lease agreement is limited to $115 million. The lease provides for a substantial residual value guarantee (approximately 83% of the total cost) which is due upon termination of the lease and includes purchase and renewal options. The Communications Business, through General Instrument, can either exercise its purchase option, or the facilities can be sold to a third party. Upon termination of the lease, General Instrument expects the fair market value of the leased facilities to substantially reduce or eliminate General Instrument's payment under the residual value guarantee. The table of future minimum operating lease payments below excludes any payment related to this guarantee. It is anticipated that these leases will be transferred to the Communications Business in connection with the Distribution.

    Future minimum lease payments required under operating leases as of December 31, 1996 were as follows:

1997................................................................  $   7,548
1998................................................................     10,525
1999................................................................      9,322
2000................................................................      8,463
2001................................................................      7,765
Thereafter..........................................................     21,532

    The Communications Business, through General Instrument, has approximately $60 million of letters of credit outstanding at December 31, 1996.

    The Communications Business is either a plaintiff or a defendant in several pending legal matters. In addition, the Communications Business is subject to various federal, state, local and foreign laws and

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

10 COMMITMENTS AND CONTINGENCIES (CONTINUED) regulations governing the use, discharge and disposal of hazardous materials. The Communications Business' manufacturing facilities are believed to be in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had, and is not expected to have, a material adverse effect on the Communications Business' financial statements.

    In April 1995, prior to General Instrument's acquisition of NLC in September 1995, DSC Communications Corporation and DSC Technologies Corporation (collectively, "DSC") brought suit against NLC and the founders of NLC. On March 28, 1996, a jury verdict was reached in the case which stated that the founders of NLC breached certain employee agreements with DSC, failed to disclose and diverted a corporate opportunity of DSC, misappropriated DSC trade secrets and conspired to take certain of the foregoing actions, and that NLC used or benefited from the diversion of a corporate opportunity and misappropriation of trade secrets. In June 1996, a final judgment against NLC and the individual defendants was entered in favor of DSC, in a total amount of $137 million. However, the court denied DSC's request for entry of permanent injunctive relief. In June 1996, a pre-tax charge to earnings of $141 million was recorded, reflecting the judgment and costs of litigation. Since the Communications Business has the ability and intent to pay this judgment utilizing borrowings from General Instrument on a long-term basis, the liability has been classified as long term. Both sides appealed to the U.S. Court of Appeals for the Fifth Circuit, and a decision was rendered in February 1997 (see Note 17).

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

10 COMMITMENTS AND CONTINGENCIES (CONTINUED)

    During October 1995, General Instrument and certain of its officers and directors were named as defendants in purported class action complaints in which the plaintiffs alleged that during various periods, generally extending from March 21, 1995 through October 18, 1995, General Instrument and certain officers and directors violated certain federal securities laws by making false and misleading statements about General Instrument's financial prospects, and as a result, the plaintiffs allege that the market value of General Instrument's stock declined, thereby causing unspecified monetary damages to the plaintiffs. General Instrument intends to vigorously defend these allegations.

    In February 1996, General Instrument and NLC were named as defendants in a complaint in which the plaintiffs, who are some of the former holders of preferred stock of NLC, allege, among other things, that the defendants violated federal securities laws by making misrepresentations and omissions and breached fiduciary duties to NLC in connection with the acquisition by General Instrument of NLC in September 1995. Plaintiffs seek, among others things, unspecified compensatory and punitive damages and attorneys' fees and costs. General Instrument intends to vigorously defend these allegations.

    In connection with the Distribution, NextLevel Systems has agreed to indemnify General Instrument with respect to its obligations, if any, related to these matters.

    While the ultimate outcome of the matters described above cannot be determined, management does not believe that the final disposition of these matters beyond the amounts previously provided for in the financial statements will have a material adverse effect on the Communications Business' financial statements.

11 EMPLOYEE BENEFITS

    The Communications Business participates in General Instrument's domestic and foreign pension plans. At the Distribution, the Communications Business will assume responsibility for pension benefits for retirees whose last work assignment was with a business unit of the Communications Business and for employees of the Communications Business. As discussed in Note 16, the Communications Business, CommScope and General Semiconductor will enter into the Employee Benefits Allocation Agreement, which will provide that, effective as of the Distribution, the Communications Business will assume all liabilities of General Instrument under General Instrument's employee benefit plans with respect to individuals who are employees or retirees of the Communications Business. The allocation of responsibilities pursuant to the Employee Benefits Allocation Agreement are substantially consistent with the existing rights of General Instrument employees under General Instrument's employee benefit plans.

    Following the Distribution, the Communications Business will establish separate defined benefit plans for the employees and retirees of the Communications Business. Assets included in trusts under qualified pension plans will be divided after the Distribution between the trusts for General Instrument's qualified pension plans and the Communications Business' qualified pension plans. Each such domestic plan will receive the legally required funding under the Employee Retirement Income Security Act of 1974, and foreign plans will receive funding as specified under the applicable statutory requirements.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

11 EMPLOYEE BENEFITS (CONTINUED)
    Net pension cost covering all General Instrument employees, including those of the Communications Business, consists of the following:

                                                                                YEAR ENDED DECEMBER 31,
                                                          --------------------------------------------------------------------
                                                                   1996                   1995                   1994
                                                          ----------------------  ---------------------  ---------------------

                                                           DOMESTIC     FOREIGN    DOMESTIC    FOREIGN    DOMESTIC    FOREIGN
                                                          -----------  ---------  ----------  ---------  ----------  ---------
Service cost............................................   $   2,464   $   4,577  $    1,999  $   3,543  $    2,113  $   3,149
Interest................................................       7,137       5,266       6,832      4,967       6,580      4,851
Loss (return) on plan assets............................      (7,441)     (2,105)    (22,872)    (1,885)      5,974     (2,092)
Net amortization and deferral...........................       1,056       1,237      16,659        203     (12,097)       (99)
                                                          -----------  ---------  ----------  ---------  ----------  ---------
Net pension cost........................................   $   3,216   $   8,975  $    2,618  $   6,828  $    2,570  $   5,809
                                                          -----------  ---------  ----------  ---------  ----------  ---------
                                                          -----------  ---------  ----------  ---------  ----------  ---------

    The Communications Business' share of General Instrument's consolidated net pension cost which has been recorded in the accompanying statements of operations in 1996, 1995 and 1994 was $5, $4 and $4 million, respectively.

    The funded status of General Instrument's noncontributory defined benefit plans is as follows:

                                                                      DECEMBER 31, 1996       DECEMBER 31, 1995
                                                                    ----------------------  ----------------------
                                                                     DOMESTIC    FOREIGN     DOMESTIC    FOREIGN
                                                                    ----------  ----------  ----------  ----------
Actuarial present value of:
  Vested benefits.................................................  $   87,354  $   14,607  $   87,503  $   11,657
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
  Accumulated benefits............................................  $   90,148  $   44,634  $   90,157  $   39,305
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
  Projected benefit obligation....................................  $  101,435  $   89,471  $   99,693  $   82,768
Market value of plan assets.......................................      89,703      33,166      83,443      30,759
                                                                    ----------  ----------  ----------  ----------
Funded status.....................................................     (11,732)    (56,305)    (16,250)    (52,009)
Unrecognized (gain) loss..........................................      (1,106)     32,634       2,947      32,069
                                                                    ----------  ----------  ----------  ----------
Accrued pension obligation........................................  $  (12,838) $  (23,671) $  (13,303) $  (19,940)
                                                                    ----------  ----------  ----------  ----------
                                                                    ----------  ----------  ----------  ----------
Actuarial assumptions:
  Discount rate...................................................        7.75%       6.75%       7.25%        6.5%
  Investment return...............................................           9%          8%          9%          8%
  Compensation increases..........................................        4.75%          6%       4.25%          6%

    The Communications Business' share of the actuarial present value of vested benefits, accumulated benefits and the projected benefit obligation was $27, $39 and $62 million, respectively, as of December 31, 1996 and $24, $31 and $49 million, respectively, as of December 31, 1995. The actual amounts transferred will be measured at the Distribution and may be different from these estimates. The allocation of plan assets at fair value has not been determined at this time.

    General Instrument has reflected the impact of the changes in the actuarial assumptions, as of December 31, 1996, in the funded status of the domestic and foreign pension plans. General Instrument's domestic pension plans consist principally of a qualified retirement plan which has satisfied the full funding

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

11 EMPLOYEE BENEFITS (CONTINUED)
limitation requirements under the Employee Retirement Income Security Act of 1974 ("ERISA"). General Instrument contributed $4 million in 1996, and no contributions were made to the plan during 1995. In 1994, General Instrument established unfunded supplemental retirement plans for certain members of management. Net pension cost and accrued pension obligations for these plans are included in the disclosed amounts above. General Instrument's foreign pension plans consist principally of a Taiwan pension plan, which is funded under Taiwan's statutory requirements. General Instrument contributed $5, $6 and $4 million in 1996, 1995 and 1994, respectively. General Instrument's domestic plans' assets consist of fixed income and equity securities, and foreign plans' assets principally consist of fixed income securities.

    General Instrument maintains a voluntary savings plan covering all domestic non-union employees. Eligible employees may elect to contribute up to 10% of their salaries. General Instrument contributes an amount equal to 50% of the first 6% of the employee's salary that the employee contributes. The Communications Business' expense related to the General Instrument savings plan was $3, $2 and $2 million for the years ended December 31, 1996, 1995 and 1994, respectively. The Communications Business expects to establish similar plans following the Distribution.

12 POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS

    POSTRETIREMENT. The Communications Business participates in the General Instrument sponsored contributory health-care and life insurance benefits plan (the "Plan"). The Plan is an unfunded contributory group medical plan for all full-time U.S. employees of the Communications Business not covered by a collective bargaining agreement and who meet defined age and service requirements. General Instrument recognizes the cost of providing and maintaining postretirement benefits during employees' active service periods. The Plan is the primary provider of benefits for retirees up to age 65. After age 65, Medicare becomes the primary provider. Following the Distribution, the Communications Business will establish a separate postretirement benefit plan for the employees and retirees of the Communications Business.

    Net postretirement benefit cost covering all General Instrument employees, consists of the following:

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
Service cost.........................................................................  $     997  $     669  $     663
Interest.............................................................................      1,510      1,522      1,424
Net amortization and deferral........................................................       (515)      (599)      (515)
                                                                                       ---------  ---------  ---------
Net postretirement benefit cost......................................................  $   1,992  $   1,592  $   1,572
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The Communications Business' share of General Instrument's consolidated net postretirement benefit costs which have been recorded in the accompanying statements of operations in 1996, 1995 and 1994 are $.8, $.6 and $.5 million.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

12 POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS (CONTINUED)
    The status of the General Instrument Plan is as follows:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
Accumulated postretirement benefit obligation ("APBO"):
  Retirees..............................................................  $  12,691  $  13,721
  Active participants...................................................      8,970      8,724
                                                                          ---------  ---------
Total APBO..............................................................     21,661     22,445
Unrecognized prior service cost.........................................      7,532      8,047
Unrecognized gain (loss)................................................      1,959        (97)
                                                                          ---------  ---------
Accrued postretirement benefit obligation...............................  $  31,152  $  30,395
                                                                          ---------  ---------
                                                                          ---------  ---------
Discount rate used in determining APBO..................................       7.75%      7.25%

    The assumed rate of future increases in health care cost during 1996 and 1995 was 14% and 15%, respectively, for pre-age 65 retirees, and 11% and 12%, respectively, for post-age 65 retirees, and is expected to decline to 6% by the year 2006. Under the Plan, the actuarially determined effect of a one percentage point increase in the assumed health care cost trend rate on annual net postretirement benefit cost and the APBO would be $.6 and $4 million, respectively.

    The Communications Business' share of postretirement obligation as of December 31, 1996 and 1995 was $11 and $10 million, respectively. The actual amount transferred will be measured at the Distribution and may be different from these amounts.

    POSTEMPLOYMENT. Effective January 1, 1994, the Communications Business adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Under SFAS No. 112, the Communications Business is required to accrue the cost of providing benefits to employees after employment but before retirement. The postemployment benefit obligation relates principally to medical costs for former employees on long-term disability. Upon adoption of SFAS No. 112, the Communications Business recorded a cumulative effect charge to income of $1 million to recognize the accumulated postemployment benefit obligation as of January 1, 1994.

13 STOCK COMPENSATION PLANS

    During 1996, 1995 and 1994, certain employees of the Communications Business were granted awards under the General Instrument Corporation 1993 Long-Term Incentive Plan (the "GI Plan"). The GI Plan provides for the granting of stock options, stock appreciation rights, restricted stock, performance units, performance shares and phantom stock to employees of General Instrument and its subsidiaries and the granting of stock options to its directors. Awards issued to employees of the Communications Business consisted primarily of stock options.

    Immediately following the Distribution, outstanding options under the GI Plan held by the Communications Business employees will be replaced by substitute options under the Communications Business' long-term incentive plan, which will be established prior to the Distribution. The substitute options will have the same ratio of the exercise price per share to the market value per share, the same aggregate difference between market values and exercise price and the same vesting provisions, option period and

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

13 STOCK COMPENSATION PLANS (CONTINUED)
other terms and conditions as the General Instrument options being replaced. The number of shares subject to these options and the exercise price per share will be determined based on the average market value of General Instrument common stock and the Communications Business common stock over a number of trading days at approximately the date of the Distribution, and therefore, the Communications Business cannot yet determine the number of shares of its common stock that will be subject to substitute options after the Distribution.

    The number of shares of General Instrument common stock subject to options held by the Communications Business employees at December 31, 1996 and 1995 were approximately 9 and 8 million, respectively.

    In connection with the acquisition of NLC, General Instrument entered into restricted stock agreements with NLC stockholders who, prior to the merger, held NLC common stock that was subject to repurchase rights. The repurchase rights generally permit General Instrument to repurchase shares of common stock upon certain terminations of employment. Prior to the Distribution, outstanding restricted stock of General Instrument will be replaced by substitute restricted stock of NextLevel Systems. Unearned compensation, based on the unamortized excess of the market value of the shares awarded over the price paid by the recipient at the grant date, is being amortized to expense over the vesting period, which expires in July 1999.

14 DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

    Derivative financial instruments are primarily used by the Communications Business, through General Instrument, to reduce market risk arising from changes in foreign exchange and interest rates. The Communications Business does not use derivative financial instruments for trading purposes, nor does it engage in currency or interest rate speculation. Derivatives used by the Communications Business consist of foreign exchange instruments. The Communications Business believes that the various counterparties with which General Instrument enters into these agreements consist of only financially sound institutions and, accordingly, believes that the credit risk for non-performance of these contracts is remote. The Communications Business monitors its underlying market risks exposures on an ongoing basis and believes that it can modify or adapt its hedging strategies as needed.

    The Communications Business enters into forward exchange contracts on a month-to-month basis to hedge foreign currency exposure with regard to certain monetary assets and liabilities denominated in currencies other than the U.S. dollar. These contracts generally do not subject the Communications Business' results of operations to risk of exchange rate movements because gains and losses on these contracts generally offset, in the same period, gains and losses on the monetary assets and liabilities being hedged.

    On a selective basis, General Instrument, on behalf of the Communications Business, enters into forward exchange and purchased option contracts to hedge the currency exposure of contractual and other firm commitments denominated in foreign currencies. The Communications Business may also use forward exchange and purchased option contracts designed to hedge the currency exposure of anticipated, but not yet committed, transactions expected to be denominated in foreign currencies. The purpose of these activities is to protect the Communications Business from the risk that the eventual net cash flows in U.S. dollars from foreign receivables and payables will be adversely affected by changes in exchange rates.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

14 DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS (CONTINUED)
Gains and losses on hedges related to contractual and other firm commitments are deferred and recognized in the Communications Business' results of operations in the same period as the gain or loss from the underlying transactions. Gains and losses on forward exchange contracts used to hedge anticipated, but not yet committed, transactions are recognized in the Communications Business' results of operations as changes in exchange rates for the applicable foreign currencies occur. Historically, foreign exchange contracts with respect to contractual and other firm commitments and anticipated, but not yet committed, transactions have been short-term in nature. In addition, purchased options have had no intrinsic value at the time of purchase.

    The Communications Business generally settles forward exchange contracts at maturity at prevailing market rates. The Communications Business recognizes in its results of operations over the life of the contract the amortization of contract premium or discount. The amortization of these premiums or discounts during each of the three years in the period ended December 31, 1996 was not significant. During 1995, in response to first half of the year appreciation in the New Taiwan dollar, the Communications Business increased the volume of forward exchange contracts utilized to hedge its cash flows in Taiwan. As of December 31, 1996 and 1995, the Communications Business had outstanding forward exchange contracts in the amounts of $9 and $82 million, respectively, comprised of foreign currencies which were to be purchased (principally the Pound Sterling in 1996 and the New Taiwan dollar in 1995) and $21 million, at the end of each period, comprised of foreign currencies which were to be sold (principally the Canadian dollar). All outstanding forward exchange contracts at December 31, 1996 and 1995 mature within six months, and the fair values of such contracts approximated their carrying values. Accordingly, deferred gains or losses on such contracts at December 31, 1996 and 1995 were not significant. Foreign currency transaction losses included in net income were $2 and $5 million in 1996 and 1995, respectively. Gains and losses in 1994 were not significant. As of December 31, 1996 and 1995, the Communications Business had no purchased option contracts outstanding.

15 GEOGRAPHIC INFORMATION

    The Communications Business' operates in a single-industry segment as a leading supplier of systems and equipment for high-performance networks delivering video, voice and data/Internet services. This segment includes digital and analog set-top systems, network transmission systems, digital and analog satellite systems, including digital compression and transmission system, and high-speed data network and telephony network solutions. A significant portion of the Communications Business' products are manufactured or assembled in Mexico and Taiwan. At December 31, 1996, the net assets of these production operations were $20 and $32 million, respectively.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

15 GEOGRAPHIC INFORMATION (CONTINUED)
    Operating profit represents net revenue less operating expenses, which excludes interest and income taxes. Identifiable assets are those used in the operations of each geographic area.

                                              UNITED
                                             STATES(A)    EUROPE    FAR EAST     OTHER    ELIMINATIONS   COMBINED
                                            -----------  ---------  ---------  ---------  ------------  -----------
Operations by Geographic Area:
Year ended December 31, 1996:
  Net sales(b)............................  $ 1,579,917  $ 126,820  $  --      $  48,848   $   --       $ 1,755,585
  Intercompany transfers(c)...............      140,123     --        154,571     22,489     (317,183)      --
                                            -----------  ---------  ---------  ---------  ------------  -----------
Net revenues..............................    1,720,040    126,820    154,571     71,337     (317,183)    1,755,585
  Operating profit........................     (119,109 (d)     2,288    10,066     2,160      --          (104,595)(d)
  Corporate expenses......................      --          --         --         --           --           (17,416)
  Identifiable assets.....................    1,462,886     50,316     64,614     36,017       --         1,613,833
  Corporate assets........................      --          --         --         --           --            15,903
Year ended December 31, 1995:
  Net sales(b)............................    1,400,678    101,978     --         29,939       --         1,532,595
  Intercompany transfers(c)...............      118,445     --         93,486     16,828     (228,759)      --
                                            -----------  ---------  ---------  ---------  ------------  -----------
    Net revenues..........................    1,519,123    101,978     93,486     46,767     (228,759)    1,532,595
  Operating profit........................       27,042(e)     4,368     6,296     4,554       --            42,260(e)
  Corporate expenses......................      --          --         --         --           --           (19,998)
  Identifiable assets.....................    1,239,976     30,599     46,618     28,760       --         1,345,953
  Corporate assets........................      --          --         --         --           --             8,385
Year ended December 31, 1994:
  Net sales(b)............................    1,174,769     71,045     --         29,493       --         1,275,307
  Intercompany transfers(c)...............       72,746     --         79,501     23,264     (175,511)      --
                                            -----------  ---------  ---------  ---------  ------------  -----------
    Net revenues..........................    1,247,515     71,045     79,501     52,757     (175,511)    1,275,307
  Operating profit........................      181,796       (222)     4,943      4,336       --           190,853
  Corporate expenses......................      --          --         --         --           --           (15,692)
  Identifiable assets.....................    1,102,918     35,217     34,241     16,836       --         1,189,212
  Corporate assets........................      --          --         --         --           --             9,790

------------------------

 (a) Net sales by geographic segment reflect the originating source of the unaffiliated sale. Included in the U.S. net sales amount are export sales of $285, $193 and $170 million in 1996, 1995 and 1994, respectively.

 (b) A limited number of cable and satellite television operators provide services to a large percentage of television households in the U.S. The loss of some of these operators as customers could have a material adverse effect on the Communications Business' sales. Two customers, including affiliates, accounted for 23%, 30% and 20% and 13%, 14% and 13% of the Communications Business' combined net sales in 1996, 1995 and 1994, respectively.

 (c) Intercompany transfers reflect the originating geographic source of the transfer and principally reflect product assembly which is accounted for at cost plus a nominal profit.

 (d) Includes charges of $226 million reflecting $8 million of restructuring charges (see Note 4), $141 million of NLC litigation costs (see Note 10), $57 million of charges primarily related to the transition to the Communications Business' next-generation digital products (see Note 4), and $20 million of other charges related to the write-down of certain assets to their estimated net realizable values and accruals for litigation matters (see Note 4).

 (e) Includes a charge of $140 million for purchased in-process technology in connection with the acquisition of NLC.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

16 AGREEMENTS

    As part of the Distribution, the Communications Business will be party to certain agreements, including the following:

    DISTRIBUTION AGREEMENT. The Distribution Agreement provides (i) that the Communications Business, CommScope and General Semiconductor will assume, pay and discharge all their respective liabilities as defined in the Distribution Agreement; (ii) that the Communications Business, CommScope and General Semiconductor will indemnify each other and their respective subsidiaries, directors, officers, employees and agents against all losses arising in connection with the breach of the Distribution Agreement; (iii) for the transfer of books and records among the Communications Business, CommScope and General Semiconductor and grants to each party access to certain information in the possession of the others (subject to certain confidentiality requirements); and
(iv) for the allocation of shared privileges with respect to certain information and requires, with certain exceptions, each party to obtain the consent of the others prior to waiving any shared privilege.

    EMPLOYEE BENEFITS ALLOCATION AGREEMENT. The Employee Benefits Allocation Agreement provides that, effective as of the Distribution, the Communications Business and CommScope will assume or retain all liabilities of General Instrument under employee benefit plans, policies, arrangements, contracts and agreements, including under collective bargaining agreements, with respect to employees who will become employees of the Communications Business or CommScope subsequent to the Distribution.

    TAX SHARING AGREEMENT. The Tax Sharing Agreement defines the rights and obligations of the Communications Business, CommScope and General Semiconductor with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to General Instrument's businesses for tax years prior to the Distribution and with respect to certain tax attributes to General Semiconductor after the Distribution.

    TRANSITION SERVICES AGREEMENT. The Communications Business will enter into transition services agreements with CommScope and General Semiconductor in which it will provide certain administrative services, including risk management, cash management and international banking, certain tax return preparation, pension plan, corporate reporting and information technology services for the fees and time periods as set forth in the agreements.

    TRADEMARK LICENSE AGREEMENT. Effective as of the Distribution, the Communications Business will hold the rights in the mark GENERAL INSTRUMENT, the logo "GI," and other rights. Pursuant to this agreement, the Communications Business will grant to each of CommScope and General Semiconductor a limited, non-exclusive, non-assignable, worldwide, royalty-free license to use the GI Trademarks, with respect to specified goods and services, for a period of twelve months following the Distribution.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONCLUDED)
                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

17 SUBSEQUENT EVENT

    As described in Note 10, in 1995 DSC brought suit against NLC and the founders of NLC. On February 28, 1997, the U.S. Court of Appeals for the Fifth Circuit confirmed the trial court's denial of DSC's request for injunctive relief, reversed the district court judgment for diversion of a corporate opportunity and remanded the case to the trial court for entry of judgment on the misappropriation of trade secrets claim, which the Communications Business expects to result in a damage award of not more than $138 million plus accrued interest.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS

                           (UNAUDITED--IN THOUSANDS)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
NET SALES.................................................................................  $  408,028  $  386,948
                                                                                            ----------  ----------
OPERATING COSTS AND EXPENSES
  Cost of sales...........................................................................     294,514     286,814
  Selling, general and administrative.....................................................      42,754      34,107
  Research and development................................................................      51,045      45,992
  Amortization of excess of cost over fair value of net assets acquired...................       3,558       3,516
                                                                                            ----------  ----------
      Total operating costs and expenses..................................................     391,871     370,429
                                                                                            ----------  ----------
OPERATING INCOME..........................................................................      16,157      16,519
Other expense-net.........................................................................        (529)       (438)
Interest expense-net......................................................................      (7,091)     (6,658)
                                                                                            ----------  ----------
INCOME BEFORE INCOME TAXES................................................................       8,537       9,423
Provision for income taxes................................................................      (3,577)     (3,580)
                                                                                            ----------  ----------
NET INCOME................................................................................  $    4,960  $    5,843
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                  See notes to combined financial statements.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                        MARCH 31,    DECEMBER 31,
                                                                                           1997        1996 (1)
                                                                                       ------------  ------------
                                                                                       (UNAUDITED)
                                                                                       ------------
                                       ASSETS
Current Assets:
Short-term investment................................................................  $     18,328   $   --
Accounts receivable, less allowance for doubtful accounts of $13,221 and $12,910,
  respectively.......................................................................       346,145      392,984
Inventories..........................................................................       277,086      263,829
Prepaid expenses and other current assets............................................        23,346       17,657
Deferred income taxes................................................................        74,672       81,226
                                                                                       ------------  ------------
      Total current assets...........................................................       739,577      755,696
Property, plant and equipment--net...................................................       253,786      251,748
Intangibles, less accumulated amortization of $78,645 and $76,077, respectively......        90,370       92,802
Excess of cost over fair value of net assets acquired, less accumulated amortization
  of $97,110 and $93,552, respectively...............................................       475,225      478,783
Investments and other assets.........................................................        36,080       18,208
Deferred income taxes................................................................        30,309       32,499
                                                                                       ------------  ------------
TOTAL ASSETS.........................................................................  $  1,625,347   $1,629,736
                                                                                       ------------  ------------
                                                                                       ------------  ------------
                        LIABILITIES AND DIVISIONAL NET EQUITY
Current Liabilities:
Accounts payable.....................................................................  $    185,200   $  201,382
Income taxes payable.................................................................         5,312        4,896
Other accrued liabilities............................................................       172,319      177,886
                                                                                       ------------  ------------
      Total current liabilities......................................................       362,831      384,164
Deferred income taxes................................................................         6,666        6,353
NLC litigation liability.............................................................       138,000      139,100
Other non-current liabilities........................................................        49,514       48,945
                                                                                       ------------  ------------
      Total liabilities..............................................................       557,011      578,562
                                                                                       ------------  ------------
Commitments and contingencies
Divisional net equity................................................................     1,068,336    1,051,174
                                                                                       ------------  ------------
TOTAL LIABILITIES AND DIVISIONAL NET EQUITY..........................................  $  1,625,347   $1,629,736
                                                                                       ------------  ------------
                                                                                       ------------  ------------

------------------------

(1) Derived from the audited combined balance sheet contained elsewhere in this Proxy Statement.

                  See notes to combined financial statements.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                  COMBINED STATEMENT OF DIVISIONAL NET EQUITY

                           (UNAUDITED--IN THOUSANDS)

                                                                                               THREE MONTHS ENDED
                                                                                                 MARCH 31, 1997
                                                                                               -------------------
Balance, January 1, 1997.....................................................................     $   1,051,174
Net income...................................................................................             4,960
Transfers to General Instrument..............................................................            (3,883)
Other transactions with General Instrument...................................................             4,905
Unrealized gain on investment-net............................................................            11,180
                                                                                               -------------------
Balance, March 31, 1997......................................................................     $   1,068,336
                                                                                               -------------------
                                                                                               -------------------

                  See notes to combined financial statements.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS

                           (UNAUDITED--IN THOUSANDS)

                                                                                                THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                               --------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------
OPERATING ACTIVITIES:
Net income...................................................................................  $   4,960  $   5,843
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
  Depreciation and amortization..............................................................     23,048     18,747
  Changes in assets and liabilities:
    Accounts receivable......................................................................     46,839    (14,515)
    Inventories..............................................................................    (13,257)   (56,684)
    Prepaid expenses and other current assets................................................     (3,189)    (1,024)
    Deferred income taxes....................................................................      1,503     16,235
    Accounts payable, income taxes payable and other accrued liabilities.....................    (23,015)    (7,243)
    Other non-current liabilities............................................................      4,781       (477)
  Other......................................................................................     (3,244)    (1,275)
                                                                                               ---------  ---------
Net cash provided by (used in) operating activities..........................................     38,426    (40,393)
                                                                                               ---------  ---------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment.................................................    (17,169)   (25,973)
  Investments in other assets................................................................    (17,374)    --
                                                                                               ---------  ---------
Net cash used in investing activities........................................................    (34,543)   (25,973)
                                                                                               ---------  ---------
FINANCING ACTIVITIES:
  Transfers from (to) General Instrument.....................................................     (3,883)    66,366
                                                                                               ---------  ---------
Net cash provided by (used in) financing activities..........................................     (3,883)    66,366
                                                                                               ---------  ---------
Change in cash and cash equivalents..........................................................     --         --
Cash and cash equivalents, beginning of period...............................................     --         --
                                                                                               ---------  ---------
Cash and cash equivalents, end of period.....................................................  $  --      $  --
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                  See notes to combined financial statements.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

               NOTES TO COMBINED FINANCIAL STATEMENTS (UNAUDITED)

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

1 DESCRIPTION OF THE BUSINESS AND BACKGROUND OF THE TRANSACTION

    The Communications Business within General Instrument Corporation and its wholly-owned subsidiaries ("General Instrument") is a leading worldwide supplier of systems and equipment for high-performance networks delivering video, voice and data/Internet services. The Communications Business' Broadband Networks Group is the world leader in digital and analog set-top systems for wired and wireless cable television networks, as well as hybrid fiber/coaxial network transmission systems used by cable television operators. The Communications Business' Satellite Data Networks Group is a leading provider of digital satellite systems for programmers, direct-to-home satellite network providers and private networks for business communications. Through its Next Level Communications ("NLC") business, the Communications Business will provide telephone network solutions through its NLevel(3) Switched Digital Services system.

    On January 7, 1997, the Board of Directors of General Instrument approved a plan to distribute to General Instrument stockholders all of the outstanding stock of its Communications Business ("NextLevel Systems") and its cable manufacturing business, CommScope Inc. ("CommScope"), in a spin-off transaction (the "Distribution"). The Distribution, which is subject to the approval of the holders of a majority of outstanding shares of General Instrument, the receipt of a ruling from the Internal Revenue Service that the Distribution is not taxable to General Instrument or its stockholders, and the absence of events or developments that would have a material adverse impact on General Instrument or its stockholders, is expected to occur in the third quarter of 1997 and will result in NextLevel Systems and CommScope operating as independent entities with publicly traded common stock. General Instrument will have no ownership interest in NextLevel Systems or CommScope subsequent to the Distribution, at which time General Instrument will be renamed General Semiconductor, Inc. ("General Semiconductor") and will conduct General Instrument's power semiconductor business.

    In connection with the restructuring, the Communications Business recorded a charge of $2.5 million to cost of sales during the three months ended March 31, 1997 for severance costs for 50 employees terminated dividing the Company's Taiwan operations between the Communications Business and the Power Semiconductor Business. Such amounts were paid by March 31, 1997. The Company's Taiwan legal entity is currently comprised of operations which support both the Communications Business and the Power Semiconductor Business. In connection with the restructuring, the Company expects to incur additional net-of-tax costs of $12 million, primarily employee costs, in order to separate its Taiwan operations.

2 BASIS OF PRESENTATION

    The accompanying combined financial statements reflect the results of operations, financial position, changes in divisional net equity and cash flows of the Communications Business that will be transferred from General Instrument to NextLevel Systems, Inc. in the Distribution. The combined balance sheet as of March 31, 1997, the combined statements of operations for the three months ended March 31, 1997 and 1996, the combined statements of cash flows for the three months ended March 31, 1997 and 1996 and the combined statement of divisional net equity for the three months ended March 31, 1997 are unaudited and reflect all adjustments of a normal recurring nature which are, in the opinion of management, necessary for a fair presentation of the interim period financial statements. There were no adjustments of a non-recurring nature recorded during the three months ended March 31, 1997 and 1996 except as discussed above in Note 1.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

2 BASIS OF PRESENTATION (CONTINUED)
    The combined financial statements have been prepared using the historical basis in the assets and liabilities and the historical results of operations directly attributable to the Communications Business, and all intercompany accounts and transactions between the Communications Business' operations have been eliminated. The combined financial statements include an allocation of certain assets, liabilities and general corporate expenses from General Instrument. In the opinion of management, general corporate administrative expenses have been allocated to the Communications Business on a reasonable and consistent basis using management's estimate of services provided to the Communications Business by General Instrument. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had the Communications Business been operating as a separate, stand- alone entity during the periods presented.

    The Communications Business participates in General Instrument's cash management program, and the accompanying financial statements include an allocation of net interest expense from General Instrument. To the extent the Communications Business generates positive cash, such amounts are remitted to General Instrument. To the extent the Communications Business has experienced temporary cash needs for working capital purposes or capital expenditures, such funds have historically been provided by General Instrument. The net effect of these transactions is reflected in divisional net equity. Net interest expense has been allocated based upon the Communications Business' net assets as a percentage of the total net assets of General Instrument. The allocations were made consistently in each period, and management believes the allocations are reasonable. However, these interest costs would not necessarily be indicative of what the actual costs would have been had the Communications Business operated as a separate, stand-alone entity. Subsequent to the Distribution, the Communications Business will be responsible for these cash management functions using its own resources or purchased services and will be responsible for the costs associated with operating a public company.

    The Communications Business' financial results include the costs incurred by General Instrument pension and postretirement benefit plans for employees and retirees of the Communications Business. Also, the provision for income taxes for the three months ended March 31, 1997 and 1996 is based on the Communications Business' expected annual effective rate adjusted for the tax effects of restructuring charges, calculated assuming the Communications Business had filed separate tax returns under its existing structure.

    The financial information included herein does not necessarily reflect the combined results of operations, financial position, changes in divisional net equity and cash flows of the Communications Business in the future or on a historical basis had the Communications Business been a separate stand-alone entity for the periods presented. These combined financial statements should be read in conjunction with the Communications Business' December 31, 1996 audited combined financial statements contained elsewhere herein.

           COMMUNICATIONS BUSINESS OF GENERAL INSTRUMENT CORPORATION

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

3 INVENTORIES

    Inventories consist of:

                                                            MARCH 31, 1997  DECEMBER 31, 1996
                                                            --------------  -----------------
Raw materials.............................................    $  128,887       $   104,984
Work in process...........................................        21,247            21,344
Finished goods............................................       126,952           137,501
                                                            --------------        --------
                                                              $  277,086       $   263,829
                                                            --------------        --------
                                                            --------------        --------

4 LITIGATION

    In April 1995, prior to General Instrument's acquisition of Next Level Communications ("NLC") in September 1995, DSC Communications Corporation and DSC Technologies Corporation (collectively, "DSC") brought suit against NLC and the founders of NLC ("NLC Litigation"). On March 28, 1996, a jury verdict was reached in the case which stated that the founders of NLC breached certain employee agreements with DSC, failed to disclose and diverted a corporate opportunity of DSC, misappropriated DSC trade secrets and conspired to take certain of the foregoing actions, and that NLC used or benefited from the diversion of corporate opportunity and misappropriation of trade secrets. In June 1996, a final judgment against NLC and the individual defendants was entered in favor of DSC, in a total amount of $137 million. However, the court denied DSC's request for entry of permanent injunctive relief. In June 1996, a pre-tax charge to earnings of $141 million was recorded, reflecting the judgment and costs of litigation. Both sides appealed to the U.S. Court of Appeals for the Fifth Circuit. On February 28, 1997, the U.S. Court of Appeals for the Fifth Circuit confirmed the trial court's denial of DSC's request for injunctive relief, reversed the district court judgment for diversion of a corporate opportunity and remanded the case to the trial court for the entry of judgment on the misappropriation of trade secrets claim, which the Company expects to result in a damage award of not more than $138 million plus accrued interest. Enforcement of the judgment was stayed pending the determination of the appeal. Both parties have filed motions for rehearing with the Court of Appeals, and these motions have not yet been decided.

    An action entitled BroadBand Technologies, Inc. vs. General Instrument Corp. was brought in March 1997 in the United States District Court for the Eastern District of North Carolina. The complaint alleges that the Company infringes BroadBand Technologies, Inc.'s U.S. Patent No. 5,457,560 (the "560 Patent"), covering an electronic communications system which delivers television signals, and seeks monetary damages and injunctive relief. The Company has filed a motion to dismiss the complaint for lack of personal jurisdiction. The motion has not yet been decided.

    In March 1997, NLC commenced an action against BroadBand Technologies, Inc. in the United States District Court for the Northern District of California for a declaratory judgment that BroadBand Technologies, Inc. 560 Patent is invalid and unenforceable; for patent infringement; and for violation of the antitrust laws of the United States. In the patent infringement claim, NLC charges that BroadBand Technologies, Inc. infringes two patents licensed to NLC relating to video compression and video signal processing. BroadBand Technologies, Inc. has answered the complaint and does not contest jurisdiction.

    While the ultimate outcome of the matters described above cannot be determined, management does not believe that the final disposition of these matters beyond the amounts previously provided for in the financial statements will have a material adverse effect on the Communications Business' financial statements.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of General Instrument Corporation:

    We have audited the consolidated balance sheets of CommScope, Inc. of North Carolina and subsidiary ("CommScope") as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of CommScope's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CommScope, Inc. of North Carolina and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/S/ DELOITTE & TOUCHE LLP
----------------------------
  DELOITTE & TOUCHE LLP

Chicago, Illinois
February 3, 1997

                       COMMSCOPE, INC. OF NORTH CAROLINA

                       CONSOLIDATED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
NET SALES....................................................................  $  572,212  $  485,160  $  445,328
                                                                               ----------  ----------  ----------
OPERATING COSTS AND EXPENSES
  Cost of sales..............................................................     417,123     355,732     317,466
  Selling, general and administrative........................................      44,342      34,835      31,625
  Research and development...................................................       5,348       4,255       3,213
  Amortization of excess of cost over fair value of net assets acquired......       5,145       5,075       5,254
                                                                               ----------  ----------  ----------
      Total operating costs and expenses.....................................     471,958     399,897     357,558
                                                                               ----------  ----------  ----------
OPERATING INCOME.............................................................     100,254      85,263      87,770

Other income (expense)--net..................................................       1,839         115          (4)
Interest expense--net........................................................      (9,990)     (8,665)    (12,281)
                                                                               ----------  ----------  ----------
INCOME BEFORE INCOME TAXES...................................................      92,103      76,713      75,485

Provision for income taxes...................................................     (34,981)    (29,382)    (30,389)
                                                                               ----------  ----------  ----------
NET INCOME...................................................................  $   57,122  $   47,331  $   45,096
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                See notes to consolidated financial statements.

                       COMMSCOPE, INC. OF NORTH CAROLINA

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                     ASSETS
Current Assets:
Accounts receivable, less allowance for doubtful accounts of $3,761 and $3,114,
  respectively.......................................................................   $  101,817    $   76,419
Inventories..........................................................................       41,136        26,971
Prepaid expenses and other current assets............................................        1,287           517
Deferred income taxes................................................................       13,742        11,625
                                                                                       ------------  ------------
  Total current assets...............................................................      157,982       115,532

Property, plant and equipment--net...................................................      117,022        90,587
Intangibles, less accumulated amortization of $23,809 and $20,888, respectively......       24,956        27,877
Excess of cost over fair value of net assets acquired, less accumulated amortization
  of $33,040 and $27,895, respectively...............................................      175,568       175,293
Other assets.........................................................................        4,357         3,089
                                                                                       ------------  ------------
TOTAL ASSETS.........................................................................   $  479,885    $  412,378
                                                                                       ------------  ------------
                                                                                       ------------  ------------
                                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts payable.....................................................................   $   18,953    $   16,005
Income taxes payable.................................................................        2,148         2,275
Other accrued liabilities............................................................       29,661        24,344
                                                                                       ------------  ------------
  Total current liabilities..........................................................       50,762        42,624

Long-term debt.......................................................................       10,800        10,800
Deferred income taxes................................................................       15,198        12,852
Other non-current liabilities........................................................        9,565         6,925
                                                                                       ------------  ------------
  Total liabilities..................................................................       86,325        73,201
                                                                                       ------------  ------------
Commitments and contingencies (See Note 11)

Stockholder's Equity:
Common Stock, $.01 par value; 2,000,000 shares authorized; 240,000 issued............            2             2
Additional paid-in capital...........................................................      197,068       199,807
Retained earnings....................................................................      196,490       139,368
                                                                                       ------------  ------------
Total stockholder's equity...........................................................      393,560       339,177
                                                                                       ------------  ------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY...........................................   $  479,885    $  412,378
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                See notes to consolidated financial statements.

                       COMMSCOPE, INC. OF NORTH CAROLINA

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
COMMON STOCK.................................................................  $        2  $        2  $        2
                                                                               ----------  ----------  ----------
ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year...................................................     199,807     251,130     253,843
Transfers to sole stockholder................................................        (962)    (45,955)       (300)
Other transactions with sole stockholder (See Note 9)........................      (1,777)     (5,368)     (2,413)
                                                                               ----------  ----------  ----------
Balance, end of year.........................................................     197,068     199,807     251,130
                                                                               ----------  ----------  ----------

RETAINED EARNINGS
Balance, beginning of year...................................................     139,368      92,037      46,941
Net income...................................................................      57,122      47,331      45,096
                                                                               ----------  ----------  ----------
Balance, end of year.........................................................     196,490     139,368      92,037
                                                                               ----------  ----------  ----------
TOTAL STOCKHOLDER'S EQUITY...................................................  $  393,560  $  339,177  $  343,169
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                See notes to consolidated financial statements.

                       COMMSCOPE, INC. OF NORTH CAROLINA

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
OPERATING ACTIVITIES:
Net income.......................................................................  $  57,122  $  47,331  $  45,096
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization..................................................     18,952     17,219     16,422
  Changes in assets and liabilities:
    Accounts receivable..........................................................    (19,775)    (4,329)   (28,414)
    Inventories..................................................................    (12,059)    (4,761)    (8,979)
    Prepaid expenses and other current assets....................................       (705)       159       (345)
    Deferred income taxes........................................................      1,030     (1,895)    (1,287)
    Accounts payable, income taxes payable and other accrued liabilities.........      6,686      6,775     11,101
    Other non-current liabilities................................................      2,139      1,365       (718)
  Other..........................................................................     (1,426)     1,646        395
                                                                                   ---------  ---------  ---------
Net cash provided by operating activities........................................     51,964     63,510     33,271
                                                                                   ---------  ---------  ---------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment.....................................    (33,218)   (27,281)   (33,089)
  Acquisition of Teledyne Thermatics assets, net.................................    (17,849)    --         --
  Investment in joint venture....................................................     --         (1,844)    --
  Other..........................................................................         65        770        118
                                                                                   ---------  ---------  ---------
Net cash used in investing activities............................................    (51,002)   (28,355)   (32,971)
                                                                                   ---------  ---------  ---------
FINANCING ACTIVITIES:
  Proceeds from the issuance of Flexible Term Notes..............................     --         10,800     --
  Transfers to sole stockholder..................................................       (962)   (45,955)      (300)
                                                                                   ---------  ---------  ---------
Net cash used in financing activities............................................       (962)   (35,155)      (300)
                                                                                   ---------  ---------  ---------
Change in cash and cash equivalents..............................................     --         --         --
Cash and cash equivalents, beginning of year.....................................     --         --         --
                                                                                   ---------  ---------  ---------
Cash and cash equivalents, end of year...........................................  $  --      $  --      $  --
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                See notes to consolidated financial statements.

                       COMMSCOPE, INC. OF NORTH CAROLINA

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

1 DESCRIPTION OF THE BUSINESS AND BACKGROUND OF THE TRANSACTION

    CommScope, Inc. of North Carolina and subsidiary ("CommScope") is an indirect wholly-owned subsidiary of General Instrument Corporation ("General Instrument").

    CommScope operates in the cable manufacturing business, and designs, manufactures and markets coaxial, fiber optic and high performance electronic cables primarily used in communications, local area network, aerospace and industrial applications. CommScope is the largest manufacturer and supplier of coaxial cable for cable television applications in the United States and is a leading supplier of coaxial cable for satellite television applications. CommScope is also a major supplier of coaxial cable to international cable television markets.

    On January 7, 1997, the Board of Directors of General Instrument approved a plan to distribute to General Instrument stockholders all of the outstanding stock of its communications business, NextLevel Systems, Inc. ("NextLevel Systems"), and CommScope, in a spin-off transaction (the "Distribution"). The Distribution, which is subject to the approval of the holders of a majority of outstanding shares of General Instrument, the receipt of a ruling from the Internal Revenue Service that the Distribution is not taxable to General Instrument or its stockholders, and the absence of events or developments that would have a material adverse impact on General Instrument or its stockholders, is expected to occur in the third quarter of 1997 and will result in CommScope and NextLevel Systems operating as independent entities with publicly traded common stock. General Instrument will have no ownership interest in CommScope or NextLevel Systems subsequent to the Distribution, at which time General Instrument will be renamed General Semiconductor, Inc. ("General Semiconductor"), and will conduct General Instrument's power semiconductor business.

    For the purpose of governing certain of the ongoing relationships among CommScope, NextLevel Systems and General Semiconductor after the Distribution and to provide mechanisms for an orderly transition, CommScope, NextLevel Systems and General Semiconductor have entered or will enter into various agreements (See Note 15). CommScope, NextLevel Systems and General Semiconductor believe that the terms of the agreements will be fair to each of the parties and comparable to those which would have been reached in arm's length negotiations with unaffiliated parties.

2 BASIS OF PRESENTATION

    The accompanying consolidated financial statements reflect the results of operations, financial position, changes in stockholder's equity and cash flows of CommScope that will be transferred from General Instrument in the Distribution. The consolidated financial statements have been prepared using the historical basis of the assets and liabilities and the historical results of operations directly attributable to CommScope, and all intercompany accounts and transactions between CommScope's businesses have been eliminated.

    The consolidated financial statements include an allocation of certain assets, liabilities and general corporate expenses from General Instrument. In the opinion of management, general corporate administrative expenses have been allocated to CommScope on a reasonable and consistent basis using corporate's estimate of services provided to CommScope by General Instrument. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had CommScope been operating as a separate, stand-alone entity during the periods presented.

                       COMMSCOPE, INC. OF NORTH CAROLINA

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

2 BASIS OF PRESENTATION (CONTINUED)
    CommScope participates in General Instrument's cash management program, and the accompanying financial statements include an allocation of General Instrument's net interest expense. To the extent CommScope generates positive cash, such amounts are remitted to General Instrument. To the extent CommScope has experienced temporary cash needs for working capital purposes or capital expenditures, such funds have historically been provided by General Instrument. The net effect of these transactions are included in additional paid-in capital as transfers to sole stockholder. Net interest expense has been allocated based upon CommScope's net assets as a percentage of the total net assets of General Instrument. The allocations were made consistently in each year, and management believes the allocations are reasonable. However, these interest costs would not necessarily be indicative of what the actual interest costs would have been had CommScope operated as a separate, stand-alone entity. Subsequent to the Distribution, CommScope will be responsible for these cash management functions using its own resources or purchased services and will be responsible for the costs associated with operating a public company.

    CommScope's financial results include the costs incurred by the General Instrument postretirement benefit plan for employees and retirees of CommScope. Also, the provision for income taxes has been determined as if CommScope had filed separate tax returns under its existing structure for the periods presented.

    The financial information included herein does not necessarily reflect the consolidated results of operations, financial position, changes in stockholder's equity and cash flows of CommScope in the future or on a historical basis had CommScope been a separate, stand-alone entity for the periods presented.

3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION The accompanying consolidated financial statements include the accounts of CommScope, Inc. of North Carolina and its wholly-owned subsidiary, Cable Transport, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

    REVENUE RECOGNITION CommScope recognizes revenue when products are shipped and services are performed.

    INVENTORIES Inventories are stated at the lower of cost, determined on a first-in, first-out ("FIFO") basis, or market.

    PROPERTY, PLANT AND EQUIPMENT Property, plant and equipment are stated at cost. Provisions for depreciation are based on estimated useful lives of the assets using the straight-line method. Average useful lives are 5 to 35 years for buildings and improvements and 3 to 10 years for machinery and equipment. Expenditures for repairs and maintenance are charged to expense as incurred.

    LONG-LIVED ASSETS CommScope adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,"

                       COMMSCOPE, INC. OF NORTH CAROLINA

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

3 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) on January 1, 1996. SFAS No. 121 prescribes the accounting treatment for long-lived assets, identifiable intangibles and goodwill related to those assets when there are indications that the carrying values of those assets may not be recoverable. Whenever events indicate that the carrying values of such assets may not be recoverable, CommScope evaluates the carrying values of such assets using future undiscounted cash flows. The adoption of SFAS No. 121 did not have an impact on CommScope's financial position or operations.

    INTANGIBLE ASSETS Intangible assets consist primarily of patents and customer lists which are being amortized on a straight-line basis over approximately 17 years.

    EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED The excess of cost over fair value of net assets acquired is being amortized on a straight-line basis over 35 to 40 years. Management continually reassesses the appropriateness of both the carrying value and remaining life of the excess of cost over fair value of net assets acquired by assessing recoverability based on forecasted operating cash flows, on an undiscounted basis, and other factors. Management believes that, as of December 31, 1996, the carrying value and remaining life of the excess of cost over fair value of net assets acquired are appropriate.

    INCOME TAXES CommScope's operating results historically have been included in General Instrument's consolidated federal and certain state income tax returns. The provision for CommScope has been determined as if CommScope had filed separate tax returns under its existing structure for the periods presented. Accordingly, future tax rates could vary from the historical effective tax rates depending upon CommScope's future legal structure and tax elections. Federal and certain state income taxes, which are currently payable or receivable, are settled with General Instrument through equity. Deferred income taxes reflect the future tax consequences of differences between the financial reporting and tax bases of assets and liabilities.

4 JOINT VENTURE

    In August 1995, CommScope entered into a joint venture agreement with Pacific Dunlop Ltd. to produce cable in Australia. CommScope has a 49% interest in the joint venture. During 1996 and 1995, CommScope sold $27 and $20 million of cable products into the joint venture. Gross profit from CommScope's sale of cable products remaining in the joint ventures inventory has been eliminated to the extent of CommScope's ownership interest. CommScope records income from the joint venture on the equity method of accounting. Income from the joint venture included in other income was $1.3 million in 1996 and was not significant in 1995.

5 ACQUISITION

    In May 1996, CommScope acquired certain assets of Teledyne, Inc.'s Thermatics unit, a high performance wire and cable manufacturer specializing in high temperature cables, for a net purchase price of $18 million. The acquisition was accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair value at the date of the acquisition.

                       COMMSCOPE, INC. OF NORTH CAROLINA

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

6 INVENTORIES

    Inventories consist of:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Raw materials.........................................................  $   23,206  $    9,353
Work in process.......................................................       4,978       4,248
Finished goods........................................................      12,952      13,370
                                                                        ----------  ----------
                                                                        $   41,136  $   26,971
                                                                        ----------  ----------
                                                                        ----------  ----------

    The principal raw materials purchased by CommScope (fabricated aluminum, copper and plastics) are subject to changes in market price as these materials are linked to the commodity markets. To the extent that CommScope is unable to pass on the cost increases, the cost increases could have a significant impact on the results of operations of CommScope.

7 PROPERTY, PLANT AND EQUIPMENT-NET

    Property, plant and equipment-net consists of:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Land and land improvements............................................  $    2,586  $      979
Buildings and improvements............................................      40,680      30,806
Machinery and equipment...............................................     128,064     102,650
                                                                        ----------  ----------
                                                                           171,330     134,435
Less accumulated depreciation.........................................     (54,308)    (43,848)
                                                                        ----------  ----------
                                                                        $  117,022  $   90,587
                                                                        ----------  ----------
                                                                        ----------  ----------

8 OTHER ACCRUED LIABILITIES

    Other accrued liabilities consist of:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1996        1995
                                                                        ----------  ----------
Salaries and compensation liabilities.................................  $   18,404  $   13,196
Product reserves......................................................       4,757       4,819
Other.................................................................       6,500       6,329
                                                                        ----------  ----------
                                                                        $   29,661  $   24,344
                                                                        ----------  ----------
                                                                        ----------  ----------

                       COMMSCOPE, INC. OF NORTH CAROLINA

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

9 INCOME TAXES

    The components of the provision for income taxes are as follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                    1996       1995        1994
                                                                                  ---------  ---------  ----------
Current:
  Federal.......................................................................  $  29,928  $  27,796  $   28,236
  State.........................................................................      4,023      3,481       3,440
                                                                                  ---------  ---------  ----------
  Current income tax provision..................................................     33,951     31,277      31,676
                                                                                  ---------  ---------  ----------
Deferred:
  Federal.......................................................................      1,044     (1,782)     (1,188)
  State.........................................................................        (14)      (113)        (99)
                                                                                  ---------  ---------  ----------
  Deferred income tax provision.................................................      1,030     (1,895)     (1,287)
                                                                                  ---------  ---------  ----------
  Total provision for income taxes..............................................  $  34,981  $  29,382  $   30,389
                                                                                  ---------  ---------  ----------
                                                                                  ---------  ---------  ----------

    The following table presents the principal reasons for the difference between the effective tax rate and the federal statutory income tax rate:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                     -------------------------------
                                                                                       1996       1995       1994
                                                                                     ---------  ---------  ---------
Statutory rate.....................................................................       35.0%      35.0%      35.0%
State income taxes--net............................................................        2.8        2.8        2.9
Foreign sales corporation..........................................................       (2.2)      (2.3)      (0.4)
Permanent items....................................................................        2.3        2.7        2.7
Other..............................................................................        0.1        0.1        0.1
                                                                                           ---        ---        ---
Effective rate.....................................................................       38.0%      38.3%      40.3%
                                                                                           ---        ---        ---
                                                                                           ---        ---        ---

                       COMMSCOPE, INC. OF NORTH CAROLINA

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

9 INCOME TAXES (CONTINUED)
    Deferred income taxes as recorded in the accompanying consolidated balance sheets are comprised of the following:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
Current Deferred Income Tax Assets:
  Accounts receivable and inventory reserves............................  $   4,775  $   4,533
  Product reserves......................................................      1,785      1,746
  Employee benefits.....................................................      4,399      2,875
  Other current.........................................................      2,783      2,471
                                                                          ---------  ---------
                                                                          $  13,742  $  11,625
                                                                          ---------  ---------
                                                                          ---------  ---------
Non-Current Deferred Tax Liabilities:
  Fixed and intangible assets...........................................  $  18,259  $  15,470
  Employee benefits.....................................................     (2,894)    (2,360)
  Other non-current.....................................................       (167)      (258)
                                                                          ---------  ---------
                                                                          $  15,198  $  12,852
                                                                          ---------  ---------
                                                                          ---------  ---------

    The federal and certain state income taxes which are currently payable or receivable are settled with General Instrument through equity. During each of the three years in the period ended December 31, 1996, General Instrument settled certain tax matters which decreased CommScope's amount payable through equity to General Instrument and resulted in credits of $2, $5, and $2 million to goodwill for 1996, 1995, and 1994, respectively, since these matters related to periods prior to the acquisition of General Instrument by affiliates of Forstmann Little & Co.

10 LONG-TERM DEBT

    In January 1995, CommScope entered into a $10.8 million loan agreement in connection with the issuance of notes by the Alabama State Industrial Development Authority (the "Flexible Term Notes"). Borrowings under the loan agreement bear interest at variable rates based upon current market conditions for short-term financing. At December 31, 1996, the variable rate was 6.28%. The loan agreement will mature on January 1, 2015, and any remaining amounts outstanding under the Flexible Term Notes will be due and payable on that date. Company management has evaluated this debt instrument and has determined, based on interest rates and terms, that the fair value approximates its carrying value at December 31, 1996 and 1995.

                       COMMSCOPE, INC. OF NORTH CAROLINA

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

11 COMMITMENTS AND CONTINGENCIES

    CommScope leases certain equipment under operating leases which expire at various dates through the year 2004. Rent expense was $4, $3 and $3 million in 1996, 1995 and 1994, respectively. Future minimum lease payments required under operating leases as of December 31, 1996 are as follows:

1997................................................................  $   2,164
1998................................................................      1,799
1999................................................................      1,570
2000................................................................      1,223
2001................................................................        839
Thereafter..........................................................        970

    CommScope is either a plaintiff or a defendant in several pending legal matters in the normal course of business. In addition, CommScope is subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. CommScope's manufacturing facilities are believed to be in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had, and is not expected to have, a material adverse effect on CommScope's financial statements. Management does not believe that the final disposition of these matters will have a material adverse effect on CommScope's financial statements.

12 EMPLOYEE BENEFIT PLANS

    PROFIT SHARING AND SAVINGS PLAN. CommScope sponsors an Employees Profit Sharing and Savings Plan (the "Profit Sharing and Savings Plan"). The majority of contributions to the Profit Sharing and Savings Plan are made at the discretion of CommScope's Board of Directors. In addition, eligible employees may elect to contribute up to 10% of their salaries. CommScope contributes an amount equal to 50% of the first 4% of the employee's salary that the employee contributes. During the years ended December 31, 1996, 1995 and 1994, CommScope contributed $7, $7 and $6 million, respectively, to the Profit Sharing and Savings Plan, of which $6, $6 and $5 million, respectively, was discretionary.

    RETIREMENT PLAN. CommScope also sponsors a non-qualified unfunded supplemental executive retirement plan that provides certain executives with defined pension benefits. Net pension cost consisted of interest costs of approximately $.2 million in each of the three years in the period ended December 31,

                       COMMSCOPE, INC. OF NORTH CAROLINA

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

12 EMPLOYEE BENEFIT PLANS (CONTINUED)
1996. The funded status of this plan and the related amounts as recorded in the accompanying consolidated balance sheets were as follows:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
Actuarial present value of:
  Vested benefits........................................................  $   1,165  $     801
                                                                           ---------  ---------
                                                                           ---------  ---------
  Accumulated benefits...................................................  $   2,436  $   2,379
                                                                           ---------  ---------
                                                                           ---------  ---------
  Projected benefit obligation...........................................  $  (3,445) $  (3,352)
Market value of plan assets..............................................     --         --
                                                                           ---------  ---------
Funded status............................................................     (3,445)    (3,352)
Unrecognized gain........................................................       (463)      (313)
                                                                           ---------  ---------
Accrued pension obligation...............................................  $  (3,908) $  (3,665)
                                                                           ---------  ---------
                                                                           ---------  ---------
Actuarial assumptions:
  Discount rate..........................................................       7.75%      7.25%
  Investment return......................................................        N/A        N/A
  Compensation increases.................................................       4.75%      4.25%

    The impact of the changes in the actuarial assumptions, as of December 31, 1996, have been reflected in the funded status and CommScope believes that such changes will not have a material effect on net pension cost in 1997.

    POSTRETIREMENT. CommScope sponsors a contributory health-care benefits plan (the "Plan"). The Plan is an unfunded contributory group medical plan for employees who retire from CommScope at age 65 or greater with a minimum of 10 years of active service. CommScope recognizes the cost of providing and maintaining postretirement benefits during employees' active service periods. Medicare is the primary provider of health-care benefits for retirees after age
65. Net postretirement benefit cost consists of the following:

                                                                        YEAR ENDED DECEMBER 31,
                                                                    -------------------------------
                                                                      1996       1995       1994
                                                                    ---------  ---------  ---------
Service cost......................................................  $     412  $     242  $     289
Interest..........................................................        263        182        191
Net amortization and deferral.....................................     --            (10)    --
                                                                    ---------  ---------  ---------
Net postretirement benefit cost...................................  $     675  $     414  $     480
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------

                       COMMSCOPE, INC. OF NORTH CAROLINA

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

12 EMPLOYEE BENEFIT PLANS (CONTINUED)
    The status of the Plan and the related amounts as recorded in the consolidated balance sheets are as follows:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
Accumulated postretirement benefit obligation ("APBO"):
  Retirees.................................................................  $      31  $      12
  Active participants......................................................      4,232      3,265
                                                                             ---------  ---------
Total APBO.................................................................      4,263      3,277
Unrecognized loss..........................................................       (460)      (649)
                                                                             ---------  ---------
Accrued postretirement benefit obligation..................................  $   3,803  $   2,628
                                                                             ---------  ---------
                                                                             ---------  ---------
Discount rate used in determining APBO.....................................       7.75%      7.25%

    The assumed rate of future increases in health care cost during 1996 and 1995 was 14% and 15%, respectively, for pre-age 65 retirees, and 11% and 12%, respectively, for post-age 65 retirees, and is expected to decline to 6% by the year 2006. Under the Plan, the actuarially determined effect of a one percentage point increase in the assumed health care cost trend rate on annual net postretirement benefit cost and the APBO would be $.2 and $1.4 million, respectively.

13 STOCK COMPENSATION PLANS

    During 1996, 1995 and 1994 certain employees of CommScope were granted awards under the General Instrument Corporation 1993 Long-Term Incentive Plan (the "GI Plan"). The GI Plan provides for the granting of stock options, stock appreciation rights, restricted stock, performance units, performance shares and phantom stock to employees of General Instrument and its subsidiaries and the granting of stock options to its directors. Awards issued to employees of CommScope consisted solely of stock options.

    Immediately following the Distribution, outstanding options under the GI Plan held by CommScope employees will be replaced by substitute options under CommScope's long-term incentive plan, which will be established prior to the Distribution. The substitute options will have the same ratio of the exercise price per share to the market values per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option period and other terms and conditions as the General Instrument options being replaced. The number of CommScope shares subject to these options and the exercise price per share will be determined based on the average market value of General Instrument common stock over a number of trading days and CommScope common stock at approximately the date of the Distribution, and therefore CommScope cannot yet determine the number of shares of its common stock that will be subject to substitute options after the Distribution.

    The number of shares of General Instrument common stock subject to options held by CommScope employees at December 31, 1996 and 1995 was approximately .7 million.

                       COMMSCOPE, INC. OF NORTH CAROLINA

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

14 MAJOR CUSTOMER

    Sales of coaxial cable products to a major customer were approximately 11%, 12% and 18% of net sales in 1996, 1995 and 1994, respectively. No other customer accounts for 10% or more of net sales.

15 AGREEMENTS

    As part of the Distribution, CommScope will be party to certain agreements, including the following:

    DISTRIBUTION AGREEMENT The Distribution Agreement provides (i) that CommScope, NextLevel Systems and General Semiconductor will assume, pay and discharge all their respective liabilities as defined in the Distribution Agreement; (ii) that CommScope, NextLevel Systems and General Semiconductor will indemnify each other and their respective subsidiaries, directors, officers, employees and agents against all losses arising in connection with the breach of the Distribution Agreement; (iii) for the transfer of books and records among CommScope, NextLevel Systems and General Semiconductor and grants to each party access to certain information in the possession of the others (subject to certain confidentiality requirements); and (iv) for the allocation of shared privileges with respect to certain information and requires, with certain exceptions, each party to obtain the consent of the others prior to waiving any shared privilege.

    EMPLOYEE BENEFITS ALLOCATION AGREEMENT The Employee Benefits Allocation Agreement provides that, effective as of the Distribution, CommScope and NextLevel Systems will assume or retain all liabilities of General Instrument under employee benefit plans, policies, arrangements, contracts and agreements, including under collective bargaining agreements, with respect to employees who will become employees of CommScope or NextLevel Systems subsequent to the Distribution.

    TAX SHARING AGREEMENT The Tax Sharing Agreement defines the rights and obligations of CommScope, NextLevel Systems and General Semiconductor with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to General Instrument's businesses for tax years prior to the Distribution and with respect to certain tax attributes to General Semiconductor after the Distribution.

    TRANSITION SERVICES AGREEMENTS CommScope will enter into transition services agreements in which NextLevel Systems will provide certain administrative services, including risk management, cash management and international banking, certain tax return preparation, pension plan, corporate reporting and information technology services for the fees and time periods as set forth in the agreements.

    TRADEMARK LICENSE AGREEMENT Effective as of the Distribution, NextLevel Systems will hold the rights in the mark GENERAL INSTRUMENT, the logo "GI," and other rights. Pursuant to this agreement, NextLevel Systems will grant to each of CommScope and General Semiconductor a limited, non-exclusive, non-assignable, worldwide, royalty-free license to use the GI Trademarks, with respect to specified goods and services, for a period of twelve months following the Distribution.

                       COMMSCOPE, INC. OF NORTH CAROLINA

                       CONSOLIDATED STATEMENTS OF INCOME

                           (UNAUDITED--IN THOUSANDS)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
NET SALES.................................................................................  $  147,874  $  130,913
                                                                                            ----------  ----------
OPERATING COSTS AND EXPENSES
  Cost of sales...........................................................................     108,634      96,505
  Selling, general and administrative.....................................................      11,311       9,548
  Research and development................................................................       1,270       1,346
  Amortization of excess of cost over fair value of net assets acquired...................       1,306       1,264
                                                                                            ----------  ----------
      Total operating costs and expenses..................................................     122,521     108,663
                                                                                            ----------  ----------
OPERATING INCOME..........................................................................      25,353      22,250
Other income-net..........................................................................         210         374
Interest expense-net......................................................................      (2,733)     (2,383)
                                                                                            ----------  ----------
INCOME BEFORE INCOME TAXES................................................................      22,830      20,241
Provision for income taxes................................................................      (8,675)     (7,691)
                                                                                            ----------  ----------
NET INCOME................................................................................  $   14,155  $   12,550
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                       COMMSCOPE, INC. OF NORTH CAROLINA

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                     DECEMBER 31,
                                                                                                       1996(1)
                                                                                         MARCH 31,   ------------
                                                                                            1997
                                                                                         ----------
                                                                                         (UNAUDITED)
                                                     ASSETS
Current Assets:
Accounts receivable, less allowance for doubtful accounts
 of $3,808 and $3,761, respectively....................................................  $  109,579   $  101,817
Inventories............................................................................      49,000       41,136
Prepaid expenses and other current assets..............................................       1,151        1,287
Deferred income taxes..................................................................      11,170       13,742
                                                                                         ----------  ------------
      Total current assets.............................................................     170,900      157,982

Property, plant and equipment--net.....................................................     118,542      117,022
Intangibles, less accumulated amortization of $24,500
 and $23,809, respectively.............................................................      24,265       24,956
Excess of cost over fair value of net assets acquired, less accumulated amortization of
 $34,346 and $33,040, respectively.....................................................     174,262      175,568
Investments and other assets...........................................................       4,371        4,357
                                                                                         ----------  ------------
TOTAL ASSETS...........................................................................  $  492,340   $  479,885
                                                                                         ----------  ------------
                                                                                         ----------  ------------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts payable.......................................................................  $   22,640   $   18,953
Income taxes payable...................................................................       3,546        2,148
Other accrued liabilities..............................................................      29,020       29,661
                                                                                         ----------  ------------
      Total current liabilities........................................................      55,206       50,762

Long-term debt.........................................................................      10,800       10,800
Deferred income taxes..................................................................      15,678       15,198
Other non-current liabilities..........................................................       9,694        9,565
                                                                                         ----------  ------------
      Total liabilities................................................................      91,378       86,325
                                                                                         ----------  ------------
Commitments and contingencies
Stockholder's Equity:
Common Stock, $.01 par value; 2,000,000 shares authorized;
 240,000 shares issued.................................................................           2            2
Additional paid-in capital.............................................................     190,315      197,068
Retained earnings......................................................................     210,645      196,490
                                                                                         ----------  ------------
Total stockholder's equity.............................................................     400,962      393,560
                                                                                         ----------  ------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.............................................  $  492,340   $  479,885
                                                                                         ----------  ------------
                                                                                         ----------  ------------

------------------------

(1) Derived from the audited consolidated balance sheet contained elsewhere in this Proxy Statement.

                See notes to consolidated financial statements.

                       COMMSCOPE, INC. OF NORTH CAROLINA

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                           (UNAUDITED--IN THOUSANDS)

                                                                                               THREE MONTHS ENDED
                                                                                                 MARCH 31, 1997
                                                                                               -------------------
                                                                                                   (UNAUDITED)
COMMON STOCK.................................................................................      $         2
                                                                                                      --------

ADDITIONAL PAID-IN CAPITAL
Balance, January 1, 1997.....................................................................          197,068
Transfers to sole stockholder................................................................           (6,753)
                                                                                                      --------
Balance, March 31, 1997......................................................................          190,315
                                                                                                      --------

RETAINED EARNINGS
Balance, January 1, 1997.....................................................................          196,490
Net income...................................................................................           14,155
                                                                                                      --------
Balance, March 31, 1997......................................................................          210,645
                                                                                                      --------

TOTAL STOCKHOLDER'S EQUITY...................................................................      $   400,962
                                                                                                      --------
                                                                                                      --------

                See notes to consolidated financial statements.

                       COMMSCOPE, INC. OF NORTH CAROLINA

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (UNAUDITED--IN THOUSANDS)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
OPERATING ACTIVITIES:
Net income................................................................................  $   14,155  $   12,550
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization...........................................................       5,771       4,400
  Changes in assets and liabilities:
    Accounts receivable...................................................................      (7,762)     (9,683)
    Inventories...........................................................................      (7,864)     (2,718)
    Prepaid expenses and other current assets.............................................         136        (447)
    Deferred income taxes.................................................................       3,052      (1,672)
    Accounts payable, income taxes payable and other accrued liabilities..................       4,444       6,872
    Other non-current liabilities.........................................................         129         810
  Other...................................................................................          36        (236)
                                                                                            ----------  ----------
Net cash provided by operating activities.................................................      12,097       9,876
                                                                                            ----------  ----------
INVESTING ACTIVITIES:
  Additions to property, plant and equipment..............................................      (5,344)     (4,671)
                                                                                            ----------  ----------
Net cash used in investing activities.....................................................      (5,344)     (4,671)
                                                                                            ----------  ----------
FINANCING ACTIVITIES:
  Transfers to sole stockholder...........................................................      (6,753)     (5,205)
                                                                                            ----------  ----------
Net cash used in financing activities.....................................................      (6,753)     (5,205)
                                                                                            ----------  ----------
Change in cash and cash equivalents.......................................................      --          --
Cash and cash equivalents, beginning of period............................................      --          --
                                                                                            ----------  ----------
Cash and cash equivalents, end of period..................................................  $   --      $   --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                       COMMSCOPE, INC. OF NORTH CAROLINA

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

1 DESCRIPTION OF THE BUSINESS AND BACKGROUND OF THE TRANSACTION

    CommScope, Inc. of North Carolina and subsidiary ("CommScope") is an indirect wholly-owned subsidiary of General Instrument Corporation ("General Instrument").

    CommScope operates in the cable manufacturing business, and designs, manufacturers and markets coaxial, fiber optic and high performance electronic cables primarily used in communications, local area network, aerospace and industrial applications. CommScope is the largest manufacturer and supplier of coaxial cable for cable television applications in the United States and is a leading supplier of coaxial cable for satellite television applications. CommScope is also a major supplier of coaxial cable to international cable television markets.

    On January 7, 1997, the Board of Directors of General Instrument approved a plan to distribute to General Instrument stockholders all of the outstanding stock of its Communications Business, NextLevel Systems, Inc. ("NextLevel Systems") and CommScope, in a spin-off transaction (the "Distribution"). The Distribution, which is subject to the approval of the holders of a majority of outstanding shares of General Instrument, the receipt of a ruling from the Internal Revenue Service that the Distribution is not taxable to General Instrument or its stockholders, and the absence of events or developments that would have a material adverse impact on General Instrument or its stockholders, is expected to occur in the third quarter of 1997 and will result in CommScope and NextLevel Systems operating as independent entities with publicly traded common stock. General Instrument will have no ownership interest in CommScope or NextLevel Systems subsequent to the Distribution, at which time General Instrument will be renamed General Semiconductor, Inc. ("General Semiconductor") and will conduct General Instrument's power semiconductor business.

2 BASIS OF PRESENTATION

    The accompanying consolidated financial statements reflect the results of operations, financial position, changes in stockholder's equity and cash flows of CommScope that will be transferred from General Instrument in the Distribution. The consolidated balance sheet as of March 31, 1997, the consolidated statements of income for the three months ended March 31, 1997 and 1996, the consolidated statements of cash flows for the three months ended March 31, 1997 and 1996 and the consolidated statement of stockholder's equity for the three months ended March 31, 1997 are unaudited and reflect all adjustments of a normal recurring nature which are, in the opinion of management, necessary for a fair presentation of the interim period financial statements. There were no adjustments of a non-recurring nature recorded during the three months ended March 31, 1997 and 1996.

    The consolidated financial statements include an allocation of certain assets, liabilities and general corporate expenses from General Instrument. In the opinion of management, general corporate administrative expenses have been allocated to CommScope on a reasonable and consistent basis using management's estimate of services provided to CommScope by General Instrument. However, such allocations are not necessarily indicative of the level of expenses which might have been incurred had CommScope been operating as a separate, stand-alone entity during the periods presented.

    CommScope participates in General Instrument's cash management program, and the accompanying financial statements include an allocation of net interest expense from General Instrument. To the extent CommScope generates positive cash, such amounts are remitted to General Instrument. To the extent CommScope has experienced temporary cash needs for working capital purposes or capital expenditures,

                       COMMSCOPE, INC. OF NORTH CAROLINA

                     (IN THOUSANDS, UNLESS OTHERWISE NOTED)

2 BASIS OF PRESENTATION (CONTINUED)
such funds have historically been provided by General Instrument. The net effect of these transactions is included in additional paid-in capital as transfers from/to sole stockholder. Net interest expense has been allocated based upon CommScope's net assets as a percentage of the total net assets of General Instrument. The allocations were made consistently in each period, and management believes the allocations are reasonable. However, these interest costs would not necessarily be indicative of what the actual costs would have been had CommScope operated as a separate, stand-alone entity. Subsequent to the Distribution, CommScope will be responsible for these cash management functions using its own resources or purchased services and will be responsible for the costs associated with operating a public company.

    CommScope's financial results include the costs incurred by General Instrument related to the postretirement benefit plan for employees and retirees of CommScope. Also, the provision for income taxes for the three months ended March 31, 1997 and 1996 is based on CommScope's expected annual effective rate, calculated assuming CommScope had filed separate tax returns under its existing structure.

    The financial information included herein does not necessarily reflect the consolidated results of operations, financial position, changes in stockholder's equity and cash flows of CommScope in the future or on a historical basis had CommScope been a separate stand-alone entity for the periods presented. These consolidated financial statements should be read in conjunction with CommScope's December 31, 1996 audited consolidated financial statements.

3 INVENTORIES

    Inventories consist of:

                                                            MARCH 31, 1997  DECEMBER 31, 1996
                                                            --------------  -----------------
Raw materials.............................................    $   20,497        $  23,206
Work in process...........................................         8,005            4,978
Finished goods............................................        20,498           12,952
                                                                 -------          -------
                                                              $   49,000        $  41,136
                                                                 -------          -------
                                                                 -------          -------

                                                                         ANNEX A

                                    FORM OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            NEXTLEVEL SYSTEMS, INC.
        (PURSUANT TO SECTIONS 242 AND 245 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE)

    The undersigned, Keith A. Zar, certifies that he is the Vice President and General Counsel of NextLevel Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

        (1) The name of the Corporation is NextLevel Systems, Inc.

        (2) The Corporation's original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 6, 1997. An amendment to the Corporation's certificate of incorporation was filed with the Secretary of State of Delaware on June 11, 1997.

        (3) This Amended and Restated Certificate of Incorporation, which amends and restates the certificate of incorporation, as amended, of the Corporation, was duly adopted by unanimous stockholder written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL").

        (4) Pursuant to Section 103(d) of the GCL, this Amended and Restated Certificate of Incorporation shall become effective at [time] on [date] (the "Effective Date").

        (5) The text of the Amended and Restated Certificate of Incorporation of the Corporation is restated to read in its entirety as follows:

    FIRST:  The name of the Corporation is NextLevel Systems, Inc.

    SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

    FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 420,000,000 shares divided into two classes of which 20,000,000 shares of par value $.01 per share shall be designated Preferred Stock and 400,000,000 shares of par value $.01 per share shall be designated Common Stock.

    A. Common Stock

    1. DIVIDENDS. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

    2. VOTING RIGHTS. Except as otherwise required by law, at every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder's name on the books of the Corporation.

    3. LIQUIDATION, DISSOLUTION, OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

    B. Preferred Stock

    1. ISSUANCE. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock of the Corporation from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

    2. AMENDMENT. Except as may otherwise be required by law or this Amended and Restated Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock or of any class of Common Stock of the Corporation.

    FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

    A. NUMBER OF DIRECTORS. Except as otherwise fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the then authorized number of directors of the Corporation, but in no event shall the number of directors be fewer than three. No director need be a stockholder.

    B. CLASSES AND TERMS OF DIRECTORS. The directors shall be divided into three classes (I, II and III), as nearly equal in number as possible, and no class shall include less than one director. The initial term of office for members of Class I shall expire at the annual meeting of stockholders in 1998; the initial term of office for members of Class II shall expire at the annual meeting of stockholders in 1999; and the initial term of office for members of Class III shall expire at the annual meeting of stockholders in 2000. At each annual meeting of stockholders beginning in 1998, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, and shall continue to hold office until their respective successors are elected and qualified. In the event of any increase in the number of directors fixed by the Board of Directors, the additional directors shall be so classified that all classes of directors have as nearly equal numbers of directors as may be possible. In the event of any decrease in the number of directors, all classes of directors shall be decreased equally as nearly as may be possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

    C. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled only by a majority of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by stockholders. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and has qualified.

    D. REMOVAL OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least a majority of the voting power of all issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

    E. RIGHTS OF HOLDERS OF PREFERRED STOCK. Notwithstanding the foregoing provisions of this Article FIFTH, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock as set forth in this Amended and Restated Certificate of Incorporation or in the resolution or resolutions of the Board of Directors relating to the issuance of such Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such rights and preferences.

    F. WRITTEN BALLOT NOT REQUIRED. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall otherwise provide.

    SIXTH: To the fullest extent permitted under the law of the State of Delaware, including the GCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. In the event that the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be so eliminated or limited to the fullest extent permitted by the GCL as so amended without further action by either the Board of Directors or the stockholders of the Corporation.

    SEVENTH: Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that such person (the "Indemnitee") is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation to the full extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability, losses and claims (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually incurred or suffered by such Indemnitee in connection with such Proceeding.

    EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend, or rescind the By-laws of the Corporation. In addition, the By-laws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of at least a majority of the voting power of all the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon.

    NINTH: The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    IN WITNESS WHEREOF, NextLevel Systems, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Keith A. Zar, its Vice
President and General Counsel, on this     day of           , 1997.

                                          NEXTLEVEL SYSTEMS, INC.
                                          By:___________________________________
                                            Name: Keith A. Zar

                                            Title:Vice President and
                                                General Counsel

                                                                         ANNEX B

                                    FORM OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                COMMSCOPE, INC.
        (PURSUANT TO SECTIONS 242 AND 245 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE)

    The undersigned, Jearld L. Leonhardt, certifies that he is the Executive Vice President, Finance and Administration, and Treasurer of CommScope, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

        (1) The name of the Corporation is CommScope, Inc.

        (2) The Corporation's original certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 28, 1997. An amendment to the Corporation's certificate of incorporation was filed with the Secretary of State of Delaware on June 11, 1997.

        (3) This Amended and Restated Certificate of Incorporation, which amends and restates the certificate of incorporation, as amended, of the Corporation, was duly adopted by unanimous stockholder written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL").

        (4) Pursuant to Section 103(d) of the GCL, this Amended and Restated Certificate of Incorporation shall become effective at [time] on [date] (the "Effective Date").

        (5) The text of the Amended and Restated Certificate of Incorporation of the Corporation is restated to read in its entirety as follows:

    FIRST:  The name of the Corporation is CommScope, Inc.

    SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

    FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 320,000,000 shares divided into two classes of which 20,000,000 shares of par value $.01 per share shall be designated Preferred Stock and 300,000,000 shares of par value $.01 per share shall be designated Common Stock.

    A. Common Stock

    1. DIVIDENDS. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

    2. VOTING RIGHTS. Except as otherwise required by law, at every annual or special meeting of stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in such holder's name on the books of the Corporation.

    3. LIQUIDATION, DISSOLUTION, OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

    B. Preferred Stock

    1. ISSUANCE. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock of the Corporation from time to time in one or more series, each of which series shall have such distinctive designation or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

    2. AMENDMENT. Except as may otherwise be required by law or this Amended and Restated Certificate of Incorporation, the terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock or of any class of Common Stock of the Corporation.

    FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

    A. NUMBER OF DIRECTORS. Except as otherwise fixed by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the then authorized number of directors of the Corporation, but in no event shall the number of directors be fewer than three. No director need be a stockholder.

    B. CLASSES AND TERMS OF DIRECTORS. The directors shall be divided into three classes (I, II and III), as nearly equal in number as possible, and no class shall include less than one director. The initial term of office for members of Class I shall expire at the annual meeting of stockholders in 1998; the initial term of office for members of Class II shall expire at the annual meeting of stockholders in 1999; and the initial term of office for members of Class III shall expire at the annual meeting of stockholders in 2000. At each annual meeting of stockholders beginning in 1998, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, and shall continue to hold office until their respective successors are elected and qualified. In the event of any increase in the number of directors fixed by the Board of Directors, the additional directors shall be so classified that all classes of directors have as nearly equal numbers of directors as may be possible. In the event of any decrease in the number of directors, all classes of directors shall be decreased equally as nearly as may be possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

    C. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled only by a majority of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by stockholders. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and has qualified.

    D. REMOVAL OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the directors or any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least a majority of the voting power of all issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

    E. RIGHTS OF HOLDERS OF PREFERRED STOCK. Notwithstanding the foregoing provisions of this Article FIFTH, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock as set forth in this Amended and Restated Certificate of Incorporation or in the resolution or resolutions of the Board of Directors relating to the issuance of such Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such rights and preferences.

    F. WRITTEN BALLOT NOT REQUIRED. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall otherwise provide.

    SIXTH: To the fullest extent permitted under the law of the State of Delaware, including the GCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for any breach of fiduciary duty as a director. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. In the event that the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be so eliminated or limited to the fullest extent permitted by the GCL as so amended without further action by either the Board of Directors or the stockholders of the Corporation.

    SEVENTH: Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that such person (the "Indemnitee") is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation to the full extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability, losses and claims (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually incurred or suffered by such Indemnitee in connection with such Proceeding.

    EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend, or rescind the By-laws of the Corporation. In addition, the By-laws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of at least a majority of the voting power of all the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon.

    NINTH: The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    IN WITNESS WHEREOF, CommScope, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Jearld L. Leonhardt, its Executive
Vice President, Finance and Administration, and Treasurer, on this   day of
      , 1997.

                                          COMMSCOPE, INC.

                                          By:
                                             -----------------------------------
                                             Name: Jearld L. Leonhardt
                                             Title:Executive Vice President,
                                                 Finance and Administration,
                                                 and Treasurer

                                                                         ANNEX C

                               FORM OF AMENDMENTS
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                         GENERAL INSTRUMENT CORPORATION
                            ------------------------

    If Proposals One and Two are approved, Article FIRST of the Certificate of Incorporation will be amended by striking out Article FIRST thereof, and inserting in lieu thereof the following language, so that, as amended, the text of said Article shall read in its entirety as follows:

        "FIRST: The name of the Corporation is General Semiconductor, Inc."

    If Proposals One and Three are approved, Article FOURTH of the Certificate of Incorporation will be amended by striking out Article FOURTH thereof, and inserting in lieu thereof the following language, so that, as amended, the text of said Article shall read in its entirety as follows:

        "FOURTH: The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is (i) 400,000,000 shares of common stock, par value $.01 per share (the "New Common Stock"), and (ii) 20,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

        Immediately upon the filing of the Amended and Restated Certificate of Incorporation [or the Certificate of Amendment of the Certificate of Incorporation] (the "Effective Time"), each four shares of the common stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), shall automatically, without further action on the part of the Corporation or any holder of such Old Common Stock, be reclassified as and converted into one fully paid and nonassessable share of New Common Stock as herein authorized (the "Reverse Stock Split"), subject to the treatment of fractional share interests as described below. Such reclassification and conversion of Old Common Stock into New Common Stock shall not change the par value per share of the shares reclassified and converted, which par value shall remain $.01 per share. The reclassification of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time, regardless of when the certificates representing such Old Common Stock are physically surrendered to the Corporation. After the Effective Time, certificates representing the Old Common Stock will, until such shares are surrendered to the Corporation, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant hereto. The Corporation is authorized to use a book-entry transfer facility to reflect ownership of the New Common Stock; however, upon request and in accordance with the procedures of any such book-entry transfer facility and Delaware law, stockholders shall be entitled to receive a certificate representing shares of New Common Stock. Fractional shares of New Common Stock shall not be issued in connection with the Reverse Stock Split. Fractional shares of New Common Stock shall be aggregated into whole shares of New Common Stock and shall be sold in the open market at prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests of New Common Stock. Such holders shall then receive a cash payment equal to the amount of their pro rata share of the total sale proceeds.

        Following the Effective Time, the capital of the Corporation shall be reduced to reflect the change in the outstanding shares of the Corporation.

        Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware."

    If Proposal Four is approved, Article FIFTH of the Certificate of Incorporation will be amended by striking out Article FIFTH thereof, and inserting in lieu thereof the following language, so that, as amended, the text of said Article shall read in its entirety as follows:

        "FIFTH: The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be from time to time fixed by, or in the manner provided in, the By-laws of the Corporation."

                                                                         ANNEX D

                                    FORM OF
                              AMENDED AND RESTATED
                                   BY-LAWS OF
                            NEXTLEVEL SYSTEMS, INC.
                     (HEREINAFTER CALLED THE "CORPORATION")
                              (AS OF       , 1997)

                                   ARTICLE I
                                    OFFICES

    SECTION 1. REGISTERED OFFICE. The registered office of the Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle.

    SECTION 2. OTHER OFFICES. The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

    SECTION 1. PLACE OF MEETINGS. All meetings of the stockholders for the election of directors or for any other purpose shall be held at any such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

    SECTION 2. ANNUAL MEETINGS. Annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver thereof. At such annual meetings, the stockholders shall elect by a plurality vote the directors standing for election and transact such other business as may properly be brought before the meeting in accordance with these Amended and Restated By-Laws.

    SECTION 3. SPECIAL MEETINGS. Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute may be called by the Board of Directors, the Chairman of the Board of Directors, if one shall have been elected, or the President and shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote at such meeting.

    SECTION 4. NOTICE OF MEETINGS. Except as otherwise expressly required by statute, written notice of each annual and special meeting of stockholders stating the date, place and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Notice shall be given personally or by mail and, if by mail, shall be sent in a postage prepaid envelope, addressed to the stockholder at such stockholder's address as it appears on the records of the Corporation. Notice by mail shall be deemed given at the time when the same shall be deposited in the United States mail, postage prepaid. Notice of any meeting shall not be required to be given to any person who attends such meeting, except when such person attends the meeting in person or by proxy for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, or who, either before or after the meeting, shall submit a signed written waiver of notice, in person or by proxy. Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any written waiver of notice.

    SECTION 5. ORGANIZATION. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or, in such person's absence or if one shall not have been elected, the President, shall act as chairman of the meeting. The Secretary or, in such person's absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof.

    SECTION 6. CONDUCT OF BUSINESS. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting.

    SECTION 7. QUORUM, ADJOURNMENTS. The holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

    SECTION 8. VOTING. Except as otherwise provided by statute or the Certificate of Incorporation and these Amended and Restated By-Laws, each stockholder of the Corporation shall be entitled at each meeting of stockholders to one vote for each share of capital stock of the Corporation standing in such stockholder's name on the record of stockholders of the Corporation:

        (a) on the date fixed pursuant to the provisions of Section 7 of Article V of these Amended and Restated By-Laws as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or

        (b) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the date next preceding the day on which the meeting is held.

    Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for such stockholder by a proxy signed by such stockholder or such stockholder's attorney-in-fact, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereon, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation or of these Amended and Restated By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder's proxy, if there be such proxy.

    SECTION 9. LIST OF STOCKHOLDERS ENTITLED TO VOTE. At least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder shall be prepared. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city, town, or village where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

    SECTION 10. INSPECTORS. The Board of Directors shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may appoint one or more inspectors. Each inspector, before entering upon the discharge of such inspector's duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector's ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

    SECTION 11. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Unless otherwise provided by statute or in the Certificate of Incorporation, any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of any such corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

    SECTION 12. ADVANCE NOTICE PROVISIONS FOR ELECTION OF DIRECTORS. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 12 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 12.

    In addition to any other applicable requirements, for a nomination to be made by a stockholder such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

    To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the date of the annual meeting; PROVIDED, HOWEVER, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

    To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

    No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 12. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

    SECTION 13. ADVANCE NOTICE PROVISIONS FOR BUSINESS TO BE TRANSACTED AT ANNUAL MEETING. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 13 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 13.

    In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

    To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the date of the annual meeting; PROVIDED, HOWEVER, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

    To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder,
(iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

    No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 13, PROVIDED, HOWEVER, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 13 shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

                                  ARTICLE III
                                   DIRECTORS

    SECTION 1. PLACE OF MEETINGS. Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting.

    SECTION 2. ANNUAL MEETING. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such other time or place (within or without the State of Delaware) as shall be specified in a notice thereof given as hereinafter provided in Section 5 of this Article III.

    SECTION 3. REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.

    SECTION 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the Chairman of the Board, if one shall have been elected, or by two or more directors of the Corporation or by the President.

    SECTION 5. NOTICE OF MEETINGS. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by law or these Amended and Restated By-Laws. Notice of each special meeting of the Board of Directors for which notice shall be required, shall be given by the Secretary as hereinafter provided in this Section 5, in which notice shall be stated the time and place of the meeting. Except as otherwise required by these Amended and Restated By-Laws, such notice need not state the purposes of such meeting. Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director at least (a) four hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, or similar means or (b) two days before the meeting if delivered by mail to the director's residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Any director may waive notice of any meeting by a writing signed by the director entitled to the notice and filed with the minutes or corporate records. The attendance at or participation of the director at a meeting shall constitute waiver of notice of such meeting, unless the director at the beginning of the meeting or promptly upon such director's arrival objects to holding the meeting or transacting business at the meeting.

    SECTION 6. ORGANIZATION. At each meeting of the Board of Directors, the Chairman of the Board, if one shall have been elected, or, in the absence of the Chairman of the Board or if one shall not have been elected, the President (or, in the President's absence, another director chosen by a majority of the directors present) shall act as chairman of the meeting and preside thereat. The Secretary or, in such person's absence, any person appointed by the chairman shall act as secretary of the meeting and keep the minutes thereof.

    SECTION 7. QUORUM AND MANNER OF ACTING. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by statute or the Certificate of Incorporation or these Amended and Restated By-Laws, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice need only be given to the directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such.

    SECTION 8. ACTION BY CONSENT. Unless restricted by the Certificate of Incorporation, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be.

    SECTION 9. TELEPHONIC MEETING. Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

    SECTION 10. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence of disqualification of any member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

    Each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which require it; PROVIDED, HOWEVER, that no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of Delaware to be submitted to stockholders for approval or (b) adopting, amending or repealing any by-law of the Corporation. Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors.

    SECTION 11. FEES AND COMPENSATION. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

    SECTION 12. RESIGNATIONS. Any director of the Corporation may resign at any time by giving written notice of such director's resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

    SECTION 13. INTERESTED DIRECTORS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such person's or persons' votes are counted for such purposes if (a) the material facts as to such person's or persons' relationship or interest and as to the contract or transaction are disclosed or are known to the directors or committee who then in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to such person's or persons' relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                   ARTICLE IV
                                    OFFICERS

    SECTION 1. GENERAL. The officers of the Corporation shall be chosen by the Board of Directors and shall include a President, one or more Vice Presidents (including Senior, Executive or other classifications of Vice Presidents) and a Secretary. The Board of Directors, in its discretion, may also choose as an officer of the Corporation a Chairman of the Board and a Vice Chairman of the Board and may choose other officers (including a Treasurer, one or more Assistant Secretaries and one or more Assistant Treasurers) as may be necessary or desirable. Such officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any officer of the Corporation the power to choose such other officers and to proscribe their respective duties and powers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Amended and Restated By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board and Vice Chairman of the Board of Directors, need such officers be directors of the Corporation.

    SECTION 2. TERM. All officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

    SECTION 3. RESIGNATIONS. Any officer of the Corporation may resign at any time by giving written notice of such officer's resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

    SECTION 4. REMOVAL. Any officer may be removed at any time by the Board of Directors with or without cause.

    SECTION 5. COMPENSATION. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that such officer is also a director of the Corporation.

    SECTION 6. CHAIRMAN OF THE BOARD. The Chairman of the Board, if one shall have been elected, shall be a member of the Board, an officer of the Corporation and, if present, shall preside at each meeting of the Board of Directors or the stockholders. The Chairman of the Board shall advise and counsel with the President, and in the President's absence with other executives of the Corporation, and shall perform such other duties as may from time to time be assigned to the Chairman of the Board by the Board of Directors.

                                   ARTICLE V
                     STOCK CERTIFICATES AND THEIR TRANSFER

    SECTION 1. STOCK CERTIFICATES. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board or a Vice Chairman of the Board or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restriction of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

    SECTION 2. FACSIMILE SIGNATURES. Any or all of the signatures on a certificate may be a facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person was such officer, transfer agent or registrar at the date of issue.

    SECTION 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of

Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or the owner's legal representative, to give the Corporation a bond in such sum as it may direct sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

    SECTION 4. TRANSFERS OF STOCK. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its records; PROVIDED, HOWEVER, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

    SECTION 5. TRANSFER AGENTS AND REGISTRARS. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

    SECTION 6. REGULATIONS. The Board of Directors may make such additional rules and regulations, not inconsistent with these Amended and Restated By-Laws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

    SECTION 7. FIXING THE RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; PROVIDED, HOWEVER, that the Board of Directors may fix a new record date for the adjourned meeting.

    SECTION 8. REGISTERED STOCKHOLDERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                   ARTICLE VI
                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

    SECTION 1. GENERAL. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative ("Proceeding") brought by reason of the fact that such person (the "Indemnitee") is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation to the full extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expenses, liabilities, losses and claims (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually incurred or suffered by such Indemnitee in connection with such Proceeding (collectively, "Losses").

    SECTION 2. DERIVATIVE ACTIONS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person (also an "Indemnitee") is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against Losses actually incurred or suffered by the Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which Delaware law expressly prohibits such indemnification by reason of an adjudication of liability of the Indemnitee unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    SECTION 3. INDEMNIFICATION IN CERTAIN CASES. Notwithstanding any other provision of this Article VI, to the extent that an Indemnitee has been wholly successful on the merits or otherwise in any Proceeding referred to in Sections 1 or 2 of this Article VI on any claim, issue or matter therein, the Indemnitee shall be indemnified against Losses actually incurred or suffered by the Indemnitee in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify the Indemnitee, against Losses actually incurred or suffered by the Indemnitee in connection with each successfully resolved claim, issue or matter. In any review or Proceeding to determine such extent of indemnification, the Corporation shall bear the burden of proving any lack of success and which amounts sought in indemnity are allocable to claims, issues or matters which were not successfully resolved. For purposes of this Section 3 and without limitation, the termination of any such claim, issue or matter by dismissal with or without prejudice shall be deemed to be a successful resolution as to such claim, issue or matter.

    SECTION 4. PROCEDURE. (a) Any indemnification under Sections 1 and 2 of this
Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper (except that the right of the Indemnitee to receive payments pursuant to Section 5 of this Article VI shall not be subject to this
Section 4) in the circumstances because the Indemnitee has met the applicable standard of conduct. Such determination shall be made promptly, but in no event later than 60 days after receipt by the Corporation of the Indemnitee's written request for indemnification. The Secretary of the Corporation shall, promptly upon receipt of the Indemnitee's request for indemnification, advise the Board of Directors that the Indemnitee has made such request for indemnification.

    (b) The entitlement of the Indemnitee to indemnification shall be determined in the specific case (1) by the Board of Directors by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum (the "Disinterested Directors"), or (2) if there are no Disinterested

Directors, or if such Disinterested Directors so direct, by independent legal counsel, or (3) by the stockholders.

    (c) In the event the determination of entitlement is to be made by independent legal counsel, such independent legal counsel shall be selected by the Board of Directors and approved by the Indemnitee. Upon failure of the Board of Directors to so select such independent legal counsel or upon failure of the Indemnitee to so approve, such independent legal counsel shall be selected by the American Arbitration Association in New York, New York or such other person as such Association shall designate to make such selection.

    (d) If the Board of Directors or independent legal counsel shall have determined that the Indemnitee is not entitled to indemnification to the full extent of the Indemnitee's request, the Indemnitee shall have the right to seek entitlement to indemnification in accordance with the procedures set forth in
Section 6 of this Article VI.

    (e) If the person or persons empowered pursuant to Section 4(b) of this
Article VI to make a determination with respect to entitlement to indemnification shall have failed to make the requested determination within 60 days after receipt by the Corporation of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be absolutely entitled to such indemnification, absent (i) misrepresentation by the Indemnitee of a material fact in the request for indemnification or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

    (f) The termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, adversely affect the rights of the Indemnitee to indemnification hereunder except as may be specifically provided herein, or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or create a presumption that (with respect to any criminal action or proceeding) the Indemnitee had reasonable cause to believe that the Indemnitee's conduct was unlawful.

    (g) For purposes of any determination of good faith hereunder, the Indemnitee shall be deemed to have acted in good faith if the Indemnitee's action is based on the records or books of account of the Corporation or an affiliate, including financial statements, or on information supplied to the Indemnitee by the officers of the Corporation or an affiliate in the course of their duties, or on the advice of legal counsel for the Corporation or an affiliate or on information or records given or reports made to the Corporation or an affiliate by an independent certified public accountant or by an appraiser or other expert selected with reasonable care to the Corporation or an affiliate. The Corporation shall have the burden of establishing the absence of good faith. The provisions of this Section 4(g) of this Article VI shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in these Amended and Restated By-Laws.

    (h) The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or an affiliate shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under these Amended and Restated By-Laws.

    SECTION 5. ADVANCES FOR EXPENSES AND COSTS. All expenses (including attorneys' fees) incurred by or on behalf of the Indemnitee (or reasonably expected by the Indemnitee to be incurred by the Indemnitee within three months) in connection with any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding within twenty days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting from time to time such advance or advances whether or not a determination to indemnify has been made under Section 4 of this Article VI. The Indemnitee's entitlement to such advancement of expenses shall include those incurred in connection with any

Proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to these Amended and Restated By-Laws. The financial ability of an Indemnitee to repay an advance shall not be a prerequisite to the making of such advance. Such statement or statements shall reasonably evidence such expenses incurred (or reasonably expected to be incurred) by the Indemnitee in connection therewith and shall include or be accompanied by a written undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VI.

    SECTION 6. REMEDIES IN CASES OF DETERMINATION NOT TO INDEMNIFY OR TO ADVANCE EXPENSES. (a) In the event that (i) a determination is made that the Indemnitee is not entitled to indemnification hereunder, (ii) advances are not made pursuant to Section 5 of this Article VI or (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to
Section 4 of this Article VI, the Indemnitee shall be entitled to seek a final adjudication either through an arbitration proceeding or in an appropriate court of the State of Delaware or any other court of competent jurisdiction of the Indemnitee's entitlement to such indemnification or advance.

    (b) In the event a determination has been made in accordance with the procedures set forth in Section 4 of this Article VI, in whole or in part, that the Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration referred to in paragraph (a) of this Section 6 shall be de novo and the Indemnitee shall not be prejudiced by reason of any such prior determination that the Indemnitee is not entitled to indemnification, and the Corporation shall bear the burdens of proof specified in Sections 3 and 4 of this Article VI in such proceeding.

    (c) If a determination is made or deemed to have been made pursuant to the terms of Sections 4 or 6 of this Article VI that the Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration in the absence of (i) a misrepresentation of a material fact by the Indemnitee or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

    (d) To the extent deemed appropriate by the court, interest shall be paid by the Corporation to the Indemnitee at a reasonable interest rate for amounts which the Corporation indemnifies or is obliged to indemnify the Indemnitee for the period commencing with the date on which the Indemnitee requested indemnification (or reimbursement or advancement of expenses) and ending with the date on which such payment is made to the Indemnitee by the Corporation.

    SECTION 7. RIGHTS NON-EXCLUSIVE. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

    SECTION 8. INSURANCE. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this
Article VI.

    SECTION 9. DEFINITION OF CORPORATION. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

    SECTION 10. OTHER DEFINITIONS. For purposes of this Article VI, references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

    SECTION 11. SURVIVAL OF RIGHTS. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment, alteration, rescission or replacement of these Amended and Restated By-Laws or any provision hereof shall be effective as to an Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee's position with the Corporation or any other entity which the Indemnitee is or was serving at the request of the Corporation prior to such amendment, alteration, rescission or replacement.

    SECTION 12. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, by action of the Board of Directors from time to time, grant rights to indemnification and advancement of expenses to employees and agents of the Corporation with the same scope and effect as the provisions of this Article VI with respect to the indemnification of directors and officers of the Corporation.

    SECTION 13. SAVINGS CLAUSE. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VI as to all losses actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VI to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

                                  ARTICLE VII
                               GENERAL PROVISIONS

    SECTION 1. DIVIDENDS. Subject to the provisions of statute and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by statute or the Certificate of Incorporation.

    SECTION 2. RESERVES. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserve in the manner in which it was created.

    SECTION 3. SEAL. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors.

    SECTION 4. FISCAL YEAR. The fiscal year of the Corporation shall be fixed, and once fixed, may thereafter be changed, by resolution of the Board of Directors.

    SECTION 5. CHECKS, NOTES, DRAFTS, ETC. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

    SECTION 6. EXECUTION OF CONTRACTS, DEEDS, ETC. The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

    SECTION 7. VOTING OF STOCK IN OTHER CORPORATIONS. Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board or the President, from time to time, may (or may appoint one or more attorneys or agents to) cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation. In the event one or more attorneys or agents are appointed, the Chairman of the Board or the President may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Chairman of the Board or the President may, or may instruct the attorneys or agents appointed to, execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.

                                  ARTICLE VIII
                                   AMENDMENTS

    These Amended and Restated By-Laws may be repealed, altered, amended or rescinded in whole or in part, or new By-Laws may be adopted by either the affirmative vote of the holders of at least a majority of the voting power of all of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon or by the Board of Directors.

                                                                         ANNEX E

                                    FORM OF
                              AMENDED AND RESTATED
                                   BY-LAWS OF
                                COMMSCOPE, INC.
                     (HEREINAFTER CALLED THE "CORPORATION")
                            (AS OF          , 1997)

                                   ARTICLE I
                                    OFFICES

    SECTION 1. REGISTERED OFFICE. The registered office of the Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle.

    SECTION 2. OTHER OFFICES. The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

    SECTION 1. PLACE OF MEETINGS. All meetings of the stockholders for the election of directors or for any other purpose shall be held at any such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

    SECTION 2. ANNUAL MEETINGS. Annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver thereof. At such annual meetings, the stockholders shall elect by a plurality vote the directors standing for election and transact such other business as may properly be brought before the meeting in accordance with these Amended and Restated By-Laws.

    SECTION 3. SPECIAL MEETINGS. Special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute may be called by the Board of Directors, the Chairman of the Board of Directors, if one shall have been elected, or the President and shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote at such meeting.

    SECTION 4. NOTICE OF MEETINGS. Except as otherwise expressly required by statute, written notice of each annual and special meeting of stockholders stating the date, place and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Notice shall be given personally or by mail and, if by mail, shall be sent in a postage prepaid envelope, addressed to the stockholder at such stockholder's address as it appears on the records of the Corporation. Notice by mail shall be deemed given at the time when the same shall be deposited in the United States mail, postage prepaid. Notice of any meeting shall not be required to be given to any person who attends such meeting, except when such person attends the meeting in person or by proxy for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, or who, either before or after the meeting, shall submit a signed written waiver of notice, in person or by proxy. Neither the business to be transacted at, nor the purpose of, an annual or special meeting of stockholders need be specified in any written waiver of notice.

    SECTION 5. ORGANIZATION. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or, in such person's absence or if one shall not have been elected, the President, shall act as chairman of the meeting. The Secretary or, in such person's absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof.

    SECTION 6. CONDUCT OF BUSINESS. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting.

    SECTION 7. QUORUM, ADJOURNMENTS. The holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

    SECTION 8. VOTING. Except as otherwise provided by statute or the Certificate of Incorporation and these Amended and Restated By-Laws, each stockholder of the Corporation shall be entitled at each meeting of stockholders to one vote for each share of capital stock of the Corporation standing in such stockholder's name on the record of stockholders of the Corporation:

        (a) on the date fixed pursuant to the provisions of Section 7 of Article V of these Amended and Restated By-Laws as the record date for the determination of the stockholders who shall be entitled to notice of and to vote at such meeting; or

        (b) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the date next preceding the day on which the meeting is held.

    Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for such stockholder by a proxy signed by such stockholder or such stockholder's attorney-in-fact, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Corporation entitled to vote thereon, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Certificate of Incorporation or of these Amended and Restated By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Unless required by statute, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder's proxy, if there be such proxy.

    SECTION 9. LIST OF STOCKHOLDERS ENTITLED TO VOTE. At least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder shall be prepared. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city, town, or village where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

    SECTION 10. INSPECTORS. The Board of Directors shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the chairman of the meeting shall, or if inspectors shall not have been appointed, the chairman of the meeting may appoint one or more inspectors. Each inspector, before entering upon the discharge of such inspector's duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector's ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

    SECTION 11. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING. Unless otherwise provided by statute or in the Certificate of Incorporation, any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of any such corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

    SECTION 12. ADVANCE NOTICE PROVISIONS FOR ELECTION OF DIRECTORS. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 12 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 12.

    In addition to any other applicable requirements, for a nomination to be made by a stockholder such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

    To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the date of the annual meeting; PROVIDED, HOWEVER, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

    To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

    No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 12. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

    SECTION 13. ADVANCE NOTICE PROVISIONS FOR BUSINESS TO BE TRANSACTED AT ANNUAL MEETING. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 13 and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 13.

    In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

    To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

    To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

    No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 13, provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 13 shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

                                  ARTICLE III
                                   DIRECTORS

    SECTION 1. PLACE OF MEETINGS. Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting.

    SECTION 2. ANNUAL MEETING. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such other time or place (within or without the State of Delaware) as shall be specified in a notice thereof given as hereinafter provided in Section 5 of this
Article III.

    SECTION 3. REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.

    SECTION 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the Chairman of the Board, if one shall have been elected, or by two or more directors of the Corporation or by the President.

    SECTION 5. NOTICE OF MEETINGS. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by law or these Amended and Restated By-Laws. Notice of each special meeting of the Board of Directors for which notice shall be required, shall be given by the Secretary as hereinafter provided in this Section 5, in which notice shall be stated the time and place of the meeting. Except as otherwise required by these Amended and Restated By-Laws, such notice need not state the purposes of such meeting. Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director at least (a) four hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, or similar means or (b) two days before the meeting if delivered by mail to the director's residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Any director may waive notice of any meeting by a writing signed by the director entitled to the notice and filed with the minutes or corporate records. The attendance at or participation of the director at a meeting shall constitute waiver of notice of such meeting, unless the director at the beginning of the meeting or promptly upon such director's arrival objects to holding the meeting or transacting business at the meeting.

    SECTION 6. ORGANIZATION. At each meeting of the Board of Directors, the Chairman of the Board, if one shall have been elected, or, in the absence of the Chairman of the Board or if one shall not have been elected, the President (or, in the President's absence, another director chosen by a majority of the directors present) shall act as chairman of the meeting and preside thereat. The Secretary or, in such person's absence, any person appointed by the chairman shall act as secretary of the meeting and keep the minutes thereof.

    SECTION 7. QUORUM AND MANNER OF ACTING. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by statute or the Certificate of Incorporation or these Amended and Restated By-Laws, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice need only be given to the directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such.

    SECTION 8. ACTION BY CONSENT. Unless restricted by the Certificate of Incorporation, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be.

    SECTION 9. TELEPHONIC MEETING. Unless restricted by the Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

    SECTION 10. COMMITTEES. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence of disqualification of any member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

    Each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the

Corporation, and may authorize the seal of the Corporation to be affixed to all papers which require it; PROVIDED, HOWEVER, that no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of Delaware to be submitted to stockholders for approval or (b) adopting, amending or repealing any by-law of the Corporation. Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors.

    SECTION 11. FEES AND COMPENSATION. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

    SECTION 12. RESIGNATIONS. Any director of the Corporation may resign at any time by giving written notice of such director's resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

    SECTION 13. INTERESTED DIRECTORS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because such person's or persons' votes are counted for such purposes if (a) the material facts as to such person's or persons' relationship or interest and as to the contract or transaction are disclosed or are known to the directors or committee who then in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to such person's or persons' relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                   ARTICLE IV
                                    OFFICERS

    SECTION 1. GENERAL. The officers of the Corporation shall be chosen by the Board of Directors and shall include a President, one or more Vice Presidents (including Senior, Executive or other classifications of Vice Presidents) and a Secretary. The Board of Directors, in its discretion, may also choose as an officer of the Corporation a Chairman of the Board and a Vice Chairman of the Board and may choose other officers (including a Treasurer, one or more Assistant Secretaries and one or more Assistant Treasurers) as may be necessary or desirable. Such officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any officer of the Corporation the power to choose such other officers and to proscribe their respective duties and powers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Amended and Restated By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board and Vice Chairman of the Board of Directors, need such officers be directors of the Corporation.

    SECTION 2. TERM. All officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

    SECTION 3. RESIGNATIONS. Any officer of the Corporation may resign at any time by giving written notice of such officer's resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

    SECTION 4. REMOVAL. Any officer may be removed at any time by the Board of Directors with or without cause.

    SECTION 5. COMPENSATION. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board of Directors. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that such officer is also a director of the Corporation.

    SECTION 6. CHAIRMAN OF THE BOARD. The Chairman of the Board, if one shall have been elected, shall be a member of the Board, an officer of the Corporation and, if present, shall preside at each meeting of the Board of Directors or the stockholders. The Chairman of the Board shall advise and counsel with the President, and in the President's absence with other executives of the Corporation, and shall perform such other duties as may from time to time be assigned to the Chairman of the Board by the Board of Directors.

                                   ARTICLE V
                     STOCK CERTIFICATES AND THEIR TRANSFER

    SECTION 1. STOCK CERTIFICATES. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board or a Vice Chairman of the Board or the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restriction of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the General Corporation Law of Delaware, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

    SECTION 2. FACSIMILE SIGNATURES. Any or all of the signatures on a certificate may be a facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person was such officer, transfer agent or registrar at the date of issue.

    SECTION 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed. When authorizing such issue of a new certificate or certificates, the Board of

Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or the owner's legal representative, to give the Corporation a bond in such sum as it may direct sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

    SECTION 4. TRANSFERS OF STOCK. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its records; PROVIDED, HOWEVER, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificates are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

    SECTION 5. TRANSFER AGENTS AND REGISTRARS. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

    SECTION 6. REGULATIONS. The Board of Directors may make such additional rules and regulations, not inconsistent with these Amended and Restated By-Laws, as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

    SECTION 7. FIXING THE RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; PROVIDED, HOWEVER, that the Board of Directors may fix a new record date for the adjourned meeting.

    SECTION 8. REGISTERED STOCKHOLDERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                   ARTICLE VI
                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

    SECTION 1. GENERAL. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative ("Proceeding") brought by reason of the fact that such person (the "Indemnitee") is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation to the full extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expenses, liabilities, losses and claims (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually incurred or suffered by such Indemnitee in connection with such Proceeding (collectively, "Losses").

    SECTION 2. DERIVATIVE ACTIONS. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person (also an "Indemnitee") is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against Losses actually incurred or suffered by the Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which Delaware law expressly prohibits such indemnification by reason of an adjudication of liability of the Indemnitee unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    SECTION 3. INDEMNIFICATION IN CERTAIN CASES. Notwithstanding any other provision of this Article VI, to the extent that an Indemnitee has been wholly successful on the merits or otherwise in any Proceeding referred to in Sections 1 or 2 of this Article VI on any claim, issue or matter therein, the Indemnitee shall be indemnified against Losses actually incurred or suffered by the Indemnitee in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify the Indemnitee, against Losses actually incurred or suffered by the Indemnitee in connection with each successfully resolved claim, issue or matter. In any review or Proceeding to determine such extent of indemnification, the Corporation shall bear the burden of proving any lack of success and which amounts sought in indemnity are allocable to claims, issues or matters which were not successfully resolved. For purposes of this Section 3 and without limitation, the termination of any such claim, issue or matter by dismissal with or without prejudice shall be deemed to be a successful resolution as to such claim, issue or matter.

    SECTION 4. PROCEDURE. (a) Any indemnification under Sections 1 and 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper (except that the right of the Indemnitee to receive payments pursuant to Section 5 of this Article VI shall not be subject to this Section 4) in the circumstances because the Indemnitee has met the applicable standard of conduct. Such determination shall be made promptly, but in no event later than 60 days after receipt by the Corporation of the Indemnitee's written request for indemnification. The Secretary of the Corporation shall, promptly upon receipt of the Indemnitee's request for indemnification, advise the Board of Directors that the Indemnitee has made such request for indemnification.

    (b) The entitlement of the Indemnitee to indemnification shall be determined in the specific case (1) by the Board of Directors by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum (the "Disinterested Directors"), or (2) if there are no Disinterested

Directors, or if such Disinterested Directors so direct, by independent legal counsel, or (3) by the stockholders.

    (c) In the event the determination of entitlement is to be made by independent legal counsel, such independent legal counsel shall be selected by the Board of Directors and approved by the Indemnitee. Upon failure of the Board of Directors to so select such independent legal counsel or upon failure of the Indemnitee to so approve, such independent legal counsel shall be selected by the American Arbitration Association in New York, New York or such other person as such Association shall designate to make such selection.

    (d) If the Board of Directors or independent legal counsel shall have determined that the Indemnitee is not entitled to indemnification to the full extent of the Indemnitee's request, the Indemnitee shall have the right to seek entitlement to indemnification in accordance with the procedures set forth in
Section 6 of this Article VI.

    (e) If the person or persons empowered pursuant to Section 4(b) of this
Article VI to make a determination with respect to entitlement to indemnification shall have failed to make the requested determination within 60 days after receipt by the Corporation of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be absolutely entitled to such indemnification, absent (i) misrepresentation by the Indemnitee of a material fact in the request for indemnification or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

    (f) The termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, adversely affect the rights of the Indemnitee to indemnification hereunder except as may be specifically provided herein, or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or create a presumption that (with respect to any criminal action or proceeding) the Indemnitee had reasonable cause to believe that the Indemnitee's conduct was unlawful.

    (g) For purposes of any determination of good faith hereunder, the Indemnitee shall be deemed to have acted in good faith if the Indemnitee's action is based on the records or books of account of the Corporation or an affiliate, including financial statements, or on information supplied to the Indemnitee by the officers of the Corporation or an affiliate in the course of their duties, or on the advice of legal counsel for the Corporation or an affiliate or on information or records given or reports made to the Corporation or an affiliate by an independent certified public accountant or by an appraiser or other expert selected with reasonable care to the Corporation or an affiliate. The Corporation shall have the burden of establishing the absence of good faith. The provisions of this Section 4(g) of this Article VI shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in these Amended and Restated By-Laws.

    (h) The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or an affiliate shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under these Amended and Restated By-Laws.

    SECTION 5. ADVANCES FOR EXPENSES AND COSTS. All expenses (including attorneys' fees) incurred by or on behalf of the Indemnitee (or reasonably expected by the Indemnitee to be incurred by the Indemnitee within three months) in connection with any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding within twenty days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting from time to time such advance or advances whether or not a determination to indemnify has been made under Section 4 of this Article VI. The Indemnitee's entitlement to such advancement of expenses shall include those incurred in connection with any

Proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to these Amended and Restated By-Laws. The financial ability of an Indemnitee to repay an advance shall not be a prerequisite to the making of such advance. Such statement or statements shall reasonably evidence such expenses incurred (or reasonably expected to be incurred) by the Indemnitee in connection therewith and shall include or be accompanied by a written undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VI.

    SECTION 6. REMEDIES IN CASES OF DETERMINATION NOT TO INDEMNIFY OR TO ADVANCE EXPENSES. (a) In the event that (i) a determination is made that the Indemnitee is not entitled to indemnification hereunder, (ii) advances are not made pursuant to Section 5 of this Article VI or (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to
Section 4 of this Article VI, the Indemnitee shall be entitled to seek a final adjudication either through an arbitration proceeding or in an appropriate court of the State of Delaware or any other court of competent jurisdiction of the Indemnitee's entitlement to such indemnification or advance.

    (b) In the event a determination has been made in accordance with the procedures set forth in Section 4 of this Article VI, in whole or in part, that the Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration referred to in paragraph (a) of this Section 6 shall be DE NOVOand the Indemnitee shall not be prejudiced by reason of any such prior determination that the Indemnitee is not entitled to indemnification, and the Corporation shall bear the burdens of proof specified in Sections 3 and 4 of this Article VI in such proceeding.

    (c) If a determination is made or deemed to have been made pursuant to the terms of Sections 4 or 6 of this Article VI that the Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration in the absence of (i) a misrepresentation of a material fact by the Indemnitee or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

    (d) To the extent deemed appropriate by the court, interest shall be paid by the Corporation to the Indemnitee at a reasonable interest rate for amounts which the Corporation indemnifies or is obliged to indemnify the Indemnitee for the period commencing with the date on which the Indemnitee requested indemnification (or reimbursement or advancement of expenses) and ending with the date on which such payment is made to the Indemnitee by the Corporation.

    SECTION 7. RIGHTS NON-EXCLUSIVE. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

    SECTION 8. INSURANCE. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this
Article VI.

    SECTION 9. DEFINITION OF CORPORATION. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

    SECTION 10. OTHER DEFINITIONS. For purposes of this Article VI, references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

    SECTION 11. SURVIVAL OF RIGHTS. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment, alteration, rescission or replacement of these Amended and Restated By-Laws or any provision hereof shall be effective as to an Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee's position with the Corporation or any other entity which the Indemnitee is or was serving at the request of the Corporation prior to such amendment, alteration, rescission or replacement.

    SECTION 12. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION. The Corporation may, by action of the Board of Directors from time to time, grant rights to indemnification and advancement of expenses to employees and agents of the Corporation with the same scope and effect as the provisions of this Article VI with respect to the indemnification of directors and officers of the Corporation.

    SECTION 13. SAVINGS CLAUSE. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VI as to all losses actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VI to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

                                  ARTICLE VII
                               GENERAL PROVISIONS

    SECTION 1. DIVIDENDS. Subject to the provisions of statute and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by statute or the Certificate of Incorporation.

    SECTION 2. RESERVES. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserve in the manner in which it was created.

    SECTION 3. SEAL. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors.

    SECTION 4. FISCAL YEAR. The fiscal year of the Corporation shall be fixed, and once fixed, may thereafter be changed, by resolution of the Board of Directors.

    SECTION 5. CHECKS, NOTES, DRAFTS, ETC. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

    SECTION 6. EXECUTION OF CONTRACTS, DEEDS, ETC. The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

    SECTION 7. VOTING OF STOCK IN OTHER CORPORATIONS. Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board or the President, from time to time, may (or may appoint one or more attorneys or agents to) cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation. In the event one or more attorneys or agents are appointed, the Chairman of the Board or the President may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Chairman of the Board or the President may, or may instruct the attorneys or agents appointed to, execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.

                                  ARTICLE VIII
                                   AMENDMENTS

    These Amended and Restated By-Laws may be repealed, altered, amended or rescinded in whole or in part, or new By-Laws may be adopted by either the affirmative vote of the holders of at least a majority of the voting power of all of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon or by the Board of Directors.

                                                                         ANNEX F

--------------------------------------------------------------------------------

                             DISTRIBUTION AGREEMENT
                                     AMONG
                        GENERAL INSTRUMENT CORPORATION,
                            NEXTLEVEL SYSTEMS, INC.
                                      AND
                                COMMSCOPE, INC.
                                  Dated as of
                                 June 12, 1997

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                              ANNEX
                                                                                                              PAGE
                                                                                                           -----------
ARTICLE I          DEFINITIONS...........................................................................         F-2
                   SECTION 1.01. General.................................................................         F-2
                   SECTION 1.02. References..............................................................        F-12

ARTICLE II         PRE-DISTRIBUTION TRANSACTIONS; CERTAIN COVENANTS......................................        F-13
                   SECTION 2.01. Corporate Restructuring Transactions....................................        F-13
                   SECTION 2.02. Charters and Bylaws.....................................................        F-13
                   SECTION 2.03. Election of Directors of NextLevel Systems and CommScope................        F-13
                   SECTION 2.04. Transfer and Assignment of Certain Licenses and Permits.................        F-13
                   SECTION 2.05. Transfer and Assignment of Certain Agreements...........................        F-14
                   SECTION 2.06. Consents................................................................        F-15
                   SECTION 2.07. Other Transactions......................................................        F-15
                   SECTION 2.08. Election of Officers....................................................        F-15
                   SECTION 2.09. Registration Statements.................................................        F-15
                   SECTION 2.10. State Securities Laws...................................................        F-15
                   SECTION 2.11. Listing Application.....................................................        F-15
                   SECTION 2.12. Certain Financial and Other Arrangements................................        F-16
                   SECTION 2.13. Director, Officer and Employee Resignations.............................        F-16
                   SECTION 2.14. Transfers Not Effected Prior to the Distributions; Transfers Deemed
                                 Effective as of the NextLevel Systems Distribution Date.................        F-17
                   SECTION 2.15. Ancillary Agreements....................................................        F-17

ARTICLE III        THE DISTRIBUTIONS.....................................................................        F-18
                   SECTION 3.01. GI Action Prior to the Distributions....................................        F-18
                   SECTION 3.02. The Distributions.......................................................        F-18
                   SECTION 3.03. Fractional Shares.......................................................        F-19

ARTICLE IV         CONDITIONS TO THE DISTRIBUTIONS.......................................................        F-19
                   SECTION 4.01. Conditions Precedent to the Distributions...............................        F-19
                   SECTION 4.02. No Constraint...........................................................        F-21
                   SECTION 4.03. Deferral of the NextLevel Systems and CommScope Distribution Dates......        F-21
                   SECTION 4.04. Public Notice of the Deferred NextLevel Systems and CommScope
                                 Distribution Dates......................................................        F-21

ARTICLE V          COVENANTS.............................................................................        F-22
                   SECTION 5.01. Further Assurances......................................................        F-22
                   SECTION 5.02. General Instrument Name and Affiliations................................        F-22
                   SECTION 5.03. Assumption and Satisfaction of Liabilities..............................        F-22
                   SECTION 5.04. No Representations or Warranties; Consents..............................        F-23
                   SECTION 5.05. Removal of Certain Guarantees...........................................        F-24
                   SECTION 5.06. Public Announcements....................................................        F-24
                   SECTION 5.07. Intercompany Agreements.................................................        F-25
                   SECTION 5.08. Tax Matters.............................................................        F-25
                   SECTION 5.09. Nondisclosure Agreements................................................        F-25
                   SECTION 5.10. Certain Legal Proceedings...............................................        F-25

ARTICLE VI         ACCESS TO INFORMATION; CONFIDENTIALITY................................................        F-25

                                                                                                              ANNEX
                                                                                                              PAGE
                                                                                                           -----------
                   SECTION 6.01. Provision, Transfer and Delivery of Applicable Corporate Records........        F-25
                   SECTION 6.02. Access to Information...................................................        F-26
                   SECTION 6.03. Reimbursement; Other Matters............................................        F-26
                   SECTION 6.04. Confidentiality.........................................................        F-27
                   SECTION 6.05. Witness Services........................................................        F-27
                   SECTION 6.06. Retention of Records....................................................        F-27
                   SECTION 6.07. Privileged Matters......................................................        F-28

ARTICLE VII        INDEMNIFICATION.......................................................................        F-29
                   SECTION 7.01. Indemnification by GS...................................................        F-29
                   SECTION 7.02. Indemnification by NextLevel Systems....................................        F-29
                   SECTION 7.03. Indemnification by CommScope............................................        F-29
                   SECTION 7.04. Limitations on Indemnification Obligations..............................        F-29
                   SECTION 7.05. Procedures for Indemnification..........................................        F-30
                   SECTION 7.06. Indemnification Payments................................................        F-33
                   SECTION 7.07. Other Adjustments.......................................................        F-33
                   SECTION 7.08. Obligations Absolute....................................................        F-33
                   SECTION 7.09. Survival of Indemnities.................................................        F-33
                   SECTION 7.10. Remedies Cumulative.....................................................        F-34
                   SECTION 7.11. Cooperation of the Parties With Respect to Actions and Third Party
                                 Claims..................................................................        F-34
                   SECTION 7.12. Contribution............................................................        F-34

ARTICLE VIII       MISCELLANEOUS.........................................................................        F-35
                   SECTION 8.01. Complete Agreement; Construction........................................        F-35
                   SECTION 8.02. Ancillary Agreements....................................................        F-35
                   SECTION 8.03. Counterparts............................................................        F-35
                   SECTION 8.04. Survival of Agreements..................................................        F-35
                   SECTION 8.05. Responsibility for Expenses.............................................        F-35
                   SECTION 8.06. Notices.................................................................        F-35
                   SECTION 8.07. Waivers.................................................................        F-36
                   SECTION 8.08. Amendments..............................................................        F-36
                   SECTION 8.09. Assignment..............................................................        F-36
                   SECTION 8.10. Successors and Assigns..................................................        F-36
                   SECTION 8.11. Termination.............................................................        F-36
                   SECTION 8.12. No Third Party Beneficiaries............................................        F-37
                   SECTION 8.13. Attorney Fees...........................................................        F-37
                   SECTION 8.14. Exhibits and Schedules..................................................        F-37
                   SECTION 8.15. Specific Performance....................................................        F-37
                   SECTION 8.16. Governing Law...........................................................        F-37
                   SECTION 8.17. Severability............................................................        F-37
                   SECTION 8.18. Subsidiaries............................................................        F-37
                   SECTION 8.19. Title and Headings......................................................        F-37
                   SECTION 8.20. Consent to Jurisdiction.................................................        F-37

ARTICLE IX         DISPUTE RESOLUTION....................................................................        F-38
                   SECTION 9.01. Mediation...............................................................        F-38
                   SECTION 9.02. Arbitration.............................................................        F-38

                                                                                                              ANNEX
                                                                                                              PAGE
                                                                                                           -----------

SCHEDULES

SCHEDULE 5.05     Appeal Bonds and Certain Other Credit Supports
SCHEDULE 5.10     Certain Legal Proceedings

EXHIBITS
  EXHIBIT A       Form of Employee Benefits Allocation Agreement
  EXHIBIT B       Form of Corporate Restructuring Transactions
  EXHIBIT C       Form of Debt and Cash Allocation Agreement
  EXHIBIT D-1     GS Pro Forma Balance Sheet
  EXHIBIT D-2     NextLevel Pro Forma Balance Sheet
  EXHIBIT D-3     CommScope Pro Forma Balance Sheet
  EXHIBIT E-1     GS Subsidiaries
  EXHIBIT E-2     NextLevel Subsidiaries
  EXHIBIT E-3     CommScope Subsidiaries
  EXHIBIT F       Form of Insurance Agreement
  EXHIBIT G       Form of Tax Sharing Agreement
  EXHIBIT H       Transition Services Agreements
  EXHIBIT I-1     Form of Amended and Restated Certificate of Incorporation of NextLevel
                  Systems, Inc.
  EXHIBIT I-2     Form of Amended and Restated By-Laws of NextLevel Systems, Inc.
  EXHIBIT J-1     Form of Amended and Restated Certificate of Incorporation of CommScope,
                  Inc.
  EXHIBIT J-2     Form of Amended and Restated By-Laws of CommScope, Inc.
  EXHIBIT K       Form of Trademark License Agreement
  EXHIBIT L       Form of NLC Agreement

All exhibits and schedules intentionally omitted from this Proxy Statement.

                             DISTRIBUTION AGREEMENT

    THIS DISTRIBUTION AGREEMENT is made and entered into as of this 12th day of June, 1997, among GENERAL INSTRUMENT CORPORATION, a Delaware corporation ("GI"), NEXTLEVEL SYSTEMS, INC., a Delaware corporation ("NEXTLEVEL SYSTEMS"), and COMMSCOPE, INC. a Delaware corporation ("COMMSCOPE").

                                R E C I T A L S

    WHEREAS, the Board of Directors of GI has deemed it appropriate and advisable to:

        (a) separate and divide the existing businesses of GI so that (i) the business (the "COMMUNICATIONS BUSINESS") of the manufacture and sale of broadband communications products used in the cable television, satellite and telecommunications industries shall be owned directly and indirectly by NextLevel Systems, (ii) the business (the "CABLE MANUFACTURING BUSINESS") of the manufacture and sale of coaxial, fiber optic and other electronic cable used in the cable television, satellite and other industries shall be owned directly and indirectly by CommScope, and (iii) the business (the "POWER SEMICONDUCTOR BUSINESS") of the manufacture and sale of discrete power rectifiers and transient voltage suppression components used in telecommunications, automotive and consumer electronic products shall be directly and indirectly owned by GI, which will be renamed General Semiconductor, Inc., a Delaware corporation ("GS"), immediately following the Distributions; and

        (b) distribute, following such separation and division, (i) as a dividend to the holders of shares of common stock, par value $.01 per share, of GI (the "GI COMMON STOCK"), shares of common stock, par value $.01 per share, of NextLevel Systems (the "NEXTLEVEL SYSTEMS COMMON STOCK"), and (ii) as a dividend to the holders of shares of NextLevel Systems Common Stock, shares of common stock, par value $.01 per share, of CommScope (the "COMMSCOPE COMMON STOCK");

    WHEREAS, each of GI, NextLevel Systems and CommScope has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect such separation, division and distributions and to set forth other agreements that will govern certain other matters prior to and following such separation, division and distributions.

    NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereto hereby agree as follows:

                                  F-1 (Annex)

                                   ARTICLE I
                                  DEFINITIONS

    SECTION 1.01. GENERAL. Unless otherwise defined herein or unless the context otherwise requires, the following terms will have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

    "ACTION" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration tribunal.

    "AFFILIATE" means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

    "AGENT" means ChaseMellon Shareholder Services, L.L.C., or such other trust company or bank designated by GI, who shall act as agent for the holders of GI Common Stock and the holders of NextLevel Systems Common Stock in connection with the Distributions.

    "AGREEMENT" means this Distribution Agreement among GI, NextLevel Systems and CommScope, including any amendments hereto and each Schedule and Exhibit attached hereto.

    "AGREEMENT DISPUTES" has the meaning ascribed to such term in SECTION 9.01.

    "ANCILLARY AGREEMENTS" means all the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement ) entered into by the parties hereto or any other member of their respective Group in connection with the Corporate Restructuring Transactions, the Distributions and the other transactions contemplated hereby or thereby, including without limitation the following:

        (i) the Employee Benefits Allocation Agreement;

        (ii) the Tax Sharing Agreement;

       (iii) the Transition Services Agreements;

        (iv) the Trademark License Agreement;

        (v) the Conveyancing and Assumption Instruments;

        (vi) the Debt and Cash Allocation Agreement;

       (vii) the Insurance Agreement; and

      (viii) the NLC Agreement.

    "ASSIGNEE" has the meaning ascribed to such term in SECTION 2.05(E).

    "BKP LITIGATION" means the action entitled BKP PARTNERS, L.P. V. GENERAL INSTRUMENT CORP., as more fully described in the Proxy Statement.

    "BOOKS AND RECORDS" means all books, records, manuals, agreements and other materials (in any form or medium), including without limitation all mortgages, licenses, indentures, contracts, financial data, customer lists, marketing materials and studies, advertising materials, price lists, correspondence, distribution lists, supplier lists, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blue prints, research and development files, records, data and laboratory books, accounts records, sales order files, litigation files, computer files, microfiche, tape recordings and photographs.

                                  F-2 (Annex)

    "CABLE MANUFACTURING BUSINESS" has the meaning ascribed to such term in the recitals to this Agreement.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMISSION" means the Securities and Exchange Commission.

    "COMMSCOPE" has the meaning ascribed thereto in the first paragraph hereof.

    "COMMSCOPE ASSETS" means, collectively, all the rights and assets that are owned by CommScope and/ or any of its Subsidiaries as of the close of business on the NextLevel Systems Distribution Date, including without limitation:

        (i) the capital stock of the CommScope Subsidiaries;

        (ii) all the assets included on the CommScope Pro Forma Balance Sheet that are owned by CommScope or any of its Subsidiaries as of the close of business on the NextLevel Systems Distribution Date;

       (iii) all the assets and rights expressly allocated to CommScope or any of the CommScope Subsidiaries under this Agreement or any of the Ancillary Agreements; and

        (iv) any other asset acquired by GI or any of its Subsidiaries from the date of the CommScope Pro Forma Balance Sheet to the close of business on the NextLevel Systems Distribution Date that is owned by GI or any of its Subsidiaries as of the close of business on the NextLevel Systems Distribution Date and that is of a nature or type that would have resulted in such asset being included as an asset on the CommScope Pro Forma Balance Sheet had it been acquired on or prior to the date of the CommScope Pro Forma Balance Sheet, determined on a basis consistent with the determination of the assets included on the CommScope Pro Forma Balance Sheet.

    "COMMSCOPE BUSINESS" means the Cable Manufacturing Business that, after giving effect to the Corporate Restructuring Transactions, is conducted by CommScope, the CommScope Subsidiaries or any of the other members of the CommScope Group.

    "COMMSCOPE COMMON SHARES" means the shares of CommScope Common Stock owned by NextLevel Systems after giving effect to the transfers provided for in the Corporate Restructuring Transactions but prior to the CommScope Distribution.

    "COMMSCOPE COMMON STOCK" has the meaning ascribed to such term in the recitals to this Agreement.

    "COMMSCOPE DISTRIBUTION" means the distribution, on the CommScope Distribution Date, as a dividend to holders of record of shares of NextLevel Systems Common Stock as of the Distribution Record Date for NextLevel Systems, of all the outstanding CommScope Common Shares owned by NextLevel Systems on the basis provided in SECTION 3.02.

    "COMMSCOPE DISTRIBUTION DATE" means the time, prior to the opening of business in New York, on a date which shall be the same Monday as the Distribution Record Date for NextLevel Systems, as such time and date shall be determined by the Board of Directors of NextLevel Systems for the purpose of distributing the CommScope Common Shares.

    "COMMSCOPE GROUP" means CommScope, the CommScope Subsidiaries and the corporations, partnerships, joint ventures, investments and other entities that represent equity investments of CommScope or any of the CommScope Subsidiaries following the consummation of the Corporate Restructuring Transactions and the NextLevel Systems Distribution.

                                  F-3 (Annex)

    "COMMSCOPE INDEMNITEES" means:

        (i) CommScope, the CommScope Subsidiaries and each Affiliate thereof after giving effect to the Corporate Restructuring Transactions and the Distributions; and

        (ii) each of the respective past, present and future directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of any of such directors, officers, employees and agents.

    "COMMSCOPE LIABILITIES" means, collectively, all the Liabilities of CommScope, the CommScope Subsidiaries and each of the other members of the CommScope Group after giving effect to the Corporate Restructuring Transactions, the NextLevel Systems Distribution and the transactions contemplated by the Debt and Cash Allocation Agreement including without limitation:

        (i) all the Liabilities included on the CommScope Pro Forma Balance Sheet that remain outstanding as of the close of business on the NextLevel Systems Distribution Date;

        (ii) all other Liabilities that are incurred or which accrue or are accrued at any time prior to, on or after the date of the CommScope Pro Forma Balance Sheet and that arise or arose out of, or in connection with, the CommScope Assets or the CommScope Business, determined on a basis consistent with the determination of Liabilities of CommScope on the CommScope Pro Forma Balance Sheet, including without limitation Securities Liabilities to the extent that they arise or arose out of or in connection with information concerning the management, business or operations of CommScope in the Registration Statements;

       (iii) all the Liabilities of CommScope, the CommScope Subsidiaries or any of the other members of the CommScope Group under, or to be retained or assumed by CommScope, any CommScope Subsidiary or any of the other members of the CommScope Group pursuant to, this Agreement or any of the Ancillary Agreements; and

        (iv) all the Liabilities of the parties hereto or their respective Subsidiaries (whenever arising whether prior to, on or following the NextLevel Systems Distribution Date) arising out of or in connection with or otherwise relating to the management or conduct before or after the NextLevel Systems Distribution Date of the CommScope Business, except as otherwise specifically provided herein.

    "COMMSCOPE PRO FORMA BALANCE SHEET" means the pro forma balance sheet of CommScope at March 31, 1997, attached hereto as EXHIBIT D-3.

    "COMMSCOPE RECORDS" has the meaning ascribed to such term in SECTION
6.01(B).

    "COMMSCOPE SUBSIDIARIES" means the Subsidiaries listed on EXHIBIT E-3 hereto.

    "COMMUNICATIONS BUSINESS" has the meaning ascribed to such term in the recitals to this Agreement.

    "CONSENTS" has the meaning ascribed to such term in SECTION 2.06.

    "CONVEYANCING AND ASSUMPTION INSTRUMENTS" means, collectively, the various written agreements, instruments and other documents to be entered into to effect the Corporate Restructuring Transactions or otherwise to effect the transfer of assets and the assumption of Liabilities in the manner contemplated by this Agreement, the Ancillary Agreements and the Corporate Restructuring Transactions.

    "CORPORATE RESTRUCTURING TRANSACTIONS" means, collectively, (a) each of the distributions, transfers, conveyances, contributions, assignments and other transactions described and set forth on EXHIBIT B attached hereto, and (b) such other distributions, transfers, conveyances, contributions, assignments and other transactions that may be appropriate or required to be accomplished, effected or consummated by any of GI, NextLevel Systems, CommScope or any of their respective Subsidiaries and Affiliates in order

                                  F-4 (Annex)
to separate and divide, in a series of transactions that, to the extent intended to qualify for tax-free treatment under the Code, shall qualify for tax-free treatment under the Code, the existing businesses of GI so that, except as otherwise expressly set forth on EXHIBIT B hereto:

        (i) the NextLevel Systems Assets, NextLevel Systems Liabilities and NextLevel Systems Business shall be owned, directly and indirectly, by NextLevel Systems;

        (ii) the CommScope Assets, CommScope Liabilities and CommScope Business shall be owned, directly and indirectly, by CommScope; and

       (iii) the businesses, assets and liabilities of GI that remain after the separations and divisions described in clauses (i) and (ii) above, are, after giving effect to the Distributions, owned, directly and indirectly, by GS.

    "DEBT AND CASH ALLOCATION AGREEMENT" means the Debt and Cash Allocation Agreement by and among GS, NextLevel Systems and CommScope, which agreement shall be entered into on the NextLevel Systems Distribution Date substantially in the form attached hereto as EXHIBIT C.

    "DGCL" means the Delaware General Corporation Law, as amended.

    "DISTRIBUTION RECORD DATE FOR GI" means the time, after the close of business in New York, on a date which shall be a Friday, as such time and date shall be determined by the Board of Directors of GI for the purpose of determining the holders of record of GI Common Stock entitled to participate in the NextLevel Systems Distribution.

    "DISTRIBUTION RECORD DATE FOR NEXTLEVEL SYSTEMS" means the time, prior to the opening of business in New York, on a date which shall be the Monday following the Distribution Record Date for GI, as such time and date shall be determined by the Board of Directors of NextLevel Systems for the purpose of determining the holders of record of NextLevel Systems Common Stock entitled to participate in the CommScope Distribution.

    "DISTRIBUTIONS" means the NextLevel Systems Distribution and the CommScope Distribution.

    "DSC LITIGATION" means the action entitled DSC COMMUNICATIONS CORPORATION AND DSC TECHNOLOGIES CORPORATION V. NEXT LEVEL COMMUNICATIONS, THOMAS R. EAMES AND PETER W. KEELER, Case No. 4:95cv96, as more fully described in the Proxy Statement.

    "EMPLOYEE BENEFITS ALLOCATION AGREEMENT" means the Employee Benefits Allocation Agreement, among GS, NextLevel Systems and CommScope, which agreement shall be entered into on the NextLevel Systems Distribution Date in the form attached hereto as EXHIBIT A.

    "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, ET SEQ.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                                  F-5 (Annex)

    "GI" has the meaning ascribed to such term in the first paragraph hereof.

    "GI COMMON STOCK" has the meaning ascribed to such term in the recitals to this Agreement.

    "GI DELAWARE" means General Instrument Corporation of Delaware, a Delaware corporation and a wholly owned subsidiary of GI.

    "GI HOLDERS" means the holders of record of GI Common Stock as of the Distribution Record Date for GI.

    "GI NOTES" means the 5% Convertible Junior Subordinated Notes due 2000 of General Instrument Corporation.

    "GI TRADEMARKS" means GENERAL INSTRUMENT, the logo "GI" and all other trademarks, service marks, and trade names containing "General Instrument" or variations thereof, along with their respective applications and registrations wherever used or registered and the goodwill associated therewith.

    "GOVERNMENTAL AUTHORITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

    "GROUP" means (i) with respect to GS, the GS Group, (ii) with respect to NextLevel Systems, the NextLevel Systems Group, and (iii) with respect to CommScope, the CommScope Group.

    "GS" has the meaning ascribed to such term in the recitals to this Agreement.

    "GS ASSETS" means, collectively, all the rights and assets that are owned by GS or any of its Subsidiaries as of the close of business on the NextLevel Systems Distribution Date (other than the NextLevel Systems Assets, the CommScope Assets and the capital stock of CommScope and NextLevel Systems), including without limitation:

        (i) the capital stock of the GS Subsidiaries;

        (ii) all the assets included on the GS Pro Forma Balance Sheet which are owned by GS and its Subsidiaries as of the close of business on the NextLevel Systems Distribution Date;

       (iii) all the assets and rights expressly allocated to GS or any of its Subsidiaries under this Agreement and any of the Ancillary Agreements; and

        (iv) any other asset acquired by GI or any of its Subsidiaries from the date of the GS Pro Forma Balance Sheet to the close of business on the NextLevel Systems Distribution Date that is owned by GI or any of its Subsidiaries as of the close of business on the NextLevel Systems Distribution Date and that is of a nature or type that would have resulted in such asset being included as an asset on the GS Pro Forma Balance Sheet had it been acquired on or prior to the date of the GS Pro Forma Balance Sheet, determined on a basis consistent with the determination of the assets included on the GS Pro Forma Balance Sheet.

    "GS BUSINESS" means the Power Semiconductor Business that, after giving effect to the Corporate Restructuring Transactions, is conducted by GS, the GS Subsidiaries or any of the other members of the GI Group.

    "GS GROUP" means GS, the GS Subsidiaries and the corporations, partnerships, joint ventures, investments and other entities that represent equity investments of GS or any of the GS Subsidiaries following consummation of the Corporate Restructuring Transactions and the Distributions.

                                  F-6 (Annex)

    "GS INDEMNITEES" means:

        (i) GS, the GS Subsidiaries and each Affiliate thereof after giving effect to the Corporate Restructuring Transactions and the Distributions; and

        (ii) each of the respective past, present and future directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of such directors, officers, employees and agents.

    "GS LIABILITIES" means, collectively, all the Liabilities of GS and the GS Subsidiaries and each of the other members of the GS Group remaining after giving effect to the Corporate Restructuring Transactions, the Distributions and the transactions contemplated under the Debt and Cash Allocation Agreement, including without limitation:

        (i) all the Liabilities included on the GS Pro Forma Balance Sheet which remain outstanding as of the close of business on the NextLevel Systems Distribution Date;

        (ii) all other Liabilities that are incurred or which otherwise accrue or are accrued at any time prior to, on or after the date of the GS Pro Forma Balance Sheet and that arise or arose out of, or in connection with, the GS Assets or the GS Business, determined on a basis consistent with the determination of Liabilities of GS on the GS Pro Forma Balance Sheet, including without limitation Securities Liabilities to the extent that they arise or arose out of or in connection with information concerning the management, business or operations of GS in the Registration Statements;

       (iii) all the Liabilities of GS, the GS Subsidiaries or any of the other members of the GS Group under, or to be retained or assumed by GS, any GS Subsidiary or any of the other members of the GS Group pursuant to the Corporate Restructuring Transactions, this Agreement, or any of the Ancillary Agreements;

        (iv) all the Liabilities of the parties hereto or their respective Subsidiaries (whenever arising whether prior to, on or following the NextLevel Systems Distribution Date) arising out of or in connection with or otherwise relating to the management or conduct before or after the NextLevel Systems Distribution Date of the GS Business, except as otherwise specifically provided herein; and

        (v) except to the extent specifically provided to the contrary in
    SECTION 5.10 hereof, all other Liabilities of GS, the GS Subsidiaries or any of the other members of the GS Group (which do not constitute NextLevel Systems Liabilities or CommScope Liabilities), including without limitation any and all Liabilities arising out of or relating to (A) any discontinued businesses or operations of GI, or (B) any Action or Third Party Claim by any Governmental Authority or any other Person that is based on (1) any violations or alleged violations by GI, its Subsidiaries (prior to giving effect to the Distributions) and/or any of their respective directors, officers, employees, agents or representatives, of any of the provisions of the Exchange Act, Securities Act, or the rules and regulations of the Commission promulgated thereunder or any other securities or other Law regulating disclosure in respect of the purchase or sale of GI securities (other than Liabilities for violations or alleged violations that arise out of, or in connection with, information in the Registration Statements concerning the management, business or operations of the NextLevel Systems Business or the CommScope Business), or (2) any alleged breach of fiduciary duty by the Board of Directors of GI or any member thereof.

    "GS PRO FORMA BALANCE SHEET" means the pro forma balance sheet of GS at March 31, 1997, attached hereto as EXHIBIT D-1.

    "GS RECORDS" has the meaning ascribed to such term in SECTION 6.01(C).

                                  F-7 (Annex)

    "GS SUBSIDIARIES" means the Subsidiaries of GI set forth on EXHIBIT E-1 hereto and all other Subsidiaries of GI other than CommScope, NextLevel Systems, the CommScope Subsidiaries and the NextLevel Systems Subsidiaries.

    "INDEMNIFIABLE LOSSES" means, with respect to any Person, any and all losses, liabilities, penalties, claims, damages, demands, costs and expenses (including without limitation reasonable attorneys' fees, investigation expenses, any and all other out-of-pocket expenses and any punitive or consequential damages) or other Liabilities whatsoever that are assessed, imposed, awarded against or incurred after the date hereof by such Person either
(a) in investigating, preparing for, defending against or otherwise arising out of or in connection with any Actions, any potential or threatened Actions or any Third Party Claims for which such Person would be entitled to indemnification under ARTICLE VII hereof, or (b) in respect of any other event, occurrence or matter for which such Person would be entitled to indemnification under ARTICLE VII hereof, in each case whether accrued before, on or after the date of this Agreement.

    "INDEMNIFICATION AGREEMENTS" means collectively, the Indemnification Agreement dated September 27, 1995, between GI and Thomas R. Eames and the Indemnification Agreement, dated September 27, 1995, between GI and Peter W. Keeler, wherein, among other things, GI agreed to indemnify Messrs. Eames and Keeler for any judgment that may be awarded against them in the DSC Litigation.

    "INDEMNIFYING PARTY" has the meaning ascribed to such term in SECTION
7.04(A).

    "INDEMNITEE" has the meaning ascribed to such term in SECTION 7.04(A).

    "INSURANCE AGREEMENT" means the Insurance Agreement among GS, NextLevel Systems and CommScope which agreement shall be entered into on the NextLevel Systems Distribution Date substantially in the form attached hereto as EXHIBIT F.

    "INSURANCE PROCEEDS" means, with respect to any insured party, those monies, net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention or cost of reserve paid or held by or for the benefit of such insured, which are either:

        (i) received by an insured from an insurance carrier; or

        (ii) paid by an insurance carrier on behalf of an insured.

    "LAW" means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

    "LIABILITIES" means any and all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or party to this Agreement, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys' fees, disbursements and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

    "MANAGING PARTY" has the meaning ascribed to such term in SECTION 7.05(D).

    "NEXTLEVEL SYSTEMS" has the meaning ascribed to such term in the first paragraph hereof.

                                  F-8 (Annex)

    "NEXTLEVEL SYSTEMS ASSETS" means, collectively, all the rights and assets that are owned by NextLevel Systems or any of its Subsidiaries as of the close of business on the Nextlevel Systems Distribution Date, including without limitation:

        (i) the capital stock of the NextLevel Systems Subsidiaries;

        (ii) all the assets included on the NextLevel Systems Pro Forma Balance Sheet that are owned by NextLevel Systems or any of its Subsidiaries as of the close of business on the NextLevel Systems Distribution Date;

       (iii) all the assets and rights expressly allocated to NextLevel Systems or any of the NextLevel Systems Subsidiaries under this Agreement or any of the Ancillary Agreements; and

        (iv) any other asset acquired by GI or any of its Subsidiaries from the date of the NextLevel Systems Pro Forma Balance Sheet to the close of business on the NextLevel Systems Distribution Date that is owned by GI or any of its Subsidiaries as of the close of business on the NextLevel Systems Distribution Date and that is of a nature or type that would have resulted in such asset being included as an asset on the NextLevel Systems Pro Forma Balance Sheet had it been acquired on or prior to the date of the NextLevel Systems Pro Forma Balance Sheet, determined on a basis consistent with the determination of the assets included on the NextLevel Systems Pro Forma Balance Sheet.

    "NEXTLEVEL SYSTEMS BUSINESS" means the Communications Business that, after giving effect to the Corporate Restructuring Transactions, is conducted by NextLevel Systems, the NextLevel Systems Subsidiaries or any of the other members of the NextLevel Systems Group.

    "NEXTLEVEL SYSTEMS COMMON SHARES" means the shares of NextLevel Systems Common Stock owned by GI after giving effect to the transfers provided for in the Corporate Restructuring Transactions but prior to the Distributions.

    "NEXTLEVEL SYSTEMS COMMON STOCK" has the meaning ascribed to such term in the recitals to this Agreement.

    "NEXTLEVEL SYSTEMS DISTRIBUTION" means the distribution on the NextLevel Systems Distribution Date, as a dividend to holders of record of shares of GI Common Stock as of the Distribution Record Date for GI, of NextLevel Systems Common Shares owned by GI on the basis provided in SECTION 3.02.

    NEXTLEVEL SYSTEMS DISTRIBUTION DATE" means the time, after the close of business in New York, on a date which shall be the same Friday as the Distribution Record Date for GI, as such time and date shall be determined by the Board of Directors of GI for the purpose of distributing the NextLevel Systems Common Shares.

    "NEXTLEVEL SYSTEMS GROUP" means NextLevel Systems, the NextLevel Systems Subsidiaries and the corporations, partnerships, joint ventures, investments and other entities that represent equity investments of any of NextLevel Systems or any of the NextLevel Systems Subsidiaries following the consummation of the Corporate Restructuring Transactions and the Distributions.

    "NEXTLEVEL SYSTEMS HOLDERS" means the holders of record of Next Level Systems Common Stock as of the Distribution Record Date for NextLevel Systems.

    "NEXTLEVEL SYSTEMS INDEMNITEES" means:

        (i) NextLevel Systems and each Affiliate thereof after giving effect to the Corporate Restructuring Transactions and the Distributions; and

        (ii) each of the respective past, present and future directors, officers, employees and agents of any of the entities described in the immediately preceding clause (i) and each of the heirs, executors, successors and assigns of any of such directors, officers, employees and agents.

                                  F-9 (Annex)

    "NEXTLEVEL SYSTEMS LIABILITIES" means, collectively, all of the Liabilities of NextLevel Systems, the NextLevel Systems Subsidiaries and each of the other members of the NextLevel Systems Group after giving effect to the Corporate Restructuring Transactions, the Distributions and the transactions contemplated under the Debt and Cash Allocation Agreement, including, without limitation:

        (i) all the Liabilities included on the NextLevel Systems Pro Forma Balance Sheet which remain outstanding as of the close of business on the NextLevel Systems Distribution Date;

        (ii) all other Liabilities that are incurred or which accrue or are accrued at any time prior to, on or after the date of the NextLevel Systems Pro Forma Balance Sheet and that arise or arose out of, or in connection with, the NextLevel Systems Assets or the NextLevel Systems Business, determined on a basis consistent with the determination of Liabilities of NextLevel Systems on the NextLevel Systems Pro Forma Balance Sheet, including without limitation Securities Liabilities to the extent that they arise or arose out of or in connection with information concerning the management, business or operations of NextLevel Systems in the Registration Statements;

       (iii) all the Liabilities of NextLevel Systems, the NextLevel Systems Subsidiaries or any of the other members of the NextLevel Systems Group under, or to be retained or assumed by NextLevel Systems, any NextLevel Systems Subsidiary or any of the other members of the NextLevel Systems Group pursuant to this Agreement or any of the Ancillary Agreements; and

        (iv) all the Liabilities of the parties hereto or their respective Subsidiaries (whenever arising whether prior to, at or following the NextLevel Systems Distribution Date) arising out of or in connection with or otherwise relating to the management or conduct before or after the NextLevel Systems Distribution Date of the NextLevel Systems Business, except as otherwise specifically provided herein.

    "NEXTLEVEL SYSTEMS PRO FORMA BALANCE SHEET" means the pro forma balance sheet of NextLevel Systems at March 31, 1997, attached hereto as EXHIBIT D-2.

    "NEXTLEVEL SYSTEMS RECORDS" has the meaning ascribed to such term in SECTION 6.01(A).

    "NEXTLEVEL SYSTEMS SUBSIDIARIES" means the Subsidiaries listed on EXHIBIT E-2 hereto.

    "NLC AGREEMENT" means the Agreement among GI and the Employees named therein, which agreement shall be entered into prior to the Distribution Record Date for GI substantially in the form attached hereto as EXHIBIT L.

    "NONDISCLOSURE AGREEMENTS" means all of the nondisclosure or confidentiality agreements entered into from time to time prior to the NextLevel Systems Distribution Date, between GI or GI Delaware and the parties named therein.

    "NOTICE" has the meaning ascribed to such term in SECTION 8.06.

    "NYSE" means the New York Stock Exchange.

    "PERSON" means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity, or any government, or any agency or political subdivision thereof.

    "POWER SEMICONDUCTOR BUSINESS" has the meaning ascribed to such term in the recitals to this Agreement.

    "PRIVILEGE" has the meaning ascribed to such term in SECTION 6.07(A).

    "PRIVILEGED INFORMATION" has the meaning ascribed to such term in SECTION 6.07(B).

                                  F-10 (Annex)

    "PROXY STATEMENT" means the Proxy Statement sent to the holders of GI Common Stock in connection with the Distributions, including any amendment or supplement thereto.

    "QTC PLAN" means the Quality Technologies Defined Benefit Plan, as amended and restated.

    "REGISTRATION STATEMENTS" mean (i) the Registration Statement on Form S-4 to be filed with the Commission pursuant to the requirements of the Securities Act and the rules and regulations thereunder in order to register the NextLevel Systems Common Stock and the CommScope Common Stock under the Securities Act, and (ii) the Registration Statements on Form 8-A to be filed with the Commission pursuant to the requirements of the Exchange Act and the rules and regulations thereunder in order to register the NextLevel Systems Common Stock and the CommScope Common Stock, respectively, under the Exchange Act.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "SECURITIES LIABILITIES" means any and all losses, liabilities, penalties, claims, damages, demands, costs or expenses or other Liabilities whatsoever that are assessed, imposed, awarded against, incurred or accrued by a Person arising out of or relating in whole or in part to any Action, any potential or threatened Action or any Third Party Claim (or potential or threatened Third Party Claim) by any Governmental Authority or any other Person that is based on any violations or alleged violations of the Securities Act, Exchange Act, any of the rules or regulations of the Commission promulgated under the Securities Act or Exchange Act, or any other securities or other similar Law, or on any alleged breach of duty by a Person in causing, permitting or failing to prevent any such violation or alleged violation.

    "SECURITIES LITIGATION" means the class action entitled IN RE GENERAL INSTRUMENT CORPORATION SECURITIES LITIGATION, as more fully described in the Proxy Statement.

    "SUBSIDIARY" means, with respect to any Person:

        (i) any corporation of which at least a majority in interest of the outstanding voting stock (having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors of such corporation, irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of a contingency) is at the time, directly or indirectly, owned or controlled by such Person or by such Person and one or more of its Subsidiaries; or

        (ii) any non-corporate entity in which such Person or such Person and one or more Subsidiaries of such Person either (A) directly or indirectly, at the date of determination thereof, has at least majority ownership interest, or (B) at the date of determination is a general partner or an entity performing similar functions (E.G., manager of a limited liability company or a trustee of a trust).

    "TAX" or "TAXES" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, occupation, services, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

    "TAX SHARING AGREEMENT" means the Tax Sharing Agreement among GS, CommScope and NextLevel Systems, which agreement shall be entered into on the NextLevel Systems Distribution Date in the form attached hereto as EXHIBIT G.

    "THIRD PARTY CLAIM" has the meaning as defined in SECTION 7.05(A).

                                  F-11 (Annex)

    "TRADEMARK LICENSE AGREEMENT" means the Trademark License Agreement among GS, NextLevel Systems and CommScope, which agreement shall be entered into on the NextLevel Systems Distribution Date substantially in the form attached hereto as EXHIBIT K.

    "TRANSITION SERVICES AGREEMENTS" means one or more Transition Services Agreements between NextLevel Systems, CommScope and/or GS, which agreements shall be entered into on the NextLevel Systems Distribution Date substantially in the form attached hereto as EXHIBIT H.

    SECTION 1.02. REFERENCES. References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to a "Section" are, unless otherwise specified, to one of the Sections of this Agreement.

                                  F-12 (Annex)

                                   ARTICLE II
                         PRE-DISTRIBUTION TRANSACTIONS;
                               CERTAIN COVENANTS

    SECTION 2.01. CORPORATE RESTRUCTURING TRANSACTIONS. Each of GI, CommScope and NextLevel Systems shall, and shall cause each of their respective Subsidiaries to, as applicable, take such action or actions as is necessary to cause, effect and consummate the Corporate Restructuring Transactions in accordance with the terms and provisions set forth in Exhibit B hereto. Each of GI, NextLevel Systems and CommScope hereby agrees that any one or more of the Corporate Restructuring Transactions may be modified, supplemented or eliminated; PROVIDED, HOWEVER, that such modification, supplement or elimination is determined to be necessary or appropriate (a) to separate and divide the existing businesses of GI so that (i) the Communications Business shall be owned directly and indirectly by NextLevel Systems, (ii) the Cable Manufacturing Business shall be owned directly and indirectly by CommScope, and (iii) the Power Semiconductor Business shall be directly and indirectly owned by GS, (b) to distribute the outstanding NextLevel Systems Common Stock and CommScope Common Stock pursuant to the Distributions, or (c) to obtain a ruling from the Internal Revenue Service.

    SECTION 2.02.  CHARTERS AND BYLAWS.

    (a) CERTIFICATE OF INCORPORATION AND BY-LAWS OF NEXTLEVEL SYSTEMS. On or prior to the NextLevel Systems Distribution Date (but in all events prior to the Distributions), GI and NextLevel Systems shall each take all necessary actions so that, as of the NextLevel Systems Distribution Date, the Certificate of Incorporation and By-Laws of NextLevel Systems will be substantially in the forms set forth in EXHIBIT I-1 and EXHIBIT I-2, respectively.

    (b) CERTIFICATE OF INCORPORATION AND BY-LAWS OF COMMSCOPE. On or prior to the NextLevel Systems Distribution Date (but in all events prior to the Distributions), GI and CommScope shall each take all necessary actions so that, as of the NextLevel Systems Distribution Date, the Certificate of Incorporation and By-Laws of CommScope will be substantially in the forms set forth in EXHIBIT J-1 and EXHIBIT J-2, respectively.

    SECTION 2.03.  ELECTION OF DIRECTORS OF NEXTLEVEL SYSTEMS AND COMMSCOPE.

    (a) On or prior to the NextLevel Systems Distribution Date, each of GI and NextLevel Systems shall take all necessary action so that as of the NextLevel Systems Distribution Date, the directors of NextLevel Systems will be as set forth in the Registration Statements.

    (b) On or prior to the NextLevel Systems Distribution Date, each of GI, NextLevel Systems and CommScope, shall take all necessary action so that as of the NextLevel Systems Distribution Date, the directors of CommScope will be as set forth in the Registration Statements.

    SECTION 2.04.  TRANSFER AND ASSIGNMENT OF CERTAIN LICENSES AND PERMITS.

    (a) LICENSES AND PERMITS RELATING TO THE NEXTLEVEL SYSTEMS BUSINESS. On or prior to the NextLevel Systems Distribution Date, or as soon as reasonably practicable thereafter, each of GI and CommScope shall (and, if applicable, shall cause any other Person over which it has direct or indirect control to), duly and validly transfer or cause to be duly and validly transferred to the appropriate member of the NextLevel Systems Group (as directed by NextLevel Systems) all transferable licenses, permits and authorizations issued by any Governmental Authority that relate to the NextLevel Systems Business but which are held in the name of any member of the GS Group or the CommScope Group, or any of their respective employees, officers, directors, stockholders or agents.

    (b) LICENSES AND PERMITS RELATING TO THE COMMSCOPE BUSINESS. On or prior to the NextLevel Systems Distribution Date, or as soon as reasonably practicable thereafter, each of GI and NextLevel Systems shall (and, if applicable, shall cause any other Person over which it has direct or indirect control

                                  F-13 (Annex)

to), duly and validly transfer or cause to be duly and validly transferred to the appropriate member of the CommScope Group (as directed by CommScope) all transferable licenses, permits and authorizations issued by any Governmental Authority that relate to the CommScope Business but which are held in the name of any member of the GS Group or the NextLevel Systems Group, or any of their respective employees, officers, directors, stockholders or agents.

    (c) LICENSES AND PERMITS RELATING TO THE GS BUSINESS. On or prior to the NextLevel Systems Distribution Date, or as soon as reasonably practicable thereafter, each of NextLevel Systems and CommScope shall (and, if applicable, shall cause any other Person over which it has direct or indirect control to), duly and validly transfer or cause to be duly and validly transferred to the appropriate member of the GS Group (as directed by GI) all transferable licenses, permits and authorizations issued by any Governmental Authority that relate to the GS Business but which are held in the name of any member of the NextLevel Systems Group or the CommScope Group, or any of their respective employees, officers, directors, stockholders or agents.

    SECTION 2.05.  TRANSFER AND ASSIGNMENT OF CERTAIN AGREEMENTS.

    (a) TRANSFER AND ASSIGNMENT OF GI BUSINESS AGREEMENTS. On or prior to the NextLevel Systems Distribution Date, or as soon as reasonably practicable thereafter, and subject to the limitations set forth in this SECTION 2.05, each of NextLevel Systems and CommScope shall (and, if applicable, shall cause any other Person over which it has direct or indirect control to), severally, assign, transfer and convey to GI (or such other member of the GS Group as GI shall direct) all its (or such other member of its Group's) right, title and interest in and to any and all agreements that relate exclusively to the GS Business or any member of the GS Group.

    (b) TRANSFER AND ASSIGNMENT OF NEXTLEVEL SYSTEMS BUSINESS AGREEMENTS. On or prior to the NextLevel Systems Distribution Date, or as soon as reasonably practicable thereafter, and subject to the limitations set forth in this SECTION 2.05, each of GI and CommScope shall (and, if applicable, shall cause any other Person over which it has direct or indirect control to), assign, transfer and convey to NextLevel Systems (or such other member of the NextLevel Systems Group as NextLevel Systems shall direct) all its (or such other member of its Group's) right, title and interest in and to any and all agreements that relate exclusively to the NextLevel Systems Business or any member of the NextLevel Systems Group.

    (c) TRANSFER AND ASSIGNMENT OF COMMSCOPE BUSINESS AGREEMENTS. On or prior to the NextLevel Systems Distribution Date, or as soon as reasonably practicable thereafter, and subject to the limitations set forth in this SECTION 2.05, each of GI and NextLevel Systems shall (and, if applicable, shall cause any other Person over which it has direct or indirect control to), assign, transfer and convey to CommScope (or such other member of the CommScope Group as CommScope shall direct) all its (or such other member of its Group's) right, title and interest in and to any and all agreements that relate exclusively to the CommScope Business or any member of the CommScope Group.

    (d) JOINT AGREEMENTS. Subject to the provisions of SECTION 2.05(F), any agreement to which any party hereto (or any other member of such party's Group) is a party that inures to the benefit of more than one of the GI Business, the NextLevel Systems Business and the CommScope Business shall be assigned in part, at the expense of the assignee, on or prior to the NextLevel Systems Distribution Date or as soon as reasonably practicable thereafter, so that each party (or such other member of such party's Group) shall be entitled to the rights and benefits inuring to its business under such agreement.

    (e) OBLIGATIONS OF ASSIGNEES. The assignee of any agreement assigned, in whole or in part, hereunder (an "ASSIGNEE") shall, as a condition to such assignment, assume and agree to pay, perform and fully discharge all obligations of the assignor under such agreement (whether such obligations arose or were incurred prior to, on or subsequent to the NextLevel Systems Distribution Date and irrespective of whether such obligations have been asserted as of the NextLevel Systems Distribution Date) or, in the case of a partial assignment under SECTION 2.05(D), such Assignee's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face

                                  F-14 (Annex)
thereof, and otherwise as determined in accordance with the practice of the parties prior to the Distributions. Furthermore, the Assignee shall use its commercially reasonable efforts to cause the assignor of such agreement to be released from its obligations under the assigned agreements.

    (f) NO ASSIGNMENT OF CERTAIN AGREEMENTS. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the Assignee thereof until such consent is obtained. If an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the Assignee would not, in fact, receive all such rights, the parties hereto will cooperate with each other to effect any arrangement designed reasonably to provide for the Assignee the benefits of, and to permit the Assignee to assume liabilities under, any such agreement.

    SECTION 2.06. CONSENTS. The parties hereto shall use their best efforts to obtain any third-party consents or approvals that are required to consummate the Corporate Restructuring Transactions, the Distributions and the other transactions contemplated hereby (the "CONSENTS").

    SECTION 2.07. OTHER TRANSACTIONS. On or prior to the Distributions, each of GI, CommScope and NextLevel Systems shall have consummated those other transactions in connection with the Corporate Restructuring Transactions and the Distributions that are contemplated by the Registration Statements and the ruling request submission by GI to the Internal Revenue Service and not specifically referred to in SECTIONS 2.01 through 2.06, subject, however, to the limitations set forth in SECTION 2.01 above.

    SECTION 2.08. ELECTION OF OFFICERS. On or prior to the NextLevel Systems Distribution Date, each of GI, NextLevel Systems and CommScope shall, as applicable, take all actions necessary and desirable so that as of the NextLevel Systems Distribution Date the officers of GI, NextLevel Systems and CommScope, respectively, will be as set forth in the Registration Statements.

    SECTION 2.09. REGISTRATION STATEMENTS. Each of GI, NextLevel Systems and CommScope shall prepare, and shall cause to be filed with the Commission, the Registration Statements in accordance with the terms of this Section. The Registration Statements shall set forth appropriate disclosure concerning GI, NextLevel Systems, CommScope, the Distributions and such other matters as may be required to be disclosed therein by the provisions of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder. The Registration Statement on Form S-4 of CommScope and NextLevel Systems shall include a Proxy Statement relating to a combined Annual and Special Meeting of the GI stockholders at which, among other things, the GI stockholders will be asked to vote on the Distributions. GI, CommScope and NextLevel Systems shall take all such actions as may be reasonably necessary or appropriate in order to cause the Registration Statements to become effective by order of the Commission pursuant to the Exchange Act and the Securities Act.

    SECTION 2.10. STATE SECURITIES LAWS. Prior to the NextLevel Systems Distribution Date, GI, NextLevel Systems and CommScope shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in order to effect the Distributions.

    SECTION 2.11. LISTING APPLICATION. Prior to the NextLevel Systems Distribution Date, GS, Next-
Level Systems, and CommScope shall prepare and file with the NYSE listing applications and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause the NYSE to list on or prior to the NextLevel Systems Distribution Date, subject to official notice of issuance, the common stock of GS, the NextLevel Systems Common Shares and the CommScope Common Shares.

                                  F-15 (Annex)

    SECTION 2.12.  CERTAIN FINANCIAL AND OTHER ARRANGEMENTS.

    (a) SETTLEMENT OF INTERCOMPANY ACCOUNTS BETWEEN NEXTLEVEL SYSTEMS GROUP AND GS GROUP. All intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for in any of the Ancillary Agreements or hereunder), including without limitation in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between any member of the NextLevel Systems Group, on the one hand, and any member of the GS Group, on the other hand, shall, as of the close of business on the NextLevel Systems Distribution Date, be settled, capitalized or converted into ordinary trade accounts, in each case as may be agreed in writing prior to the NextLevel Systems Distribution Date by duly authorized representatives of GS and NextLevel Systems.

    (b) SETTLEMENT OF INTERCOMPANY ACCOUNTS BETWEEN GS GROUP AND COMMSCOPE GROUP. All intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for in any of the Ancillary Agreements or hereunder), including without limitation in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between any member of the GS Group, on the one hand, and any member of the CommScope Group, on the other hand, shall, as of the close of business on the NextLevel Systems Distribution Date, be settled, capitalized or converted into ordinary trade accounts, in each case as may be agreed in writing prior to the NextLevel Systems Distribution Date by duly authorized representatives of GS and CommScope.

    (c) SETTLEMENT OF INTERCOMPANY ACCOUNTS BETWEEN COMMSCOPE GROUP AND NEXTLEVEL SYSTEMS GROUP. All intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for in any of the Ancillary Agreements or hereunder), including without limitation in respect of any cash balances, any cash balances representing deposited checks or drafts for which only a provisional credit has been allowed or any cash held in any centralized cash management system, between any member of the CommScope Group, on the one hand, and any member of the NextLevel Systems Group, on the other hand, shall, as of the close of business on the NextLevel Systems Distribution Date, be settled, capitalized or converted into ordinary trade accounts, in each case as may be agreed in writing prior to the NextLevel Systems Distribution Date by duly authorized representatives of NextLevel Systems and CommScope.

    (d) OPERATIONS IN ORDINARY COURSE. Except as otherwise provided in this Agreement or any Ancillary Agreement, during the period from the date of this Agreement through the NextLevel Systems Distribution Date, each of GI, NextLevel Systems and CommScope shall, and shall cause any entity that is a Subsidiary of such party at any time during such period to, conduct its business in a manner substantially consistent with current and past operating practices and in the ordinary course, including without limitation with respect to the payment and administration of accounts payable and the collection and administration of accounts receivable, the purchase of capital assets and equipment and the management of inventories.

    SECTION 2.13. DIRECTOR, OFFICER AND EMPLOYEE RESIGNATIONS. Subject to the provisions of SECTIONS 2.03 and 2.08:

    (a) RESIGNATIONS BY DIRECTORS AND EMPLOYEES OF THE GS GROUP. GS shall cause all the directors and all employees of the GS Group to resign, effective as of the close of business on the NextLevel Systems Distribution Date, from all boards of directors or similar governing bodies of each member of the NextLevel Systems Group or the CommScope Group on which they serve, and from all positions as officers or employees of any member of the NextLevel Systems Group or the CommScope Group, except as otherwise set forth in the Registration Statements or mutually agreed to in writing on or prior to the NextLevel Systems Distribution Date by GI, on the one hand, and, as applicable, NextLevel Systems and/ or CommScope, on the other hand.

                                  F-16 (Annex)

    (b)  RESIGNATIONS BY DIRECTORS AND EMPLOYEES OF THE NEXTLEVEL SYSTEMS
GROUP. NextLevel Systems shall cause all the directors and all employees of the NextLevel Systems Group to resign, effective as of the close of business on the NextLevel Systems Distribution Date, from all boards of directors or similar governing bodies of each member of the GS Group or the CommScope Group on which they serve, and from all positions as officers or employees of any member of the GS Group or the CommScope Group, except as otherwise set forth in the Registration Statements or mutually agreed to in writing on or prior to the NextLevel Systems Distribution Date by NextLevel Systems, on the one hand, and, as applicable, CommScope and/or GI, on the other hand.

    (c)  RESIGNATIONS BY DIRECTORS AND EMPLOYEES OF THE COMMSCOPE
GROUP. CommScope shall cause all the directors and all employees of the CommScope Group to resign, effective as of the close of business on the NextLevel Systems Distribution Date, from all boards of directors or similar governing bodies of each member of the GS Group or the NextLevel Systems Group on which they serve, and from all positions as officers or employees of any member of the GS Group or the NextLevel Systems Group, except as otherwise set forth in the Registration Statements or mutually agreed to in writing on or prior to the NextLevel Systems Distribution Date by CommScope, on the one hand, and, as applicable, NextLevel Systems and/or GI, on the other hand.

    SECTION 2.14. TRANSFERS NOT EFFECTED PRIOR TO THE DISTRIBUTIONS; TRANSFERS DEEMED EFFECTIVE AS OF THE NEXTLEVEL SYSTEMS DISTRIBUTION DATE. To the extent that any transfers contemplated by this ARTICLE II shall not have been consummated on or prior to the NextLevel Systems Distribution Date, the parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have direct or indirect control to cooperate) to effect such transfers as promptly following the NextLevel Systems Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any assets or the assumption of any Liabilities which by their terms or operation of Law cannot be transferred or assumed; PROVIDED, HOWEVER, that the parties hereto shall cooperate (and shall cause each of their respective Affiliates and each member of their respective Groups over which they have direct or indirect control to cooperate) to seek to obtain any necessary consents or approvals for the transfer of all assets and Liabilities contemplated to be transferred pursuant to this ARTICLE II. If any such transfer of assets or Liabilities has not been consummated, from and after the NextLevel Systems Distribution Date the party retaining such asset or Liability (or, as applicable, such other member or members of such party's Group) shall hold such asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such asset or Liability been transferred or assumed as contemplated hereby. As and when any such asset or Liability becomes transferable or assumable, such transfer shall be effected forthwith. As of the NextLevel Systems Distribution Date, each party hereto (or, if applicable, such other members of such party's Group) shall be deemed to have acquired (or, as applicable, retained) complete and sole beneficial ownership over all the assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party (or any other member of such party's Group) is entitled to acquire or required to assume pursuant to the terms of this Agreement.

    SECTION 2.15. ANCILLARY AGREEMENTS. On or prior to the NextLevel Systems Distribution Date, each of GI, NextLevel Systems and CommScope shall enter into, and/or where applicable shall cause such other members of their respective Groups to enter into, (a) the Ancillary Agreements, and (b) any other agreements in respect of the Corporate Restructuring Transactions and the Distributions as are reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

                                  F-17 (Annex)

                                  ARTICLE III
                               THE DISTRIBUTIONS

    SECTION 3.01. GI ACTION PRIOR TO THE DISTRIBUTIONS. Prior to the Distributions, subject to the terms and conditions set forth herein, GI shall take, or cause to be taken, the following actions in connection with the Distributions.

    (a) MAILING OF PROXY STATEMENT. GI shall, as soon as practicable after the Registration Statements shall have been declared effective under the Securities Act and the Exchange Act, cause the Proxy Statement to be mailed to the GI stockholders.

    (b) NOTICE TO NYSE. GI shall, to the extent possible, give the NYSE not less than ten days advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.

    (c) GI NOTES. GI shall call for redemption, and redeem, all the outstanding GI Notes.

    (d) NLC AGREEMENT. GI and the Employees named in the NLC Agreement shall enter into the NLC Agreement.

    SECTION 3.02.  THE DISTRIBUTIONS.

    (a) DUTIES AND OBLIGATIONS OF GI. Subject to the conditions contained herein, on or prior to the NextLevel Systems Distribution Date, GI shall:

        (i) deliver to the Agent the share certificates representing the NextLevel Systems Common Shares, endorsed by GI in blank, for the benefit of the GI Holders; and

        (ii) instruct the Agent to distribute, as soon as practicable following consummation of the NextLevel Systems Distribution, to the GI Holders the following:

           (A) one share of NextLevel Systems Common Stock for every one share of GI Common Stock; and

            (B) cash, if applicable, in lieu of fractional shares obtained in the manner provided in SECTION 3.03.

    (b) DUTIES AND OBLIGATIONS OF NEXTLEVEL SYSTEMS. Subject to the conditions contained herein, on or prior to the CommScope Distribution Date, NextLevel Systems shall:

        (i) deliver to the Agent the share certificates representing the CommScope Common Shares, endorsed by NextLevel Systems in blank, for the benefit of the NextLevel Systems Holders; and

        (ii) instruct the Agent to distribute, as soon as practicable following consummation of the CommScope Distribution, to the NextLevel Systems Holders the following:

           (A) one share of CommScope Common Stock for every three shares of NextLevel Systems Common Stock; and

            (B) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 3.03.

    (c)  DUTIES AND RESPONSIBILITIES OF NEXTLEVEL SYSTEMS AND
COMMSCOPE. NextLevel Systems and CommScope shall provide, or cause to be provided, to the Agent sufficient certificates representing NextLevel Systems Common Stock and CommScope Common Stock, respectively, in such denominations as the Agent may request in order to effect the Distributions. All shares of NextLevel Systems Common Stock issued pursuant to the NextLevel Systems Distribution will be validly issued, fully paid and nonassessable and free of any preemptive (or similar) rights. All shares of CommScope Common Stock issued pursuant to the CommScope Distribution will be validly issued, fully paid and nonassessable and free of any preemptive (or similar) rights.

                                  F-18 (Annex)

    SECTION 3.03.  FRACTIONAL SHARES.

    (a) NO FRACTIONAL SHARES. Notwithstanding anything herein to the contrary, no fractional shares of NextLevel Systems Common Stock or CommScope Common Stock shall be issued in connection with the Distributions, and any such fractional share interests to which a stockholder would otherwise be entitled will not entitle such stockholder to vote or to any rights of a stockholder of NextLevel Systems or CommScope, as the case may be. In lieu of any such fractional shares, each stockholder who, but for the provisions of this Section, would be entitled to receive a fractional share interest of NextLevel Systems Common Stock or CommScope Common Stock pursuant to the Distributions shall be paid cash, without any interest thereon, as hereinafter provided. GI shall instruct the Agent to determine the number of whole shares and fractional shares of NextLevel Systems Common Stock and CommScope Common Stock allocable to each stockholder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of stockholders who otherwise would be entitled to receive fractional share interests and to distribute to each such stockholder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amount required for federal income tax withholding purposes and after deducting any applicable transfer taxes. All brokers' fees and commissions incurred in connection with such sales shall be paid by GI.

    (b) UNCLAIMED STOCK OR CASH. Any NextLevel Systems Common Stock, CommScope Common Stock or cash in lieu of fractional shares and dividends or distributions with respect to NextLevel Systems Common Stock or CommScope Common Stock that remain unclaimed by any stockholder 180 days after the NextLevel Systems Distribution Date or CommScope Distribution Date, as applicable, shall be returned to GS and any such stockholders shall look only to GS for the NextLevel Systems Common Stock, CommScope Common Stock, cash, if any, in lieu of fractional share interests and any such dividends or distributions to which they are entitled, subject in each case to applicable escheat or other abandoned property laws.

    (c) BENEFICIAL OWNERS. Solely for purposes of computing fractional share interests pursuant to SECTION 3.03(A), the beneficial owner of shares of GI Common Stock or NextLevel Systems Common Stock held of record in the name of a nominee will be treated as the holder of record of such shares.

                                   ARTICLE IV
                        CONDITIONS TO THE DISTRIBUTIONS

    SECTION 4.01. CONDITIONS PRECEDENT TO THE DISTRIBUTIONS. The obligation of GI to cause the Distributions to be consummated shall be subject, at the option of GI, to the fulfillment or (other than in the case of paragraph (j) below) waiver, of each of the following conditions.

    (a) DECLARATION OF DISTRIBUTIONS AND ESTABLISHMENT OF NEXTLEVEL SYSTEMS DISTRIBUTION DATE AND COMMSCOPE DISTRIBUTION DATE. The Board of Directors of GI shall have, in its sole discretion and subject to and in accordance with the applicable rules of the NYSE and provisions of the DGCL, declared the NextLevel Systems Distribution and established the Distribution Record Date for GI, the NextLevel Systems Distribution Date, the date on which NextLevel Systems Common Shares, and any cash in lieu of fractional shares shall be mailed to the GI Holders and all appropriate procedures in connection with the Distributions to the extent not provided for herein. The Board of Directors of NextLevel Systems shall have, in its sole discretion and subject to and in accordance with the applicable rules of the NYSE and provisions of the DGCL, declared the CommScope Distribution and established the Distribution Record Date for NextLevel Systems, the CommScope Distribution Date, the date on which CommScope Common Shares and any cash in lieu of fractional shares shall be mailed to the NextLevel Systems Holders and all appropriate procedures in connection with the Distributions to the extent not provided for herein.

    (b) TAX SHARING AGREEMENT. GS, NextLevel Systems and CommScope shall have executed and delivered the Tax Sharing Agreement and such agreement shall be in full force and effect.

                                  F-19 (Annex)

    (c) EMPLOYEE BENEFITS ALLOCATION AGREEMENT. GS, NextLevel Systems and CommScope shall have executed and delivered the Employee Benefits Agreement and such agreement shall be in full force and effect.

    (d) TRANSITION SERVICES AGREEMENTS. GS, NextLevel Systems and CommScope shall have executed and delivered one or more Transition Services Agreements and such agreements shall be in full force and effect.

    (e) INSURANCE AGREEMENT. GS, NextLevel Systems and CommScope shall have executed and deliv-ered the Insurance Agreement and such agreement shall be in full force and effect.

    (f) TRADEMARK LICENSE AGREEMENT. GS, NextLevel Systems and CommScope shall have executed and delivered the Trademark License Agreement and such agreement shall be in full force and effect.

    (g) DEBT AND CASH ALLOCATION AGREEMENT. GS, NextLevel Systems and CommScope shall have executed and delivered the Debt and Cash Allocation Agreement and such agreement shall be in full force and effect.

    (h) EFFECTIVE DATE OF REGISTRATION STATEMENTS. The Registration Statements shall have been declared effective by order of the Commission and no stop order shall have been entered, and no proceeding for that purpose shall have been initiated or threatened by the Commission with respect thereto.

    (i) NYSE LISTING. The NextLevel Systems Common Shares and the CommScope Common Shares shall have been approved for listing on the NYSE, subject to official notice of issuance and the common stock of GS shall have been approved for listing on the NYSE, subject to the consummation of the Distributions.

    (j) TAX RULING. GI shall have received rulings from the Internal Revenue Service reasonably acceptable to GI, which rulings shall be in full force and effect as of the NextLevel Systems Distribution Date, to the effect that:

        (i) The NextLevel Systems Distribution as contemplated hereunder will be tax-free for federal income tax purposes to GI and to the stockholders of GI;

        (ii) The CommScope Distribution as contemplated hereunder will be tax-free for federal income tax purposes to NextLevel Systems and to the stockholders of NextLevel Systems;

        (iii) The aggregate basis of the GS Common Stock and the NextLevel Systems Common Stock in the hands of the GI Holders immediately after the NextLevel Systems Distribution will be the same as the aggregate basis of the GI Common Stock held immediately before the NextLevel Systems Distribution allocated in proportion to the fair market value of each;

        (iv) The aggregate basis of the NextLevel Systems Common Stock and the CommScope Common Stock in the hands of the NextLevel Systems Holders immediately after the CommScope Distribution will be the same as the aggregate basis of the NextLevel Systems Common Stock held immediately before the CommScope Distribution, allocated in proportion to the fair market value of each; and

        (v) The holding period of the NextLevel Systems Common Stock and the CommScope Common Stock received by the GI Holders and NextLevel Systems Holders, will include the holding period of the GI Common Stock and the NextLevel Systems Common Stock with respect to which the Distributions will be made; PROVIDED, HOWEVER, that such GI Holder held the GI Common Stock as a capital asset on the NextLevel Systems Distribution Date and the NextLevel Systems Holder held the NextLevel Systems Common Stock as a capital asset on the CommScope Distribution Date.

                                  F-20 (Annex)

    (k) PRE-DISTRIBUTION TRANSACTIONS. Each of the transactions and other matters contemplated by ARTICLE II and SECTION 3.01 (including without limitation each of the distributions, transfers, conveyances, contributions, assignments or other transactions included in, or otherwise necessary to consummate, the Corporate Restructuring Transactions) shall have been fully effected, consummated and accomplished.

    (l) COVENANTS. The covenants contained in ARTICLE V of this Agreement that are required to be performed on or before the NextLevel Systems Distribution Date shall have been fully performed.

    (m) NO PROHIBITIONS. Consummation of the transactions contemplated hereby shall not be prohibited by Law and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Distributions or any transaction contemplated by this Agreement, it being understood that the parties hereto hereby agree to use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted as promptly as possible.

    (n) CONSENTS. GI, NextLevel Systems and CommScope and the other members of their respective Groups shall have obtained all Consents, the failure of which to obtain would, in the determination of the Board of Directors of GI, have a material adverse effect on the GS Group, the NextLevel Systems Group or the CommScope Group, each taken as a whole, and such Consents shall be in full force and effect.

    (o) STOCKHOLDER APPROVAL. The Distributions shall have been approved by the requisite vote of the holders of the outstanding GI Common Stock in accordance with the DGCL and the provisions of GI's Certificate of Incorporation.

    (p) SOLVENCY OPINION. Marshall & Stevens Incorporated, or another independent appraisal firm acceptable to GI, shall have delivered, immediately prior to the declaration of the Distributions, its opinion to the Board of Directors of GI confirming the solvency of GI before consummation of the Distributions and of each of GS, NextLevel Systems and CommScope after consummation of the Distributions, and such opinion shall not have been withdrawn or rescinded.

    SECTION 4.02. NO CONSTRAINT. Notwithstanding the provisions of SECTION 4.01, the fulfillment or waiver of any or all of the conditions precedent to the Distributions set forth therein shall not:

        (a) create any obligation on the part of GI or any other party hereto to effect the Distributions;

        (b) in any way limit GI's right and power under SECTION 8.11 to terminate this Agreement and the process leading to the Distributions and to abandon the Distributions; or

        (c) alter the consequences of any such termination under SECTION 8.11 from those specified in such Section.

    SECTION 4.03. DEFERRAL OF THE NEXTLEVEL SYSTEMS AND COMMSCOPE DISTRIBUTION DATES.

    (a) If the NextLevel Systems Distribution Date shall have been established by the Board of Directors of GI but all the conditions precedent to the NextLevel Systems Distribution set forth in this Agreement have not theretofore been fulfilled or waived, or GI does not reasonably anticipate that they will be fulfilled or waived, on or prior to the date established as the NextLevel Systems Distribution Date, GI may, by resolution of its Board of Directors (or a committee thereof, so authorized), defer the NextLevel Systems Distribution Date to a later date.

    (b) If the Board of Directors of NextLevel Systems shall have deferred the NextLevel Systems Distribution Date pursuant to SECTION 4.03(A) above, then NextLevel Systems shall, by resolution of its Board of Directors, defer the CommScope Distribution Date to such later date as shall be determined by GI.

    SECTION 4.04. PUBLIC NOTICE OF THE DEFERRED NEXTLEVEL SYSTEMS AND COMMSCOPE DISTRIBUTION DATES.

    (a) If the Board of Directors (or a committee thereof, so authorized) of GI shall defer the NextLevel Systems Distribution Date in accordance with SECTION 4.03(A) and public announcement of the prior

                                  F-21 (Annex)

NextLevel Systems Distribution Date has theretofore been made, GI shall promptly thereafter issue a public announcement with respect to such deferment and shall take such other actions as may be deemed necessary or desirable with respect to the dissemination of such information.

    (b) If the Board of Directors (or a committee thereof, so authorized) of NextLevel Systems shall defer the CommScope Distribution Date in accordance with
SECTION 4.03(B) and public announcement of the prior CommScope Distribution Date has theretofore been made, GI shall promptly thereafter issue a public announcement with respect to such deferment and shall take such other actions as may be deemed necessary or desirable with respect to the dissemination of such information.

                                   ARTICLE V
                                   COVENANTS

    SECTION 5.01. FURTHER ASSURANCES. Each of GI, NextLevel Systems and CommScope shall use all reasonable efforts to:

        (a) take or cause to be taken all actions, and to do or cause to be done all things reasonably necessary, proper or advisable under applicable Law and agreements or otherwise to consummate and make effective the transactions contemplated hereby, including without limitation using commercially reasonable efforts to obtain any Consents from, enter into any amendatory agreements with and make any applications, registrations or filings with, any third Person or any Governmental Authority necessary or desirable in order to consummate the transactions contemplated hereby or to carry out the purposes of this Agreement; and

        (b) execute and deliver such further instruments and documents and take such other actions as the other party may reasonably request in order to consummate the transactions contemplated hereby and effectuate the purposes of this Agreement.

    SECTION 5.02. GENERAL INSTRUMENT NAME AND AFFILIATIONS.

    (a) As of the NextLevel Systems Distribution Date, the GS Group shall transfer and assign to NextLevel Systems all right, title and interest in and to the GI Trademarks. NextLevel Systems shall grant to each of GS and CommScope a transition license pursuant to the Trademark License Agreement, to use the GI Trademarks for the limited uses described therein for a transitional period after the NextLevel Systems Distribution Date. As of the close of business on the NextLevel Systems Distribution Date, GI shall change its corporate name to "General Semiconductor, Inc."

    (b) After the NextLevel Systems Distribution Date, no party hereto shall represent or permit to be represented to any third Person that it or any member of its Group has a business affiliation with any other party hereto or any member of such other party's Group, except as expressly permitted by any of the Ancillary Agreements.

    SECTION 5.03. ASSUMPTION AND SATISFACTION OF LIABILITIES. Except as otherwise specifically set forth in any Ancillary Agreement, from and after the NextLevel Systems Distribution Date:

        (a) GS shall, and shall cause each of the other members of the GS Group over which it has direct or indirect control to, assume, pay, perform and discharge all GS Liabilities (including, without limitation, all Liabilities with respect to the QTC Plan) in accordance with their terms, when determinable, and otherwise as determined in accordance with the practice of the parties prior to the Distributions;

        (b) NextLevel Systems shall, and shall cause each of the other members of the NextLevel Systems Group over which it has direct or indirect control to, assume, pay, perform and discharge all NextLevel Systems Liabilities in accordance with their terms, when determinable, and otherwise as determined in accordance with the practice of the parties prior to the Distributions; and

                                  F-22 (Annex)

        (c) CommScope shall, and shall cause each of the other members of the CommScope Group over which it has direct or indirect control to, assume, pay, perform and discharge all CommScope Liabilities in accordance with their terms, when determinable, and otherwise as determined in accordance with the practice of the parties prior to the Distributions.

    SECTION 5.04. NO REPRESENTATIONS OR WARRANTIES; CONSENTS.

    (a) GENERAL. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement (including the Ancillary Agreements) or otherwise, making any representation or warranty whatsoever, including without limitation, any representation or warranty:

        (i) as to the value or freedom from encumbrance of, or any other matter concerning, any assets of such party; or

        (ii) as to the legal sufficiency to convey title to any asset as of the execution, delivery and filing of this Agreement or any Ancillary Agreement, including without limitation any Conveyancing and Assumption Instrument.

Each of the parties hereto confirms that it is not relying on any representation or warranty made by any other party hereto or any other Person in connection with entering into this Agreement.

    (b) DISCLAIMER OF MERCHANTABILITY OR FITNESS OF ASSETS. Each party hereto further understands and agrees that there are no warranties, express or implied, as to the merchantability or fitness of any of the assets either transferred to or retained by the GS Group, the NextLevel Systems Group or the CommScope Group, as the case may be, pursuant to Corporate Restructuring Transactions and the other terms and provisions of this Agreement, any Conveyancing and Assumption Instrument or any Ancillary Agreement, and all such assets which are so transferred will be transferred on an "AS IS, WHERE IS" basis, and the party to which any such assets are transferred hereunder, or which retains assets hereunder, shall bear the economic and legal risk that any conveyances of such assets shall prove to be insufficient or that the title of such party or any other member of its respective Group to any such assets shall be other than good and marketable and free from encumbrances.

    (c) ACKNOWLEDGMENT OF DISCLOSURE AND WAIVER. Each of NextLevel Systems and CommScope acknowledges, for itself and on behalf of each other member of its respective Group, that:

        (i) GI has disclosed, and NextLevel Systems and CommScope have knowledge of, all matters pertaining to the assets and properties to be conveyed to NextLevel Systems, CommScope or any member of their respective Group pursuant to the Corporate Restructuring Transactions or otherwise pursuant to the other terms of this Agreement to the same extent that GI has knowledge of such matters; and

        (ii) such knowledge constitutes notice and disclosure of such matters.

Each of NextLevel Systems and CommScope waives, to the fullest extent permitted by Law, for itself and for each other member of its respective Group, any and all claims or causes of action which any of them may have arising out of such matters or the failure of any Conveyancing and Assumption Instrument to describe or refer to, or provide notice of, any such matters.

    (d) NO REPRESENTATIONS OR WARRANTIES REGARDING CONSENTS. Each of the parties hereto understands and agrees that no party hereto is, in this Agreement or any Ancillary Agreement or in any other agreement or document contemplated by this Agreement or any Ancillary Agreement or otherwise, representing or warranting in any way that the obtaining of any Consents, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable Law. Each of the parties hereto further agrees and understands that the party to which any assets are transferred as contemplated by the Corporate Restructuring Transactions or the other provisions of this Agreement shall bear the economic and legal risk that any necessary Consents are not obtained, that any necessary

                                  F-23 (Annex)
amendatory agreements are not executed and delivered or that any requirements of Laws are not complied with.

    (e) COVENANT TO USE REASONABLE EFFORTS TO OBTAIN CONSENTS. Notwithstanding the provisions of SECTION 5.04(D), each of the parties hereto shall (and shall cause each other member of its respective Group over which it has direct or indirect control to) use commercially reasonable efforts to obtain all Consents, to enter into all amendatory agreements and to make all filings and applications which may be reasonably required for the consummation of the transactions contemplated by this Agreement and shall take all such further reasonable actions as shall be reasonably necessary to preserve for each of the GS Group, the NextLevel Systems Group and the CommScope Group, to the greatest extent feasible, the economic and operational benefits of the allocation of assets and Liabilities contemplated by this Agreement. In case at any time after the NextLevel Systems Distribution Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

    SECTION 5.05. REMOVAL OF CERTAIN GUARANTEES.

    (a) REMOVAL OF GI AND GS GROUP AS GUARANTOR OF NEXTLEVEL SYSTEMS AND COMMSCOPE LIABILITIES. Except as otherwise contemplated in the Corporate Restructuring Transactions or otherwise specified in any Ancillary Agreement or
SCHEDULE 5.05 hereto, each of GI, NextLevel Systems and CommScope shall use its commercially reasonable efforts to have, on or prior to the NextLevel Systems Distribution Date, or as soon as practicable thereafter, GI and any other member of the GS Group removed as a guarantor of, or obligor under or for, any NextLevel Systems Liability or CommScope Liability.

    (b) REMOVAL OF NEXTLEVEL SYSTEMS GROUP AS GUARANTOR OF GS AND COMMSCOPE LIABILITIES. Except as otherwise contemplated in the Corporate Restructuring Transactions or otherwise specified in any Ancillary Agreement or SCHEDULE 5.05 hereto, each of GI, NextLevel Systems and CommScope shall use its commercially reasonable efforts to have, on or prior to the NextLevel Systems Distribution Date, or as soon as practicable thereafter, NextLevel Systems and any other member of the NextLevel Systems Group removed as a guarantor of, or obligor under or for, any GS Liability or CommScope Liability.

    (c) REMOVAL OF COMMSCOPE GROUP AS GUARANTOR OF GS AND NEXTLEVEL SYSTEMS LIABILITIES. Except as otherwise contemplated in the Corporate Restructuring Transactions or otherwise specified in any Ancillary Agreement or SCHEDULE 5.05 hereto, each of GI, NextLevel Systems and CommScope shall use their commercially reasonable efforts to have, on or prior to the NextLevel Systems Distribution Date, or as soon as practicable thereafter, CommScope and any other member of the CommScope Group removed as a guarantor of, or obligor under or for, any GS Liability or NextLevel Systems Liability.

    (d) INDEMNIFICATION RELATING TO GUARANTEES. If (a) GI, NextLevel Systems or CommScope, as the case may be, is unable to be removed as a guarantor or obligor as set forth in Section 5.05(A), 5.05(B) or 5.05(C), or (b) Liabilities arise from and after the NextLevel Systems Distribution Date but before a guarantor or obligor with reference to any such Liability is removed pursuant to
SECTION 5.05(A), 5.05(B) or 5.05(C), then such guarantor or obligor shall be indemnified for all Liabilities incurred by it in its capacity as guarantor or obligor by (i) GS with respect to any GS Liabilities, (ii) NextLevel Systems with respect to any NextLevel Systems Liabilities, and (iii) CommScope with respect to any CommScope Liabilities.

    SECTION 5.06. PUBLIC ANNOUNCEMENTS. Each party hereto shall consult with each other before issuing any press release or otherwise issuing any other similar written public statement with respect to this Agreement or the Distributions and shall not issue any such press release or make any such public statement without the prior consent of each other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of any other party, issue such press release or other similar written public statement as may be required by law or any listing agreement with a national securities exchange to which any party hereto (or any member of such party's Group) is a party if it has used all reasonable efforts to consult with such other party and to obtain such party's consent but has been unable to do so in a timely manner.

                                  F-24 (Annex)

    SECTION 5.07. INTERCOMPANY AGREEMENTS. Effective as of the consummation of the NextLevel Systems Distribution, each of NextLevel Systems, CommScope and GS shall (and shall cause each other member of its respective Group over which it has direct or indirect control) to terminate each and every agreement between it and any member of any of the other Groups other than this Agreement, any of the Ancillary Agreements and any of the agreements referred to in SECTION 2.05(F); PROVIDED, HOWEVER, that such termination shall not have any effect whatsoever on any of its rights and/or obligations that accrued or were incurred prior to the NextLevel Systems Distribution Date (subject to the terms of SECTION 2.12).

    SECTION 5.08. TAX MATTERS. Each of GI, NextLevel Systems and CommScope intends the Distributions to be treated as tax-free distributions under Section 355 of the Code and each such party shall use its reasonable best efforts to cause the Distributions to so qualify. Each of the parties hereto further understands and agrees that the rights, obligations and responsibilities of the parties hereto with respect to tax matters will be governed by the Tax Sharing Agreement to the extent therein provided.

    SECTION 5.09. NONDISCLOSURE AGREEMENTS.

    (a) Each of NextLevel Systems and CommScope agrees to be bound by and subject to the terms and provisions of each of the Nondisclosure Agreements for the same period of time and to the same extent as GI and GI Delaware.

    (b) GI shall not, and shall cause GI Delaware not to, amend, supplement, terminate or waive any provisions of the Nondisclosure Agreements (i) that relate to the CommScope Business without the prior written consent of CommScope, or (ii) that relate to the NextLevel Systems Business without the prior written consent of NextLevel Systems.

    SECTION 5.10. CERTAIN LEGAL PROCEEDINGS.

    (a) Effective as of the NextLevel Systems Distribution Date, NextLevel Systems shall assume, on behalf of GI, complete control of the defense of, and shall assume (either directly or through an indemnification arrangement) any and all liabilities in connection with, each of the Securities Litigation and the BKP Litigation and such other legal proceedings as are set forth in SCHEDULE 5.10.

    (b) Effective as of the NextLevel Systems Distribution Date, (i) NextLevel Systems shall assume complete control of the defense of, and any and all liabilities in connection with, the DSC Litigation and (ii) GI will assign to NextLevel Systems all of its rights and obligations under the Indemnification Agreements (or, if such assignment cannot be effected, NextLevel Systems shall indemnify GI in respect of its obligations thereunder).

    (c) On or prior to the NextLevel Systems Distribution Date, each of NextLevel Systems and CommScope shall enter into agreements with each current or former director of GI who is named as a party to the Securities Litigation to the effect that (i) NextLevel Systems shall satisfy any indemnity obligations of GS to such persons if, and to the extent that, GS fails to do so and (ii) CommScope shall satisfy any indemnity obligations of GS to such person if, and to the extent that, both GS and NextLevel Systems fail to do so. This provision is not intended to enlarge the rights of any of such persons under their existing indemnification arrangements with GI.

                                   ARTICLE VI
                     ACCESS TO INFORMATION; CONFIDENTIALITY

    SECTION 6.01. PROVISION, TRANSFER AND DELIVERY OF APPLICABLE CORPORATE RECORDS.

    Except as otherwise provided in any Ancillary Agreement:

    (a) PROVISION, TRANSFER AND DELIVERY OF NEXTLEVEL SYSTEMS RECORDS. Each of GS and CommScope shall (and shall cause each other member of its respective Group over which it has direct or indirect control to) arrange as soon as practicable following the NextLevel Systems Distribution Date for the transportation (at NextLevel Systems' cost) to NextLevel Systems of the Books and Records in its

                                  F-25 (Annex)
possession that relate primarily to the NextLevel Systems Business or are necessary to operate the NextLevel Systems Business (collectively, the "NEXTLEVEL SYSTEMS RECORDS"), except to the extent such items are already in the possession of any member of the NextLevel Systems Group. The NextLevel Systems Records shall be the property of NextLevel Systems, but shall be available to each of GS and CommScope for review and duplication, at its cost, pursuant to the terms of this Agreement.

    (b) PROVISION, TRANSFER AND DELIVERY OF COMMSCOPE RECORDS. Each of GS and NextLevel Systems shall (and shall cause each other member of its respective Group over which it has direct or indirect control to) arrange as soon as practicable following the NextLevel Systems Distribution Date for the transportation (at CommScope's cost) to CommScope of the Books and Records in its possession that relate primarily to the CommScope Business or are necessary to operate the CommScope Business (collectively, the "COMMSCOPE RECORDS"), except to the extent such items are already in the possession of any member of the CommScope Group. The CommScope Records shall be the property of CommScope, but shall be available to each of GS and NextLevel Systems for review and duplication, at its cost, pursuant to the terms of this Agreement.

    (c) PROVISION, TRANSFER AND DELIVERY OF GS RECORDS. Each of NextLevel Systems and CommScope shall (and shall cause each other member of its respective Group over which it has direct or indirect control to) arrange as soon as practicable following the NextLevel Systems Distribution Date for the transportation (at GS's cost) to GS of the Books and Records in its possession that relate primarily to the GS Business or are necessary to operate the GS Business (collectively, the "GS RECORDS"), except to the extent such items are already in the possession of any member of the GS Group. The GS Records shall be the property of GS, but shall be available to each of NextLevel Systems and CommScope for review and duplication, at its cost, pursuant to the terms of this Agreement.

    SECTION 6.02. ACCESS TO INFORMATION.

    (a) ACCESS TO BOOKS AND RECORDS. Unless otherwise contemplated by SECTION 6.06, from and after the NextLevel Systems Distribution Date, each of GS, NextLevel Systems and CommScope shall (and shall cause each of the other members of its respective Group over which it has direct or indirect control to) afford to each other party and its authorized accountants, counsel and other designated representatives reasonable access and duplicating rights (all such duplicating costs to be borne by the requesting party) during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, Books and Records and other data and information of such party and each other member of such party's Group relating to operations prior to the Distributions insofar as such access is reasonably required by the other requesting party for the conduct of the requesting party's business (but not for competitive purposes).

    (b) PROVISION OF POST-DISTRIBUTION COMMISSION FILINGS. For a period of two years following the NextLevel Systems Distribution Date, each of GS, NextLevel Systems and CommScope shall (and shall cause each of the other members of its respective Group over which it has direct or indirect control to) provide to the others, promptly following such time at which such documents are filed with the Commission, all documents (other than documents or portions thereof for which confidential treatment has been granted or a request for confidential treatment is pending) filed by it and by each other member of such party's Group with the Commission pursuant to the Securities Act or the periodic and interim reporting requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

    SECTION 6.03. REIMBURSEMENT; OTHER MATTERS. Except to the extent otherwise contemplated hereby or by any Ancillary Agreement, a party providing Books and Records or access to information to any other party (or such party's representatives) under this ARTICLE VI shall be entitled to receive from such other party, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Books and Records or access to information.

                                  F-26 (Annex)

    SECTION 6.04. CONFIDENTIALITY.

    (a) GENERAL RESTRICTION ON DISCLOSURE. Each of GS, NextLevel Systems and CommScope shall hold and shall cause each other member of its respective Group over which it has direct or indirect control to hold, and shall cause the consultants, advisors and other representatives of its and any other member of its respective Group over which it has direct or indirect control to hold, in strict confidence, all information concerning each other party hereto and the other members of such other party's Group in its possession, custody or control to the extent such information either:

        (i) relates to the period up to the NextLevel Systems Distribution Date;

        (ii) relates to any Ancillary Agreement; or

       (iii) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement,

and each party hereto shall not (and shall cause each other member of its respective Group over which it has direct or indirect control not to) otherwise release or disclose such information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, without the prior written consent of the other affected party or parties, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by Law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure.

    (b) EXCEPTIONS TO CONFIDENTIAL TREATMENT. Anything herein to the contrary notwithstanding, no party hereto shall be prohibited from using or permitting the use of, or required to hold in confidence, any information to the extent that (i) such information has been or is in the public domain through no fault of such party, (ii) such information was used or held for use in such party's business prior to the NextLevel Systems Distribution Date, (iii) such information is, after the NextLevel Systems Distribution Date, lawfully acquired from other sources by such party, (iv) this Agreement, any Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information by such party, or (v) such information is necessary for such party to investigate, evaluate, defend or prosecute any claim or Action involving any other party to this Agreement.

    SECTION 6.05. WITNESS SERVICES. At all times from and after the NextLevel Systems Distribution Date, each of GS, NextLevel Systems and CommScope shall use its reasonable efforts to make available to each other party hereto, upon reasonable written request, the officers, directors, employees and agents of each member of its respective Group for fact finding, consultation or interviews and as witnesses to the extent that:

        (a) such Persons may reasonably be required in connection with the prosecution or defense of any Action or the investigation of any claim which involves the interests of the requesting party or any member of its respective Group; and

        (b) there is no conflict in the Action between the requesting party or any member of its respective Group and the party to which a request is made pursuant to this Section or any member of such party's Group.

    Except as otherwise agreed by the parties, a party providing witness services to any other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (but not salary expenses) and direct and indirect costs of employees who participate in fact finding, consultation or interviews or are witnesses, as are actually and reasonably incurred in providing such fact finding, consulting, interviews or witness services by the party providing such services.

    SECTION 6.06. RETENTION OF RECORDS. Except when a longer period is required by Law or is specifically provided for herein or in any Ancillary Agreement, each party hereto shall cause the members of its Group over which it has direct or indirect control, to retain, for a period of at least seven years following the NextLevel Systems Distribution Date, all material information (including without limitation

                                  F-27 (Annex)
all material Books and Records) relating to such Group and its operations prior to the NextLevel Systems Distribution Date. Notwithstanding the foregoing, any party hereto may offer in writing to deliver to the other parties all or a portion of such information as it relates to members of the offering party's Group and, if such offer is accepted in writing within 90 days after receipt thereof, the offering party shall promptly arrange for the delivery of such information (or copies thereof) to each accepting party (at the expense of such accepting party). If such offer is not so accepted, the offered information may be destroyed or otherwise disposed of by the offering party at any time thereafter.

    SECTION 6.07. PRIVILEGED MATTERS.

    (a) PRIVILEGED INFORMATION. Each of the parties hereto shall, and shall cause the members of its Group over which it has direct or indirect control to, use its reasonable efforts to maintain, preserve, protect and assert all privileges including without limitation all privileges arising under or relating to the attorney-client relationship (including, but not limited to, the attorney-client and attorney work product privileges) that relate directly or indirectly to the business of any member of any other Group for any period prior to the NextLevel Systems Distribution Date ("PRIVILEGE" or "PRIVILEGES"). GS shall be entitled in perpetuity to require the assertion or to decide whether to consent to the waiver of any and all Privileges which relate to the GS Business or to GS Liabilities, NextLevel Systems shall be entitled in perpetuity to require the assertion or to decide whether to consent to the waiver of all Privileges which relate to the NextLevel Systems Business or to NextLevel Systems Liabilities and CommScope shall be entitled in perpetuity to require the assertion or to decide whether to consent to the waiver of all Privileges which relate to the CommScope Business or to CommScope Liabilities. Each of the parties hereto shall use the same degree of care as it would use with respect to itself so as not to waive, or permit any member of its Group over which it has direct or indirect control to waive, any such Privilege that could be asserted under applicable Law without the prior written consent of the other party or parties having the right to assert or waive such Privilege pursuant to this Section.

    (b) COMPELLED DISCLOSURE. To the extent that a party hereto is compelled by judicial or administrative process to disclose any information under circumstances in which any Privilege would be available ("PRIVILEGED INFORMATION"), such party agrees to assert such Privilege in good faith prior to making such disclosure. Each of the parties shall consult with each relevant other party upon receipt by a party or any member of its Group of any subpoena, discovery or other request that calls for production or disclosure of Privileged Information, or if a party or any member of its Group obtains knowledge that any current or former employee of such party or any member of its Group has received any subpoena, discovery or other request which calls for the production or disclosure of Privileged Information, including without limitation regarding whether any Privilege is available. Each party shall cooperate with each such other relevant party and its counsel participating in any hearing or other proceeding in respect of such disclosure and assertion of Privilege. Nothing in this Section requires any party to subject itself to sanctions in connection with any compelled disclosure. Notwithstanding the foregoing, each party will be permitted to disclose Privileged Information in any proceeding in which such party is in an adversarial position to any other party to this Agreement.

    (c) NO WAIVER. The parties hereto understand and agree that the transfer of any Books and Records or other information between any members of the GI Group, the NextLevel Systems Group, or the CommScope Group shall be made in reliance on the agreements of GI, NextLevel Systems and CommScope, as set forth in SECTION 6.04 and this Section, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable Privileges. The Books and Records being transferred pursuant to SECTION 6.01, the access to information being granted pursuant to SECTION 6.02, the agreement to provide witnesses and individuals pursuant to SECTION 6.05 and the transfer of Privileged Information to either party pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Section or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to each party in, or the obligations imposed upon each party by, this Section.

                                  F-28 (Annex)

                                  ARTICLE VII
                                INDEMNIFICATION

    SECTION 7.01. INDEMNIFICATION BY GS. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, GS shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the NextLevel Systems Indemnitees and the CommScope Indemnitees from and against any and all Indemnifiable Losses of the NextLevel Systems Indemnitees and the CommScope Indemnitees, respectively, arising out of, by reason of or otherwise in connection with either (a) the GS Liabilities, or (b) the breach by GS of any provision of this Agreement or any Ancillary Agreement.

    SECTION 7.02. INDEMNIFICATION BY NEXTLEVEL SYSTEMS. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, NextLevel Systems shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the GS Indemnitees and the CommScope Indemnitees from and against any and all Indemnifiable Losses of the GS Indemnitees and the CommScope Indemnitees, respectively, arising out of, by reason of or otherwise in connection with either (a) the NextLevel Systems Liabilities, or (b) the breach by NextLevel Systems of any provision of this Agreement or any Ancillary Agreement.

    SECTION 7.03. INDEMNIFICATION BY COMMSCOPE. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, CommScope shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the GS Indemnitees and the NextLevel Systems Indemnitees from and against any and all Indemnifiable Losses of the GS Indemnitees and the NextLevel Systems Indemnitees, respectively, arising out of, by reason of or otherwise in connection with either (a) the CommScope Liabilities, or (b) the breach by CommScope of any provision of this Agreement or any Ancillary Agreement.

    SECTION 7.04. LIMITATIONS ON INDEMNIFICATION OBLIGATIONS.

    (a) REDUCTIONS FOR INSURANCE PROCEEDS AND OTHER RECOVERIES. The amount that any party (an "INDEMNIFYING PARTY") is or may be required to pay to any other Person (an "INDEMNITEE") pursuant to SECTION 7.01, 7.02 or 7.03, as applicable, shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for such insurance or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such Insurance Proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

                                  F-29 (Annex)

    (b) FOREIGN CURRENCY ADJUSTMENTS. In the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement shall be denominated in a currency other than U.S. Dollars, the amount of such payment shall be translated into U.S. Dollars using the foreign exchange rate for such currency determined in accordance with the following rules:

        (i) with respect to any Indemnifiable Losses arising from the payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the foreign exchange rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

        (ii) with respect to any Indemnifiable Losses covered by insurance, the foreign exchange rate for such currency shall be the foreign exchange rate employed by the insurance company providing such insurance in settling such Indemnifiable Losses with the Indemnifying Party; and

       (iii) with respect to any Indemnifiable Losses not covered by either clause (i) or (ii) above, the foreign exchange rate for such currency shall be determined as of the date that notice of the claim with respect to such Indemnifiable Losses shall be given to the Indemnitee.

    SECTION 7.05. PROCEDURES FOR INDEMNIFICATION. Except as otherwise specifically provided in any Ancillary Agreement:

    (a) NOTICE OF THIRD PARTY CLAIMS. If a claim or demand is made against an Indemnitee by any Person who is not a member of the GS Group, NextLevel Systems Group or CommScope Group (a "THIRD PARTY CLAIM") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within fifteen business days or such shorter time as is required and feasible under the circumstances) after receipt by such Indemnitee of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the Indemnitee's right to indemnification hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

    (b) NOTICE OF EXISTING THIRD PARTY CLAIMS. In addition to the notification requests of SECTION 7.05(A), Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, on or prior to the NextLevel Systems Distribution Date, concerning all existing Third Party Claims that relate in any way to the business of such Indemnifying Party prior to the NextLevel Systems Distribution Date where such Indemnifying Party could be named a party thereto; or where there is a reasonable likelihood that based on the outcome of such Third Party Claim the reputation of the Indemnifying Party could be adversely affected, or such Indemnifying Party's ability to conduct its business or to take certain actions with respect thereto could be impaired as a result of any injunctive relief sought, or such Indemnifying Party shall be liable for the payment of monetary damages.

    (c) LEGAL DEFENSE OF THIRD PARTY CLAIMS. If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be

                                  F-30 (Annex)
liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense of the Third Party Claim (other than any period attributable to the Indemnitee's failure to give prompt notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof.

    (d) THIRD PARTY CLAIMS IN RESPECT OF MULTIPLE INDEMNIFYING PARTIES. If a Third Party Claim which affects more than one party to this Agreement or any Ancillary Agreement is made against an Indemnitee, such Indemnitee shall notify the Indemnifying Parties in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within fifteen business days) after receipt by such Indemnitee of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent an Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Parties, promptly (and in any event within ten business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

    Each Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim subject to the following provisions of this paragraph. Without limiting the terms of SECTION 7.01, 7.02 or 7.03, the Indemnitee and Indemnifying Parties shall use commercially reasonable efforts to agree as soon as reasonably practicable upon a party (the "MANAGING PARTY") which shall have management and administrative responsibility in respect of the Third Party Claim against the Indemnitee. Such management and administrative responsibility shall entail the defense of such Third Party Claim, negotiation with claimants and potential claimants (subject to the limitations in the following paragraph) and other reasonably related activities. If the Indemnifying Parties acknowledge in writing their respective obligations to indemnify the Indemnitee for the Third Party Claim to the extent contemplated by this Agreement, and an Indemnifying Party is selected as the Managing Party, such Indemnifying Party may assume the defense thereof with counsel selected by such Indemnifying Party; PROVIDED that such counsel is not reasonably objected to by the Indemnitee or any other Indemnifying Party. If there is a Managing Party and such party conducts the defense of the Third Party Claim, the legal or other expenses in respect of such Third Party Claim incurred by or on behalf of any Person other than such Managing Party shall not be Indemnifiable Losses for purposes of this Agreement; PROVIDED, HOWEVER, the Indemnifying Parties shall be liable for reasonable fees and expenses of counsel employed by the Indemnitee for any period during which an Indemnifying Party, in its capacity as Managing Party, has failed to assume the defense thereof (other than any period attributable to the Indemnitee's failure to give prompt notice of such Third Party Claim as provided above), but only to the extent contemplated by the final paragraph of this Section. If there is a Managing Party and such party conducts the defense of the Third Party Claim, the Managing Party shall control the defense of such Third Party Claim, although the Indemnitee (if not the Managing Party) shall have the right to participate in such defense and to employ counsel, at its own expense, separate from the counsel employed by the Managing Party. All of the Indemnitees and each Indemnifying Party shall cooperate with any Managing Party and each other in the defense or prosecution of such Third Party Claim.

    Legal and other expenses incurred in connection with each such Third Party Claim which are Indemnifiable Losses shall be shared ratably by the Indemnifying Parties.

    (e) Notwithstanding SECTIONS 7.05(C) and 7.05(D):

        (i) the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable to the Indemnitee for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any

                                  F-31 (Annex)
    related claim for money damages and is materially prejudicial to the Indemnitee's business; PROVIDED, HOWEVER, that if such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

        (ii) an Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if, in the Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists, in respect of such Third Party Claim; and

       (iii) if at any time after assuming the defense of a Third Party Claim an Indemnifying Party shall fail to prosecute or withdraw from the defense of such Third Party Claim, the Indemnitee shall be entitled to resume the defense thereof and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in such defense.

    (f) SETTLEMENT OF THIRD PARTY CLAIMS. Except as otherwise provided below in this Section, or as otherwise specifically provided in any Ancillary Agreement, unless and until the Indemnifying Party has failed to assume the defense of any Third Party Claim a reasonable time after having been given the opportunity to do so, then:

        (i) in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent; PROVIDED, HOWEVER, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party; and

        (ii) the Indemnitee shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend, PROVIDED that (A) the Indemnifying Party pays, or furnishes reasonable assurance that it will pay, the full amount of the liability in connection with such Third Party Claim, (B) the Indemnitee is released completely in connection with such Third Party Claim, and (C) such settlement, compromise or discharge would not otherwise adversely affect the Indemnitee; PROVIDED, HOWEVER, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees, and furnishes reasonable assurances that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge. If the Indemnifying Party has not assumed the defense of a Third Party Claim then in no event shall the Indemnitee settle, compromise or discharge such Third Party Claim without providing prior written notice to the Indemnifying Party, which shall have the option within 15 business days following receipt of such notice to:

           (A) approve and agree to pay the settlement;

           (B) approve the amount of the settlement, reserving the right to contest the Indemnitee's right to indemnity pursuant to this Agreement;

           (C) disapprove the settlement and assume in writing all past and future responsibility for such Third Party Claim (including all of Indemnitee's prior expenditures in connection therewith and furnishes reasonable assurance that it will discharge such responsibility); or

           (D) disapprove the settlement and continue to refrain from participation in the defense of such Third Party Claim, in which event the Indemnifying Party shall have no further right to contest the amount or reasonableness of the settlement if the Indemnitee elects to proceed therewith.

                                  F-32 (Annex)

    In the event the Indemnifying Party does not respond to such written notice from the Indemnitee within such 15 business-day period, the Indemnifying Party shall be deemed to have elected option (D).

    (g) OTHER CLAIMS. Any claim on account of an Indemnifiable Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party. Such Indemnifying Party shall have a period of 15 business days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 15 business-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 15 business-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under this Agreement.

    SECTION 7.06. INDEMNIFICATION PAYMENTS. Indemnification required by this
ARTICLE VII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

    SECTION 7.07. OTHER ADJUSTMENTS.

    (a)  ADJUSTMENTS FOR TAXES.  The amount of any Indemnifiable Loss shall be:

        (i) increased to take into account any net Tax cost actually incurred by the Indemnitee arising from any payments received from the Indemnifying Party (grossed up for such increase); and

        (ii) reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Indemnifiable Loss.

In computing the amount of such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an Indemnifiable Loss or the incurrence or payment of any Indemnifiable Loss.

    (b) REDUCTIONS FOR SUBSEQUENT RECOVERIES OR OTHER EVENTS. In addition to any adjustments required pursuant to SECTION 7.04 or SECTION 7.07(A), if the amount of any Indemnifiable Losses shall, at any time subsequent to any indemnification payment made by the Indemnifying Party pursuant to this ARTICLE VII, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

    SECTION 7.08. OBLIGATIONS ABSOLUTE. The foregoing contractual obligations of indemnification set forth in this ARTICLE VII shall:

        (i) apply to any and all Third Party Claims that allege that any Indemnitee is independently, directly, vicariously or jointly and severally liable to such third party;

        (ii) to the extent permitted by applicable law, apply even if the Indemnitee is negligent or otherwise culpable or at fault or liable under any doctrine of strict liability; and

       (iii) be in addition to any liability or obligation that an Indemnifying Party may have other than pursuant to this Agreement.

    SECTION 7.09. SURVIVAL OF INDEMNITIES. The obligations of GS, NextLevel Systems and CommScope under this ARTICLE VII shall survive the sale or other transfer by any of them of any assets or businesses or the assignment by any of them of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such assets, businesses or Liabilities.

                                  F-33 (Annex)

    SECTION 7.10. REMEDIES CUMULATIVE. The remedies provided in this ARTICLE VII shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

    SECTION 7.11. COOPERATION OF THE PARTIES WITH RESPECT TO ACTIONS AND THIRD PARTY CLAIMS.

    (a) IDENTIFICATION OF PARTY IN INTEREST. Any party to this Agreement that has responsibility for an Action or Third Party Claim shall identify itself as the true party in interest with respect to such Action or Third Party Claim and shall use its commercially reasonable efforts to obtain the dismissal of any other party to this Agreement from such Action or Third Party Claim.

    (b)  DISPUTES REGARDING RESPONSIBILITY FOR ACTIONS AND THIRD PARTY
CLAIMS. If there is uncertainty or disagreement concerning which party to this Agreement has responsibility for any Action or Third Party Claim, the following procedure shall be followed in an effort to reach agreement concerning responsibility for such Action or Third Party Claim:

        (i) The parties in disagreement over the responsibility for an Action or Third Party Claim shall exchange brief written statements setting forth their position concerning which party has responsibility for the Action or Third Party Claim in accordance with the provisions of this ARTICLE VII. These statements shall be exchanged within ten days of a party putting another party on written notice that the other party is or may be responsible for the Action or Third Party Claim.

        (ii) If within ten days of the exchange of the written statement of each party's position agreement is not reached on responsibility for the Action or Third Party Claim, the General Counsel for each of the parties in disagreement over responsibility for the Action or Third Party Claim shall speak either by telephone or in person to attempt to reach agreement on responsibility for the Action or Third Party Claim.

    (c) EFFECT OF FAILURE TO FOLLOW PROCEDURE. Failure to follow the procedure set forth in SECTION 7.11(B) shall not affect the rights and responsibilities of the parties as established by the other provisions of this ARTICLE VII.

    (d) EXCHANGE OF INFORMATION. In connection with the handling of current or future Actions or Third Party Claims, the parties may determine that it is in their mutual interest to exchange privileged or confidential information. If so, the parties agree to discuss whether it is in their mutual interest to enter into a joint defense agreement or information exchange agreement to maintain the confidentiality of their communications and to permit them to maintain the confidentiality of proprietary information or information that is otherwise confidential or subject to an applicable privilege, including but not limited to the attorney-client, work product, executive, deliberative process, or self-evaluation privileges.

    SECTION 7.12. CONTRIBUTION. To the extent that any indemnification provided for under SECTION 7.01, 7.02 or 7.03 is unavailable to an Indemnified Party or is insufficient in respect of any the Indemnifiable Losses of such Indemnified Party then the Indemnifying Party under such Section, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses (a) in such proportion as is appropriate to reflect the relative value of the business owned or held by the Indemnifying Party immediately after giving effect to the Distributions on the one hand and the Indemnified Party on the other hand from the transaction or other matter which resulted in the Indemnifiable Losses, or (b) if the allocation provided by clause (a) above is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other hand in connection with the action, inaction, statements or omissions that resulted in such Indemnifiable Losses as well as any other relevant equitable considerations.

                                  F-34 (Annex)

                                  ARTICLE VIII
                                 MISCELLANEOUS

    SECTION 8.01. COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Exhibits and Schedules hereto, and the Ancillary Agreements shall constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and shall supersede all prior agreements and undertakings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule or Exhibit hereto, the Schedule or Exhibit, as the case may be, shall prevail. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

    SECTION 8.02. ANCILLARY AGREEMENTS. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

    SECTION 8.03. COUNTERPARTS. This Agreement may be executed with counterpart signature pages or in one or more counterparts, all of which shall be one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all the parties hereto.

    SECTION 8.04. SURVIVAL OF AGREEMENTS. Except as otherwise expressly provided herein, all covenants and agreements of the parties contained in this Agreement shall survive the NextLevel Systems Distribution Date and the CommScope Distribution Date.

    SECTION 8.05. RESPONSIBILITY FOR EXPENSES.

    (a) EXPENSES INCURRED ON OR PRIOR TO THE NEXTLEVEL SYSTEMS DISTRIBUTION DATE. Subject to the provisions of SECTION 8.05(C) and except as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the NextLevel Systems Distribution Date (whether or not paid on or prior to the NextLevel Systems Distribution Date) in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Registration Statements, the Proxy Statement and the Distribution, and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by GI; PROVIDED, HOWEVER, that each of NextLevel Systems and CommScope shall be solely responsible and liable for any expenses, fees, or other costs that it separately and directly incurs in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Agreements.

    (b) EXPENSES INCURRED OR ACCRUED AFTER THE NEXTLEVEL SYSTEMS DISTRIBUTION DATE. Subject to the provisions of Section 8.05(c) and except as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses first incurred or accrued after the NextLevel Systems Distribution Date.

    (c) ENVIRONMENTAL EXPENSES. Notwithstanding the provisions of SECTION 8.05(A) and SECTION 8.05(B), expenses and other costs incurred in connection with compliance with any Environmental Laws applicable to the transactions contemplated hereby shall be paid by the party that after the NextLevel Systems Distribution Date will, or that this Agreement contemplates will, own the assets or operate the business subject to such Environmental Laws.

    SECTION 8.06. NOTICES. All notices, consents, requests, waivers or other communications required or permitted under this Agreement (each a "NOTICE") shall be in writing and shall be sufficiently given (a) if hand delivered or sent by telecopy, (b) if sent by nationally recognized overnight courier, or (c) if sent by

                                  F-35 (Annex)
registered or certified mail, postage prepaid, return receipt requested, and in each case addressed as follows:

If to GI, at:                                  PRIOR TO THE NEXTLEVEL SYSTEMS DISTRIBUTION
                                               DATE:
                                               General Instrument Corporation
                                               8770 West Bryn Mawr Avenue
                                               Chicago, Illinois 60631
                                               Attn: General Counsel

                                               AFTER THE NEXTLEVEL SYSTEMS DISTRIBUTION
                                               DATE:
                                               General Semiconductor, Inc.
                                               10 Melville Park Road
                                               Melville, New York 11747-3113
                                               Attn: General Counsel

If to NextLevel Systems, at:                   NextLevel Systems, Inc.
                                               8770 West Bryn Mawr Avenue
                                               Chicago, Illinois 60631
                                               Attn: General Counsel

If to CommScope, at:                           CommScope, Inc.
                                               1375 Lenoir-Rhyne Boulevard
                                               Hickory, North Carolina 28601
                                               Attn: General Counsel

or such other address as shall be furnished by any of the Parties in a Notice. Any Notice shall be deemed given upon receipt.

    SECTION 8.07. WAIVERS. The failure of any party hereto to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

    SECTION 8.08. AMENDMENTS. Subject to the terms of SECTION 8.11, this Agreement may be amended, supplemented or waived only by a subsequent writing signed by all of the parties hereto.

    SECTION 8.09. ASSIGNMENT. This Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other parties to this Agreement. Otherwise this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the others, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

    SECTION 8.10. SUCCESSORS AND ASSIGNS. All terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.

    SECTION 8.11. TERMINATION. Subject to Section 4.01, this Agreement may be terminated and the Distributions may be amended, modified or abandoned at any time prior to the NextLevel Systems Distribution by and in the sole discretion of GI without the approval of NextLevel Systems or CommScope or the stockholders of GI. In the event of such termination, no party shall have any Liability of any kind to any other party or any other Person. After the NextLevel Systems Distribution, this Agreement may not be terminated except by an agreement in writing signed by all the parties hereto.

                                  F-36 (Annex)

    SECTION 8.12. NO THIRD PARTY BENEFICIARIES. Except as provided in SECTION
5.10 and ARTICLE VII (relating to Indemnitees), this Agreement is solely for the benefit of the parties hereto and the members of their respective Groups and Affiliates, after giving effect to the Distributions, and should not be deemed to confer upon third parties any remedy, claim, liability, right of reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

    SECTION 8.13. ATTORNEY FEES. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other parties hereto for and against all out-of-pocket expenses, including, without limitation, reasonable legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled hereunder or otherwise.

    SECTION 8.14. EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

    SECTION 8.15. SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that there is no adequate remedy at law for the failure by such parties to comply with the provisions of this Agreement and that such failure would cause immediate harm that would not be adequately compensable in damages. Accordingly, each of the parties hereto agrees that their agreements contained herein may be specifically enforced without the requirement of posting a bond or other security, in addition to all other remedies available to the parties hereto under this Agreement.

    SECTION 8.16. GOVERNING LAW. THIS AGREEMENT AND THE ANCILLARY AGREEMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER.

    SECTION 8.17. SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any party.

    SECTION 8.18. SUBSIDIARIES. Each of the parties hereto shall cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party which is contemplated to be a Subsidiary of such party on and after the NextLevel Systems Distribution Date or CommScope Distribution Date, as applicable.

    SECTION 8.19. TITLE AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement or of any Ancillary Agreement.

    SECTION 8.20. CONSENT TO JURISDICTION. Without limiting the provisions of
ARTICLE IX hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the United States District Court for the Southern District of New York and (b) in the circumstance set forth in the next sentence, the Supreme Court of the State of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or of any Ancillary Agreement or any transaction contemplated hereby or thereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto only in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County, and in no other forum. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective

                                  F-37 (Annex)
service of process for any action, suit or proceeding in the forum provided for herein with respect to any matters to which it has submitted to jurisdiction in this Section. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York, or (ii) in the circumstances set forth in the second sentence hereof, the Supreme Court of the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                                   ARTICLE IX
                               DISPUTE RESOLUTION

    SECTION 9.01. MEDIATION. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or of any Ancillary Agreements or otherwise arising out of, or in any way related to this Agreement or any Ancillary Agreements or any transaction contemplated hereby or thereby, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, "AGREEMENT DISPUTES"), the general counsels (or other chief legal officers) of the relevant parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute.

    SECTION 9.02. ARBITRATION. If after the reasonable period of time provided for in SECTION 9.01, the relevant general counsels (or other chief legal officers) are unable to settle an Agreement Dispute such Agreement Dispute shall be settled by arbitration administered by the American Arbitration Association in accordance with its applicable Rules for Commercial Arbitration and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any such arbitration shall be commenced and all the proceedings thereof conducted in New York City. If any such arbitration requires the consent of a non-party to this Agreement to submit to arbitration, the party initiating the arbitration shall use reasonable efforts to procure such consent. If such consent cannot be procured, the initiating party shall nevertheless be bound to proceed against all other parties herein solely by arbitration pursuant to this Section, and shall (unless otherwise agreed by all parties herein who may be affected by such Agreement Dispute) be bound by SECTION 8.20 with respect to claims arising out of any Agreement Disputes against a non-party to this Agreement which is amenable to, or consents to, jurisdiction in the forum set forth in SECTION 8.20.

                                  F-38 (Annex)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                          GENERAL INSTRUMENT CORPORATION

                                          By /s/ THOMAS A. DUMIT
                                            ------------------------------------
                                            Name: Thomas A. Dumit
                                            Title: Vice President, General
                                          Counsel &
                                            Secretary

                                          NEXTLEVEL SYSTEMS, INC.

                                          By /s/ KEITH A. ZAR
                                            ------------------------------------
                                            Name: Keith A. Zar
                                            Title: Vice President and General
                                          Counsel

                                          COMMSCOPE, INC.

                                          By /s/ FRANK B. WYATT, II
                                            ------------------------------------
                                            Name: Frank B. Wyatt, II
                                            Title: Vice President, General
                                          Counsel & Secretary

                                  F-39 (Annex)

                                                                         Annex G

                           Marshall & Stevens Opinion

June 13, 1997

Board of Directors
General Instrument Corporation
8770 West Bryn Mawr Avenue
Suite 1300
Chicago, Illinois 60631

Attention: Members of the Board of Directors of General Instrument Corporation

It is our understanding that General Instrument Corporation (also referred to as "GI" or the "Company") is undergoing a reorganization through which GI will be divided into three separate businesses: (i) the manufacture and sale of broadband communications products used in the cable television, satellite and telecommunications industries (the "Communications Business"); (ii) the manufacture and sale of coaxial, fiber optic and other electronic cable used in the cable television, satellite and other industries (the "Cable Manufacturing Business"); and (iii) the manufacture and sale of discrete power rectifiers and transient voltage suppression components used in telecommunications, automotive and consumer electronic products (the "Power Semiconductor Business").

According to the Proxy Statement-Prospectus of GI dated June 13, 1997 (the "GI Proxy Statement"), it is our understanding that the principal steps which will be undertaken to consummate the reorganization of GI (the "Transaction") are:
(i) the internal mergers and stock and asset transfers intended to allocate the assets and liabilities relating to (a) the Communications Business to the Company's indirect wholly owned subsidiary, NextLevel Systems, Inc., a Delaware corporation ("NextLevel Systems"), (b) the Cable Manufacturing Business to the Company's indirect wholly owned subsidiary, CommScope, Inc., a Delaware corporation ("CommScope"), and (c) the Power Semiconductor Business to General Semiconductor (the Company after the Distribution, as defined below), (ii) a special dividend, consisting of the distribution to the holders of the Company's outstanding shares of common stock, par value $.01 per share, of the outstanding shares of common stock, par value $.01 per share of NextLevel Systems ("NextLevel Systems Common Stock"), followed, prior to the opening of business on the next business day, by another special dividend, consisting of the distribution to the holders of NextLevel Systems Common Stock (which holders also will be the stockholders of the Company) of the outstanding shares of common stock, par value $.01 per share, of CommScope, on the basis described in the GI Proxy Statement (such two dividends being collectively referred to as the "Distribution") and (iii) the Distribution Agreement, dated as of June 12, 1997, among the Company, NextLevel Systems and CommScope, as the same may be amended, supplemented or modified from time to time. The above steps (i), (ii) and (iii) are referred to as Proposal One of the three related proposals defined as the "Distribution Proposals".

In the Distribution (and as a result of two successive dividends), each stockholder of record of the Company as of the close of business on the Distribution Record Date will receive one share of NextLevel Systems Common Stock for each share of GI Common Stock held by such stockholder and one share of CommScope Common Stock for every three shares of GI Common Stock held and would retain the shares of GI Common Stock held by such stockholder immediately prior to the Distribution. (Prior to the Distribution, NextLevel Systems will be the direct parent of CommScope. Prior to the opening of business on the next business day, the shares of NextLevel Systems Common Stock are distributed to the Company's stockholders, NextLevel Systems will distribute to its stockholders (which holders also will be the Company's stockholders) all of the outstanding shares of CommScope Common Stock). Accordingly, each such stockholder will own approximately the same percentage of the outstanding common stock of each of NextLevel Systems, CommScope and General Semiconductor as such stockholder currently owns of the outstanding common stock of the Company. Stockholders will receive cash in lieu of fractional shares, if any.

According to the GI Proxy Statement, the Distribution is designed to separate three types of businesses that have different dynamics and business cycles, serve different markets and customers, are subject to different competitive forces and must be managed with different long-term and short-term strategies and goals. The Distribution will allow the management of each company to focus on its own business, organize its capital structure, evaluate its growth opportunities, allocate its resources, develop corporate strategies and design equity-based compensation programs targeted to its own performance.

The Distribution is conditioned upon, among other things, (i) receipt of a ruling from the Internal Revenue Service to the effect, among other things, that receipt of shares of NextLevel Systems Common Stock and CommScope Common Stock by stockholders of the Company will be tax free except with respect to cash received in lieu of fractional shares and (ii) stockholder approval of the Distribution Proposals at the Combined Annual and Special Meeting of Stockholders ("the Meeting").

You have requested our opinion, that after giving effect to all steps of the Transaction, each of NextLevel Systems, CommScope and General Semiconductor (the "Entities") will:

        1. be such that the Fair Value of the aggregate assets of each Entity, as a going concern, exceeds Stated Liabilities (including the New Financing) and Identified Contingent Liabilities, on a pro-forma basis;

        2. be able to pay debts, including Stated Liabilities (including the New Financing) and Identified Contingent Liabilities, on a pro-forma basis; and

        3. not have Unreasonably Small Capital with which to engage in business.

    In addition, you have requested our opinion as to whether immediately after giving effect to the steps of the Transaction preceding the payment of the dividend by GI (in the case of GI) and the payment of the dividend by NextLevel Systems (in the case of NextLevel Systems).

        1. the surplus of each of GI and NextLevel Systems will exceed the value of the dividend being paid by such company, as provided under
            Section 170 of the Delaware General Corporation Law (the "DGCL").

        2. GI and NextLevel Systems each will be able to pay debts, including Stated Liabilities (including the New Financing) and Identified Contingent Liabilities on a pro-forma basis.

        3. GI and NextLevel Systems each will not have Unreasonably Small Capital with which to engage in business.

The above opinions are collectively referred to as "this Opinion."

For purposes of this Opinion, the following definitions and/or statements apply to the terms referenced:

        a. Fair Value is the value which can be obtained if the aggregate assets of an entity are sold as part of a going concern and for continued use as part of a going concern, within a commercially reasonable period of time, between a willing buyer and a willing seller, neither of the parties being under compulsion to buy or sell and with all parties having reasonable knowledge of all facts.

        b. Stated Liabilities are the recorded current liabilities and existing non-current liabilities as presented in the Pro-Forma Balance Sheets after all steps of the Transaction have been consummated as prepared by management. We have made inquiries of GI management and have been advised that there have been no material changes in the Pro-Forma Balance Sheets, since May 31, 1997, and, based upon our inquiries of management of GI in connection with this Opinion, we have no reason to believe that there has been or will be any material change.

        c. NextLevel Systems has engaged in discussions with certain banks concerning a five-year revolving credit facility in the amount of $600 million (the "NextLevel Credit Facility"). CommScope has engaged in discussions with certain banks concerning a five-year revolving credit facility in the amount of $350 million (the "CommScope Credit Facility"). The Company has engaged in discussions with its current lenders concerning a revolving credit facility for General Semiconductor (the "General Semiconductor Credit Facility" and, together with the NextLevel Credit Facility and the CommScope Credit Facility, the "New GI Credit Facilities") in the amount of $350 million after the Distribution. It is expected that The Chase Manhattan Bank ("Chase") will be the lead bank under the New GI Credit Facilities. On or prior to the Distribution Date, the Company intends to redeem, to the extent not previously converted into GI Common Stock, all of its outstanding 5% Convertible Junior Subordinated Notes due 2000 (the "GI Convertible Notes"). The Company expects to finance such redemption through borrowings by General Instrument Corporation of Delaware under a new $235 million term loan facility led by Chase (the "GI Term Loan Facility"). It is expected that the Term Loan Facility will mature on the Distribution Date (and will be repaid using borrowings under the New GI Credit Facilities). The above collectively are referred to as the "New Financing".

        d. Identified Contingent Liabilities consist of the liabilities as estimated by the management of the Company to result from pending litigation, guarantees and warranties, uninsured risks, asserted claims and assessments, and other potential obligations that may not meet the criteria for accrual under Statement of Financial Accounting Standards No. 5 and therefore may not be recorded as liabilities or may be underreported under Generally Accepted Accounting Principles.

        e. Unreasonably Small Capital is where the capital of NextLevel Systems, CommScope and/or General Semiconductor, after consummation of the Transaction and GI and/or NextLevel Systems immediately before consummation of the Distribution, would be so inadequate that the operation of the business (as reflected in the financial projections) could not be continued.

            Continuation of operations as a going concern is assumed in financial accounting in the absence of significant information to the contrary. Ordinarily, such information relates to the ability to continue to meet obligations when due without substantial unplanned dispositions of assets, restriction of debt, externally forced revisions of operations, or similar actions. Generally accepted auditing standards recognize that some information that appears contrary to assumptions of continued existence could be present, but that its importance could vary widely and that it would have significance only when considered with other information.

        f. Surplus is defined as the Fair Value of the aggregate assets minus Stated Liabilities (including the New Financing) Identified Contingent Liabilities and Stated Capital.

        g. Stated Capital is the par value of common stock multiplied by the number of shares outstanding.

For purposes of this Opinion, we have made such reviews, studies and analyses deemed necessary and pertinent including, but not limited to, the following:

        1.  The Form S-4 Registration Statement containing the GI Proxy
    Statement.

        2.  The December 31, 1995 and 1996 Annual Reports and Forms 10-K of GI.

        3. The March 31, June 30 and September 30, 1996 and March 31, 1997 Form 10-Qs of GI.

        4. The Preliminary 1997 Operating Plan (Step 1) of GI dated November 22, 1996.

        5. The 1997 Operating Plans (Step 0/1) of NextLevel Systems, CommScope and Power Semiconductor.

        6. Discussions with certain members of the management of GI to discuss business operations, prospects and existing businesses of GI, including assumptions having been made by GI in the Operating Plans (as described above).

        7. All presentation outlines provided by management associated with the discussions referenced above.

        8. Discussions with management of GI regarding outstanding litigation and/or other Identified Contingent Liabilities.

        9. A review of certain publicly available financial and market information of similar companies.

        10. Such other financial studies, analyses and investigations as we deemed relevant for the purpose of this Opinion.

    In rendering this Opinion, we have relied, without independent verification, upon the accuracy and completeness of all financial and other information which was provided to us by GI management, and the information contained in the GI Proxy Statement which we have reviewed and which has been the subject of discussion and inquiry. Further, we have assumed that:

        i. The Transaction including the Distribution will be consummated on terms and conditions substantially as described in the GI Proxy Statement, without any waiver of any material terms or conditions.

        ii. Obtaining the necessary regulatory, corporate and other approvals and consents for the Transaction will not have a material adverse effect on GI.

        iii. The projections, as prepared by GI management, were reasonably prepared on a basis reflecting the best available estimates and judgments of management at the time of preparation as to future performance.

        iv. The amounts and terms of the obligations of GI, NextLevel Systems, CommScope and General Semiconductor are substantially only those assumed in the preparation of the projections as identified above. In preparing our analysis, we have relied on the projections of GI, NextLevel Systems, CommScope and General Semiconductor for the existing businesses as of the date the forecasts were prepared without giving consideration to the income statement or balance sheet effects of potential future acquisitions.

        v. As advised by GI management, as of the date of the Transaction consummation, there will be no material adverse change in the businesses or financial condition of GI, NextLevel Systems, CommScope and General Semiconductor subsequent to the date of the latest financial statements made available to us or subsequent to the time that the information was provided to us.

        vi. GI, NextLevel Systems, CommScope and General Semiconductor will secure the New Financing as anticipated.

    We have, to the extent necessary, discussed financial and operational matters of GI with the management of GI. We have reviewed the forecast of earnings, income and cash flows prepared by GI for the years 1997 through 1999 and discussed such forecasts with the management of GI. This review included, but was not limited to, discussions of basic assumptions made in the preparation of the projections. Nothing has come to our attention that would cause us to believe the basic assumptions used in the projections are unreasonable. We believe that the review we have conducted and the analyses and procedures we have employed are those generally considered appropriate for expressing the opinion herein conveyed.

    Included in our analysis was the valuation of NextLevel Systems, CommScope and General Semiconductor after all steps of the Transaction. In addition, we valued GI and NextLevel Systems after all steps of the Transaction prior to the payment of the dividend by GI (in the case of GI) and the payment of the dividend by NextLevel Systems (in the case of NextLevel Systems). Our analysis included consideration of two approaches to valuation: the market approach and the income approach. However, our analysis did not include a conclusion of, nor are we expressing any opinion as to, the prices at which the shares of NextLevel Systems, CommScope and/or General Semiconductor will trade subsequent to the Transaction.

    Based upon the foregoing considerations and such factors as we consider relevant and subject to the foregoing assumptions and qualifications, it is our opinion that with respect to each of NextLevel Systems, CommScope and General Semiconductor and immediately after giving effect to all steps of the
Transaction:

        1. The Fair Value of the aggregate assets of each Entity, as a going concern will exceed Stated Liabilities (including the New Financing) and Identified Contingent Liabilities, on a pro-forma basis;

        2. Each entity will be able to pay its debts, including Stated Liabilities (including the New Financing) and Identified Contingent Liabilities, on a pro-forma basis; and

        3. Each Entity will not have Unreasonably Small Capital with which to engage in business.

Further, it is our opinion that immediately after giving effect to all steps in the Transaction preceding the payment of the dividend by GI (in the case of GI) and the payment of the dividend by NextLevel Systems (in the case of NextLevel Systems).

        1. the surplus of each of GI and NextLevel Systems will exceed the value of the dividend being paid by such company, as provided under
            Section 170 of the DGCL.

        2. GI and NextLevel Systems each will be able to pay debts, including Stated Liabilities (including the New Financing) and Identified Contingent Liabilities on a pro-forma basis.

        3. GI and NextLevel Systems each will not have Unreasonably Small Capital with which to engage in business.

This opinion is further subject to the assumptions and limiting conditions attached to this Opinion.

We have reached the conclusions of this Opinion in light of business and market conditions as they exist at the date hereof.

Very truly yours,
MARSHALL & STEVENS INCORPORATED

ASSUMPTIONS AND LIMITING CONDITIONS

TITLE

    No investigation of legal title was made, and we render no opinion as to ownership of GI or its underlying assets.

DATE OF VALUE

    The date of this Opinion is June 13, 1997. The dollar amount of any value reported is based on the purchasing power of the U.S. dollar as of that date. We assume no responsibility for economic or physical factors occurring subsequent to the date of value which may affect the opinions reported.

VISITATION

    In conjunction with this assignment, GI's Corporate headquarters facility in Chicago, Illinois, was visited by Marshall & Stevens Incorporated personnel on January 27 and 28, 1997. When the date of our visit differs from the valuation date, the appraiser has assumed no material change in the operations of GI or its underlying assets, unless otherwise noted in the report.

NONAPPRAISAL EXPERTISE

    No opinion is intended to be expressed for matters which require legal or specialized expertise, investigation or knowledge, beyond that customarily employed by appraisers.

INFORMATION AND DATA

    Information supplied by others that was considered in this Opinion is from sources believed to be reliable, and no further responsibility is assumed for its accuracy. We reserve the right to make such adjustments to the Opinion herein reported based upon consideration of additional or more reliable data subsequent to the issuance of this Opinion.

CONFIDENTIALITY/ADVERTISING

    This Opinion and supporting documentation are confidential. Neither all nor any part of the contents of this Opinion shall be copied or disclosed to any party or conveyed to the public orally or in writing through advertising, public relations, news, sales, or in any other manner without the prior written consent and approval of both Marshall & Stevens Incorporated and its client.

LITIGATION SUPPORT

    Depositions, expert testimony, attendance in court, and all preparations/support for same, arising from this Opinion shall not be required unless arrangements for such services have been previously made.

MANAGEMENT

    The Opinion expressed herein assumes the continuation of prudent management policies over whatever period of time that is deemed reasonable and necessary to maintain the character and integrity of GI or its underlying assets.

PURPOSE

    All opinions are presented as Marshall & Stevens Incorporated's considered opinion based on the facts and data obtained during the course of our investigation. This Opinion has been prepared for the sole purpose stated herein and shall not be used for any other purpose.

ASSUMPTIONS AND LIMITING CONDITIONS

UNEXPECTED CONDITIONS

    We assume there are no hidden or unexpected conditions associated with GI or its underlying assets that might adversely affect value. Further, we assume no responsibility for changes in market conditions which may require an adjustment in this Opinion.

HAZARDOUS SUBSTANCES

    Hazardous substances, if present within a business, can introduce an actual or potential liability that may adversely affect the marketability and value of GI or its underlying assets. In this Opinion, no consideration has been given to such liability or its impact on value.

FUTURE EVENTS/PROJECTIONS

    The reader is advised that this Opinion is heavily dependent upon future events with respect to industry performance, economic conditions, and the ability of the subject company of this Opinion to meet certain operating projections. In this Opinion, operating projections have been supplied by management. The sales, net sales growth, profit margins, income taxes, depreciation, capital expenditures and working capital levels, are critical to the Opinion. The operating projections are deemed to be reasonable and valid at the date of this Opinion; however, there is no assurance or implied guarantee that the assumed facts and circumstances will actually occur. We reserve the right to make adjustments to the Opinion herein reported as may be required by any modifications in the prospective outlook for the economy, the industry, and/or the operations of GI.